As filed with the Securities and Exchange Commission on April 25, 2003.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SMITH & NEPHEW GROUP PLC	England and Wales	3842	Not Applicable

SMITH & NEPHEW COMMON ACCESS TRUST	England and Wales	3842	Not Applicable

SMITH & NEPHEW PLC	England and Wales	3842	Not Applicable
(Exact name of Registrant as specified in its charter)	(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

122 rte du Moulin de la Ratte

1236 Cartigny, Geneva, Switzerland

41-22-850-0545

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

James A. Ralston

Executive Vice President and Chief Legal Officer

Smith & Nephew, Inc.

1450 Brooks Road

Memphis, Tennessee 38116

(901) 396-2121

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Pran Jha	Ellen J. Odoner
Sidley Austin Brown & Wood	Weil, Gotshal & Manges LLP
Bank One Plaza	767 Fifth Avenue
10 South Dearborn Street	New York, New York 10153
Chicago, Illinois 60603

Approximate date of commencement of proposed sale of the securities to the public:    As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered (3)	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee

Ordinary shares, 12.5 pence each, of Smith & Nephew Group plc	119,807,689	N/A	$778,836,258	$63,100

Beneficial interests in common access shares of Smith & Nephew plc, held by the Smith & Nephew Common Access Trust	(2)	N/A	(2)	(2)

Common access shares of Smith & Nephew plc	(2)	N/A	(2)	(2)

(1)	American Depositary Shares (ADSs) issuable on deposit of ordinary shares of Smith & Nephew plc have previously been registered pursuant to a separate Registration Statement on Form F-6. A post-effective amendment to the registration statement is being filed to make such registration statement applicable to Smith & Nephew Group plc ADSs representing the ordinary shares of Smith & Nephew Group plc registered hereby.
(2)	Beneficial interests in the common access shares of Smith & Nephew plc held by Smith & Nephew Common Access Trust are attached to, and indivisible from, ordinary shares of Smith & Nephew Group plc. The beneficial interests represent an interest in common access shares of Smith & Nephew plc held by Smith & Nephew Common Access Trust for the benefit of holders of ordinary shares of Smith & Nephew Group plc. One common access share of Smith & Nephew plc will be contributed to Smith & Nephew Common Access Trust for each ordinary share of Smith & Nephew Group plc issued.
(3)	The amount to be registered relates to the Smith & Nephew Group plc securities estimated to be issued to holders of registered shares of Centerpulse Ltd. in the United States in connection with the exchange offer (including shares underlying Smith & Nephew Group plc ADSs to be issued to holders of Centerpulse Ltd. ADSs).
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended. The registration fee was computed pursuant to Rules 457(c) and 457(f) under the Securities Act as the sum of (a) the product of (i) $217.027, the average of the high and low sales prices of Centerpulse Ltd. shares on the SWX Swiss Exchange on April 22, 2003, converted into US dollars at the noon buying rate in New York City for cable transfers in Swiss francs as certified for customs purposes by the Federal Reserve Bank of New York on such date and (ii) 4,372,992, the maximum number of Centerpulse Ltd. shares to be purchased from persons located in the United States and (b) the product of (i) $21.735, the average of the high and low sale prices per Centerpulse Ltd. ADSs as reported on the New York Stock Exchange on April 22, 2003 and (ii) 3,907,330, the number of Centerpulse Ltd. ADSs outstanding as of April 22, 2003, less the estimated cash portion of the consideration to be paid by Smith & Nephew Group plc to holders of Centerpulse Ltd. shares in the United States and to holders of Centerpulse Ltd. ADSs.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS MAY CHANGE. WE MAY NOT COMPLETE THE EXCHANGE OFFER AND ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

PRELIMINARY PROSPECTUS/OFFER TO EXCHANGE DATED APRIL 25, 2003

SMITH & NEPHEW GROUP PLC

OFFER TO EXCHANGE

ORDINARY SHARES

OF

SMITH & NEPHEW GROUP PLC

(Including ordinary shares represented by Smith & Nephew Group plc American Depositary Shares)

AND

CASH

(Determined as described in this Prospectus)

FOR

EACH OUTSTANDING REGISTERED SHARE

OF

CENTERPULSE LTD.

(Including registered shares represented by Centerpulse Ltd. American Depositary Shares)

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 10:00 A.M., NEW YORK CITY TIME, ON TUESDAY, JUNE 24, 2003, UNLESS EXTENDED.

Under the terms of the exchange offer:

•	For each registered share of Centerpulse you tender in the exchange offer, you will receive 25.15 Smith & Nephew Group shares and CHF 73.42 in cash.

•	For each Centerpulse American Depositary Share you tender in the exchange offer, you will receive 0.2515 Smith & Nephew Group ADS and the US dollar equivalent of CHF 7.342 in cash. Each Smith & Nephew Group ADS will represent 10 Smith & Nephew Group shares.

•	The exchange offer includes a mix and match election that allows holders of Centerpulse shares, including Centerpulse shares represented by Centerpulse ADSs, to elect to receive either more Smith & Nephew Group shares (or Smith & Nephew Group ADSs, as applicable) or more cash than they would receive under the standard entitlement described above. Elections made in the exchange offer will be taken together with elections made under an identical mix and match election included in Smith & Nephew Group’s exchange offer for shares of InCentive Capital AG described herein in determining whether mix and match elections under the exchange offer will be fulfilled. Mix and match elections to take either more Smith & Nephew Group shares (or Smith & Nephew Group ADSs, as applicable) or more cash, as the case may be, will only be fulfilled to the extent that off-setting elections have been made by other tendering security holders in the exchange offer or the InCentive Capital exchange offer to receive either more cash or more Smith & Nephew Group shares (or Smith & Nephew Group ADSs, as applicable). To the extent that elections cannot be satisfied as a result of such off-setting elections, entitlements to Smith & Nephew Group shares (or Smith & Nephew Group ADSs, as applicable) and cash in excess of the standard entitlement will be reduced on a pro rata basis.

We are making the exchange offer for Centerpulse shares held in Switzerland and in other jurisdictions outside of the United States pursuant to a separate Swiss exchange offer prospectus.

See “RISK FACTORS” beginning on page 18 to read about factors you should consider before deciding to accept the exchange offer and investing in Smith & Nephew Group’s securities.

This prospectus has not been reviewed by the Swiss Takeover Board. Accordingly, this prospectus may not be used to make offers or sales in Switzerland in connection with the exchange offer.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

US Dealer Manager for the exchange offer:

The date of this prospectus is April 25, 2003

The Centerpulse board of directors has determined that the combination agreement among Smith & Nephew, Smith & Nephew Group and Centerpulse, and the transactions contemplated thereby, including the exchange offer, are fair to, and in the best interests of, Centerpulse’s shareholders and has recommended that Centerpulse shareholders accept the exchange offer.

The exchange offer is subject to the conditions listed in this prospectus under “THE EXCHANGE OFFER—Conditions to Completion of the Exchange Offer,” including, among others, Centerpulse shares, including Centerpulse shares represented by Centerpulse ADSs, and Centerpulse shares held by InCentive Capital (if the InCentive exchange offer has become unconditional) representing at least 75% of the outstanding Centerpulse shares on a fully diluted basis having been validly tendered and not withdrawn.

The ordinary shares of Smith & Nephew are currently listed on the Official List of the UK Listing Authority and traded on the London Stock Exchange. When Smith & Nephew Group becomes the parent company of Smith & Nephew, Smith & Nephew shares will be delisted and Smith & Nephew Group shares will be admitted to the Official List of the UK Listing Authority and traded on the London Stock Exchange. Smith & Nephew ADSs are currently traded on the New York Stock Exchange. When Smith & Nephew Group becomes the parent company of Smith & Nephew, Smith & Nephew ADSs will be delisted and Smith & Nephew Group ADSs will be admitted to trading on the New York Stock Exchange. See “DESCRIPTION OF THE S&N REORGANIZATION.” On April 23, 2003, the closing price of Smith & Nephew’s shares on the London Stock Exchange was £4.26 and the closing price of Smith & Nephew’s ADSs on the New York Stock Exchange was $68.15.

This prospectus incorporates important business and financial information about Smith & Nephew and Centerpulse from documents that are not included in or delivered with this prospectus. You can obtain the documents incorporated by reference in this prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Smith & Nephew plc	Centerpulse Ltd.
15 Adam Street	Andreasstrasse 15
London WC2N 6LA,	CH-8050, Zurich,
United Kingdom	Switzerland
Attention: Investor Relations	Attention: Investor Relations
Telephone: 44-20-7401-7646	Telephone: 41-1-306-9696

If you would like to request documents from Smith & Nephew or Centerpulse, please do so in time to ensure that you receive them before the expiration of the exchange offer. See “WHERE YOU CAN FIND MORE INFORMATION.”

We have not authorized any person to provide information or to make any representation in connection with the exchange offer other than the information contained or incorporated by reference in this prospectus, and if any person provides any of this information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by either us or Lazard Frères & Co. LLC, the US dealer manager for the exchange offer.

The distribution of this prospectus and the making of the exchange offer may, in certain jurisdictions, be restricted by law. The exchange offer is not being made, directly or indirectly, in or into, and will not be capable of acceptance from within, any jurisdiction in which the making of the exchange offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Persons who come into possession of this prospectus should inform themselves of and observe any and all of these restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any jurisdiction. We do not assume any responsibility for any violation by any person of any of these restrictions.

In this prospectus:

•	“Centerpulse ADS” shall be deemed to include a reference to the Centerpulse shares represented thereby, unless the context requires otherwise.

•	“S&N” refers to Smith & Nephew plc, “S&N Group” refers to Smith & Nephew Group plc and “S&N Trust” refers to Smith & Nephew Common Access Trust.

•	“S&N Group share” refers to an ordinary share of S&N Group, including a beneficial interest in the common access shares of S&N held by the S&N Trust.

•	“Swiss trading day” means a day on which the SWX Swiss Exchange is open for trading.

•	“US dollars,” “US $,” “USD” and “$” refer to United States currency, “pounds sterling,” “GBP” and “£” refer to United Kingdom currency and “Swiss francs” and “CHF” refer to Swiss currency.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

Q.	What is the proposed transaction?

A.	Under the terms of the combination agreement, dated March 20, 2003, among S&N Group, S&N and Centerpulse, S&N Group is offering to acquire all of the outstanding Centerpulse shares, including Centerpulse shares represented by Centerpulse ADSs, in exchange for S&N Group shares, or S&N Group ADSs, as applicable, and cash.

Q.	Is there any other exchange offer documentation other than this prospectus and the related materials?

A.	Yes. This prospectus and the related materials are being used to make the exchange offer to holders of Centerpulse shares located in the United States and to holders of Centerpulse ADSs. If you are a holder of Centerpulse shares located in the United States or a holder of Centerpulse ADSs, you must follow the procedures set forth in this prospectus to tender your Centerpulse shares, including Centerpulse shares represented by Centerpulse ADSs, pursuant to the exchange offer. A separate Swiss exchange offer prospectus and related documents are being used to make the exchange offer to holders of Centerpulse shares in Switzerland and in other jurisdictions outside of the United States.

Q.	What will Centerpulse security holders receive in the exchange offer?

A.	The standard entitlement for Centerpulse security holders who tender Centerpulse shares or Centerpulse ADSs in the exchange offer is:

•	25.15 S&N Group shares and CHF 73.42 in cash for each Centerpulse share validly tendered; and

•	0.2515 S&N Group ADS and the US dollar equivalent of CHF 7.342 in cash for each Centerpulse ADS validly tendered.

Q.	What is the Mix and Match Election?

A.	The exchange offer will contain a mix and match election, which may be exercised by tendering security holders using an enclosed election form, whereby holders of Centerpulse shares, including Centerpulse shares represented by Centerpulse ADSs, may elect to receive either more S&N Group shares (or S&N Group ADSs, as applicable) or more cash than the standard entitlement. However, this election will be available to security holders only to the extent that off-setting elections have been made by other tendering security holders in the exchange offer or the InCentive exchange offer to take more cash or more S&N Group shares (or S&N Group ADSs, as applicable). To the extent that elections cannot be satisfied as a result of such off-setting elections, entitlements to S&N Group Shares (or S&N Group ADSs, as applicable) and cash in excess of the standard entitlement will be reduced on a pro rata basis. Once the share allocations have been determined, the cash element of the consideration will be reduced or increased (as the case may be) for each shareholder who has been allocated an increased or reduced number of S&N Group shares (or S&N Group ADSs, as applicable). Every tendering Centerpulse security holder who elects to receive the standard entitlement, or who fails to make any election, will receive the standard entitlement, regardless of other security holders’ mix and match elections.

Q.	What is S&N Group?

A.	S&N Group is Smith & Nephew Group plc, a public limited company incorporated under the laws of England and Wales, that does not hold any assets other than a nominal amount of cash and minimal investments. S&N is proposing to reorganize itself pursuant to a court-approved scheme of arrangement under the laws of England and Wales so that S&N Group becomes a holding company, S&N becomes a subsidiary of S&N Group and the former shareholders of S&N become shareholders of S&N Group. The S&N reorganization is being effected simultaneously with the exchange offer and will be completed at or prior to the time that Centerpulse shares, including Centerpulse shares represented by Centerpulse ADSs, are purchased pursuant to the exchange offer.

i

Q.	What constitutes an S&N Group share?

A.	An S&N Group share consists of one S&N Group ordinary share, which will confer on the holder a beneficial interest in one common access share, legal title to which will be registered at all times in the name of Smith & Nephew Trustee Limited, a company registered in and operating under the laws of England and Wales, which acts as trustee of the Smith & Nephew Common Access Trust, who will hold the common access share in trust for the relevant S&N Group shareholder. The beneficial interest in the common access shares of S&N held by the S&N Trust will trade together with the S&N Group ordinary share and may not be separated from the S&N Group ordinary share. The beneficial interest in the common access shares of S&N held by the S&N Trust that is included with each S&N Group share represents a beneficial interest in one common access share of S&N that will be allotted to the S&N Trust. The beneficial interest is included in each S&N Group share so that holders of S&N Group shares may elect to receive dividends from S&N through the S&N Trust rather than from S&N Group. It is anticipated that electing to receive dividends from S&N through the S&N Trust rather than from S&N Group will provide holders of S&N Group shares located in certain jurisdictions, such as the United States and the United Kingdom, with certain tax advantages, as described in this prospectus.

Q.	Why is S&N Group making an exchange offer for InCentive Capital AG?

A.	We believe that the acquisition of InCentive will facilitate our acquisition of Centerpulse. As of April 22, 2003, InCentive owned 2,237,577 Centerpulse shares representing approximately 18.9% of the outstanding Centerpulse shares, including Centerpulse shares represented by Centerpulse ADSs, as of such date. At the time of the completion of the exchange offer and the InCentive exchange offer, the assets of InCentive are expected to consist of only Centerpulse shares and cash. In our negotiations with InCentive relating to our acquisition of Centerpulse, InCentive required that our purchase of the Centerpulse shares held by InCentive be structured as an exchange offer for InCentive shares in order for InCentive to support the exchange offer.

Q.	I am a registered holder of Centerpulse shares. How do I participate in the exchange offer?

A.	If you are a Centerpulse shareholder who holds certificates representing Centerpulse shares and you wish to accept the exchange offer, you must complete, sign and return the enclosed form declaration of acceptance and assignment. The declaration of acceptance and assignment form and your share certificates must be returned to Lombard Odier Darier Hentsch & Cie, the Swiss offer manager, at the address set forth on the form before the expiration of the exchange offer.

Q.	I hold Centerpulse shares through a nominee. How do I participate in the exchange offer?

A.	If your Centerpulse shares are registered in the name of a nominee, such as a bank, broker or other custodial institution, and you wish to accept the exchange offer, you have to make such acceptance in accordance with the nominee’s instructions. S&N Group will not send you any documents relating to the exchange offer directly.

Q.	I hold certificates for Centerpulse ADSs. How do I participate in the exchange offer?

A.	If you hold certificates for Centerpulse ADSs and you wish to accept the exchange offer, you must complete and sign the enclosed ADS letter of transmittal and deliver it, together with the certificates evidencing your Centerpulse ADSs, and any other required documents, to The Bank of New York, the US exchange agent for the exchange offer, at one of the addresses set forth in the letter of transmittal before the expiration of the exchange offer.

Q.	I hold Centerpulse ADSs in book-entry form. How do I participate in the exchange offer?

A.	If you hold your Centerpulse ADSs in book-entry form, instruct the bank, broker or custodian through which you hold your Centerpulse ADSs to arrange, before the expiration of the exchange offer, for the book-entry transfer of your Centerpulse ADSs into the US exchange agent’s account at The Depository Trust Company, commonly known as DTC, and deliver a message to the US exchange agent via DTC’s book-entry confirmation system confirming that you have received and agree to be bound by the terms of the exchange offer. The bank, broker or custodian through which you hold your Centerpulse ADSs will provide you with a form which can be used to instruct them to tender your Centerpulse ADSs.

Q.	If the ADR certificates evidencing my Centerpulse ADSs are not immediately available, if the procedures for book-entry transfer cannot be completed on a timely basis or if time will not permit all required documents to reach the US exchange agent prior to the expiration of the exchange offer, may I still participate in the exchange offer?

A.	Yes. In these circumstances you may still tender your Centerpulse ADSs in the exchange offer using the guaranteed delivery procedures described in this prospectus. Guaranteed delivery procedures cannot be used to tender Centerpulse shares in the exchange offer.

Q.	How long do I have to decide whether to tender in the exchange offer?

A.	Unless extended by S&N Group, the exchange offer will expire at 10:00 a.m., New York City time, on June 24, 2003. You will no longer be able to tender your Centerpulse shares or Centerpulse ADSs in the exchange offer after the applicable expiration time. S&N Group may extend the exchange offer under certain circumstances which are described in the following question and answer.

Q.	Can the exchange offer be extended and, if so, under what circumstances?

A.	Yes. S&N Group may extend the exchange offer to the extent necessary to allow the conditions to the exchange offer to be satisfied. In addition, to the extent S&N Group waives a material condition to the exchange offer, S&N Group will notify Centerpulse security holders of such waiver and will hold the exchange offer open for acceptances and withdrawals for at least five US business days after notification of the waiver of such condition.

Q.	Will there be a period after the expiration of the exchange offer during which I can tender my Centerpulse shares, including Centerpulse shares represented by Centerpulse ADSs?

A.	If Centerpulse shares, including Centerpulse shares represented by Centerpulse ADSs, are accepted by S&N Group for exchange following the expiration of the exchange offer, there will be a 10 Swiss trading day subsequent offering period during which you can tender any untendered Centerpulse shares, including Centerpulse shares represented by Centerpulse ADSs, and receive the same consideration that is available in the exchange offer, including the right to make a mix and match election.

Q.	When will I be informed of the outcome of the exchange offer or whether the exchange offer is being extended?

A.	S&N Group will announce by a press release, within four Swiss trading days following the expiration of the exchange offer, the percentage of outstanding Centerpulse shares, including Centerpulse shares represented by Centerpulse ADSs, that have been tendered pursuant to the exchange offer and whether the exchange offer will be completed, extended or abandoned. Such announcements will also be posted on S&N’s Web site at www.smith-nephew.com.

Q.	Can I change my mind and decide not to participate in the exchange offer after I tender my securities?

A.	Yes. You may withdraw the tender of your Centerpulse securities at any time before the expiration of the exchange offer, initially scheduled for June 24, 2003. If the exchange offer is extended, you may also withdraw your tender at any time prior to the expiration of the extended offer period.

Q.	Will I receive fractional interests in S&N Group shares or S&N Group ADSs?

A.	No. You will not receive fractional S&N Group shares or fractional S&N Group ADSs in connection with the exchange offer. You will receive cash consideration to the extent you are entitled to fractions of S&N Group shares or S&N Group ADSs in exchange for your Centerpulse shares, including Centerpulse shares represented by Centerpulse ADSs. Your fractional entitlement to S&N Group shares or S&N Group ADSs will be combined with those of the other holders and subsequently sold on your behalf and on the behalf of such other holders on the London Stock Exchange, in the case of S&N Group shares, or on the New York Stock Exchange, in the case of S&N Group ADSs. You will receive cash consideration corresponding to the net proceeds of the sale of your fractional entitlement to an S&N Group share or S&N Group ADS.

Q.	When will I receive my S&N Group securities and cash payment, including any cash payment attributable to any fractional S&N Group securities?

A.	Assuming the exchange offer is completed, S&N Group will deliver the S&N Group shares to be issued, and the cash consideration to be paid, in exchange for properly tendered Centerpulse shares no later than 10 Swiss trading days after the expiration of the subsequent offering period applicable to the exchange offer, and the US exchange agent will deliver the S&N Group ADSs to be issued and the cash consideration to be paid in exchange for properly tendered Centerpulse ADSs no later than 10 Swiss trading days after the expiration of the subsequent offering period applicable to the exchange offer. The Swiss offer manager and/or the US exchange agent will deliver any cash to which you may be entitled in respect of fractional S&N Group shares or fractional S&N Group ADSs no later than 10 Swiss trading days after the expiration of the subsequent offering period applicable to the exchange offer.

Q.	If I decide not to tender my Centerpulse shares or Centerpulse ADSs, what will happen to my Centerpulse shares or Centerpulse ADSs after the completion of the exchange offer?

A.	After the completion of the exchange offer, the number of holders of Centerpulse shares, including Centerpulse shares represented by Centerpulse ADSs, and the number of Centerpulse shares, including Centerpulse shares represented by Centerpulse ADSs, remaining outstanding may be so small that there will no longer be an active trading market for Centerpulse shares, including Centerpulse shares represented by Centerpulse ADSs. In addition, Centerpulse ADSs may no longer be eligible to be traded on the New York Stock Exchange or on any other securities exchange. After the completion of the exchange offer, we intend to cause the Centerpulse shares and the Centerpulse ADSs to be delisted from the SWX Swiss Exchange and the New York Stock Exchange, respectively. If, after completion of the exchange offer, S&N Group holds more than 98% of the Centerpulse shares, including Centerpulse shares represented by Centerpulse ADSs, S&N Group intends to seek the cancellation of the remaining share certificates in accordance with Swiss law. Holders of Centerpulse shares, including Centerpulse shares represented by Centerpulse ADSs, cancelled pursuant to such a proceeding will receive the standard entitlement offered in the exchange offer for their shares (with no ability to make a mix and match election).

Q.	If I decide not to tender my Centerpulse securities in the exchange offer, will I be entitled to any appraisal rights in the event the exchange offer is completed?

A.	No. Swiss law does not provide for any appraisal rights for holders of Centerpulse shares, including Centerpulse shares represented by Centerpulse ADSs, who do not tender their shares in the exchange offer.

Q.	Will I have to pay brokerage commissions?

A.	No. As long as you have your Centerpulse securities registered in your name and you tender them directly to:

•	the Swiss offer manager, if you hold Centerpulse shares; or

•	the US exchange agent, if you hold Centerpulse ADSs.

If your Centerpulse securities are held through your bank, broker or other nominee, you should consult with them as to whether or not they charge any transaction fee or service charge.

Q.	Who can answer my questions?

A.	If you have more questions about the exchange offer, you may contact:

US information agent:

445 Park Avenue, 5th Floor

New York, NY 10022

E-mail: Centerpulse.info@morrowco.com

Call Collect: (212) 754-8000

Banks and Brokerage Firms, Please Call Toll Free: (800) 654-2468

Stockholders, Please Call Toll Free: (800) 607-0088

Swiss offer manager:

Sihlstrasse 20/P.O. Box

CH-8021 Zurich,

Switzerland

Phone: (011) 41-1-214-1331

US dealer manager:

30 Rockefeller Plaza

New York, NY 10021

Call Collect: (212) 632-6717

v

PRELIMINARY TIMETABLE

The following preliminary timetable is provided for illustrative purposes only. The dates included herein may change as a result of the extension of the offer period or for other reasons.

April 25, 2003	Beginning of offer period

May 19, 2003	Ordinary shareholder and preference shareholder meetings of S&N

June 20, 2003	Court hearing to sanction the S&N reorganization

June 24, 2003	Effectiveness of the S&N reorganization

June 24, 2003	End of offer period

June 28, 2003	Publication of initial offer results

June 30, 2003	Beginning of subsequent offering period

July 11, 2003	End of subsequent offering period and last day for submitting mix and match elections

July 17, 2003	Publication of final offer results

July 25, 2003	Last day for settlement under the exchange offer

SUMMARY

This summary highlights selected information described in greater detail elsewhere in this prospectus. It does not contain all of the information that may be important to you. You should carefully read this entire prospectus and the additional documents referred to in this prospectus to fully understand the exchange offer. You can also find out where to obtain additional information about S&N Group, the S&N Trust, S&N and Centerpulse in the section entitled “WHERE YOU CAN FIND MORE INFORMATION.”

The Companies

Smith & Nephew Group plc (see page 78)

S&N Group was incorporated and registered under the laws of England and Wales on January 8, 2002 as a private limited company under the name Meadowclean Limited. On March 20, 2003, Meadowclean Limited changed its name to Smith & Nephew Group Limited and on April 2, 2003, it was reregistered as a public limited company. The address of S&N Group’s registered office is 15 Adam Street, London WC2N 6LA, United Kingdom and the head office and principal place of business of S&N Group is at 122 rte du Moulin de la Ratte, 1236 Cartigny, Geneva, Switzerland. Its telephone number at such office is 41-22-850-0545. S&N Group does not currently hold any assets other than a nominal amount of cash and minimal investments and has not carried on any activities other than in connection with the S&N reorganization, the exchange offer and the InCentive exchange offer. As part of the S&N reorganization, S&N Group will become the parent company of S&N and each former shareholder of S&N will become a shareholder of S&N Group.

Smith & Nephew plc (see page 79)

S&N is a global advanced medical devices company, registered in and operating under the laws of England and Wales, which employs over 7,300 people with operations in 32 countries. S&N is structured in three divisions, orthopedics, endoscopy and advanced wound management, with principal manufacturing facilities in Tennessee and Massachusetts in the United States, and Hull in the United Kingdom. The address of S&N’s registered office and principal place of business is 15 Adam Street, London WC2N 6LA, United Kingdom. Its telephone number at such office is 44-20-7401-7646.

Smith & Nephew Common Access Trust (see page 79)

The S&N Trust was formed on April 10, 2003 under the laws of England and Wales. The address of the registered office of Smith & Nephew Trustee Limited, an English registered company that serves as trustee of the S&N Trust, is 15 Adam Street, London WC2N 6LA, United Kingdom. Its telephone number at such office is 44-20-7401-7646. The S&N Trust was organized in connection with the S&N reorganization. Neither the S&N Trust nor Smith & Nephew Trustee Limited has carried on any activities other than in connection with the S&N reorganization nor currently holds any assets. Upon the effectiveness of the S&N reorganization, the S&N Trust will hold common access shares of S&N for the benefit of holders of shares of S&N Group.

Centerpulse Ltd. (see page 94)

Centerpulse, formerly Sulzer Medica AG, a public company incorporated under the laws of Switzerland, is a leading medical technology group employing over 2,800 employees globally, which serves the reconstructive joint, spinal and dental implant markets. Following the divestiture of its cardiovascular division, which was concluded in January 2003, Centerpulse is organized into three divisions: orthopedics, Spine-Tech and dental. Centerpulse, which is headquartered in Switzerland, has five production facilities in Switzerland, the United States and France. The address of Centerpulse’s principal place of business is Andreasstrasse 15 CH-8050 Zurich, Switzerland. Its telephone number at such office is 41-1-306-9696.

The S&N Reorganization (see page 76)

At or prior to the completion of the exchange offer and the InCentive exchange offer, S&N will be acquired by S&N Group pursuant to a United Kingdom reorganizational procedure referred to as a “scheme of arrangement,” which will be effected under section 425 of the Companies Act 1985 of Great Britain. As a result of this reorganization, S&N Group will become the new holding company for S&N and, after completion of the exchange offer, Centerpulse. Pursuant to the S&N reorganization, all existing S&N shares will be cancelled and replaced with the same number of ordinary shares of S&N Group. As a result, S&N shareholders will receive the same number of S&N Group shares as the number of shares they held in S&N, with the same economic and voting rights, except as otherwise specified herein. Upon the effectiveness of the S&N reorganization, holders of S&N ADSs will continue to hold the same number of S&N Group ADSs, which will then represent shares of S&N Group. Each S&N Group ADS will represent 10 S&N Group shares, the same ratio as is applicable to S&N ADSs and S&N shares.

In connection with the S&N reorganization, each outstanding ordinary share of S&N will be cancelled and, in consideration for each such cancelled share, S&N shareholders will receive one ordinary share of S&N Group including a beneficial interest in the common access shares of S&N held by the S&N Trust. The assets of the S&N Trust will consist only of newly created common access shares of S&N. Each common access share will be held by the S&N Trust on bare trust for S&N Group shareholders. The common access shares will enable S&N Group shareholders to elect to receive dividends either from S&N (which is, and will be, a tax resident in the United Kingdom) or from S&N Group (which is, and will be, a tax resident in Switzerland) in respect of their S&N Group shares.

Exchange Offer (see page 47)

S&N Group’s offer to acquire all outstanding Centerpulse registered shares, par value CHF 30 per share, including Centerpulse shares represented by Centerpulse ADSs, is being made pursuant to the exchange offer.

S&N Group is offering:

•	25.15 S&N Group shares and CHF 73.42 in cash in exchange for each Centerpulse share validly tendered in the exchange offer. This gives each Centerpulse share an implied equivalent value of CHF 306 ($223), calculated at the currency exchange rate on April 23, 2003 of $1 = CHF 1.3759. The implied equivalent value is based on the closing price of S&N shares on the London Stock Exchange on April 23, 2003 (calculated by multiplying the price per S&N share, translated into Swiss francs at the currency exchange rate for that day of £1 = CHF 2.1695, by the exchange ratio and adding the per Centerpulse share cash consideration). S&N shares are substituted for S&N Group shares for purposes of this calculation because S&N Group shares will not be traded on any securities exchange prior to the effectiveness of the S&N reorganization and the completion of the exchange offer.

•	0.2515 S&N Group ADS and the US dollar equivalent of CHF 7.342 in cash in exchange for each Centerpulse ADS validly tendered in the exchange offer. This gives each Centerpulse ADS an implied equivalent value of $22.47, based on the closing price of S&N ADSs on the New York Stock Exchange on April 23, 2003 (calculated by multiplying the price per S&N ADS and adding the US dollar equivalent of the per Centerpulse ADS cash consideration calculated at the currency exchange rate for that day of $1 = CHF 1.3759). S&N ADSs are substituted for S&N Group shares for purposes of this calculation because S&N Group ADSs will not be traded on any securities exchange prior to the effectiveness of the S&N reorganization and the completion of the exchange offer. Each S&N Group ADS will represent 10 S&N Group shares.

•	A mix and match election, described below, that will allow holders of Centerpulse shares, including Centerpulse shares represented by Centerpulse ADSs, to elect to receive either more S&N Group shares (or S&N Group ADSs, as applicable) or more cash than the standard entitlement described above.

The exchange offer will expire at 10:00 a.m., New York City time, on Tuesday, June 24, 2003, unless the exchange offer is extended. S&N Group reserves the right, at any time and from time to time, after the commencement of the exchange offer period, to extend or abandon the exchange offer or to amend the exchange offer in any respect in accordance with the combination agreement and applicable law. Under Swiss law, the conditions to the exchange offer may not be amended to the detriment of the holders of Centerpulse shares.

The obligation of S&N Group to accept and exchange Centerpulse shares and Centerpulse ADSs tendered pursuant to the exchange offer is subject to the satisfaction or, if permitted by applicable law, prior waiver by S&N Group of the following conditions:

•	S&N’s shareholders having:

•	approved the transactions contemplated by the combination agreement; and

•	passed the necessary resolutions to effect the S&N reorganization;

•	the court-approved S&N reorganization having become effective;

•	the S&N Group shares to be issued in connection with the exchange offer having been admitted to the Official List of the UK Listing Authority and to trading on the London Stock Exchange and the additional S&N Group ADSs to be issued in connection with the exchange offer having been approved for listing on the New York Stock Exchange;

•	all competent United States, European Union and other non-Swiss authorities having approved and/or granted clearance of S&N Group’s acquisition of Centerpulse without any party being required to meet any condition or requirement giving rise to:

•	costs and/or loss of earnings before interest, tax and amortization (EBITA) in excess of CHF 23 million in the aggregate; or

•	a decrease in consolidated turnover of CHF 75 million in the aggregate of the combined entity;

•	no orders or directions by any court or other authority prohibiting the completion of the exchange offer having been issued;

•	the registration statement, of which this prospectus is a part, having become effective and no stop order suspending the effectiveness of the registration statement having been issued by the SEC nor any proceedings for that purpose having been initiated by the SEC and not concluded or withdrawn;

•	S&N Group having received valid acceptances for at least 75% of the total number of the Centerpulse shares outstanding, including Centerpulse shares represented by Centerpulse ADSs, and Centerpulse shares held by InCentive (if the InCentive exchange offer has become unconditional), as of the expiration of the offer period;

•	three of Centerpulse’s current board members having resigned from the Centerpulse board of directors, and the other board members having entered into a fiduciary arrangement with S&N Group covering the period until Centerpulse shareholders will have resolved to elect the persons proposed by S&N Group to the Centerpulse board of directors, in each case, subject to completion of the exchange offer; and

•	Centerpulse, until the end of the offer period (except for any extension beyond the initial offer period, occurring solely as a result of the S&N reorganization not having become effective), not having:

•	become subject to a mandated recall for a product, the consolidated turnover of which product family exceeds CHF 75 million in Centerpulse’s consolidated prior year results and such recall having resulted, or, according to the opinion of an investment bank or accounting firm of international repute to be appointed by S&N Group with the consent of Centerpulse, likely to result, in costs and/or loss of EBITA in excess of CHF 23 million; or

•

suffered a disablement of its manufacturing facilities in Winterthur, Switzerland or Austin, Texas having resulted, or, according to the opinion of an investment bank or accounting firm of international repute to be appointed by S&N Group with the consent of Centerpulse, likely to result, in material costs and/or loss of EBITA in excess of CHF 23 million.

S&N Group may waive one or more of the conditions set forth above, other than the conditions listed in the first, second, third, fourth (with respect to merger approval only), fifth or sixth main bullet points, or may withdraw the exchange offer if one or more of the above conditions is not met.

S&N Group will announce by press release, within four Swiss trading days following the expiration date of the exchange offer:

•	the percentage of Centerpulse shares, including Centerpulse shares represented by Centerpulse ADSs, that have been tendered pursuant to the exchange offer; and

•	whether the exchange offer will be completed, extended or abandoned.

This announcement will also be posted on S&N’s Web site at www.smith-nephew.com.

Centerpulse securities tendered for exchange may be withdrawn at any time prior to the expiration of the exchange offer.

Subsequent Offering Period

If all of the conditions to the exchange offer are satisfied or waived and S&N Group accepts for exchange Centerpulse shares, including Centerpulse shares represented by Centerpulse ADSs, tendered pursuant to the exchange offer, holders of Centerpulse shares, including Centerpulse shares represented by Centerpulse ADSs, who do not accept the exchange offer prior to its expiration will have an opportunity to accept the exchange offer on the same terms during a 10 Swiss trading day period after the announcement by S&N Group that the exchange offer will be completed. There will be no withdrawal rights during the subsequent offering period.

Procedures for Tendering

If you wish to accept the exchange offer, this is what you must do:

•	If you are a registered holder of Centerpulse shares and you wish to accept the exchange offer, you must complete and sign the enclosed form declaration of acceptance and assignment and return it to the Swiss offer manager before the expiration of the exchange offer.

•	If you hold Centerpulse shares through a nominee, such as a bank, broker or other custodial institution, and wish to accept the exchange offer, you must contact such nominee and make such acceptance in accordance with the nominee’s instructions. S&N Group will not send you any documents relating to the exchange offer directly.

•	If you hold certificates representing Centerpulse ADSs and you wish to accept the exchange offer, you must complete and sign the enclosed ADS letter of transmittal and deliver it, together with the certificates evidencing your Centerpulse ADSs, and any other required documents, to the US exchange agent at one of the addresses set forth in the letter of transmittal before the expiration of the exchange offer.

•	If you hold Centerpulse ADSs in book-entry form and wish to accept the exchange offer, you must instruct your bank, broker or custodian to arrange, before the expiration of the exchange offer, for the book-entry transfer of your Centerpulse ADSs into the US exchange agent’s account at DTC, and deliver a message to the US exchange agent via DTC’s book-entry confirmation system confirming that you have received and agree to be bound by the terms of the exchange offer.

Mix and Match Procedures (see page 47)

The exchange offer will contain a mix and match election, whereby holders of Centerpulse shares, including Centerpulse shares represented by Centerpulse ADSs, may elect to receive either more S&N Group shares (or S&N Group ADSs, as applicable) or more cash than the standard entitlement. However, this election will be available to security holders only to the extent that off-setting elections have been made by other tendering security holders in the exchange offer or the InCentive exchange offer to receive more cash or more S&N Group shares (or S&N Group ADSs, as applicable). To the extent that elections cannot be satisfied as a result of such off-setting elections, entitlements to S&N Group Shares (or S&N Group ADSs, as applicable) and cash in excess of the standard entitlement will be reduced on a pro rata basis. Once the share allocations have been determined, the cash element of the consideration will be reduced or increased (as the case may be) for each shareholder who has been allocated an increased or reduced number of S&N Group shares (or S&N Group ADSs, as applicable). All calculations shall be made by reference to the number of acceptances and elections as of the last day of the subsequent offering period and, for the purposes of these calculations, the value per S&N Group share shall be CHF 8.29, the same as the closing middle market price of an S&N share on March 19, 2003, the day immediately prior to the announcement of the exchange offer. In calculating the allocation of S&N Group shares and ADSs, the elections made by holders of InCentive shares pursuant to an identical mix and match election in the InCentive exchange offer will be taken into account so that each holder of InCentive shares gets the same mix of S&N Group shares and cash as such holder would have received if InCentive had tendered its Centerpulse shares in the exchange offer and made the elections requested by the InCentive shareholders pursuant to the InCentive mix and match election. Every tendering Centerpulse security holder who elects to receive the standard entitlement, or who fails to make any election, will receive the standard entitlement, regardless of other security holders’ mix and match elections.

Combination Agreement (see page 65)

S&N, S&N Group and Centerpulse entered into a combination agreement on March 20, 2003. The combination agreement regulates certain aspects of the combination of S&N and Centerpulse, including, but not limited to, the following:

•	The consideration to be paid in the exchange offer and the conditions to the exchange offer described above.

•	S&N and S&N Group agreed:

•	to ensure representation of Centerpulse by two persons on the S&N Group board of directors, it being understood that Dr. Max Link will join the board as a non-executive Vice Chairman and René Braginsky as a non-executive director after completion of the exchange offer.

•	that they intend the Winterthur, Switzerland facility of Centerpulse to be an important center of S&N Group for a number of years;

•	to use their respective reasonable endeavors to offer senior operating management of Centerpulse suitable posts in S&N Group; and

•	to use reasonable best efforts to procure that the shares of S&N Group obtain a secondary listing on the SWX Swiss Exchange.

•	The combination agreement contains certain non-solicitation undertakings from Centerpulse in relation to any transaction for the acquisition of Centerpulse.

•	Each of Centerpulse and S&N agreed to conduct its business in the ordinary and usual course consistent with past practice and to use reasonable efforts to retain officers and employees and maintain existing business relationships during the offer period.

•	The combination agreement provides that the holders of Centerpulse’s outstanding stock options will receive stock options relating to S&N Group shares, at an exchange ratio of 34:1, vesting 30 days after completion of the exchange offer, with an exercise period of 18 months.

•	The combination agreement may be terminated by Centerpulse if it receives an offer which the Centerpulse board of directors, having granted S&N or S&N Group the opportunity to increase the exchange offer, believe in good faith to be more favorable to the Centerpulse shareholders than the exchange offer.

•	S&N agreed to pay Centerpulse, and Centerpulse agreed to pay S&N, as the case may be, a fixed compensation sum of CHF 20 million upon certain occurrences.

Board Recommendation (see page 30)

At a meeting on March 19, 2003, the Centerpulse board of directors determined that the combination agreement, and the transactions contemplated thereby, including the exchange offer, were fair to, and in the best interests of, Centerpulse’s shareholders and unanimously passed a resolution recommending that Centerpulse shareholders accept the exchange offer.

On April 14, 2003, by circular resolution (written consent), after receiving the KPMG opinion, the Centerpulse board of directors adopted the board report formally recommending that Centerpulse shareholders accept the exchange offer.

Opinion of Financial Advisors to Centerpulse (see page 31)

Lehman Brothers Inc. and UBS Warburg LLC have each rendered a written opinion that, as of the date of the respective opinion and subject to the matters set forth in that opinion, the consideration to be received by the holders of Centerpulse shares (other than InCentive and its affiliates) pursuant to the exchange offer is fair, from a financial point of view, to such holders. A copy of each of these opinions, each of which includes a description of the respective procedures followed, assumptions made, matters considered and limitations on the review undertaken by Lehman Brothers or UBS Warburg, as applicable, is attached as Annex B-1 or B-2, as applicable, to this prospectus.

Opinion of KPMG Fides Peat (see page 43)

In addition to the written opinions of Centerpulse’s financial advisors discussed above, due to comments of the Swiss Takeover Board, Centerpulse has obtained a fairness opinion of KPMG Fides Peat, stating that, as of the date of that opinion and subject to the matters set forth in that opinion, the consideration to be received by the holders of Centerpulse shares (other than InCentive and its affiliates) pursuant to the exchange offer is fair, from a financial point of view, to such holders. A copy of this opinion, which includes a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken, by KPMG is attached as Annex B-3 to this prospectus.

Interests of Members of the Centerpulse Board of Directors and Senior Management (see page 45)

When considering the recommendation of the Centerpulse board of directors, you should be aware that Centerpulse’s directors and members of senior management may have interests in the exchange offer that are different from, or are in addition to, yours. In particular, Centerpulse’s directors and members of senior management have employment agreements and stock options that provide them with different or additional interests in the exchange offer. In addition, two of Centerpulse’s directors have been invited to join the S&N Group board of directors following completion of the exchange offer. See “THE TRANSACTION—Interests of Members of the Centerpulse Board of Directors and Senior Management; Potential Conflicts of Interest.”

As of March 31, 2003, directors and executive officers of Centerpulse beneficially owned, directly or indirectly, 15,580, or approximately 0.1 percent, of the outstanding Centerpulse shares, excluding Centerpulse shares that Mr. René Braginsky may be deemed to beneficially own by virtue of being a shareholder and Chief

Executive Officer of InCentive. Such directors and executive officers have indicated that they will tender their Centerpulse shares and Centerpulse ADSs in the exchange offer. Additionally, Mr. Braginsky, Chief Executive Officer and a director of InCentive, has undertaken irrevocably to tender his InCentive shares in the InCentive exchange offer.

InCentive Exchange Offer (see page 67)

InCentive Capital AG, an investment company listed on the Swiss Exchange, holds approximately 18.9% of the issued, registered share capital of Centerpulse. S&N Group is making a separate exchange offer for the shares of InCentive simultaneously with the exchange offer. Except under certain circumstances, and upon the request of S&N Group, InCentive will not tender the Centerpulse shares owned by it in the exchange offer. The transaction agreement among S&N Group, S&N and InCentive provides that InCentive will liquidate its assets other than Centerpulse shares and cash such that, at the time of the completion of the InCentive exchange offer, its assets will consist only of Centerpulse shares and cash. Under the terms of the InCentive exchange offer, InCentive shareholders will receive the same consideration in respect of the Centerpulse shares held by InCentive as InCentive would have received if it had tendered such shares pursuant to the exchange offer.

InCentive is not permitted to sell its shares in Centerpulse (or to tender them in any other offer) without S&N’s consent, unless S&N declares that the InCentive exchange offer has failed. S&N can require InCentive to tender its shares in the exchange offer in certain limited circumstances.

Shareholders representing approximately 77% of InCentive’s issued share capital have undertaken irrevocably to accept the InCentive exchange offer and such shareholders have agreed that they may not withdraw their shares in the event of a competing offer for InCentive. Furthermore, S&N has been granted a right of first refusal over such shares in the event a third party makes a higher offer for Centerpulse and such third party offer becomes unconditional as to acceptances.

The InCentive exchange offer has been unanimously recommended by the InCentive board of directors and is conditional upon, among other things, all the conditions to the exchange offer having been satisfied or waived by S&N Group and the S&N reorganization having become effective.

Actions of S&N’s Shareholders (see page 57)

Extraordinary general meeting

In connection with the exchange offer and the InCentive exchange offer, an extraordinary general meeting of S&N’s ordinary shareholders will be held on May 19, 2003. The resolutions to be proposed at the meeting are to approve:

•	the S&N reorganization and related corporate actions;

•	the adoption of S&N’s new articles of association to:

•	ensure that any S&N shares issued on or after the date of adoption of the amendments to the S&N articles of association but on or prior to 5:30 p.m. on the last business day prior to the hearing of the petition to sanction the S&N reorganization by the High Court of Justice of England and Wales are issued subject to the S&N reorganization;

•	ensure that any S&N shares issued after 5:30 p.m. on the last business day prior to the hearing of the petition to sanction the S&N reorganization by the High Court of Justice of England and Wales are transferred to S&N Group in consideration for the issue or transfer to such holders by S&N Group of the relevant S&N Group shares on a one for one basis; and

•	provide for the creation of the common access shares;

•	the acquisitions of Centerpulse and InCentive pursuant to the terms of the exchange offer and the InCentive exchange offer, respectively;

•	the cancellation and repayment of S&N’s 5½% cumulative preferred shares and the cancellation of S&N’s unissued 5½% cumulative preferred shares; and

•	the new stock option plans relating to S&N Group shares.

Subject to the resolutions being passed, the new S&N articles of association will be adopted with immediate effect whether or not the S&N reorganization becomes effective. The authority to allot S&N shares granted to the directors by the resolutions will lapse on the date of S&N’s annual general meeting in 2004.

In order to pass the resolution relating to the S&N reorganization and certain other resolutions relating to the corporate action necessary to implement the S&N reorganization, not less than 75% of the votes cast by ordinary shareholders of S&N must be in favor of the resolutions. In order to pass other resolutions, including the resolutions relating to the acquisition of Centerpulse and InCentive, more than 50% of the votes cast by S&N shareholders must be in favor. On a show of hands, each S&N shareholder present in person (but not by proxy) will have one vote and on a poll each S&N shareholder present in person or by proxy will have one vote for each S&N share held.

Court Meeting

The meeting of S&N’s ordinary shareholders convened by direction of the High Court of Justice of England and Wales is also scheduled to be held on May 19, 2003 (the same date as the extraordinary meeting of S&N’s ordinary shareholders discussed above, or, if later, immediately following the conclusion or adjournment of such meeting), pursuant to an order of that court, at which meeting, or at any adjournment thereof, S&N’s ordinary shareholders will consider and, if thought fit, approve the S&N reorganization. This meeting will be held at the offices of Ashurst Morris Crisp, Broadwalk House, 5 Appold Street, London EC2A ZHA, United Kingdom.

At the meeting, voting will be by poll and each S&N ordinary shareholder entitled to attend and who is present in person or by proxy will be entitled to one vote per share. The statutory required vote necessary to approve the S&N reorganization at the relevant meeting convened by the High Court of Justice of England and Wales is a simple majority in number of the S&N ordinary shareholders present and voting (either in person or by proxy) representing not less than 75% in nominal value of ordinary shares of S&N held by such ordinary shareholders. If the S&N reorganization becomes effective, it will become binding on all S&N shareholders irrespective of whether they attended the meeting and irrespective of the manner in which they voted.

Preferred Shareholders Meeting

A separate meeting of the holders of S&N’s 5½% cumulative preferred shares will be held on May 19, 2003 to approve the repayment and cancellation of such shares by S&N. Not less than 75% of the votes cast by the preferred shareholders of S&N must be in favor in order to authorize the action. S&N has received irrevocable undertakings from the holders of approximately 78% of such shares to vote in favor at the meeting of the proposed cancellation and repayment by S&N of its 5½% cumulative preferred shares.

Ownership of Centerpulse Shareholders in S&N Group (see page 56)

Assuming full acceptance of the exchange offer by Centerpulse shareholders (other than InCentive) and full acceptance of the InCentive exchange offer by InCentive shareholders, former Centerpulse shareholders and former InCentive shareholders, as a group, will own in the aggregate approximately 24% of the outstanding S&N Group shares after the exchange offer and the InCentive exchange offer are completed, with the balance of the outstanding S&N Group shares being owned by former S&N shareholders who receive S&N Group shares in the S&N reorganization.

Listing of S&N Group Shares and S&N Group ADSs

The S&N Group shares to be issued in the exchange offer will be listed on the London Stock Exchange under the symbol “SN.” S&N Group will use its reasonable best efforts to obtain a secondary listing of its shares on the Swiss Exchange as of the completion of the exchange offer. The S&N Group ADSs to be issued in the exchange offer will be listed on the New York Stock Exchange under the symbol “SNN.”

Tax Consequences (see page 69)

If you are a US holder that exchanges Centerpulse shares, including Centerpulse shares represented by Centerpulse ADSs, for S&N Group shares (or S&N Group ADSs, as applicable), or for a combination of S&N Group shares (or S&N Group ADSs, as applicable) and cash, you will generally recognize gain (but not loss) to the extent described below in “TAX CONSEQUENCES—United States Federal Income Tax Consequences.” If you are a US holder that, as a result of the mix and match election, exchanges all of your Centerpulse shares, including Centerpulse shares represented by Centerpulse ADSs, solely for cash, you will recognize gain or loss equal to the difference between the amount of cash you receive and your tax basis in the Centerpulse shares (or Centerpulse ADSs, as applicable) surrendered.

A Centerpulse security holder who is neither resident nor ordinarily resident in the United Kingdom and who exchanges Centerpulse shares, including Centerpulse shares represented by Centerpulse ADSs, for S&N Group shares (or S&N Group ADSs as applicable) and/or for cash should not be liable for United Kingdom taxation of capital gains. No United Kingdom stamp duty or stamp duty reserve tax should be payable by holders of Centerpulse shares on the issue to them, pursuant to the exchange offer, of S&N Group shares. Any stamp duty or stamp duty reserve tax which could arise on the issue to holders of Centerpulse ADSs of S&N Group ADSs will be paid by S&N Group.

A Centerpulse shareholder who is not a resident of Switzerland for tax purposes and who does not hold the Centerpulse shares in connection with the conduct of a trade or business in Switzerland through a permanent establishment or a fixed place of business should not be subject to any Swiss federal, cantonal or municipal taxation on capital gains as a result of tendering his Centerpulse shares in the exchange offer. No one-time capital duty will be imposed on the exchange offer since the exchange offer qualifies as a tax-exempt merger-like reorganization.

Comparative Rights of Shareholders of S&N Group and Centerpulse (see page 155)

If you tender your Centerpulse securities in connection with the exchange offer, you will receive S&N Group securities in exchange for the Centerpulse securities you currently hold. Because Centerpulse is a corporation organized under the laws of Switzerland and S&N Group is a corporation organized under the laws of England and Wales, there are differences between the rights of Centerpulse shareholders and the rights of S&N Group shareholders. For a discussion of some of these differences, see “DESCRIPTION OF S&N GROUP SHARES,” “DESCRIPTION OF COMMON ACCESS SHARES AND BENEFICIAL INTERESTS,” “DESCRIPTION OF S&N GROUP AMERICAN DEPOSITARY SHARES” and “COMPARISON OF RIGHTS OF CENTERPULSE SHAREHOLDERS AND S&N GROUP SHAREHOLDERS.”

Financing of the Exchange Offer (see page 62)

On March 20, 2003, S&N Group and S&N entered into a credit agreement with Lloyds TSB Capital Markets and The Royal Bank of Scotland plc, as arrangers, the financial institutions listed therein, as original lenders, and The Royal Bank of Scotland, as facility agent, pursuant to which the original lenders agreed to make available multi-currency term loan facilities in an aggregate principal amount of $2.1 billion for financing the acquisition of Centerpulse and InCentive by S&N Group, refinancing existing debt (including debt of Centerpulse) and general corporate purposes of S&N Group, including working capital requirements.

Risk Factors (see page 18)

In deciding whether to tender your Centerpulse securities in connection with the exchange offer, you should carefully consider the risks described under “RISK FACTORS” in addition to the other information contained in this prospectus.

Certain Legal and Regulatory Matters (see page 58)

One of the conditions to the completion of the exchange offer is that all competent US, European Union and other non-Swiss authorities have approved and/or granted clearance of S&N Group’s acquisition of Centerpulse.

S&N Group, S&N and Centerpulse are in the process of pursuing all required regulatory approvals. However, there can be no assurance that other necessary approvals will be obtained, or, if they are obtained, that they will be obtained in a timely manner or conditions which are imposed to obtain such approvals will not have an adverse effect on S&N Group.

Comparative Market Price Information

The following table sets forth:

•	the closing prices as reported on the London Stock Exchange for S&N shares, on the Swiss Exchange for Centerpulse shares and on the New York Stock Exchange for each of S&N ADSs and Centerpulse ADSs on March 19, 2003, the last trading day prior to the public announcement of the exchange offer, and on April 23, 2003, the last practicable trading day prior to the date of this prospectus; and

•	the implied equivalent price per share or ADS for the Centerpulse shares and ADSs, respectively, on each such date calculated by multiplying the price per S&N share or ADS by the exchange ratio and adding the per share cash purchase price or the US dollar equivalent of the ADS cash purchase price to be paid in the exchange offer to such amount.

	Historical				Equivalent Basis
	S&N		Centerpulse		Centerpulse
	Shares	ADSs	Shares	ADSs	Shares	ADSs
	£	$	CHF	$	CHF	$
March 19, 2003	3.81	59.85	277	19.87	282	20.33
April 23, 2003	4.26	68.15	303	22.10	306	22.47

Amounts in pound sterling have been translated into US dollars for your convenience at the exchange rate of $1.00 = £0.639, and $1.00 = £0.634, the US dollar to pound sterling 12:30 p.m. buying rate on March 19, 2003 and April 23, 2003, respectively. Amounts in Swiss francs have been translated in US dollars for your convenience at the exchange rate of $1.00 = CHF 1.392, and $1.00 = CHF 1.376, the US dollar to Swiss franc 12:30 p.m. buying rate on March 19, 2003 and April 23, 2003, respectively.

S&N shares have been used for purposes of the foregoing table because S&N Group shares have no trading history and will not be traded on any securities exchange prior to the effectiveness of the S&N reorganization and the completion of the exchange offer. S&N Group believes that, because S&N shares will be converted to S&N Group shares on a share for share basis as a part of the S&N reorganization, the trading prices of S&N shares provide a relevant basis of comparison against Centerpulse shares. The market prices of S&N shares and ADSs and Centerpulse shares and ADSs may fluctuate during the pendency of the exchange offer and thereafter, and may be different from the prices set forth above at the expiration of the exchange offer and at the time you receive S&N Group shares or ADSs. S&N Group urges you to obtain current market quotations for the Centerpulse shares (or Centerpulse ADSs, as applicable) and the S&N shares (or S&N ADSs, as applicable) before making a decision with respect to the exchange offer.

Selected Historical Consolidated Financial Data of S&N Group

S&N Group has not traded since its incorporation. Apart from the contemplated transactions in connection with the S&N reorganization, the exchange offer and the InCentive exchange offer, it has only incurred administration expenses, acquired investments and issued share capital as part of its formation. At February 28, 2003, the end of its most recent fiscal period, under UK GAAP it had accumulated net losses of £1,335, total assets of £13,213 and shareholders’ funds of £11,966. Under US GAAP, its accumulated losses were £1,292, its total assets were £13,258 and its shareholders’ funds were £12,001.

Selected Historical Consolidated Financial Data of S&N

S&N prepares its financial statements in accordance with accounting principles generally accepted in the United Kingdom (UK GAAP). It uses pounds sterling as its reporting currency. As a result of the listing of S&N ADSs on the New York Stock Exchange, S&N also reconciles financial information to US generally accepted accounting principles (US GAAP), which differ in some respects from UK GAAP, as described in Note 35 of Notes to the Financial Statements of S&N. Except as otherwise specifically noted, all financial information for S&N contained in this prospectus has been prepared in accordance with UK GAAP.

The selected financial data which are set forth below as of, and for the years ended, December 31, 2000, 2001 and 2002 have been derived from, and should be read in conjunction with, the consolidated financial statements of S&N included herein, which have been audited by Ernst & Young LLP. See “INDEX TO FINANCIAL STATEMENTS.”

Consolidated Profit and Loss Account Data

	Years ended December 31
	2002	2001	2000
	(£ million, except per S&N ordinary share and per S&N ADS amounts)
Amounts in accordance with UK GAAP:
Turnover:
Continuing operations	1,083.7	978.3	911.5
Discontinued operations	26.2	103.4	223.2

Group turnover	1,109.9	1,081.7	1,134.7
Share of joint venture	155.0	123.6	—

	1,264.9	1,205.3	1,134.7

Operating profit:
Continuing operations:
Before goodwill amortization and exceptional items	196.0	174.4	156.9
Goodwill amortization*	(17.5)	(10.4)	(6.9)
Exceptional items*	(29.9)	(21.1)	(12.4)
Discontinued operations:
Before exceptional items	2.1	11.1	29.0
Exceptional items*	—	—	(3.9)

	150.7	154.0	162.7
Share of operating profit of the joint venture:
Before exceptional items	19.6	12.8	—
Exceptional items*	(2.6)	(5.0)	—

	167.7	161.8	162.7
Share of operating profit of the associated undertaking	4.9	—	—

	172.6	161.8	162.7
Profit on disposal of businesses*	18.0	49.2	109.5

Profit before interest	190.6	211.0	272.2
Interest income	6.6	2.5	4.4
Interest expense	(19.3)	(19.9)	(11.4)

Profit before taxation	177.9	193.6	265.2
Taxation	(65.8)	(64.0)	(57.7)

Profit for the financial year	112.1	129.6	207.5

	Years ended December 31
	2002		2001		2000
	(£ million, except per S&N ordinary share and per S&N ADS amounts)
Per S&N ordinary share:
Basic earnings per S&N ordinary share	12.11	p	14.07	p	20.07	p
Diluted earnings per S&N ordinary share[1]	12.02	p	13.95	p	19.95	p
Results before goodwill amortization and exceptional items (marked * above):
Profit before taxation	209.9		180.9		178.9
Adjusted basic earnings per S&N ordinary share	16.02	p	13.96	p	12.19	p
Adjusted diluted earnings per S&N ordinary share	15.89	p	13.84	p	12.12	p
Ordinary Dividends per S&N ordinary share	4.80	p	4.65	p	4.50	p
Special Dividend per S&N ordinary share	—		—		37.14	p

Amounts in accordance with US GAAP:
Income from continuing operations	128.4		74.9		85.3
Income from discontinued operations	—		32.0		116.9

Net income	128.4		106.9		202.2

Basic earnings per S&N ordinary share:
Continuing operations	13.87	p	8.13	p	8.25	p
Discontinued operations	—		3.47	p	11.31	p

Total	13.87	p	11.60	p	19.56	p

Diluted earnings per S&N ordinary share[1]:
Continuing operations	13.75	p	8.05	p	8.19	p
Discontinued operations	—		3.44	p	11.23	p

Total	13.75	p	11.49	p	19.42	p

Basic earnings per S&N ADS[2]:
Continuing operations	138.7	p	81.3	p	82.5	p
Discontinued operations	—		34.7	p	113.1	p

Total	138.7	p	116.0	p	195.6	p

Diluted earnings per S&N ADS[2]:
Continuing operations	137.5	p	80.5	p	81.9	p
Discontinued operations	—		34.4	p	112.3	p

Total	137.5	p	114.9	p	194.2	p

Ordinary dividends per S&N ordinary share	4.70	p	4.55	p	5.70	p
Special dividend per S&N ordinary share	—		—		37.14	p

Consolidated Balance Sheet Data

	December 31
	2002	2001	2000
	(£ million)
Amounts in accordance with UK GAAP:
Intangible fixed assets	317.2	187.8	153.8
Tangible fixed assets	255.8	245.0	251.1
Fixed asset investments	8.2	25.7	24.0
Investment in joint venture	115.0	114.0	—
Investment in associated undertaking	8.5	—	—
Total current assets	532.7	525.4	533.8

Total assets	1,237.4	1,097.9	962.7
Total current liabilities	(461.5)	(428.5)	(404.0)
Borrowings due after more than one year	(164.2)	(161.2)	(165.1)
Other creditors due after more than one year	(6.3)	(8.3)	(22.1)
Provisions for liabilities and charges	(88.1)	(95.3)	(103.5)

Ordinary shareholders’ equity[4]	517.3	404.6	268.0

Share capital[3]	113.5	113.1	112.4

Amounts in accordance with US GAAP:
Goodwill	317.6	247.0	236.5
Other intangible fixed assets	150.1	56.2	55.8
Total assets	1,356.9	1,170.4	1,087.4
Total shareholders’ equity	579.5	533.2	457.9

[1]	Diluted earnings per S&N ordinary share is calculated on the weighted average of 934 million shares (2001—930 million shares; 2000—1,041 million shares) after allowing for the allotment of shares under option plans, with a corresponding adjustment to income for the after tax effect of interest.
[2]	Each S&N ADS represents ten S&N ordinary shares.
[3]	Included in S&N ordinary shareholders’ equity.
[4]	S&N ordinary shareholders’ equity includes non-equity capital of £0.3 million in all three years presented.

Selected Historical Consolidated Financial Data of Centerpulse

The following selected consolidated financial data of Centerpulse as of and for each of the years ended December 1998 through 2002 are derived from financial statements audited by PricewaterhouseCoopers AG, independent accountants. This information should be read in conjunction with “DESCRIPTION OF CENTERPULSE—Operating Results” and the consolidated financial statements and accompanying notes as of December 31, 2002 and 2001 and for the three years ended December 31, 2002 included elsewhere in this prospectus. See “INDEX TO FINANCIAL STATEMENTS.” The audited consolidated financial statements used to create the selected consolidated financial data set forth below were prepared in accordance with IFRS, which differ in certain respects from US GAAP. For a discussion of the significant differences between IFRS and US GAAP, see note 31 to the consolidated financial statements of Centerpulse. See “INDEX TO FINANCIAL STATEMENTS.”

	Year ended December 31
	2002	2001	2000	1999	1998
Consolidated Income Statement Data	(CHF million, except per share and per ADS amounts)
Net sales	1,470	1,418	1,347	1,182	1,541
Cost of sales	(480)	(540)	(420)	(359)	(467)
Gross profit	990	878	927	823	1,074
Selling, general and administrative expense	(631)	(648)	(555)	(490)	(656)
Research and development expense	(94)	(130)	(108)	(98)	(151)
Other operating income/expense	2	—	6	(1)	10
Goodwill amortization	(50)	(57)	(39)	(46)	(47)
Exceptional operating items (see details in table below)	188	(1,674)	(1)	325	—
Operating Income/Loss	405	(1,631)	230	513	230
Financial income/expense	(28)	7	29	17	(40)
Other non-operating income/expense	(1)	(21)	—	—	(1)
Income/Loss before Taxes	376	(1,645)	259	530	189
Taxes	(37)	454	(67)	(46)	(45)
Net income/net loss before minority interests	339	(1,191)	192	484	144
Minority interests	(2)	(2)	(2)	(1)	(1)
Net Income/Net Loss[1]	337	(1,193)	190	483	143
Income/loss per share	33.10	(119.62)	19.01	48.37	14.32
Diluted income/loss per share	32.82	(119.62)	18.98	48.37	14.20
Weighted average number of shares adjusted for dilutive share options (in thousands)	10,268	9,973	10,012	9,986	9,988
Income/loss per ADS	3.31	(11.96)	1.90	4.84	1.43
Diluted income/loss per ADS	3.28	(11.96)	1.90	4.84	1.42
Consolidated Cash Flow Data
Net cash flow from operating activities	(1,109)	93	297	178	149
Net cash flow from investing activities	313	(503)	(153)	936	(960)
Net cash flow from financing activities	766	(88)	(53)	739	(34)
Capital expenditures	71	92	63	47	46
Investments and acquisitions[2]	(386)	386	76	(979)	891
Consolidated Balance Sheet Data (at year end)
Cash and cash equivalents	199	156	633	546	158
Net working capital (current assets minus current liabilities)	532	435	1,027	984	329
Total assets[3]	2,338	2,871	2,525	2,396	2,299
Shareholders’ equity[4]	1,270	784	1,993	1,844	1,227
Capital stock	356	300	300	300	300
Other Supplementary Income Data
Operating income/loss from continuing operations	176	(1,535)	163	448	156
Diluted operating income from continuing operations per share	17.14	(153.92)	16.28	44.86	15.62

[1]	Net income/net loss determined in accordance with US GAAP in 2000, 2001 and 2002 was CHF 189, CHF (1,162) and CHF 303 million, respectively.
[2]	“Investments and acquisitions” includes “Acquisitions including minority investments” and “Proceeds from divestitures.”
[3]	“Total assets” determined in accordance with US GAAP in 2000, 2001 and 2002 were CHF 2,592, CHF 2,959 and CHF 2,400 million, respectively.
[4]	“Shareholders’ equity” determined in accordance with US GAAP in 2000, 2001 and 2002 was CHF 2,060, CHF 872 and CHF 1,332 million, respectively.

	Year ended December 31
	2002	2001	2000	1999	1998
	(CHF million)
“Exceptional operating items” set forth in the “Consolidated Income Statement Data” above for the years presented include:
Hip and knee settlement	—	(1,476)	—	—	—
Impairment of intangible assets	28	(91)	—	(240)	—
Other exceptional expenses	(40)	(107)	(1)	(14)	—
Gain on sale of discontinued operations	200	—	—	579	—
Total exceptional operating items	188	(1,674)	(1)	325	—

Selected Pro Forma Consolidated Financial Data of S&N Group

The following selected pro forma consolidated financial data of S&N Group are derived from the unaudited condensed pro forma consolidated financial information of S&N Group. The pro forma consolidated profit and loss account data give effect to the S&N reorganization, the exchange offer and the InCentive exchange offer and the related financing as if these transactions and the sale of the Centerpulse discontinued operations had occurred on January 1, 2002. The pro forma consolidated balance sheet data give effect to these transactions and the sale of the Centerpulse discontinued operations in 2003 as if they had occurred on December 31, 2002. This pro forma information should be read in conjunction with the audited consolidated financial statements of S&N and Centerpulse. See “INDEX TO FINANCIAL STATEMENTS.” The unaudited condensed pro forma consolidated financial information of S&N Group does not purport to be indicative of S&N Group’s financial position or results of operations had the transactions been completed as of the assumed dates or to project S&N Group’s financial position or results of operations for future periods. No account has been taken in the pro forma information of any synergies (including cost and tax savings) or reorganization costs, both of which are expected to follow the S&N reorganization. The unaudited condensed pro forma consolidated financial information of S&N Group has been prepared in accordance with UK GAAP which differ from US GAAP. See note 3 of notes to the unaudited condensed pro forma consolidated financial information of S&N Group and note 35 of notes to the financial statements of S&N.

Consolidated Pro Forma Profit and Loss Account Data

Year ended December 31, 2002
(£ million, except per S&N Group ordinary share and per S&N Group ADS amounts)
Amounts in accordance with UK GAAP:
Turnover
Continuing operations	1,616.8
Discontinued operations	26.2

Group turnover	1,643.0
Share of joint venture	155.0

1,798.0

Operating profit
Continuing operations:
Before goodwill amortization and exceptional items	283.6
Goodwill amortization	(17.5)
Exceptional items	(33.8)

232.3
Discontinued operations before exceptional items	2.1

Group operating profit	234.4
Share of operating profit of the joint venture: Before exceptional items	19.6
Exceptional items	(2.6)

251.4
Share of operating profit of associated undertakings	5.3

Operating profit	256.7
Discontinued operations – net profit on disposals	18.0

Profit on ordinary activities before interest	274.7
Interest income	6.6
Interest expense	(32.2)

Profit on ordinary activities before taxation	249.1
Taxation	(75.5)
Minority interests	(0.8)

Attributable profit for the financial year	172.8

Basic earnings per S&N Group ordinary share	14.12p
Diluted earnings per S&N Group ordinary share	13.89p

Amounts in accordance with US GAAP:
Net income	180.1
Basic earnings per S&N Group ordinary share	14.71p
Diluted earnings per S&N Group ordinary share	14.48p
Basic earnings per S&N Group ADS	147.1p
Diluted earnings per S&N Group ADS	144.8p

Consolidated Pro Forma Balance Sheet Data

December 31, 2002
(£ million)
Amounts in accordance with UK GAAP:
Intangible fixed assets	1,819.0
Tangible fixed assets	338.0
Fixed asset investments	19.4
Investment in joint venture	115.0
Investment in associated undertakings	30.1
Total current assets	1,060.2

Total assets	3,381.7
Total current liabilities	(827.7)
Borrowings due after more than one year	(558.4)
Other creditors due after more than one year	(7.6)
Provisions for liabilities and charges	(195.8)
Minority interests	(3.6)

Ordinary shareholders’ equity	1,788.6

Share capital	153.5

Amounts in accordance with US GAAP:
Goodwill	1,608.7
Other intangible assets	253.5
Total assets	3,379.9
Total shareholders’ equity	1,735.3

RISK FACTORS

In deciding whether to tender your Centerpulse securities in connection with the exchange offer, you should carefully consider the risks set forth below in addition to the other information contained in this prospectus. Please also refer to the additional risk factors identified in the periodic reports and other documents of S&N and Centerpulse incorporated by reference into this document and listed in the section entitled “WHERE YOU CAN FIND MORE INFORMATION.”

Risks Related to the Exchange Offer

Market fluctuations may reduce the market value of the consideration we are offering to you because the exchange ratio contemplated by the exchange offer is fixed.

You are being offered consideration in the exchange offer that consists in part of a specified number of S&N Group shares or S&N Group ADSs, rather than a number of S&N Group shares or S&N Group ADSs with a specified market value. As a result, the market value of S&N Group shares and S&N Group ADSs received in the exchange offer will fluctuate depending upon the market value of the S&N Group shares on the London Stock Exchange. In addition, although S&N Group believes that S&N Group shares and ADSs, after the effectiveness of the S&N reorganization, will trade on a comparable basis to the historical trading of S&N shares and ADSs, this may not be the case. Accordingly, the market value of the S&N Group shares and the S&N Group ADSs at the time you receive them may vary significantly from the market value of S&N shares and ADSs on the date of this prospectus and at the time of the expiration of the exchange offer. The value of the S&N Group shares and S&N Group ADSs will continue to fluctuate after completion of the exchange offer. For historical market prices of S&N shares and S&N ADSs, please see the section entitled “MARKET PRICE AND DIVIDEND INFORMATION.”

S&N Group may fail to realize the benefits of its acquisition of Centerpulse.

S&N Group is acquiring Centerpulse with the expectation that the acquisition will result in cost savings and operational benefits that will result in S&N Group increasing its revenue and earnings from S&N’s historical performance. S&N Group may encounter substantial difficulties in integrating the operations of S&N and Centerpulse and may fail to achieve the expected increased revenues, earnings, cost savings and operational benefits, and could even incur substantial costs as a result of, among other things:

•	loss of key employees;

•	possible inconsistencies in standards, controls, procedures and policies, business cultures and compensation structures between S&N and Centerpulse and the need to implement, integrate and harmonize various business specific operating procedures and systems, as well as company-wide financial, accounting, information and other systems; and

•	the diversion of management’s attention from day-to-day business as a result of the need to deal with integration issues.

The diversion of management attention and any difficulties encountered in integrating our respective businesses could increase our costs or reduce our revenues, earnings and operational results following the completion of the exchange offer. For these reasons, S&N Group may fail to meaningfully complete the necessary integration or realize all of the anticipated benefits. Actual cost savings and operational benefits may be higher or lower than currently expected and may take a longer or shorter time to achieve than currently expected.

The opinions obtained by Centerpulse from its financial advisors and KPMG will not reflect changes in circumstances between the dates of the respective opinions and the completion of the exchange offer.

Centerpulse does not intend to obtain updated opinions from Lehman Brothers, UBS Warburg or KPMG. Changes in the operations and prospects of S&N or Centerpulse, general market and economic conditions and other factors which are beyond the control of Centerpulse and S&N, and on which the opinions of Lehman Brothers, UBS Warburg and KPMG are based, may alter the value of S&N or Centerpulse, or the prices of S&N shares or S&N ADSs and Centerpulse shares or Centerpulse ADSs, by the time the exchange offer is completed. As a result of this, holders of Centerpulse shares and Centerpulse ADSs should be aware that the opinions of Lehman Brothers, UBS Warburg and KPMG do not speak as of the time the exchange offer will be completed or as of any date other than the date of such opinions. For a description of the opinions that Centerpulse received from its financial advisors and the opinion Centerpulse received from KPMG, please see the sections entitled “THE TRANSACTION—Opinions of Lehman Brothers, UBS Warburg and KPMG.”

Risks Relating to the S&N Group Shares and S&N Group ADSs

The market value of the S&N Group shares and ADSs to be issued, and the US dollar equivalent of the cash consideration to be paid, in the exchange offer will be subject to currency fluctuations.

Fluctuations in the exchange rate between the US dollar and the pound sterling will affect the US dollar equivalent of the pound sterling price of S&N Group shares traded on the London Stock Exchange and, as a result, are likely to affect the market price of the S&N Group ADSs traded on the New York Stock Exchange. Fluctuations in the exchange rate between the US dollar and the Swiss franc will affect the US dollar equivalent of the cash consideration to be paid for Centerpulse ADSs in the exchange offer.

The rights of holders of S&N Group ADSs to be issued in the exchange offer will not be the same as the rights of holders of S&N Group shares to be issued in the exchange offer.

The rights and terms of the S&N Group ADSs are designed to replicate, to the extent reasonably practicable, the rights attendant to S&N Group shares. However, because of certain aspects of the laws of England and Wales, S&N Group’s Memorandum and Articles of Association and the contractual terms of the deposit agreement under which the S&N Group ADSs are issued, the rights afforded to the holders of S&N Group ADSs are not identical to, and, in some respects, are less favorable than, the rights afforded to the holders of S&N Group shares. For more information regarding the characteristics of, and differences between, S&N Group shares and S&N Group ADSs, please see the section entitled “DESCRIPTION OF S&N GROUP SHARES” and “DESCRIPTION OF S&N GROUP AMERICAN DEPOSITARY SHARES.”

Risks Related to S&N Group’s Business After Completion of the Exchange Offer

S&N Group will be subject to the liabilities resulting from Centerpulse’s implant litigation.

Centerpulse is currently party to various litigation related to alleged defects in certain of its products, specifically, Inter-OpTM shell and tibial base plates. Following Centerpulse’s December 5, 2000 recall of various Inter-Op shells and May 17, 2001 notification regarding the tibial base plates, lawsuits were filed in both state and federal courts throughout the United States against Centerpulse, alleging defective design, marketing and manufacture of these products. Plaintiffs also alleged claims against Centerpulse for breach of express and implied warranties associated with these devices.

Between June and September 2001, the Judicial Panel on Multi-District Litigation consolidated and transferred all pending federal litigation relating to the Inter-OpTM shell and the tibial base plate to the US District Court for the Northern District of Ohio. In addition to the multi-district litigation proceeding in the federal court, a substantial number of lawsuits were filed in state courts around the country. In August 2001, in Nueces County, Texas, Centerpulse defended the only recall-related lawsuit ever to go to trial. The jury in that lawsuit awarded three patients and their spouses a total of approximately $15 million. Centerpulse subsequently appealed the judgment and later settled the lawsuit for a substantially reduced amount.

Also in August 2001, the district court conditionally certified a class of affected product recipients and preliminarily approved a Class Action Settlement Agreement (the “Settlement Agreement”) that resolved all claims related to the affected products. This initial Settlement Agreement was modified in extensive negotiations over the succeeding seven months culminating in a final agreement reached through the combined efforts of attorneys for Centerpulse and attorneys representing patients in both federal and state courts. The district court granted preliminary approval of the modified Settlement Agreement on March 13, 2002 and final approval on May 8, 2002. Following the end of the appeal period on July 5, 2002 (by which time no appeals were filed), there should be no further challenges to the Settlement Agreement.

The Settlement Agreement established a Settlement Trust (the “Settlement Trust”) in order to pay claims in accordance with the terms of the Settlement Agreement. The Settlement Trust was funded with approximately $1.1 billion, of which Centerpulse contributed $725 million in cash on November 4, 2002. Centerpulse’s insurers and Sulzer AG, Centerpulse’s former parent company, funded the balance. The Settlement Trust is divided into five separate funds: the Medical Research and Monitoring Fund ($1.0 million); the Unrevised Affected Product Recipient Fund ($28 million), from which class members who have not undergone a revision surgery are entitled to receive $1,000; the Affected Product Revision Surgery Fund ($622.5 million), from which class members who have undergone revision surgery are entitled to receive $160,000 for each affected product that has been revised; the Extraordinary Injury Fund ($100 million), from which a class member who has experienced any of several specified complications related to an affected product may apply for benefits; and the Professional Services Fund ($244 million), which includes two sub-funds: the Subrogation and Uninsured Expenses Sub-Fund ($60 million), from which third-party payors and uninsured patients may be reimbursed their expenses up to $15,000 per affected product revision surgery; and the Plaintiffs’ Counsel Sub-Fund ($184 million), from which contingent-fee attorneys representing class members are entitled to receive up to $46,000 per revision and from which members of the Plaintiffs’ Liaison Counsel are eligible to be compensated.

Centerpulse has entered into separate agreements with the Centers for Medicare and Medicaid Services (together, “Medicare”) and approximately 200 private insurers implementing a process for validating and paying claims for reimbursement of expenses from the Subrogation and Uninsured Expenses Sub-Fund. Pursuant to these agreements, Medicare and the private insurers receive a lump sum of no more than $15,000 for each patient for whom they are the primary payor.

The Settlement Agreement specifies certain cut-off dates after which class members who undergo a revision surgery for an affected product are no longer eligible to receive benefits as a consequence of that revision surgery. These dates are June 5, 2003 for class members implanted with an affected Inter-OpTM shell; November 17, 2003 for class members implanted with an affected tibial baseplate; and September 8, 2004 for class members implanted with a reprocessed Inter-OpTM shell. Patients whose reprocessed Inter-OpTM shell, a shell recovered in the voluntary recall and subjected to a newly validated cleaning and Inter-OpTM process prior to implantation, is revised prior to the cut-off date are entitled to class revision surgery benefits even though Centerpulse believes that the reprocessed Inter-OpTM shells are entirely safe and effective.

Notwithstanding the settlement of the matters covered by the Settlement Agreement, Centerpulse may still have certain further liability in respect thereof.

Those class plaintiffs who opted out of the Settlement Agreement class action are entitled to assert, and may continue to assert, their individual claims against Centerpulse. As of April 11, 2003, 36 opt outs had not resolved their individual claims against Centerpulse. One of these is known to have undergone revision surgery; 31 do not appear to have undergone revision surgery and the status of four is unknown.

In addition, pursuant to the Settlement Agreement, Centerpulse agreed to fund 50 percent of the cost of providing benefits for each validated claim for revision surgery benefits in excess of 4,000 and 100 percent of the cost of providing benefits for each validated claim for reprocessed Inter-OpTM shell revision surgery benefits in excess of 64. As of April 11, 2003, the Claims Administrator for the Settlement Trust had received 4,362 claim forms in relation to hip implant and tibial base plate revision surgery and 150 claim forms for reprocessed hip implant revision surgery. The Claims Administrator has determined that for these classes of claims, 3,795 and 119 respectively are likely to be valid. It is not known at present how many more claims will be made or whether the remaining and future claims are valid and hence how many will qualify for settlement. Claims processing will continue throughout 2003, 2004 and 2005.

In addition, in the event that the $60 million Subrogation and Uninsured Expenses Sub-Fund is depleted, the Settlement Agreement provides that the Settlement Trust can apply to Centerpulse for additional funding.

Outside of the United States, the other main litigation associated with the recalls has taken place in Canada. Approximately 780 Inter-Op shells and 453 reprocessed shells were sold in Canada, all of which were sold in Quebec and all plaintiffs are believed to be residents of Quebec. The total number of cases of revision surgery is approximately 110. On May 7, 2002, Centerpulse agreed to a class action settlement in a lawsuit pending in Quebec Superior Court. The Quebec court granted preliminary approval of the class action settlement on December 20, 2002 and final approval on March 28, 2003, subject to the entry of a written order. The settlement calls for Centerpulse to pay $1,000 to each class member who has not undergone a revision surgery, $75,000 to each class member who has undergone a single revision of an affected product, $100,000 to each class member who has undergone two revisions of an affected product and $150,000 to each class member who has undergone three or more revisions of an affected product or who experienced any of several specified complications. Following final approval of the settlement, class members have 30 days during which to opt out of the class if they so choose. Prior to preliminary approval of the class settlement, Centerpulse concluded individual settlements with 70 patients, representing what Centerpulse believes is the majority of Canadian patients whose recalled Inter-OpTM shell required revision surgery.

Outside of the United States and Canada, approximately 140 affected recipients (in Australia, Austria, Belgium, France, Germany, Italy, Japan, Korea, Sweden and Switzerland had to undergo revision surgery. In some instances, the patients who received affected hip or knee implants have brought claims against Centerpulse. Several of these claims have already been settled.

After completion of the exchange offer, Centerpulse will be a subsidiary of S&N Group and therefore the financial position, results of operations and cash flows of S&N Group may be affected by any liabilities of Centerpulse relating to the Inter-Op shells or tibial base plates.

S&N Group will be subject to Centerpulse’s various ongoing obligations relating to its recent divestment of non-core businesses and assets.

As part of its strategy to focus on core businesses, Centerpulse recently divested several businesses and operations, including its cardiovascular division. In connection with these transactions, Centerpulse gave representations, warranties and indemnities relating to the divested businesses to the purchasers, some of which remain in force. Centerpulse has also assumed or retained ongoing potential liabilities with respect to many of these divested businesses. After the completion of the exchange offer, Centerpulse will be a subsidiary of S&N Group and therefore the financial position, results of operations and cash flows of S&N Group may be affected by these ongoing potential liabilities.

S&N Group will be subject to currency fluctuations.

Due to significant international operations, S&N Group’s financial statements (which will be presented in pounds sterling) will be impacted by foreign exchange fluctuations. Changes in exchange rates between the pound sterling and the other main operating currencies (United States dollar, euro, Swiss franc, Japanese yen) can result in increases or decreases in S&N Group’s costs and earnings. Fluctuations in exchange rates between pound sterling and other currencies may also affect the book value of S&N Group’s assets outside the United Kingdom and the amount of shareholders’ equity.

S&N Group will face intense competition which could adversely affect its ability to grow its customer base and revenues.

The orthopedic device industry is highly competitive and is characterized by innovation, technological changes and advancement. S&N Group will have many competitors. S&N Group may not be able to continue to develop successful new products and enhance existing products, to obtain required regulatory approvals for such products, to merchandise such products in a commercially viable manner or to gain market acceptance for such products. S&N Group’s success will depend, to a substantial degree, on its ability to develop and introduce in a timely manner new products and enhancements that meet changing customer requirements and emerging industry standards. New product announcements by S&N Group could cause its customers to defer purchases of existing products or cause distributors to request price protection credits or stock rotations. S&N Group will be subject to regulation in each country in which it sells its products. In addition, the national health or social security organizations in certain countries will require S&N Group’s products to be qualified before they can be marketed in those countries. Failure to receive relevant approvals or qualifications or the inability to obtain such approvals in a timely manner or on terms favorable to S&N Group could have a material adverse effect on its business.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus constitute “forward-looking statements” within the meaning of the US Private Securities Litigation Reform Act of 1995. When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” “consider” and similar expressions are generally intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of S&N Group, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Specific risks faced by S&N Group are described under the section entitled “RISK FACTORS.” S&N Group expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in S&N Group’s expectation with regard thereto or any change in events, conditions or circumstances on which any such statement is based. All subsequent written and oral forward-looking statements attributable to S&N Group, or persons acting on S&N Group’s behalf, are expressly qualified in their entirety by the foregoing.

THE TRANSACTION

Background of the Exchange Offer; Contacts among Centerpulse, S&N and S&N Group

In 1998, S&N announced its intention to transform its business into a higher growth company, focused on technologically advanced medical devices. Since this announcement, S&N has sought acquisitions that are a good strategic fit with S&N’s business, meet its financial criteria and have the potential to add value for S&N’s shareholders. In 1998 and again in 1999, representatives of S&N and Sulzer AG discussed the possibility of a business combination between S&N and Centerpulse, which was then a 74%-owned subsidiary of Sulzer AG known as Sulzer Medica Ltd. In each instance, the parties decided not to pursue further discussions at that time.

In 2001, Sulzer distributed substantially all its shares of Sulzer Medica pro rata to Sulzer shareholders. In May 2002, Sulzer Medica changed its name to Centerpulse Ltd. On June 12, 2002, the Centerpulse board of directors announced that it had decided to focus Centerpulse on its core activities—orthopedics, spine and dental implants and biologics—and to divest itself of the businesses represented by its Cardiovascular division, ITI, Vascutek and Carbomedics. On August 30, October 3 and November 26, 2002, Centerpulse executed a definitive purchase agreement for the divestiture of each of ITI, Vascutek and Carbomedics, respectively. The ITI and Vascutek divestitures closed in November 2002 and the Carbomedics divestiture closed in January 2003.

On November 1, 2002, the S&N board of directors met and received a review of the Centerpulse business from senior management and authorized Christopher J. O’Donnell, the Chief Executive Officer of S&N, to

contact senior management of Centerpulse regarding discussions of a possible strategic transaction. On November 8, 2002, Lazard, S&N’s primary financial advisor, was retained by S&N to assist S&N in exploring the possible acquisition of Centerpulse.

On November 28, 2002, representatives of Lazard contacted senior management of Centerpulse to indicate that S&N was interested in discussing a possible strategic transaction with Centerpulse. On December 3, 2002, Dudley G. Eustace, the Chairman of S&N, and Mr. O’Donnell met in New York with Dr. Max Link, the Chairman and Chief Executive Officer of Centerpulse. At this meeting, Messrs. Eustace and O’Donnell indicated S&N’s interest in entering into discussions with Centerpulse regarding a possible strategic transaction.

On December 5, 2002, representatives of Lazard had discussions with representatives of UBS Warburg regarding a possible transaction between S&N and Centerpulse. On December 11, 2002, UBS Warburg contacted representatives of Lazard to inform them that the Centerpulse board of directors had engaged Lehman Brothers and UBS Warburg to represent Centerpulse in exploring its strategic options. Between December 11, 2002 and January 16, 2003, Lehman Brothers and UBS Warburg contacted potential acquirors who had previously expressed an interest in pursuing a possible strategic transaction with Centerpulse. Certain of these parties entered into confidentiality agreements with Centerpulse and received a confidential information memorandum relating to Centerpulse. On December 19, 2002, S&N entered into a confidentiality agreement with Centerpulse and received the confidential information memorandum. In their letter accompanying the confidential information memorandum, Lehman Brothers and UBS Warburg requested that recipients submit a written indication of interest to Lehman Brothers and UBS Warburg, containing a preliminary non-binding proposal for a transaction with Centerpulse as an entirety no later than January 14, 2003.

From December 19, 2002 to January 14, 2003, S&N and its representatives reviewed the information contained in the confidential information memorandum and other publicly available information relating to Centerpulse and received information relating to Centerpulse’s knee and hip implant recall in 2000.

On January 13, 2003, Mr. O’Donnell met with Dr. Link in Zurich to discuss the elements to be included in the preliminary, non-binding proposal that Lazard would be submitting on behalf of S&N to Centerpulse the following day. Also on January 13, 2003, the S&N board of directors met and approved the submission of S&N’s preliminary non-binding proposal to acquire Centerpulse. On January 14, 2003, S&N submitted a letter to Lehman Brothers and UBS Warburg containing S&N’s preliminary non-binding proposal to acquire Centerpulse through a stock-for-stock exchange offer for all outstanding shares of Centerpulse at an exchange ratio that, based on the then current market price of S&N shares and the then current exchange rate between pounds sterling and Swiss francs, represented a premium to the then current market price of Centerpulse shares. S&N’s preliminary non-binding proposal was subject to completion of satisfactory due diligence and negotiation of the terms and conditions of the exchange offer and the necessary documentation. In its preliminary non-binding proposal, S&N also indicated that, to the extent that some Centerpulse shareholders preferred cash consideration to S&N shares, S&N intended to make a significant element of cash consideration available in the exchange offer.

The other written indications of interest received by Lehman Brothers and UBS Warburg related to specific business units rather than Centerpulse as an entirety.

On January 16, 2003, Dr. Link and Mr. O’Donnell and, separately, representatives of Lazard and representatives of Lehman Brothers and UBS Warburg held discussions relating to S&N’s preliminary non-binding proposal and S&N’s desire that it be granted a period of exclusivity during which to complete its due diligence investigation of Centerpulse. Following these discussions, on January 17, 2003, Lazard delivered a letter to Lehman Brothers and UBS Warburg confirming S&N’s willingness to make a small increase to the exchange ratio set forth in S&N’s preliminary non-binding proposal if S&N were granted a period of exclusivity and access to due diligence information. Also, on January 17, 2003, the Centerpulse board of directors met to discuss S&N’s preliminary non-binding proposal and the other written indications of interest.

On January 21, 2003, Lehman Brothers and UBS Warburg sent a letter to Lazard describing the terms on which the Centerpulse board of directors were prepared to grant S&N a period of exclusivity in which to complete its due diligence investigation of Centerpulse. The letter also indicated that Centerpulse would prefer offer consideration consisting of approximately 25% to 30% cash, proposed that the applicable exchange ratio would be subject to increase upon a decrease of S&N’s share price or upon foreign exchange rate fluctuations adversely impacting the value of the consideration to be offered in the exchange offer and indicated that Centerpulse wished to conduct due diligence on S&N. The letter proposed a staged process for S&N’s due diligence, with the first phase to culminate in S&N’s submission of a confirmed proposal on February 20, 2003, after which, assuming the proposal was acceptable to Centerpulse, S&N would be afforded access to the more sensitive second phase due diligence. On January 22, 2003, senior management of S&N and representatives of Lazard met with senior management of Centerpulse and representatives of Lehman Brothers and UBS Warburg to discuss these matters.

On January 23, 2003, Lazard sent a letter to Lehman Brothers and UBS Warburg confirming the matters discussed at the January 22, 2003 meeting, including S&N’s requirement for exclusivity commitments from  both Centerpulse and InCentive and for a fixed exchange ratio. The letter also confirmed S&N’s proposal that Dr. Link would become a non-executive Vice Chairman of S&N and S&N’s expectation that it would keep  the Winterthur plant in operation. The letter changed the outside date for S&N’s confirmed proposal to  February 23, 2003.

On January 24, 2003, Centerpulse agreed, for a period ending January 29, 2003, except as otherwise required by law, not to negotiate with any other party or solicit proposals or offers from, or furnish information to, any third parties in connection with or, furtherance of an acquisition transaction involving the sale of Centerpulse.

On January 29, 2003, Lehman Brothers and UBS Warburg, on behalf of Centerpulse, and Lazard, on behalf of S&N, signed a letter memorializing the parties’ discussions to date with respect to the exchange offer. Centerpulse extended the term of the January 24, 2003 exclusivity agreement to March 3, 2003, subject to immediate termination if Centerpulse did not receive an acceptable confirmed proposal from S&N by  February 23, 2003.

From January 27, 2003 through February 21, 2003, senior management of S&N, representatives of Lazard, S&N’s legal counsel, S&N’s accounting advisors and S&N’s outside management consultants met with the Centerpulse senior management and representatives of Lehman Brothers and UBS Warburg on numerous occasions in Zurich and New York City to perform financial, operational and legal due diligence.

On January 31, 2003, at a meeting in Zurich among representatives of Lazard, senior management of S&N and senior management of InCentive, senior management of InCentive proposed that S&N conduct a separate exchange offer for all of the shares of InCentive. On February 5, 2003, Lazard sent a letter to René Braginsky, the Chief Executive Officer of InCentive, indicating that any separate exchange offer for shares of InCentive by S&N would require indemnification by InCentive shareholders and possibly an escrow arrangement to protect S&N from any residual liabilities of InCentive. On February 7, 2003, InCentive agreed, for a period ending March 3, 2003, not to negotiate with any other party or solicit offers from, or furnish information to, any third parties in connection with a sale or related transaction involving InCentive or the Centerpulse shares held by InCentive, subject to certain conditions.

On February 13, 2003 and February 14, 2003, Centerpulse senior management, representatives of Lehman Brothers and UBS Warburg, Centerpulse’s legal counsel and Centerpulse’s accounting advisors conducted a due diligence review of S&N in London, pursuant to a confidentiality agreement executed on February 11, 2003. On February 13, 2003, S&N and InCentive each executed mutual confidentiality agreements and representatives of InCentive attended S&N’s due diligence presentations to Centerpulse and its advisors.

On February 27, 2003, Mr. O’Donnell sent a letter to Dr. Link that indicated that S&N would not be able to proceed with a transaction at the exchange ratio proposed in S&N’s preliminary non-binding proposal, but suggested some alternative ways to proceed with a possible transaction, including an at market price business combination that included a cash element.

On February 28, 2003, the Centerpulse board of directors met to discuss Mr. O’Donnell’s letter of  February 27, reviewed the alternatives proposed in the letter and authorized Centerpulse senior management to pursue further discussions with S&N regarding an at market price business combination.

On March 3, 2003, Mr. O’Donnell and Peter Hooley, finance director of S&N, met with Dr. Link and  Mr. Braginsky in London to discuss the idea of an at market price business combination.

On March 4, 2003, the S&N board of directors met and approved the submission of a non-binding confirmed proposal for an exchange offer for all outstanding Centerpulse shares at an exchange ratio of 33.6 S&N shares for each Centerpulse share, representing an implied value that, based upon the then current market price of an S&N share and the then current pound sterling-Swiss franc exchange rate, approximated the then current market price of a Centerpulse share.

On March 5, 2003, S&N submitted a non-binding confirmed proposal to Lehman Brothers and UBS Warburg in which S&N described the terms under which S&N would offer to exchange each Centerpulse share for a total consideration equal to 33.6 S&N shares, including a total cash component of £400 million to be offered to Centerpulse shareholders through a “mix and match facility.” S&N indicated its willingness to proceed with a separate exchange offer for all of the shares of InCentive at an exchange offer consideration equal to the amount that, and in the same form as, InCentive would have received had it tendered the Centerpulse shares held by it in the exchange offer, with additional cash consideration being paid in respect of the cash assets of InCentive resulting from the liquidation of InCentive’s non-Centerpulse share assets. S&N also increased to two the number of Centerpulse directors it would invite to join the board of the combined company, indicated that it would seek to offer senior operating management of Centerpulse suitable posts in the combined company, clarified that it envisaged the Winterthur facility continuing to be an important center for the combined group for a number of years and confirmed that it would seek a secondary listing on the Swiss Exchange by the completion of the exchange offer. S&N stated that its non-binding confirmed proposal was subject to satisfactory completion of any outstanding first phase or second phase due diligence, negotiation of the terms and conditions of the exchange offer, including a combination agreement containing an appropriate break fee, negotiation of indemnification, escrow and irrevocable tender arrangements with InCentive’s major shareholders and final approval of the S&N Board of Directors.

On March 5 and March 6, 2003, representatives of Lazard and representatives of Lehman Brothers and UBS Warburg had a number of discussions in which Centerpulse’s financial advisors indicated that S&N would have to increase the exchange ratio in order to gain the approval of the Centerpulse board of directors. On the morning of March 7, 2003, S&N indicated that it was willing to increase the exchange ratio to 34.0 S&N shares per Centerpulse share, but would not increase the exchange ratio any further. This exchange ratio would give Centerpulse and InCentive shareholders ownership of approximately 24% of the combined company after completion of the transaction, in addition to the £400 million of total cash consideration. On March 7, 2003, the Centerpulse board of directors met to discuss and consider the terms set forth in S&N’s non-binding confirmed proposal. After such meeting, Dr. Link indicated in a letter to Mr. O’Donnell that, as of that date, and subject to Centerpulse board of directors’ approval of definitive agreements, Centerpulse would be willing to proceed upon the terms set forth in S&N’s non-binding confirmed proposal. The letter suggested that each party provide a break fee to the other not to exceed CHF 20 million, noting the limitations on break fees under Swiss law.

On March 10, 2003, S&N submitted to representatives of InCentive a proposed term sheet detailing the terms and conditions under which S&N would be willing to acquire the shares of InCentive in a separate exchange offer. Also on March 10, 2003, Mr. Braginsky delivered a letter to Mr. O’Donnell indicating that InCentive would be willing to proceed with a transaction structured as an exchange offer for shares of InCentive on the terms previously outlined by S&N, subject to the execution of the transaction agreements.

During the week of March 10, 2003, S&N and its financial and legal advisors conducted additional due diligence on Centerpulse and InCentive. On March 13 and March 15, 2003, at meetings of senior management of S&N and Centerpulse and their respective financial and legal advisors and independent auditors, representatives of S&N presented a proposal to include the proposed S&N reorganization by way of a court-approved scheme of arrangement as part of the transaction structure. Representatives of S&N explained that under the revised structure, the exchange offers for Centerpulse and InCentive would be made by S&N Group, the proposed holding company of S&N. Representatives of S&N further explained that the proposed structure would enable S&N Group shareholders to receive dividends without incurring withholding tax under Swiss law (other than those S&N Group shareholders who are Swiss tax residents, who may obtain a refund or tax credit in the full amount of the withholding tax).

Between March 13 and March 19, 2003, senior management of S&N and Centerpulse and their respective financial and legal advisors negotiated the terms of the combination agreement, including the conditions to the exchange offer. At the same time, senior management of S&N and InCentive and their respective legal advisors negotiated the terms of the InCentive transaction agreement, as well as a tender agreement between S&N Group and shareholders holding approximately 77% of the outstanding shares of InCentive pursuant to which such shareholders agreed to tender their shares in the InCentive exchange offer and, in the case of a third party offer, granted S&N Group a right of first refusal on such shares. In addition, pursuant to the tender agreement such InCentive shareholders agreed to indemnify S&N Group against certain liabilities of InCentive and to escrow a portion of the consideration they would receive in the exchange offer to support the indemnity.

On March 19, 2003, the board of directors of S&N approved the S&N reorganization and the exchange offer and the InCentive exchange offer after receiving a presentation of the material terms of the proposed transactions from senior management, Lazard and S&N’s legal advisors. On the same day, the newly constituted board of directors of S&N Group approved the proposed transactions.

Also on March 19, 2003, the Centerpulse board of directors met with senior management of Centerpulse, Centerpulse’s legal counsel and representatives of Lehman Brothers and UBS Warburg to consider the proposed transaction. Representatives of Lehman Brothers and UBS Warburg presented their analysis of the proposed transaction and each of Lehman Brothers and UBS Warburg rendered to the Centerpulse board of directors its oral opinion (each of which opinion was subsequently confirmed by delivery of a written opinion dated March 20 and 19, 2003, respectively) that, as of such date and based on and subject to the matters described in the opinion, the consideration to be received by the holders of the Centerpulse shares (other than InCentive and its affiliates) pursuant to the exchange offer is fair, from a financial point of view, to such holders. Representatives of Lehman Brothers and UBS Warburg then responded to questions raised by the Centerpulse board of directors regarding their respective analyses and opinions. The Centerpulse board of directors then engaged in a full discussion of the terms of the proposed combination agreement, the various factors considered by the Centerpulse board of directors in approving the combination agreement and recommending the exchange offer and the analyses and opinions of Lehman Brothers and UBS Warburg. Thereafter, the Centerpulse board of directors determined that the combination agreement and the transactions contemplated thereby, including the exchange offer, are fair to, and in the best interests of, shareholders of Centerpulse and recommended that the shareholders of Centerpulse accept the exchange offer.

Also on March 19, 2003, the board of directors of InCentive met with senior management of InCentive, InCentive’s legal counsel and representatives of InCentive’s financial advisor, Lombard Odier, to consider the proposed InCentive exchange offer. Representatives of Lombard Odier presented their analysis of the proposed transaction and rendered to the board its oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated March 19, 2003) that as of such date and based on and subject to the matters described in the opinion, the consideration to be received by holders of InCentive shares in the InCentive exchange offer is fair, from a financial point of view, to such holders. Thereafter, the InCentive board of directors approved the InCentive transaction agreement and the InCentive exchange offer, determined that the terms of the InCentive exchange offer are fair to, and in the best interests of, shareholders of InCentive and recommended that the shareholders of InCentive accept the InCentive exchange offer.

Negotiations of the combination agreement and the InCentive transaction agreement, as well as the tender agreement, continued until the morning of March 20, 2003, when each of these agreements was executed by the parties thereto. In the morning of March 20, 2003, the execution of the transaction agreements relating to the exchange offer and the InCentive exchange offer was publicly announced by way of a press release in the United Kingdom and the United States as well as Swiss pre-announcements of the exchange offer and the InCentive exchange offer. Later that day, S&N filed the press release and the pre-announcements with the SEC pursuant to Rule 425 under the Securities Act of 1933.

On April 4, 2003, due to comments of the Swiss Takeover Board to the effect that a fairness opinion should be obtained from a financial advisor that did not have a fee arrangement contingent upon the completion of the exchange offer, Centerpulse retained KPMG Fides Peat to render to the Centerpulse board of directors an opinion as to the fairness, from a financial point of view, of the consideration to be received by the holders of Centerpulse shares (other than InCentive and its affiliates) pursuant to the exchange offer. On April 10, 2003, KPMG rendered its opinion that, as of such date, the consideration to be received by the holders (other than InCentive and its affiliates) of Centerpulse shares in the exchange offer is fair, from a financial point of view, to such holders.

On April 14, 2003, by circular resolution (written consent), the Centerpulse board of directors adopted the board report formally recommending that Centerpulse shareholders accept the exchange offer based on the Centerpulse board of directors’ assessment of various strategic considerations and the fairness opinions provided by Lehman Brothers, UBS Warburg and KPMG.

On April 25, 2003, S&N filed the registration statement containing this prospectus with the SEC and commenced the exchange offer and the InCentive exchange offer.

S&N Group’s Reasons for the Transaction

S&N’s and S&N Group’s respective boards of directors consulted with senior management and S&N and S&N Group’s financial and legal advisors and considered a number of factors, including those set forth below, in reaching its decision that S&N Group should enter into the combination agreement and proceed with the exchange offer. S&N Group’s board of directors considered the following factors as generally supporting these decisions:

The combination of S&N and Centerpulse under S&N Group will create a global leader in the $14 billion orthopedics market, with S&N Group rising to a No. 3 market share position. This combination also offers an enhanced platform for growth in spinal implants, the fastest growing segment within the orthopedics sector and an opportunity for S&N Group to participate in the dental implant sector. In bringing together two complementary businesses and transforming their scale, the transaction offers significant strategic and value creation opportunities, and is expected to better serve the current and future needs of patients, surgeons and hospital communities.

Market dynamics

The orthopedic implant market continues to be one of the fastest growing medical technology sectors, with estimated global growth of 15% in 2002. In most developed countries there are some common drivers, including:

•	demographics of an aging population, with the population aged 50-69 projected to increase by nearly 3% per annum for the foreseeable future;

•	improved quality of life expectations, with patients better informed of the benefits of orthopedic surgery due to the Internet, media and word-of-mouth;

•	an expanding patient pool, due to an increase in active lifestyles and new longer-lasting materials such as improved bearing surfaces in orthopedics and bioresorbables in arthroscopy that are encouraging surgeons to treat younger and more active patients;

•	an increasing incidence of osteoarthritis, combined with less invasive surgery trends and continued growth in surgeon familiarity with implant surgery; and

•	an increasing need for revision surgeries, as patients from the first orthopedic boom in the late 1980s require revision procedures.

Global scale and increased geographic reach in reconstructive implants

Building on Centerpulse’s market leading position in Europe and S&N’s significant presence in the United States, S&N Group will become the fourth largest global reconstructive implant company with a market share of approximately 18%. In Europe, S&N Group will be a market leader in reconstructive implants with a market share of approximately 26%. It will become No. 4 overall in reconstructive implants in the United States with a market share of approximately 14% and have an enhanced position in Japan.

Centerpulse’s particular geographic strength is in Europe, based on strong surgeon relationships developed over many years, along with an outstanding reputation for service. Centerpulse also has significant manufacturing and research and development facilities, located in Winterthur, Switzerland. This provides a major European facility, which will continue as a key center for the long-term benefit of S&N Group.

In addition, the two businesses fit together well in the United States. Centerpulse, which has a smaller share of the United States market, is particularly well-established in the Southern states, complementing the strong presence of S&N across other regions of the United States.

The combination will also double the scale of S&N Group’s business in the important Japanese market, where S&N has a strong position in trauma, and Centerpulse is well positioned in reconstructive implants.

Complementary product lines

The fit between the two companies’ product lines is excellent. Centerpulse is strong in hips, with pioneering positions in metal-on-metal and highly cross-linked polyethylene, as well as extensive developments under way in less invasive procedures and in larger heads giving greater range of motion. While S&N is also strong in hips, it has particular strength in knees, with the revolutionary OXINIUM™ product setting new standards for innovation and longevity. Leveraging the specific strengths of each company’s sales relationships into new and existing accounts with this expanded product range is anticipated to lead to significant cross-selling opportunities.

Both companies have a strong tradition of technological innovation and, when combined, will possess one of the most innovative product line-ups in global orthopedics, including:

•	the broadest range of wear reducing joint implant bearing surfaces (OXINIUM™, DURASUL®, METASUL®);

•	unique minimally invasive knee surgery products (UNISPACER™, ACCURIS™);

•	proven total joint brands (GENESIS® II, NATURAL KNEE™, CLS™, ALLOCLASSIC®, SPECTRON®, REFLECTION®, SYNERGY™);

•	computer assisted surgery technology (NAVITRACK®, ACHIEVE™); and

•	advanced trauma devices (TRIGEN®, TAYLOR SPATIAL FRAME®, ORTHOGUARD AB™, EXOGEN®).

Expansion in the fast-growing spinal segment

Centerpulse’s global No. 5 position in spinal implants will provide S&N Group with an enhanced platform for growth in the fastest growing segment of the orthopedics market. In 2001, the United States and European spine market was estimated to be worth $1.7 billion. Centerpulse entered the spinal marketplace in 1998 through the acquisition of Spine-Tech Inc., which brought with it the market leading lumbar fusion cage. Spine-Tech now offers a full range of products in the spinal implant market, with devices for lumbar and cervical fixation, allografts and stabilization devices. The spine business is well placed for growth in a rapidly expanding market.

Dental

Centerpulse’s dental division occupies the No. 4 position globally in the dental implant market with a market share of approximately 12%. It primarily serves the United States market and had sales of CHF 131 million in 2002, an underlying increase of 18%. The global market for dental implants is currently growing at 15% per annum and the dental division is well positioned for further growth.

Value creation opportunities

Significant value is expected to be created for S&N Group’s shareholders in three key areas: integration cost savings, sales and marketing opportunities and the longer term scale advantages of being a leading orthopedics company.

At the S&N Group level, integration cost savings are expected to amount to £45 million per annum by 2005, requiring exceptional cash costs of £130 million to implement. These will enable S&N Group to target an improvement of its pre-goodwill amortization operating margin to 23% by 2005/6, up from S&N’s previously-disclosed estimate of 21%, and with stronger cash generation. This is expected to enhance earnings per share of S&N Group (before amortization of goodwill and exceptional integration costs) by mid single digits in 2004 and approaching double digits in 2005 when the post-tax return on investment is expected to meet S&N Group’s weighted average cost of capital. Based on current tax rates, S&N Group expects that, going forward, its tax rate will be 29% (based on profits before tax, goodwill amortization and exceptional items).

Opportunities to combine the organizations to present a significant force in orthopedics in each of the key markets—the United States, Europe and Japan—have been identified. The combination of each company’s sales relationships in existing accounts with the expanded product range is expected to lead to an increase in sales force productivity and opportunities to launch innovative products through an expanded sales force. Extending proprietary technologies such as OXINIUM™, DURASUL® and METASUL® throughout the product range is expected to develop improved demand for S&N Group’s products. These, together with related cost savings, will enable the orthopedics division to target a pre-goodwill amortization operating margin of 27% by 2005/6.

Longer term, the opportunity to develop and manufacture a unified range of next generation products will lead to further benefits. The enhanced scale of S&N Group’s strategic research and development will enable it to invest at the forefront of orthopedic product development and its increased market presence will enable a stronger profile to be built with major customer groups.

Benefits for all stakeholders

The directors of S&N Group believe that, in addition to creating value for shareholders of the S&N Group, the transaction will deliver significant benefits for patients, surgeons, hospitals and employees:

•	Patients will benefit from the pooling of research and development activities, resulting in better targeted and more optimized product development which will deliver enhanced product performance.

•	Surgeons and hospitals will benefit from a wider product offering, broader infrastructure and enhanced delivery of services and solutions.

•	Employees will benefit from being part of one of the world’s leading orthopedic groups, operating in a dynamic and fast-growing industry and with the resources and depth to compete with other market leaders in the sector.

Board of Directors and Management of S&N Group Following the Exchange Offer

On completion of the exchange offer, the Chairman of S&N Group will be Dudley G. Eustace, its Chief Executive will be Christopher J. O’Donnell and its Finance Director will be Peter Hooley. S&N Group will consist of five divisions—in order of sales revenue: orthopedics, advanced wound management, endoscopy, spine and dental—and will operate from major manufacturing and market support facilities in the United Kingdom, Switzerland and the United States.

Dr. Max Link, current Chairman and Chief Executive of Centerpulse, will join the S&N Group board of directors as a non-executive director and one of two Vice Chairmen upon completion of the exchange offer. René Braginsky, currently Chief Executive Officer of InCentive and a Centerpulse board member, will also join the S&N Group board of directors as a non-executive director upon completion of the exchange offer. Dr. Rolf Stomberg, a current S&N board member, will become the other Vice Chairman of S&N Group.

Board Recommendation of Centerpulse

At a meeting on March 19, 2003, the Centerpulse board of directors determined that the combination agreement among S&N, S&N Group and Centerpulse, and the transactions contemplated thereby, including the exchange offer, are fair to, and in the best interests of, Centerpulse shareholders and unanimously approved a resolution recommending that the Centerpulse shareholders accept the exchange offer.

On April 14, 2003, by circular resolution (written consent), after receiving the opinion of KPMG Fides Peat, the Centerpulse board of directors adopted the board report formally recommending that Centerpulse shareholders accept the exchange offer.

Please refer to “—Interests of Members of the Centerpulse Board and Senior Management; Potential Conflicts of Interest” for a description of, among other things, the potential for conflicts of interest and the benefits available to Centerpulse’s directors when considering the Centerpulse board of directors’ recommendation to approve the exchange offer. Centerpulse’s directors and members of senior management have employment agreements and stock options that provide them with interests in the exchange offer that may be different from, or in addition to, interests of Centerpulse’s shareholders. In addition, Dr. Link will become Vice Chairman and a non-executive director of S&N Group following completion of the exchange offer. Mr. Braginsky will become a non-executive director of S&N Group after the completion of the exchange offer.

Centerpulse’s Reasons for the Transaction

In the course of reaching its decision to approve the combination agreement and recommend that holders of Centerpulse shares (including Centerpulse shares represented by Centerpulse ADSs) accept the exchange offer, the Centerpulse board of directors considered, among other matters:

•	the Centerpulse board of directors’ assessment of the short and long term prospects of Centerpulse as a stand-alone independent entity;

•	the Centerpulse board of directors’ assessment of the advantages of the combination with S&N in view of Centerpulse’s market position in certain of its key markets;

•	the presentations delivered by Lehman Brothers and UBS Warburg, and the oral opinions of Lehman Brothers and UBS Warburg subsequently confirmed in writing, to the Centerpulse board of directors to the effect that as of the date of the opinions and based on and subject to the matters set forth in their respective opinions, the consideration to be received by Centerpulse shareholders (other than InCentive and its affiliates) in the exchange offer is fair, from a financial point of view, to such shareholders;

•	the results of Lehman Brothers’ and UBS Warburg’s solicitations of interest and discussions with third parties regarding a possible business combination with Centerpulse; and

•	the reports from the Centerpulse management and outside advisors as to the results of their due diligence review of S&N’s business.

This summary is not meant to be an exhaustive description of the information and factors considered by the Centerpulse board of directors, but includes the material factors considered. The Centerpulse board of directors also considered the potential conflicts of interest described below under the heading “—Interests of Members of the Centerpulse Board of Directors and Senior Management; Potential Conflicts of Interests”. In view of the wide variety of factors considered by the Centerpulse board of directors, it was not possible to quantify or to give relative weights to the various factors. Consequently, the Centerpulse board of directors did not quantify the assumptions and results of their analyses in reaching their determination to approve the combination agreement and recommend that the holders of Centerpulse shares (including Centerpulse shares represented by Centerpulse ADSs) accept the exchange offer. In addition, it is possible that different members of the Centerpulse board of directors assigned different weights to the various factors described above.

Subsequent to the Centerpulse board of directors’ decision to approve the combination agreement and recommend that holders of Centerpulse shares (including Centerpulse shares represented by Centerpulse ADSs) accept the exchange offer, due to comments of the Swiss Takeover Board, the Centerpulse board of directors engaged KPMG to provide its opinion as to the fairness, from a financial point of view, of the consideration to be received by Centerpulse shareholders (other than InCentive and its affiliates) in the exchange offer. For more information regarding the KPMG opinion, see “—Opinions of Lehman Brothers, UBS Warburg and KPMG—Opinion of KPMG”. On April 14, 2003, by circular resolution (written consent), after receiving the opinion of KPMG Fides Peat, the Centerpulse board of directors adopted the board report formally recommending that Centerpulse shareholders accept the exchange offer.

Opinions of Lehman Brothers, UBS Warburg and KPMG

In December 2002, the Centerpulse board of directors engaged Lehman Brothers Inc. and UBS Warburg LLC to act as its joint financial advisors with respect to a possible sale of Centerpulse. On March 19, 2003, Lehman Brothers and UBS Warburg each rendered an oral opinion to the Centerpulse board of directors that, as of such date, and based upon and subject to certain matters stated therein, the consideration to be offered by S&N Group to the Centerpulse shareholders (other than InCentive and its affiliates) in the exchange offer is fair, from a financial point of view, to such shareholders. These oral opinions were subsequently confirmed in writing, by UBS Warburg on March 19, 2003 and by Lehman Brothers on March 20, 2003.

In connection with its review of the exchange offer, after Lehman Brothers and UBS Warburg both rendered their fairness opinions to the Centerpulse board of directors as described above, the Swiss Takeover Board commented that a fairness opinion should be obtained from a financial advisor that did not have a fee arrangement contingent upon the completion of the business combination between Centerpulse and S&N. Each of Lehman Brothers and UBS Warburg is entitled to receive fees contingent upon the completion of the transaction, as more fully discussed below. In response to the Swiss Takeover Board’s requirements, Centerpulse engaged KPMG Fides Peat on April 4, 2003 to render its opinion to the Centerpulse board of directors concerning the fairness of the business combination. On April 10, 2003, KPMG delivered its written opinion to the Centerpulse board of directors to the effect that, based upon and subject to certain matters stated therein, the consideration to be offered by S&N Group to the Centerpulse shareholders (other than InCentive and its affiliates) in the exchange offer is fair, from a financial point of view, to such shareholders.

Opinion of Lehman Brothers

The full text of Lehman Brothers’ written opinion, dated March 20, 2003, is attached as Annex B-1 of this prospectus. Shareholders may read such opinion for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers in rendering its opinion. The following is a summary of the Lehman Brothers opinion and the methodology that Lehman Brothers used to render its fairness opinion.

Lehman Brothers’ advisory services and opinion were provided for the information and assistance of the board of directors of Centerpulse in connection with its consideration of the proposed transaction. The Lehman

Brothers opinion is not intended to be and does not constitute a recommendation to any shareholder of Centerpulse as to whether to accept the consideration to be offered to the shareholders in connection with the exchange offer or as to whether to elect to receive fewer S&N Group shares or more S&N Group shares in the exchange offer. Lehman Brothers was not requested to opine as to, and the Lehman Brothers opinion does not address, Centerpulse’s underlying business decision to proceed with or effect the proposed transaction.

In arriving at its opinion, Lehman Brothers reviewed and analyzed:

•	the combination agreement, dated March 20, 2003, among Centerpulse, S&N Group and S&N, a separate transaction agreement, dated March 20, 2003, among S&N, S&N Group, and InCentive, the pre-announcement made in accordance with Swiss Takeover Board regulations, and the specific terms of the proposed transaction;

•	publicly available information concerning Centerpulse that Lehman Brothers believed to be relevant to its analysis, including a draft of Centerpulse’s Annual Report for the fiscal year ended December 31, 2002;

•	publicly available information concerning S&N that Lehman Brothers believed to be relevant to its analysis, including a draft of S&N’s Annual Report for the fiscal year ended December 31, 2002;

•	financial and operating information with respect to the business, operations and prospects of Centerpulse furnished to Lehman Brothers by Centerpulse, including financial projections of Centerpulse prepared by management of Centerpulse;

•	financial and operating information with respect to the business, operations and prospects of S&N furnished to Lehman Brothers by S&N, including financial projections of S&N prepared by management of S&N;

•	the trading histories of Centerpulse’s registered shares and the ordinary shares of S&N from March 19, 2002 to March 19, 2003, and a comparison of these trading histories with each other and with those of other companies that Lehman Brothers deemed relevant, as well as the Swiss franc/ pound sterling exchange rates from March 19, 2002 to March 19, 2003;

•	a comparison of the historical financial results and present financial condition of Centerpulse with those of other companies that Lehman Brothers deemed relevant;

•	a comparison of the historical financial results and present financial condition of S&N with those of other companies that Lehman Brothers deemed relevant;

•	the potential pro forma effect of the proposed transaction on the current and future financial performance of S&N Group, including the cost savings, operating synergies and revenue enhancements expected by management of S&N to result from a combination of the businesses;

•	the relative contributions of Centerpulse and S&N to the future financial performance of the combined company on a pro forma basis;

•	publicly available reports prepared by independent research analysts regarding the future financial performance of Centerpulse and S&N, respectively; and

•	a comparison of the financial terms of the proposed transaction with the financial terms of certain other transactions that Lehman Brothers deemed relevant.

In addition, Lehman Brothers had discussions with the management of Centerpulse and S&N concerning their respective businesses, operations, assets, financial conditions and prospects, and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information. Lehman Brothers further relied upon the assurances of the management of

Centerpulse and S&N that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Centerpulse projections, upon advice of Centerpulse, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgment of the management of Centerpulse as to the future financial performance of Centerpulse, and Lehman Brothers relied upon such projections in performing its analysis. With respect to the S&N projections, upon advice of S&N, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgment of the management of S&N as to the future financial performance of S&N, and Lehman Brothers relied upon such projections in performing its analysis. With respect to the cost savings, operating synergies and revenue enhancements expected by the management of S&N to result from the proposed transaction, Lehman Brothers assumed that such cost savings, operating synergies and revenue enhancements will be realized substantially in accordance with such expectations. In arriving at its opinion, Lehman Brothers conducted only a limited physical inspection of the properties and facilities of Centerpulse, and Lehman Brothers did not conduct a physical inspection of the properties and facilities of S&N. Additionally, Lehman Brothers did not make or obtain any evaluations or appraisals of the assets or liabilities of Centerpulse or S&N. At Centerpulse’s request, Lehman Brothers contacted third parties to solicit indications of interest in a possible business combination with Centerpulse and held discussions with certain of these parties prior to the date thereof. However, Centerpulse did not authorize Lehman Brothers to solicit, and Lehman Brothers did not solicit, any indications of interest from any third party with respect to the purchase of a portion of Centerpulse’s business. The Lehman Brothers opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion.

In addition, Lehman Brothers expressed no opinion as to what the value of the ordinary shares of S&N Group will be when issued pursuant to the exchange offer or the prices at which such shares will trade in the future. The Lehman Brothers opinion should not be viewed as providing any assurance that the market value of the S&N Group shares to be held by the shareholders of Centerpulse after the consummation of the proposed transaction will be in excess of the market value of Centerpulse shares owned by such shareholders at any time prior to the announcement or the consummation of the proposed transaction. Lehman Brothers also expressed no opinion as to the effect of the proposed transaction on shareholders who do not tender their Centerpulse shares in the exchange offer or as to what the value of such shares will be or whether and at what prices such shares will trade after the exchange offer. In addition, Lehman Brothers expressed no opinion as to whether the consideration that may have been received by Centerpulse’s shareholders if Centerpulse’s divisions were sold in separate transactions would have been higher or lower than the consideration to be offered to Centerpulse’s shareholders in the exchange offer.

In connection with rendering its opinion, Lehman Brothers performed certain financial, comparative and other analyses as described below. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to Centerpulse or S&N, but rather made its determination as to the fairness, from a financial point of view, to Centerpulse’s shareholders (other than InCentive) of the consideration to be offered to such shareholders in the proposed transaction on the basis of financial and comparative analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Centerpulse and S&N. None of Centerpulse, S&N Group, Lehman Brothers or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to the board of directors of Centerpulse. Certain of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Lehman Brothers opinion.

Stock Trading History

Lehman Brothers considered historical data with regard to the trading prices of Centerpulse shares and the S&N shares for the period from March 19, 2002 to March 19, 2003 and the relative stock price performances during this same period of Centerpulse, S&N, the FTSE 100 Index, the Swiss Performance Index, the Standard & Poor’s 500 Index, and an index of comparable publicly traded orthopedics manufacturers. Lehman Brothers also considered historical data with regard to the relative exchange rate of the Swiss franc and pound sterling for the period from March 19, 2002 to March 19, 2003. During this period the closing stock price of Centerpulse ranged from CHF 133.17 to CHF 277.00 per share, and the closing price of S&N ranged from 305.00p to 426.00p per share. Lehman Brothers noted that, during this timeframe, the share price of Centerpulse increased 105.4%, outperforming the Swiss Performance Index, which decreased 33.7%, and was the #1 performing stock on the Swiss Exchange during this period. The share price of S&N decreased 10.3% during this time period, outperforming the FTSE 100 Index, which decreased 29.2%, and traded within 80.8% of its all-time high. Lehman Brothers also noted that during this time period, the Swiss franc appreciated 8.7% relative to the pound sterling.

Historical Exchange Ratio Analysis

Lehman Brothers also compared the historical share prices of Centerpulse and S&N during different periods during the one year period prior to March 19, 2003, in order to determine the implied average exchange ratio that existed for those periods. The following table indicates the average exchange ratio of S&N shares for each Centerpulse share for the periods indicated, and is based upon the average exchange rate between the Swiss franc and the pound sterling for the periods indicated:

Average Exchange Ratio
Offer (Implied)	34.0x
March 19, 2003	33.4x
One month period	34.4x
Three month period	31.0x
Six month period	28.2x
12 month period	25.1x

Analysis of Centerpulse

Comparable Company Analysis.    In order to assess how the public market values shares of publicly traded companies similar to Centerpulse, Lehman Brothers reviewed and compared specific financial and operating data relating to Centerpulse with selected companies that Lehman Brothers deemed comparable to Centerpulse, including Biomet, Inc., S&N, Stryker Corporation, Synthes Stratec, Inc., and Zimmer Holdings, Inc. Using publicly available information, Lehman Brothers calculated and analyzed each company’s current stock price to its projected earnings per share (commonly referred to as a price earnings ratio, or P/E) and each company’s enterprise value to certain historical and projected financial criteria (such as revenues and earnings before interest, taxes, depreciation and amortization (EBITDA)). The enterprise value of each company was obtained by adding its short and long-term debt to the sum of the market value of its fully-diluted common equity, the value of any preferred stock (at liquidation value), the book value of any minority interest, the value of any material debt-equivalent liabilities, and subtracting its cash and cash equivalents. Lehman Brothers determined, based on the geographic scope of Centerpulse’s operations and the countries in which the majority of its profitability is generated, that European orthopedics companies are the most appropriate comparables. As of March 19, 2003, the last trading date prior to the delivery of the Lehman Brothers opinion, the European comparable companies’ mean enterprise value multiple of actual latest twelve months (LTM) revenues and LTM EBITDA were 4.35x and 13.2x, respectively. Additionally, the European comparable companies’ mean multiple of current stock price to the projected calendar years (CY) 2003 and 2004 earnings per share based upon data from First Call (a service which reports equity analysts’ consensus earnings estimates), and the S&N projections in the case of S&N, were 19.4x and 16.5x, respectively.

However, because of the inherent differences between the business, operations and prospects of Centerpulse and the business, operations and prospects of the companies included in the comparable companies, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of Centerpulse and the companies included in the comparable company analysis that would affect the public trading values of each.

Lehman Brothers determined that, because equity analysts primarily value these comparable companies on the next twelve months’ earnings, the use of a CY 2003 P/E multiple range was the most appropriate reference range in analyzing how the public market values Centerpulse shares. Moreover, due to certain differences in the treatment of goodwill under the accounting policies followed by these comparable companies, Lehman Brothers calculated the P/Es by excluding the impact of goodwill amortization expense. Using these multiples, Lehman Brothers calculated the implied equity values per Centerpulse share for a range of CY 2003 P/E from 18.0x to 20.5x. The range of CY 2003 P/E multiples yielded a range of per share values from CHF 244.95 to CHF 278.97. Lehman Brothers noted that the CHF 282.03 per share implied value in the exchange offer was above the range implied by the comparable company analysis.

Comparable Transaction Analysis.    Lehman Brothers reviewed two acquisitions of companies that Lehman Brothers deemed comparable to the proposed transaction, including Stryker Corporation’s acquisition of Howmedica from Pfizer, Inc. and Johnson & Johnson’s acquisition of DePuy, Inc., both of which were consummated in 1998. Lehman Brothers considered the transaction values as multiples of LTM (prior to the acquisition) EBITDA. The comparable acquisitions’ mean multiple of transaction values to LTM EBITDA was 11.3x. Lehman Brothers deemed the multiple of EBITDA to be a more appropriate benchmark than other metrics, because multiples of EBITDA are the most consistent and available of the set of metrics across the comparable set of transactions, and because it is easily calculated using the same methodology for each comparable transaction. Using a range of LTM EBITDA multiples from 9.0x to 13.6x, Lehman Brothers calculated a range of implied equity values per Centerpulse share from CHF 199.29 to CHF 310.75. Lehman Brothers noted that the CHF 282.03 per share implied value in the exchange offer was within the range implied by the comparable transaction analysis.

Discounted Cash Flow Analysis.    As part of its analysis, Lehman Brothers prepared a discounted after-tax cash flow model that was based upon the Centerpulse projections. Lehman Brothers used after tax discount rates of 10.0% to 16.0% and a terminal value based on a range of multiples of estimated EBITDA in 2007 of 9.0x to 11.0x. Based on these discount rates and the range of the terminal values, Lehman Brothers calculated a range of implied equity values per Centerpulse share from CHF 233.37 to CHF 358.45. Lehman Brothers noted that the CHF 282.03 per share implied value in the exchange offer was within the range implied by the discounted cash flow analysis.

Contribution Analysis.    Lehman Brothers analyzed the respective contributions of S&N and Centerpulse to the estimated CY 2003 and 2004 revenues, EBITDA, and net income excluding goodwill amortization expense and non-recurring items of the combined company based on the S&N projections and the Centerpulse projections, and prior to any transaction related adjustments, including any cost savings, operating synergies and revenue enhancements expected by the management of S&N. This analysis indicated the 2003 and 2004 percentage contributions of Centerpulse to S&N Group’s estimated revenue, EBITDA and net income excluding goodwill amortization expense and non-recurring items was consistent with the implied exchange ratio of 34 S&N Group shares for each Centerpulse share to be received by Centerpulse shareholders in the exchange offer, and the associated ownership percentage of 30.4%, both assuming an all-stock transaction.

Analysis of S&N

Comparable Company Analysis.    In order to assess how the public market values shares of publicly traded companies similar to S&N, Lehman Brothers reviewed and compared specific financial and operating data relating to S&N with selected companies that Lehman Brothers deemed comparable to S&N, including Biomet, Inc., Centerpulse, Stryker Corporation, Synthes Stratec, Inc., and Zimmer Holdings, Inc. Using publicly available information, Lehman Brothers calculated and analyzed each company’s current stock price to its projected earnings per share (commonly referred to as a price earnings ratio, or P/E) and each company’s enterprise value to certain historical and projected financial criteria (such as revenues and EBITDA). The enterprise value of each company was obtained by adding its short and long-term debt to the sum of the market value of its fully-diluted common equity, the value of any preferred stock (at liquidation value), the book value of any minority interest, the value of any material debt-equivalent liabilities, and subtracting its cash and cash equivalents. As of  March 19, 2003, the last trading date prior to the delivery of the Lehman Brothers opinion, the comparable companies’ median enterprise value multiple of LTM revenues and LTM EBITDA were 5.15x and 17.8x, respectively. Additionally, the comparable companies’ median multiple of the current stock price to the projected CY 2003 and CY 2004 earnings per share based upon data from First Call, and the Centerpulse projections in the case of Centerpulse, were 26.5x and 23.3x, respectively.

However, because of the inherent differences between the business, operations and prospects of S&N and the business, operations and prospects of the companies included in the comparable companies, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of S&N and the companies included in the comparable company analysis that would affect the public trading values of each.

Lehman Brothers determined that, because equity analysts primarily value these comparable companies on the next twelve months’ earnings, the use of a CY 2003 P/E multiple range was the most appropriate reference range in analyzing how the public market values the S&N shares. Moreover, due to certain differences in the treatment of goodwill under the accounting policies followed by these comparable companies, Lehman Brothers calculated the P/Es by excluding the impact of goodwill amortization expense. Using these multiples, Lehman Brothers calculated the implied equity values per S&N share for a range of CY 2003 P/E from 18.0x to 25.0x, which Lehman Brothers deemed appropriate for S&N’s business. The range of CY 2003 P/E yielded a range of per share values from 331.96p to 461.05p. Lehman Brothers noted that the closing share price of S&N of 381.25p at March 19, 2003 was within the range implied by the comparable company analysis.

Discounted Cash Flow Analysis.    As part of its analysis, Lehman Brothers prepared a discounted after-tax cash flow model that was based upon the S&N projections. Lehman Brothers used after tax discount rates of 9.0% to 11.0% and a terminal value based on a range of multiples of estimated EBITDA in 2007 of 10.0x to 12.0x. Based on these discount rates and the range of the terminal values, Lehman Brothers calculated a range of implied equity value per S&N Share at approximately 395.85p to 509.55p. Lehman Brothers noted that the closing share price of S&N of 381.25p at March 19, 2003 was below the range implied by the discounted cash flow analysis.

Pro Forma Analysis

Lehman Brothers analyzed the pro forma effect of the transaction on the earnings per share of S&N Group. For the purposes of this analysis, Lehman Brothers assumed (i) consideration of 25.15 S&N Group shares and

CHF 73.42 in cash for each Centerpulse share, (ii) financial forecasts for each company as supplied by management of S&N and Centerpulse, respectively, (iii) synergies expected by management of S&N to result from a combination of the businesses, and (iv) refinancing of all of Centerpulse’s existing debt and financing of the cash portion of the Consideration at a blended cost of debt of 4.50%. Lehman Brothers estimated that, based on the assumptions described above, the pro forma impact of the transaction would be accretive to 2004 and 2005 earnings per share, excluding goodwill amortization and non-recurring items of S&N Group. The financial forecasts that underlie this analysis are subject to substantial uncertainty and, therefore, actual results may be substantially different.

Fee Arrangement

Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Centerpulse’s board of directors selected Lehman Brothers because of its expertise, reputation and familiarity with Centerpulse and the orthopedic industry generally, and because its investment banking professionals have substantial experience in transactions comparable to the transaction.

As compensation for its services in connection with the exchange offer, Lehman Brothers earned a fee payable by Centerpulse of $1.5 million for the delivery of the Lehman Brothers opinion. Additional compensation of 0.3% of the consideration paid in the proposed transaction plus any assumed net financial liabilities will be payable on completion of the proposed transaction. Fees paid previously pursuant to the rendering of the Lehman Brothers opinion will be credited against this amount. In addition, Centerpulse has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the proposed transaction and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by Centerpulse and the rendering of the Lehman Brothers opinion. Lehman Brothers has previously rendered investment banking services to Centerpulse primarily related to the divestiture of its former cardiovascular division, and received a total of $8.1 million in fees from Centerpulse related to these services.

In the ordinary course of its business, Lehman Brothers may actively trade in the debt or equity securities of Centerpulse and S&N for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Opinion of UBS Warburg

The following summary of the UBS Warburg opinion is qualified in its entirety by reference to the full text of the opinion. The full text of the opinion sets forth the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken, by UBS Warburg and is attached as Annex B-2 to this prospectus and incorporated in this document by reference. We encourage you to read carefully the UBS Warburg opinion in its entirety.

UBS Warburg’s opinion:

•	is directed solely to the Centerpulse board of directors;

•	relates only to the fairness from a financial point of view of the consideration to be received by the holders (other than InCentive and its affiliates) of Centerpulse shares pursuant to the exchange offer;

•	does not address Centerpulse’s underlying business decision to effect the business combination with S&N;

•	does not constitute a recommendation to any Centerpulse shareholder as to whether such holder should tender its shares in the exchange offer or as to whether to elect to receive fewer S&N Group shares or more S&N Group shares in the exchange offer; and

•	is necessarily based upon economic, monetary, market and other conditions as in effect on, and the information made available to UBS Warburg as of, the date of the opinion.

In arriving at its opinion, UBS Warburg, among other things:

•	reviewed selected publicly available business and historical financial information relating to Centerpulse and S&N;

•	reviewed selected internal financial information and other data relating to the business and financial prospects of Centerpulse, including estimates and financial forecasts prepared by the management of Centerpulse, which were provided to UBS Warburg by Centerpulse;

•	reviewed selected internal financial information and other data relating to the business and financial prospects of S&N, including estimates and financial forecasts prepared by the management of S&N, which were provided to UBS Warburg by S&N;

•	conducted discussions with members of the senior management of Centerpulse and S&N concerning the business and financial prospects of Centerpulse and S&N;

•	reviewed publicly available financial and stock market data with respect to selected other companies in lines of business UBS Warburg believed to be generally comparable to those of Centerpulse and S&N;

•	compared the financial terms of the business combination with S&N with the publicly available financial terms of selected other transactions which UBS Warburg believed to be generally relevant;

•	considered selected pro forma effects of the business combination with S&N on S&N’s financial statements and reviewed selected estimates of synergies prepared by the managements of S&N and Centerpulse;

•	reviewed drafts of the combination agreement; and

•	conducted such other financial studies, analyses and investigations and considered such other information as UBS Warburg deemed necessary or appropriate.

In connection with its review, with the consent or at the direction, as applicable, of the Centerpulse board of directors, UBS Warburg:

•	assumed that the final executed form of the combination agreement did not differ in any material respect from the draft that UBS Warburg examined, and that S&N, S&N Group and Centerpulse will comply with all material terms of the combination agreement;

•	assumed that the financial forecasts, estimates, pro forma effects and calculations of synergies referred to above had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of each of S&N and Centerpulse as to the future performance of their respective companies;

•	did not assume any responsibility for independent verification of any of the information referred to above and relied on it as being complete and accurate in all material respects; and

•	did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Centerpulse or S&N, nor was UBS Warburg furnished with any such evaluation or appraisal.

UBS Warburg was not asked to, and did not, recommend the specific consideration payable in the exchange offer, which was determined through negotiations between Centerpulse and S&N. In addition, UBS Warburg was not asked to, and did not offer any opinion as to the material terms of the combination agreement or the form of the transactions contemplated thereby, and expressed no opinion as to what the actual value of the S&N Group shares or S&N Group ADSs will be when issued pursuant to the exchange offer or the prices at which S&N Group shares or S&N Group ADSs will trade in the future. At the request of the Centerpulse board of directors,

UBS Warburg contacted third parties to solicit indications of interest in a possible business combination with Centerpulse and held discussions with a number of these parties prior to the date of UBS Warburg’s written opinion. However, UBS Warburg was not authorized to, and did not, solicit indications of interest from any third party with respect to the purchase of a portion of Centerpulse’s business.

The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not susceptible to partial analysis or summary descriptions. In arriving at its opinion, UBS Warburg made qualitative judgments as to the significance and relevance of each analysis and factor considered by it, and based on the results of all the analyses undertaken by it and assessed as a whole. UBS Warburg did not draw conclusions, in isolation, from or with regard to any one factor or method of analysis. Accordingly, UBS Warburg believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the processes underlying the analyses set forth in its opinion.

In performing its analyses, UBS Warburg made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of S&N, S&N Group or Centerpulse. No company, transaction or business used in those analyses as a comparison is identical to Centerpulse or S&N or their respective businesses or the business combination involving S&N and Centerpulse, nor is an evaluation of the results entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the operating results, public trading or other values of the companies or transactions being analyzed.

The estimates contained in the analyses performed by UBS Warburg and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than suggested by these analyses. In addition, analyses relating to the value of securities do not purport to be appraisals or to reflect the prices at which a business might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

The following is a summary of the material financial analyses used by UBS Warburg in connection with the rendering of its opinion. The financial analyses summarized below include information presented in tabular format. In order to understand the financial analyses fully, the tables must be read together with the text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.

Historical Stock Performance

UBS Warburg reviewed historical trading data for the Centerpulse shares and the S&N shares for the period from March 18, 2002 to March 18, 2003 as well as the relative price performances during this period of the Centerpulse shares, the S&N shares, the Swiss Performance Index, the FTSE 100 Index, the Bloomberg 500 Healthcare Index and an index of comparable publicly-traded orthopedics manufacturers. During this period, the low and high closing prices of the Centerpulse shares were CHF 133.17 and CHF 275.00, respectively, and the low and high closing prices of the S&N shares were £3.05 and £4.26, respectively. UBS Warburg observed that during this period the price of Centerpulse shares increased 97.4% as compared to a 35.2% decrease in the Swiss Performance Index. The price of S&N shares decreased 6.9% during this same period as compared to a 29.3% decrease in the FTSE 100 Index.

Historical Exchange Ratio Analysis

UBS Warburg compared the historical closing prices of Centerpulse shares and S&N shares during various periods during the period from March 18, 2002 to March 18, 2003 to determine an implied average exchange ratio for those periods. The following table indicates the average exchange ratio of S&N shares for each Centerpulse share for the periods specified:

Average Exchange Ratio(1)

Offer	34.0x	(2)
Last Three Months	31.2x
Last Six Months	28.2x
Last Twelve Months	25.2x

(1)	Based on the CHF/GBP exchange rate at the end of each trading day in the applicable period.
(2)	For purposes of this analysis, UBS Warburg assumed that the consideration being offered in the exchange offer consisted solely of S&N Group shares with an implied exchange ratio of 34.0 S&N Group shares for each Centerpulse share.

Centerpulse Analyses

Selected Comparable Public Company Analysis.    UBS Warburg compared selected financial information, ratios and public market multiples for Centerpulse to the corresponding data for S&N and Synthes-Stratec, Inc., which are based in Europe, and Biomet, Inc., Stryker Corporation and Zimmer Holdings, Inc., which are based in the United States.

UBS Warburg chose the selected companies because they were publicly-traded companies that, for purposes of the analysis, UBS Warburg considered reasonably similar to Centerpulse in that these companies develop, produce and distribute medical devices in the orthopedics sector. The selected public companies may significantly differ from Centerpulse based on, among other things, the size of the companies, the geographic coverage of the companies’ operations and the particular business segments in which the companies focus.

UBS Warburg reviewed, among other information, the comparable companies’ multiples of enterprise value, which consists of the market value of the particular company’s common equity plus the market value (when available) of the company’s total debt, preferred stock and minority interests, minus cash, cash equivalents and marketable securities, to the last twelve months, referred to as LTM, revenue; LTM earnings before interest, taxes, depreciation and amortization, referred to as EBITDA; and estimated calendar year 2003 EBITDA, referred to as CY2003E EBITDA. UBS Warburg also reviewed, among other information, the comparable companies’ projected price/earnings multiples, referred to as P/E ratio, based on earnings estimates for calendar years 2003 and 2004.

UBS Warburg determined, based on the geographic scope of Centerpulse’s operations and the regions in which the majority of its profits are generated, that European orthopedics companies are the most appropriate comparables. As of March 18, 2003, the range of multiples of the European comparable companies’ enterprise values to LTM revenue, LTM, EBITDA and CY2003E EBITDA were 3.60x to 5.00x, 11.5x to 15.4x and 10.7x to 13.8x, respectively, as compared to 2.96x, 12.5x and 11.4x, respectively, for Centerpulse at the implied exchange offer price per Centerpulse share. In addition, as of March 18, 2003, the European comparable companies’ range of P/E ratios based on earnings estimates for CY 2003 and CY2004 were 17.8x to 21.0x and 15.7x to 17.3x, respectively, as compared to 20.9x and 17.1x, respectively, for Centerpulse at the implied exchange offer price per Centerpulse share, in each case excluding goodwill amortization. For purposes of this analysis, the implied exchange offer price was based on an S&N share price of £3.87 and a CHF/GBP exchange rate of 2.164.

Estimated financial data for Centerpulse and S&N were based on internal estimates provided by the respective managements of Centerpulse and S&N. The other data used in the Centerpulse comparable companies analysis were based on the respective companies’ relevant SEC filings as well as publicly available research analysts’ estimates, FirstCall consensus estimates and Bloomberg data.

Selected Comparable Transaction Analysis.    UBS Warburg reviewed publicly available financial information relating to Stryker Corporation’s acquisition of Howmedica from Pfizer, Inc. and Johnson & Johnson’s acquisition of DePuy, Inc., both of which were announced in 1998.

UBS Warburg chose the selected transactions because they were business combinations that, for the purposes of the analysis, UBS Warburg considered to be reasonably similar to the business combination of S&N and Centerpulse in that these transactions involved companies in the orthopedics sector of the medical device industry. The selected transactions may differ significantly from the business combination of S&N and Centerpulse based on, among other things, the size of the transactions, the structure of the transactions and the dates that the transactions were announced and consummated.

UBS Warburg reviewed, among other things, the transaction values implied in the relevant transactions as a multiple of the target’s LTM revenue and LTM EBITDA, and the equity values implied in the relevant transactions as a multiple of the target’s estimated net income for the fiscal year following the fiscal year in which the relevant transaction was announced, referred to as FY+1 net income.

The range of multiples for the transaction values implied in the comparable transactions to the acquired company’s LTM revenue and LTM EBITDA were 1.99x to 4.23x and 9.0x to 13.7x, respectively, as compared to 2.96x and 12.5x, respectively, for Centerpulse at the implied exchange offer price per Centerpulse share. In addition, the multiple for the equity value for DePuy implied in the acquisition of DePuy by Johnson & Johnson to DePuy’s FY+1 (fiscal year ended 1998) net income was 23.3x, as compared to 20.9x for Centerpulse at the implied exchange offer price per Centerpulse share, in each case excluding goodwill amortization. The ratio of equity value to FY+1 net income is not available for the Howmedica transaction because net income figures for Howmedica are not publicly available. For purposes of this analysis, the implied exchange offer price was based on an S&N share price of £3.87 and a CHF/GBP exchange rate of 2.164.

Estimated financial data for Centerpulse were based on internal estimates provided by the Centerpulse management. The other data used in the comparable transaction analysis were based on the respective companies’ relevant SEC filings as well as publicly available research analysts’ estimates and data from FactSet.

Discounted Cash Flow Analysis.    UBS Warburg performed a discounted cash flow analysis using the five-year financial forecasts internally prepared by Centerpulse management in order to derive an implied per share equity value reference range for Centerpulse shares. The discounted cash flow analysis determined the discounted present value of the unlevered after-tax cash flows generated over the five-year period covered by the financial forecasts and then added a terminal value based on a range of exit multiples applied to its estimated 2007 EBITDA. For purposes of this analysis, UBS Warburg used discount rates of 10.0% to 16.0% and terminal 2007 EBITDA multiples of 9.0x to 11.0x. This analysis indicated an implied per Centerpulse share equity value reference range of CHF 242.5 to CHF 368.8.

Relative Contribution Analysis.    UBS Warburg analyzed the relative contributions by each of S&N and Centerpulse to key financial indicators of S&N Group, such as estimated CY2003 revenue, EBITDA and net income and estimated CY2004 revenue, EBITDA and net income of S&N Group, in each case, assuming an exchange rate of CHF 2.164/GBP, before taking into account pro forma transaction adjustments and pre-tax synergies expected to result from the business combination and, in the case of net income, excluding goodwill amortization.

UBS Warburg noted that the implied exchange ratio of 34.0 S&N Group shares for each Centerpulse share to be offered to Centerpulse shareholders in the exchange offer, the implied 30.4% pro forma equity ownership in S&N Group attributable to Centerpulse shares and the 30.3% pro forma enterprise value in S&N Group attributable to Centerpulse and its shares, in each case assuming an all-stock transaction, were within the range implied by the contribution analysis. Estimated financial data for Centerpulse and S&N were based on internal estimates provided by the respective management of Centerpulse and S&N.

S&N Analyses

Selected Comparable Public Company Analysis.    UBS Warburg compared selected financial information, ratios and public market multiples for S&N to the corresponding data for Synthes-Stratec, Inc., Biomet, Inc., Stryker Corporation and Zimmer Holdings, Inc.

UBS Warburg chose the selected companies because they were publicly-traded companies that, for purposes of the analysis, UBS Warburg considered reasonably similar to S&N in that these companies develop, produce and distribute medical devices in the orthopedics sector. The selected public companies may significantly differ from S&N based on, among other things, the size of the companies, the geographic coverage of the companies’ operations and the particular business segments in which the companies focus.

UBS Warburg reviewed, among other information, the comparable companies’ multiples of enterprise value to LTM revenue, LTM EBITDA and CY2003E EBITDA. UBS Warburg also reviewed, among other information, the comparable companies’ projected P/E Ratio, based on earnings estimates for the calendar years ending December 31, 2003 and 2004.

As of March 18, 2003, the range of multiples of the comparable companies’ enterprise values to LTM revenue, LTM EBITDA and CY2003E EBITDA were 4.92x to 7.22x, 11.5x to 23.2x and 10.7x to 20.1x, respectively. In addition, as of March 18, 2003, the comparable companies’ range of P/E ratios based on earnings estimates for CY2003 and CY2004 were 17.8x to 33.0x and 15.7x to 27.4x, respectively, in certain cases excluding goodwill amortization for the comparable companies. UBS Warburg noted that, as of March 18, 2003, the corresponding financial ratios for S&N were within the ranges noted above for the comparable companies, except for the multiple of S&N’s enterprise value to LTM revenue, which was below the applicable range.

Estimated financial data for S&N were based on internal estimates provided by S&N management. The other data used in the S&N comparable companies analysis were based on the respective companies’ relevant SEC filings as well as publicly available research analysts’ estimates, First Call consensus estimates and Bloomberg data.

Discounted Cash Flow Analysis.    UBS Warburg performed a discounted cash flow analysis using the five-year financial forecasts internally prepared by S&N management in order to derive an implied per share equity value reference range for S&N. The discounted cash flow analysis determined the discounted present value of the unlevered after-tax cash flows generated over the five-year period covered by the financial forecasts and then added a terminal value based on a range of exit multiples applied to its estimated 2007 EBITDA. For purposes of this analysis, UBS Warburg used discount rates of 9.0% to 11.0% and terminal 2007 EBITDA multiples of 10.0x to 12.0x. This analysis indicated an implied per S&N share equity value reference range of £3.99 to £5.12.

Pro Forma Combination Analysis.    UBS Warburg analyzed the potential pro forma financial effects of the business combination of Centerpulse and S&N on the estimated earnings per share, referred to as EPS, of S&N for CY2004 and CY2005, based on internal estimates of S&N and Centerpulse managements and excluding goodwill amortization. In performing this analysis, UBS Warburg assumed, among other things:

•	a fixed exchange ratio of 25.3 S&N Group shares and CHF 73.1 in cash per Centerpulse share, based on S&N’s closing stock price of £3.87 on March 18, 2003;

•	a CHF/GBP exchange rate of 2.164;

•	a tax rate of 29.3% and 29.5% on income before taxes for CY2004 and CY2005, respectively; and

•	£20 million and £45 million of synergies in CY2004 and CY2005, respectively, and costs to achieve synergies of £65 million in both CY2003 and CY2004, in each case based on estimates of the managements of S&N and Centerpulse.

The results of this analysis indicated that the business combination of Centerpulse and S&N would be accretive to the estimated EPS of S&N in CY2004 and CY2005, both in the case of including synergies and in the case of excluding synergies.

Fee Arrangement

Pursuant to the engagement letter, dated December 11, 2002, between UBS Warburg LLC and Centerpulse, UBS Warburg earned a fee payable by Centerpulse of $1,500,000 for rendering its financial fairness opinion, which was independent of the result of the opinion, and will earn an aggregate fee equal to 0.3% of the greater of (a) the total consideration to be received for the Centerpulse shares, including options, warrants and similar securities, in the business combination, and (b) the total consideration to be received for the Centerpulse shares, including options, warrants and similar securities, in the business combination plus the principal amount of consolidated net indebtedness of Centerpulse, in any case payable upon the consummation of the business combination against which the opinion fee will be credited to the extent previously paid. Centerpulse also agreed to reimburse UBS Warburg for its expenses incurred in performing its services. UBS Warburg will not be entitled to any additional fees or compensation with respect to the business combination. In addition, Centerpulse has agreed to indemnify UBS Warburg and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling UBS Warburg or any of its affiliates against liabilities and expenses related to or arising out of UBS Warburg’s engagement and any related transactions.

Centerpulse selected UBS Warburg based on its experience, expertise and reputation. UBS Warburg is an internationally recognized investment banking firm that regularly engages in the valuation of securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Prior to this engagement, UBS Warburg and its predecessors have provided investment banking and other financial services to Centerpulse and its affiliates and received customary compensation for the rendering of such services, including acting as sole arranger and underwriter of Centerpulse’s $635 million senior secured credit facility in November 2002, global coordinator and joint underwriter of the Company’s CHF 255 million rights issue in October 2002, financial advisor to Sulzer Ltd., the former parent of Centerpulse, in connection with an unsolicited bid by InCentive to acquire Sulzer Ltd. in the first quarter of 2001, and financial advisor to Sulzer Ltd. and Centerpulse in connection with the spin-off of Sulzer Ltd.’s remaining ownership interests in Centerpulse in the second quarter of 2001. In the ordinary course of business, UBS Warburg, its successors and affiliates may trade or have traded securities of Centerpulse, S&N or InCentive for their own accounts and, accordingly, may at any time hold a long or short position in such securities. In October 2002, UBS Warburg executed a block trade with regard to 480,349 Centerpulse shares it had purchased from the settlement trust that was created pursuant to a certain settlement agreement entered into by Centerpulse on March 13, 2002.

Opinion of KPMG

The full text of KPMG’s written opinion dated April 10, 2003 is attached as Annex B-3 to this prospectus. KPMG’s opinion contains a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by KPMG in rendering its opinion. The following is a summary of the KPMG opinion and the methodology that KPMG used to render its fairness opinion.

KPMG’s opinion is not intended to be and does not constitute a recommendation to any shareholder of Centerpulse as to whether to accept the consideration to be offered to the shareholders in connection with the exchange offer or as to whether to elect to receive fewer S&N Group shares or more S&N Group shares in the exchange offer. KPMG was not requested to opine as to, and the KPMG opinion does not address, Centerpulse’s underlying business decision to effect the business combination with S&N. KPMG’s opinion is necessarily based upon economic, monetary, market and other conditions as in effect on, and the information made available to KPMG as of the date of the opinion.

In arriving at its opinion, KPMG, among other things:

•	reviewed and analyzed the combination agreement, dated March 20, 2003, between Centerpulse, S&N Group and S&N, a separate transaction agreement, dated March 20, 2003, between S&N, S&N Group, and InCentive, the pre-announcements made in accordance with Swiss Takeover Board regulations, and the specific terms of the proposed transaction;

•	reviewed certain publicly available business and historical financial information relating to Centerpulse and S&N;

•	reviewed certain internal financial information and other data relating to the business and financial prospects of Centerpulse, including estimates and financial forecasts prepared by the management of Centerpulse, which were provided to KPMG by Centerpulse;

•	reviewed publicly available financial and stock market data with respect to selected other companies in lines of business KPMG believed to be generally comparable to those of Centerpulse and S&N;

•	compared the financial terms of the transaction with the publicly available financial terms of selected other transactions which KPMG believed to be generally relevant; and

•	conducted such other financial studies, analyses and investigations and considered such other information as KPMG deemed necessary or appropriate.

In rendering its opinion, KPMG assumed and relied, without independent verification, upon the accuracy and completeness of all financial information, analyses, and other information and data publicly available or furnished to or otherwise reviewed by or discussed with it, for purposes of rendering its opinion. KPMG also received assurances from the management of Centerpulse, that it was not aware of any facts that would make any of the information inaccurate or misleading.

The KPMG opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion. In connection with its review, with the consent of or at the direction Centerpulse, KPMG did not:

•	make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Centerpulse or S&N, nor was KPMG furnished with any such evaluation or appraisal;

•	conduct meetings with management of Centerpulse or S&N or request or receive any financial or business information or data from either Centerpulse or S&N; or

•	review non-public financial or business information, data or prospects of S&N including, without limitation, estimates or financial forecasts prepared by S&N management.

KPMG was not asked to, and did not, recommend the specific form or amount of consideration payable in the exchange offer, which was determined through negotiations between Centerpulse and S&N. In addition, KPMG was not asked to, and did not offer any opinion as to the material terms of the combination agreement or the form of the transactions contemplated thereby, and expressed no opinion as to the actual value of the S&N shares or S&N ADSs at the time of the opinion or in the future. For purposes of its opinion, KPMG assumed that the S&N shares and the S&N ADSs were at all relevant times fairly valued in the marketplace.

KPMG expressed no opinion as to the effect of the proposed transaction on shareholders who do not tender their Centerpulse shares in the exchange offer or as to what the value of such shares will be or whether and at what prices such shares will trade after the exchange offer. In addition, KPMG expressed no opinion as to whether the consideration that may have been received by Centerpulse’s shareholders if Centerpulse’s divisions were sold in separate transactions would have been higher or lower than the consideration to be offered to Centerpulse’s shareholders in the exchange offer.

The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not susceptible to partial analysis or summary descriptions. In arriving at its opinion, KPMG did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor considered by it based on the results of all of the analyses reviewed by it and assessed as a whole. Accordingly, KPMG believes that its analysis must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the processes underlying the analysis set forth in its opinion.

For its services in rendering the fairness opinion, KPMG has earned a fee of CHF 500,000, which was not dependent upon the result of the opinion or upon the completion of the business combination. In addition, Centerpulse has agreed to pay any applicable value added tax, to reimburse KPMG for reasonable out-of-pocket expenses incurred in connection with the proposed transaction and to indemnify KPMG for certain liabilities that may arise out of its engagement by Centerpulse and the rendering of the KPMG opinion.

Interests of Members of the Centerpulse Board of Directors and Senior Management; Potential Conflicts of Interest

You should be aware that the Centerpulse senior management who negotiated the combination agreement and directors who discussed, deliberated over and passed a resolution to approve the combination agreement and recommend that holders of Centerpulse shares, including Centerpulse shares represented by Centerpulse ADSs, accept the exchange offer may have interests in the exchange offer that are in addition to or may be different from the interests of Centerpulse shareholders generally.

As of March 31, 2003, the directors and executive officers of Centerpulse beneficially owned in the aggregate, directly or indirectly, 15,580, or approximately 0.1%, of the outstanding Centerpulse shares, including Centerpulse shares represented by Centerpulse ADSs, but excluding any Centerpulse shares that Mr. René Braginsky may be deemed to beneficially own by virtue of being a shareholder and Chief Executive Officer of InCentive.

Board Seats

Dr. Max Link, Chairman and Chief Executive of Centerpulse, will be invited to join the S&N Group board of directors as a non-executive director and one of two Vice Chairmen upon completion of the exchange offer. René Braginsky, a Centerpulse board member, will also be invited to join the S&N Group board of directors as a non-executive director. As directors of S&N Group, Dr. Link and Mr. Braginsky will receive director fees and reimbursement of expenses in accordance with S&N Group policies.

Employment Agreements of the Centerpulse Senior Management

The employment agreements of the following members of the Centerpulse senior management contain change of control clauses providing for the following compensation (plus, in each case, applicable social security system payments on behalf of such individuals) to be granted in the event the employment agreements of these employees are terminated during the 12 month period following the completion of the exchange offer, either by Centerpulse or by those employees, should their respective position with Centerpulse be materially changed:

Employee	Compensation Upon Change of Control
Mike McCormick	$1,260,000
David Floyd	$1,530,000
Richard Fritschi	CHF 1,650,375
Steven Hanson	$1,354,500
Urs Kamber	CHF 1,850,370
Matthias Molleney	CHF 1,525,140
Hans-Rudolf Schurch	CHF 917,955
Christian Stambach	CHF 1,332,000
Beatrice Tschanz	CHF 1,526,250
Dr. Thomas Zehnder	CHF 1,600,800

In addition, Dr. Link’s employment agreement as the Chief Executive Officer of Centerpulse entitles him to terminate his employment agreement as Chief Executive Officer upon a change of control. The compensation payable upon a termination by Dr. Link following the completion of the exchange offer is CHF 4,950,000, plus Swiss social security system payments. Should all employment agreements described above be terminated within the 12-month period following the completion of the exchange offer, the total compensation payable to such employees as a group would amount to CHF 22,628,466 ($16,507,466), translated from Swiss francs into US dollars at the noon buying rate on April 23, 2003, plus applicable social security system payments.

Bonus Payments

The Centerpulse board of directors has granted a bonus payment to the members of the Centerpulse senior management for work performed in the first half year of 2003. The amount of these payments corresponds to 50% of the bonus payments of 2002 (excluding extraordinary bonus payments).

Conversion of Centerpulse Stock Options

The combination agreement provides that all of Centerpulse’s outstanding stock options will be converted into stock options for shares of S&N Group at an exchange ratio of 34 S&N Group shares for each Centerpulse share issuable upon exercise of the Centerpulse stock option. The new S&N Group stock options will vest 30 days after completion of the exchange offer, and the exercise period for those S&N Group stock options will be the 18 month period following the completion of the exchange offer. The exercise prices of the new S&N Group stock options will be calculated by dividing the existing exercise price by 34 and converting the resulting amount into pounds sterling at the prevailing exchange rate on the settlement date. As of March 31, 2003, members of the Centerpulse board of directors held 5,454 Centerpulse stock options in the aggregate and members of the Centerpulse senior management held 74,912 Centerpulse stock options in the aggregate.

Other Interests of Mr. Braginsky

In addition to being a director of Centerpulse, Mr. Braginsky is also a shareholder of InCentive, holding approximately 20% of the outstanding shares of InCentive, the InCentive delegate to the Centerpulse board of directors and the Chief Executive Officer of InCentive. In connection with the exchange offer, S&N Group has agreed to offer to acquire all outstanding shares of InCentive in the InCentive exchange offer. In addition, Mr. Braginsky, in his capacity as a shareholder of InCentive, is a party to a tender agreement with S&N Group and S&N. See “THE INCENTIVE EXCHANGE OFFER.”

With the exception of the above, and a general commitment by S&N and S&N Group in the combination agreement to using reasonable endeavors to offer senior operating management of Centerpulse suitable posts after the completion of the exchange offer, the Centerpulse board of directors is not aware of any other contractual agreements entered into or other arrangements and ties maintained with S&N or its affiliates which might result in a conflict of interest affecting members of the Centerpulse board of directors or members of the Centerpulse senior management.

THE EXCHANGE OFFER

Exchange Offer Documentation

S&N Group is making the exchange offer with separate exchange offer documents:

•	this prospectus and the related documents are being used to make the exchange offer to all holders of Centerpulse shares located in the United States and all holders of Centerpulse ADSs; and

•	a separate Swiss exchange offer prospectus is being used to make the exchange offer to all holders of Centerpulse shares located outside of the United States.

Holders of Centerpulse shares located in the United States and all holders of Centerpulse ADSs must follow the procedures set forth in this prospectus to tender Centerpulse shares and Centerpulse ADSs pursuant to the exchange offer. Holders of Centerpulse shares located outside of the United States, who are not otherwise subject to offer restrictions, may obtain the Swiss exchange offer prospectus and related materials by contacting the Swiss offer manager.

The distribution of this prospectus and the making of the exchange offer may, in some jurisdictions, be restricted by law. The exchange offer is not being made, directly or indirectly, in or into, and may not be accepted from within, any jurisdiction in which the making of the exchange offer or the acceptance thereof would not be in compliance with the laws of that jurisdiction. Persons who come into possession of this prospectus should inform themselves of and observe any of these restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of that jurisdiction. We do not assume any responsibility for any violation by any person of any of these restrictions.

Terms of the Exchange Offer

The standard entitlement for Centerpulse security holders who tender Centerpulse shares or Centerpulse ADSs in the exchange offer is:

•	25.15 S&N Group shares and CHF 73.42 in cash in exchange for each Centerpulse share validly tendered in the exchange offer; and

•	0.2515 S&N Group ADS and the US dollar equivalent of CHF 7.342 in cash in exchange for each Centerpulse ADS, each representing 1/10th of a Centerpulse share, validly tendered in the exchange offer. Each S&N Group ADS will represent 10 S&N Group shares.

Fractional entitlements to S&N Group shares or S&N Group ADSs will not be delivered to holders of Centerpulse securities validly tendered in the exchange offer. Instead, fractional entitlements to S&N Group shares or S&N Group ADSs will subsequently be combined and sold on the London Stock Exchange in the case of S&N Group shares, or on the New York Stock Exchange in the case of S&N Group ADSs, in each case on behalf of, and the net proceeds of the sales will be distributed pro rata to, the Centerpulse security holders entitled to fractional entitlements. See “—Fractional Shares and ADSs.”

Assuming full acceptance of the exchange offer (other than by InCentive) and the InCentive exchange offer, former Centerpulse shareholders and former InCentive shareholders, as a group, will own in the aggregate approximately 24% of the outstanding S&N Group shares after the exchange offer and the InCentive exchange offer are completed with the balance of the outstanding S&N Group shares being owned by former S&N shareholders who receive S&N Group shares in the S&N reorganization.

Mix and Match Election

The exchange offer will contain a mix and match election, whereby holders of Centerpulse shares, including Centerpulse shares represented by Centerpulse ADSs, may elect to receive either more S&N Group shares (or

S&N Group ADSs, as applicable) or more cash than the standard entitlement. However, this election will be available to security holders only to the extent that off-setting elections have been made by other tendering security holders in the exchange offer or the InCentive exchange offer to receive more cash or more S&N Group shares (or S&N Group ADSs, as applicable). To the extent that elections cannot be satisfied as a result of such off-setting elections, entitlements to S&N Group Shares (or S&N Group ADSs, as applicable) and cash in excess of the standard entitlement will be reduced on a pro-rata basis. Once the share allocations have been determined, the cash element of the consideration will be reduced or increased (as the case may be) for each shareholder who has been allocated an increased or reduced number of S&N Group shares (or S&N Group ADSs, as applicable). All calculations will be made by reference to the number of acceptances and elections as of the last day of the subsequent offering period and, for the purposes of these calculations, the value per S&N Group share shall be CHF 8.29, the same as the closing middle market price of an S&N share on March 19, 2003, the day immediately prior to the announcement of the exchange offer. In calculating the allocation of S&N Group shares and ADSs, the elections made by holders of InCentive shares pursuant to an identical mix and match election in the InCentive exchange offer will be taken into account so that each holder of InCentive shares gets the same mix of S&N Group shares and cash as such holder would have received if InCentive had tendered its Centerpulse shares in the exchange offer and made the elections requested by the InCentive shareholders pursuant to the InCentive mix and match election.

For each Centerpulse share or ADS tendered, tendering Centerpulse shareholders can elect from the following mix and match alternatives:

•	the standard entitlement set forth above;

•	as many S&N Group shares or S&N Group ADSs, as the case may be, as possible; and

•	as much cash as possible.

Tendering Centerpulse shareholders can submit their mix and match election to the Swiss offer manager or the US exchange agent, as applicable, until the end of the subsequent offering period applicable to the exchange offer. Tendering Centerpulse shareholders who have not submitted a mix and match election prior to that time will be deemed to have elected the standard entitlement. Centerpulse shareholders who make mix and match elections will not know the exact number of S&N Group shares (or S&N Group ADSs, as the case may be) or the amount of cash they will receive until settlement of the consideration under the exchange offer and the InCentive exchange offer.

Conditions to Completion of the Exchange Offer

The obligation of S&N Group to accept for exchange and exchange Centerpulse shares, including Centerpulse shares represented by Centerpulse ADSs, tendered pursuant to the exchange offer is subject to the satisfaction or, if permitted by applicable law, prior waiver by S&N Group, of the following conditions:

•	S&N’s shareholders having:

•	approved the transactions contemplated by the combination agreement; and

•	passed the necessary resolutions to effect the S&N reorganization;

•	the court-approved S&N reorganization having become effective;

•	the S&N Group shares to be issued in connection with the exchange offer having been admitted to the Official List of the United Kingdom Listing Authority and to trading on the London Stock Exchange and the additional S&N Group ADSs to be issued in connection with the exchange offer having been approved for listing on the New York Stock Exchange;

•	all competent United States, European Union and other non-Swiss authorities having approved and/or granted clearance of S&N Group’s acquisition of Centerpulse without any party being required to meet any condition or requirement giving rise to:

•	costs and/or loss of earnings before interest, tax and amortization (EBITA) in excess of CHF 23 million in the aggregate; or

•	a decrease in consolidated turnover of CHF 75 million in the aggregate of the combined entity;

•	no orders or directions by any court or other authority prohibiting the completion of the exchange offer having been issued;

•	the registration statement, of which this prospectus is a part, having become effective and no stop order suspending the effectiveness of the registration statement having been issued by the SEC nor any proceedings for that purpose having been initiated by the SEC and not concluded or withdrawn;

•	S&N Group having received valid acceptances for at least 75% of the total number of the Centerpulse shares outstanding, including Centerpulse shares represented by Centerpulse ADSs, and Centerpulse shares held by InCentive (if the InCentive exchange offer has become unconditional), as of the expiration of the offer period;

•	three of Centerpulse’s current board members having resigned from the Centerpulse board of directors, and the other board members having entered into a fiduciary arrangement with S&N Group covering the period until Centerpulse stockholders will have resolved to elect the persons proposed by S&N Group to the board of directors of Centerpulse, in each case, subject to completion of the exchange offer; and

•	Centerpulse, until the end of the offer period (except for any extensions beyond the initial offer period solely as a result of the S&N reorganization not having become effective), not having:

•	become subject to a mandated recall for a product, the consolidated turnover of which product family exceeds CHF 75 million in Centerpulse’s consolidated prior year results and such recall having resulted, or, according to the opinion of an investment bank or accounting firm of international repute to be appointed by S&N Group with the consent of Centerpulse, likely to result, in material costs and/or loss of EBITA in excess of CHF 23 million; or

•	suffered a disablement of its manufacturing facilities in Winterthur, Switzerland or Austin, Texas having resulted, or, according to the opinion of an investment bank or accounting firm of international repute to be appointed by S&N Group with the consent of Centerpulse, likely to result, in material costs and/or loss of EBITA in excess of CHF 23 million.

S&N Group may waive one or more of the conditions set forth above, other than the conditions listed in the first, second, third, fourth (with respect to merger approval only), fifth or sixth main bullet points, or may withdraw the exchange offer if one or more of the above conditions is not met. Under Swiss law, conditions to the exchange offer may not be amended to the detriment of the holders of Centerpulse shares.

To the extent S&N Group waives a material condition to the exchange offer, including the minimum condition, S&N Group will notify Centerpulse security holders of such waiver and will hold the exchange offer open for acceptances and withdrawals for at least five US business days after the notification of the waiver of such condition.

Exchange Offer Period and Extension

The exchange offer will expire at 10:00 a.m., New York City time, on Tuesday, June 24, 2003, unless the exchange offer is extended.

S&N Group may, from time to time, extend the period of time during which the exchange offer is open until all the conditions listed above under the caption “—Conditions to Completion of the Exchange Offer” have been satisfied or waived. In accordance with Swiss tender offer regulations, S&N Group will not be permitted to extend the exchange offer beyond the date that is 40 Swiss trading days after the commencement of the exchange offer unless S&N receives the approval of the Swiss Takeover Board. If S&N Group is required by United States federal securities laws to extend the expiration date of the exchange offer beyond the date that the expiration date of the exchange offer is permitted to be extended without Swiss Takeover Board approval, including as a result of the waiver of a material condition to the exchange offer, S&N Group will seek the approval of the Swiss Takeover Board to allow extension of the exchange offer in order to comply with United States federal securities laws.

If S&N Group extends the period of time during which the exchange offer is open, the exchange offer will expire at the latest time and date to which S&N Group extends the exchange offer. S&N Group expects to announce by press release within four Swiss trading days following the expiration date of the exchange offer the percentage of outstanding Centerpulse shares, including Centerpulse shares represented by Centerpulse ADSs, that have been validly tendered pursuant to the exchange offer and whether the exchange offer will be completed, extended or abandoned. These announcements will also be posted on S&N’s Web site at www.smith-nephew.com.

If, at the expiration of the exchange offer, all conditions to the exchange offer are satisfied or, where appropriate, waived, S&N Group will accept for exchange all Centerpulse securities that have been validly tendered and not withdrawn pursuant to the terms of the exchange offer. The exchange offer will lapse unless, at the expiration of the exchange offer, all of the conditions to completion of the exchange offer have been and continue to be satisfied or, where appropriate, have been waived. Upon termination of the exchange offer under such circumstances, S&N Group will release all Centerpulse shares, including Centerpulse shares represented by Centerpulse ADSs, tendered pursuant to the exchange offer as soon as reasonably possible after such termination. In the combination agreement, S&N Group has agreed that, if the conditions relating to regulatory approvals of the exchange offer have not been satisfied, provided that all non-regulatory conditions have been satisfied, it shall extend the exchange offer for such period as shall be necessary to permit determination of the issues in question.

Subsequent Offering Period

If all of the conditions to the exchange offer are satisfied or waived, and S&N Group accepts for exchange Centerpulse shares, including Centerpulse shares represented by Centerpulse ADSs, tendered pursuant to the exchange offer, holders of Centerpulse shares, including Centerpulse shares represented by Centerpulse ADSs, who do not accept the exchange offer prior to its expiration will have an opportunity to accept the exchange offer on the same terms during a 10 Swiss trading day period after the announcement by S&N Group that the exchange offer will be completed. There will be no withdrawal rights during the subsequent offer period.

Procedures for Tendering

S&N Group has retained Lombard Odier to act as Swiss offer manager in connection with the exchange offer made to holders of Centerpulse shares. S&N Group has retained The Bank of New York to act as the US exchange agent in connection with the exchange offer made to holders of Centerpulse ADSs.

Holders of Centerpulse Shares

If you are a holder of Centerpulse shares, you will receive a declaration of acceptance and assignment form with tender instructions. The declaration of acceptance and assignment form and your share certificates must be returned to the Swiss offer manager at the address set forth in the form.

If your Centerpulse shares are registered in the name of a nominee, such as a bank, broker or other custodial institution, and you wish to accept the exchange offer, you will have to make such acceptance in accordance with such nominee’s instructions. S&N Group will not send to you directly any documents relating to the exchange offer.

If your Centerpulse shares have been pledged, the consent of the appropriate pledgee is required for acceptance of the exchange offer and it is your responsibility to obtain such consent.

If you wish to accept the exchange offer, you have to complete, sign and return the declaration of acceptance and assignment form on or before 10:00 a.m., New York City time, on June 24, 2003 or, if the exchange offer has been extended, before the expiration of the exchange offer, as extended. Do not send your declaration of acceptance and assignment form to S&N Group, S&N or Centerpulse.

By accepting the exchange offer, you authorize the Swiss offer manager to effect the exchange of the relevant Centerpulse shares for S&N Group shares and to transfer the title of tendered Centerpulse shares to S&N Group as the payment for the subscription for the S&N Group shares offered in the exchange offer. The authorization also covers the sale of any fractional entitlements to S&N Group shares by the Swiss offer manager as described below under “—Fractional Shares and ADSs.”

Holders of Centerpulse ADSs

If you hold certificates representing Centerpulse ADSs, you may tender your Centerpulse ADSs to the US exchange agent by delivering to the US exchange agent a properly completed and duly executed letter of transmittal, with all applicable signature guarantees from an eligible guarantor institution, together with the certificate evidencing your Centerpulse ADSs specified on the face of the letter of transmittal, prior to the expiration date for the exchange offer.

If you hold your Centerpulse ADSs in a brokerage account, you should instruct your broker, dealer, commercial bank, trust company or other entity through which you hold your Centerpulse ADSs to arrange for the DTC participant holding the Centerpulse ADSs in its DTC account to tender your Centerpulse ADSs in the exchange offer to the US exchange agent. Such tender should be by means of delivery through the book-entry confirmation facilities of DTC of your Centerpulse ADSs to the DTC account of the US exchange agent, together with an agent’s message acknowledging that the tendering participant has received and agrees to be bound by the letter of transmittal, prior to the expiration date of the exchange offer.

Tendered Centerpulse ADSs will be held in an account controlled by the US exchange agent. Consequently you will not be able to sell, assign, transfer or otherwise dispose of such securities until such time as:

•	you withdraw your Centerpulse ADSs from the exchange offer;

•	your Centerpulse ADSs have been exchanged for S&N Group ADSs (in which case you will only be able to sell, assign, transfer or otherwise dispose of the S&N Group ADSs received in respect of your Centerpulse ADSs); or

•	your Centerpulse ADSs have been returned to you if the exchange offer is terminated or if they were not accepted for exchange.

Please note that registered holders of Centerpulse ADSs should send their properly completed and duly executed letters of transmittal together with the corresponding certificate only to the US exchange agent and not to S&N Group, S&N or Centerpulse. Letters of transmittal properly completed and duly executed, together with the corresponding certificates, must be received by the US exchange agent before 10:00 a.m., New York City time, on June 24, 2003 or, if the exchange offer has been extended, before the expiration of the exchange offer, as extended, to be accepted for exchange.

Signatures on all letters of transmittal with respect to Centerpulse ADSs must be guaranteed by an eligible institution unless:

•	you are the registered holder of the Centerpulse ADSs tendered and you have not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Issuance Instructions” in the letter of transmittal; or

•	you are tendering Centerpulse ADSs for the account of an eligible institution.

The term “eligible institution” means a financial institution which is a member in good standing of the Securities Transfer Agents Medallion Program.

Method of Delivery

You must choose the method of delivery you will use to deliver your Centerpulse shares and/or Centerpulse ADSs and the declaration of acceptance and assignment or letter of transmittal, as the case may be, and other required documents to the Swiss offer manager or the US exchange agent, as appropriate. The method of delivery is at your option and risk. We recommend that you use an overnight or hand delivery service, properly insured, instead of mail. If delivery is by mail, we recommend that you use registered mail, with return receipt requested, properly insured. In all cases, sufficient time should be allowed to assure delivery to the Swiss offer manager or the US exchange agent, as the case may be, before the expiration of the exchange offer. No share certificates representing Centerpulse shares or Centerpulse ADSs, letters of transmittal or declarations of acceptance and assignment or any other required documents should be sent to S&N Group, S&N, Centerpulse, the dealer manager or the information agent.

Under United States federal income tax laws, the US exchange agent and the Swiss offer manager may be required to withhold 30% of the total consideration payable to certain holders of Centerpulse shares or Centerpulse ADSs. To prevent backup withholding with respect to the total consideration received in the exchange offer, you must provide the US exchange agent with your correct taxpayer identification number and certify whether you are subject to backup withholding of United States federal income tax by completing the substitute form W-9 included in the letter of transmittal. Some holders of Centerpulse shares or Centerpulse ADSs (including, among others, all corporations) are not subject to these backup withholding and reporting requirements.

Guaranteed Delivery Procedures Applicable to Centerpulse ADSs

If you desire to tender your Centerpulse ADSs in the exchange offer and your Centerpulse ADSs are not immediately available or time will not permit all required documents to reach the US exchange agent prior to the expiration date of the exchange offer or the procedure for book-entry transfer cannot be completed on a timely basis, you may nevertheless properly tender your Centerpulse ADSs if all the following conditions are satisfied:

•	your tender is made by or through an eligible institution;

•	a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided with this prospectus, is received by the US exchange agent, as provided below, prior to the expiration date of the exchange offer; and

•	Centerpulse ADSs in proper form for transfer, together with, in the case of Centerpulse ADSs evidenced by certificates, a properly completed and duly executed letter of transmittal (or a copy thereof), together with any required signature guarantees or, in the case of a book-entry transfer, a book-entry confirmation along with an agent’s message and any other required documents, are received by the US exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery. A New York Stock Exchange trading day is a day on which the New York Stock Exchange is open for business.

Any notice of guaranteed delivery may be delivered by hand or mail to the US exchange agent and must include a guarantee by an eligible institution in the form set forth in the notice of guaranteed delivery. In the case of Centerpulse ADSs held through the book-entry transfer system of DTC, the notice of guaranteed delivery must be delivered to the US exchange agent by a DTC participant by means of the DTC book-entry transfer confirmation system.

Withdrawal Rights

Tenders of Centerpulse shares or Centerpulse ADSs pursuant to the exchange offer are irrevocable, except that Centerpulse shares and Centerpulse ADSs tendered for exchange may be withdrawn at any time prior to the expiration of the exchange offer. In addition, you may withdraw tendered securities if they are not yet accepted for exchange at any time 60 days after the commencement of the exchange offer.

After the expiration of the exchange offer, holders who tendered their Centerpulse shares, including Centerpulse shares represented by Centerpulse ADSs, will have no withdrawal rights unless the exchange offer period is extended. There will be no withdrawal rights during the subsequent offering period.

The Swiss offer manager will make arrangements on the Swiss Exchange to allow holders of Centerpulse shares, not including Centerpulse shares represented by Centerpulse ADSs, who have tendered such shares pursuant to the exchange offer, to withdraw such Centerpulse shares from the exchange offer and sell those shares pursuant to a separate trading line on the Swiss Exchange only to purchasers who wish to, and simultaneously with such purchase will, tender such shares in the exchange offer. Holders of Centerpulse shares, not including Centerpulse shares represented by Centerpulse ADSs, who are interested in selling their Centerpulse shares in this manner should contact their bank, broker or other custodial institution or the Swiss offer manager. In the alternative, holders of Centerpulse shares may withdraw such shares as set forth below and hold such shares or sell such shares without restriction.

Withdrawal

Withdrawal of Centerpulse Shares

If you have tendered Centerpulse shares registered in your name in certificated form, you must contact the Swiss offer manager in order to withdraw your Centerpulse shares. If you have tendered Centerpulse shares that are registered in the name of a nominee (or other custodial institution), you must contact the nominee or custodial institution so that they can arrange for withdrawal of your Centerpulse shares.

Withdrawal of Tendered Centerpulse ADSs

If you tendered your Centerpulse ADSs to the US exchange agent by means of delivery of a letter of transmittal together with the Centerpulse ADR certificate evidencing your Centerpulse ADSs, you may withdraw your tender by delivering to the US exchange agent a properly completed and duly executed notice of withdrawal, guaranteed by an eligible institution (unless the notice of withdrawal relates to a tender made for the account of an eligible institution), prior to the expiration of the exchange offer.

If you tendered your Centerpulse ADSs by means of the book-entry confirmation procedures of DTC, you may withdraw your tender by instructing your broker, dealer, commercial bank, trust company or other entity to cause the DTC participant through which your Centerpulse ADSs were tendered to deliver a notice of withdrawal to the US exchange agent by means of an agent’s message transmitted through the book-entry confirmation facilities of DTC, prior to the expiration of the exchange offer period.

The notice of withdrawal must specify:

•	the names of the persons who tendered the Centerpulse ADSs to be withdrawn;

•	the number of Centerpulse ADSs to be withdrawn;

•	the name of the registered holder of the Centerpulse ADSs, if different from the person who tendered the Centerpulse ADSs; and

•	if your Centerpulse ADSs were tendered by means of the book-entry confirmation procedures of DTC, the name and number of the account at DTC to be credited with the withdrawn Centerpulse ADSs.

Validity of the Tender of Securities

S&N Group will determine questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of any tender of Centerpulse shares and Centerpulse ADSs in its sole discretion, and S&N Group’s determination shall be final and binding. S&N Group reserves the right to reject any and all tenders of Centerpulse shares and Centerpulse ADSs that it determines are not in proper form or the acceptance of or exchange for which may be unlawful. No tender of Centerpulse shares or Centerpulse ADSs will be deemed to have been validly made until all defects and irregularities in tenders of Centerpulse shares and Centerpulse ADSs have been cured or waived. None of S&N Group, S&N, Centerpulse, the US exchange agent, the Swiss offer manger nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Centerpulse shares or Centerpulse ADSs, nor will any of them incur any liability for failure to give any such notification. S&N Group’s interpretation of the terms and conditions of the exchange offer, including the acceptance forms and instructions thereto, will be final and binding.

None of S&N Group, S&N, Centerpulse, the US exchange agent, the Swiss offer manager, the information agent, the dealer manager in the United States nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal nor will any of them incur any liability for failure to give any notification. Any Centerpulse shares or Centerpulse ADSs properly withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. However, you may re-tender withdrawn Centerpulse shares or Centerpulse ADSs by following one of the procedures discussed under “Procedures for Tendering” at any time prior to the expiration of the exchange offer.

Announcement of the Results of the Exchange Offer

S&N Group will announce the final results of the exchange offer and whether all of the conditions to the exchange offer have been fulfilled or waived and whether S&N Group will accept the tendered Centerpulse shares and Centerpulse ADSs for exchange no later than four Swiss trading days after expiration of the exchange offer. The announcement will be made by press release and will also be posted on S&N’s Web site at www.smith-nephew.com.

Minimum Condition

The exchange offer is subject to the condition that prior to the expiration of the exchange offer, Centerpulse shares, including Centerpulse shares represented by Centerpulse ADSs, representing at least 75% of the outstanding Centerpulse shares, including Centerpulse shares represented by Centerpulse ADSs, and Centerpulse shares held by InCentive (if the InCentive exchange offer has become unconditional), shall have been validly tendered and not withdrawn.

Acceptance and Delivery of Securities

If the conditions referred to above under “—Conditions to Completion of the Exchange Offer” have been fulfilled or, if permitted by applicable law and the terms of the combination agreement, waived by S&N Group, S&N Group will accept for exchange all Centerpulse securities that have been validly tendered and not withdrawn pursuant to the terms of the exchange offer no later than four Swiss trading days after the expiration of the exchange offer, with respect to Centerpulse securities tendered prior to the expiration of the exchange offer, and upon the expiration of the subsequent offering period, with respect to Centerpulse securities tendered during the subsequent offering period. S&N Group expects to exchange S&N Group shares and pay the applicable cash proceeds for Centerpulse shares tendered in the exchange offer no later than 10 Swiss trading days after the expiration of the subsequent offering period. At the same time, S&N Group will deposit S&N Group shares underlying the S&N Group ADSs to be delivered in exchange for Centerpulse ADSs to the US exchange agent. The US exchange agent will transfer cash and certificates evidencing S&N Group ADSs to tendering holders of Centerpulse ADSs no later than 10 Swiss trading days after the expiration of the subsequent offering period applicable to the exchange offer.

Title to Centerpulse shares tendered in the exchange offer will transfer to S&N Group upon the acceptance by S&N Group of Centerpulse shares, including Centerpulse shares represented by Centerpulse ADSs, for exchange pursuant to the exchange offer.

Delivery of S&N Group Shares

Subject to the terms and conditions of the exchange offer, within 10 Swiss trading days after the expiration of the subsequent offering period applicable to the exchange offer, the Swiss offer manager will deliver the applicable number of S&N Group shares, together with the applicable cash consideration, including any cash in respect of fractional entitlements, to shareholders who validly tender their Centerpulse shares pursuant to the exchange offer. Shareholders who tender their Centerpulse shares in the exchange offer may elect in the declaration of acceptance and assignment to have their S&N Group shares registered in the name of a nominee, registered in their own name in the Swiss share register to be kept by S&N Group or registered in their own name in the main share register of S&N Group. There will be no deduction for any currency conversion costs incurred by S&N Group in connection with the payment of the applicable cash consideration to holders of Centerpulse shares.

Delivery of S&N Group ADSs and Cash Consideration

Subject to the terms and conditions of the exchange offer, upon S&N Group’s acceptance of Centerpulse ADSs tendered in the exchange offer and confirmation from the S&N Group depositary of S&N Group’s deposit of the applicable number of S&N Group shares to be represented by the S&N Group ADSs to be issued in the exchange offer, the US exchange agent will deliver the applicable whole number of S&N Group ADSs, together with the applicable cash purchase price, and any cash in respect of fractional entitlements to S&N Group ADSs, to the tendering holders of Centerpulse ADSs in the following manner:

•	if you tendered your Centerpulse ADSs to the US exchange agent by means of delivery of a letter of transmittal together with the Centerpulse ADR certificate(s) evidencing your Centerpulse ADSs, the US exchange agent will deliver a single S&N Group ADR certificate evidencing the applicable number of S&N Group ADSs, together with a check in US dollars for the applicable cash purchase price, and any cash in lieu of fractional entitlements to S&N Group ADSs according to the issuance and delivery instructions of the tendering Centerpulse ADS holder provided in the letter of transmittal; or

•	if you tendered your Centerpulse ADSs by means of DTC’s book-entry confirmation system, the US exchange agent will deliver the applicable whole number of S&N Group ADSs, together with the applicable cash purchase price and any cash in lieu of fractional entitlements to S&N Group ADSs in US dollars, to the account of the DTC participant who tendered the Centerpulse ADSs on your behalf.

The amount of cash consideration to be paid to holders of Centerpulse ADSs will be converted from Swiss francs to US dollars after the expiration of the subsequent offering period using the noon buying rate in New York City for cable transfers in Swiss francs as certified for customs purposes by the Federal Reserve Bank of New York. There will be no deduction for any currency conversion costs incurred by S&N Group in connection with the payment of the applicable cash consideration to holders of Centerpulse ADSs.

Dividend Payments

The S&N Group shares issued in connection with the exchange offer, including S&N Group shares represented by S&N Group ADSs, will have the same rights to dividends declared after completion of the exchange offer as S&N Group shares that are issued as a result of the S&N reorganization. See “DESCRIPTION OF THE S&N REORGANIZATION” and “DESCRIPTION OF COMMON ACCESS SHARES AND BENEFICIAL INTERESTS.”

The S&N Group ADS depositary will deliver any dividends paid upon deposited S&N Group shares to the holders of S&N Group ADSs in the manner set forth under “DESCRIPTION OF S&N GROUP AMERICAN DEPOSITARY SHARES.”

For a description of material United States federal income tax consequences of dividend payments see “TAX CONSEQUENCES—United States Federal Income Tax Consequences.”

Fractional Shares and ADSs

Fractional entitlements to S&N Group shares or fractional entitlements to S&N Group ADSs will not be delivered to holders of Centerpulse securities validly tendered in the exchange offer. To the extent that holders of Centerpulse securities are entitled to receive fractions of S&N Group shares or fractions of S&N Group ADSs, in exchange for their Centerpulse securities, those fractional entitlements will be combined with the other holders’ fractional entitlements and subsequently sold on behalf of such holders on the London Stock Exchange, in the case of S&N Group shares, or on the New York Stock Exchange in the case of S&N Group ADSs. Each such holder of Centerpulse securities who would not receive full consideration as S&N Group shares or S&N Group ADSs will receive cash consideration corresponding to the fraction of the price of the S&N Group share or S&N Group ADS, which price shall be based on the net per-share sale price (after deduction of related fees and expenses) of all of the S&N Group shares, in the case of shareholders, and of all of the S&N Group ADSs, in the case of ADS holders, combined from the fractional entitlements and sold on behalf of those tendering holders.

By the acceptance of the exchange offer, the tendering Centerpulse shareholder authorizes the Swiss offer manager in the case of fractional entitlements to S&N Group shares, or the US exchange agent, in the case of fractional entitlements to S&N Group ADSs, to combine such holder’s fractional entitlement to an S&N Group share or S&N Group ADS with other entitlements and sell them on the London Stock Exchange, in the case of S&N Group shares, or on the New York Stock Exchange, in the case of S&N Group ADSs.

In the case of a tendering Centerpulse shareholder, the payment of the consideration in Swiss francs for the fractional entitlements will be made to such holder, in the case of holders who tendered Centerpulse shares represented by certificates registered in their own names, or to the nominee or custodian for the Centerpulse shares tendered by other Centerpulse shareholders. In the case of a tendering Centerpulse ADS holder, payment of the consideration for the fractional entitlements will be made by book-entry transfer of the applicable amount in US dollars into the DTC account of the DTC participant which tendered the Centerpulse ADSs on behalf of such holder in the exchange offer by means of the DTC book-entry confirmation system or by means of a check in US dollars to the order of the tendering Centerpulse ADS holder as provided in the corresponding letter of transmittal. In either case, payment will be made within 10 Swiss trading days after the expiration of the subsequent offering period applicable to the exchange offer.

No interest will be paid on consideration for fractional entitlements.

Costs and Swiss Transfer Taxes

For shareholders who hold Centerpulse shares in custody at banks in Switzerland, the acceptance of the exchange offer during the offer period and the subsequent offering period will be free of bank commissions. S&N Group will pay any applicable Swiss federal securities transfer taxes.

Under the terms of the tax ruling dated February 28, 2003 obtained by S&N from the Swiss Federal Tax Administration, neither the exchange of Centerpulse shares into S&N Group shares nor the cash entitlement is subject to Swiss withholding tax.

Ownership of Former Centerpulse Shareholders in S&N Group

Assuming full acceptance of the exchange offer (other than by InCentive) and the InCentive exchange offer, former Centerpulse shareholders and former InCentive shareholders, as a group, will own in the aggregate approximately 24% of the outstanding S&N Group shares after the exchange offer and the InCentive exchange offer are completed with the balance of the outstanding S&N Group shares being owned by former S&N shareholders who receive S&N Group shares in the S&N reorganization.

Delisting of Centerpulse Securities

After completion of the exchange offer, Centerpulse will seek to delist its shares from the Swiss Exchange and its ADSs from the New York Stock Exchange as soon as practicable under applicable rules and regulations. Centerpulse expects to have its ADSs delisted from the New York Stock Exchange shortly after completion of the exchange offer.

Actions of S&N’s Shareholders

Extraordinary general meeting

In connection with the exchange offer, an extraordinary general meeting of S&N’s ordinary shareholders will be held on May 19, 2003. The resolutions to be proposed at the meeting are to approve:

•	the S&N reorganization and related corporate actions;

•	the adoption of S&N’s new articles of association to:

•	ensure that any S&N shares issued on or after the date of adoption of the amendments to the S&N articles of association but on or prior to 5:30 p.m. on the last business day prior to the hearing of the petition to sanction the S&N reorganization by the High Court of Justice of England and Wales are issued subject to the S&N reorganization;

•	ensure that any S&N shares issued after 5:30 p.m. on the last business day prior to the hearing of the petition to sanction the S&N reorganization by the High Court of Justice of England and Wales are transferred to S&N Group in consideration for the issue or transfer to such holders by S&N Group of the relevant S&N Group shares on a one for one basis; and

•	provide for the creation of the common access shares;

•	the acquisitions of Centerpulse and InCentive pursuant to the terms of the exchange offer and the InCentive exchange offer, respectively;

•	the cancellation and repayment of S&N’s 5.5% cumulative preferred shares and the cancellation of S&N’s unissued 5.5% cumulative preferred shares; and

•	the new stock option plans relating to S&N Group shares.

Subject to the resolutions being passed, the new S&N articles of association will be adopted with immediate effect whether or not the S&N reorganization becomes effective. The authority to allot S&N shares granted to the directors by the resolutions will lapse on the date of S&N’s annual general meeting in 2004.

In order to pass the resolution relating to the S&N reorganization and certain other resolutions relating to the corporate action necessary to implement the S&N reorganization, not less than 75% of the votes cast by ordinary shareholders of S&N must be in favor. In order to pass other resolutions, including the resolutions relating to the acquisition of Centerpulse and InCentive, more than 50% of the votes cast by S&N shareholders must be in favor. On a show of hands, each S&N shareholder present in person (but not by proxy) will have one vote and on a poll each S&N shareholder present in person or by proxy will have one vote for each S&N share held.

Court Meeting

The meeting of S&N’s ordinary shareholders convened by direction of the High Court of Justice of England and Wales is also scheduled to be held on May 19, 2003 (the same date as the extraordinary meeting of S&N’s ordinary shareholders discussed above, or, if later, immediately following the conclusion or adjournment of such meeting), pursuant to an order of that court, at which meeting, or at any adjournment thereof, S&N’s ordinary shareholders will consider and, if thought fit, approve the S&N reorganization. This meeting will be held at the offices of Ashurst Morris Crisp, Broadwalk House, 5 Appold Street, London EC2A 2HA, United Kingdom.

At the meeting, voting will be by poll and each S&N ordinary shareholder entitled to attend and who is present in person or by proxy will be entitled to one vote per share. The statutory required vote necessary to approve the S&N reorganization at the relevant meeting convened by the High Court of Justice of England and Wales is a simple majority in number of the S&N ordinary shareholders present and voting (either in person or by proxy) representing not less than 75% in nominal value of ordinary shares of S&N held by such ordinary shareholders. If the S&N reorganization becomes effective, it will become binding on all S&N shareholders irrespective of whether they attended the meeting and irrespective of the manner in which they voted.

Preferred Shareholders Meeting

A separate meeting of the holders of S&N’s 5½% cumulative preferred shares will be held on May 19, 2003 to approve the repayment and cancellation of such shares by S&N. Not less than 75% of the votes cast by the preferred shareholders of S&N must be in favor to authorize the action. S&N has received irrevocable undertakings from the holders of approximately 78% of such shares to vote in favor at the meeting of the proposed cancellation and repayment by S&N of its 5½% cumulative preferred shares.

As of April 23, 2003, members of the S&N board of directors and S&N’s senior management, as a group, held an aggregate of 875,178 shares of S&N, with no shares held by affiliated companies. Members of S&N’s board of directors have indicated that they intend to vote their S&N shares in favor of the proposals described above.

Certain Legal and Regulatory Matters

One of the conditions to the completion of the exchange offer is that all competent US, European Union and other non-Swiss authorities have approved and/or granted clearance of S&N Group’s acquisition of Centerpulse. S&N Group, S&N and Centerpulse are in the process of pursuing all required regulatory approvals. However, there can be no assurance that all necessary approvals will be obtained, or, if they are obtained, that they will be obtained in a timely manner or that conditions which are imposed to obtain such approvals will not have an adverse effect on S&N Group.

European Union Merger Control

S&N Group and Centerpulse each conduct business in member states of the European Union. EU Council Regulation 4064/89, as amended, requires that certain mergers or acquisitions involving parties with aggregate worldwide sales and individual European Union sales exceeding certain thresholds be formally notified to and approved by the European Commission before such mergers or acquisitions are implemented. S&N Group formally notified the European Commission of the proposed merger on April 22, 2003.

Under the EU Council Regulation 4064/89, an acquisition transaction falling within the jurisdiction of the European Commission may not be put into effect either before its notification or until it has been declared compatible with the common market among the nations comprising the European Economic Area. The European Commission has one month, starting at the beginning of the business day following notification, in which to reach a decision that the acquisition is compatible with the common market or, alternatively, that it raises serious doubts as to compatibility. The period of one month may be increased to six weeks if, after notification, the parties submit commitments to address the issues identified by the European Commission, so as to render the acquisition compatible.

If the European Commission finds, within the one month period, that the acquisition raises serious doubts, it will initiate proceedings (i.e., commence a full investigation of the acquisition). In those circumstances, it must reach a decision as to compatibility within four months of the date on which the proceedings are initiated. The outcome of such proceedings may be that:

•	the acquisition is compatible with the European Economic Area common market;

•	subject to the parties giving commitments to address the issues of the European Commission, the acquisition can be rendered compatible; or

•	the acquisition is incompatible and may not proceed.

United States Antitrust Filings

Under the Hart Scott Rodino Antitrust Improvements Act of 1976, also known as the HSR Act, and the related rules and regulations that have been issued by the Federal Trade Commission, certain acquisition transactions may not be consummated until certain information and documentary material have been furnished for review by the FTC and the Antitrust Division of the Department of Justice and certain waiting period requirements have been satisfied. These requirements apply to the exchange offer.

Under the HSR Act, the exchange of shares in the exchange offer may not be completed until the expiration of a 30-calendar-day waiting period following the filing of certain required information and documentary material concerning the exchange offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. S&N Group filed a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the exchange offer on April 1, 2003, thus the required waiting period with respect to the exchange offer will expire at 11:59 p.m., New York City time, on or about May 1, 2003, unless the waiting period is earlier terminated or S&N Group receives a request for additional information or documentary material prior to that time. If, within the 30-calendar-day waiting period, either the FTC or the Antitrust Division requests additional information or documentary material from us, the waiting period with respect to the exchange offer would be extended for an additional period of 30 calendar days following the date of our substantial compliance with that request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act rules. After that time, the waiting period could be extended only by court order or with our consent. The FTC or the Antitrust Division may terminate the additional 30-calendar-day waiting period before its expiration. In practice, complying with a request for additional information or documentary material can take a significant period of time. Although Centerpulse is required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the exchange offer, neither Centerpulse’s failure to make those filings nor a request made to Centerpulse from the FTC or the Antitrust Division for additional information or documentary material will extend the waiting period with respect to the exchange offer.

The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as S&N Group’s acquisition of Centerpulse shares, including Centerpulse shares represented by Centerpulse ADSs, in the exchange offer. At any time before or after the completion of the exchange offer, the FTC or the Antitrust Division could take any action under the antitrust laws that either considers necessary or desirable in the public interest, including seeking to enjoin the consummation of the exchange offer, the divestiture of shares acquired pursuant to the exchange offer or the divestiture of substantial assets of S&N Group, S&N or Centerpulse or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances.

Based upon an examination of publicly available information relating to the businesses in which Centerpulse is engaged, S&N Group believes that the acquisition of Centerpulse shares and Centerpulse ADSs in the exchange offer should not violate the applicable antitrust laws. Nevertheless, we cannot be certain that a challenge to the exchange offer on antitrust grounds will not be made, or, if such challenge is made, what the result will be.

Other Jurisdictions

S&N and Centerpulse conduct operations in a number of countries where regulatory filings are required or advisable in connection with the completion of the exchange offer. S&N Group and Centerpulse have made filings with the national competition authorities in the Czech Republic and, upon completion of the exchange offer, will additionally make such filings in Japan and South Korea. In addition, S&N Group and Centerpulse or their associated companies have filed, or will file, certain non-merger control notifications in connection with the proposed merger in Australia.

Despite S&N Group’s and Centerpulse’s efforts, approvals in these countries may not be obtained or authorities in such countries may impose conditions which will have a material adverse effect on the business of S&N Group in these countries. S&N Group and Centerpulse are not aware of any other foreign governmental approvals or actions that are required to complete the exchange offer.

Certain Consequences of the Exchange Offer

Reduced Liquidity; Delisting

The exchange of Centerpulse securities pursuant to the exchange offer will reduce the number of Centerpulse security holders and the number of Centerpulse shares and Centerpulse ADSs that might otherwise trade publicly and, depending upon the number of Centerpulse securities so exchanged, could adversely affect the liquidity and market value of the remaining Centerpulse shares and Centerpulse ADSs held by the public. Furthermore, S&N Group and Centerpulse intend to cause the delisting of Centerpulse ADSs from the New York Stock Exchange following the completion of the exchange offer. While it is possible that the Centerpulse ADSs would continue to be traded in the over-the-counter market and that price quotations would be reported, there can be no assurance that such an over-the-counter market would develop. The extent of the public market for the Centerpulse ADSs and the availability of such quotations would depend upon such factors as the number of holders remaining at such time, the interest on the part of securities firms in maintaining a market in Centerpulse ADSs, the intended termination of the deposit agreement for the Centerpulse ADSs and the resulting cancellation of Centerpulse ADSs in accordance with the termination provisions of that deposit agreement as described below and the possible termination of registration under the Securities Exchange Act of 1934, as amended, as described below.

If, after the completion of the exchange offer, S&N Group holds more than 98% of the Centerpulse shares, including the Centerpulse shares represented by Centerpulse ADSs, S&N Group intends to seek cancellation of the remaining Centerpulse share certificates in accordance with Swiss law. Holders of Centerpulse shares including Centerpulse shares represented by Centerpulse ADSs cancelled in such a proceeding will receive the exchange offer consideration for their shares (with no ability to make a mix and match election).

In addition, it is the intention of S&N Group and Centerpulse to delist the Centerpulse shares from the Swiss Exchange in accordance with the rules of the Swiss Exchange and applicable Swiss laws and regulations.

Termination of the Centerpulse ADS Deposit Agreement

After the completion of the exchange offer, Centerpulse intends to terminate the Centerpulse ADS deposit agreement with Deutsche Bank in accordance with the provisions of such agreement. Centerpulse has the right to direct the depositary bank to terminate the deposit agreement upon giving holders of Centerpulse ADSs at least 30 calendar days’ notice prior to termination. Upon termination, the following will occur under the deposit agreement:

•	For a period of six months after termination, holders of Centerpulse ADSs will be able to request the cancellation of their ADSs and the withdrawal of the Centerpulse shares represented by their ADSs and the delivery of all other property held by the depositary bank in respect of those shares on the same terms as prior to the termination. During such six month period, the depositary bank will continue to collect all distributions received on the shares on deposit (e.g., dividends) but will not distribute any such property to holders of Centerpulse ADSs until such holders request the cancellation of their ADSs.

•	After the expiration of such six month period, the depositary bank may sell the securities held on deposit. The depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest-bearing account. At that point, the depositary bank will have no further obligation to holders other than to account for the funds then held for the holders of ADSs still outstanding.

Deregistration under the Exchange Act; Public Availability of Information

Centerpulse shares in the form of Centerpulse ADSs are currently registered under the Exchange Act. Registration of such Centerpulse shares may be terminated upon application of Centerpulse to the SEC if Centerpulse ADSs are neither listed on a United States national securities exchange or quotation system nor held by 300 or more holders of record in the United States. Termination of registration of the Centerpulse shares under the Exchange Act would substantially reduce the information required to be furnished by Centerpulse to Centerpulse security holders and to the SEC and would make certain provisions of the Exchange Act, such as the requirement in Rule 13e-3 thereunder with respect to “going private” transactions, no longer applicable to Centerpulse. Further, “affiliates” of Centerpulse and persons holding “restricted securities” of Centerpulse, if any, may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act. If, as a result of the exchange of Centerpulse securities pursuant to the exchange offer, Centerpulse is no longer required to maintain registration of the Centerpulse shares evidenced by the Centerpulse ADSs under the Exchange Act, Centerpulse intends to apply for termination of such registration.

Following the exchange of Centerpulse securities pursuant to the exchange offer, Centerpulse shareholders who have not tendered their Centerpulse shares pursuant to the exchange offer will continue to receive the same financial and other information from Centerpulse that Centerpulse is presently required by the rules of the Swiss Exchange or by Swiss law to send to Centerpulse security holders.

Centerpulse Securities May Cease Being “Margin Securities”

Centerpulse ADSs currently are “margin securities” under the regulations of the Board of Governors of the United States Federal Reserve System, which status has the effect, among other things, of allowing US brokers to extend credit on the collateral of Centerpulse ADSs for purposes of buying, carrying and trading in securities. With the delisting of Centerpulse’s ADSs from the New York Stock Exchange, Centerpulse ADSs might no longer constitute “margin securities” and, therefore, could no longer be used as collateral for purposes of loans made by US brokers. In addition, if registration of the Centerpulse shares represented by Centerpulse ADSs under the Exchange Act were terminated, Centerpulse ADSs would not longer constitute “margin securities.”

Accounting Treatment

The acquisition of Centerpulse by S&N Group pursuant to the exchange offer will be accounted for as an acquisition under accounting principles generally accepted in the United Kingdom by use of the purchase method of accounting and as a business combination for purposes of United States generally accepted accounting principles by use of the purchase method of accounting. For accounting purposes, S&N Group will be the acquirer and Centerpulse will be the acquired entity.

Dealer Manager and Financial Advisor and Related Fees and Expenses

S&N Group has retained Lazard Frères & Co. LLC to act as dealer manager in the United States in connection with the exchange offer. In connection with its role as dealer manager, Lazard will receive customary fees. Lazard will perform certain services in connection with the exchange offer, including soliciting tenders pursuant to the exchange offer and communicating generally with brokers, dealers, commercial banks and trust companies and other persons. Lazard will be reimbursed for its reasonable out-of-pocket expenses, including reasonable attorneys’ fees, incurred in connection with performing such function. S&N Group has agreed to indemnify Lazard and related persons against certain liabilities and expenses in connection with their services, including liabilities and expenses under federal security laws. Reference herein to “Lazard” where the context indicates that it is acting in its capacity as dealer manager in the United States shall refer to Lazard Frères & Co. LLC.

S&N Group has separately retained Lazard & Co. Limited, an affiliate of Lazard Frères & Co. LLC, to act as financial advisor to S&N Group relating to the exchange offer and the InCentive exchange offer. In connection with its role as financial advisor, Lazard will receive customary fees upon consummation of the exchange offer and the InCentive exchange offer. Reference herein to “Lazard” where the context indicates that it is acting in its capacity as financial advisor to S&N Group shall refer to Lazard & Co. Limited.

Lazard is currently engaged by S&N Group and has in the past provided, and may in the future provide, financial advisory or financing services to S&N Group or S&N, and has received, and may receive, fees for rendering these services. In the ordinary course of Lazard’s business, Lazard and its affiliates may actively trade securities of S&N Group, S&N and Centerpulse for their own account and for the accounts of their customers and, accordingly may at any time hold a long or short position in these securities. Reference to “Lazard” in this paragraph refers to both Lazard Frères & Co. LLC and Lazard & Co. Limited.

Other Fees and Expenses

S&N Group has retained Morrow & Co., Inc. as information agent in connection with the exchange offer. The information agent may contact holders of Centerpulse shares in the United States and holders of Centerpulse ADSs by mail, telephone, facsimile, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the offer to beneficial owners of Centerpulse shares in the United States and beneficial owners of Centerpulse ADSs. S&N Group will pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. S&N Group has agreed to indemnify the information agent against certain liabilities and expenses in connection with the offer, including certain liabilities under the United States federal securities laws.

In addition, S&N Group has retained The Bank of New York to act as the US exchange agent to receive Centerpulse ADSs validly tendered in the exchange offer and Lombard Odier to act as the Swiss offer manager in connection with the exchange offer for Centerpulse shares. S&N Group will pay these agents reasonable and customary compensation for their services in connection with the offer, will reimburse them for their reasonable out-of-pocket expenses and will indemnify them against certain liabilities and expenses, including, in the case of The Bank of New York, certain liabilities under the United States federal securities laws. Lombard Odier is acting as financial advisor to InCentive in connection with the InCentive exchange offer.

Except as set forth above, S&N Group will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Centerpulse shares or Centerpulse ADSs pursuant to the exchange offer. S&N Group will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

FINANCING OF THE EXCHANGE OFFER

S&N Group and S&N estimate that the total amount of funds needed to consummate the exchange offer and the InCentive exchange offer and to pay fees and expenses related to the exchange offer and the InCentive exchange offer will be approximately $810 million.

On March 20, 2003, S&N Group (as borrower and guarantor), S&N (as borrower), T.J. Smith & Nephew Limited (as borrower) and Smith & Nephew, Inc (as borrower and guarantor) entered into a credit agreement with Lloyds TSB Capital Markets and The Royal Bank of Scotland plc, as arrangers, the financial institutions listed therein, as original lenders, and The Royal Bank of Scotland plc, as facility agent, pursuant to which the original lenders have agreed to make available multi-currency revolving credit facilities in an aggregate principal amount of $2.1 billion, among other things, to finance the acquisition of Centerpulse and InCentive together, in each case, with incidental costs and expenses, refinance existing debt (including approximately $250 million under Centerpulse’s senior credit facility) and for general corporate purposes of S&N Group, including working capital requirements. It is a requirement of the credit agreement that S&N’s existing facilities of £250,000,000 and $225,000,000, dated June 28, 2000, and $300,000,000, dated February 14, 2002, are repaid in full and cancelled. The facilities to finance the cash portion of the consideration to be paid by S&N Group in the exchange offer and the InCentive exchange offer may be drawn down upon the relevant offer becoming unconditional. Drawings under the facilities will bear interest at specified margins over the London Interbank Offered Rate or the European Interbank Offered Rate, as the case may be, plus standard regulatory costs and the cost of complying with certain regulatory requirements, as calculated by the facility agent under the formula set out in the credit agreement. The facilities consist of:

•	Facility A amounting to $650,000,000 terminates 364 days after the date of the credit agreement, subject to the option to convert Facility A into a term loan facility. If Facility A is termed-out, the new termination date must be on or before the date 24 months after the date of the credit agreement.

•	Facility B amounting to $650,000,000 is also available by way of sterling bills of exchange and terminates on the third anniversary of the date of the credit agreement.

•	Facility C amounting to $800,000,000 is also available by way of sterling bills of exchange and terminates on the fifth anniversary of the date of the credit agreement.

The credit agreement contains certain representations and warranties, covenants and events of default which are typical for this type of facilities agreement. There are two financial covenants; gearing and interest cover. To comply with the gearing covenant, S&N Group must ensure that consolidated total net borrowings are not, at the end of each 12 month period ending on the last day of a financial year or financial half year of S&N Group, more than three times Consolidated EBITDA (as defined in the credit agreement). In order to satisfy the interest cover covenant, S&N Group must ensure that the ratio of Consolidated EBITA to Consolidated Net Interest Payable (as defined in the credit agreement) is not, in any 12 month period ending on the last day of a financial year or financial half year of S&N Group, less than 3:1.

The conditions to the availability of funds under the credit agreement for the purpose of financing the exchange offer and the InCentive exchange offer are as follows:

•	S&N Group has not delivered all of the documents required to be delivered before first drawdown of any facility;

•	a representation made in the credit agreement by each obligor is not correct or will not be correct immediately after a loan is made in relation to the exchange offer or the InCentive exchange offer regarding their corporate status, their power and authority to enter into the relevant transaction documents, the legal validity of their entering into the transaction documents and that there is no conflict by entering into the transaction documents with any law or regulation, constitutional document or any other document binding on it or any of its material subsidiaries (a “Major Representation”);

•	it is unlawful for a lender under the credit agreement to perform any of its obligations under the credit agreement and related documents; or

•	one of the following events of default remains outstanding or will result from the making of a loan made in relation to the exchange offer or InCentive exchange offer:

•	non-payment of any amount payable under the credit agreement or any related document by an obligor;

•	breach of other obligations relating to any of the following undertakings that each obligor agrees to be bound by, including:

•	ensuring that its payment obligations under the credit agreement and related documents rank at least pari passu with all its other unsecured payment obligations, except for obligations mandatorily preferred by law apply to companies generally;

•	not to create or allow to exist any security interest on any assets except as permitted under the terms of the credit agreement;

•	not, and ensure that no subsidiary will, either in a single transaction or in a series of transactions and whether related or not, dispose of all or any part of its assets, except as permitted under the terms of the credit agreement;

•	no member of the S&N group of companies (other than a guarantor) may incur any Financial Indebtedness (as defined in the credit agreement), except as permitted under the terms of the credit agreement;

•	not to enter into any amalgamation, demerger, merger or reconstruction otherwise than under an intra-company re-organization on a solvent basis or other transaction agreed by a majority of the lenders;

•	no member of the S&N group of companies may make any acquisition or investment (other than pursuant to the exchange offer or the InCentive exchange offer or the S&N reorganization) except as permitted under the terms of the credit agreement; or

•	a breach of any of the specified terms of the credit agreement that relate to the exchange offer or the InCentive exchange offer;

•	a misrepresentation relating to a Major Representation;

•	the occurrence of insolvency or insolvency proceedings; or

•	it becomes unlawful for an obligor to perform its obligations under the credit agreement and related documents or an obligor repudiates the credit agreement or any related document or purports to repudiate the credit agreement or any related document.

A commitment commission is payable on undrawn, uncancelled amounts from time to time under the credit agreement and arrangement and agency fees are also payable. The commitment commission is calculated as follows:

• Facility A commitment fee:	0.135% per annum on the undrawn, uncancelled amount of each lender’s Facility A commitment

• Facility B commitment fee:	45% of the applicable Facility B margin, subject to margin adjustments contained in the credit agreement, on the undrawn, uncancelled amount of each lender’s Facility B commitment

• Facility C commitment fee:	45% of the applicable Facility C margin, subject to margin adjustments contained in the credit agreement, on the undrawn, uncancelled amount of each lender’s Facility C commitment

Accrued commitment fees are payable quarterly in arrears, payable to the facility agent or a lender on the date its commitment is cancelled in full.

The facilities are guaranteed by S&N Group and Smith & Nephew, Inc and will be guaranteed by S&N following effectiveness of the S&N reorganization, T.J. Smith & Nephew Limited, after complying with the procedures set out in Section 155-158 of the Companies Act 1985, and certain Centerpulse entities and/or InCentive entities, following the completion of the exchange offer and the InCentive exchange offer.

It is anticipated that the indebtedness incurred through borrowings under the credit agreement will be repaid from funds generated internally by S&N Group and its subsidiaries (including Centerpulse after consummation of the exchange offer), and from other sources that may include the proceeds of the private or public sale of debt or equity securities. No final decisions have been made concerning the method which S&N Group will employ to repay such indebtedness. Such decisions, when made, will be based on S&N Group’s review from time to time of the advisability of particular actions, as well as prevailing interest rates and financial and other economic conditions.

S&N Group has not established any alternative financing arrangements or plans if financing pursuant to the credit agreement cannot be obtained for the cash portion of the consideration to be paid in the exchange offer and the InCentive exchange offer. The exchange offer is not conditional upon obtaining financing.

SUMMARY OF THE COMBINATION AGREEMENT

The following description of the combination agreement describes the material terms of the agreement but does not purport to describe all the terms of the agreement. The complete text of the combination agreement is included as Annex A to this prospectus and incorporated herein by reference. You are urged to read carefully the entire combination agreement because it contains important information.

S&N, S&N Group and Centerpulse entered into a combination agreement on March 20, 2003. This agreement regulates certain aspects of the combination of S&N Group with Centerpulse, as follows:

•	S&N, S&N Group and Centerpulse agreed that the offer price and conditions to the exchange offer will be as described under “THE EXCHANGE OFFER—Terms of the Exchange Offer” and “THE EXCHANGE OFFER—Conditions to Completion of the Exchange Offer.”

•	S&N and S&N Group agreed:

•	to ensure representation of Centerpulse by two persons on the S&N Group board of directors, it being understood that Dr. Max Link will join the board as a non-executive Vice Chairman and René Braginsky as a non-executive director after completion of the exchange offer.

•	that they intend the Winterthur, Switzerland facility of Centerpulse to be an important center of S&N Group for a number of years;

•	to use their respective reasonable endeavors to offer senior operating management of Centerpulse suitable posts in S&N Group; and

•	to use all reasonable best efforts to obtain a secondary listing of the S&N Group shares on the Swiss Exchange as of the settlement date of the exchange offer or as soon as possible thereafter.

•	Centerpulse agreed to the following non-solicitation undertakings in the combination agreement, each of which is subject to and conditioned upon the satisfaction of any applicable law:

•	to immediately cease and cause to be terminated all existing discussions, negotiations and communications with any persons other than S&N or S&N Group with respect to any merger, sale or related transaction involving Centerpulse;

•	not to solicit or initiate any discussions or negotiations with any third party concerning any merger, sale or related transaction involving Centerpulse; and

•	to notify S&N in the event that any third party inquired into or submitted a proposal relating to any merger, sale or related transaction involving Centerpulse.

•	The combination agreement provides that the holders of Centerpulse’s outstanding stock options will receive stock options relating to S&N Group shares at an exchange ratio of 34:1, vesting 30 days after completion of the exchange offer, and the exercise period for such S&N Group stock options being 18 months. The strike price of the new options will be calculated by dividing the existing strike price of the stock option by 34 and converting this into pounds sterling at the prevailing exchange rate on the settlement date.

•	During the exchange offer period, Centerpulse and S&N each agreed to conduct its operations according to its ordinary and usual course of business and consistent with past practice and to use all reasonable efforts consistent with prudent business practice to preserve intact the business organization, to keep available the services of its current officers and key employees and to maintain existing relationships with those having significant business relationships with the respective party and its subsidiaries, in each case in all material respects.

•	Centerpulse agreed not to do or propose to do any of the following without S&N’s prior consent during the exchange offer period:

•	change its articles of association, with certain limited exceptions;

•	make improvements to the employment contracts or other arrangements with Centerpulse’s directors or officers;

•	amend or terminate or enter into any material contracts;

•	initiate or agree on acquisitions or divestitures or financing, financial, capital market transactions of more than CHF 70 million in the aggregate or dispose of, in whole or in part, its orthopedics, Spine-Tech or dental divisions;

•	issue any shares (except for shares relating to certain management plans), options, warrants, convertible securities or other rights of any kind to acquire Centerpulse shares;

•	purchase any Centerpulse shares during the exchange offer period; or

•	distribute, either directly or indirectly (such as through share buy backs), any dividend or other distribution to its shareholders.

•	The combination agreement may be terminated in the following manner:

•	at any time by mutual written consent of the boards of directors of S&N and Centerpulse;

•	by S&N:

•	in the event of a material breach of the combination agreement or a material contravention of the applicable laws and regulations by Centerpulse;

•	if Centerpulse’s board of directors withdraws or otherwise modifies its recommendation of the exchange offer; or

•	if the exchange offer is not completed due to the non-satisfaction of an offer condition; and

•	by Centerpulse:

•	in the event of a material breach of the combination agreement or a material contravention of the applicable laws and regulations by S&N or S&N Group;

•	if the exchange offer is not completed due to the non-satisfaction of an offer condition; or

•	if Centerpulse receives an offer with respect to any merger, sale or related transaction involving Centerpulse involving a party other than S&N Group or its affiliates or such other party has commenced a tender offer which, in either case, the Centerpulse board of directors, after having granted S&N or S&N Group the reasonable opportunity to increase the value of the exchange offer, believes in good faith is more favorable to Centerpulse’s shareholders than the transactions contemplated by the combination agreement.

•	S&N and Centerpulse agreed on a fixed compensation sum of CHF 20 million for the purpose of compensating the recipient for damages for internal expenditures and external costs and lost revenues in the event the exchange offer is not completed. The amount is payable under the following circumstances:

•	S&N agreed to pay Centerpulse the compensation sum if the non-completion of the exchange offer is attributable to:

•	the failure of S&N or its board of directors to recommend the combination agreement and the transactions contemplated by the combination agreement to its shareholders or the withdrawal or the modification of such recommendation;

•	the failure of S&N or S&N Group (as appropriate) to publish the pre-announcement of the exchange offer as agreed upon in the combination agreement or any other material breach of the combination agreement by S&N or S&N Group;

•	the material contravention of S&N or S&N Group of any material laws and regulations that apply to the exchange offer; or

•	the non-satisfaction of certain conditions to the exchange offer.

•	Centerpulse agreed to pay the compensation sum to S&N if the non-completion of the exchange offer is attributable to:

•	the failure of Centerpulse or its board of directors to recommend the exchange offer to its shareholders or the withdrawal or the modification of the recommendation;

•	the material contravention of Centerpulse of any material laws and regulations that apply to the exchange offer;

•	a material breach of the combination agreement by Centerpulse;

•	the non-satisfaction of certain conditions to the exchange offer; or

•	the successful completion of a competing public offer by a third party, subject to certain exceptions.

THE INCENTIVE EXCHANGE OFFER

InCentive Transaction Agreement

InCentive, an investment company listed on the Swiss Exchange, beneficially holds approximately 18.9% of the issued, registered share capital of Centerpulse. S&N Group is making a separate exchange offer for the shares of InCentive simultaneously with the exchange offer, pursuant to the terms of the transaction agreement, dated as of March 20, 2003, among S&N Group, S&N and InCentive. Except under certain circumstances, InCentive will not tender the Centerpulse shares owned by it in the exchange offer. The transaction agreement is filed as an exhibit to the registration statement of which this prospectus is a part. See “WHERE YOU CAN FIND MORE INFORMATION” for information on how you can obtain a copy of the transaction agreement. Under the terms of the InCentive transaction agreement, InCentive is obligated to dispose of its investments other than Centerpulse shares, so that, at the time of completion of the InCentive exchange offer, InCentive’s assets will consist only of Centerpulse shares and cash.

The offer price for each InCentive share in the InCentive exchange offer will be calculated by reference to the formula (a+ b)/c where:

a =	The total amount of S&N Group shares and the amount of cash that would be payable under the exchange offer for the Centerpulse shares held by InCentive.

b =

The adjusted net asset value (positive or negative) of InCentive calculated as of the last day of the InCentive exchange offer period but excluding the amount calculated in “a” above and attributing no value to any InCentive shares held by InCentive or its subsidiaries, as confirmed by InCentive’s auditors.

c =	The total number of InCentive shares in issue on the last day of the InCentive exchange offer period less the number of InCentive shares held by InCentive or its subsidiaries on that date.

As a result, the consideration for each share of InCentive will consist of S&N Group shares and an element of cash, which will mirror what InCentive would have received had it tendered its Centerpulse shares in the exchange offer, plus or minus the cash attributable to the adjusted net asset value of InCentive excluding its Centerpulse holdings. If InCentive’s adjusted net asset value is negative, then the cash element attributable to the consideration received by InCentive in relation to its Centerpulse holdings shall be reduced, pro tanto, and if after such reduction there is still a negative balance, the number of S&N Group shares to be issued shall be reduced by a corresponding amount calculated by reference to the average closing price of S&N shares on the fifth to the third Swiss trading day prior to the settlement date of the InCentive exchange offer.

InCentive stockholders will be offered a mix and match option in the InCentive exchange offer that is identical to that offered in the exchange offer, whereby such holders may elect to receive more shares of S&N

Group to the extent that other InCentive or Centerpulse shareholders have elected to receive fewer shares of S&N Group, or vice versa, and shall have the cash component of their consideration adjusted accordingly.

The InCentive exchange offer has been unanimously recommended by InCentive’s board of directors and is conditional upon, among other things, all conditions of the exchange offer having been satisfied or waived, including the effectiveness of the S&N reorganization.

InCentive Tender Agreement

On March 20, 2003, S&N and S&N Group entered into a tender agreement with René Braginsky, Hans Kaiser, “Zürich” Versicherungs-Gesellschaft and III Institutional Investors International Corp., who collectively held approximately 77% of InCentive’s issued share capital. Pursuant to the tender agreement, among other things:

•	S&N and S&N Group agreed to submit the InCentive exchange offer and to certain conditions to the InCentive exchange offer.

•	S&N and S&N Group agreed to use all reasonable efforts to obtain a secondary listing of the S&N Group shares on the Swiss Exchange as of the settlement date of the exchange offer or as soon as possible thereafter.

•	The InCentive shareholders who entered into the tender agreement agreed severally to tender their InCentive shares during the first two Swiss trading days of the InCentive exchange offer period.

•	The InCentive shareholders who entered into the tender agreement are not entitled to withdraw any InCentive shares tendered by them in the InCentive exchange offer, unless one of the following events occurs:

•	if S&N or S&N Group announces that the InCentive exchange offer or the exchange offer has failed for any reason other than under circumstances where a competing public tender offer for the InCentive shares or the Centerpulse shares has been made, the InCentive shareholders who entered into the tender agreement are entitled to withdraw their respective InCentive shares unless the failure of the respective exchange offer results from a breach by any such person of the following non-solicitation obligations described below, in which case such person shall not be entitled to withdraw his or its tendered InCentive shares:

•	if during the offer period a third party submits a public tender offer for Centerpulse shares in which the consideration has a higher economic value than the consideration offered by S&N or S&N Group, and the third party public tender offer has become or been declared unconditional as to acceptances, S&N or S&N Group may either:

•	declare the InCentive exchange offer unconditional, in which case InCentive’s net asset value shall be calculated on the basis of the consideration offered by the third party in the competing offer for Centerpulse; or

•	permit InCentive to tender its Centerpulse shares into the competing offer for Centerpulse during the statutory extension period;

•	the InCentive shareholders who entered into the tender agreement do not have the right to withdraw their tendered InCentive shares in the event of a competing offer for InCentive, unless S&N or S&N Group announce that the exchange offer for InCentive has failed; or

•	if there are competing offers for shares of both InCentive and Centerpulse, S&N or S&N Group may either:

•	declare the InCentive exchange offer unconditional, in which case InCentive’s net asset value shall be calculated on the basis of the consideration offered by the third party in the competing offer for Centerpulse; or

•	permit InCentive to tender its Centerpulse shares into the competing offer for Centerpulse during the statutory extension period.

•	Part of the consideration payable to the InCentive shareholders who entered into the tender agreement is to be deposited in escrow pursuant to the terms of an escrow agreement agreed upon by the parties to provide indemnity for any claims resulting from breaches of representations and warranties by these InCentive shareholders. The maximum amount to be deposited in the escrow will be CHF 34,000,000. The InCentive tender agreement sets out the proportions in which any payment out of the escrow shall be attributable to the individuals whose funds are escrowed.

•	The InCentive shareholders who entered into the tender agreement agreed not to:

•	acquire or sell any Centerpulse shares or rights to acquire Centerpulse shares;

•	acquire any InCentive shares or rights to acquire InCentive shares or sell any InCentive shares other than as described above; and

•	acquire any S&N shares or S&N Group shares or rights to acquire S&N shares or S&N Group shares until six months after the end of the statutory extension period without S&N or S&N Group’s consent, unless the InCentive exchange offer has previously failed, except that acquisitions or sales on account of third parties in respect of asset management agreements shall be permitted.

•	The InCentive shareholders who entered into the tender agreement agreed to immediately cease, and not to solicit or initiate, any discussions or negotiations with any entity (other than S&N or its affiliates) concerning any merger, consolidation, business combination, liquidation, reorganization or sale of assets or shares or similar transaction involving InCentive or any subsidiary of InCentive other than the taking of a position by InCentive’s board of directors and disclosing such position to its shareholders, third parties or governmental or regulatory bodies in respect of transactions initiated by third parties or such disclosures to InCentive’s shareholders or any third party or governmental or regulatory bodies which, as advised by outside counsel, is advisable under applicable law.

•	Customary warranties and representations and indemnities are provided by the InCentive shareholders who entered into the tender agreement in favor of S&N and S&N Group. These include an indemnity for any loss to S&N or S&N Group as a result of an acquisition of shares of InCentive or Centerpulse by these InCentive shareholders where such S&N or S&N Group is obligated under Swiss law as a result of such acquisition to increase the offer price under the exchange offer or the InCentive exchange offer.

TAX CONSEQUENCES

United States Federal Income Tax Consequences

The following discussion sets forth certain US federal income tax consequences of the exchange offer and of the ownership of S&N Group shares and ADSs after completion of the exchange offer. Generally, the following discussion does not address any aspects of US taxation other than federal income taxation nor any aspects of state, local or other non-US taxation.

We urge you to consult with your tax advisor regarding the US federal, state, local and non-US tax consequences of the exchange offer and of owning S&N Group shares after completion of the exchange offer.

The discussion of US federal income tax considerations below is limited to describing considerations that may be relevant to a “US holder” which, for purposes of this discussion, is a beneficial owner of Centerpulse shares or ADSs or, after completion of the exchange offer, S&N Group shares or ADSs, and who, for US federal income tax purposes, is:

•	a US citizen or resident,

•	a corporation or partnership created or organized in or under the laws of the United States, or

•	an estate or trust treated as a United States person under Section 7701(a)(30) of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the “Internal Revenue Code.”

For US federal income tax purposes, a US holder of ADSs will be treated as the beneficial holder of the underlying shares represented by the ADSs. Accordingly, in the US federal income tax considerations described below, no distinction will be made, for example, between a US holder of Centerpulse shares and a US holder of Centerpulse ADSs.

This discussion does not address the tax consequences to US holders subject to special rules, such as persons operating clearance and/or depositary services, tax-exempt entities, certain insurance companies, broker-dealers, financial institutions, traders in securities that elect to mark to market, holders liable for alternative minimum tax, holders that actually or constructively own 10% or more of the voting shares of Centerpulse or S&N Group or 5% or more of the voting power or value of S&N Group immediately after the completion of the exchange offer, holders that hold Centerpulse or S&N Group shares as part of a straddle or a hedging or conversion transaction or holders whose functional currency is not the US dollar. This discussion assumes that US holders of Centerpulse or S&N Group shares hold their shares as capital assets. This discussion also does not apply to US holders who acquired their Centerpulse shares through the exercise of employee share options or otherwise as compensation or through a tax-qualified retirement plan. In addition, special rules, not discussed in this document, may apply to persons investing in Centerpulse or S&N Group through entities treated for US federal income tax purposes as partnerships, and those persons should consult their own tax advisors in that regard.

This discussion is based on the tax laws of the United States, including the Internal Revenue Code, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, as in effect on the date of this prospectus, all of which are subject to change or change in interpretation, possibly with retroactive effect.

Tax Consequences of the Exchange Offer

Exchange for S&N Group Shares or S&N Group Shares and Cash.    If you are a US holder that exchanges Centerpulse shares for S&N Group shares, or for a combination of S&N Group shares and cash, you will generally recognize gain (but not loss) in an amount equal to the lesser of:

•	the amount of any cash you receive (including any cash received in lieu of fractional shares, any UK stamp duty reserve tax or other transfer taxes paid on your behalf) plus the fair market value of any other “boot” you receive in the exchange (as described below); and

•	the amount of overall gain you realize in the exchange.

The amount of overall gain you realize in the exchange will equal the excess of:

•	the amount of any cash you receive plus the fair market value of the S&N Group shares (including your interest in the common access shares held by the S&N Trust) you receive in the exchange; over

•	your tax basis of the Centerpulse shares surrendered in the exchange.

For purposes of these determinations, the amount of any cash will be the US dollar equivalent determined at the spot rate on the date of the exchange (in the case of cash received in the exchange) or payment (in the case of cash deemed received for payment of transfer taxes).

Although not clear, it is likely that your interest in the common access shares held by the S&N Trust received in the exchange as a component of your S&N Group shares will be treated as “boot” for purposes of the foregoing formula. Assuming this is the case, the value of such interest will be added to the cash, if any, that you receive in determining the gain you recognize. We currently anticipate that information will be provided to shareholders that will assist them in determining such value. You will have a split holding period and tax basis in your S&N Group shares received in the exchange. The component of your S&N Group shares representing an ordinary share of S&N Group will have a holding period that includes the holding period of the Centerpulse shares surrendered in the exchange and a tax basis equal to:

•	your tax basis in the Centerpulse shares you surrender in the exchange; reduced by

•	the amount of any cash and the fair market value of the interest in the common access shares you receive in the exchange; and increased by

•	the amount of any gain you recognize on the exchange.

The component of your S&N Group shares representing your interest in the common access shares will have a holding period that begins on the day following the completion of the exchange and a tax basis equal to the fair market value of your interest in the common access shares at the time of the exchange.

Alternatively, it is possible that your interest in the common access shares received in the exchange would be treated as an attribute of S&N Group ordinary shares for US federal income tax purposes. In that case, such interest would not be treated as “boot” for purposes of determining the amount of gain you recognize under the foregoing formula. Further, you would have a unified holding period and tax basis in your S&N Group shares. Your holding period for your S&N Group shares would include the holding period of your Centerpulse shares surrendered in the exchange and would have a tax basis equal to:

•	your tax basis in the Centerpulse shares you surrender in the exchange; reduced by

•	the amount of any cash you receive in the exchange; and increased by

•	the amount of any gain you recognize on the exchange.

We urge you to consult with your tax advisor regarding the proper characterization of your interest in the common access shares. Any UK stamp duty reserve tax or other transfer taxes paid on your behalf will increase your basis in the S&N Group ADSs received in the exchange offer.

Exchange Solely for Cash.    If, as a result of the mix and match election, you are a US holder that exchanges all of your Centerpulse shares solely for cash, you will recognize gain or loss equal to the difference between the amount of cash you receive and your tax basis in the Centerpulse shares surrendered.

Character of Gains.    Any gain you recognize as a result of the exchange will generally be long-term capital gain if your holding period for the Centerpulse shares surrendered is more than one year at the completion of the exchange. However, special rules may require ordinary treatment if, due to the mix and match election, you receive a disproportionately higher percentage of S&N Group shares relative to other Centerpulse shareholders. Long-term capital gains of a non-corporate US holder are generally subject to a maximum tax rate of 20%. The deduction of any capital loss is subject to limitations. Any gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

Tax Consequences of Ownership of S&N Group Shares

Dividends and Distributions.    Whether you receive a dividend with respect to your S&N Group ordinary shares or your interest in the common access shares, the gross amount of such dividend, before reduction for any withholding taxes, will be treated as ordinary income to the extent paid out of current or accumulated earnings and profits of the payor, as determined for US federal income tax purposes. Distributions in excess of such current and accumulated earnings and profits will be treated as a return of capital to the extent of your tax basis in your S&N Group ordinary shares or your interest in the common access shares, as the case may be, and thereafter as capital gain. In the case of a dividend with respect to the common access shares, there is some uncertainty as to whether the foregoing determinations are made by reference to the earnings and profits of S&N Group or S&N. However, neither S&N Group nor S&N expects to pay any dividends that would cause this uncertainty to have any practical significance.

Dividends will be income from sources outside the United States for foreign tax credit limitation purposes, but generally will be “passive income,” which is treated separately from other types of income for foreign tax credit limitation purposes. Dividends will not be eligible for the dividends-received deduction generally allowed to US corporations in respect of dividends received from other US corporations. The amount of the dividend distribution included in income of a US holder will be the US dollar equivalent of any dividend distributions made in a foreign currency, determined at the spot exchange rate on the date such dividend distribution is included in the income of the US holder, regardless of whether the payment is in fact converted into US dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date the dividend distribution is included in income to the date such dividend distribution is converted into US dollars will be treated as ordinary income or loss. Such gain or loss will generally be income from sources within the US for foreign tax credit limitation purposes.

Subject to certain limitations, any tax withheld and paid over to a foreign government may be creditable against the US holder’s US federal income tax liability. If a refund of the tax withheld is available to a US holder under the laws of the foreign jurisdiction, the amount of tax withheld that is refundable will not be eligible for credit against the US holder’s US federal income tax liability, whether or not the refund is actually obtained.

Transfers of S&N Group Shares.    A US holder that sells or otherwise disposes of S&N Group shares generally will recognize capital gain or loss for US federal income tax purposes equal to the difference between the US dollar value of the amount realized and the holder’s aggregate tax basis, determined in US dollars, in the S&N Group shares sold or disposed of. Capital gain of a non-corporate US holder is generally taxed at a maximum rate of 20% if the S&N Group shares have been held for more than one year at the time of sale, or 18%, if the holding period for S&N Group shares (including, if relevant, the holding period attributable to the Centerpulse shares surrendered) begins after December 31, 2000 and the S&N Group shares have been held for more than five years at the time of sale. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

Backup Withholding

In general, a non-corporate US holder may be subject to US backup withholding tax at a rate of 30% (which rate is scheduled to be reduced periodically through 2006) on proceeds from the exchange and dividends paid within the United States in respect of, or proceeds from the disposition of, S&N Group shares including a beneficial interest in the common access shares held by the S&N Trust, if the US holder:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service regarding a failure to report all interest or dividends required to be shown on its federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

A refund of any amounts withheld under the backup withholding rules that exceeds the income tax liability of a US holder may be obtained by filing a refund claim with the Internal Revenue Service.

United Kingdom Tax Consequences

The following discussion sets forth the material UK tax consequences of the exchange offer and the ownership of S&N Group shares and S&N Group ADSs after completion of the exchange offer. These paragraphs are not exhaustive and are intended only as a general guide for shareholders beneficially holding Centerpulse shares, including Centerpulse shares represented by Centerpulse ADSs (and accordingly, S&N Group shares (together with the related beneficial interest in the common access shares) acquired as a result of the exchange offer), as investments. They assume, except as otherwise explicitly noted, that the relevant shareholder is not resident in the United Kingdom for UK tax purposes and is not a share dealer or charity or other person with special UK tax status.

We urge you to consult with your tax advisor regarding the UK tax consequences of the exchange offer and of owing S&N Group shares or S&N Group ADSs after completion of the exchange offer.

UK Stamp Duty and Stamp Duty Reserve Tax

No stamp duty or stamp duty reserve tax should be payable by Centerpulse shareholders on the issue to them, pursuant to the exchange offer, of the S&N Group shares or, by holders of Centerpulse ADSs on the issue to them, pursuant to the exchange offer, of the S&N Group ADSs. In the case of holders of Centerpulse ADSs, a 1.5% charge to the stamp duty reserve tax could arise on the issue to them of S&N Group ADSs, however S&N Group will cover any such stamp duty reserve tax payments.

An agreement to transfer S&N Group shares (which will also operate effectively to transfer the related beneficial interest in common access shares) will normally be subject to stamp duty reserve tax at 0.5% of the actual consideration paid. If an instrument transferring such S&N Group shares is subsequently executed (if such S&N Group shares are not transferred through the computerized settlement system to facilitate the transfer of title to shares in uncertificated form, operated by CRESTCo Limited, which system is referred to in this section as “CREST”), the instrument of transfer will generally be subject to stamp duty at the rate of 0.5% of the consideration rounded up to the nearest multiple of £5. When such an instrument of transfer is duly stamped and stamp duty is paid, the stamp duty reserve tax charge will be cancelled and any stamp duty reserve tax already paid will be refunded, provided that such instrument is stamped within six years of the date on which the liability to stamp duty reserve tax arises. Liability to pay stamp duty or stamp duty reserve tax is normally that of the transferee or purchaser.

As shares held under the CREST system are held in a dematerialized form, the transfers of such shares are generally liable to stamp duty reserve tax (rather than stamp duty). Any stamp duty reserve tax that arises on relevant transactions settled within the system, or reported through it for regulatory purposes, will be collected and accounted for to the Inland Revenue by CRESTCo Limited.

Broadly, securities held in a clearance service or by depositary receipts are not subject to stamp duty and stamp duty reserve tax in the normal way. Instead, on the issue or transfer of shares into a clearance or depositary receipt service, UK stamp duty or stamp duty reserve tax will generally be payable at the rate of 1.5% (rounded up to the nearest £5 in the case of stamp duty) of the consideration payable, or in certain circumstances, the value of the S&N Group shares in question.

Clearance services may, however, elect with the UK Inland Revenue, provided certain conditions are satisfied, for the normal rate of UK stamp duty or stamp duty reserve tax (0.5%) to apply to transfers of shares and transactions within such services instead of the 1.5% rate applying to an issue or a transfer of shares into the clearance service. So far as S&N Group shares listed on the Swiss Exchange are concerned, it is understood that such an election has been made by SIS Sega Intersettle (the system through which S&N Group shares listed on the Swiss Exchange would be held) and it is therefore expected that the normal 0.5% charge would apply (as opposed to the 1.5% one-off entry charge) when S&N Group shares listed on the Swiss Exchange are transferred, and no charge should apply upon entry of S&N Group shares into that system. Notwithstanding this, the exact terms of every election are different, so specific written confirmation of the stamp duty reserve tax position relating to SIS Sega Intersettle has been requested from the UK Stamp Office. However, such confirmation has not yet been received. Any such election may however be terminated by either the clearance service or the Inland Revenue on not less than thirty days notice, in which case shares within such a clearance system at the time of such termination will be liable to a UK stamp duty or stamp duty reserve tax at a rate of 1.5%.

UK Capital Gains Tax

Non-UK resident holders of Centerpulse shares, including Centerpulse shares represented by Centerpulse ADSs, should not be treated as making a disposal of their Centerpulse shares for the purposes of UK taxation of capital gains as a result of the transfer of their Centerpulse shares to S&N Group in exchange for the issue of the S&N Group shares (or the S&N Group ADSs, as applicable, in relation to holders of Centerpulse ADSs). Holders who are not residents or ordinary residents in the UK should not (subject to the following paragraphs) be liable for UK taxation on capital gains to the extent they receive the cash amount.

A disposal of S&N Group shares, or Centerpulse shares (including Centerpulse shares represented by Centerpulse ADSs) for the cash amount (which would operate effectively to transfer also the related beneficial interest in common access shares), by a shareholder who is not UK resident but who carries on a trade, profession or vocation in the UK through a branch or agency and who has used such S&N Group shares (or Centerpulse shares, including Centerpulse shares represented by Centerpulse ADSs, as the case may be) in or for the purposes of such trade, profession or vocation or who has used, held or acquired such S&N Group shares (or Centerpulse shares, including Centerpulse shares represented by Centerpulse ADSs, as the case may be) for the purposes of such branch or agency may, depending on the shareholder’s circumstances and subject to any available exemption or relief, give rise to a chargeable gain or an allowable loss for the purposes of UK taxation of chargeable gains. In addition, individuals who dispose of S&N Group shares (together with the related beneficial interest in common access shares) (or Centerpulse shares, including Centerpulse shares represented by Centerpulse ADSs, for the cash amount) during a period of temporary non-residence may be liable to UK tax on chargeable gains in respect of those shares in the year of return.

Assuming that the proposals dealing with the Taxation of UK Branches of Foreign Companies contained in the Finance Bill 2003 are enacted in their current form, then the position as set out in the previous paragraph will no longer apply to a company not resident in the UK. Instead, if such proposals are enacted, then a disposal of S&N Group shares (together with the related beneficial interest in common access shares) or Centerpulse shares, including Centerpulse shares represented by Centerpulse ADSs, in an accounting period beginning on or after January 1, 2003 by a company not resident in the UK but which carries on a trade in the UK through a permanent establishment and which used the S&N Group shares or Centerpulse shares, including Centerpulse shares represented by Centerpulse ADSs (together with the related beneficial interest in common access shares), in or for the purposes of the trade or which used, held or acquired the S&N Group shares or Centerpulse shares, including Centerpulse shares represented by Centerpulse ADSs, (together with the related beneficial interest in common access shares) for the purposes of such permanent establishment may, depending on the company circumstances, and subject to any available exemption or relief, give rise to a chargeable gain or an allowable loss for the purposes of UK taxation of chargeable gains.

Taxation of Dividends

S&N Group shareholders will, in certain circumstances, have made or be deemed to have made a valid dividend election in relation to their S&N Group shares (see “DESCRIPTION OF COMMON ACCESS SHARES AND BENEFICIAL INTERESTS” for further information regarding dividend elections). Where such a dividend election is, or is deemed to be, valid and subsisting at the time when the dividend is declared, the relevant S&N Group shareholder shall generally receive dividends on his common access shares of S&N. Where such a dividend election is not, or is not deemed to be, valid and subsisting at the time when the dividend is declared, the relevant S&N Group shareholder would receive dividends on his S&N Group shares.

The United Kingdom taxation implications relevant to the receipt of dividends on the common access shares of S&N are as follows:

•	Individuals resident in the UK for taxation purposes are generally liable to income tax on the aggregate amount of any dividend beneficially received from a UK resident company such as S&N and a tax credit equal to 10% of the gross dividend (or 1/9 of the dividend received). For example, on a dividend of £90, the tax credit would be £10, and an individual would be liable for income tax on £100.

•	Non-UK resident beneficial owners of the S&N shares on which such dividends are paid are not generally entitled to claim any part of the tax credit, subject to certain specific exemptions. Non-UK resident beneficial owners of such shares may also be subject to tax on dividend income under any law to which they are subject outside the UK. Such shareholders should consult their own tax advisers concerning their tax liabilities.

The United Kingdom taxation implications relevant to the receipt of dividends on the S&N Group shares are as follows:

•	Swiss tax will be withheld at the rate of 35%, subject to treaty relief, on dividends paid on the S&N Group shares.

•	No UK tax should be withheld on such dividends.

UK Inheritance Tax

The S&N Group shares (together with the related beneficial interest in common access shares) will be assets situated in the UK for the purposes of UK inheritance tax. A gift of such assets by, or the death of, an individual holder of such assets may (subject to certain exemptions and relief) give rise to a liability to UK inheritance tax even if the holder is neither domiciled in the UK nor deemed to be domiciled there under certain rules relating to long residence or previous domicile. For inheritance tax purposes, a transfer of assets at less than full market value may be treated as a gift and particular rules apply to gifts where the donor reserves or retains some benefit.

Special rules also apply to close companies and to trustees of settlements who hold S&N Group shares (together with the related beneficial interest in common access shares) bringing them within the charge to inheritance tax. Shareholders should consult an appropriate professional adviser if they make a gift of any kind or intend to hold any S&N Group shares (together with the related beneficial interest in common access shares) through personal trust arrangements.

An individual who is domiciled in the US for purposes of the UK-USA Inheritance Tax Treaty concluded on October 19, 1978 and who is not a national of the UK for the purposes of the UK-US estate tax treaty will generally not be subject to UK inheritance tax in respect of the S&N Group shares (together with the related beneficial interest in common access shares) on the individual’s death or on a gift of the S&N Group shares (together with the related beneficial interest in common access shares) during the individual’s lifetime provided that any applicable US federal gift or estate tax liability is paid, unless the S&N Group shares (together with the related beneficial interest in common access shares) are part of the business property of a permanent establishment in the UK of an enterprise or pertain to a fixed base in the UK of an individual used for the performance of independent person services. Where the S&N Group shares (together with the related beneficial interest in common access shares) have been placed in trust by a settler who, at the time of settlement, was domiciled in the US for the purposes of the UK-US estate tax treaty and was not a national of the UK for the purposes of such treaty, the S&N Group shares (together with the related beneficial interest in common access shares) are not part of the business property of a permanent establishment in the UK and do not pertain to a fixed base in the UK (as discussed above). In the exceptional case where the S&N Group shares (together with the related beneficial interest in common access shares) are subject both to UK inheritance tax and to US federal gift or estate tax, the UK-US estate tax treaty generally provides for the tax paid in the UK to be credited against tax paid in the US and for the tax paid in the US to be credited against tax payable in the UK based on priority rules set out in that treaty.

Swiss Tax Consequences

The following discussion sets forth the material Swiss tax consequences of the exchange offer and the ownership of S&N Group shares and S&N Group ADSs after completion of the exchange offer. These paragraphs are not exhaustive and are intended only as a general guide for shareholders beneficially holding

Centerpulse shares, including Centerpulse shares represented by Centerpulse ADSs. We urge you to consult with your tax advisor regarding the Swiss tax consequences of the exchange offer and of owning S&N Group shares or S&N Group ADSs after completion of the exchange offer.

Withholding tax on dividends.

Dividends paid by S&N Group to a holder of S&N Group shares (including dividends on liquidation and stock dividends) are subject to a Swiss federal withholding tax at the rate of 35 percent. This tax must be withheld by S&N Group from the gross distribution and paid to the Swiss Federal Tax Administration.

A recipient of a dividend from S&N Group who is not a resident of Switzerland for tax purposes and does not hold the S&N Group shares in connection with the conduct of a trade or business in Switzerland through a permanent establishment or a fixed place of business and qualifies as a resident of a country which maintains a bilateral treaty for the avoidance of double taxation with Switzerland may be entitled to a full or partial refund of the withholding tax under the provisions of the applicable treaty. Non-Swiss resident holders should be aware that the procedures for claiming treaty refunds (and the time frame required for obtaining a refund) may differ from country to country. Non-Swiss resident holders should consult their own tax advisors regarding the procedures for claiming any refund of the withholding tax.

Income tax on distributions.

A non-Swiss resident holder is not liable for any Swiss federal, cantonal or municipal income taxes with respect to dividends or other distributions paid on the S&N Group shares merely as a result of holding the S&N Group shares other than the tax to be withheld by S&N Group from such dividends or other distributions.

Capital gains on disposals of shares.

A non-Swiss resident holder of S&N Group shares is generally not subject to any Swiss federal, cantonal or municipal taxation on gains realized on a sale or other disposal of S&N Group shares unless the S&N Group shares so disposed of can be attributed to a permanent establishment or fixed place of business maintained by such person within Switzerland during the relevant tax year.

Securities issue and transfer tax.

The issue of S&N Group shares by a Swiss legal entity is generally subject to a 1.0 percent one-time capital duty (issuance stamp tax). S&N Group has elected to be treated as a Swiss resident for Swiss stamp tax purposes. In the case at hand, however, no one-time capital duty will be imposed since the transaction qualifies as a tax-exempt merger-like reorganization. Any subsequent sale of S&N Group shares will be subject to the Swiss securities transfer tax, currently 0.15 percent (rate for Swiss securities), if such sale or transfer occurs through or with a Swiss bank or another Swiss securities dealer, as defined in the Swiss Federal Stamp Duty Law. The Swiss securities transfer tax charges are in addition to the UK stamp duty and/or stamp duty reserve tax summarized above.

DESCRIPTION OF THE S&N REORGANIZATION

The exchange offer is conditioned on the effectiveness of the S&N reorganization. In the S&N reorganization, S&N will become a subsidiary of S&N Group pursuant to a United Kingdom reorganizational procedure referred to as a “scheme of arrangement,” which will be effected under section 425 of the Companies Act 1985. As a result of this reorganization, S&N Group will become the new holding company of S&N and, after consummation of the exchange offer, Centerpulse. Pursuant to the S&N reorganization all existing S&N ordinary shares will be cancelled and S&N shareholders will receive the same number of ordinary shares of S&N Group. In addition, holders of S&N shares will receive a beneficial interest in the common access shares of S&N held by the S&N Trust. See “DESCRIPTION OF COMMON ACCESS SHARES AND BENEFICIAL INTERESTS.” The beneficial interests in the common access shares held by the S&N Trust will be attached to and indivisible from the S&N Group shares. All of S&N’s outstanding Cumulative Preferred Shares will be repaid and cancelled simultaneously with the effectiveness of the S&N reorganization.

In the S&N reorganization, S&N shareholders will receive a number of S&N Group shares that is equal to the number of S&N shares that they hold, with the same economic and voting rights, subject to the terms of the S&N Trust. Holders of S&N ADSs will continue to hold the same number of ADSs, which, as a result of the S&N reorganization, but subject to the rights attaching to common access shares, will enjoy equivalent economic rights in S&N Group. The other rights attaching to the S&N Group shares are substantially the same as those attaching to the existing S&N shares, except for minor differences in the S&N Group articles of association, made to reflect current practice. Similarly, the other rights attaching to the S&N Group ADSs are the same as those attaching to the existing S&N ADSs. For a summary of the principal terms of the S&N Group articles of association, see “DESCRIPTION OF S&N GROUP SHARES.”

The S&N reorganization will not become effective and binding unless:

•	the S&N reorganization is approved by S&N’s shareholders at a meeting convened by the High Court of England and Wales;

•	certain resolutions set forth in the notice of extraordinary general meeting contained in the court-approved reorganization documents are passed by S&N’s shareholders;

•	the S&N reorganization is sanctioned (with or without modification) and the cancellation of the S&N shares as part of the S&N reorganization is confirmed by the court at the court hearing;

•	an office copy of the court order sanctioning the S&N reorganization and confirming the reduction of S&N’s ordinary shares to zero is delivered to the Registrar of Companies of England and Wales and, in relation to the reduction of capital, is registered by him;

•	the admission of the S&N Group shares to the Official List and to trading on the London Stock Exchange’s market for listed securities has become effective or (if determined by S&N Group) the UK Listing Authority agrees or confirms its decision to admit such shares to the Official List and the London Stock Exchange agrees to admit such shares to trading subject only to the allotment of such shares and/or the S&N reorganization becoming unconditional in all respects;

•	the London Stock Exchange agrees to admit S&N Group’s shares issued pursuant to the S&N reorganization to trading on its market for listed securities (subject only to allotment) and its agreement is not withdrawn prior to 6:00 p.m. on the last business day prior to the court hearing; and

•	the New York Stock Exchange indicates that it intends to authorize the listing of the S&N Group ADSs (upon official notice of issuance) and such indication is not withdrawn prior to 6:00 p.m. on the last business day prior to the court hearing.

S&N Group has given its written consent to the S&N reorganization and a written undertaking to be bound by the terms of the S&N reorganization. The court hearing is expected to be held on Friday, June 20, 2003. S&N shareholders will have the opportunity to attend the court hearing to support or oppose the S&N reorganization and to appear in person or be represented by counsel.

If the S&N reorganization is sanctioned by the court and the conditions to the S&N reorganization are satisfied or waived, it is expected that the S&N reorganization will become effective on Tuesday, June 24, 2003, and dealings in the S&N Group shares issued pursuant to the S&N reorganization and in S&N Group ADSs arising from the S&N reorganization will commence, on Wednesday, June 25, 2003. If the S&N reorganization has not become effective by December 31, 2003 (or such later date as S&N and S&N Group may agree and the court may allow), it will lapse, in which event the position of holders of S&N ordinary shares will remain unchanged.

The documents governing the S&N reorganization contains a provision for S&N and S&N Group jointly to consent on behalf of all persons concerned to any modification of or addition to the S&N reorganization, or to any condition which the court may think fit to approve or impose. S&N has been advised by its legal advisers that the court would be unlikely to approve or impose any such amendment to the S&N reorganization which might be material to the interests of S&N shareholders unless S&N shareholders were informed of any such amendment. It will be a matter for the court to decide, in its discretion, whether or not a further meeting of shareholders should be held or consent obtained (as the case may be). If the court does approve or impose any amendment to the S&N reorganization which, in the opinion of the S&N board of directors, is such as to require the consent of the S&N shareholders, the S&N board of directors will not take the necessary steps to enable the S&N reorganization to become effective unless and until such consent is obtained.

The S&N Reorganization itself will have no immediate impact on the management of S&N, as all of the existing S&N directors, other than Sir Timothy Lankester, have been appointed to the S&N Group board of directors. In addition, upon effectiveness of the S&N reorganization and completion of the exchange offer and the InCentive exchange offer, Dr. Link and Mr. Braginsky will join the S&N Group board with effect from the settlement date of the exchange offer. Pierre-André Chapatte and Antoine Vidts will retire from the S&N Group board upon effectiveness of the S&N reorganization.

The S&N reorganization will not be implemented if the conditions to the exchange offer are not satisfied or (where permissible) waived. For a discussion of the conditions of the exchange offer, see “THE EXCHANGE OFFER – Conditions to Completion of the Exchange Offer.” The exchange offer is conditioned upon the S&N reorganization having become effective.

DESCRIPTION OF S&N GROUP

S&N Group was incorporated and registered in England and Wales on January 8, 2002 as a private limited company under the name Meadowclean Limited. On March 20, 2003, Meadowclean Limited changed its name to Smith & Nephew Group Limited and on April 2, 2003 it was reregistered as a public limited company. The address of S&N Group’s registered office is 15 Adam Street, London WC2N 6LA, United Kingdom and the head office and principal place of business of S&N Group is at 122 rte du Moulin de la Ratte, 1236 Cartigny, Geneva, Switzerland. Its telephone number at such office is 41-22-850-0545. S&N Group does not hold any assets other than a nominal amount of cash and minimal investments and has not carried on any activities other than in connection with the S&N reorganization, the exchange offer and the InCentive exchange offer. S&N Group does not currently have any employees. Each of Pierre-André Chapatte and Antoine Vidts receive £3000 for each month, or portion thereof, they serve as directors of S&N Group. No other directors or officers of S&N Group currently receive any compensation in connection with their service as directors.

Prior to March 18, 2003, S&N Group was owned by BFT Nederland B.V., a Netherlands corporation. On March 18, 2003, BFT Nederland transferred two ordinary shares to Antoine Vidts and one ordinary share to Pierre-André Chapatte. On the same day, the remaining 13,298 ordinary shares of S&N Group were converted into non-redeemable preference shares and sold by BFT Nederland to Cazenove & Co. Limited, a company incorporated under the laws of England and Wales, which acts as stockbroker to S&N. Cazenove also purchased 36,699 redeemable preferred shares of S&N Group. In connection with these transactions, the existing board of directors of S&N Group resigned and Messrs. Vidts and Chapatte were elected directors of S&N Group. Subsequent to these transactions, the existing directors of S&N (other than Sir Timothy Lankester) were also elected as directors of S&N Group. Upon the effectiveness of the S&N reorganization, S&N Group will become a holding company for S&N and, upon completion of the exchange offer, S&N Group will also become a holding company for Centerpulse. In connection with the S&N reorganization, all currently outstanding ordinary shares and preference shares of S&N Group will be repaid and cancelled. See “S&N REORGANIZATION.”

Upon the effectiveness of the S&N reorganization, S&N Group’s shares will be traded on the London Stock Exchange under the symbol “SN” and its ADSs will be listed on the New York Stock Exchange under the symbol

“SNN.” S&N Group will also apply to list its shares on the Swiss Exchange. Following the S&N reorganization, S&N Group will begin furnishing Forms 6-K and filing Forms 20-F and other documents with the SEC relating to its business, financial condition and other matters.

DESCRIPTION OF THE S&N TRUST

The S&N Trust has been constituted by an English registered company that was formed on April 10, 2003 under the laws of England and Wales. The address of the registered office of Smith & Nephew Trustee Limited, trustee of the S&N Trust, is 15 Adam Street, London WC2N 6LA, United Kingdom. Its telephone number at such office is 44-20-7401-7646. The S&N Trust was organized in connection with the S&N reorganization and neither the S&N Trust nor Smith & Nephew Trustee Limited has carried on any activities other than in connection with the S&N reorganization and holds no assets.

Until the time that common access shares of S&N are contributed to the S&N Trust pursuant to the S&N reorganization, it is not anticipated that the S&N Trust will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the S&N reorganization. Because the S&N Trust is newly formed and has no assets and capitalization and no operating history, no meaningful financial information with respect to the S&N Trust is available.

DESCRIPTION OF S&N

Unless the context otherwise requires, for purposes of this section “S&N” shall refer to S&N and its consolidated subsidiaries, collectively. You can obtain additional information regarding S&N and its business and financial condition in the documents described under “WHERE YOU CAN FIND MORE INFORMATION.”

General

S&N is a global advanced medical devices company employing over 7,300 people with operations in 32 countries. S&N is structured in three divisions, orthopedics, endoscopy and advanced wound management, with principal manufacturing facilities in Memphis, Tennessee and Andover, Massachusetts in the United States, and Hull in the United Kingdom.

The orthopedics division is a global provider of reconstructive implant systems for knees, hips and shoulder joints, as well as trauma and clinical therapy products to help repair broken bones and damaged joints. This business strives to combine industry-leading technology with clinically proven products to deliver simpler, less invasive and more cost effective procedures to the orthopedic community. S&N has approximately 8% of the orthopedic reconstructive implant and trauma markets and holds the No. 6 worldwide position.

The endoscopy division is a world leader in the development and commercialization of minimally invasive endoscopic surgery. This business is committed to reducing trauma and pain to the patient, reducing cost to healthcare systems, and providing better outcomes for surgeons and patients with its broad range of techniques and instruments for minimally invasive surgery, particularly of the joint. S&N has approximately 35% of the arthroscopy (joint) market and holds the leading worldwide position.

The advanced wound management division provides an advanced range of treatments for difficult to heal wounds. It develops innovative new solutions to chronic and acute wound management problems. S&N has approximately 21% of the advanced wound management market and has the leading worldwide position.

S&N also has investments in BSN Medical, a joint venture with Beiersdorf AG, and in AbilityOne Corporation, a rehabilitation business in which it holds approximately a 21.5% interest.

Activities

The tables below show S&N’s total revenues by activity for fiscal years 2002, 2001 and 2000:

	Years ended December 31
	2002	2001	2000
	(£ million)
Sales by activity
Orthopedics	470.2	404.6	335.0
Endoscopy	291.8	252.8	216.4
Advanced wound management	321.7	285.6	221.5

Ongoing operations	1,083.7	943.0	772.9
Operations contributed to the joint venture	—	35.3	138.6

Continuing operations	1,083.7	978.3	911.5
Discontinued operations	26.2	103.4	223.2

Group turnover	1,109.9	1,081.7	1,134.7

	Years ended December 31
	2002	2001	2000
	(£ million)
Operating profit by activity
Orthopedics	98.2	87.9	69.1
Endoscopy	53.8	46.8	38.2
Advanced wound management	44.0	36.1	33.4

Ongoing operations before goodwill amortization and exceptional items	196.0	170.8	140.7
Amortization of goodwill	(17.5)	(10.4)	(6.9)
Exceptional items	(29.9)	(19.3)	(3.8)

Ongoing operations	148.6	141.1	130.0
Operations contributed to the joint venture: operating profit	—	3.6	16.2
Operations contributed to the joint venture: exceptional items	—	(1.8)	(8.6)

Continuing operations	148.6	142.9	137.6
Discontinued operations: operating profit	2.1	11.1	29.0
Discontinued operations: exceptional items	—	—	(3.9)

	150.7	154.0	162.7

Operating Results

Accounting Principles

The following discussion and analysis is based upon, and should be read in conjunction with, the consolidated financial statements of S&N included elsewhere in this prospectus. S&N’s consolidated financial statements are prepared in accordance with United Kingdom generally accepted accounting principles, which differ in certain respects from United States generally accepted accounting principles. Reconciliations reflecting the effect of the significant differences between United Kingdom generally accepted accounting principles and United States generally accepted accounting principles are set forth in Note 35 of the notes to the consolidated financial statements. See “INDEX TO FINANCIAL STATEMENTS.”

New Accounting Policies in 2002

S&N discloses the additional information required under Financial Reporting Standard 17 (FRS 17) regarding defined benefit pension plans; this is to be found in “Item 18 – Financial Statements” in Note 29 of the notes to the financial statements. The significant difference to existing practice is that pension liabilities are discounted at risk free interest rates as against long run investment return rates. See “INDEX TO FINANCIAL STATEMENTS.”

Critical Accounting Policies

The following policies are considered to be critical to the reporting of S&N’s results:

Intangible fixed assets:

Goodwill, representing the excess of purchase consideration over fair value of net assets acquired prior to December 31, 1997, was set off against reserves in the year of acquisition. Goodwill acquired since January 1, 1998 is capitalized and amortized on a straight line basis over its estimated useful economic life, up to a presumed maximum of 20 years, except for goodwill arising on the formation of the BSN Medical joint venture and acquisition of S&N’s share of the AbilityOne associated undertaking, which is not amortized but is subject to an annual impairment review. This treatment, which is a departure from the requirement of the Companies Act 1985 to amortize goodwill, is adopted in order to show a true and fair view. Goodwill previously written off to reserves is added back for inclusion in the calculation of gains and losses on disposals. Under United States generally accepted accounting principles, goodwill and other intangible fixed assets purchased prior to 2002 would have been capitalized and amortized over their expected useful lives. Commencing in 2002, goodwill would not be amortized and would be subject to an annual impairment review, whereas other intangible assets would continue to be capitalized and amortized over their useful lives.

The carrying value of goodwill and acquired intangibles is reviewed for impairment at the end of the first full financial year following acquisition and in other periods if significant events or changes in circumstances indicate the carrying value may be impaired.

Purchased patents, know-how, trade markets, licenses and distribution rights are capitalized as intangibles and amortized over a period not exceeding 20 years.

The carrying values of intangibles are reviewed for impairment when events or changes in circumstances indicate the carrying value may be impaired.

Tangible fixed assets:

Tangible fixed assets are stated at cost and, except for freehold land, are depreciated as wasting assets. Freehold and long leasehold buildings are depreciated on a straight-line basis at between 1% and 5% per annum. Short leasehold land and buildings (leases of under 50 years) are depreciated by equal annual installments over the term of the lease.

Plant and equipment are depreciated over lives ranging between three and twenty years by equal annual installments to write down the assets to their estimated disposal value at the end of their working lives.

Financial Derivatives

Currency swaps to match foreign currency net assets with foreign currency liabilities are translated into pounds sterling at year end exchange rates. Changes in the principal values of currency swaps are matched in reserves against changes in the values of the related assets. Interest rate swaps to protect interest costs and income are accounted for as hedges. Changes in the values of interest rate swaps are recognized against interest in the period relating to the hedge.

Inflation

S&N operates internationally and in many different economic climates, but, in general, inflation has not had a material effect on S&N’s results. S&N does not have material subsidiaries in any economies subject to hyperinflation.

Foreign Currencies

S&N protects its shareholders’ funds by matching foreign currency assets, including acquisition goodwill, with foreign currency liabilities where practicable. These liabilities take the form of either borrowings or currency swaps. At December 31, 2002, S&N had gross borrowings of £316.1 million, mainly in foreign currency, and cash and bank balances of £22.5 million. Currency swaps amounted to £563.2 million payable, of which 73% were to redenominate internal borrowings into US dollars. Currency swaps of £579.9 million receivable have been netted off against the currency swaps payable, and the net balance of £16.7 million is included in the financial statements as £21.3 million in debit balances on currency swaps within debtors and £4.6 million in credit balances on currency swaps within other creditors. Translation movements on S&N’s unmatched foreign currency net assets increased shareholders’ funds by £9.1 million in 2002.

Fiscal 2002 compared with fiscal 2001

S&N sales during fiscal 2002 amounted to £1,109.9 million, an increase of 3% when compared to fiscal 2001. After excluding sales of operations contributed to the joint venture and of discontinued operations, sales growth of ongoing operations was 15%. Of this growth, 14% arose from underlying sales growth and 4% arose from businesses acquired in 2002 and 2001 while currency translation had a 3% negative effect. Selling price increases accounted for approximately 1% of sales growth.

Operating profit of ongoing operations before goodwill amortization and exceptional items was £196.0 million in 2002, a 15% increase over 2001. Operating profit of ongoing operations in 2002 was £25.2 million higher due to higher sales volumes and profits from businesses acquired. Profits arising from the acquisition of ORATEC Interventions, Inc. contributed 2% of the profit increase. Operating margin was unchanged at 18% with 0.5% of divestment dis-synergies offset broadly by cost savings and leverage benefits.

S&N’s share of joint venture sales at £155.0 million was £31.4 million higher than 2001 reflecting a full year’s ownership compared with nine months in 2001 offset by the effect of product disposals made in January 2002. S&N’s share of operating profit of BSN Medical increased from £12.8 million to £19.6 million, reflecting a full year of ownership and improved margins. The joint venture operating profit margin for 2002 was 12.6%, a 2% increase from 2001 as a result of integration and rationalization benefits. S&N’s share of rationalization costs of BSN Medical was £2.6 million.

S&N’s share of the operating profit of the AbilityOne associated undertaking, that it acquired in March 2002, was £4.9 million. Operating profits arising from discontinued operations were £2.1 million in 2002 and operating profits of operations contributed to BSN Medical were £3.6 million in 2001.

Profit before taxation, goodwill amortization and exceptional items of ongoing operations was £209.9 million in 2002, £29.0 million higher than 2001. Net interest expense was lower by £4.7 million due to lower interest rates.

Goodwill amortization increased by £7.1 million compared with 2001, £5.8 million of which is due to the ORATEC Interventions, Inc. acquisition.

Operating exceptional items within ongoing operations of £29.9 million comprise £17.5 million for the write-down of S&N’s trade investment in the common stock of Advanced Tissue Sciences Inc. following its filing for bankruptcy, £4.0 million for further rationalization due to the contribution of businesses to BSN Medical and £8.4 million for integration in connection with the acquisition of ORATEC Interventions, Inc. and the Dermagraft joint arrangement.

Profit before taxation was £177.9 million, compared with £193.6 million in 2001. In 2002, profit before taxation included a gain on the disposal of the rehabilitation business of £18.0 million compared with a gain on the disposal of the ear, nose and throat business of £49.2 million in 2001.

The underlying tax charge of £61.6 million represents 29% of profit before goodwill amortization and exceptional items, the same percentage as in fiscal 2001. The tax charge on net exceptional items was £4.2 million because there is no tax benefit on £30.0 million of goodwill deducted in the calculation of the gain on disposal of the rehabilitation business.

Basic earnings per share were 12.11 pence, a decrease on 2001 of 14%. Adjusted earnings per share before goodwill amortization and exceptional items were 16.02 pence, an increase on 2001 of 15%. Adjusting for the loss of profits caused by the disposal of the ear, nose and throat business in 2001 and the rehabilitation business in 2002 and the formation of the BSN Medical joint venture in 2001, earnings per share before goodwill amortization and exceptional items were 19% higher than in 2001.

Management is not aware of any governmental, economic, fiscal, monetary or political policies or factors that have materially affected, directly or indirectly, S&N’s operations or investments by shareholders.

Orthopedics:

Sales.    Sales in the orthopedics business increased by £65.6 million (16%) from £404.6 million in 2001 to £470.2 million in 2002. The negative effect of currency translation into pounds sterling was 4% and underlying sales grew by 20%.

Sales in the United States increased by 23%. 7% of this sales growth was due to the full year effect of the OXINIUM™ knee component and SUPARTZ hyaluronic acid, both new products launched during 2001. Sales of trauma products grew by 10%, hip implants by 13% and knee implants by 23%.

Outside the United States, the highest sales growth was in Australia and New Zealand at 23% caused by a government initiative to incentivize healthcare insurance in Australia and the appointment of a new agent in New Zealand. Sales in Italy grew 22% due to market share gains, particularly in knee implants, and sales in Germany grew by 15%, again due to gains in knee implants. Sales growth in Japan, the orthopedics business’s second largest market by sales value, was 6%.

On a worldwide basis, sales of hip implants grew by 17%, knee implants by 33% and trauma products by 10%.

Operating profit.    Operating profit from the orthopedics business before goodwill amortization and exceptional items increased by £10.3 million (12%) from £87.9 million in 2001 to £98.2 million in 2002.

The increase in operating profit arose principally in the United States market as a result of sales growth, offset partly by further investment in the development of image guided surgery products and the OXINIUM™ range of knee and hip components and increased insurance costs.

Operating profits also increased in Australia and New Zealand and Japan as a result of increased sales. However, operating losses were incurred in France and profits were lower than the prior year in Germany and Italy due to investment in selling and marketing resources and the adverse effect of transactional currency. An operating loss was also incurred in Canada due to the effect of cost dis-synergies arising from the divestment of the rehabilitation and ear, nose and throat businesses.

Endoscopy:

Sales.    Sales in the endoscopy business increased by £39.0 million (15%) from £252.8 million in 2001 to £291.8 million in 2002. The acquisition of ORATEC Interventions, Inc. contributed 9% of this growth, the negative effect of currency translation into pounds sterling was 4% points and underlying sales grew by 10%.

Sales in the United States grew by 21%, of which the acquisition of ORATEC Interventions, Inc. arthroscopy products contributed 9% and ORATEC spine products 5%, and underlying sales growth contributed

7%. The principal reason for the underlying sales growth was the introduction of a number of new products, particularly TRIVEX, FAST-FIX and BIO-RCI. The ORATEC Interventions, Inc. acquisition did not impact sales growth outside the United States.

Sales in the United Kingdom/Ireland, the endoscopy business’s second largest market by sales value, increased by 13% due to new products and gains in market share. Sales in France and Italy grew in excess of 20%, principally due to new products in the repair sector. Sales in Japan grew by 16% and in Australia and New Zealand by 21% as a result of increased sales force strength. Sales in Canada declined due to government healthcare funding constraints.

On a product segment basis, resection sales grew by 28% as a result of the ORATEC Interventions, Inc. acquisition, repair sales grew by 21% largely as a result of new products and sales of visualization, access and service increased by 6%.

Operating profit.    Operating profit from the endoscopy business before goodwill amortization and exceptional items increased by £7.0 million (15%) from £46.8 million in 2001 to £53.8 million in 2002.

Operating profits rose in the United States market due to the increase in sales and the benefit of the ORATEC Interventions, Inc. acquisition, which contributed operating profits of £3.8 million in 2002.

Operating profits in the United Kingdom and Ireland, Italy, Australia and New Zealand and France increased as a result of sales growth more than offsetting adverse transactional currency movements. Operating profits in Japan increased by less than the growth in sales due to adverse currency movements and investment in additional selling and marketing resources.

Canada incurred a loss compared with a small profit in 2001 due to a decline in sales.

Advanced wound management:

Sales.    Sales in the advanced wound management business increased by £36.1 million (13%) from £285.6 million in 2001 to £321.7 million in 2002. The acquisitions made in 2001 contributed 4%, the negative effect of currency translation into pounds sterling was 2% and underlying sales grew by 11%.

Sales in the United States grew by 11%, of which 4% was due to the full year effect of the ACTICOAT® silver dressing acquired in May 2001. Sales of tissue-engineered wound dressings more than doubled to £6.1 million following the launch of DERMAGRAFT®, in the United States, in April 2002.

Sales in the United Kingdom/Ireland grew by 10% due to market share gains and the effect of a full year of sales of products acquired from Beiersdorf AG in April 2001.

Additional investment in sales force led to sales increases of 35% in Japan and 28% in France. Sales in Germany grew by 31% over the prior year largely due to the impact of the acquisitions referred to above. Sales in Canada were flat compared to the prior year due to government funding constraints.

Of the principal products, sales of the ALLEVYN® adhesive hydrocellular dressing increased by 21% and sales of ACTICOAT® increased by 59%, while sales of collagenase wound bed preparation products declined by 9% in the United States due to supply problems but increased by 3% outside of the United States.

Operating profit.    Operating profit from the advanced wound management business before goodwill, amortization and exceptional items increased by £7.9 million (22%) from £36.1 million in 2001 to £44.0 million in 2002.

Losses arising from the DERMAGRAFT® joint arrangement increased from £7.0 million in 2001 to £8.0 million in 2002 as a result of additional sales force expense following the launch of DERMAGRAFT® in the United States in April 2002 and the consolidation of 100% of losses from November 25, 2002 following the acquisition of the remainder of the Advanced Tissue Sciences, Inc. arrangements.

Operating profits in the United Kingdom/Ireland and the United States increased by 20% and 17%, respectively, due to additional sales volumes.

Operating profits in Japan increased strongly as a result of higher sales which more than offset the effect of reimbursement price reductions in certain products. France increased its loss with margin on higher sales being insufficient to offset increased sales force investment and dis-synergies arising from the separation of the business from BSN Medical. Germany profits increased as a result of the acquisitions in 2001.

Discontinued Operations:

Sales of £26.2 million from discontinued operations in 2002 comprise three months of sales of the rehabilitation business. Profit thereon was £2.1 million.

Interest Income and Expense:

Interest income increased by £4.1 million from £2.5 million in 2001 to £6.6 million in 2002. Interest expense decreased by £2.2 million from £19.0 million in 2001 to £16.8 million in 2002. S&N’s share of the joint venture’s and associated undertaking’s net interest expense was £1.6 million and £0.9 million, respectively. Interest payable on currency swaps amounting to £23.3 million has been set off against interest receivable on swaps. Net interest expense decreased by £4.7 million to £12.7 million due to falling US dollar and euro interest rates on interest expense offset by falling pound sterling rates on interest income.

Fiscal 2001 compared with fiscal 2000

S&N sales during fiscal 2001 amounted to £1,081.7 million, a decline of 5% when compared to fiscal 2000. After excluding sales of operations contributed to the joint venture and of discontinued operations, sales growth of ongoing operations was 22%. Of this, 14% was underlying sales growth, 6% was from businesses acquired in 2001 and 2000 and 2% from currency translation. Selling price increases accounted for approximately 1% of sales growth.

Operating profit of ongoing operations before goodwill amortization and exceptional items was £170.8 million in 2001, a 21% increase over 2000, with operating margin declining from 18.2% in 2000 to 18.1%. Efficiency improvements were in excess of 1% of sales but were offset by divestment dis-synergies and adverse transactional currency.

Sales of operations contributed to the joint venture of £35.3 million in 2001 relate to the three months of sales operations of the casting and bandaging and traditional woundcare businesses and compares with £138.6 million in 2000 which reflects a full year’s trading. Operating profit thereon was £3.6 million and exceptional costs of £1.8 million were incurred that represent manufacturing rationalization costs of operations subsequently contributed to BSN Medical.

Sales of £103.4 million from discontinued operations in 2001 comprise a full year of sales operations of the rehabilitation business and five months of sales operations of the ear, nose and throat business. Profit thereon was £11.1 million. Sales and operating profits were £223.2 million and £29.0 million respectively in 2000, which reflects a full year of sales operations of the rehabilitation and ear, nose and throat businesses and six months of trading of the consumer healthcare business. Exceptional items of £3.9 million were incurred in 2000 that represent manufacturing rationalization costs.

S&N share of joint venture sales for nine months was £123.6 million and of operating profit before exceptional items was £12.8 million. S&N’s share of rationalization costs of BSN Medical was £5.0 million.

Goodwill amortization increased by £3.5 million compared with 2000 principally due to the ACTICOAT® and advanced woundcare acquisitions and a full year of collagenase.

The principal exceptional item in 2001 was a £49.2 million net gain on the disposal of the ear, nose and throat business. Operating exceptional items within ongoing operations of £19.3 million comprise £2.9 million on the manufacturing rationalization program, £7.5 million on the rationalization consequent on the contribution of businesses to BSN Medical and £8.9 million on integration in connection with the advanced woundcare business acquired from Beiersdorf AG.

Profit before taxation, goodwill amortization and exceptional items amounted to £180.9 million, £2.0 million higher than 2000, because of improved operating profits offset by the loss of profits from the disposal of the consumer business in 2000, the full year effect of financing the payment of the special dividend in 2000 and divestment dis-synergies.

Profit before taxation was £193.6 million, compared with £265.2 million in 2000, which included a gain on the disposal of the consumer healthcare business of £109.5 million.

The underlying tax charge of £52.3 million represents 29% of profit before goodwill amortization and exceptional items, a decrease of 1% when compared with fiscal 2000. The tax charge on net exceptional items was £11.7 million.

Basic earnings per share were 14.07 pence, a decrease of 30% over 2000. Adjusted earnings per share before goodwill amortization and exceptional items were 13.96 pence, an increase over 2000 of 15%. Adjusting for the loss of profits caused by the disposal of the consumer healthcare business in 2000 and the ear, nose and throat business and the formation of BSN Medical joint venture in 2001, earnings per share before exceptional items rose 16% over 2000.

Management is not aware of any governmental, economic, fiscal, monetary or political policies or factors that have materially affected, directly or indirectly, S&N’s operations or investments by shareholders.

Orthopedics:

Sales.    Sales in the orthopedics business increased by £69.6 million (21%) from £335.0 million in 2000 to £404.6 million in 2001. After adjusting for acquisitions and the effect of currency translation into pounds sterling, sales grew by 18% in underlying terms.

Sales of orthopedic products in the United States grew 22%, as a result of the performance of the new hip joint replacement products introduced in 2000, sustained growth in both existing and new knee implants and the launch of new trauma products particularly the TRIGEN® nailing system. The new OXINIUM™ knee contributed four percentage points of sales growth.

Orthopedics sales in the United Kingdom grew 26%, reflecting sustained growth from trauma products and the impact of new hip joint products. Sales in Germany, France and Italy grew by 10%, 11% and 9%, respectively, largely due to market share gains in knee implants.

Underlying sales growths of orthopedic products were 3% in Japan mainly in trauma products and 31% in Australia/New Zealand following the launch of new products and the appointment of a new sales agent in New South Wales.

Operating profit.    Operating profit from the orthopedics business before goodwill amortization and exceptional items increased by £18.8 million (27%) from £69.1 million in 2000 to £87.9 million in 2001.

The profit increase occurred principally in the United States as a result of additional sales. Operating results were lower than in the prior year in both Germany and France as a result of continuing high levels of investment in selling resources. In Japan, profits increased 4%, in line with the sales increase. Profits in Australia and New Zealand increased substantially due to higher sales.

Endoscopy:

Sales.    Sales in the endoscopy business increased by £36.4 million (17%) from £216.4 million in 2000 to £252.8 million in 2001. After adjusting for acquisitions and the effect of currency translation into pounds sterling, sales in the market grew by 11% in underlying terms.

Sales of endoscopy products in the United States grew 7% before acquisitions, with shavers and blades sustaining growth and joint repair products increasing sales by 11% due to the introduction of new products and market share gains. The Orthopedic Biosystems business acquired in 2000 contributed £6 million (equivalent to 4% points of growth) in 2001.

Sales of endoscopy products grew 34% in the United Kingdom/Ireland with growth across all segments of the product range, but particularly in repair and resection. Market share gains in the repair segment produced sales increases of 15%, 17% and 10%, respectively, in Germany, France and Italy. There was 18% growth in Australia and New Zealand as a result of stronger sales in shaver and blade products and the benefit from a new sales agent in New South Wales. Repair products in Japan gained further market share resulting in sales growth of 28%.

Operating profit.    Operating profit from the endoscopy business before goodwill amortization and exceptional items increased by £8.6 million (23%) from £38.2 million in 2000 to £46.8 million in 2001.

Operating profits increased by more than the rate of sales growth due to the synergy benefits of the Orthopedic Biosystems acquisition and cost savings achieved in manufacturing. Significant profit increases were achieved in the United Kingdom and Japan arising from leverage benefits of additional sales.

Advanced wound management

Sales.    Sales in the advanced wound management business increased by £64.1 million (29%) from £221.5 million in 2000 to £285.6 million in 2001. After adjusting for acquisitions and the effect of currency translation into pounds sterling, sales grew by 11% in underlying terms.

Underlying sales growth of advanced wound management products in the United States was 9%. The acquisition of the advanced woundcare business from Beiersdorf AG in April 2001 contributed a further 4% of sales growth and the ACTICOAT® dressing, acquired in May 2001, contributed a further 5% points of sales growth. Sales of collagenase, acquired in 2000, grew by 13%.

Advanced wound management product sales grew 8% in the United Kingdom and Ireland due primarily to sales growth in hydrocellular dressing products. Sales in Germany more than doubled as a result of the advanced woundcare acquisition and sales in Italy more than doubled due to the collagenase acquisition by S&N in 2000.

Advanced wound management sales grew 34% in Australia and New Zealand, of which 12% was underlying growth led by the hydrocellular dressings product range and 22% was from sales resulting from the acquisition of the advanced wound management business in April 2001.

Operating profit.    Operating profit from the advanced wound management business before goodwill amortization and exceptional items increased by £2.7 million (8%) from £33.4 million in 2000 to £36.1 million in 2001.

The profit increase was below the rate of sales growth due to the impact of residual costs remaining after separating and contributing to BSN Medical the casting and bandaging and traditional woundcare product lines which in most countries were sold and distributed by the advanced wound management business. These dis-synergies were offset partly by the benefits of profits and recoveries arising from acquisitions.

The DERMAGRAFT® development program involved revenue investment of £7.0 million; in 2000 the revenue investment was £6.0 million.

Operations Contributed to the Joint Venture:

S&N turnover and operating profit include the results of the casting and bandaging and traditional woundcare businesses up to the date of transfer on April 1, 2001 to BSN Medical. These are captioned “Operations Contributed to the Joint Venture.” Sales of £35.3 million in 2001 relate to the three months of sales operations of the casting and bandaging and traditional woundcare businesses. Profit thereon was £3.6 million before £1.8 million of exceptional manufacturing rationalization costs.

Discontinued Operations:

Sales of £103.4 million from discontinued operations in 2001 comprise a full year of sales operations of the rehabilitation business and five months of sales operations of the ear, nose and throat business. Profit thereon was £11.1 million.

Interest Income and Expense:

Interest income decreased by £1.9 million from £4.4 million in 2000 to £2.5 million in 2001. Interest expense increased by £7.6 million from £11.4 million in 2000 to £19.0 million in 2001. S&N’s share of the joint venture’s net interest expense was £0.9 million. Interest payable on currency swaps amounting to £22.2 million has been set off against interest receivable on swaps. Net interest expense therefore increased by £10.4 million to £17.4 million, essentially due to the cost of financing the excess of the special dividend paid in August 2000 over the amounts realized on business disposals in 2000 and 2001.

Liquidity and Capital Resources

Liquidity

S&N’s policy is to ensure that it has sufficient funding and facilities in place to meet foreseeable borrowing requirements.

At December 31, 2002, S&N held £22.5 million in cash and balances at bank. S&N had committed and uncommitted bank facilities of £493 million and £255 million, respectively. Unused bank facilities amounted to £432 million, of which £199 million were committed. Of the undrawn committed facilities, £3 million expire within one year and £196 million after two but within five years.

The principal variations in S&N’s borrowing requirements result from the timing of the bi-annual dividend payments and acquisitions and disposals of businesses.

The funding of S&N’s ongoing capital expenditure and working capital requirements has been financed through cash flow generated by business operations and, where necessary, through short-term committed and uncommitted bank facilities.

S&N believes that its capital expenditure needs and its working capital funding for 2003, as well as its other known or expected commitments or liabilities, can be met from its existing resources and facilities.

The falls in the stock market values of the last three years have adversely affected the funding levels of both major defined benefit pension plans. Existing pension provisions and planned contribution increases in the future are considered adequate to cover the current under funding position.

In the three year period ended December 31, 2002, £326.7 million was spent on acquisitions:

(£ million)
2000:
Collagenase	30.9
Orthopedic Biosystems	17.3
Other	2.9

51.1

2001:
Advanced Woundcare	30.0
Acticoat	11.7
Deferred consideration paid for collagenase	20.0
Other	7.6

69.3

2002:
ORATEC Interventions, Inc. (net of cash acquired)	191.2
Dermagraft	7.8
Deferred consideration paid for collagenase	5.5
Other	1.8

206.3

326.7

In the three year period ended December 31, 2002, £343.3 million was raised from the sale of businesses. This comprised £209.8 million from the sale of the consumer healthcare business in June 2000, £61.7 million from the sale of the ear, nose and throat business in June 2001 and £71.8 million from the sale of the rehabilitation business in March 2002.

On March 20, 2003, S&N and S&N Group entered into a new credit agreement with Lloyds TSB Capital Markets and The Royal Bank of Scotland plc as arrangers, the financial institutions listed therein as original lenders and The Royal Bank of Scotland as facility agent. Pursuant to the credit agreement, the original lenders have agreed to make available multi-currency term loan facilities in an aggregate principal amount of $2.1 billion to finance the acquisition of Centerpulse and InCentive, to refinance existing debt (including the debt of Centerpulse) and for general corporate purposes, including working capital requirements. It is a requirement of the credit agreement that S&N’s existing facilities of £250,000,000 and $225,000,000, dated June 28, 2000, and $300,000,000, dated February 14, 2002, are repaid in full and cancelled. The facility will be guaranteed by S&N Group, S&N, Smith & Nephew, Inc., T.J. Smith & Nephew Limited and Smith & Nephew JV (Holdings) GmbH. See “FINANCING OF THE EXCHANGE OFFER.”

Operating cash flow before outgoings on rationalization, divestment and acquisition integration was £142.5 million, a 72% conversion of operating profit before goodwill amortization and exceptional items. Net cash flow and movement in net borrowings during 2002 were:

(£ million)
Operating cash flow	142.5
Rationalization, divestment and integration	(19.3)
Joint venture	9.6
Interest, tax and dividends	(106.0)
Disposals	71.8
Acquisitions	(206.3)
Issues of share capital	6.1

Net cash flow	(101.6)
Exchange adjustments	68.2
Opening net borrowings	(243.5)

Closing net borrowings	(276.9)

S&N’s net borrowings increased by £299.2 million from net cash of £22.3 million at the beginning of 2000 to £276.9 million at the end of 2002. Translation of foreign currency net borrowings into pounds sterling has decreased net borrowings by £29.5 million in the three year period ended December 31, 2002.

Further information regarding borrowings at December 31, 2002 is set out in Note 19 of the notes to the financial statements. S&N complies with all of its borrowing covenants. S&N believes that none of these covenants represents a restriction on funding or investment policy for the foreseeable future.

At December 31, 2002, £4.3 million of capital expenditure had been contracted for. The purposes of the capital expenditure are the replacement of old equipment and the acquisition of additional new buildings and equipment.

Exchange and Interest Rate Risk and Financial Instruments

The board of directors of S&N has established a set of policies to manage funding, currency and interest rate risks. S&N only uses derivative financial instruments to manage the financial risks associated with underlying business activities and their financing.

Interest Rate Risk

S&N uses simple floating to fixed rate contract interest rate swaps to meet its objective of protecting borrowing costs and differentials between borrowing and deposit rates within parameters set by the board of directors. Interest rate swaps are accounted for as hedges, as such changes in fair values resulting from changes to market rates are not recognized in the S&N balance sheet and do not affect reported profits. The cash flow effects of interest rate swaps match cash flows on the underlying instruments such that there is no net cash flow effect from movements in market interest rates.

If S&N had not transacted interest rate swaps to hedge its interest rate risk, based upon the net debt position at December 31, 2002, an increase in short-term interest rates across all currencies by one percentage point would increase S&N’s annual net interest payable by £2.7 million. S&N’s financial assets and liabilities are principally at floating interest rates and thus their fair values are not directly affected by movements in market rates of interest.

Foreign Exchange Exposure

S&N’s policy is to protect shareholders’ funds by matching foreign currency assets, including acquisition goodwill, with foreign currency liabilities wherever practicable. These liabilities take the form of either borrowings or currency swaps.

Foreign exchange variations affect trading results in two ways. First on translation of overseas sales and profits into pounds sterling and secondly, the currency cost of purchases by S&N of finished products and raw materials. The principal flows of currency are purchases of US dollars and pounds sterling from euros, Japanese yen and Canadian and Australian dollars, as well as cross purchases between the United States and the United Kingdom.

S&N partly mitigates the translational impact on profits through the interest arising on foreign currency borrowings or swaps. The impact of currency movements on the cost of purchases is partly mitigated by the use of forward foreign exchange contracts.

Had S&N not transacted forward foreign exchange contracts to hedge transactional exposure and if pounds sterling were to have weakened on average over the year by 10% against all other currencies, S&N’s profit before taxation in 2002 would have increased by £23 million. If the US dollar were to have weakened on average over the year by 10% against all other currencies, profit before taxation in 2002 would not have changed materially.

Financial Instruments

S&N’s financial instruments are subject to changes in fair values as reported in the S&N balance sheet as a result of changes in market rates of exchange. All financial instruments denominated in currencies other than pounds sterling hedge foreign currency assets. As a result, changes in fair values of financial instruments do not affect S&N’s profit before taxation.

S&N limits exposure to credit risk on counterparties used for financial instruments through a system of internal credit limits which, with certain minor exceptions due to local market conditions, require counterparties to have a minimum “A” rating from the major ratings agencies. The financial exposure of a counterparty is determined as the total of cash and deposits, plus the risk on derivative instruments, assessed as the fair value of the instrument plus a risk element based on the nominal value and the historic volatility of the market value of the instrument. S&N does not anticipate non-performance of counterparties and believes it is not subject to material concentration of credit risk.

S&N borrowings take advantage of short-term interest rates. S&N uses interest rate swaps to protect borrowing costs and the differentials between borrowing and deposit rates.

At December 31, 2002, S&N held pounds sterling interest bearing assets of £581 million on which interest has been fixed on £503 million at 5.1% for 2003 and £103 million at 4.8% for 2004, a weighted average of 5.1% for a weighted average period of one year. The remainder of its pounds sterling interest bearing assets were cash balances held on short-term deposits at floating rates. S&N also held £22 million of foreign currency interest bearing assets as cash or on short-term deposit at floating rates.

S&N’s interest bearing liabilities at December 31, 2002 included £657 million of US dollars and £137 million of euros on which interest has been fixed for one year on £563 million of US dollars and £100 million of euros at weighted average rates of 3.8% and 3.4%, respectively. Interest has also been fixed on £112 million of US dollars for 2004 at 3.0% and on £26 million of euros for 2004 at 4.5%. The remaining interest bearing liabilities totaled £85 million of various currencies and are at floating rates.

Foreign Exchange Transaction Exposure

S&N trades in over 90 countries and as a consequence manages £270 million of foreign currency transactions by using forward foreign exchange contracts, of which the major transaction flow is euros into US dollars. S&N’s policy is for firm commitments to be fully covered and forecasts to be covered between 50% and 90% for up to one year, and for operating units not to hold unhedged monetary assets or liabilities other than in their functional operating currencies.

Research and Development

S&N’s research and development is directed towards orthopedics, endoscopy and advanced wound management. S&N’s expenditures on research and development amounted to £61 million in 2002 (2001—£51 million; 2000—£46 million), representing 5.5% of sales revenues.

S&N’s principal research facility is located in York, England. S&N’s research program seeks to underpin the longer term technology requirements for its businesses and to provide a flow of innovative product concepts.

Product development programs are carried out at S&N’s principal manufacturing locations, notably in Memphis, Tennessee (orthopedics), Andover and Mansfield, Massachusetts (endoscopy) and Hull, England and La Jolla, California (advanced wound management). In-house research is supplemented by work performed by academic institutions and other external research organizations principally in the United Kingdom and the United States.

Intellectual Property

Management believes that S&N’s active policy concerning intellectual property rights promotes innovation in its businesses. S&N has a policy of protecting, with patents, the results of the research and development carried out throughout the S&N group of companies. Patents have been obtained for a wide range of products, including those in the fields of advanced wound management, orthopedic and endoscopic technologies. Patent protection for S&N products is routinely sought in S&N’s principal markets. Currently, S&N’s patent portfolio stands at over 2,450 existing patents and patent applications.

S&N also has a policy of protecting its products in the markets in which they are sold by registering trade marks as soon as possible under local laws. S&N vigorously protects its trade marks against infringement and currently is not aware of any significant infringement of its trade mark registrations. The present trade mark portfolio of S&N consists of over 4,200 trade marks and design rights.

In addition to maintaining a policy of protecting its market position by the filing and enforcement of patents and trademarks, S&N has a policy of opposing third party patents and trademarks in those areas that might conflict with its business interests.

In the ordinary course of its business, S&N enters into a number of licensing arrangements with respect to its products. None of these arrangements individually is considered material to the operations and the financial results of S&N.

Trend Information

Additional sales of approximately £10 million are expected to arise from the effect of the ownership of ORATEC for 12 months in 2003 compared with 9 months in 2002.

The effect in 2003, of the divestiture of the rehabilitation business will be a reduction in sales of £26 million and a reduction in operating profit of £2 million when compared with 2002.

The effect of the acquisition of DERMAGRAFT® in November 2002, will be to consolidate 100% of operating profits/losses in 2003 compared with 50% of losses for 11 months and 100% of losses for one month in 2002.

A significant external influence on S&N sales and profits in 2003 will be the translational effects of currency to the extent that rates of exchange differ from those in year 2002.

A further influence on profit and margin trends in 2003 will be the transactional effects of currency to the extent that rates of exchange differ from those in 2002.

The fall in stock market values of the last three years have adversely affected the funding levels of S&N’s major defined benefit pension plans giving rise to combined net deficits estimated at £80 million. The deficit is to be funded over future working lives which will adversely impact pension expense and operating cash flow over that period.

Completion of the exchange offer will result in S&N Group being the global number three, by market share, in the orthopedics sector. S&N’s and S&N Group’s management believe that completion of the exchange offer will bring together complementary geographic fit and product ranges and develop more rapidly the technological capabilities of the two businesses.

S&N’s and S&N Group’s management believes that completion of the exchange offer will generate significant long-term value through the combined product base of both companies, customer network and scale-related benefits.

Other Matters

The name, citizenship, business address, present principal occupation and material positions held during the past five years of each of the directors and executive officers of S&N Group, S&N and the S&N Trust are set forth in Schedule I to this prospectus. Except as expressly noted in Schedule I to this prospectus, each such executive officer and director is a citizen of the United States. During the past five years, none of the executive officers or directors has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Other than Warren Knowlton, who, as of April 17, 2003, beneficially owned 2,650 Centerpulse shares, and except as described in this prospectus, none of S&N Group, S&N or the S&N Trust, or, to the best knowledge of S&N Group, S&N or the S&N Trust, any of the persons listed in Schedule I hereto, owns or has any right to acquire any Centerpulse shares and none of them has effected any transaction in Centerpulse shares during the past 60 days.

Except as set forth in this prospectus, none of S&N Group, S&N or the S&N Trust or, to the best knowledge of S&N Group, S&N or the S&N Trust, any of the persons listed in Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Centerpulse, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this prospectus, there have been no contacts, negotiations or transactions between S&N Group, S&N or the S&N Trust, or, to the best knowledge of S&N Group, S&N or the S&N Trust, any of the persons listed in Schedule I hereto, on the one hand, and Centerpulse or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. Except as described in this prospectus, none of S&N Group, S&N or the S&N Trust or, to the best knowledge of S&N Group, S&N or the S&N Trust, any of the persons listed in Schedule I hereto, has had any transaction with Centerpulse or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the exchange offer.

DESCRIPTION OF CENTERPULSE

General

Centerpulse, formerly Sulzer Medica AG, is a leading medical technology group employing over 2,800 employees globally, which serves the reconstructive joint, spinal and dental implant markets. Following the divestiture of its cardiovascular division, which was concluded in January 2003, Centerpulse is organized into three divisions: orthopedics, Spine-Tech and dental. Centerpulse, which is headquartered in Switzerland and has a history of technological leadership in its principal areas of activity, has five production facilities in Switzerland, the United States and France. Under its articles of incorporation, Centerpulse has three legal names, each of which identifies the same legal entity: Centerpulse AG, Centerpulse Ltd. and Centerpulse SA.

Centerpulse’s largest division is orthopedics, which focuses on joint care and includes the traditionally strong hip and knee implant businesses. Centerpulse estimates that it has a leading share of the European implant market, with a 22% market share. In 2002, the orthopedics division reported total sales of CHF 923 million, of which CHF 542 million was in Europe. The currency adjusted underlying sales growth for 2002 was 14%.

Centerpulse’s Spine-Tech division offers a full range of spinal implant systems primarily in the United States. Centerpulse estimates that it has a global market share of 7%. In 2002, the Spine-Tech division had sales of CHF 179 million, a currency adjusted growth of 10% for 2002.

Centerpulse’s dental division, producing mainly dental implants, serves primarily the United States and European markets. Centerpulse estimates that it occupies the No. 4 position globally, with a market share of approximately 13%. In 2002, the dental division had sales of CHF 131 million, a currency adjusted increase of 18% for 2002.

Operating Results

The following operating and financial review should be read in conjunction with the consolidated financial statements of Centerpulse and notes thereto included elsewhere in this prospectus. See “INDEX TO FINANCIAL STATEMENTS.” Centerpulse’s financial statements are stated in Swiss francs, have been prepared in accordance with IFRS and have been reconciled with US GAAP. See note 31 to the consolidated financial statements for a summary of the principal differences between IFRS and US GAAP as they relate to Centerpulse. The following discussion contains forward-looking statements that involve risks and uncertainties. Centerpulse’s actual results could differ materially from the results contemplated by these forward-looking statements due to certain factors, including those described in “RISK FACTORS” and elsewhere in this prospectus and in the Form 20-F for the year ended December 31, 2002 filed by Centerpulse and incorporated herein by reference. See “WHERE YOU CAN FIND MORE INFORMATION.”

Critical Accounting Policies

The following policies are considered to be critical to the reporting of Centerpulse’s results:

Inventory Valuation.    Centerpulse states its raw inventories, which include materials, supplies and consumables at the lower of original cost or net realizable value. Finished products and work in progress are stated at the lower of production cost or net realizable value. Production costs include the cost of materials and direct and indirect manufacturing cost. Depending on their nature and their use, inventories are valued on the basis of weighted average prices or using the first-in, first-out method. In addition, Centerpulse writes down inventories for estimated obsolescence or excess inventories equal to the difference between the cost of inventories and their estimated market value based upon assumptions about future demand and market conditions. Centerpulse considers prior and forecasted inventory usage to identify slow and non-moving inventory. Demand is generated by customer purchase orders and forecasts and is compared to inventory levels on hand and on order to determine impairment levels. If actual market conditions are less favorable than those projected by management, additional inventory write-downs are required.

Legal Provisions.    A number of Centerpulse’s companies are subject to litigation arising out of the normal conduct of their business, as a result of which claims could be made against them, which might not be covered by insurance. Centerpulse’s most significant litigation exposure relates to the litigation relating to alleged defects in its Inter-Op shells and tibial base plates (“Implant Litigation”). In 2001, Centerpulse estimated its exposure in respect of the Implant Litigation at $873 million, primarily in connection with the Settlement Agreement. In 2002, the Settlement Agreement, which covers the class action in the United States, was finalized. In March 2003, the Canadian settlement agreement was approved by a judge in the Quebec Superior Court. The ultimate outcome of other lawsuits in connection with the Implant Litigation cannot be presently determined mainly due to the uncertainties regarding ongoing developments in such litigation in other parts around the world outside Canada and the United States, plaintiffs who decided to opt out of the Settlement Agreement and the Company’s liability under the Settlement Agreement for claims not covered fully by the applicable Settlement Trust. Centerpulse’s current estimated provision might not be adequate and its ability to generate sufficient cash flow for repayment of financing obligations incurred in connection with funding the Settlement Agreement could be adversely affected. Centerpulse believes that its provision is the best available estimate for the total costs of litigation based on the information known as of December 31, 2002.

Research and Development Costs.    Research expenditure is recognized as an expense as incurred. Costs incurred on development projects (relating to the design and testing of new or improved products) are recognized as intangible assets when it is probable that the project will be a success considering its commercial and technological feasibility, and only if the cost can be measured reliably.

Goodwill and Intangible Assets.    Goodwill arising from acquisitions is capitalized and amortized on a straight-line basis over its useful life, which does not exceed 20 years. Other intangible assets include licenses, patents, trademarks and similar rights, as well as existing technology acquired from third parties. These assets are amortized over their estimated useful lives, not exceeding 10 years. Management estimates these useful lives on the basis of the benefit they provide to the organization. Changes in the assumptions of the estimated useful life could have a negative impact on Centerpulse’s results of operations. Centerpulse will continue to amortize goodwill under IFRS. However, as of January 1, 2002, Centerpulse adopted SFAS 142 “Goodwill and other Intangible Assets” under US GAAP pursuant to which goodwill and certain indefinite intangibles will no longer be amortized but rather tested for impairment at least annually.

The net of tax assets and liabilities amounted to CHF 522 million in 2002 and CHF 624 million in 2001. The change of CHF 102 million resulted from a deferred tax income of CHF 16 and a foreign currency translation effect of CHF 118 million.

The deferred taxes on eliminations of unrealized gains above primarily relate to unrealized gains from a Swiss company belonging to Centerpulse’s orthopedics division.

There was no unrecognized deferred tax liability relating to undistributed earnings of subsidiaries at December 31, 2002, 2001 and 2000.

Centerpulse has loss carry-forwards available of CHF 3,948 million as of December 31, 2002. Of this amount, CHF 1,582 million will expire between 2003 and 2009 with the remaining amount of CHF 2,366 million still available for use post-2009. The tax effect of these loss carry-forwards, at their respective jurisdictional statutory rate, is CHF 550 million, which when netted with the associated valuation allowance of CHF 237 million, results in an anticipated tax benefit of CHF 313 million.

Impairments.    Tangible and intangible assets are reviewed for impairment when circumstances change that cause management to question the recoverability of these assets. Centerpulse’s assessment compares the estimated discounted cash flows to be generated by the asset with its carrying value. When the carrying value is greater than the estimated discounted cash flows, an impairment charge is recognized. In 2001, Centerpulse performed this analysis and recorded impairment charges of CHF 91 million for intangible assets and CHF 50 million for financial assets. Centerpulse performed a similar review in 2002 and no impairment charge was recognized.

Taxes.    Centerpulse recognizes annual provisions for income taxes assessed on its earnings and profits. These provisions are paid when due to the appropriate tax authorities. Timing differences exist between payment and financial statement recognition. Deferred taxes are provided for these differences. Centerpulse has recognized substantial deferred tax assets, some of which are comprised of tax loss carryforwards. The recoverability of these deferred tax assets is dependent on Centerpulse being able to generate sufficient taxable income or capital gains to which the deferred tax assets may be applied. In the event Centerpulse determines that it will not be able to realize all or part of these deferred tax assets in the future, an adjustment to deferred tax assets is charged to income in the period such determination is made. Centerpulse has recognized valuation allowances in those jurisdictions where, based on its operating projections, it does not expect to utilize the deferred tax assets before they expire.

New Accounting Standards

There were no new IFRS accounting standards adopted by Centerpulse affecting its consolidated financial statements. There were, however, new U.S. GAAP accounting standards in respect of the consolidated financial statements that were reviewed or adopted by Centerpulse, as described below.

The Financial Accounting Standards Board (“FASB”) recently issued several new accounting standards including SFAS No. 145 “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections” and SFAS 146 “Accounting for Costs Associated with Exit or Disposal Activities” which will be effective for periods beginning on or after January 1, 2003. Centerpulse is currently determining the effect, if any, of any divergencies these new standards cause from in respect of the consolidated financial statements.

FASB issued Interpretation No. 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”, in November 2002. This interpretation provides further guidance for the disclosure and accounting for guarantees. Centerpulse adopted the disclosure provisions for the year ended December 31, 2002. In accordance with this Interpretation, all guarantees entered into after December 31, 2002 are required to be recognized as a liability at fair value. This new interpretation is not expected to have a material impact on Centerpulse’s consolidated financial statements.

Centerpulse adopted FASB Interpretation No. 46 “Consolidation of Variable Interest Entities.” This new interpretation is not expected to have a material impact on Centerpulse’s consolidated financial statements.

Centerpulse adopted SFAS No. 141 “Business Combinations” for all business combinations after June 30, 2001. This Standard requires that all business combinations be accounted for using the purchase method, and it further clarifies the criteria for recognition of intangible assets separately from goodwill. Since June 30, 2001, Centerpulse has had no material business combinations.

Effective January 1, 2002, Centerpulse adopted SFAS No. 144 “Accounting for the Impairment or Disposal of Long Lived Assets.” This standard supersedes and amends existing accounting literature related to the impairment and disposal of long-lived assets.

Divisions and Segment Reporting

Centerpulse managed and administered its operations through four divisions in 2002 and 2001, orthopedics, Spine-Tech, dental and the now divested cardiovascular. Each of these divisions constitutes a segment for financial reporting purposes. In addition, Centerpulse organizes its business for sales and distribution purposes using three geographic areas: Europe; North America, which is comprised principally of the United States, but also includes sales in Canada; and the rest of world, which includes Latin America, Asia and countries outside North America and Europe.

Until 2001, Centerpulse reported in three operating segments: orthopedics, cardiovascular prostheses and biologics. Orthopedics was comprised of the operations that are presently the orthopedics, Spine-Tech and dental divisions. The cardiovascular prostheses division became the cardiovascular division. Until mid-2002, biologics constituted a separate division and was reported as such. In order to rationalize the contribution of the biologics division to particular product lines and to better develop practical applications using biologically oriented devices, Centerpulse integrated the biologics division into its remaining divisions and has ceased treating it as a separate division. Accordingly, biologics operations are accounted for within Centerpulse’s other divisions or as general R&D activities for those projects that are shared across the divisions.

Centerpulse also designates certain of its businesses as “Group Management” that is reported separately because it provides central services to all divisions. Certain of these services are charged to each of the divisions on the basis of their consumption of such services, while others are allocated among the divisions.

On June 12, 2002, Centerpulse announced its plans to divest the cardiovascular division, comprising the Centerpulse’s entire cardiac care and vascular care product lines which produced and distributed mechanical and tissue heart valves and products for the treatment of vascular obstructions and diseases. Centerpulse now focuses on its core businesses: hip and knee implants (orthopedics division), spine implants and instrumentation (Spine-Tech division), dental implants (dental division) and R&D, to capitalize on Centerpulse’s redefined core markets.

On November 7, 2002, Centerpulse announced the closing of the sale of Intra Therapeutics, Inc. to ev3 Inc., a portfolio company of private equity firms Warburg Pincus LLC and The Vertical Group for USD 95 million. On November 18, 2002, Centerpulse announced the closing of the sale of Vascutek Ltd. to Terumo Corporation of Japan for USD 170 million. On November 27, 2002, Centerpulse announced that it had entered into a definitive agreement to sell its Carbomedics Inc. and Mitroflow Corp. mechanical and tissue valve business to Italian medical device company Snia S.p.A. for total consideration of USD 116 million. On January 21, 2003, Centerpulse announced the closing of the sale.

The gain on the sale of the business unit Vascular Care, consisting of Centerpulse’s grafts and stents business amounted to CHF 200 million.

In accordance with IAS 35 the cardiovascular division divestment qualifies as a discontinued operation. This division represented 19% of Centerpulse’s consolidated revenues in 2001 with operations primarily in the European Union and North America.

The impact of the divested business on the consolidated financial statements was as follows:

	2002	2001
	(in millions CHF)
Net sales	72	—
Operating income	15	—
Taxes	(8)	—
Total assets	155	—
thereof cash	—	—
Total liabilities	47	—

Net Sales and Expenses

Net Sales

Centerpulse derives its net sales from the sale of medical technology implants and biological materials for orthopedic and dental markets worldwide. The product array includes artificial joints, spinal implants, dental implants and instrumentation. Sales of artificial joints are derived substantially from hip and knee implants. Prior to the divestiture of its cardiovascular business completed in January 2003, Centerpulse also derived net sales from the sale of cardiovascular implants and instrumentation.

Centerpulse recognizes revenue upon shipment, provided that the following have occurred: title and risk of loss have passed to the customer, there is persuasive evidence of an arrangement, the sales price is fixed or determinable, collection of the related receivables is reasonably assured and customer acceptance criteria, if any, have been successfully demonstrated. For products with acceptance criteria that are not successfully demonstrated prior to shipment, revenue is recognized upon customer acceptance. Centerpulse recognizes service revenue as the services are performed. Centerpulse also accrues for anticipated product returns and customer credits in respect of consignment stock upon recognition of the related revenues. A substantial majority of Centerpulse’s inventory is held as consignment stock. Accrued expenses result in lowered net sales and do not affect expenses.

Expenses

Cost of Sales—Cost of sales consists primarily of costs for direct labor, allocated manufacturing overhead, raw materials and components, royalty expenses associated with licensed technologies used in Centerpulse’s products or processes and certain other period expenses as insurance costs related to product liability insurance, depreciation of instruments and other miscellaneous items. Cost of sales and, correspondingly, gross profit can be expected to fluctuate in future periods depending upon changes in product sales mix and prices, distribution channels and geographies, manufacturing yields, period expenses and levels of production volume.

Selling, General and Administrative Expenses—Selling, general and administrative (“SG&A”) expenses consist primarily of salaries, benefits, sales commissions, royalty expenses associated with Centerpulse’s key surgeons, marketing costs, facility costs, allocation for shared services and other general business and administrative expenses.

Selling expenses and marketing, promotion and distribution expenses included within SG&A consist primarily of salaries, commissions, benefits, shipping, customer service, brand management, market research, samples and promotional materials.

Research and Development Expenses—Research and development expense includes costs associated with the design, development, testing, deployment, enhancement and regulatory approval of Centerpulse products. Centerpulse anticipates that R&D expenditures will increase in absolute amounts in future periods as it continues to increase investment in product development initiatives. However, Centerpulse expects these expenses, as a percentage of net sales, to be comparable to historical levels. As a result of the recent divestitures, short-term R&D is expected to decrease in absolute terms, but is expected to be comparable to historical R&D spending as a percentage of sales, as it will grow in line with the remaining businesses.

Goodwill Amortization—Intangible assets consist of goodwill and purchased intangibles principally related to completed technology, workforce, distribution channels and trademarks. Under IFRS, Centerpulse will continue to amortize goodwill on a straight-line basis over 20 years and purchase intangibles over periods ranging up to ten years. In accordance with SFAS 142, “Goodwill and other Intangible Assets,” which Centerpulse adopted as of January 1, 2002, Centerpulse no longer amortizes goodwill for US GAAP purposes but evaluates it for impairment upon implementation and at least annually thereafter.

Results of Operations

As described elsewhere herein, Centerpulse has divested the cardiovascular division. As used herein, “discontinued operations” includes the results of the cardiovascular division and excludes the sales to ATS Medical, Inc. (“ATS Medical”), an unrelated third party to whom the cardiovascular division sold heart valves and related products under a long-term OEM contract. As used herein, “continuing operations” excludes the results of the cardiovascular division and includes the sales to ATS Medical.

Centerpulse uses the terminology “adjusted for currency effects,” “in local currencies” or “currency adjusted” to refer to figures expressed in local currencies, thereby excluding the currency translation effect that results from converting local currencies to the Group’s reporting currency, which is the Swiss franc.

Years Ended December 31, 2002 and 2001

The following table presents Centerpulse’s consolidated results of operations for the years ended  December 31, 2002 and 2001, which have not been adjusted to reflect the divestiture of the cardiovascular division.

	2002		2001		Change
	(in CHF millions)	% of net sales	(in CHF millions)	% of net sales	(in CHF millions)%
Net sales	1,470	100.0	1,418	100.0	52	3.7
Cost of sales	(480)	(32.7)	(540)	(38.1)	60	-11.1
Gross profit	990	67.3	878	61.9	112	12.8
Selling, general administrative expenses	(631)	(42.9)	(648)	(45.7)	17	-2.6
R&D expenses	(94)	(6.4)	(130)	(9.2)	36	-27.7
Other operating income/expenses	2	0.1	—	—	2	n/m
Goodwill amortization	(50)	(3.4)	(57)	(4.0)	7	12.3
Hip and knee settlement	—	—	(1,476)	(104.1)	1,476	n/m
Exceptional operating items	(12)	(0.8)	(198)	(14.0)	186	n/m
Gain the sale of discontinued operations	200	13.6	—	—	200.0	n/a
Operating income/loss	405	27.6	(1,631)	(115.0)	2,036	n/m
Financial income/expenses	(28)	(1.9)	7	0.5	(35)	n/m
Other non-operating income/expenses	(1)	(0.1)	(21)	(1.5)	20	n/m
Net income/loss before taxes	376	25.6	(1,645)	(116.0)	2,021	n/m
Taxes	(37)	(2.5)	454	32.0	(491)	n/m
Net income/net loss before minority interests	339	23.1	(1,191)	(84.0)	1,530	n/m
Minority interests	(2)	(0.1)	(2)	(0.1)	—	0.0
Net income/loss	337	22.9	(1,193)	(84.1)	1,530	n/m
Per registered share/per ADS
Basic earnings/loss per share	33.10		(119.62)		152.72	n/m
Basic earnings/loss per share	3.31		(11.96)		15.27	n/m
Basic earnings/loss per share	32.82		(119.62)		152.44	n/m
Basic earnings/loss per share	3.28		(11.96)		15.24	n/m

Net Sales—Net sales increased in 2002 by CHF 52 million, or 3.7%, to CHF 1,470 million from CHF 1,418 million in the same period in 2001. This increase was primarily due to the increase in orthopedics division sales of CHF 68 million in 2002 compared to the same period in 2001.

Net sales from continuing operations increased in 2002 by CHF 83 million, or 7.2%, to CHF 1,241 million from CHF 1,158 million in 2001. The largest contribution to the increase came from Orthopedics Division, which grew by CHF 68 million, or 8%, to CHF 923 million.

The following table presents Centerpulse’s 2002 and 2001 net sales attributable to Centerpulse’s divisions and continuing and discontinued operations.

	2002		2001		Change
	(in CHF millions)	% of Total	(in CHF millions)	% of Total	(in CHF millions)%
Net sales
Orthopedics Division	923	62.8	855	60.3	68	8.0
Spine-Tech Division	179	12.2	175	12.3	4	2.3
Dental Division	131	8.9	120	8.5	11	9.2
Biologics and Group Management(a)	8	0.5	8	0.5	8	0.0
Continuing operations	1,241	84.4	1,158	81.6	83	7.2
Cardiovascular Division(b)	229	15.6	260	18.4	(31)	(11.9)
Total	1,470	100.0	1,418	100.0	52	3.7

(a)	Includes CHF 7.8 million in annual sales to ATS Medical.
(b)	Excludes CHF 7.8 million in annual sales to ATS Medical.

The following table presents Centerpulse’s 2002 and 2001 net sales and related growth rates attributable to geographic regions.

Net Sales by Region	Europe	North America	Rest of World	Total
2002 (in CHF millions)	669	639	162	1,470
2001 (in CHF millions)	640	629	149	1,418
Reported growth rate (in %)	5	1	9	4
Growth rate currency adjusted (in %)	9	10	18	10

Net sales increased in Europe by CHF 33 million, or 5%, in North America by CHF 6 million, or 1%, and in the rest of the world by CHF 13 million, or 9%, in 2002 compared to the same period in 2001. Adjusted for currency effects, net sales increased by 9% in Europe, 10% in North America and 18% in the rest of the world in 2002 compared to the same period in 2001.

Gross Profit—Gross profit increased in 2002 by CHF 112 million, or 12.8%, to CHF 990 million from CHF 878 million in 2001. This gross profit increase resulted from an increase in net sales and a decrease in cost of sales. The decrease in cost of sales was due primarily to the increased 2001 cost of sales from non-recurring items and the 2002 cost of sales reflects a return to normal levels. Cost of sales decreased by CHF 60 million, or 11.1%, to CHF 480 million in 2002 from CHF 540 million in 2001. Cost of sales as a percentage of net sales decreased to 32.7% in 2002 from 38.1% in 2001. Gross margin increased from 61.9% in 2001 to 67.3% in 2002.

Cost of sales from continuing operations decreased by CHF 29 million, or 6.7%, from CHF 431 million in 2001 to CHF 402 million in 2002. Gross margin from continued operations increased from 62.8% in 2001 to 67.6% in 2002.

Cost of sales from discontinued operations decreased by CHF 31 million, or 28.4%, from CHF 109 million in 2001 to CHF 78 million in 2002. Gross margin from discontinued operations increased from 58.1% in 2001 to 65.9% in 2002.

Operating Income—The following table presents Centerpulse’s 2002 and 2001 operating income attributable to Centerpulse’s divisions and continuing and discontinued operations.

	2002		2001		Change
	(in CHF millions)	% of Total	(in CHF millions)	% of Total	(in CHF millions)%
Operating income
Orthopedics Division	168	41.5	(1,370)	84.0	1,538	n/m
Spine-Tech Division	7	1.7	(35)	2.1	42	n/m
Dental Division	15	3.7	2	(0.1)	13	650.0
Biologics and Group Management (a)	(14)	(3.5)	(132)	8.1	118	n/m
Continuing operations	176	43.4	(1,535)	94.1	1,711	n/m
Cardiovascular Division (b)	29	7.2	(96)	5.9	125	n/m
Gain on Sale of Discontinued Operations	200	49.4	—	—	200	n/m
Total	405	100.0	(1,631)	100.0	2,036	n/m

(a)	Includes CHF 7.8 million in annual sales to ATS Medical.
(b)	Excludes CHF 7.8 million in annual sales to ATS Medical.

Operating income increased by CHF 2,036 million to CHF 405 million in 2002 from CHF -1,631 million in 2001. As a percentage of sales, operating income was 27.6% in 2002 compared to -115.0% in 2001. This increase was principally due to a provision booked in 2001 for the Settlement Agreement plus related legal expenses and related fees.

Operating income from continuing operations increased by CHF 1,711 million to CHF 176 million in 2002 from CHF -1,535 million in 2001. This increase was principally due to a provision booked in 2001 for the Settlement Agreement plus related legal expenses and fees. Excluding the impact of the Implant Litigation and exceptional operating items, operating income from continuing operations increased in 2002 by CHF 124 million, or 203.3%, to CHF 185 million from CHF 61 million in 2001. Operating income from discontinued operations increased by CHF 325 million to CHF 229 million in 2002 from CHF -96 million in 2001. Included in the operating income of the discontinued operations is the sale of the vascular businesses.

SG&A expenses decreased in 2002 by CHF 17 million or 2.6% to CHF 631 million from CHF 648 million in 2001. As a percentage of sales, SG&A expenses decreased to 42.9% in 2002 from 45.7% in 2001. SG&A expenses for continuing operations increased by CHF 11 million, or 2.1%, from CHF 528 million in 2001 to CHF 539 million in 2002. SG&A expenses for discontinued operations decreased by CHF 28 million, or 23.3%, from CHF 120 million in 2001 to CHF 92 million in 2002. While Centerpulse’s relatively stable fixed-cost structure contributed to this favorable improvement, it was slightly offset by the build-up of headquarters’ functions in Zurich in connection with downsizing activities at the Houston office as well as a restructuring of the Orthopedics operations in Baar and Winterthur, Switzerland.

R&D expenses decreased in 2002 by CHF 36 million, or 27.7%, to CHF 94 million from CHF 130 million in 2001. R&D expenses for continuing operations decreased in 2002 by CHF 17 million, or 18.9%, to CHF 73 million from CHF 90 million in 2001. R&D expenses for discontinued operations decreased in 2002 by CHF 19 million, or 47.6%, to CHF 21 million from CHF 40 million in 2001. This decrease was mainly due to the downsizing of biologics activities, including closing the Denver factory in 2001.

Financial income/expense was CHF -28 million in 2002 compared to CHF 7 million in 2001. Other non-operating expenses were CHF -1 million in 2002 compared to CHF 21 million in 2001. Financial income/expenses included the expenses for arranging the USD 635 million Senior Credit Facility related to the Implant Litigation of approximately CHF 14 million.

Tax expenses increased by CHF 491 million from CHF -454 million in 2001 to CHF 37 million in 2002, reflecting non-recurring tax benefits booked in 2001 in relation to the Settlement Agreement.

Net Income—Net income increased by CHF 1,530 million in 2002 to CHF 337 million from CHF -1,193 million in 2001 primarily as a result of the provision made in connection with the Settlement Agreement in 2001. Favorable increases in operating income and a decrease in other non-operating expenses more than offset an increase in financial expenses. This increase was also due to increased operating efficiencies due to the reorganization of the orthopedics division consolidating operations in the Winterthur, Switzerland facility.

Net income from continuing operations increased by CHF 1,232 to CHF 122 million in 2002 compared to CHF -1,110 million in 2001. Net income from discontinued operations increased by CHF 298 to CHF 215 million in 2002 compared to CHF -83 million in 2001.

Orthopedics Division—The following table presents the orthopedics division’s results of operations for the years ended December 31, 2002 and 2001.

	2002		2001		Change
	(in CHF millions)	% of net sales	(in CHF millions)	% of net sales	(in CHF millions)%
Net sales	923	100.0	855	100.0	68	8.0
Operating income/loss	168	18.2	(1,370)	(160.2)	1,538	n/m

The following table presents the orthopedics division’s 2002 and 2001 net sales and related growth rates attributable to geographic regions.

	Europe	North America	Rest of World	Total
Net Sales by Region
2002 (in CHF millions)	542	289	92	923
2001 (in CHF millions)	506	267	82	855
Reported growth rate (in %)	7	8	13	8
Growth rate currency adjusted (in %)	11	17	22	14

Net Sales.    The orthopedics division achieved double-digit currency adjusted growth in all reported regions in 2002: Europe 11% (reported 7%), North America 17% (8%) and rest of the world 22% (13%).

In the North American market, the UniSpacer™ minimally invasive knee implant, which was launched in early 2002, Durasul® highly crosslinked polyethylene components, Converge™ hip shells and the Alloclassic™ hip stem made significant contributions to the growth in North America. The trend towards minimally invasive surgery was also addressed through the introduction of instruments for use with MIS surgical techniques and with the creation of the BioSkills Laboratory at the Austin facility and the Centerpulse Accelerated Recovery Experience (C.A.R.E.™) program.

Centerpulse’s primary markets of Germany, France and Switzerland contributed to the sales growth in Europe, where Centerpulse believes overall that it is the market leader. Furthermore, sales in Spain and the Netherlands have grown substantially year-on-year in local currencies.

The primary sales drivers in the European markets were the knee segment with the Natural-Knee™ II and the Innex™, a European designed knee system. In the hip area the CLS™ stem has shown significant growth as a result of the Company’s “Originals’ marketing campaign, which included events under the brand of “CE-dedicated to continuous education”™. Initial UniSpacer™ surgeries were performed in Europe in the fourth quarter of 2002. In computer-aided surgery more then 70 applications were installed, more than 50 of which were for CT-less knee applications. In Japan, Centerpulse’s increased focus has resulted in a growth of 21% for the year.

Cost of sales in 2002 slightly decreased compared to 2001 as a result of manufacturing efficiency improvements as well as non-recurring items, charged to cost of sales in 2001, which, in total, more than offset an increase in product liability insurance expenses.

Centerpulse believes that the impact of the Implant Litigation on the performance of its orthopedics division has been greatly reversed since 2001.

Operating Income.    Operating income increased in 2002 by CHF 1,538 million to CHF 168 million from CHF -1,370 million in 2001. Excluding the provision for the impact of the Implant Litigation, operating income increased in 2002 by CHF 62 million, or 58.5%, to CHF 168 million from CHF 106 million in 2001.

SG&A expenses decreased in 2002 compared to 2001 as a result of the partial closure of the Baar facility in 2002 and subsequent consolidation of operations into the Winterthur, Switzerland facility. R&D expenses decreased in 2002 compared to 2001 as a result of the closure of the biologics facility in Denver in 2001 and streamlining of R&D activities.

Spine-Tech Division—The following table presents the Spine-Tech division’s results of operations for the years ended December 31, 2002 and 2001.

	2002		2001		Change
	(in CHF millions)	% of net sales	(in CHF millions)	% of net sales	(in CHF millions)%
Net sales	179	100.0	175	100.0	4	2.2
Operating income/loss	7	3.9	(35)	(20.0)	42	n/m

The following table presents the Spine-Tech division’s 2002 and 2001 net sales and related growth rates attributable to geographic regions.

	Europe	North America	Rest of World	Total
Net sales by region
2002 (in CHF millions)	20	153	6	179
2001 (in CHF millions)	17	153	5	175
Reported growth rate (in %)	15	0	14	2
Growth rate currency adjusted (in %)	18	8	35	10

Net Sales.    Net sales in the Spine-Tech division increased in 2002 by CHF 4 million, or 2.2%, to CHF179 million from CHF 175 million in 2001. Adjusted for revenues from Proceed™ products, a product range discontinued in September 2001, net sales increased approximately by 8% in CHF. Proceed™ is a product range for which Centerpulse acted as a third-party distributor, a role that was discontinued following the acquisition of the manufacturer by another party.

As in the past, approximately 86% of net sales of spine implants were made in the United States and Canada in 2002. Cervical implant products showed the strongest growth during this period, reflecting the division’s success in targeting neurosurgeons for its cervical products. The main products that contributed to this growth were the Trinica™ fixation plates and the BAK/C® interbody fusion cages, as well as products for the lumbar spine, such as the Silhouette™ spinal fixation system and the BP™/Lordotic™ interbody fusion system.

In Europe, Dynesys™ continued to generate growth. Stable costs combined with increasing net sales, and the discontinuation of Proceed™, contributed to a significant improvement in gross margin for the Spine-Tech division.

Cost of sales in 2002 compared to 2001 decreased as a result of non-recurring items charged to cost of sales in 2001 and savings in supply management. Stable costs combined with increasing net sales, and the discontinuation of Proceed™, contributed to a significant improvement in gross margin for the Spine-Tech division.

Operating Income.    Operating income increased in 2002 by CHF 42 million, to CHF 7 million from CHF  -35 million in 2001. This increase was due to an increase in gross profit and a reduction in both SG&A and R&D expenses.

SG&A expenses decreased in 2002 compared to 2001 primarily as a result of positive fluctuations in the USD-CHF exchange rates. R&D expenses decreased in 2002 compared to 2001 primarily as a result of more focused R&D activities.

Dental Division—The following table presents the dental division’s results of operations for the years ended December 31, 2002 and 2001.

	2002		2001		Change
	(in CHF millions)	% of net sales	(in CHF millions)	% of net sales	(in CHF millions)%
Net sales	131	100.0	120	100.0	11	9.2
Operating income/loss	15	11.5	2	1.7	13	650.0

The following table presents the dental division’s 2002 and 2001 net sales and related growth rates attributable to geographic regions.

	Europe	North America	Rest of World	Total
Net Sales by Region
2002 (in CHF millions)	29	80	22	131
2001 (in CHF millions)	26	78	16	120
Reported growth rate (in %)	9	3	39	9
Growth rate currency adjusted (in %)	14	12	54	18

Net Sales.    Net sales grew in the dental division in 2002 by CHF 11 million, or 9.2%, to CHF 131 million from CHF 120 million compared to 2001. Sales of the Tapered Screw-Vent®, SwissPlus™ and Tapered SwissPlus™ contributed significantly to this growth.

Dental division sales in France, Germany, Israel and the Pacific Rim region recorded substantial growth rates. New sales structures in Europe contributed to this growth. In Germany and France, the dental division’s products are now sold directly by division employees, and a Vice President European Sales has been appointed. A distribution agreement was also concluded with Atlantis Components Inc. in May 2002 for the supply of patient-specific titanium abutments manufactured using Atlantis’ software and laser technology for the rapid production of custom implants. This distribution agreement provides the dental division with access to a new market sector, the mass customized dental implant market. The distribution agreement with Atlantis also gives the dental division worldwide distribution rights that are exclusive for its potential interfaces and non-exclusive for all others. Atlantis began supplying customized abutments to the dental division in the United States in September 2002.

Cost of sales in 2002 compared to 2001 decreased primarily as a result of manufacturing efficiency improvements.

Operating Income.    Operating income increased in 2002 by CHF 13 million, to CHF 15 million from CHF 2 million in 2001. This increase was primarily due to an increase in gross profit offset in part by an increase in SG&A expenses. SG&A expenses increased significantly in 2002 compared to 2001 primarily as a result of strengthening the European sales organization as well as increased investments in educational training. R&D expenses remained approximately at the same level in 2002 compared to 2001.

Cardiovascular Division—The following table presents the cardiovascular division’s results of operations for the years ended December 31, 2002 and 2001, excluding annual sales to ATS Medical of CHF 7.8 million.

	2002		2001		Change
	(in CHF millions)	% of net sales	(in CHF millions)	% of net sales	(in CHF millions)%
Net sales	229	100.0	260	100.0	(31)	(11.9)
Operating income/loss	29	12.6	(96)	(36.9)	125	n/m

Net Sales.    Net sales decreased in 2002 by CHF 31 million, or 11.9%, in the cardiovascular division to CHF 229 million from CHF 260 million in 2001. The price of mechanical heart valves continued to decrease in Europe and Asia, due to a shift in market preference to tissue heart valves. The closing of the divestiture of the vascular businesses in November 2002 had a significant adverse impact on net sales due to deconsolidation.

Cost of sales in 2002 compared to 2001 decreased significantly due to non-recurring items charged to cost of sales in 2001.

Operating Income.    Operating income increased in 2002 by CHF 125 million to CHF 29 million from CHF -96 million in 2001.

SG&A expenses decreased significantly in 2002 compared to 2001 primarily due to favorable USD-CHF exchange rates and the deconsolidation of operations. R&D expenses decreased in 2002 compared to 2001 due to the closure of the biologics facility in Denver as well as the deconsolidation of operations.

Year Ended December 31, 2001 and 2000

The following table presents consolidated results of operations for the years ended December 31, 2001 and 2000, which have not been modified to reflect the divestiture of the cardiovascular division in 2002 and 2003.

	2001		2000		Change
	(in CHF millions)	% of net sales	(in CHF millions)	% of net sales	(in CHF millions)%
Net sales	1,418	100.0	1,347	100.0	71	5.3
Cost of sales	(540)	(38.1)	(420)	(31.2)	(120)	28.6
Gross profit	878	61.9	927	68.8	(49)	(5.3)
Selling, general and administrative expenses	(648)	(45.7)	(555)	(41.2)	(93)	16.8
R&D expenses	(130)	(9.2)	(108)	(8.0)	(22)	20.4
Other operating income/expenses	—	—	6	0.4	(6)	(100.0)
Goodwill amortization	(57)	(4.0)	(39)	(2.9)	(18)	46.2
Hip and knee settlement	(1,476)	(104.1)	—	—	(1,476)	n/a
Exceptional operating items	(198)	(14.0)	(1)	(0.1)	(197)	197.0
Operating income/loss	(1,631)	(115.0)	230	17.1	(1,861)	n/a
Financial income/expenses	7	0.5	29	2.2	(22)	(75.9)
Other non-operating income/expenses	(21)	(1.5)	—	—	(21)	n/a
Income/loss before taxes	(1,645)	(116.0)	259	19.2	(1,904)	n/a
Taxes	454	32.0	(67)	(5.0)	521	n/a
Net income/net loss before minority interests	(1,191)	(84.0)	192	14.2	(1,383)	n/a
Minority interests	(2)	(0.1)	(2)	(0.1)	—	—
Net income/net loss	(1,193)	(84.1)	190	14.1	(1,383)	n/a
Per registered share/per ADS (in CHF)
Adjusted basic income per share	(119.62)		19.01		n/m
Adjusted basic income per ADS	(11.96)		1.90		n/m
Adjusted diluted income per share	(119.62)		18.98		n/m
Adjusted diluted income per ADS	(11.96)		1.90		n/m

Net Sales—The following table presents Centerpulse’s 2001 and 2000 net sales attributable to its divisions and its continuing and discontinued operations.

	Year Ended December 31,
	2001		2000		Change
	(in CHF millions)	% of Total	(in CHF millions)	% of Total	(in CHF millions)%
Net Sales by Division
Orthopedics Division	855	60.3	861	63.9	(6)	(0.7)
Spine-Tech Division	175	12.3	179	13.3	(4)	(2.2)
Dental Division	120	8.5	57	4.2	63	110.5
Biologics and Group Management(a)	8	0.6	—	—	8	n/a
Continuing Operations	1,158	81.7	1,097	81.4	61	5.6
Cardiovascular Division(b)	260	18.3	250	18.6	10	4.0
Total	1,418	100.0	1,347	100.0	71	5.3

(a)	Includes CHF 7.8 million in annual sales to ATS Medical in 2001.
(b)	Excludes CHF 7.8 million in annual sales to ATS Medical in 2001.

The following table presents Centerpulse’s 2001 and 2000 net sales and related growth rates attributable to geographic region.

Net Sales by Region	Europe	North America	Rest of World	Total
2001 (in CHF millions)	640	629	149	1418
2000 (in CHF millions)	606	602	139	1347
Reported growth rate (in %)	6	5	7	5
Growth rate acquisition adjusted (in %)	3	(6)	(1)	(2)
Growth rate acquisition and currency rate adjusted (in %)	6	(6)	6	1

The strong currency adjusted growth in net sales in Europe of hip and knee implants of 7% was offset by a 9% decline in currency adjusted net sales of hip and knee implants in the United States as a result of the recall and the market withdrawal of the affected implants in the United States relating to the Implant Litigation. The decline in the Spine-Tech division’s net sales was due to the discontinuation of the distribution of the product Proceed™ in the fourth quarter, as well as reduced cage sales in a shrinking cage market. The strong increase in dental division net sales was related to the acquisition of Paragon at the beginning of 2001.

With regard to the cardiovascular division net sales, strong growth in tissue valve sales did not offset declining sales volume of mechanical heart valves in the cardiac care business unit. In the vascular business unit, revenues were increased through the acquisition of IntraTherapeutics Inc., as well as through organic growth.

Gross Profit—Gross profit decreased in 2001 by CHF 49 million, or 5.3%, to CHF 878 million from CHF 927 million in 2000. The decrease in gross profit was a result of an increase in cost of sales by 29%, which was only partially offset by an increase in sales of 5%.

Cost of sales increased in 2001 by CHF 120 million, or 29%, to CHF 540 million from CHF 420 million in 2000. Cost of sales as a percentage of net sales increased to 38% in 2001 from 31% in 2000. Cost of sales increased due to non-recurring charges in the fourth quarter amounting to CHF 83 million. These mainly resulted from the amortization of an inventory step-up related to the acquisition of IntraTherapeutics Inc., inventory allowances for discontinued products, write-down related to previously non-depreciated surgical instruments, technology license write-down, patent litigation expenses, corporate name change and other items. CHF 33 million of these charges were included in the depreciation and amortization of CHF 195 million reported in 2001. A strict review of purchase and distribution agreements, inventory and receivables initiated by management in 2001 resulted in the non-recurring charges that, although nonrecurring, were part of business operations and did not qualify as “exceptional operating items.” As a result of those charges and increased product liability costs, gross margin dropped from 69% to 62%. Cost of sales for continuing operations increased CHF 85 million, or 25%, from CHF 347 million in 2000 to CHF 432 million in 2001.

Gross margin from continuing operations decreased from 65% in 2000 to 63% in 2001. This decrease was partly due to CHF 11 million of the non-recurring charges described above.

Operating Income—The following table represents Centerpulse’s 2001 and 2000 operating income attributable to Centerpulse’s divisions and continuing and discontinued operations.

	2001		2000		Change
	(in CHF millions)	% of Total	(in CHF millions)	% of Total	(in CHF millions)%
Operating income
Orthopedics Division	(1,370)	84.0	187	81.3	(1,557)	n/m
Spine-Tech Division	(35)	2.1	(4)	(1.7)	(31)	n/m
Dental Division	2	(0.1)	2	0.9	—	—
Biologics and Group Management(a)	(132)	8.0	(22)	(9.6)	(110)	n/m
Continuing operations	(1,535)	94.1	163	70.9	(1,698)	n/m
Cardiovascular Division(b)	(96)	5.9	67	29.1	(163)	n/m
Total	(1,631)	100.0	230	100.0	(1,861)	n/m

(a)	Includes CHF 7.8 million in sales to ATS Medical in 2001.
(b)	Excludes CHF 7.8 million in sales to ATS Medical in 2001.

Operating income decreased in 2001 by CHF 1,861 million to CHF -1,631 million from CHF 230 million in 2000. Excluding provisions in respect of the Implant Litigation and exceptional operating items, operating income would have decreased CHF 188 million, or 81%, to CHF 43 million from CHF 231 million in 2001. In addition to the SG&A and R&D expenses described below, the weak operating performance of Centerpulse’s peripheral stent operations, acquired in 2001, contributed to the decrease in operating income.

SG&A expenses increased in 2001 by CHF 93 million, or 17%, to CHF 648 million from CHF 555 million in 2000. As a percentage of sales, SG&A expenses increased from 41% in 2000 to 46% in 2001. The increase was primarily due to the decision to restructure Centerpulse’s management companies. Centerpulse shifted from a dual headquarters structure (Winterthur, Switzerland and Houston, Texas) to one headquarters in Zurich, supported by some corporate functions at Houston, Texas and some corporate functions at Austin, Texas. Centerpulse incurred further non-recurring charges in the fourth quarter of 2001, amounting to CHF 25 million. These charges were mainly related to receivables and bad-debt adjustments. In 2001, CHF 11 million of this amount was included in the CHF 195 million of depreciation and amortization reported by Centerpulse. SG&A expenses for continuing operations increased in 2001 compared to 2000 by CHF 61 million, or 13%, from CHF 475 million in 2000 to CHF 536 million in 2001.

R&D expenses increased in 2001 by CHF 22 million from CHF 108 million in 2000 to CHF 130 million. As a percentage of sales, R&D expenses increased from 8% in 2000 to 9% in 2001. R&D expenses increased mainly due to a reclassification of costs in the orthopedics division, as well as significant expenses on a project in the cardiovascular division.

Goodwill amortization increased in 2001 compared to 2000 due to the acquisitions of Paragon and IntraTherapeutics Inc. at the beginning of 2001.

The exceptional operating items in 2001 amounted in total to CHF 1.67 billion, of which 5%, or CHF 78 million, related to the discontinued operations. The majority of the exceptional items related to the provision in respect of the Implant Litigation, which was $873 million (or CHF 1,476 million). As described in further detail in Note 10 to the consolidated financial statements of Centerpulse, exceptional operating items in 2001 further included various impairment charges totaling CHF 91 million (such as impairment in the goodwill of IntraTherapeutics Inc.) and write-downs in investments and minority holdings in ReGen Inc, Orquest Inc., @Outcome Inc. and Orthosoft Inc. totaling CHF 50 million, as well as costs totaling CHF 105 million mainly related to re-branding and restructuring costs in a number of subsidiaries following the spin-off from Sulzer AG. Exceptional operating items further included litigation settlement income related to patent infringement litigation with Surgical Dynamics, Inc., a Spine-Tech division competitor, of CHF 48 million.

Operating income from continuing operations was CHF -1,551 million in 2001 compared to CHF 163 million in 2000.

Financial income/expense was CHF 7 million in 2001 compared to CHF 29 million in 2000. This was mainly a result of the fact that Centerpulse significantly reduced its cash balance through acquisitions and one-off costs, therefore receiving less interest income during 2001. Interest income decreased from CHF 38 million in 2000 to CHF 11 million in 2001, while interest expense remained constant in both years at CHF 8 million.

Non-operating expenses increased by CHF 21 million in 2001 compared to 2000 primarily as a result of the spin-off from Sulzer AG, and defense costs for the unsuccessful hostile takeover bid for Sulzer AG in 2000.

Taxes were CHF -67 million in 2000 compared to CHF 454 million in 2001, mainly as a result of tax benefits of CHF 350-400 million booked in connection with the Settlement Agreement.

Net Income—Net income decreased by CHF 1,383 million to CHF -1,193 million in 2001 from CHF 190 million in 2000. The exceptional items described above mainly affected net income, partially offset by the deferred tax asset related to the Settlement Agreement booked in 2001.

Net income from continuing operations was CHF -1,121 million in 2001 compared to CHF 147 million in 2000.

Orthopedics Division—The following table presents the results of operations for the orthopedics division for the years ended December 31, 2001 and 2000.

	2001		2000		Change
	(in CHF millions)	% of net sales	(in CHF millions)	% of net sales	(in CHF millions)%
Net sales	855	100.0	861	100.0	(6)	(0.7)
Operating income/loss	(1,370)	(160.2)	187	21.7	(1,557)	n/m

The following table presents the orthopedics division’s 2001 and 2000 net sales and related growth rates attributable to geographic regions.

	Europe	North America	Rest of World	Total
Net sales by region
2001 (in CHF millions)	506	267	82	855
2000 (in CHF millions)	490	294	77	861
Reported growth rate (in %)	3	(9)	5	(1)
Growth rate acquisition adjusted (in %)	3	(9)	1	(1)
Growth rate acquisition and currency adjusted (in %)	7	(9)	11	2

Net Sales.    Net sales decreased in 2001 by CHF 6 million, or 1%, to CHF 855 million from CHF 861 million in 2000. Adjusted for the effects of acquisitions and currency impacts, net sales increased by approximately 2%.

Centerpulse’s operations in Europe showed strong currency adjusted growth rates due mainly to the performance of knee implants, such as the Natural-Knee™ II, despite an average European orthopedic product price decrease of 3%.

The strong currency adjusted growth rates in Europe were offset by the declining market share in North America and a decline in the orthopedic division’s North American sales of 9% as a result of the recall and market withdrawal of the affected hip and knee implants in North America relating to the Implant Litigation. Sales in unit terms in the United States decreased by 21% in respect of hip implants and by 7% in respect of knee implants. These decreases were partly offset by price increases in North America in knee implants and, to a lesser extent, in hip implants.

Cost of sales in 2001 compared to 2000 increased primarily due to non-recurring items totaling CHF 61 million, such as a patent litigation provision, additional inventory obsolescence reserves, bad-debt and country-risk adjustments to receivables.

Operating Income.    Operating income decreased in 2001 by CHF 1,557 million to CHF -1,370 million from CHF 187 million in 2000. Operating income was mainly affected by the provision in connection with the Implant Litigation in 2001, which was CHF -1,476 million, as well as exceptional operating items for the write-down of intangible assets. Excluding the impact of this provision and these exceptional operating items, operating income would have decreased by CHF 62 million, or 33.2%, to CHF 125 million in 2001 from CHF 187 million in 2000.

SG&A expenses increased slightly in 2001 compared to 2000 primarily as a result of costs associated with the launch of a supply chain and global data warehouse project, as well as increased accounts receivable reserves, and accruals for marketing support activities. Non-recurring adjustments amounted to CHF 14 million in 2001.

R&D expenses increased in 2001 compared to 2000 primarily due to a reclassification of surgeons’ consulting expenses previously recorded as SG&A expenses.

Spine-Tech Division—The following table presents the Spine-Tech division’s results of operations for the years ended December 31, 2001 and 2000.

	2001		2000		Change
	(in CHF millions)	% of net sales	(in CHF millions)	% of net sales	(in CHF millions)%
Net sales	175	100.0	179	100.0	(4)	(2.2)
Operating income/loss	(35)	(20.0)	(4)	(2.2)	(31)	n/m

The following table presents the Spine-Tech division’s 2001 and 2000 net sales and related growth rates attributable to geographic regions.

	Europe	North America	Rest of World	Total
Net sales by region
2001 (in CHF millions)	17	153	5	175
2000 (in CHF millions)	12	161	6	179
Reported growth rate (in %)	33	(5)	(10)	(2)
Growth rate currency adjusted (in %)	37	(5)	1	(2)

Net Sales.    Net sales decreased in 2001 by CHF 4 million, or 2%, to CHF 175 million from CHF 179 million in 2000. Currency adjusted net sales decreased by 1.5% in 2001 compared to 2000. The decrease mainly resulted from the decrease in BAK/L® and BAK/Proximity™ cage sales due to cage market shrinkage, which was partly offset by the launch of the BAK/C® cervical cage, and the Trinica™ cervical plate and new BP™ cage sales. Sales in cage products decreased by 22% to CHF 93 million, and sales in other product areas increased by 38% to CHF 83 million.

Cost of sales in 2001 compared to 2000 increased 38.9% despite decreased sales due to an unfavorable change in mix toward lower-margin products in 2001, as well as non-recurring charges of CHF 16 million in 2001 relating to obsolescence reserves booked as a result of the decline in cage sales.

Operating Income.    Operating loss increased in 2001 by CHF 31 million to CHF -35 million from CHF -4 million in 2000. Operating income was affected by an increase in goodwill amortization of CHF 3 million due to an increased number of patents acquired during 2001. Operating income was further affected by exceptional operating items of CHF 9 million in 2001. Exceptional items included CHF 48 million in litigation settlement income, which was partly offset by existing technology write-down, provisions for tax compliance and restructuring costs.

SG&A expenses increased in 2001 compared to 2000 primarily as a result of increased commission expenses due to the implementation of an accelerated commission structure, as well as the implementation of a non-recurring bad-debt reserve of CHF 3 million.

R&D expenses increased in 2001 compared to 2000 primarily due to increased headcount, as well as certain amortization costs.

Dental Division—The following table presents the results of operations for the dental division for the years ended December 31, 2001 and 2000.

	2001		2000		Change
	(in CHF millions)	% of net sales	(in CHF millions)	% of net sales	(in CHF millions)%
Net sales	120	100.0	57	100.0	63	110.5
Operating income/loss	2	1.7	2	3.5	—	—

The following table presents the dental division’s 2001 and 2000 net sales and related growth rates attributable to geographic regions.

	Europe	North America	Rest of World	Total
Net sales by region
2001 (in CHF millions)	26	78	16	120
2000 (in CHF millions)	14	36	7	57
Reported growth rate (in %)	87	117	121	110
Growth rate acquisition adjusted (in %)	(8)	7	10	4
Growth rate acquisition and currency adjusted (in %)	(5)	8	10	5

Net Sales.    Net sales increased in 2001 by CHF 63 million, or 111%, to CHF 120 million from CHF 57 million in 2000. Net sales were mainly impacted by the acquisition of Paragon at the beginning of 2001. Adjusted for currency effects, net sales growth was 5% in 2001 compared to 2000. Paragon products contributed CHF 61 million to net sales, while Sulzer Calcitek products net sales increased by CHF 2 million. In 2001, the dental division generated 66% of its revenues in North America, 21% in Europe and 13% in the rest of the world. While acquisition adjusted net sales in the United States and the rest of the world increased in 2001, sales in Europe decreased by 8%, mainly due to the decline in sales of Sulzer Calcitek products.

Cost of sales in 2001 compared to 2000 increased as a result of increased sales and due to non-recurring items related to significant inventory writedowns of Paragon inventory after acquisition.

Operating Income.    Operating income was mainly affected by the increase in operating earnings, offset by the goodwill amortization of the Paragon acquisition.

SG&A expenses approximately doubled in 2001 compared to 2000 primarily as a result of the addition of sales representatives for Paragon products. The decrease in SG&A expenses as a percentage of net sales resulted from more intensive use of the existing marketing and administration department at Carlsbad to also support Paragon products. In addition, the dental division initiated a restructuring of the sales structure to unify the distribution of Calcitek and Paragon products on a regional basis, which contributed to the decrease in SG&A expenses.

R&D expenses remained approximately the same in 2001 as in 2000 due to a consistent level of investment in R&D activities.

Cardiovascular Division—The following table presents the results of operations for the cardiovascular division for the years ended December 31, 2001 and 2000. In 2001, sales to ATS Medical of CHF 7.8 million are excluded. These results exclude administrative charges of CHF 8 million and CHF 6 million in 2001 and 2000, respectively, which would have been included in the SG&A expenses of the cardiovascular division if it were a continuing operation.

	2001		2000		Change
	(in CHF millions)	% of net sales	(in CHF millions)	% of net sales	(in CHF millions)%
Net sales	260	100.0	250	100.0	10	4.0
Operating income/loss	(96)	(36.9)	67	26.8	(163)	n/m

Net Sales.    Net sales increased in 2001 by CHF 10 million, or 4.0%, from CHF 250 million in 2000 to CHF 260 million in 2001. In the cardiac care business unit, pricing pressures and the trend toward tissue valves continued to negatively affect net sales of mechanical heart valves in 2001. Mechanical heart valves net sales decreased by 9% worldwide in 2001, and the average selling price in 2001 for such valves decreased by 6%. In the vascular care business unit, grafts net sales growth, acquisition and currency adjusted, in 2001 of 12% was driven by strong net sales in North America and an increase in sales of SEALPTFE™. The acquisition of IntraTherapeutics Inc. at the beginning of 2001 contributed CHF 27 million in net sales in that year.

Cost of sales in 2001 compared to 2000 increased primarily due to the introduction of stent products with lower margins, as well as certain non-recurring items related to inventory obsolescence adjustments of CHF 16 million.

Operating Income.    Operating loss was CHF 96 million in 2001 compared to an operating income of CHF 67 million in 2000. Operating income was mainly affected by goodwill amortization of the IntraTherapeutics Inc. acquisition and exceptional operating items of CHF 78 million in 2001. The exceptional operating items consisted of impairment charges for goodwill and existing technology in the newly acquired company IntraTherapeutics Inc., as well as various restructuring charges.

SG&A expenses increased by 40% in 2001 compared to 2000. This increase was primarily due to the acquisition of IntraTherapeutics Inc. in 2001, which contributed CHF 37 million in additional overhead expenses, as well as an increase in the size of the direct sales force in the United States and the Netherlands in the cardiac care business unit.

R&D expenses increased in 2001 compared to 2000 primarily as a result of the acquisition of IntraTherapeutics Inc., which contributed CHF 10 million in additional R&D expenses principally in connection with a project in the grafts business line.

Liquidity and Capital Resources

Overview

In 2002, Centerpulse generated enough cash flow from investing and financing activities to fund the cash commitments in its operating activities and its obligations under the Settlement Agreements, which resulted in an increase in its cash position at the end of 2002.

Centerpulse expects its cash from operations to be adequate to meet operating cash needs as well as planned capital expenditures.

Centerpulse’s total capitalization of equity and interest-bearing long-term debt was CHF 1.76 billion as of December 31, 2002, CHF 0.80 billion as of December 31, 2001 and CHF 2.01 billion as of December 31, 2000.

The following table presents Centerpulse’s 2002, 2001 and 2000 cash flow results and related information.

	2002	2001	2000
Cash flow from operating activities	(1109)	93	297
Cash flow from investing activities	313	(503)	(153)
Cash flow from financing activities	766	(88)	(53)
Net effect of currency translation	73	21	(4)
Change in cash and cash equivalents	43	(477)	87

Cash Flow from Operating Activities

Years Ended December 31, 2002 Compared to December 31, 2001

Cash flow from operating activities decreased by CHF 1,202 million to CHF -1,109 million in 2002 from CHF 93 million in 2001. Included in the cash flow from operating activities in 2002 were exceptional cash outflows of approximately CHF 1,242 million related to the change in the Implant Litigation provision.

Working capital (current assets minus current liabilities) amounted to CHF 532 million as of December 31, 2002 compared to CHF 435 million as of December 31, 2001. The increase in working capital was primarily attributable to a reduction in provisions related to the US settlement of the Implant Litigation. Cash flow from operating activities was positively affected by reduction in inventories of CHF 59 million as a result of a focused inventory-reduction program and currency effect. This was offset by the change the Implant Litigation provision. Inventories plus trade accounts receivable less trade accounts payable amounted to CHF 578 million as of December 31, 2002 compared to CHF 649 million as of December 31, 2001.

Cash flow from operating activities for continuing operations amounted to CHF -1,144 million and CHF 80 million for 2002 and 2001, respectively.

Years Ended December 31, 2001 Compared to December 31, 2000

Cash flow from operating activities decreased CHF 204 million to CHF 93 million in 2001 from CHF 297 million in 2000. Exceptional cash outflows of approximately CHF 100 million related to the Implant Litigation were recorded in 2001.

Working capital decreased CHF 592 million to CHF 435 million as of December 31, 2001 from CHF 1,027 million as of December 31, 2000. The decrease in working capital was primarily attributable to Paragon and IntraTherapeutics Inc. acquisitions being settled in cash for a total of USD 247 million, as well as to the formation of short-term provisions related to the Implant Litigation of USD 70 million. Cash flow from operating activities was negatively impacted by an increase in working capital in the orthopedics division due to sales growth in some new markets. Inventories plus trade accounts receivable less trade accounts payable amounted to CHF 649 million as of December 31, 2001 compared to CHF 621 million as of December 31, 2000.

Cash flow from operating activities for continuing operations amounted to CHF 80 million and CHF 225 million for 2001 and 2000, respectively.

Cash Flow from Investing Activities

Years Ended December 31, 2002 Compared to December 31, 2001

Cash flow from investing activities amounted to CHF 311 million compared to CHF -503 million in 2001. In 2002, CHF 62 million related to capital expenditures for tangible and intangible assets, CHF 14 million related to the acquisition of an Australian distributor and CHF 400 million related to the disposal of the vascular graft and peripheral stent businesses.

Cash flow from investing activities for continuing operations amounted to CHF 319 million and CHF -493 million for 2002 and 2001, respectively.

Years Ended December 31, 2001 Compared to December 31, 2000

Cash flow from investing activities amounted to CHF -503 million compared to CHF -153 million in 2000. In 2001, CHF 79 million related to capital expenditures for tangible and intangible assets and CHF 413 million related to the acquisition of Paragon and IntraTherapeutics Inc. The acquisitions in early 2001 of Paragon and IntraTherapeutics Inc. for a total purchase price of USD 247 million were both settled in cash.

Cash flow from investing activities for continuing operations amounted to CHF -493 million and CHF -419 million for 2001 and 2000, respectively.

Cash Flow from Financing Activities

Years Ended December 31, 2002 Compared to December 31, 2001

Cash flow from financing activities amounted to CHF 766 million in 2002 compared to CHF -88 million in 2001. In 2002, CHF 241 million related to the issuance of share capital and CHF 426 million to the change in borrowings.

Cash flow from financing activities for continuing operations amounted to CHF 789 million and CHF -78 million for 2002 and 2001, respectively.

Years Ended December 31, 2001 Compared to December 31, 2000

Cash flow from financing activities amounted to CHF -88 million compared to CHF -53 million in 2000. Cash flow in 2001 primarily related to dividends of CHF 60 million, the retirement of CHF 19 million in debt and an increase in treasury stock of CHF 9 million. Cash flow in 2000 primarily related to dividends of CHF 50 million, the retirement of CHF 4 million in debt, an increase in treasury stock of CHF 2 million, as well as payments in connection with the exercise of stock options of CHF 3 million in 2000.

Cash flow from financing activities for continuing operations amounted to CHF -78 million and CHF 325 million for 2001 and 2000, respectively.

Liquidity Requirements

The following table summarizes Centerpulse’s contractual obligations and other commercial commitments as of December 31, 2002, and the effect such obligations and commitments are expected to have on Centerpulse’s liquidity and cash flow in future periods:

		Less Than
	Total	1 Year	2-3 Years	4-5 Years	More Than 5 Years
	(amounts in CHF million)
Payments Due By Period
Long-term debt	492	5	10	462	15
Operating leases	1	1	—	—	—
R&D commitments	—	—	—	—	—
Total contractual cash obligations	493	6	10	462	15

The US Settlement Agreement provided for Centerpulse to contribute $725 million in the form of USD 425 million in cash and $300 million in Convertible Callable Instruments (the “CCI”). Centerpulse had the obligation to deliver $425 million on or before November 4, 2002. Centerpulse had the obligation to issue the CCI, unless earlier redeemed, 18 months after the issue date of the CCI.

Centerpulse Ltd. and its subsidiary, Centerpulse Orthopedics, secured loans under the Senior Credit Facility from a syndicate of lenders arranged by UBS Warburg Ltd, in an amount, initially, of $635 million. The entire drawings under the Senior Credit Facility (less transaction costs) were applied in payment of the cash portion and cash in lieu of the CCI component of the Settlement Agreement on November 4, 2002. Since the payment obligation under the Settlement Agreement was fulfilled, Centerpulse did not need to issue the CCI.

The Senior Credit Facility consisted of two debt tranches: tranche A of $250 million (thereof 63.5% of which is repayable in euro) and tranche B of $385 million (28.3% of which is repayable in euro). Tranche A has been fully repaid by the proceeds received from the divestitures of the vascular businesses. The tranche B loan is repayable on November 4, 2007, with nominal interim amortization payments equal to 0.25% of the initial tranche B loan due every three months. The applicable interest rate for the remaining loan is LIBOR plus 3.50% per annum.

Centerpulse believes its historical cash from operations demonstrate Centerpulse’s potential to service the interest payments under the Senior Credit Facility as well as to continue to finance capital expenditures Centerpulse may incur intended to maintain its competitive position in its markets. The terms of the Senior Credit Facility requires Centerpulse to maintain specified financial ratios, including minimum coverage of interest expense, minimum coverage of fixed charges, designated limits on capital expenditures, and a maximum rate of total debt to EBITDA. Certain of these ratios have to be calculated for the preceding 12 months and reported to the lenders on a quarterly basis. Centerpulse has reported that it has maintained compliance with the financial ratios for the 12 months from December 31, 2002 and March 31, 2003.

The proposed acquisition of Centerpulse by S&N Group, if successful, would trigger a default under the Senior Credit Facility, providing the lenders with wide ranging rights to demand repayment of the amount outstanding and to enforce security interests taken over Centerpulse’s assets. As of March 31, 2003, approximately $250 million was outstanding under the Senior Credit Facility. In connection with the announcement of the proposed business combination with Centerpulse, S&N Group stated that it had entered into a new credit agreement to refinance, among other things, this existing debt of Centerpulse. If the exchange offer is not completed, Centerpulse believes its ability to finance acquisitions through cash from operations will be limited for the next two to three years due to its obligations under the Senior Credit Facility.

Research and Development, Patents and Licenses

General

Centerpulse has been a leading technological innovator in the medical products field for several decades. The products developed by Centerpulse’s European orthopedics companies helped pioneer the European reconstructive implants market during the 1960s and 1970s.

Research and Development

To maintain its position as a technological innovator, Centerpulse conducts R&D on a variety of levels. The Company’s principal R&D activities are conducted by the Company’s individual operating companies for product-specific R&D.

Centerpulse’s current R&D focus includes new material and surface technologies, biologics and minimally invasive forms of treatment for diseases and injuries, which currently require invasive surgery. Centerpulse’s R&D programs are also presently investigating enhancements to the metallic and polyethylene components of implants and instrument products with a view to increasing their strength and resistance to corrosion, oxidation and fatigue, and bearing surface improvements to artificial joints.

Intellectual Property

Patents are important to the success of Centerpulse in its intellectual property-intensive industry. Centerpulse also relies upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain its competitive position. Centerpulse protects its proprietary rights through a variety of methods, including confidentiality agreements and proprietary information agreements with vendors, employees, consultants and others who have access to its proprietary information.

Excluding the cardiovascular division, which Centerpulse fully divested in January 2003, Centerpulse owns approximately 331 issued US patents, 135 pending US patent applications, 1,040 issued non-US patents and 575 pending non-US patent applications. Centerpulse has also licensed approximately 52 issued US patents, 25 pending US patent applications, 183 issued non-US patents and 139 pending non-US patent applications, which relate to aspects of the technology incorporated in many of Centerpulse’s products.

Centerpulse’s patent strategy is to file patent applications for new products and, in some cases, additional patent applications covering new aspects or modifications of, or line extensions to, its products. As a result, established product lines, which have been subject to modification or extension, may be covered by different patents for more than 20 years, which is the maximum duration of any particular patent in many countries, including the United States. Centerpulse does not believe that the expiration of any one or more of its patents in the next five years will have a material adverse effect on the sales of its products.

Centerpulse is also party to several license agreements with unrelated third parties pursuant to which it has obtained, usually for the life of the licensed patent, the exclusive or non-exclusive right to these patents in consideration for royalty payments. In addition, Centerpulse owns or has licensing rights to a number of trademarks.

While Centerpulse does not believe that it is currently infringing any valid intellectual property rights of third parties, it is presently party to several cases related to intellectual property rights and it cannot guarantee that other companies will not, in the future, pursue claims relating to the infringement of, or otherwise relating to, patents, trademarks or other proprietary rights against it.

Pursuant to an agreement with Sulzer AG in connection with the spin-off, Centerpulse agreed to refrain from using the names “Sulzer,” “SulzerMedica” and “Sulzer Medica” in trademarks, corporate names and/or trade names after June 30, 2003. In connection therewith, Centerpulse commenced and has substantially completed a program of re-branding its group company names.

Trend Information

General

Centerpulse believes that technological advances will continue to make medical devices more attractive options for patients considering whether to have a procedure performed. Because of improvements in technology, surgical technique and prosthetic component wear characteristics, medical implants are more widely used and clinically successful today than they have been in the past. Centerpulse anticipates that more standardized surgical procedures, improved instrumentation systems and greater wear resistance of implant devices will stimulate demand for reconstructive orthopedic devices. In addition, Centerpulse believes that the aging “baby boom” population in the United States and in other developed economies, most notably Japan and Europe, the large number of patients with aging orthopedic devices, and the use of reconstructive orthopedic devices in more active younger patients will promote growth in medical device markets over the next decade.

Dental implants are mainly elective and are generally not covered by private insurance or government healthcare schemes. Centerpulse believes that increased awareness of dental implants can be expected to increase interest in the use of dental implants as a viable option. Centerpulse believes that because the dental implant market is a small part of the dental care market and there is an increasing demand for dental implants, the dental implant market offers significant growth potential.

Elective procedures are often deferred during uncertain economic times. All elective procedures, including those in which most of Centerpulse’s orthopedic products are used, are susceptible to reduced volumes as economic conditions weaken.

Cost Containment

In the United States, despite ongoing cost-containment measures from managed care and hospital buying groups, the overall pricing environment has been relatively favorable. Centerpulse expects this trend to continue in the near future, as, for example, Centers for Medicare and Medicaid Services have recommended a 7% increase in reimbursement levels in 2003 for hip and knee replacement procedures.

The pricing environment in Europe is somewhat more constrained due to governmental cost-reduction programs in some of Centerpulse’s key markets, such as Germany and France, as well as increased competition. As a consequence, Centerpulse has experienced slightly decreasing prices in Europe in recent years.

Trends Affecting the Orthopedics Division

Gross margins are expected to increase in the near term in the orthopedic division’s US business due to selective price increases, as well as efficiencies realized due to increased volume. As a result of the Implant

Litigation, Centerpulse’s market share for orthopedic devices in the United States decreased in 2001. Net sales increased from CHF 855 million in 2001 by CHF 68 million, or 8%, to CHF 923 million in 2002. During the past year, Centerpulse believes its US market share has stabilized and begun to increase, and revenues have increased. Gross margins in the orthopedics division’s European business are expected to remain flat in the medium term due to the continuing price pressure resulting from more-stringent price regulation.

Trends Affecting the Spine-Tech Division

The Spine-Tech division expects to be able to introduce selective price increases, which would improve gross margins going forward. Centerpulse also expects increased sales volumes from its Spine-Tech division in the near term, driven in part by new products, including, in particular, cervical products aimed at neurosurgeons, which are a growing customer base in the spinal implant market.

Trends Affecting the Dental Division

Because of its small size and increasing interest in dental implants, the dental implant market continues to expand at a significant rate of growth. Recent dental division growth has been particularly driven by optimization of the product portfolio. This growth has been achieved while addressing integration issues (such as product consolidations and product and process improvements) related to the acquisition of Paragon. Key trends in the dental implant segment include the development of increasingly natural-looking implants, the minimization of the time required to complete the implant procedure, and the development of single-stage implants in place of traditional two-stage implants. Centerpulse believes that the dental division is well positioned on these fronts, with a number of products geared towards each of these trends.

Financial Forecasts

During the course of discussions between S&N and Centerpulse that led to the execution of the combination agreement and the exchange offer, Centerpulse provided S&N with certain information about Centerpulse. In December 2002, Centerpulse provided S&N with information regarding its anticipated future results for the years ending December 31, 2003, 2004, 2005, 2006 and 2007. The projected total sales and the projected net income (calculated in accordance with International Financial Reporting Standards (IFRS)) included in such information for each of those years was as follows:

Year ending December 31,	Projected Total Sales (in millions)	Projected Net Income (in millions)
2003	CHF 1,337	CHF 120
2004	CHF 1,502	CHF 169
2005	CHF 1,681	CHF 213
2006	CHF 1,888	CHF 259
2007	CHF 2,110	CHF 306

In March 2003, Centerpulse provided S&N with updated information regarding its anticipated future results for the years ending December 31, 2003 and 2004. The updated projected total sales, calculated in accordance with IFRS, included in such information for each of those years were CHF 1,348 million and CHF 1,502 million, respectively. The updated projected net income, calculated in accordance with IFRS, included in such information for each of those years was CHF 138 million and CHF 158 million, respectively.

The information in the preceding paragraph was prepared by Centerpulse solely for internal use and not for publication or public disclosure. S&N is not including this information in this prospectus to influence your decision whether to tender your shares in the exchange offer, but because this information was made available by Centerpulse to S&N, and you should not rely on this information in making your decision whether to tender your Centerpulse shares in the exchange offer. This information was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Centerpulse’s management. In particular, this information may be affected by Centerpulse’s ability to achieve strategic goals, objectives and targets over the applicable period. These assumptions necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond Centerpulse’s control. This information also reflects assumptions as to certain business decisions that are subject to change. See “SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS”. Accordingly, actual results may vary significantly from those set forth in this information. In addition, this information was not prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or either United States or United Kingdom generally accepted accounting principles. Moreover, this information was not reconciled to US generally accepted accounting principles. None of Centerpulse, the Centerpulse board of directors, Centerpulse’s advisors, agents, representatives or independent consultants and none of S&N Group, S&N, their respective boards of directors, advisors, agents, representatives or independent consultants assumes any responsibility for the accuracy of this information, nor do they assume any obligation to update or revise this information. Neither Centerpulse nor S&N Group intends to make publicly available any update or other revisions to any of the information to reflect circumstances existing after the date of preparation of this information or the occurrence of unanticipated events, even if experience or future changes in assumed conditions make it clear that this information is inaccurate. The inclusion of this information in this prospectus should not be regarded as a representation by Centerpulse, S&N Group or any other person that the forecasted results will be achieved.

PricewaterhouseCoopers AG has neither examined nor compiled the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers AG does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers AG report included in this prospectus relates to Centerpulse’s historical financial information. It does not extend to the prospective financial information and should not be read to do so.

MARKET PRICE AND DIVIDEND INFORMATION

S&N Market Price Information

S&N share information is provided in this section of the prospectus because S&N Group shares have no trading history and will not be traded on any securities exchange prior to consummation of the S&N reorganization. S&N Group believes that, because S&N shares will be converted to S&N Group shares on a share for share basis, the trading prices of S&N shares provide a relevant basis of comparison against Centerpulse shares. S&N Group urges you to obtain current market quotations for the Centerpulse shares and the S&N shares before making a decision with respect to the exchange offer.

The principal trading market for S&N’s shares is the London Stock Exchange. S&N’s shares were listed on the New York Stock Exchange on November 16, 1999, trading in the form of ADSs evidenced by American Depositary Receipt (ADR) certificates. S&N has a sponsored ADR facility with The Bank of New York as depositary. Each S&N ADS represents ten S&N ordinary shares.

The following table sets forth for the periods indicated the highest and lowest middle market quotations for S&N’s shares, as derived from the Daily Official List of the UK Listing Authority and the highest and lowest sales prices of S&N’s ADSs as reported on the New York Stock Exchange composite tape.

Fiscal Year ended December 31:

	S&N shares			S&N ADSs
	High		Low	High	Low
	£		£	US$	US$
1998	1.87		1.32	—	—
1999	2.18		1.50	34.63	32.88
2000	3.30	(1)	1.57	46.13	25.13
2001	4.20		2.91	60.91	41.80
2002	4.30		3.05	64.60	47.00

(1)	This does not include the anomalous closing share price of 386p on July 31, 2000 on the London Stock Exchange.

Quarters in the Fiscal Year ended December 31:

	S&N shares		S&N ADSs
	High	Low	High	Low
2001:	£	£	US$	US$
1st Quarter	3.33	2.91	48.50	41.80
2nd Quarter	3.69	3.15	45.00	52.90
3rd Quarter	3.72	3.08	53.65	44.40
4th Quarter	4.20	3.39	60.91	48.25
2002:
1st Quarter	4.30	3.84	62.40	55.12
2nd Quarter	4.12	3.36	60.10	50.85
3rd Quarter	3.85	3.05	60.78	47.00
4th Quarter	4.05	3.52	64.60	56.40
2003:
1st Quarter	4.00	3.32	63.09	52.90
2nd Quarter (through April 23)	4.26	3.95	68.15	62.00

End of the Month:

	S&N shares		S&N ADSs
	High	Low	High	Low
	£	£	US$	US$
October 2002	4.05	3.70	64.60	58.70
November 2002	3.86	3.52	61.30	56.40
December 2002	3.98	3.66	63.50	58.15
January 2003	3.88	3.32	62.40	52.90
February 2003	3.55	3.38	58.24	55.18
March 2003	4.00	3.41	63.09	54.25
April 2003 (through April 23, 2003)	4.26	3.95	68.15	62.00

On March 19, 2003, the last trading day prior to the announcement of the exchange offer, the reported closing price per S&N share on the London Stock Exchange was £3.81 and the reported closing price per S&N ADS on the New York Stock Exchange was $59.85. On April 23, 2003, the latest practicable date prior to the date of this prospectus, the reported closing price per S&N share on the London Stock Exchange was £4.26 and the reported closing price per S&N ADS on the New York Stock Exchange was $68.15.

S&N Dividend Information

S&N has paid dividends on its shares in each year since 1937. An interim dividend in respect of each fiscal year is normally declared in August and, from 2002 onward, paid in November, and the final dividend for that year is normally recommended by S&N’s board of directors the following February and paid in May after approval in April by shareholders at S&N’s Annual General Meeting.

S&N has issued 268,500 5.50% Cumulative Preference Shares of £1 each, whose right to a dividend of 5.50% per annum is preferred over the rights to dividends of the holders of S&N ordinary shares. S&N’s Cumulative Preferred shares will be redeemed in connection with the S&N reorganization.

Future dividends of S&N will be dependent upon future earnings, the future financial condition of S&N, S&N’s board of directors’ dividend policy and the additional factors that might affect the business of S&N set forth in the sections entitled “SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS” and “RISK FACTORS.”

The following table shows the ordinary dividends on each S&N share (as increased by the associated United Kingdom tax credit, but before deduction of withholding taxes) for fiscal years 1998 through 2002. The associated United Kingdom tax credit was reduced from 20% to 10% for dividends paid on or after April 6, 1999. Approval by S&N shareholders of the 2002 final dividend will be sought at the Annual General Meeting expected to be held on April 29, 2003. This dividend is payable on May 16, 2003 and, if approved by S&N’s shareholders, will be paid as an ordinary dividend. Holders of S&N Group shares obtained in the exchange offer will not be eligible to receive this dividend. The ordinary dividends, which are declared in pence per share in respect of each fiscal year, have been translated into US cents per share at the noon buying rate at each respective payment date, with the exception of the final dividend for 2002, which has been translated at such rate at April 23, 2003.

	Years ended December 31
	2002	2001	2000	1999	1998
Pence per share:
Interim	2.000	1.944	1.889	2.778	3.000
Final	3.330	3.222	3.111	4.444	4.222

Total	5.330	5.166	5.000	7.222	7.222

US cents per share:
Interim	3.155	2.753	2.714	4.516	4.974
Final	5.267	4.611	4.459	7.048	6.786

Total	8.422	7.364	7.173	11.564	11.760

Centerpulse Market Price Information

The principal trading market for Centerpulse’s shares is the Swiss Exchange. Centerpulse’s shares were listed on the New York Stock Exchange on July 14, 1997, trading in the form of ADSs evidenced by ADR certificates. Each Centerpulse ADS represents one-tenth (1/10th) of a Centerpulse share.

The following table sets forth for the periods indicated the highest and lowest middle market quotations for Centerpulse’s shares, as derived from the Swiss Exchange and the highest and lowest sales prices of Centerpulse’s ADSs, as reported on the New York Stock Exchange composite tape.

Fiscal Year ended December 31:

	Centerpulse shares		Centerpulse ADSs
	High	Low	High	Low
	CHF	CHF	US$	US$
1998	414	197	28.88	15.94
1999	320	218	21.81	16.00
2000	553	279	30.25	18.88
2001	447	31	28.50	2.30
2002	259	66	17.90	4.35

Quarters in the Fiscal Year ended December 31:

	Centerpulse shares		Centerpulse ADSs
	High	Low	High	Low
2001:	CHF	CHF	US$	US$
1st Quarter	447	320	28.50	20.10
2nd Quarter	343	94	20.20	5.75
3rd Quarter	138	64	8.98	4.05
4th Quarter	84	31	5.40	2.30
2002:
1st Quarter	152	66	9.80	4.35
2nd Quarter	243	131	16.70	9.16
3rd Quarter	237	153	16.60	11.05
4th Quarter	259	164	17.90	11.90
2003:
1st Quarter	292	205	21.95	15.50
2nd Quarter (through April 23)	303	285.5	22.10	20.85

End of the Month:

	Centerpulse shares		Centerpulse ADSs
	High	Low	High	Low
	CHF	CHF	US$	US$
October 2002	239	164	16.25	11.90
November 2002	259	215	17.42	15.46
December 2002	246	227	17.42	15.50
January 2003	249	205	18.47	15.50
February 2003	279	213	20.15	15.83
March 2003	292	238	21.95	18.34
April 2003 (through April 23, 2003)	303	285.5	22.10	20.85

On March 19, 2003, the last trading day prior to the announcement of the exchange offer, the reported closing price per Centerpulse share on the Swiss Exchange was CHF 277 and the reported closing price per Centerpulse ADS on the New York Stock Exchange was $19.87. On April 23, 2003, the latest practicable date prior to the date of this prospectus, the reported closing price per Centerpulse share on the Swiss Exchange was CHF 303 and the reported closing price per Centerpulse ADS on the New York Stock Exchange was $22.10.

Centerpulse Dividend Information

Centerpulse shares began trading on the Swiss Exchange and Centerpulse ADSs began trading on the New York Stock Exchange on July 14, 1997. Centerpulse has paid dividends on its shares and ADSs in every year since 1997, except 2001. The level of dividends in each year depends upon general business conditions, Centerpulse’s current and expected future financial performance, developments with respect to legal proceedings against Centerpulse, and other relevant factors. The distribution of dividends proposed by the directors of Centerpulse requires the approval of the shareholders of Centerpulse in a general meeting. In addition, Centerpulse’s statutory auditors are required to declare that the dividend proposal is in accordance with Swiss law. Dividends will be payable following the end of the relevant financial year, if approved at the Company’s annual general meeting, which is held in April or May.

Dividends paid in respect of shares are subject to the Swiss Anticipatory Tax at the rate of 35%, and Centerpulse is required to withhold tax at such rate from any dividend payments made to a holder of registered shares. Dividend payments may qualify for reduction, or refund, of the Swiss Anticipatory Tax because of the provisions of a double tax treaty between Switzerland and the country of residence or incorporation of a holder. In such cases the holder will be entitled to claim a refund of all, or a portion, of such tax in accordance with such treaty. The treaty provides for a mechanism where a United States resident or United States corporation can generally seek a refund of the Swiss Anticipatory Tax paid on dividends in respect of Centerpulse shares, to the extent the withholding exceeds 15%.

The following table shows the ordinary dividends on each Centerpulse share and ADS for fiscal years 1997 through 2002. Centerpulse paid no dividends for the year ended December 31, 2001. Cash dividends are translated into US dollars at the spot rate on the payment date. Because dividends are paid by the Company in Swiss francs, exchange rate fluctuations have affected the US dollar amounts received by the holders of ADSs.

Year Ended December 31st:	Month and Year Paid	Total Dividend Per Share CHF	Total Dividend Per Share US$	Total Dividend Per ADS US$
1997	April 1998	4.50	3.03	0.30
1998	April 1999	4.50	2.95	0.29
1999	April 2000	5.00	2.87	0.29
2000	April 2001	6.00	3.43	0.34
2001	*	*	*	*
2002	*	*	*	*

*No	dividends were declared by Centerpulse in the years ended December 31, 2001 and 2002.

UNAUDITED CONDENSED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following information, which is unaudited, gives pro forma effect to the proposed acquisition of Centerpulse by S&N Group. The Unaudited Condensed Pro Forma Consolidated Financial Information has been prepared from, and should be read in conjunction with, the audited historical Consolidated Financial Statements and accompanying notes of S&N and Centerpulse as of and for the year ended December 31, 2002 included elsewhere herein.

The consolidated pro forma financial information has been prepared in accordance with UK GAAP which differ in certain significant respects from US GAAP (see Note 35 of Notes to the Financial Statements of S&N). The pro forma attributable profit for the financial year and pro forma shareholders’ funds as adjusted for these differences are set forth in Note 4 of Notes to Unaudited Condensed Pro Forma Consolidated Financial Information.

S&N Group was incorporated on January 8, 2002. At December 31, 2002 the authorized share capital of S&N Group amounted to 20,000 ordinary shares of £1 each, of which 301 had been allotted called up and fully paid, one share on January 8, 2002, and 300 shares on March 21, 2002. On February 25, 2003, a further 13,000 shares were issued for consideration of £13,000. On March 18, 2003, 13,298 of the issued £1 ordinary shares of S&N Group were reclassified as £1 non-redeemable preference shares, 6,699 of the authorized but unissued £1 ordinary shares of S&N Group were reclassified as £1 redeemable preference shares, the authorized share capital of S&N Group was increased to £50,000 by the creation of 30,000 redeemable preference shares of £1 each and S&N Group issued 36,699 fully paid £1 redeemable cumulative preference shares to Cazenove & Co. Ltd. On April 22, 2003, members’ written resolutions were passed, subject to the S&N reorganization having become effective, to subdivide each of the three issued ordinary shares of S&N Group of £1 each into eight ordinary shares of S&N Group, reclassify and subdivide each of the 13,298 issued non-redeemable cumulative preference shares of £1 each into eight ordinary shares of S&N Group and increase the authorized share capital of S&N Group from £50,000 to £210,000,000, by the creation of 1,679,600,000 ordinary shares.

Under the S&N reorganization, each issued and outstanding S&N ordinary share will be cancelled and one S&N Group ordinary share will be received for each S&N ordinary share held. The acquisition of S&N by S&N Group as a result of the S&N reorganization will be accounted for as a group reconstruction using merger accounting principles under UK GAAP and as a combination of entities under common control in a manner similar to a pooling for the purposes of US GAAP.

The acquisition of Centerpulse will be accounted for as a purchase under UK GAAP and for the purposes of US GAAP. The attribution of fair values to the net assets of Centerpulse has not yet been finally determined and, accordingly, the amounts reflected below may differ from the amounts that would have been determined if the final fair values had been known. For the purposes of presenting this pro forma financial information, provisional fair value adjustments have been made only in respect of deferred tax assets within Centerpulse and the excess of the purchase price over the book value of Centerpulse net assets, as adjusted for the fair value of deferred tax assets, has been allocated to goodwill.

The following information is provided for illustrative purposes only and is not necessarily indicative of the results of operations and financial position of S&N Group as they may be in the future or as they might have been had the S&N reorganization and the acquisition of Centerpulse been effective on the respective dates assumed.

Within the accompanying pro forma financial information, no account has been taken of any synergies (including cost and tax savings) or reorganization costs, both of which are expected to follow the reorganization. Other than the adjustments described in the Notes to Unaudited Condensed Pro Forma Consolidated Financial Information, no significant adjustments are expected to be required to conform the accounting policies of Centerpulse to those of S&N.

The results of operations of InCentive for the year ended December 31, 2002 and its net assets at that date have been excluded from the pro forma financial information because the acquisition of InCentive will have no net effect on the net assets of the combined group. At completion, the net assets of InCentive will comprise cash and investment in Centerpulse shares. The consideration paid by S&N Group for InCentive will be cash and shares for the investment in Centerpulse, in accordance with the terms of the offer for Centerpulse, plus cash corresponding to the net assets of InCentive excluding its investment in Centerpulse. Accordingly, the incremental consideration will equal the cash acquired within InCentive and there will be no net effect on the net assets of combined group.

Under UK GAAP, the fair value of that part of the consideration for Centerpulse which is to be settled in S&N Group ordinary shares will be determined on the acquisition date. In the pro forma financial information the fair value of the S&N Group shares to be issued is based on an S&N ordinary share price of 419.5p as derived from the Official List of the UK Listing Authority on April 17, 2003.

UNAUDITED CONDENSED PRO FORMA CONSOLIDATED PROFIT AND LOSS ACCOUNT

Year ended December 31, 2002

The following unaudited condensed pro forma consolidated profit and loss account for the year ended December 31, 2002 is based on the audited historical consolidated profit and loss account of S&N for the year then ended and the consolidated income statement of Centerpulse for the year ended December 31, 2002, derived from its audited consolidated statement of operations for the year then ended as adjusted to eliminate the results of operations of its Cardiovascular division, after giving effect to the pro forma adjustments described in the Notes to Unaudited Condensed Pro Forma Consolidated Financial Information. Such adjustments have been made assuming that the acquisition took place on January 1, 2002.

Centerpulse amounts have been translated into pounds sterling at an average rate of CHF 2.328 = £1.00.

		Centerpulse (Note 1)			S&N Group pro forma
	S&N	Continuing Operations under IFRS	UK GAAP Adjustments		Adjustments (Note 2)		S&N Group
	(£ million, except per Ordinary Share amounts)
Turnover
Continuing operations	1,083.7	533.1	—		—		1,616.8
Discontinued operations	26.2	—	—		—		26.2

Group turnover	1,109.9	533.1	—		—		1,643.0
Share of joint venture	155.0	—	—		—		155.0

	1,264.9	533.1	—		—		1,798.0

Operating profit
Continuing operations:
Before goodwill amortization and exceptional items	196.0	92.8	(5.2	)(a)	—		283.6
Goodwill amortization	(17.5)	(18.5)	3.9	(b)	14.6	(a)	(17.5)
Exceptional items	(29.9)	(3.9)	—		—		(33.8)

	148.6	70.4	(1.3)		14.6		232.3
Discontinued operations before exceptional items	2.1	—	—		—		2.1

Group operating profit	150.7	70.4	(1.3)		14.6		234.4
Share of operating profit of the joint venture: Before exceptional items	19.6	—	—		—		19.6
Exceptional items	(2.6)	—	—		—		(2.6)

	167.7	70.4	(1.3)		14.6		251.4
Share of operating profit of associated undertakings	4.9	0.4	—		—		5.3

Operating profit	172.6	70.8	(1.3)		14.6		256.7
Discontinued operations – net profit on disposals	18.0	—	—		—		18.0

Profit on ordinary activities before interest	190.6	70.8	(1.3)		14.6		274.7
Interest income	6.6	2.6	—		(2.6	)(b)	6.6
Interest expense	(19.3)	(8.6)	—		(4.3	)(c)	(32.2)

Profit on ordinary activities before taxation	177.9	64.8	(1.3)		7.7		249.1
Taxation	(65.8)	(11.6)	—		1.9	(d)	(75.5)
Minority interests	—	(0.8)	—		—		(0.8)

Attributable profit for the financial year(1)	112.1	52.4	(1.3)		9.6		172.8

Average number of ordinary shares outstanding (million)	926				298	(e)	1,224
Basic earnings per ordinary share	12.11p						14.12p
Diluted earnings per ordinary share	12.02p						13.89p

(1)	Pro forma attributable profit for the year adjusted for the effects of the differences between UK GAAP and US GAAP is set forth in Note 3 of Notes to Unaudited Condensed Pro Forma Consolidated Financial Information

See Notes to Unaudited Condensed Pro Forma Consolidated Financial Information

UNAUDITED CONDENSED PRO FORMA CONSOLIDATED BALANCE SHEET

December 31, 2002

The following unaudited condensed pro forma consolidated balance sheet at December 31, 2002 is based on the audited historical consolidated balance sheet of S&N at that date and the consolidated balance sheet of Centerpulse at December 31, 2002, derived from its audited consolidated balance sheet at that date as adjusted to eliminate the net assets of its Cardiovascular division, after giving effect to the pro forma adjustments described in the Notes to Unaudited Condensed Pro Forma Consolidated Financial Information. Such adjustments have been made assuming that the acquisition took place on December 31, 2002.

Centerpulse amounts have been translated into pounds sterling at a rate of CHF 2.226 = £1.00.

	S&N	Centerpulse (Note 1)			S&N Group pro forma
		Continuing Operations under IFRS	UK GAAP adjustments		Adjustments (Note 2)		S&N Group
	(£ million)
Fixed assets:
Intangible assets	317.2	240.4	(13.9	)(a)	1,275.3	(a)	1,819.0
Tangible assets	255.8	82.2	—		—		338.0
Investments	8.2	14.9	(3.7	)(b)	—		19.4
Investment in joint venture	115.0	—	—		—		115.0
Investment in associated undertakings	8.5	21.6	—		—		30.1

	704.7	359.1	(17.6)		1,275.3		2,321.5

Current assets:
Stocks	229.5	142.4	—		—		371.9
Debtors: due within one year	256.3	196.7	—		(6.2	)(b)	446.8
Debtors: due after one year	24.4	237.6	(0.4	)(c)	(129.8	)(c)	131.8
Cash and bank	22.5	87.2	—		—	(d)	109.7

	532.7	663.9	(0.4)		(136.0)		1,060.2

Creditors: amounts falling due within one year:
Borrowings	151.9	28.8	—		222.8	(e)	403.5
Other creditors	309.6	111.0	3.6	(d)	—		424.2

	461.5	139.8	3.6		222.8		827.7

Net current assets	71.2	524.1	(4.0)		(358.8)		232.5

Total assets less current liabilities	775.9	883.2	(21.6)		916.5		2,554.0
Creditors: amounts falling due after more than one year:
Borrowings	164.2	164.6	—		229.6	(f)	558.4
Other creditors	6.3	1.3	—		—		7.6
Provisions for liabilities and charges	88.1	107.7	—		—		195.8

	258.6	273.6	—		229.6		761.8
Minority interests	—	3.6	—		—		3.6

	517.3	606.0	(21.6)		686.9		1,788.6

Capital and reserves(1):
Equity shareholders’ funds
Called up equity share capital	113.5	159.9	—		(119.9	)(g)	153.5
Share premium account	143.8	428.6	—		(572.4	)(h)	—
Other reserves:
Merger reserve	—	—	—		1,355.9	(i)	1,355.9
Capital reserve	—	—	—		0.3	(i)	0.3
Other reserves	—	—	—		19.6	(i)	19.6
Profit and loss account	259.7	17.5	(21.6)		3.7	(j)	259.3

	517.0	606.0	(21.6)		687.2		1,788.6
Non-equity shareholders’ funds
Called up non-equity share capital	0.3	—			(0.3	)(k)	—

	517.3	606.0	(21.6)		686.9		1,788.6

(1)	Pro forma capital and reserves adjusted for the effects of the differences between UK GAAP and US GAAP are set forth in Note 3 of Notes to Unaudited Condensed Pro Forma Consolidated Financial Information

See Notes to Unaudited Condensed Pro Forma Consolidated Financial Information

NOTES TO UNAUDITED CONDENSED PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION

Note 1 - Centerpulse

Centerpulse prepares its financial statements in accordance with IFRS. The Centerpulse data exclude the results of operations and net assets of its cardiovascular division, parts of which were sold during the year and the balance in January 2003 (see Note 11 of Notes to the Consolidated Financial Statements of Centerpulse).

Consideration for the sale of the remaining Cardiovascular division in January 2003 has been reflected under Centerpulse continuing operations. The consideration totaled US$ 116.0 million, consisting of cash of  US$80 million and notes receivable of US$36 million.

Reclassifications

Centerpulse’s investment in its shares held as Treasury Stock of £8.2 million have been reclassified to fixed asset investments under UK GAAP. In addition, included within financial expense/income are net foreign exchange transactional losses which have been reclassified to be included within operating profit. This reclassification does not have any effect on Centerpulse’s net income and/or net assets.

UK GAAP adjustments

The principal differences which impact Centerpulse’s net income and/or net assets are as follows:

Deferred taxation

Deferred taxation is recognized on most taxable temporary differences, which is generally consistent with UK GAAP. The tax rate used in calculating the deferred tax impact of elimination of inter-company profits in stock is different under UK GAAP.

Pensions

Pension liabilities are discounted using corporate or government bond rates. Actuarially computed gains and losses which exceed 10% of the present value of future benefits payable or underlying assets of the benefit plan are amortized over the average remaining active period of employment. Under UK GAAP, all surpluses and deficits would be amortized over the employees’ future service lives.

Stock-based compensation

The shares held by the company for the employee share purchase plan are recorded as treasury stock at fair value. Under UK GAAP these shares would be recorded at cost as investments in own shares, and the difference between the purchase cost and amount payable by the employee would be charged to the profit and loss account.

Investments

Available for sale investments are recorded at fair value, with differences recorded in the income statement. Under UK GAAP, these investments would be recorded at cost.

Dividends

Final dividends are recorded in the year in which they are approved by shareholders. Under UK GAAP, final dividends would be recorded in the year for which they are proposed.

Goodwill

Goodwill is capitalized on acquisitions of businesses and is amortized over a useful economic life determined by the directors. Under UK GAAP, S&N set off goodwill arising on acquisitions prior to January 1, 1998 against reserves. Goodwill acquired from January 1, 1998 is either capitalized and amortized on a straight line basis over its useful life or, where it is deemed to have an indefinite life, is not amortized but is subject to an annual impairment test.

NOTES TO UNAUDITED CONDENSED PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION—(Continued)

The following adjustments are necessary to reflect Centerpulse’s net income and shareholders’ equity on a UK GAAP basis:

Profit and Loss Account

Year ended December 31, 2002
(£ million)
Net income from continuing operations as reported under IFRS (CHF 122 million)	52.4
Adjustments:
(a) Operating profit before goodwill amortization and exceptional items
Stock based compensation (CHF 11million)	(4.7)
Pension costs (CHF 1 million)	(0.5)

(5.2)

(b) Goodwill amortization
Elimination of amortization of goodwill which would have been set off against retained earnings at the time of original acquisitions (CHF 9 million)	3.9

Attributable profit for the financial year under UK GAAP	51.1

Balance Sheet

December 31, 2002
(£ million)
Shareholders’ equity relating to continuing operations as reported under IFRS (CHF 1,170 million)	525.6
Reclassification of treasury stock to fixed assets to conform with UK GAAP presentation	8.2
Proceedsfor Cardiovascular division disposal in January 2003 ($116 million—CHF 160 million)	72.2

606.0

Adjustments:
(a) Intangible assets Elimination of net book amount of goodwill which would have been set off against retained earnings at the time of original acquisitions (CHF 31 million)	(13.9)

(b) Investments Restatement of available for sale investments from fair value to cost. Under IAS these are recorded at fair value (CHF 1 million)	0.4

Restatement of investment in own shares from fair value to cost (CHF 9 million)	(4.1)

(3.7)

(c) Debtors Reduction in deferred tax asset due to using different tax rates (CHF 1 million)	(0.4)

(d) Creditors: amounts falling due within one year Pension costs (CHF 2 million)	(0.9)
Accrual for the profit and loss charge in relation to stock based compensation (CHF 6 million)	(2.7)

(3.6)

Shareholders’ funds under UK GAAP	584.4

NOTES TO UNAUDITED CONDENSED PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION—(Continued)

Note 2 - Pro Forma Adjustments

Profit and Loss Account

The Unaudited Condensed Pro Forma Consolidated Profit and Loss Account gives effect to the following pro forma adjustments necessary to reflect the S&N reorganization, the acquisition of Centerpulse and the related financing:

Year ended December 31, 2002
(£ million)
(a) Goodwill amortization Elimination of historical Centerpulse goodwill amortization (CHF 34 million)	14.6

Amortization of goodwill arising on acquisition of Centerpulse

The goodwill arising on the acquisition of Centerpulse is considered to have an indefinite useful economic life and, accordingly, will be subjected to an annual impairment test rather than amortized. If this goodwill was to be amortized over 20 years, the amortization would amount to £73.8 million per annum.

The indefinite life of the goodwill is supported by the longevity and stability of the orthopedic market, the long life spans of the main products, the high barriers to new entrants into the orthopedic market represented by the demanding regulatory compliance requirements, high levels of technological know-how and manufacturing expertise and intellectual property protection. In addition, the favorable long-term future prospects for the orthopedic market driven by demographic and life-style trends are supported by continued high levels of investment in research and development.

(b) Elimination of net interest earned on deposits of Centerpulse to be replaced by borrowings under the new facility	(2.6)

(c) Elimination of interest arising on borrowings of Centerpulse to be replaced by borrowings under new S&N Group facilities	8.6
Elimination of interest on existing borrowings of S&N to be replaced by borrowings under new S&N Group facilities	7.4
Amortization of new facility fee over the life of the related borrowings (calculated on a straight-line basis in proportion to the value of the respective 1, 3 and 5 year facilities)	(2.2)

Assumed interest on borrowings under new facilities at 2.6% per annum, being the weighted average interest rates of the currencies to be borrowed using the margin of the new facilities applied to the actual Libor rates in effect during 2002. The interest rate is applied to the new net borrowings, calculated as the sum of the average net debt of Centerpulse’s continuing operations during 2002, to which is added the net of the borrowings necessary to effect the acquisition of Centerpulse less the proceeds of disposal of the Centerpulse discontinued operations (which are assumed to be outstanding for the whole year) and the replaced borrowings of S&N.

(16.0)
Commitment fee payable on undrawn element of new facilities less elimination of commitment fee paid on undrawn element of existing S&N facilities	(2.1)

(4.3)

(d) Tax effect of pro forma adjustments at an effective tax rate of 27% based on the relative weighting of the statutory tax rates in the jurisdictions in which the interest will be earned/incurred.	1.9

NOTES TO UNAUDITED CONDENSED PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION—(Continued)

(e)    Under the terms of the Centerpulse offer, 25.15 ordinary shares in S&N Group will be issued for each Centerpulse share as at the date of completion. For the purposes of this proforma this has been calculated as 298.5 million S&N Group shares.

Centerpulseshare options will be exchanged for options in S&N Group at a ratio of 34 S&N Group shares for one Centerpulse share. The estimated number which will remain outstanding at the date of completion is 347,000, or 11.8 million S&N Group options. For proforma purposes it is assumed that none of these options are exercised in the year.

Balance Sheet

The unaudited pro forma consolidated balance sheet at December 31, 2002 gives effect to the acquisition of Centerpulse as follows:

(£ million)
Acquisition cost
Cash consideration of CHF 73.42 per Centerpulse share amounting to CHF 871.3 million translated at CHF 2.1677 = £1.00, the exchange rate on April 17, 2003	402.0
Estimated cash consideration for InCentive	50.0
Share consideration of 25.15 S&N Group shares per Centerpulse share amounting to 298.5 million shares which at 419.5p, the mid-market price per S&N ordinary share as derived from the Official List on April 17, 2003, amounts to	1,252.1
Rollover of Centerpulse share options based on 347,000 options, being the estimated number which will remain outstanding at the date on which the transaction is expected to be completed. At an exchange ratio of 34 new S&N Group shares for one Centerpulse share and using the mid-market price per S&N share as derived from the Official List on April 17, 2003 of 419.5p, the intrinsic value in the S&N Group options (which will have exercise prices ranging from 197p to 495p based on the exchange rate at this date) amounts to	19.6
Under the terms of the new options, no period of service is required during the 30 day vesting period and thus there is no compensation element to be removed from the cost.
Estimated transaction costs	50.0

Total acquisition cost	1,773.7

Net assets of Centerpulse adjusted to UK GAAP at December 31, 2002	584.4
Less: Elimination of historical goodwill	(201.7)
Elimination of unamortized facility fees	(6.2)
Fair value adjustment to deferred tax asset, reflecting S&N’s estimate of the extent to which utilization of the tax losses will be restricted within the combined group	(129.8)

Adjusted net assets of Centerpulse	246.7
Net assets of InCentive to be acquired — cash	50.0

Total net assets to be acquired	296.7

Goodwill arising	1,477.0

NOTES TO UNAUDITED CONDENSED PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION—(Continued)

The pro forma balance sheet adjustments can be summarized as follows:

Pro forma adjustments
(£ million)
(a) Intangible assets
Elimination of historical Centerpulse goodwill not previously eliminated against reserves	(201.7)
Goodwill arising on acquisition of Centerpulse and InCentive	1,477.0

1,275.3

(b) Debtors: due within one year
Write off of Centerpulse unamortized facility fees	(6.2)

(c) Debtors: due after one year
Fair value adjustment to Centerpulse deferred tax asset	(129.8)

(d) Cash and bank
Cash consideration for Centerpulse	(402.0)
Estimated payment to acquire cash in InCentive	(50.0)
Estimated cash acquired in InCentive	50.0
Estimated transaction costs	(50.0)
Draw down under new facility	966.9
Repayment of existing Centerpulse borrowings	(193.4)
Repayment of existing S&N borrowings	(316.1)
Facility fee for new facility	(5.0)
Repayment of 5% cumulative preference shares of £1 each	(0.4)

—

(e) Borrowings payable within one year
Draw down under new facility	405.1
Deferred facility fees based on the proportion of facilities relating to within one year	(1.6)
Repayment of existing Centerpulse borrowings	(28.8)
Repayment of existing S&N borrowings	(151.9)

222.8

(f) Borrowings payable after one year
Draw down under new facility	561.8
Deferred facility fees based on the proportion of facilities relating to after one year	(3.4)
Repayment of existing Centerpulse borrowings	(164.6)
Repayment of existing S&N borrowings	(164.2)

229.6

Equity shareholders’ funds
(g) Share capital
Issue of 929.6 million S&N Group shares of 12.5p each pursuant to S&N reorganization to acquire S&N	116.2
Issue of 298.5 million S&N Group shares as part consideration for acquisition of Centerpulse	37.3
Elimination of S&N share capital	(113.5)
Elimination of Centerpulse share capital	(159.9)

(119.9)

(h) Share premium account
Elimination of S&N share premium account	(143.8)
Elimination of Centerpulse additional paid in capital	(428.6)

(572.4)

NOTES TO UNAUDITED CONDENSED PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION—(Continued)

Pro forma adjustments
(£ million)
(i) Other reserves
Difference between nominal (par) value of S&N Group shares issued under the S&N reorganization of £116.2 million and equity share capital (£113.5 million) and share premium account (£143.8 million) of S&N	141.1
Premium arising on issue of S&N Group shares as part consideration for Centerpulse, being the difference between the aggregate nominal value (£37.3 million) and fair value (£1,252.1 million) thereof, credited to other reserves in accordance with section 131 of Companies Act 1985	1,214.8

1,355.9

Capital reserve arising on the repayment of 5% cumulative preference shares of £1 each	0.3

Intrinsic value of S&N Group options issued on rollover of Centerpulse options	19.6

(j) Profit and loss account
Elimination of Centerpulse profit and loss account	4.1
Transfer to capital reserve on repayment of 5% cumulative preference shares	(0.3)
Premium on repayment of 5% cumulative preference shares	(0.1)

3.7

Non-equity shareholders’ funds
(k) Repayment of 5% cumulative preference shares of £1 each	(0.3)

NOTES TO UNAUDITED CONDENSED PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION—(Continued)

Note 3 - Differences between UK GAAP and US GAAP

UK GAAP and IFRS differ in certain respects from US GAAP. A summary of the significant differences between UK GAAP and US GAAP as they affect Smith & Nephew is set forth in Note 35 of Notes to Consolidated Financial Statements of Smith & Nephew. A summary of the significant differences between IFRS and US GAAP as they affect Centerpulse is set forth in Note 31 of Notes to the Consolidated Financial Statements of Centerpulse.

Profit and loss account

		Centerpulse		S&N Group pro forma
	S&N	Continuing operations under IFRS	UK GAAP adjustments	Adjustments		S&N Group
	(£ million)
Attributable profit for the year in accordance with UK GAAP	112.1	52.4	(1.3)	9.6		172.8
US GAAP adjustments:
Amortization of goodwill	17.5	27.5	(3.9)	(23.6	)(i)	17.5
Amortization of other intangible assets	(9.0)	(1.3)	—	—		(10.3)
Gain on disposal of businesses: goodwill and other intangible assets previously written off	15.2	—	—	—		15.2
Pension costs	(3.7)	(10.3)	0.5	—		(13.5)
Staff costs	(3.4)	(7.3)	4.7	2.6	(ii)	(3.4)
Unrecognized forward foreign exchange losses	(7.9)	—	—	—		(7.9)
Unrecognized losses on interest rate swaps	(1.4)	—	—	—		(1.4)
Acquired in-process research and development	(4.2)	—	—	—		(4.2)
Other adjustments	(0.3)	—	—	—		(0.3)
Deferred taxation	13.5	2.1	—	—		15.6

Net income as adjusted to accord with US GAAP	128.4	63.1	—	(11.4)		180.1

Weighted average number of Ordinary Shares in issue (million)	926			298		1,224
Earnings per ordinary share as so adjusted:
Basic	13.87p					14.71p
Diluted	13.75p					14.48p
Earnings per ADS as so adjusted (iii):
Basic	138.7p					147.1p
Diluted	137.5p					144.8p

(i)	The goodwill arising on the acquisition of Centerpulse will not be amortized under UK GAAP. The adjustment is to reverse the amortization previously recorded within Centerpulse.
(ii)	Reversal of balance of stock compensation charge arising from repricing of Centerpulse options.
(iii)	Each ADS represents 10 ordinary shares.

NOTES TO UNAUDITED CONDENSED PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION—(Continued)

Balance Sheet

		Centerpulse		S&N Group pro forma
	S&N	Continuing operations under IFRS	UK GAAP adjustments	Adjustments		S&N Group
	(£ million)
Shareholders’ funds in accordance with UK GAAP	517.3	606.0	(21.6)	686.9		1,788.6
US GAAP adjustments:
Goodwill
Cost	(0.3)	(576.8)	13.9	377.0	(i)	(186.2)
Amortization	35.4	534.6	—	(534.6	)(ii)	35.4

	35.1	(42.2)	13.9	(157.6)		(150.8)
Other intangible fixed assets
Cost	220.7	78.6	—	—		299.3
Amortization	(105.3)	—	—	—		(105.3)

	115.4	78.6	—	—		194.0
Investment in joint venture
Cost	(38.1)	—	—	—		(38.1)
Amortization	(1.2)	—	—	—		(1.2)

	(39.3)	—	—	—		(39.3)
Fixed assets—capital lease
Cost	11.5	—	—	—		11.5
Depreciation	(0.5)	—	—	—		(0.5)

	11.0	—	—	—		11.0
Fixed assets: other investments	—	(5.8)	(0.4)	—		(6.2)
Fixed asset investments: own shares	(3.2)	(15.8)	4.1	3.5	(iii)	(11.4)

Current Assets
Debtors: debit balances on currency swaps	(21.3)	—	—	—		(21.3)
Debtors: deferred tax asset	—	—	0.4	—		0.4
Debtors: pension assets	(4.1)	—	—	—		(4.1)
Current asset derivatives	29.9	—	—	—		29.9

	4.5	—	0.4	—		4.9
Current liabilities
Holiday pay	(2.2)	—	—	—		(2.2)
Proposed final dividend	27.9	—	—	—		27.9
Creditors: staff costs accrued	—	—	2.7	—		2.7
Pension costs	(79.7)	—	0.9	—		(78.8)
Credit balances on currency swaps	4.6	—	—	—		4.6
Borrowings due within one year: capital lease payments	(0.2)	—	—	—		(0.2)
Current liabilities derivatives	(27.8)	—	—	—		(27.8)

	(77.4)	—	3.6	—		(73.8)
Borrowings due after one year: capital lease payments	(10.7)	—	—	—		(10.7)
Deferred taxation	26.8	2.2	—	—		29.0

Shareholders’ equity as adjusted to accord with US GAAP	579.5	623.0	—	532.8		1,735.3

NOTES TO UNAUDITED CONDENSED PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION—(Continued)

The goodwill arising on the acquisition of Centerpulse and InCentive under US GAAP would differ from that arising under UK GAAP as follows:

Acquisition cost	(£ million)
Cash consideration	402.0
Estimated cash consideration for InCentive	50.0
Share consideration: 298.5 million S&N Group shares at 379.3p per share, being the average market price of S&N shares on, and for the two trading days prior to and the two trading days following, March 20, 2003, the date of announcement of the transaction. Under UK GAAP, the valuation will be based on the share price as at the date the transaction is completed	1,132.2
Fair value of S&N Group options to be issued	20.5
Less: portion of intrinsic value of unvested options allocated to unearned compensation	—
Estimated transaction costs	50.0

1,654.7

Net assets of Centerpulse under US GAAP (as above)	623.0
Less: Elimination of historical goodwill	(173.4)
Elimination of unamortized facility fees	(6.2)
Fair value adjustment to deferred tax asset	(129.8)

Adjusted net assets of Centerpulse under US GAAP	313.6
Net assets of InCentive to be acquired—cash	50.0

Total net assets to be acquired under US GAAP	363.6

Goodwill arising under US GAAP	1,291.1
Goodwill arising under UK GAAP	1,477.0

Adjustment	(185.9)

(i)	Goodwill—cost

US GAAP adjustment to goodwill arising on acquisition of Centerpulse	(185.9)
Elimination of historical Centerpulse US GAAP adjustment	562.9

377.0

(ii)	Goodwill—amortization

Elimination of historical Centerpulse US GAAP adjustment	(534.6)

(iii)	Under US GAAP investment in own shares are classified as treasury stock.

DESCRIPTION OF S&N GROUP SHARES

The following summarizes certain material rights of holders of S&N Group’s ordinary shares under the material provisions of S&N Group’s Memorandum and Articles of Association and English law. This summary is qualified in its entirety by reference to the Companies Act 1985 and S&N Group’s Memorandum and Articles of Association. Copies of S&N Group’s Memorandum and Articles of Association are filed as exhibits to the registration statement filed with the SEC of which this prospectus is a part and are incorporated herein by reference.

S&N Group’s shares may be held in certificated or uncertificated form. No holder of S&N Group’s shares will be required to make additional contributions of capital in respect of S&N Group’s shares in the future.

In the following description, a “shareholder” is the person registered in S&N Group’s register of members as the holder of an ordinary share.

S&N Group was incorporated and registered in England and Wales on January 8, 2002 with registered number 4348753 under the Companies Act 1985, as a private limited company under the name Meadowclean Limited. On March 20, 2003, Meadowclean Limited changed its name to Smith & Nephew Group Limited and on April 2, 2003 it was reregistered as a public limited company. The principal legislation under which S&N Group operates is the Companies Act 1985.

S&N Group’s memorandum of association provides that its objects include to carry on the business of a holding and investment company. The memorandum grants to S&N Group a range of corporate capabilities to effect these objects.

Share Capital

The following table sets out the authorized issued and fully paid share capital of S&N Group, as of April 17, 2003 (the latest practicable date prior to the publication of this prospectus) and as it will be following completion of the S&N reorganization, the exchange offer and the InCentive exchange offer:

	Authorized Number of shares	Issued Nominal amount (£)	Number of shares	Nominal amount (£)
As of April 17, 2003
Ordinary shares	3	3	3	3
5.5% non-redeemable preference shares of £1 each	13,298	13,298	13,298	13,298
5.5% redeemable preference shares of £1 each	36,699	36,699	36,699	36,699
Immediately following completion and implementation of the S&N reorganization
New ordinary shares	1,680,000,000	210,000,000	1,228,159,478	153,519,935

The authorized share capital of S&N Group on incorporation was £1,000 comprising 1,000 ordinary shares of £1 each. S&N Group was incorporated with one subscriber share with a nominal value of £1. On March 21, 2002, 300 ordinary shares of £1 each were allotted and issued for a cash consideration of £1 each. On February 25, 2003, the authorized share capital was increased to £20,000 by the creation of an additional 19,000 ordinary shares of £1 each and 13,000 ordinary shares of £1 each were allotted and issued for a cash consideration of £1 each. On March 18, 2003, 13,298 of the 20,000 authorized ordinary shares of £1 each were reclassified as non-redeemable preference shares of £1 each and 6,699 of the 20,000 authorized but unissued ordinary shares of £1 each were reclassified as redeemable preference shares of £1 each. On the same date, the authorized share capital was increased to £50,000 by the creation of 30,000 redeemable preference shares of £1 each, and 36,699 redeemable preference shares of £1 each were allotted and issued for a cash consideration of £1 each.

On April 22, 2003, members’ written resolutions were passed, subject to the S&N reorganization having become effective, to subdivide each of the three issued ordinary shares of S&N Group of £1 each into eight ordinary shares of S&N Group, reclassify and subdivide each of the 13,298 issued non-redeemable cumulative preference shares of £1 each into eight ordinary shares of S&N Group and increase the authorized share capital of S&N Group from £50,000 to £210,000,000, subject to implementation of the S&N reorganization, by the creation of 1,679,600,000 ordinary shares.

Upon the S&N reorganization becoming effective, the 13,298 non-redeemable preference shares of S&N Group and the three ordinary shares of S&N Group will be reclassified and subdivided so as to create 106,408 ordinary shares, and these ordinary shares will be sold to an employee benefit trust of S&N Group for fair market value. Of the 106,408 ordinary shares to be sold to the employee benefit trust, 106,384 will arise as a result of the conversion and subdivision of 13,298 non-redeemable preference shares currently held by Cazenove & Co Ltd. Cazenove has agreed that if it makes a profit on the sale of these shares to the employee benefit trust, the fees otherwise payable to it by S&N Group and S&N in connection with the exchange offer and the InCentive Exchange Offer for its services as broker will be reduced by the amount of any such profit. Upon the S&N reorganization becoming effective, the 36,699 outstanding redeemable preference shares of S&N Group will be redeemed at par plus accrued dividends using the proceeds of an issue of ordinary shares of S&N Group to an employee benefit trust of S&N Group for aggregate consideration equal to the redemption price of the redeemable preference shares. The 106,408 ordinary shares to be sold to the employee benefit trust and the additional ordinary shares to be issued to the employee benefit trust will result in the dilution of the equity interests held by S&N Group shareholders immediately following the effectiveness of the S&N reorganization.

S&N Group Directors

Unless otherwise determined by ordinary resolution of S&N Group, the number of directors of S&N Group shall not be subject to any maximum but shall not be less than three.

Subject to applicable law, S&N Group’s Memorandum and Articles of Association and to any directions given by special resolution, the business of S&N Group shall be managed by the directors of S&N Group who may exercise all the powers of S&N Group.

The directors of S&N Group may make such arrangements as they think fit for the management and transaction of S&N Group’s affairs and may for that purpose appoint local boards, managers and agents and delegate to them any of the powers of the directors of S&N Group with power to sub-delegate.

The directors of S&N Group may delegate any of their powers, authorities and discretions to any committee consisting of one or more S&N Group director together with any other person or persons approved by the directors of S&N Group, with power to sub-delegate.

Subject to the provisions of the Companies Act 1985, the directors of S&N Group may appoint one or more of their number to the office of managing director or chief executive or to any other executive office (except that of auditor) of S&N Group and may enter into an agreement or arrangement with any directors of S&N Group for his employment by S&N Group or any subsidiary of S&N Group or for the provision by him of any services outside the scope of the ordinary duties of an S&N Group director. Any such appointment, agreement or arrangement may be made upon such terms as the directors of S&N Group determine and it may remunerate any such S&N Group director for his services as it thinks fit.

The compensation and benefits of any executive S&N Group director for his services as such shall be determined by the directors of S&N Group.

The directors of S&N Group may delegate or entrust to and confer upon any executive S&N Group director any of the powers, authorities and discretions exercisable by them as they see fit.

The directors of S&N Group may at any time and from time to time appoint any person to be an associate director and may at any time remove any person so appointed. A person so appointed shall not be a director of

S&N Group and shall not be a member of the board of directors of S&N Group. Subject as aforesaid, the directors of S&N Group may define and limit the powers and duties of any associate director and may determine his remuneration.

The ordinary remuneration of the directors of S&N Group shall be such amount as the directors of S&N Group shall from time to time determine provided that, unless otherwise approved by S&N Group in the general meeting, the aggregate of the ordinary remuneration of such directors of S&N Group shall not exceed £450,000 per year.

Without prejudice to any indemnity under S&N Group’s articles of association, the directors of S&N Group shall have power to purchase and maintain insurance for or for the benefit of any persons who are or were at any time directors of S&N Group, officers or employees of S&N Group or any other company connected with S&N Group.

The directors of S&N Group may provide benefits, whether by the payment of gratuities or pensions or by insurance or otherwise, for any S&N Group director who has held but no longer holds any executive office or employment with S&N Group or with any body corporate which is or has been a subsidiary undertaking or a predecessor in business of S&N Group or of any subsidiary undertaking, and for any member of his family (including a spouse and a former spouse) or any person who is or was dependent on him and may (before as well as after he ceases to hold such office or employment) contribute to any fund and pay premiums for the purchase or provision of any such benefit.

An S&N Group director who is in any way, whether directly or indirectly, interested in a transaction or arrangement with S&N Group shall, at a meeting of the directors of S&N Group, declare in accordance with the Companies Act 1985 the nature of his interest.

Subject to applicable law, and provided that he has disclosed to the directors of S&N Group the nature and extent of any interest of his in accordance with the paragraph above, an S&N Group director notwithstanding his office:

•	may be a party to, or otherwise interested in, any transaction or arrangement with S&N Group or in which S&N Group is otherwise interested;

•	may be a director or other office of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by S&N Group or in which S&N Group is otherwise interested; and

•	shall not, by reason of his office, be accountable to S&N Group for any benefit which he derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

Save as otherwise provided in S&N Group’s articles of association, an S&N Group director shall not vote at a meeting of the directors of S&N Group or of a committee of the directors of S&N Group on any resolution concerning a matter in which he has, directly or indirectly, an interest which is material (otherwise than by virtue of his interest in shares, debentures or other securities of, or otherwise in or through, S&N Group) unless his interest or duty arises only because the case falls within one or more of the following:

•	the resolution relates to giving him or a person connected with him a guarantee, security or indemnity in respect of money lent to, or an obligation incurred by him or such a person at the request of or for the benefit of S&N Group or any subsidiary undertaking;

•	the resolution relates to the giving to a third party of a guarantee, security or indemnity in respect of a debt or obligation of S&N Group or any subsidiary undertaking for which the S&N Group director or a person connected with him has assumed responsibility in whole or in part and whether alone or jointly with others under a guarantee or indemnity or by the giving of security;

•	his interest arises by virtue of him or a person connected with him subscribing or agreeing to subscribe for any shares, debentures or other securities of S&N Group or any subsidiary undertaking or by virtue of him or a person connected with him being, or intending to become, a participant in the underwriting or sub-underwriting of an offer of any such shares, debentures, or other securities by S&N Group or any subsidiary undertaking for subscription, purchase or exchange;

•	the resolution relates in any way to any other company in which he is interested, directly or indirectly and whether as an officer or shareholder or otherwise, provided that he and any persons connected with him do not to his knowledge hold an interest in shares representing one percent or more of any class of the equity share capital of such company or of the voting rights available to members of such company;

•	the resolution relates in any way to an arrangement in whole or in part for the benefit of the employees of S&N Group or any subsidiary undertakings which does not award him as such any privilege or advantage not generally awarded to the employees to whom such arrangement relates;

•	the resolution relates in any way to the purchase or maintenance for the directors of S&N Group of insurance against any liability which by virtue of any rule of law would otherwise attach to all or any of them in respect of any negligence, default, breach of duty or breach of trust in relation to S&N Group or any subsidiary undertaking.

An S&N Group director shall not be counted in the quorum present at a meeting in relation to a resolution on which he is not entitled to vote.

S&N Group may by ordinary resolution suspend or relax to any extent any provision of its articles of association prohibiting S&N Group director from voting at an S&N Group directors or committee meeting or ratify any transaction not duly authorized by reason of a contravention of such articles of association.

Subject to the provisions of S&N Group’s articles of association, the directors of S&N Group may regulate their proceedings as they think fit. An S&N Group director may, and the secretary at the request of an S&N Group director shall, call a meeting of the directors of S&N Group.

Questions arising at a meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman of the meeting shall have a second or casting vote.

The quorum for the transaction of the business of the directors of S&N Group may be fixed by the directors of S&N Group and unless so fixed at any other number shall be three.

The continuing directors of S&N Group or a sole continuing S&N Group director may act notwithstanding any vacancies in the board of the directors of S&N Group but, if the number of S&N Group directors is less than the number fixed at the quorum, the continuing S&N Group directors or S&N Group director may act only for the purpose of filling vacancies in the board of S&N Group directors or of calling a general meeting.

The directors of S&N Group may appoint one of their number to be the chairman of the S&N Group directors and one or more deputy chairmen and may at any time remove them from office. Where the chairman or deputy is absent, the S&N Group directors present may appoint one of their number to be chairman of the meeting.

Each S&N Group director shall retire from office and shall be eligible for reappointment at the third annual general meeting after the meeting at which he was appointed or last reappointed. If S&N Group, at the meeting at which S&N Group director retires in this way, does not fill the vacancy the retiring S&N Group director shall, if willing to act, be deemed to have been reappointed unless at the meeting it is resolved not to fill the vacancy or unless a resolution for the reappointment of the S&N Group director is put to the meeting and lost.

An S&N Group director retiring at a meeting who is not reappointed shall retain office until the meeting appoints someone in his place or, if it does not do so, until the end of the meeting or of any adjournment thereof.

No person other than an S&N Group director retiring at a meeting shall be appointed or reappointed an S&N Group director at any general meeting unless:

•	he is recommended by the directors of S&N Group; or

•	not less than seven or more than 21 clear days before the date appointed for the meeting, notice executed by a member qualified to vote at the meeting has been given to S&N Group of his intention to propose that person for appointment or reappointment stating the particulars which would, if he were so appointed or reappointed, be required to be included in S&N Group’s register of directors together with notice executed by that person confirming his willingness to be appointed or reappointed.

Subject to the provisions of S&N Group’s articles of association, S&N Group may by ordinary resolution appoint a person who is willing to act to be an S&N Group director either to fill a vacancy or as an additional S&N Group director.

The directors of S&N Group may appoint a person who is willing to act to be an S&N Group director, either to fill a vacancy or as an additional S&N Group director. An S&N Group director so appointed shall hold office only until the next following annual general meeting when he shall retire from office and be eligible for reappointment. If not reappointed at such annual general meeting, he shall vacate office at its conclusion.

The provisions of section 293 of the Companies Act 1985 (which regulate the appointment and continuation in office of directors who have attained the age of 70) shall apply to S&N Group.

The office of an S&N Group director shall be vacated if:

•	he becomes bankrupt or makes any arrangement or composition with his creditors generally; or

•	he becomes incapable by reason of physical incapacity or mental disorder of discharging his duties as an S&N Group director and the S&N Group directors resolve that his office be vacated; or

•	he is absent from meetings of the directors of S&N Group during a continuous period of six months without permission of the S&N Group directors and his alternate S&N Group director (if any) shall not during such period have attended in his stead, and the S&N Group directors resolve that his office be vacated; or

•	he ceases to be an S&N Group director by virtue of any provision of the Companies Act 1985, is removed from office or becomes prohibited by law from being an S&N Group director; or

•	he resigns his office by notice to S&N Group; or

•	he ceases to be an S&N Group director by virtue of section 293 of the Companies Act 1985; or

•	he is removed from office in writing signed by all the other S&N Group directors.

Any S&N Group director may appoint any other S&N Group director, or any other person approved by resolution of the S&N Group directors and willing to act, to be an alternate director and may remove from office an alternate director so appointed by him.

Borrowing Powers

Subject as hereinafter provided, the S&N Group directors may exercise all the powers of S&N Group to borrow money, and to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and, subject to the provisions of the Companies Act 1985 and S&N Group’s articles of association to issue debentures, debenture stock, and other securities whether outright or as security for any debt, liability or obligation of S&N Group or of any third party.

The S&N Group directors shall restrict the borrowings of S&N Group and exercise all voting and other rights or powers of control exercisable by S&N Group in relation to its subsidiaries (if any) so as to secure (so far, as regards subsidiaries, as by such exercise they can secure) that the aggregate amounts for the time being remaining undischarged of all moneys borrowed by and for the time being owing to persons outside S&N Group and its subsidiaries (or, after the settlement date of the exchange offers, S&N Group) shall not at any time, exceed (a) (at any time on or prior the settlement date of the exchange offers) the amount permitted pursuant to S&N Group’s articles of association; or (b) (at any time after the settlement date of the exchange offers) a sum equal to two and one half times the aggregate of:

•	the nominal amount of the share capital of S&N Group for the time being issued and paid up; and

•	the total of the consolidated reserves of S&N Group (including any share premium account, capital redemption reserve and profit and loss account but not including any sums set aside for taxation) all as shown in the then latest audited consolidated balance sheet of the combined group as determined in accordance with historic accounting principles but after:

•	making such adjustments as may be necessary in respect of any variation in the amount of such share capital, share premium account or capital redemption reserve since the date of such latest audited consolidated balance sheet;

•	deducting (to the extent included):

•	any amounts distributed or proposed to be distributed by S&N Group out of the profits earned prior to the date of such balance sheet declared, recommended or made since that date (but not provided in such latest audited consolidated balance sheet);

•	any amount attributable to non-combined group shareholders in subsidiaries of S&N Group in respect of such subsidiaries; and

•	any debit balance on the combined profit and loss account;

•	adding back any goodwill on the acquisition of businesses that has been previously set off against such reserves to the extent that the businesses have not been discontinued or disposed of and after deducting any permanent decrease in the value of these businesses;

•	making such adjustments (if any) as the auditors may consider appropriate; and

•	deducting (to the extent not already deducted) any debit balance on the combined group profit and loss account.

For the purpose of the foregoing limit the “aggregate amounts” of “moneys borrowed” shall be reduced by cash and current asset investments and shall be deemed to include the following except in so far as otherwise taken into account (together in each case with any fixed or minimum premium payable on final repayment):

•	the principal amount for the time being owing (other than to a member of the combined group) in respect of any debenture, whether secured or unsecured, issued by a member of the combined group in whole or in part for cash or otherwise;

•	the principal amount raised by any member of the combined group by acceptances or under any acceptance credit opened on its behalf by any bank or accepted house other than acceptances relating to the purchase or sale of goods in the ordinary course of trading and outstanding for not more than ninety days;

•	the nominal amount of any share capital and the principal amount of any moneys borrowed or other indebtedness the redemption or repayment of which is guaranteed or secured or is the subject of an indemnity given by any member of the combined group and the beneficial interest in the redemption or repayment of which is not owned within the combined group; and

•	the nominal amount of any share capital (not being equity share capital which as regards capital has rights no more favorable than those attached to its ordinary share capital) of any subsidiary of S&N Group owned otherwise than by other members of the combined group;

but “moneys borrowed” shall not include and shall be deemed not to include:

•	amounts borrowed for the purpose of repaying (with or without premium) any moneys borrowed by any member of the combined group then outstanding and so to be applied within six months of being so borrowed, pending their application for such purpose within such period; and

•	the proportion of the excess outside borrowing of a partly owned subsidiary which corresponds to the proportion of its equity share capital owned otherwise than by members of the combined group and so that, for this purpose, the expression “excess outside borrowing” shall mean so much of the borrowings of such partly owned subsidiary otherwise than from members of the combined group as exceeds the amounts (if any) borrowed from it by other members of the combined group.

No lender or other person dealing with S&N Group or any of its subsidiaries shall be concerned to see or inquire whether the said is observed and no debt incurred or security given in excess of such limit shall be invalid or ineffectual except in the case of express notice to the lender or the recipient of the security at the time when the debt was incurred or security given that the said limit has been or would thereby be exceeded.

Dividends

Under English law, dividends are payable on S&N Group’s ordinary shares only out of profits available for distribution, as determined in accordance with accounting principles generally accepted in the United Kingdom and by the Companies Act 1985. Holders of S&N Group’s ordinary shares are entitled to receive such dividends as may be declared by the shareholders in general meeting, ratable according to the amounts paid up on such shares, provided that the dividend cannot exceed the amount recommended by the directors. S&N Group’s ordinary shares include beneficial interests in the common access shares held by the S&N Trust which are indivisible from the ordinary shares of S&N Group. These beneficial interests will enable S&N Group shareholders to elect to receive dividends from S&N (which is, and will be, tax resident in the United Kingdom) rather than from S&N Group (which is, and will be, tax resident in Switzerland) in respect of their S&N Group shares. See “DESCRIPTION OF COMMON ACCESS SHARES AND BENEFICIAL INTERESTS.”

Subject to applicable law, the S&N Group’s directors may pay interim dividends if they appear to S&N Group’s directors that they are justified by the profits of S&N Group available for distribution. If the share capital is divided into different classes of shares S&N Group’s directors may pay interim dividends on shares which confer deferred or non-preferred rights with regard to dividends as well as on shares which confer preference rights with regard to dividend, but no interim dividend should be paid on shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears. S&N Group’s directors may also pay at intervals settled by them any dividend payable at a fixed rate if it appears to them that the profits available for distribution justify the payment.

S&N Group’s directors may deduct from dividend or other moneys payable on or in respect of an S&N Group share all sums of money (if any) presently payable by the holder thereof to S&N Group on account of calls or otherwise in relation to shares of S&N Group.

No dividend or other moneys payable in respect of an S&N Group share should pay interest as against S&N Group unless otherwise provided by the rights attached to that S&N Group share. All unclaimed dividends may be retained by S&N Group or invested or made use of by S&N Group as S&N Group’s directors think fit until they are claimed and so that S&N Group shall not be obliged to account for any interest or other income derived from them nor shall it be constituted a trustee in respect of them or be responsible for any loss thereby arising. Any interest on profits earned on unclaimed dividends invested or otherwise made use of shall belong to S&N Group. Any dividend which has remained unclaimed for 12 years from the date when it became due for payment shall be forfeited and cease to remain owing by S&N Group.

Any dividend or other monies payable in respect of an S&N Group share may be paid:

•	in cash;

•	by check or warrant in such circumstances as outlined by S&N Group’s articles of association;

•	by bank transfer; or

•	by such other method of payment approved by S&N Group’s directors as the person or persons entitled to the money may in writing agree to.

Any general meeting declaring a dividend may, upon a recommendation of S&N Group’s directors, direct payment or satisfaction of such dividend wholly or in part by the distribution of specific assets and in particular of fully paid shares or debentures of any other company, and S&N Group’s directors shall give effect to such direction.

S&N Group’s directors may, with the approval of an ordinary resolution of S&N Group, offer the holders of the S&N Group shares the right to elect to receive S&N Group shares, credited as fully paid, instead of cash in respect of the whole (or some part, as to be determined by S&N Group’s directors) of such dividend or dividends as specified by such resolution subject to certain provisions outlined in S&N Group’s articles of association.

If several persons are entered in the register as joint holders of any S&N Group shares or are jointly entitled to an S&N Group share, any one of them may give receipts for any dividend or other moneys payable in respect of the S&N Group share and S&N Group’s directors may deduct from the dividends or other moneys payable in respect of any S&N Group share held jointly by several persons all sums of money (if any) presently payable to S&N Group from any one or more of the registered holders on account of calls or otherwise in relation to shares in S&N Group held in the joint names of all (but not to some only) of such registered holders.

Alteration of Capital

S&N Group may by ordinary resolution (subject to applicable law and the provisions of its articles of association):

•	increase its share capital by new shares of such amount as the resolution prescribes;

•	consolidate and divide all or any of its share capital into shares of larger amounts than its existing shares;

•	sub-divide its shares, or any of them, into shares of smaller amounts and the resolution may determine that, as between the shares resulting from the sub-division, any of them may have any preference or advantage or deferred rights or be subject to any restrictions as compared with the others; and

•	cancel or reduce the unknown value of shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amounts of the shares so cancelled or the amount of the reduction.

S&N Group may, subject to applicable law and the provisions of its articles of association, by special resolution, reduce its share capital, any capital redemption reserve and any share premium account or other undistributable reserve in any way.

S&N Group may, subject to applicable law and the provisions of its articles of association, purchase its own shares (including any redeemable shares) and any shares to be so purchased may (subject to any resolution of S&N Group in general meeting) be selected by the directors of S&N Group in any manner.

Subject to applicable law and to any resolution of S&N Group in general meeting, all unissued shares of S&N Group shall be at the disposal of the directors of S&N Group which may allot, grant options over or otherwise dispose of them to such persons, on such terms and at such times as they may think fit.

Subject to applicable law, shares may be issued which are to be redeemed or liable to be redeemed at the option of S&N Group or the holder on such terms and in such manner as may be provided for or in accordance with S&N Group’s articles of association.

Transfer of S&N Group Shares

A share held in certificated form may be transferred by an instrument of transfer in any usual form or in any other form which the directors of S&N Group may approve. A share held in uncertificated form may be transferred by means of a relevant system.

The directors of S&N Group may, in the case of shares held in certificated form, in their absolute discretion refuse to register the transfer of a share which is not fully paid but shall not be bound to specify the grounds upon which such registration is refused provided that, where any such shares are admitted to the Official List of the UK Listing Authority, such discretion may not be exercised in such a way as to prevent dealings in the shares of that class from taking place on an open and proper basis.

The directors of S&N Group may also refuse to register a transfer of shares held in certificated form unless the instrument of transfer is:

•	duly stamped or duly certified or otherwise shown to the satisfaction of the directors of S&N Group to be exempt from stamp duty, lodged at the placed where S&N Group’s issued register of members is situated, or at such other places the directors of S&N Group may appoint (save in the case of a transfer by a person to whom no certificate was issued in respect of the shares in question) accompanied by the certificate for the shares to which it relates, and such other evidence as the directors of S&N Group may reasonably require to show the right of the transferor to make the transfer and, if the instrument of transfer is executed by some other person on his behalf, the authority of that person so to do;

•	in respect of only one class of share; and

•	in favor of not more than four transferees.

If the directors of S&N Group refuse to register a transfer of shares held in certificated form, they shall within two months after the date on which the transfer was lodged with S&N Group send to the transferee notice of the refusal.

Subject to applicable law, the registration of transfers of shares or of transfers of any class of shares may be suspended and the register closed at such times and for such periods (not exceeding 30 days in any calendar year) as the directors of S&N Group may determine.

No fee shall be charged for the registration of any instrument of transfer or other document relating to or affecting the title to any share or for making any entry in the register of members of S&N Group affecting the title to any shares.

For all purposes of S&N Group’s articles of association relating to the registration of transfers of shares, the renunciation of the allotment of any share by the allottee in favor of some other person shall be deemed to be a transfer and the directors of S&N Group shall have the same powers of refusing to give effect to such a renunciation as if it were a transfer.

Voting Rights

Voting at any general meeting of S&N Group shareholders is by a show of hands unless a poll, which is a written vote, is duly demanded. On a show of hands, every shareholder who is present in person or by proxy at a general meeting has one vote regardless of the number of shares held. On a poll, every shareholder who is present in person or by proxy has one vote for every share held by that shareholder. A poll may be demanded by any of the following:

•	the chairman of the meeting;

•	at least five shareholders entitled to vote at the meeting;

•	any shareholder or shareholders representing in the aggregate not less than one-tenth of the total voting rights of all shareholders entitled to vote at the meeting; or

•	any shareholder or shareholders holding shares conferring a right to vote at the meeting on which there have been paid-up sums in aggregate equal to not less than one-tenth of the total sum paid up on all the shares conferring that right.

A proxy form will be treated as giving the proxy the authority to demand a poll, or to join others in demanding one.

The necessary quorum for a general meeting is two shareholders present in person carrying a right to vote upon the business to be transacted.

Matters are transacted at general meetings of S&N Group by the processing and passing of resolutions of which there are three kinds:

•	an ordinary resolution, which includes resolutions for the election of directors, the approval of financial statements, the cumulative annual payment of dividends, the appointment of auditors, the increase of authorized share capital or the grant of authority to allot shares;

•	a special resolution, which includes resolutions amending S&N Group’s Memorandum and Articles of Association, disapplying statutory preemption rights or changing S&N Group’s name; and

•	an extraordinary resolution, which includes resolutions modifying the rights of any class of S&N Group’s shares at a meeting of the holders of such class or relating to certain matters concerning S&N Group’s winding up.

An ordinary resolution requires the affirmative vote of a majority of the votes of those persons voting at a meeting at which there is a quorum.

Special and extraordinary resolutions require the affirmative vote of not less than three-fourths of the persons voting at a meeting at which there is a quorum.

In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting is entitled to cast the deciding vote in addition to any other vote he may have.

Annual general meetings must be convened upon advance written notice of 21 days. Other meetings must be convened upon advance written notice of 21 days for the passing of a special resolution and 14 days for any other resolution, depending on the nature of the business to be transacted. The days of delivery or receipt of notice are not included. The notice must specify the nature of the business to be transacted. Meetings are convened by S&N Group’s board of directors. Members with 10% of the ordinary share capital of S&N Group may requisition the S&N Group board of directors to convene a meeting.

Variation of Rights

If, at any time, S&N Group’s share capital is divided into different classes of shares, the rights attached to any class may be varied, subject to the provisions of the Companies Act 1985, with the consent in writing of holders of three-fourths in value of the shares of that class or upon the adoption of an extraordinary resolution passed at a separate meeting of the holders of the shares of that class. At every such separate meeting, all of the provisions of the articles of association relating to proceedings at an extraordinary general meeting apply, except that the quorum is to be the number of persons (which must be two or more) who hold or represent by proxy not less than one-third in nominal value of the issued shares of the class and at any such meeting a poll may be demanded in writing by any five persons who hold or represent by proxy not less than one fortieth of the nominal value of the shares of that class.

Rights in a Winding-Up

Except as S&N Group’s shareholders have agreed or may otherwise agree, upon S&N Group’s winding up, the balance of assets available for distribution:

•	after the payment of all creditors including certain preferential creditors, whether statutorily preferred creditors or normal creditors; and

•	subject to any special rights attaching to any other class of shares;

is to be distributed amongst the holders of S&N Group’s ordinary shares according to the amounts paid-up on the shares held by them. This distribution is generally to be made in cash. A liquidator may, however, upon the adoption of any extraordinary resolution of S&N Group’s shareholders and any other sanction required by law, divide among the shareholders the whole or any part of S&N Group’s assets in kind.

Limitations on Voting and Shareholding

There are no limitations imposed by English law or S&N Group’s Memorandum and Articles of Association on the right of non-residents or foreign persons to hold or vote S&N Group’s shares or ADSs, other than the limitations that would generally apply to all of S&N Group’s shareholders.

DESCRIPTION OF COMMON ACCESS SHARES AND

BENEFICIAL INTERESTS

In the S&N reorganization, for each outstanding ordinary share of S&N, S&N shareholders will receive one ordinary share of S&N Group, which will confer on such shareholder a beneficial interest in one common access share of S&N, legal title to which will be registered at all times in the name of Smith & Nephew Trustee Limited, the trustee for the S&N Trust. The common access shares will be held by Smith & Nephew Trustee Limited on bare trust for S&N Group shareholders. The S&N Group articles of association state that each S&N Group shareholder shall have the right to a beneficial interest in one fully-paid common access share per S&N Group share held. Upon the issue by S&N Group of any additional S&N Group shares, S&N Group will procure the issue to the S&N Trust of an equal number of fully-paid common access shares.

In the following description of the common access shares, the following terms shall have the meanings set forth below:

“Access Shares” means the common access shares and, following the Consolidation, the Consolidation Shares.

“Access Trust” means the trust declared by the Trustee pursuant to a trust deed, whereby the Trustee holds the Access Shares on bare trust for the S&N Group shareholders;

“Consolidated Shares” means the issued common access share(s) in the capital of S&N arising from the Consolidation (if any);

“Consolidation” means such action as may be taken by S&N to consolidate the common access shares into one or more shares, having the rights set out in the S&N Articles;

“Dividend Beneficiary” means in relation to a particular dividend a holder of S&N Group shares who has made (or shall be deemed to have made) a Valid Dividend Election which is existing as of the close of business on the record date for that dividend;

“Elected Shares” means as in regards to a particular S&N Group shareholder and in relation to a particular dividend proposed to be declared by S&N Group (or, in the case of a Total Election Condition existing, a particular dividend announced by S&N Group as being payable by S&N) that number of common access shares equal to the number of S&N Group shares in respect of which that S&N Group shareholder has made Valid Dividend Elections which exist (or which are deemed to exist) as of the close of business on the record date for that particular dividend;

“Issue Price” means, in respect of a share in the capital of a company, the aggregate of the amount paid up (or credited as paid up) in respect of the nominal value thereof;

“S&N Group Related Dividend”—A dividend declared by S&N Group is an S&N Group Related Dividend in respect of a dividend declared on the Elected Shares to the extent that the dividend declared on the S&N Group shares is a cash dividend:

•	in the case of a final dividend on the S&N Group shares for any fiscal year, at a general meeting of S&N Group (convened for the purpose of approving the final dividend on the S&N Group shares) notice of which is announced or issued within 30 days of the date of declaration of the dividend on the Elected Shares; or

•	in the case of an interim dividend on the S&N Group shares, where an announcement by S&N Group specifying the date for the payment of the interim dividend is issued within 30 days of the date of declaration of the dividend on the Elected Shares, and a dividend shall be deemed to have been declared by S&N notwithstanding that such declaration may be expressed to be conditional upon a dividend being declared on the S&N Group shares.

“S&N Related Dividend”—A dividend declared by S&N is an S&N Related Dividend in respect of a dividend declared on the S&N Group shares if it is declared on the Access Shares:

•	in the case of a final dividend on the S&N Group shares for any fiscal year, at a general meeting or board meeting of S&N (convened for the purpose of approving the final dividend on the S&N Group shares), held not earlier than 30 days prior to the date upon which S&N Group announces a date upon which a general meeting of S&N Group is to be held; or

•	in the case of an interim dividend on the S&N Group shares, at a general meeting or board meeting of S&N held not earlier than 30 days prior to the date upon which S&N Group announces an interim dividend on the S&N Group shares, and a dividend shall be deemed to have been declared by S&N notwithstanding that such declaration may be expressed to be conditional upon a dividend being declared on the S&N Group shares.

“Swiss Clearing System” means SIS SegaIntersettle AG or any of its successors in title, or any other Swiss clearing system as the directors of S&N Group may from time to time identify;

“Total Election Condition”—A Total Election Condition shall exist as regards any particular dividend which would otherwise have been declared and paid by S&N Group if at the close of business on the record date for that dividend Valid Dividend Elections have been made (or deemed to have been made) in respect of all S&N Group shares then in issue;

“Trustee” means Smith & Nephew Trustee Limited, a wholly-owned subsidiary of Smith & Nephew Group, or such other trustee or trustees from time to time of the Access Trust;

“Valid Dividend Election”—An S&N Group shareholder shall have made (and be deemed to have made) a Valid Dividend Election in respect of a particular dividend if at the close of business on the record date for that dividend:

•	his address in the register is an address outside Switzerland (and his S&N Group shares are not held through a Swiss Clearing System) and he has not given written notice to S&N Group electing to receive dividends on all or any of his S&N Group shares from S&N Group; or

•	his address in the register is an address in Switzerland or he holds his S&N Group shares through a Swiss Clearing System and he has given (and not withdrawn in writing) written notice to S&N Group electing to receive dividends in respect of all or any of his S&N Group shares from S&N Group;

provided that a Valid Dividend Election shall have not been made (or shall be deemed not to have been made):

•	in respect of a dividend (or the relevant part thereof) where the particular shareholder elects or has elected (but only to the extent of such election) to receive a scrip dividend in lieu of any cash dividend;

•	in respect of a dividend (or the relevant part thereof) which is not paid in cash; or

•	if at the close of business on the record date for the dividend S&N is no longer (directly or indirectly) a subsidiary of S&N Group.

The common access shares will enable S&N Group shareholders to receive dividends from S&N (which is, and will be, tax resident in the United Kingdom) rather than from S&N Group (which is, and will be, tax resident in Switzerland) in respect of their S&N Group shares. Were S&N Group shareholders (other than those resident in Switzerland) to receive dividends from S&N Group, they would, under current Swiss tax laws, incur a withholding tax of 35% (however, under domestic law, Swiss tax residents may obtain a refund or tax credit in the full amount of the withholding tax; for non-residents, some relief may be granted under the terms of double taxation treaties). The S&N Group board of directors may, from time to time, in respect of any dividend, resolve to suspend the operation of the dividend access arrangements of the common access share structure, in which event all dividends would be paid by S&N Group. The beneficial interest in the common access shares held by the S&N Trust will be included in, and indivisible from, the S&N Group shares to which they are attached and S&N Group shareholders will not be entitled to call for the S&N Trust to transfer legal title to any of the common access shares to them. An Access Share does not entitle the holder to receive notice of or to attend or vote at any general meeting of S&N.

S&N Group shareholders with an address on the register of members of S&N Group outside Switzerland (other than those who hold their S&N Group shares through a Swiss Clearing System) will be deemed to have made an election to receive dividends from S&N and therefore they will not need to take any action in order to receive dividends from S&N. Those S&N Group shareholders with an address on the register outside Switzerland who wish to receive dividends from S&N Group rather than from S&N, will need to give S&N Group written notice thereof. S&N Group shareholders with an address on the register in Switzerland (or those who hold their S&N Group shares through a Swiss Clearing System) will, in order to receive dividends from S&N as opposed to dividends from S&N Group, need to give S&N Group written notice thereof. A form pursuant to which shareholders can give written notice to S&N Group of either such election will be available from S&N Group. Shareholders are advised to seek independent financial and taxation advice before deciding whether to make either such election.

All S&N Group shares represented by S&N Group ADSs will be deemed to have made an election to receive dividends from S&N, which election cannot be changed by the holders of the S&N ADSs representing such shares. Consequently, holders of S&N Group ADSs will receive dividends related to those S&N Group ADSs from S&N rather than from S&N Group.

The S&N Group directors shall, prior to the declaration and payment of any dividend to be paid on the S&N Group shares, resolve whether or not the dividend access mechanics for common access shares shall apply. In default of such resolution in respect of any such declaration and payment of a dividend, the provisions shall be deemed to apply to the declaration and payment of that dividend.

Unless a Total Election Condition exists, in the event an S&N Related Dividend has been declared (whether or not conditionally) by S&N, no dividend will be declared upon those S&N Group shares in respect of which a Valid Dividend Election shall be existing as of the close of business on the record date for that dividend.

Subject to a Total Election Condition existing or S&N Group having validly declared or declaring an S&N Group Related Dividend, and subject to the directors of S&N Group not having exercised their power under the articles of association of S&N Group to suspend the dividend access arrangements, the Elected Shares shall confer upon the holders thereof the right to receive a dividend per Elected Share equal to the amount specified by the board of S&N. The dividend shall be paid in cash. Unless a Total Election Condition exists, each resolution of the board of S&N to declare or approve a dividend on the Access Shares shall state that the declaration or approval of that dividend is conditional upon S&N Group declaring or having declared an S&N Group Related Dividend.

In the event of a winding up of S&N or other return of capital, the assets of S&N available for distribution to holders remaining after payment of all other debts and liabilities of S&N (and of costs, charges and expenses of any such winding up) shall be applied (subject to the rights of any class of preference share then in issue) in the following manner and order of priority:

•	first, in paying to the holders of the Access Shares all unpaid arrears and accruals of any dividend on the common access shares;

•	second, in paying to holders of the Access Shares the Issue Price of such shares;

•	third, in paying to holders of ordinary shares in S&N all unpaid arrears and accruals of any dividend declared thereon;

•	fourth, in paying to holders of ordinary shares in S&N the Issue Price of such shares together with any premium thereon;

•	fifth, in distributing to the holders of the Access Shares an amount equal in aggregate to five percent (subject to adjustment) of the remaining assets of S&N available for distribution; and

•	finally, in distributing the balance among holders of ordinary shares in S&N.

The Trustee shall upon receipt, whether directly or indirectly, of any cash dividend declared by S&N in respect of Elected Shares, distribute or procure the distribution of the same (subject to any deduction or withholding required by law) to the Dividend Beneficiaries in respect of that cash dividend, each such Dividend Beneficiary to be entitled, subject as hereinafter provided, to receive an amount (the “Relevant Amount”) equal to A/B where A is equal to the number of Elected Shares of that Dividend Beneficiary at the close of business on the record date for the relevant dividend and B is equal to the aggregate number of Elected Shares of the Dividend Beneficiaries at the close of business on the record date for the relevant dividend; provided, that the proportions shall be adjusted accordingly by the Trustee if any S&N Group shares held by a Dividend Beneficiary are not fully paid as of the close of business on the record date for the relevant dividend.

Any distribution to the Dividend Beneficiaries is, where relevant, to be made on the same day, or as nearly as practicable, as the date upon which the S&N Group Related Dividend is payable to the holder of such S&N Group shares.

The Trustee shall hold any dividend (subject to any deduction or withholding required by law) unclaimed by a Dividend Beneficiary on bare trust for the relevant Dividend Beneficiary. To the extent that such unclaimed dividend shall accrue any interest, such interest shall be held by the Trustee on bare trust for the Dividend Beneficiary and upon the dividend being claimed any such interest shall be paid (less any reasonable costs incurred by the Trustee in retaining such dividend and making efforts to discover the whereabouts of the Dividend Beneficiary) to the relevant Dividend Beneficiary together with the dividend. Any dividend which has remained unclaimed for 12 years from the date when it became due for payment shall be forfeited and cease to remain owing to the Dividend Beneficiary and shall be payable (together with any accrued interest) to S&N.

If any Dividend Beneficiary elects, or has elected to participate in any share dividend or distribution reinvestment plan of S&N Group, the Trustee shall, instead of distributing the Relevant Amount (or the relevant part thereof) to that Dividend Beneficiary, apply the same on behalf of such Dividend Beneficiary in subscribing for S&N Group shares payable in full or by installments or in paying up in full or by installments any unpaid or partly paid S&N Group shares held by such Dividend Beneficiary on the terms of any such plan or otherwise make such arrangements as are necessary for the purposes of enabling a Dividend Beneficiary who so elects to participate in any such share dividend or distribution reinvestment plan made by S&N Group for the benefit of holders of its shares.

If the Trustee receives, whether directly or indirectly, any distribution of assets from S&N in respect of the entitlement of Access Shares to funds on a liquidation of S&N, the Trustee shall distribute or procure the distribution of the same to the S&N Group shareholders as of the date of liquidation (as determined by the Trustee), each S&N Group shareholder being entitled, subject as hereinafter provided, to a proportionate share in the assets equal to A/B, where A is equal to the number of S&N Group shares registered in the name of that S&N Group shareholder as of the date of liquidation (as so determined by the Trustee) and B is equal to the aggregate number of S&N Group shares in issue at the date of liquidation (as so determined by the Trustee); provided, that the proportions shall be adjusted accordingly by the Trustee if any S&N Group shares held by a shareholder are not fully paid as of the date of liquidation (as so determined by the Trustee).

Pursuant to the terms of a deed of consultation made between S&N Group and S&N, the parties have agreed not to announce a dividend or the intention to pay a dividend unless S&N has sufficient distributable reserves to pay that proportion of the aggregate dividend (which would otherwise have been paid by S&N Group) which represents the proportionate share of those holders of S&N Group shares who have elected (or are deemed to have elected) to receive dividends from S&N.

The following is simplified illustration of the S&N Trust and the common access share structure:

DESCRIPTION OF

S&N GROUP AMERICAN DEPOSITARY SHARES

The Bank of New York, as depositary, will execute and deliver the S&N Group ADRs. ADRs are American Depositary Receipts. Each ADR is a certificate evidencing a specific number of American Depositary Shares, also referred to as ADSs. Each S&N Group ADS will represent ten S&N Group shares (or a right to receive ten S&N Group shares) deposited with the London office of The Bank of New York, currently located at One Canada Square London E14 5AL, England, as custodian for the depositary. Each S&N Group ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office is located at 101 Barclay Street, New York, New York 10286. The depositary’s principal executive office is located at One Wall Street, New York, New York 10286.

You may hold S&N Group ADSs either directly (by having an S&N Group ADR registered in your name) or indirectly through your broker or other financial institution. If you hold S&N Group ADSs directly, you are an S&N Group ADR holder. This description assumes you hold your S&N Group ADSs directly. If you hold S&N Group ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of S&N Group ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Because the depositary will actually hold the S&N Group shares underlying the S&N Group ADSs, you must rely on it to exercise the rights of an S&N Group shareholder. The obligations of S&N Group and the depositary are set out in a deposit agreement among S&N Group, S&N, the depositary and S&N Group ADR holders. The deposit agreement and the S&N Group ADRs are governed by New York law.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of S&N Group ADR which are filed as exhibits to the Registration Statement of which this prospectus is part. Instructions on how to obtain copies of these documents are described under “WHERE YOU CAN FIND MORE INFORMATION.”

Share Dividends And Other Distributions

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares your S&N Group ADRs represent. All S&N Group shares represented by S&N Group ADSs will be deemed to have made an election to receive dividends from S&N, which election will not be able to be changed by the holders of the S&N ADSs representing such shares. Consequently, holders of S&N Group ADSs will receive dividends related to those ADSs from S&N rather than from S&N Group. See “DESCRIPTION OF COMMON ACCESS SHARES AND BENEFICIAL INTERESTS.”

Cash.    The depositary will convert, as promptly as practicable, any cash dividend or other cash distribution S&N Group and/or S&N pays on the S&N Group shares underlying the S&N Group ADSs into US dollars, if it can do so on a reasonable basis and can transfer the US dollars to the United States. If that is not possible or if any approval from any government is needed and can not be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those S&N Group ADR holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the S&N Group ADR holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest on such amounts held by it.

Before making a distribution, any withholding taxes that must be paid will be deducted. See “TAX CONSEQUENCES.” The depositary will distribute only whole US dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Shares.    The depositary may distribute new S&N Group ADRs representing any S&N Group shares S&N Group may distribute as a dividend or free distribution, if S&N Group furnishes it promptly with satisfactory evidence that it is legal to do so. The depositary will only distribute whole S&N Group ADRs. The depositary will sell S&N Group shares which would require it to distribute a fractional S&N Group ADR and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional S&N Group ADRs, each S&N Group ADR will also represent the new shares.

Rights to purchase additional shares.    If S&N Group offers holders of its securities any rights to subscribe for additional shares or any other rights, the depositary, after consultation with S&N Group, may make these rights available to you. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way it distributes cash. If the depositary cannot either make such rights available or otherwise dispose of such rights, it will allow those rights to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and deliver S&N Group ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

US securities laws may restrict transfers and cancellation of the S&N Group ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these S&N Group ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the S&N Group ADRs described in this section except for changes needed to put the necessary restrictions in place.

Other Distributions.    The depositary will send to you anything else S&N Group distributes on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary, after consultation with S&N Group, may decide to sell what S&N Group distributed and distribute the net proceeds in the same way it distributes cash. Alternatively, the depositary may decide to hold what S&N Group distributed, in which case the S&N Group ADRs will also represent the newly distributed property.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any S&N Group ADR holders. S&N Group has no obligation to register S&N Group ADRs, shares, rights or other securities under the Securities Act. S&N Group also has no obligation to take any other action to permit the distribution of S&N Group ADRs, shares, rights or anything else to S&N Group ADR holders. This means that you may not receive the distribution S&N Group makes on its shares, or any value for them, if it is illegal or impractical for the depositary to make them available to you.

Deposit, Withdrawal and Cancellation

The depositary will deliver S&N Group ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of S&N Group ADSs in the names you request and will deliver the S&N Group ADRs at its corporate trust office to the persons you request.

You may turn in your S&N Group ADRs at the depositary’s corporate trust office. Upon payment of its fees, expenses and any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares, and any other deposited securities underlying the S&N Group ADRs, to you or a person you designate at the office of the custodian. Alternatively, at your request, risk and expense, the depositary will direct the custodian to forward any cash or other property (other than rights) to the depositary for delivery at its corporate trust office, if feasible.

Voting Rights

You may instruct the depositary to vote the shares underlying your S&N Group ADRs, but only if S&N Group instructs the depositary in writing to ask for your instructions. Otherwise, you won’t be able to exercise your right to vote unless you withdraw the shares underlying your S&N Group ADRs. However, there can be no assurance that you will receive notice with sufficient time to withdraw the shares.

If S&N Group asks for your instructions, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will both describe the matters to be voted on and explain how you, on a certain date, may instruct the depositary to vote the shares or other deposited securities underlying your S&N Group ADRs as you direct. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, insofar as practicable, and subject to applicable law and the provisions of S&N Group’s articles of association, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. However, if the depositary does not receive voting instructions from you by the specified date, it will consider you to have authorized and directed it to give a discretionary proxy to a person designated by S&N Group to vote the number of deposited securities represented by your S&N Group ADSs.

S&N Group cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as your requested.

Charges of Depositary

Persons depositing shares or S&N Group ADR holders must pay:	For:

$5.00 (or less) per 100 S&N Group ADSs (or portion of 100 S&N Group ADSs)

•      Issuance of S&N Group ADSs, including issuances resulting from a distribution of shares or rights or other property; or

•      cancellation of S&N Group ADSs for the purpose of withdrawal, including if the deposit agreement terminates.

$.02 (or less) per S&N Group ADS	• Any cash distribution to you, other than distribution of cash dividends.

A fee equivalent to the fee that would be payable if securities distributed to you had been S&N Group shares and such shares had been deposited for issuance of S&N Group ADSs	• Distribution of the proceeds of the sale of certain securities or rights to holders of deposited securities.

Registration or transfer fees	• Registration of transfers of shares on our share register, including transfers to or from the name of the depositary or its agents when you deposit or withdraw shares.

Expenses of the depositary	• Cable, telex and facsimile transmissions; or • conversion of foreign currency.

Taxes and other governmental charges the depositary or the custodian have to pay on any S&N Group ADR or share underlying an S&N Group ADR, including for example, stock transfer taxes, stamp duty or withholding taxes

• As incurred by the depositary or custodian.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your S&N Group ADRs or on the deposited securities underlying your S&N Group ADRs. The depositary may refuse to transfer your S&N Group ADRs or allow you to withdraw the deposited securities underlying your S&N Group ADRs until such taxes or other charges are paid. It may apply payments owed to you, or sell deposited securities underlying your S&N Group ADRs, in order to pay any taxes owed and you will remain liable for any deficiency. If it sells deposited securities, it will, if appropriate, reduce the number of S&N Group ADRs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If S&N Group:

•	changes the nominal or par value of its shares;

•	reclassifies, splits up or consolidates any of the deposited securities;

•	distributes securities on the shares that are not distributed to you; or

•	recapitalizes, reorganizes, merges, liquidates, sells all or substantially all of its assets, or takes any similar action;

then the cash, shares or other securities received by the depositary will become deposited securities. Each S&N Group ADS will automatically represent its equal share of the new deposited securities unless additional S&N Group ADSs are issued. The depositary may, and will if S&N Group requests, ask you to surrender your outstanding S&N Group ADRs in exchange for new S&N Group ADRs, identifying the new deposited securities.

Amendment and Termination

S&N Group may agree with the depositary to amend the agreement and the S&N Group ADRs without your consent for any reason. If the amendment adds or increases fees or charges (except for taxes and other governmental charges or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or prejudices any substantial existing right of S&N Group ADR holders, it will only become effective 30 days after the depositary notifies you of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your S&N Group ADR, to consent to the amendment and to be bound by the S&N Group ADRs and the agreement as amended.

The depositary will terminate the agreement at S&N Group’s direction by mailing notice of termination to the S&N Group ADR holders at least 30 days prior to the date fixed in the notice of termination. The depositary may also terminate the agreement if the depositary has told S&N Group that it would like to resign and S&N Group has not appointed a new depositary bank within 90 days.

After termination, the depositary and its agents will be required to do only the following under the agreement:

•	collect distributions on the deposited securities; and

•	deliver shares and other deposited securities upon cancellation of S&N Group ADRs.

At any time after the expiration of one year from the date of termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the proceeds of the sale, as well as any other cash it is holding under the agreement for the pro rata benefit of the S&N Group ADR holders that have not surrendered their S&N Group ADRs. It will not invest the money and will have no liability for interest. The depositary’s only obligations will be to account for the proceeds of the sale and other cash. After termination, S&N Group’s only obligations will be with respect to indemnification and to pay certain amounts to the depositary.

Limitations on Obligations and Liability to S&N Group ADR Holders

The deposit agreement expressly limits the obligations of S&N Group and the depositary, and it limits the liability of S&N Group and the depositary. S&N Group and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence and to act in good faith in the performance of such duties;

•	are not liable if either is prevented or delayed by law or circumstances beyond their control from performing their obligations under the deposit agreement;

•	are not liable if either exercises discretion permitted under the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the S&N Group ADRs or the agreement on your behalf or on behalf of any other party;

•	may rely on advice of or information from legal counsel, accountants, and persons depositing preferred shares, any registered holder or any other person believed by it in good faith to be competent to give such advice or information; and

•	may rely upon any documents believed to be genuine and to have been signed or presented by the proper party.

In the agreement, S&N Group and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will issue or register transfer of an S&N Group ADR, make a distribution on an S&N Group ADR, or withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the agreement, including presentation of transfer documents.

The depositary may refuse to deliver, transfer, or register transfers of S&N Group ADRs generally when our books or the books of the depositary are closed, or at any time S&N Group or the depositary thinks it advisable to do so.

You have the right to cancel your S&N Group ADRs and withdraw the underlying shares at any time subject only to:

•	temporary delays caused by the closing of the depositary’s or S&N Group’s transfer books or the deposit of shares in connection with voting at a shareholders meeting, or the payment of dividends;

•	payment of the applicable fees, taxes and similar charges; or

•	compliance with any laws or governmental regulations applicable to S&N Group ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the agreement.

Pre-Release of S&N Group ADRs

In certain circumstances, subject to the provisions of the deposit agreement, the depositary may issue S&N Group ADRs before deposit of the underlying shares. This is called a pre-release of the S&N Group ADR. The depositary may also deliver shares upon cancellation of pre-released S&N Group ADRs (even if the S&N Group ADRs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive S&N Group ADRs instead of shares to close out a pre-release. The depositary may pre-release S&N Group ADRs only under the following conditions:

•	before or at the time of the pre-release, the person to whom the pre-release is being made must represent to the depositary in writing that it or its customer owns the shares or S&N Group ADRs to be deposited, it or its customer assigns all beneficial rights to the depositary and that it or its customer will not take any action that is inconsistent with the transfer of beneficial ownership other than in satisfaction of such pre-release;

•	the pre-release must be fully collateralized with cash or other collateral that the depositary considers appropriate; and

•	the depositary must be able to close out the pre-release on not more than five business days notice.

In addition, the depositary will limit the number of S&N Group ADRs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Disclosure of Interests

S&N Group, or the depositary at S&N Group’s direction, may request that you provide information as to the identity of any person(s) having a beneficial interest in the S&N Group ADRs held by you.

Ownership Restrictions

Under the terms of the deposit agreement, you, and any other beneficial owner of the S&N Group ADRs held by you, agree to be subject to any restrictions on share ownership under the organizational documents of S&N Group or under any applicable law, including English law, to the same extent as if you held the S&N Group shares underlying such S&N Group ADRs directly.

COMPARISON OF RIGHTS OF

CENTERPULSE SHAREHOLDERS AND S&N GROUP SHAREHOLDERS

The following is a summary comparison of material differences between the rights of a Centerpulse common shareholder and an S&N Group ordinary shareholder arising from the differences between the corporate laws of Switzerland and of England and Wales, the governing instruments of the respective companies and the securities laws and regulations governing these companies. As S&N Group will have dual primary listing on the Official List of the United Kingdom Listing Authority and on the New York Stock Exchange, S&N Group is also subject to various United States securities laws and regulations, some of which are referred to in this comparison. As Centerpulse has dual primary listing on the Swiss Exchange and on the New York Stock Exchange, Centerpulse is also subject to various United States securities laws and regulations, some of which are referred to in this comparison. This summary is not a complete description of the laws of Switzerland, England and Wales or the United States, the other rules, regulations or laws referred to in this summary, Centerpulse’s articles of association, Centerpulse’s organizational regulations or S&N Group’s Memorandum and Articles of Association. For information on obtaining the governing instruments of Centerpulse and S&N Group, please refer to “WHERE YOU CAN FIND MORE INFORMATION.” You are encouraged to obtain and read these documents.

For a description of the S&N Group shares and S&N Group ADSs and a discussion of the ways in which the rights of holders of S&N Group ADSs may differ from those of holders of S&N Group shares, please refer to “DESCRIPTION OF S&N GROUP SHARES” and “DESCRIPTION OF S&N GROUP AMERICAN DEPOSITARY SHARES.”

PROVISIONS APPLICABLE TO CENTERPULSE SHAREHOLDERS	PROVISIONS APPLICABLE TO S&N GROUP SHAREHOLDERS

VOTING RIGHTS

Pursuant to Centerpulse’s articles of association, each share entitles the holder to one vote. Therefore, the voting right of each shareholder is determined based on the number of shares held by each such shareholder.

Since the Centerpulse shares are registered shares, the voting rights may only be exercised by the holder of the shares as recorded in Centerpulse’s share register.

Centerpulse’s articles of association provide that Centerpulse’s board may enter Nominees (as defined below) into Centerpulse’s share register with voting rights for up to 3% of Centerpulse’s registered issued share capital. “Nominees” are persons who, in their request to be entered into Centerpulse’s share register, do not expressly declare that they have acquired and will hold the shares for their own account. Centerpulse’s board may enter a Nominee holding more than 3% of Centerpulse’s registered issued share capital as a shareholder with voting rights if such Nominee disclosed to Centerpulse the names, addresses, and beneficial holdings of persons for whose account it holds 0.5% or more of Centerpulse’s registered issued share capital.

Centerpulse’s articles of association provide for the possibility of a vote on a show of hands.

The votes must be cast in written or electronic form if demanded by (a) the chairman of the meeting or (b) a majority of the shareholders present at the meeting.

Under English law, a shareholder entitled to vote at a shareholders’ meeting is entitled to one vote on a show of hands regardless of the number of shares he holds. However, English law provides that any group of five ordinary shareholders (or a lower number if provided in the articles of association) or any shareholder or shareholders representing at least 10% of the ordinary shares has the statutory right to demand a vote by a poll, wherein each ordinary shareholder would be entitled to one vote for each ordinary share held by the shareholder.

S&N Group’s Memorandum and Articles of Association provide that:

1.      resolution will be conducted on a show of hands, unless a poll is demanded by:

(a)    the chairman of the meeting;

(b)    at least five members present in person or by proxy and entitled to vote at the meeting;

(c)    a member or members present in person or by proxy representing at least 10% of the voting rights of all members that have the right to vote at the meeting; or

(d)    any member or members present in person or by proxy holding shares conferring a right to vote at the meeting on which the aggregate sum paid up is equal to at least 10% of the total sum paid up on all the shares conferring the right; and

2.      proxies of members will be entitled:

(a)    to attend shareholders’ meetings; and

(b)    to vote on a poll (but not to speak, except to demand a poll).

Under Swiss law, proxies of shareholders are entitled to attend shareholders’ meetings and exercise all rights of the represented shareholders at such meeting.

Under Swiss law, ordinary resolutions must be approved by at least a majority of the shares represented at a meeting.

Resolutions regarding extraordinary matters exhaustively listed in the Swiss Code of Obligations (Art. 704) require the affirmative vote of at least two thirds of the votes represented and the absolute majority of the par value of the shares represented (since all Centerpulse shares have the same par value, this means that an affirmative vote of two thirds of the shares represented is required). Such extraordinary matters include:

1.      the change of a company purpose;

2.      the dissolution of a company without liquidation;

3.      the change of domicile of a company;

4.      the creation of shares with privileged voting rights;

5.      the creation of a restriction on the transferability of registered shares;

6.      an increase of capital, authorized or subject to a condition;

7.      qualified increases of a company’s capital; and

8.      the limitation or withdrawal of pre-emptive rights.

No quorum is required for the purposes of a general meeting.

Under English law, if a poll is demanded, the resolution conducted on a poll must be approved by holders of at least a majority of the votes cast at the meeting. Both special and extraordinary resolutions require the affirmative vote of at least 75% of the votes cast at the meeting to be approved.

S&N Group’s Memorandum and Articles of Association specify that any three persons who are entitled to attend and to vote constitute a quorum for purposes of a general meeting. With respect to adjournments of general meetings where a quorum is not present within 15 minutes of the appointed meeting time, one person entitled to attend and vote constitutes a quorum. Cumulative voting is not recognized under English law.

ACTION BY WRITTEN CONSENT

Under Swiss law, resolutions by written consent are not permitted.	Under English law, shareholders of a public company such as S&N Group are not permitted to pass resolutions by written consent.

SHAREHOLDER PROPOSALS AND SHAREHOLDER NOMINATION OF BOARD MEMBERS

Under Swiss law, one or more shareholders representing together at least 10% of the share capital may request the calling of a general meeting and items to be included in the agenda.

Shareholders representing shares with a par value of one million Swiss francs or more may request items to be included in the agenda. Also, a resolution of the general meeting may demand that another general meeting be held.

Pursuant to Centerpulse’s articles of association, the shareholders must deliver a request for the calling of a general meeting or for items to be included in the agenda at the company’s registered office at least two months before the (annual or extraordinary) general meeting to which it relates.

In general, resolutions to appoint directors are put to shareholders on the basis of one resolution for all nominated directors.

Under English law, shareholders may demand that a resolution be voted on at an annual general meeting if the demand is made:

1.      by shareholders holding at least 5% of the voting power of shares having a right to vote on the resolution; or

2.      by at least 100 shareholders holding shares on which there has been paid up an average sum, per shareholder, of at least £100.

The shareholders must deposit the demand at the company’s registered office at least six weeks before the annual general meeting to which it relates.

In general, resolutions to appoint directors must be put to shareholders on the basis of one resolution for each nominated director. A resolution including more than one director may be presented to be voted upon at a general meeting only if the shareholders have first unanimously approved so doing.

SOURCES AND PAYMENT OF DIVIDENDS

Dividends may only be paid out of the balance sheet profit or out of reserves created for this purpose. Payments out of the share capital are not allowed, and interest shall not be paid on the share capital. In this respect, the share capital includes share premiums, (i.e., the excess of the consideration for the issue of shares over the aggregate nominal share capital, if any).

Before dividends can be distributed, 5% of the annual profits must be allocated to the general reserve until it has reached 20% of the paid-in nominal share capital. The articles of association can provide for a higher general reserve or for the creation of further reserves setting forth their purpose and use. Centerpulse’s articles of association do not provide for such additional reserves.

The board of directors may propose that a dividend
be paid out, but can not resolve the dividend itself. Dividends require approval by the shareholders.

Subject to the prior rights of holders of preferred shares, an English company may pay dividends on its ordinary shares only out of its distributable profits, defined as accumulated, realised profits less accumulated, realised losses, and not out of share capital, which includes share premiums, which are equal to the excess of the consideration for the issue of shares over the aggregate nominal amount of such shares. Amounts credited to the share premium account, however, may be used to pay up unissued shares that may then be distributed to shareholders in proportion to their holdings.

In addition, under English law, S&N Group will not be permitted (1) to make a distribution if, at the time, the amount of its net assets is less than the aggregate of its issued and paid-up share capital and undistributable reserves or (2) to make a distribution which brings its net assets to below that aggregate. Subject to these limitations, S&N Group’s board has the power under S&N Group’s memorandum and articles of association to pay interim cash dividends or, subject to subsequent shareholder approvals, to recommend payment of final dividends.

RIGHTS OF PURCHASE AND REDEMPTION

Under Swiss law, a stock corporation may not issue redeemable shares.

A stock corporation may purchase its own shares, provided that:

1.      freely disposable equity in the amount necessary for this purpose is available; and

2.      the total par value of such shares held by the corporation does not exceed 10% of the total share capital.

Such repurchased shares do not carry any right to vote at shareholders meetings. Furthermore, the stock corporation must create a blocked reserve on its balance sheet in the amount of the purchase price of the shares held as treasury shares.

The conditions mentioned above do not apply if a company’s shareholders resolve that such company shall buy back shares in order to cancel them so as to reduce the share capital.

Listed companies intending to implement a share buyback program must comply with additional requirements of the Swiss Federal Act on Stock Exchanges and Securities Trading of 24 March 1995 and the Swiss Takeover Board. All public offers by a listed company on its own shares are deemed to be tender offers, although review of the offer by the Swiss Takeover Board may exempt the company from the obligation to comply with the takeover rules if certain conditions are satisfied. Selective share purchases are only permitted under certain circumstances.

Under English law, a company may issue redeemable shares if authorized by its memorandum and articles of association, subject to any conditions stated therein. S&N Group’s Memorandum and Articles of Association permit the issuance of redeemable shares.

A company may purchase its own shares, including any redeemable shares, if the purchase:

1.      is authorized by its Memorandum and Articles of Association; and

2.      (a)   in the case of an open-market purchase,

         authority to make the market purchase has been given by an ordinary resolution of its shareholders; or

(b)    in all other cases, has been approved by a special resolution (requiring 75% of the votes cast at a general meeting).

A company may redeem or repurchase shares only if the

shares are fully paid and, in the case of public companies, only out of:

1.      distributed profits; or

2.      the proceeds of a new issue of shares made for the purpose of the repurchase or redemption.

The UK Listing Authority requires that where a company has issued shares which are listed on the Official List and are convertible into a class of shares to be repurchased, the holders of the convertible shares must first pass an extraordinary resolution approving any repurchase at a separate class meeting.

The UK Listing Authority requires that purchases within a 12 month period of 15% or more of a company’s share capital must be made through either a tender or partial offer to all shareholders, at a stated maximum or fixed price.

Purchases within a 12 month period below the 15% threshold may be made through:

1.      the open market, provided that the price is not more than 5% above the average of the middle market quotations taken from the Daily Official List of the UK Listing Authority for the five trading days before the purchase date; or

2.      an off-market transaction negotiated with one or more shareholders.

GENERAL MEETINGS OF SHAREHOLDERS

“General meeting” means any shareholders meeting.

An annual (ordinary) general meeting must be held within six months following the end of a financial year for the purpose of approval of annual financial statements and the annual report.

Any general meeting which is called in addition to the annual (ordinary) general meeting is called an “extraordinary” general meeting.

20 clear days written notice (publication in the Swiss Official Gazette of Commerce) is required for each (ordinary or extraordinary) general meeting.

“Clear days” means calendar days and excludes

(i)     the date of publication; and

(ii)    the date of the meeting itself.

Under S&N Group’s articles of association, the board may call general meetings.

SPECIAL MEETINGS OF SHAREHOLDERS

Extraordinary general meetings may be called by the board, or, if necessary, by the statutory auditors.

The board may be requested to call an extraordinary general meeting by one or more shareholders representing together at least 10% of the share capital or if resolved by an ordinary shareholder’s meeting.

General meetings may be called upon shorter notice only if all shareholders are represented at the relevant meeting. For listed companies, such as Centerpulse, such option has no practical relevance.

Under English law, an extraordinary general meeting of shareholders may be called by:

1.      the board of directors; or

2.      shareholders holding at least one-tenth of the paid-up capital of the company carrying voting rights at general meetings.

The notice requirements for an ordinary resolution, an extraordinary resolution and a special resolution are as follows:

1.      Ordinary resolution – 14 clear days notice.

2.      Extraordinary resolution – 14 clear days notice.

3.      Special resolution – 21 clear days notice.

In addition, general meetings may be called upon shorter notice if:

1.      in the case of an annual general meeting, all the shareholders who are permitted to attend and vote agree to the shorter notice; or

2.      in the case of an extraordinary general meeting, a majority of the shareholders holding at least 95% by nominal value of the shares which can be voted at this meeting so agree.

“Clear days” means calendar days and excludes:

(i)      the date of mailing;

(ii)     the date of receipt of the notice; and

(iii)   the date of the meeting itself.

“Extraordinary resolutions” are relatively unusual and are confined to matters out of the ordinary course of business, such as a proposal to wind up the affairs of the company.

“Special resolutions” generally involve proposals to:

1.      change the name of the company;

2.      alter the company’s capital structure;

3.      change or amend the rights of shareholders;

4.      permit the company to issue new shares for cash without applying shareholders’ pre-emptive rights;

5.      amend the company’s objects or purpose clause in its memorandum of association;

6.      amend the company’s articles of association; or

7.      carry out other matters for which the company’s articles of association or the Companies Act 1985 prescribe that a “special resolution” is required.

All other proposals relating to the ordinary course of the company’s business, such as the election of directors and transactions, mergers, acquisitions and dispositions, are the subject of an “ordinary resolution.”

S&N Group’s Memorandum and Articles of Association provide that all business transacted at a general meeting is deemed “special,” except the following action at an annual general meeting:

1.      laying and consideration of annual reports of directors and auditors;

2.      the sanction and declaration of dividends;

3.      election of directors;

4.      re-appointment of retiring auditors (unless not last appointed at general meeting) and fixing of the auditors’ remuneration; and

5.      giving, varying or renewing any authority to the directors to allot shares.

APPRAISAL RIGHTS

Swiss law does not provide for appraisal rights.

While English law does not generally provide for appraisal rights, a shareholder may apply to a court which may specify terms for the acquisition that it considers appropriate as described under “Shareholders’ Votes on Certain Transactions” below.

PRE-EMPTIVE RIGHTS

Under Swiss law, the issuance for consideration of:

1.      voting or nonvoting shares; or

2.      rights to subscribe for or convert into equity securities (which may be connected to debt instruments),

is subject to prior approval at the shareholders meeting and must be offered first to the existing equity shareholders in proportion to the respective nominal values of their holdings.

The shareholders meeting, only for valid reasons and subject to a qualified majority, may withdraw or restrict such pre-emptive rights. Valid reasons are, in particular, the takeover of an enterprise, or parts of an enterprise, or of participations as well as the participation of employees. No shareholder shall be advantaged or disadvantaged by such withdrawal without valid reason.

Under English law, the issuance for cash of:

1.      equity securities, being those which, with respect to dividends or capital, carry a right to participate beyond a specified amount; or

2.      rights to subscribe for or convert into equity securities,

must be offered first to the existing equity shareholders in proportion to the respective nominal values of their holdings, unless a special resolution to the contrary has been passed by shareholders in a general meeting.

AMENDMENT OF GOVERNING INSTRUMENTS

Under Swiss law, shareholders have power to amend any provisions of the company’s articles of association by resolution, subject to mandatory statutory provisions.

Under Swiss law and under the articles of association of Centerpulse, the board has power to enact and to amend the organizational regulations of Centerpulse, which govern the organization of the board and the executive management.

Under Swiss law, the board of directors is not authorized to change the articles of association. Some exceptions to this principle apply in connection with the implementation of capital increases.

Amendments affecting the rights of the holders of any class of shares may, depending on the rights attached to the class and the nature of the amendments, also require approval by resolution of the classes affected in separate class meetings. See “Stock Class Rights” below.

Under English law, shareholders have power to amend:

1.      the objects, or purpose, clause in a company’s memorandum of association; and

2.      any provisions of the company’s articles of association by special resolution, subject to, in the case of amendments to the objects clause of the memorandum of association, the right of dissenting shareholders to apply to the courts to cancel the amendments.

Under English law, the board of directors is not authorized to change the memorandum of association or the articles of association.

Amendments affecting the rights of the holders of any class of shares may, depending on the rights attached to the class and the nature of the amendments, also require approval by extraordinary resolution of the classes affected in separate class meetings. See “Stock Class Rights” below.

PREFERRED STOCK

Centerpulse may issue preferred stock by amendment of its articles of association as approved by resolution of its shareholders. Preferential rights of preferred stock may extend to, in particular, cumulative or noncumulative dividends, liquidation proceeds and pre-emptive rights in the case of the issuance of new shares.

If pre-emptive rights of existing shareholders with respect to the issuance of such new classes of shares are to be waived or restricted, the respective resolutions are subject to a qualified majority of two thirds of the shares represented at the meeting. See “Voting Rights” and “Pre-Emptive Rights” above.

Subject to English law and without prejudice to the rights of any existing shareholders, S&N Group’s Memorandum and Articles of Association permit S&N Group to issue new shares with any rights granted to new shareholders as S&N Group decides by ordinary resolution.

SHARES WITH PRIVILEGED VOTING RIGHTS

As Centerpulse’s articles of association provide that each share carries one vote, Centerpulse may issue stock with a lesser par value, thereby creating shares with privileged voting rights. The par value of such shares may not be less than 10% of the par value of the common shares.

If shares with privileged voting rights are to issued and/or pre-emptive rights of existing shareholders with respect to the issuance of such shares are to be waived or restricted, the respective resolutions are subject to a qualified majority of two thirds of the shares represented at the meeting. See “Voting Rights” and “Pre-Emptive Rights” above.

STOCK CLASS RIGHTS

Approval of a separate meeting of the affected class, as well as that of a general meeting of all shareholders, is required if (i) new preferred stock is to be issued with preferential rights to the disadvantage of existing preferred stock or (ii) preferential rights attached to existing preferred stock are to be amended or withdrawn.

Separate rules apply if shares with privileged voting rights are to be abolished.

Any such meeting held to vary the rights above should be convened and conducted in all respects as near as possible in the same way as an extraordinary general meeting of Centerpulse.

The articles of association of a Swiss company must ensure that each voting stock class may elect at least one representative to the board of directors.

S&N Group’s Memorandum and Articles of Association provide that:

1.      the holders of any class of shares may at any time by the consent or extraordinary resolution of the holders of three-quarters in nominal value of the issued shares of that class, issue, create amalgamate, sudivide or otherwise alter any shares; and

2.      any such meeting held to vary the rights above should be convened and conducted in all respects as near as possible in the same way as an extraordinary general meeting of S&N Group. Only holders of shares affected by such a variation shall be entitled to notice thereof or to attend thereat.

SHAREHOLDERS’ VOTES ON CERTAIN TRANSACTIONS

The Swiss Stock Exchange Act provides that where a public takeover offer is made for the shares of a Swiss company, and the offeror has acquired or contracted to acquire more than 98% of the voting rights in the company, the offeror may, within three months of the expiration of the offer, bring a court action against the company with a motion to cancel the outstanding shares (and possibly other equity securities). The remaining shareholders may participate in these proceedings.

After such cancellation has been awarded, the target company reissues the securities to the offeror against payment of the offer price or exchange of the offered shares and passes on the price paid by the offeror or the shares received from the offeror, as the case may be, to the holders of the securities which have been cancelled.

The Companies Act 1985 provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors, and are used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers. These arrangements require the approval of:

1.      a majority in number of shareholders or creditors representing 75% in value of the capital held by, or debt owed to, the class of shareholders or creditors or class thereof present and voting, either in person or by proxy at a special meeting convened by order of the court; and

2.      the court.

Once approved and sanctioned, all shareholders and creditors of the relevant class are bound by the terms of the arrangement, and a dissenting shareholder would have no rights comparable to appraisal rights provided under certain United States State laws.

Under the rules of the UK Listing Authority, shareholder approval:

1.      is usually required for an acquisition or disposal by a listed company or one of its subsidiaries if, generally, the size of the company, business or assets to be acquired or disposed of represents 25% or more of the size of the listed company; and

2.      may be required for an acquisition or disposal of assets between a listed company or one of its subsidiaries and certain related parties, including:

(a)    directors of the company or its subsidiaries;

(b)    holders of 10% of the nominal value of any class of the company’s or any holding company’s or its subsidiary’s shares having the right to vote; or

(c)    any of their affiliates.

Generally, unless covered by an exemption, such transactions must be subject to shareholder approval in a general meeting with the abstention of the relevant connected person.

The Companies Act 1985 also provides that:

1.      where a takeover offer is made for the shares of a United Kingdom company; and

2.      within four months of the date of the offer, the offeror has acquired or contracted to acquire at least nine-tenths in value of the shares of any class to which the offer relates,

the offeror may, within two months of reaching the nine-tenths level, require shareholders who do not accept the offer to transfer their shares on the terms of the offer. A dissenting shareholder may object to the transfer of its proposed terms by applying to the court within six weeks of the date on which notice of the transfer was given. In the absence of fraud or oppression, the court is unlikely to order that the acquisition should not take effect, but it may specify terms of the transfer that it finds appropriate. A minority shareholder is also entitled in these circumstances, in the alternative, to require the offeror to acquire his shares on the terms of the offer.

RIGHTS OF INSPECTION

Under Swiss law, shareholders only have a right to inspect the register with regard to their own shareholdings and otherwise only to the extent necessary for exercising their shareholder rights. No other person has a right to inspect the share register.

A copy of the articles of association of Centerpulse may be obtained by any person from the Commercial Registry Office of the Canton of Zurich.

The company books and correspondence of a Swiss company may only be inspected with the express authorization of the shareholders given at a general meeting of shareholders or by resolution of the board of directors and subject to the safeguarding of business secrets.

At the general meeting of shareholders, any shareholder is entitled to request information from the board of directors concerning the affairs of the company and from the auditors concerning the execution and the results of their examination. The information will be given to the extent necessary for the exercise of shareholder’s rights. It may be refused if business secrets or other material interests of the company could be jeopardized.

For information regarding inspection of the annual business report and the auditor’s report, see “Proxy Statement and Reports” below.

Except when closed under the provisions of the Companies Act 1985, the register and index of names of shareholders of an English company may be inspected during business hours:

1.      for free, by its shareholders; and

2.      for a fee by any other person.

In both cases, the documents may be copied for a fee.

The shareholders of an English public company may also, without charge, during business hours:

1.      inspect minutes of meetings of the shareholders and obtain copies of the minutes for a fee; and

2.      inspect service contracts of the company’s directors, if the contracts have more than 12 months unexpired or require more than 12 months’ notice to terminate.

In addition, the published annual accounts of a public company are required to be available for shareholders at a general meeting and a shareholder is entitled to a copy of these accounts. The shareholders of S&N Group do not have the right to inspect the accounting records of S&N Group unless authorized by statute, by order of the court, by the board or by ordinary resolution.

STANDARD OF CONDUCT FOR DIRECTORS

Under Swiss law, the members of the board must act in accordance with the duties imposed by statutory law, in accordance with the articles of association and in the best interest of the company.

Directors and members of senior management are generally disqualified from participating in decisions that directly affect them.

In addition, a director must carry out his duties with due care, safeguard the interest of the company in good faith and extend equal treatment to all shareholders in like circumstances. The test for the duty of care is primarily an objective one: the director is required to apply the care a reasonable and conscious person would apply under the same circumstances. To some extent, particular skills and functions of the board member concerned may be taken into consideration.

To the extent that Swiss law allows the delegation of executive management, and such delegation is actually made by virtue of written Organizational Regulations, the responsibility of the board is limited to due election, instruction and supervision of the executive management. Centerpulse’s articles of association authorize the board to delegate executive management to the extent permitted by law and the board has enacted Organizational Regulations accordingly.

Under English law, a director has a fiduciary duty to act in a company’s best interest. This duty includes obligations:

1.      not to create an actual or potential conflict between his duty to the company and duties to any other person or his personal interests; and

2.      to exercise his powers only in accordance with the memorandum and articles of association of the company

In addition, a director must exercise reasonable care and skill. The precise scope of this duty is unclear, but the test appears to be both subjective (i.e., was the director’s conduct that of a reasonably diligent person who has the knowledge and experience of the director) and objective (i.e., was the director’s conduct that of a reasonably diligent person having the knowledge and experience that a director should have).

CLASSIFICATION OF THE BOARD OF DIRECTORS

Under Swiss law, the board may not be classified with respect to the term of office any director may hold. However, a staggered board may be created by electing directors for the same term of office at different points of time.

English law permits a company to provide for board classification with respect to the term of office that any director may hold.

S&N Group’s Memorandum and Articles of Association do not provide for a classified board.

REMOVAL OF DIRECTORS

Board members may be removed at any time without cause and with immediate effect by resolution of the shareholders at an ordinary or extraordinary general meeting of the shareholders, irrespective of any provisions of the company’s articles of association or any service contract the director has with the company. Compensation may be payable by the company pursuant to any service contract.

Centerpulse’s articles of association provide that directors are usually elected at the annual (ordinary) general meeting for a three year term. Upon expiration of their term, they shall retire from office and shall be eligible for reappointment. The term of office of additional directors, elected at other general meetings shall be determined in order to match the above ordinary renewal turn.

Under the Companies Act 1985, shareholders may remove a director without cause by ordinary resolution, irrespective of any provisions of the company’s articles of association or service contract the director has with the company, provided that 28 clear days notice of the resolution is given to the company. Compensation may be payable by the company pursuant to any service contract.

S&N Group’s Memorandum and Articles of Association provide that:

1.      Each director shall retire from office and be eligible for reappointment at the third annual general meeting after the meeting at which he was appointed or last reappointed. If S&N Group, at the meeting at which a director retires in this way, does not fill the vacancy, the retiring director shall, if willing to act, be deemed to have been reappointed.

2.      No person other than a director retiring at a meeting shall be appointed or reappointed a director at any general meeting unless:

(a)    he is recommended by the directors; or

(b)    he is proposed by a member qualified to vote at the meeting.

3.      S&N Group may, by ordinary resolution, appoint a person who is willing to act to be a director either to fill a vacancy or as an additional director.

4.     The office of a director shall be vacated if:

(a)    he becomes bankrupt;

(b)    he becomes incapable by reason of physical incapacity or mental disorder of discharging his duties;

(c)    he is absent from meetings of the directors during a continuous period of six months without permission of the directors;

(d)    he becomes prohibited by law from being a director;

(e)    he resigns his office by notice to S&N Group; or

(f)     he is removed from office by notice in writing signed by all the other directors.

VACANCIES ON THE BOARD OF DIRECTORS

Under Swiss law, shareholders may, by resolution, at an ordinary or extraordinary meeting, appoint a person to be a director:

1.      to fill a vacancy; or

2.      to become an additional director.

In the event of a vacancy, the remaining directors chair the company until the next election of board members at a shareholders’ meeting. If the vacancies endanger the ability of the board of directors to make decisions, the remaining board members must call an extraordinary shareholders meeting for elections.

According to Centerpulse’s articles of association, the board of directors shall consist of at least 4 board members.

Under English law, shareholders may by ordinary resolution, at a meeting at which any director retires, appoint a person to be a director:

1.      to fill a vacancy; or

2.      to become an additional director, subject to any maximum provided in the company’s articles of association.

S&N Group’s Memorandum and Articles of Association provide that the directors may appoint a person who is willing to act to be a director, either to fill a vacancy or as an additional director. A director so appointed shall hold office only until the next following annual general meeting when he shall retire from office and be eligible for reappointment. If not re-appointed at such annual general meeting, he shall vacate office at its conclusion.

LIABILITIES OF DIRECTORS AND OFFICERS

Swiss law does not permit a company to exempt any member of the board of directors, any person engaged in the management or liquidation of the company or the auditors from any liability for damages suffered by the company, the shareholders or the company’s obligees, which were caused by intentional or negligent violation of his duties. However, the general meeting of shareholders may pass a resolution releasing the members of the board of directors from liability for certain actions. Such release is effective only for facts that have been disclosed and only vis-à-vis the company and those shareholders who have consented to the resolution or who acquired shares subsequently with knowledge of the resolution.

English law does not permit a company to exempt any director or officer of the company or any person employed by the company as an auditor from any liability arising from negligence, default, breach of duty or breach of trust against the company.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

It is admissible under Swiss law to agree in a fiduciary agreement to hold a board member harmless for any liabilities that he is confronted with during his term of office, save for tort, gross negligence, willful intent or contradictory action with regard to legitimate instructions.

Swiss law permits the company or each board member or officer individually to purchase and maintain insurance for directors, officers and auditors. The coverage of such insurances depends on the individual insurance policy.

English law does not permit a company to indemnify:

1.      a director or officer of the company; or

2.      any person employed by the company as an auditor

against any liability arising from negligence, default, breach of duty or breach of trust against the company. However, indemnification is allowed for liabilities incurred in proceedings in which:

1.      judgment is entered in favor of the director or officer or the director or officer is acquitted; or

2.      the director or officer is held liable, but the court finds that he acted honestly and reasonably and that relief should be granted.

S&N Group’s Memorandum and Articles of Association provide for such indemnification of its directors and officers.

The Companies Act 1985 enables companies to purchase and maintain insurance for directors and officers against any liability arising from negligence, default, breach of duty or breach of trust against the company.

SHAREHOLDER SUITS

Under Swiss law, each shareholder is entitled to file an action for damage caused to the company. The claim of the shareholder is for performance to the company. If the shareholder, based upon the factual and legal situation, had sufficient cause to file an action, the judge shall divide the costs in his discretion between the plaintiff and the company to the extent they are not imposed upon the defendant.

Certain particular rules apply to shareholder suits in case of bankruptcy of the company.

While English law permits a shareholder to initiate a lawsuit on behalf of the company only in limited circumstances, the Companies Act 1985 permits a shareholder whose name is on the register of shareholders of the company to apply for a court order:

1.      when the company’s affairs are being or have been conducted in a manner unfairly prejudicial to the interests of all or some shareholders, including the shareholder making the claim; or

2.      when any act or omission of the company is or would be so prejudicial.

A court has wide discretion in granting relief, and may authorize civil proceedings to be brought in the name of the company by a shareholder on terms that the court directs. Except in these limited circumstances, English law does not generally permit class action lawsuits by shareholders on behalf of the company or on behalf of other shareholders.

CERTAIN PROVISIONS RELATING TO SHARE ACQUISITIONS

Takeovers of public companies are regulated by the Swiss Stock Exchange Act.

The Swiss Stock Exchange Act provides that when any person acquires, whether by a series of transactions over a period of time or not, shares which, together with shares held or acquired by persons acting in concert with him, exceed the threshold of 33 1/3% or more of the voting rights of a public company, the acquiror must generally make an offer for all of the equity shares of the company, whether voting or non-voting.

The offer price may not be lower than the current stock market price and may not be more than 25% below the highest price paid by the offeror in the preceding 12 months for equity securities of the target company. The offer price may be settled by cash payment or in exchange of equity securities.

The Swiss Stock Exchange Act allows a Swiss target company to opt out of the mandatory offer rules by adopting an article to this effect in its articles of association. Furthermore, target companies may raise the threshold triggering a mandatory offer requirement in their articles of incorporation from 33 1/3% to no more than 49% of the voting rights. Centerpulse has neither an opt-out provision, nor a provision raising the threshold to trigger a mandatory offer requirement in its articles of association.

In the case of a company listed on the Official List, shareholder approval must be obtained for certain acquisitions or disposals of assets involving directors or substantial shareholders or their associates. In addition, takeovers of public companies are regulated by the City Code, which is:

1.      comprised of non-statutory rules unenforceable at law; and

2.      administered by the Takeover Panel, a body consisting of representatives of City of London financial and professional institutions which oversees the conduct of takeovers.

The City Code provides that when:

1.      any person acquires, whether by a series of transactions over a period of time or not, shares which, together with shares held or acquired by persons acting in concert with him, represent 30% or more of the voting rights of a public company; or

2.      any person, together with persons acting in concert with him, holds at least 30%, but not more than 50%, of the voting rights and that person, or any person acting in concert with him, acquires any additional shares, he must generally make an offer for all of the equity shares of the company, whether voting or non-voting, and any class of voting non-equity shares of the company held by that person or any person acting in concert with him, for cash, or accompanied by a cash alternative, at not less than the highest price paid by the person or persons for the relevant shares during the 12 months preceding the date of the offer.

ANTI-TAKEOVER MEASURES

Under Swiss law, directors of a company have a duty to take only those actions which are in the interests of the company. Generally, anti-takeover measures are not actions which fall within this category.

Anti-takeover measures of public companies are partly regulated by the Swiss Stock Exchange Act. From the time a takeover offer is published until the result is announced, the board of the target company may not enter into legal transactions which would have the effect of significantly altering the assets or liabilities of the target company. Decisions taken at a general meeting of shareholders are not subject to this restriction and may be implemented irrespective of whether they were adopted before or after publication of an offer. Although this means that in general the board of the target company may not take steps designed to make the company less attractive to the offeror or harder for it to acquire, there are certain permissible maneuvers to defeat a hostile bidder, especially if they are put into place before an actual bid has surfaced.

As opposed to certain pre-offer techniques, which usually require a resolution of the general meeting, most post-offer maneuvers are proscribed by the Swiss takeover rules (Swiss Stock Exchange Act and related Ordinances).

Under English law, directors of a company have a fiduciary duty to take only those actions which are in the interests of the company. Generally, anti-takeover measures are not actions which fall within this category.

Under the City Code, a company is prohibited from taking any action without the approval of its shareholders at a general meeting after:

1.      a bona fide offer has been communicated to its board of directors; or

2.      its board of directors has reason to believe that a bona fide offer might be imminent,

where such action could effectively result in the offer being frustrated or in the shareholders being denied an opportunity to decide on its merits.

DISCLOSURE OF INTERESTS

Under the Directive on Information Relating to Corporate Governance (Corporate Governance Directive) of the Swiss Exchange, the listed companies must disclose, inter alia, the shares held by members of the board or the executive management and parties related to such persons, in toto. Such disclosure must be made in an annex to the annual report.

The Swiss Stock Exchange Act and the related Ordinances require a person who has a certain interest in equity securities of a Swiss company listed in whole or in part on a Swiss stock exchange to notify the company and the Swiss stock exchange where the equity securities in question are listed. The obligation to disclose is triggered by a change from below a notifiable percentage to, or above, such percentage,

The Companies Act 1985 provides that anyone who acquires a material interest or becomes aware that he has acquired a material interest in 3% or more of any class of shares of a public company’s issued share capital carrying rights to vote at general shareholder meetings must notify that company in writing of his interest within two days. Thereafter, any increase or decrease of a whole percentage or decrease which reduces the interest to below 3% must be notified in writing to the company. This requirement applies to holders of S&N Group ordinary shares and S&N Group ADSs.

In addition, the Companies Act 1985 provides that a public company may, by notice in writing, require a person whom the company knows or reasonably believes to be or to have been within the three and vice versa. The notifiable percentages are 5, 10, 20, 33 1/3, 50 or 66 2/3% of the voting rights, irrespective of whether or not such voting rights may be exercised. Persons acting in concert, due to shareholders’ agreements or as members of a group or a family, for example, are also subject to the disclosure obligation. Securities dealers are obliged to disclose their holdings if they are trading shares in their own name and for their own account. A shareholder may also passively reach, exceed or fall below one of the above thresholds due to an increase or a reduction of the share capital.

The notification to the company and the stock exchange must be made no later than four trading days following the day upon which the obligation to notify arises. The company must then publish the notified share interests within two trading days in the Swiss Commercial Gazette and in an electronic medium publishing stock market information.

There are no provisions under Swiss law entitling the company to investigate the beneficial ownership of its shares by serving notice on shareholders who in response to such notice must reveal their shareholdings.

Under the terms of Centerpulse’s deposit agreement, each holder of Centerpulse ADSs must make disclosure of interests as may be required of such holder under any laws, regulations or codes of practice applicable in Switzerland or any other applicable jurisdiction.

In addition, holders of Centerpulse shares are also required to file Schedules 13D with respect to their beneficial ownership of the underlying Centerpulse ordinary shares if they beneficially hold more than 5% of the Centerpulse ordinary shares outstanding. Additionally, a disclosure requirement exists under Swiss company law according to which a listed company must disclose the identity of all of its shareholders who hold more than 5% of its voting rights in its annual report.

preceding years interested in the company’s issued voting share capital to:

1.      confirm whether this is or is not the case; and

2.      if this is the case, to give further information that the company requires relating to his interest and any other interest in the company’s shares of which he is aware.

The disclosure must be made within a reasonable period as specified in the relevant notice. This may be as short as one or two days.

When the notice is served by a company on a person who is or was interested in shares of the company and that person fails to give the company any information required by the notice within the time specified in the notice, the company may apply to the court for an order directing that the shares in question be subject to restrictions prohibiting, among other things:

1.      any transfer of the shares;

2.      the exercise of voting rights;

3.      the issuance of further shares; and

4.      other than in a liquidation, dividends and other payments.

These restrictions may also void any agreement to transfer the shares.

In addition, holders of S&N Group shares are also required to file Schedules 13D with respect to their beneficial ownership of the underlying S&N Group ordinary shares if they beneficially hold more than 5% of the S&N Group ordinary shares outstanding.

Furthermore, if the City Code applies to a takeover transaction where S&N Group is either the offeror or offeree, and if a person owns or controls, directly or indirectly (such as through a holding of S&N Group ADSs) 1% or more of the S&N Group ordinary shares (or as a result of any transaction, will own or control 1% or more of such shares), any dealings in the S&N Group ordinary shares or S&N Group ADSs by such person must be publicly disclosed.

LIMITATION ON ENFORCEABILITY OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES LAWS

Centerpulse is incorporated in Switzerland. Many of the directors and officers of Centerpulse are residents of Switzerland and not the United States. In addition, although Centerpulse has substantial assets in the United States, a large portion of its assets are located outside the United States. As a result, United States investors may find it difficult in a lawsuit based on the civil liability provisions of the United States federal securities laws:

1.      to effect service within the United States upon Centerpulse and the directors and officers of Centerpulse located outside the United States;

2.      to enforce, in United States courts or outside the United States, judgments obtained against those persons in United States courts;

3.      to enforce in United States courts judgments obtained against those persons in courts in jurisdictions outside the United States; and

4.      to enforce against those persons in Switzerland, whether in original actions or in actions for the enforcement of judgments of United States courts, civil liabilities based solely upon the United States federal securities laws.

S&N Group is incorporated and registered in England and Wales. Many of the directors and officers of S&N Group are residents of the United Kingdom and not the United States. In addition, although S&N Group has substantial assets in the United States, a large portion of its assets are located outside the United States. As a result, United States investors may find it difficult in a lawsuit based on the civil liability provisions of the United States federal securities laws:

1.      to effect service within the United States upon S&N Group and the directors and officers of S&N Group located outside the United States;

2.      to enforce, in United States courts or outside the United States, judgments obtained against those persons in United States courts;

3.      to enforce in United States courts judgments obtained against those persons in courts in jurisdictions outside the United States; and

4.      to enforce against those persons in the United Kingdom, whether in original actions or in actions for the enforcement of judgments of United States courts, civil liabilities based solely upon the United States federal securities laws.

SHORT SWING PROFITS

Pursuant to the Swiss Penal Code a person who has information as an insider with respect to a listed company is subject to a fine and/or imprisonment if such person (a) abuses a confidential fact (usually by dealing) or makes such confidential fact known to a third party, (b) foresees that the dissemination of such confidential fact will have a significant effect on the price of a listed security, or (c) makes a profit or avoids a loss. Furthermore, a ‘tippee’ who learns a confidential fact from an insider commits an offense if he as tippee abuses the information as set forth above, provided the insider is guilty of insider dealing. Insiders can be directors, managers, auditors, agents or any of their auxiliaries.

Directors and officers of S&N Group are not subject to the Exchange Act’s “short swing” profit rules because S&N Group is a foreign private issuer under the Exchange Act and is not subject to the rules.

However, directors of S&N Group are subject to applicable United Kingdom legislation prohibiting insider dealing. In addition, the directors have to comply with the Model Code of the UK Listing Authority, which provides that the considerations taken into account by directors when deciding whether or not to deal in shares of the company of which they are a director must not be of a short-term nature. The Model Code also places additional restrictions on trading during periods prior to announcement of a company’s results or when in possession of unpublished price-sensitive information.

PROXY STATEMENTS AND REPORTS

Under Swiss law, notice of a shareholder meeting must be accompanied by:

1.      the agenda items; and

2.      the recommendations of the board with respect to actions to be taken or the recommendations of the shareholders who have requested the holding of a general meeting of shareholders or the inclusion of an item in the agenda.

If the company proposes to the shareholders a member of its corporate body or some other dependent person as a proxy for a general meeting of shareholders, it shall also designate an independent person who might be mandated as a proxy by the shareholders.

No later than twenty days prior to the ordinary general meeting of shareholders, the annual business report and the auditor’s report must be made available for inspection at Centerpulse’s domicile. Any shareholder may request that a copy of these documents be immediately sent to it or him.

As a foreign private issuer, S&N Group is not governed by the Exchange Act proxy rules. However, S&N Group is governed by the Companies Act 1985 and the listing rules of the UK Listing Authority regulating notices of shareholder meetings, which provide that notice of a shareholder meeting must be accompanied by:

1.      a shareholder circular containing an explanation of the purpose of the meeting; and

2.      the recommendations of the board with respect to actions to be taken.

S&N Group will send S&N Group ordinary

shareholders and S&N Group ADS holders a copy of its annual report and accounts or a summary thereof.

In addition, under the listing rules of the UK Listing Authority, S&N Group is (depending on the size and importance of the transaction) required to send to shareholders details relating to certain acquisitions, disposals, takeovers, mergers and offers either made by or in respect of the company.

REPORTING REQUIREMENTS

As a foreign private issuer with securities listed on the New York Stock Exchange and registered under Section 12 of the Exchange Act, Centerpulse is required to file publicly with the Securities and Exchange Commission and the New York Stock Exchange annual reports on Form 20-F within six months after the end of each fiscal year and to furnish reports on Form 6-K in certain other circumstances.

Under the principle of ad hoc publicity pursuant to the Listing Rules of the Swiss Exchange, Centerpulse must inform the market of price sensitive facts which are not yet public. Facts are deemed to be price sensitive if they are likely to result in substantial price movements in the shares of the company. Ad hoc publicity announcements must be made to the market participants so as to ensure their equal treatment. Furthermore, the Admission Board of the Swiss Exchange must be notified before the beginning of trading.

Events which typically trigger a publication duty are corporate restructurings, changes in capital, including share repurchase offers and material changes in relation to the earnings situation, material changes in the course of business and, if unforeseen, changes in the board of directors, management and auditors of the company.

As a foreign private issuer with securities listed on the New York Stock Exchange and registered under Section 12 of the Exchange Act, S&N Group is required to file publicly with the Securities and Exchange Commission and the New York Stock Exchange annual reports on Form 20-F within six months after the end of each fiscal year and to furnish reports on Form 6-K in certain other circumstances.

S&N Group is also required to notify the UK Listing Authority of, among other things:

1.      any major new developments relating to its business which are not public knowledge and which may lead to a substantial movement in its stock price;

2.      notifications received by it from persons holding an interest in 3% or more of any class of the company’s share capital;

3.      any changes in its board of directors;

4.      any purchase or redemption by it of its own equity securities;

5.      any interests of directors in its shares or debentures;

6.      any changes in its capital structure;

7.      any decision to (or not to, where expected to) declare, recommend or pay any dividend;

The Listing Rules of the Swiss Exchange allow postponement of the disclosure of a price sensitive fact without the need for a specific dispensation by the Swiss Exchange on condition that (i) such facts arise in relation to a plan or decision of the company, (ii) the dissemination of such facts would prejudice the interests of the company and (iii) the company ensures that such facts will continue to be treated confidentially.

Furthermore, Centerpulse must publish and file annual audited business reports and semi-annual (non-audited) interim reports with the Admission Board of the Swiss Exchange.

8. any preliminary announcement of profits or losses for any year, half-year or other period; and 9. any decision to change the general character or nature of the business of the company or its group.

ENFORCEABILITY OF CIVIL LIABILITIES AGAINST NON-US PERSONS

S&N Group is a public limited company incorporated in Great Britain and operating under the laws of England and Wales. At the date of this prospectus, all of S&N Group’s current directors and executive officers and some of the experts named in this prospectus are residents of England, except for Messrs. De Schutter, Knowlton, Ralston, Illingworth and Sparks, each of whom is a citizen of the United States, Dr. Stomberg, who is a citizen of Germany, Mr. Chapatte, who is a citizen of Switzerland and Mr. Vidts, who is a citizen of Belgium. All or a substantial portion of the assets of S&N Group and these persons are located outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or S&N Group or to enforce against them judgments of courts of the United States predicated upon civil liabilities under the United States federal securities laws. S&N Group has been advised by its solicitors, Ashurst Morris Crisp, that if investors succeeded in effecting service of United States proceedings upon such persons or S&N Group in England and Wales and obtained judgment, then it is likely that an action could be brought on that judgment in the courts of England and Wales. In such actions, the courts of England and Wales would need to be satisfied that the United States court awarding judgment had competent jurisdiction, that the judgment did not infringe the public policy of England and Wales, that the judgment was final and that it was for the payment of a fixed sum not being a tax or penalty. It is doubtful that an original action could be brought on the courts of England and Wales predicated upon civil liabilities under the United States federal securities laws.

UK LISTING PARTICULARS

S&N is convening an extraordinary general meeting of its ordinary shareholders, and distributing to those shareholders UK listing particulars, in accordance with the listing rules of the UK Listing Authority relating to the S&N reorganization, the exchange offer and the InCentive exchange offer. S&N will also deliver a copy of the UK listing particulars in accordance with the listing rules of the UK Listing Authority to the Registrar of Companies in England and Wales for registration. The UK listing particulars will be available for inspection at the offices of S&N, 15 Adam Street, London WC2N 6LA, United Kingdom, until the date that the exchange offer is completed. Summary particulars are attached as Annex C to this prospectus. None of the UK listing particulars, the summary particulars or the documents listed in the summary particulars as available for inspection form a part of, or are incorporated into, this prospectus.

VALIDITY OF SECURITIES

Ashurst Morris Crisp, London, England, will pass upon the validity under English law of the S&N Group ordinary shares, beneficial interests in S&N common access shares held by the S&N Trust and S&N common access shares to be issued pursuant to the exchange offer.

EXPERTS

Ernst & Young LLP, independent auditors, have audited the S&N consolidated financial statements at December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, as set forth in their reports. We have included the S&N financial statements in this prospectus and elsewhere in the registration statement on Form F-4 in reliance on Ernst & Young’s reports, given on their authority as experts in accounting and auditing.

The financial statements of S&N Group as of February 28, 2003 and January 31, 2003 and for the period February 1, 2003 to February 28, 2003, the year ended January 31, 2003 and the period January 8, 2002 (inception) to January 31, 2002, included in this prospectus and elsewhere in the registration statement on Form F-4 of which this prospectus is a part, have been audited by BDO Stoy Hayward, chartered accounts and registered auditors, and have been included herein in reliance upon such report given under the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Centerpulse as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2000, 2001 and 2002 included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers AG, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Centerpulse and S&N file annual and other reports with the SEC. Following the completion of the exchange offer, S&N Group will be required to file annual and special reports, including annual reports on Form 20-F, and other information with the SEC. You may read and copy any reports, statements or other information on file with the SEC at the SEC’s public reference room located at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SEC filings are also available to the public from commercial document retrieval services and at the Web site maintained by the SEC at www.sec.gov.

As foreign private issuers, S&N and Centerpulse are, and S&N Group will be, exempt from certain rules under the Exchange Act pertaining to the furnishing and content of proxy statements and the provision of certain information pursuant to Regulation FD, and their respective officers, directors and controlling shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

You should rely only on the information contained or incorporated by reference into this prospectus. No one has been authorized to provide you with information that is different from what is contained in, or incorporated by reference into, this prospectus. This prospectus is dated April 25, 2003. You should not assume that the information contained in, or incorporated by reference into, this prospectus is accurate as of any date other than that date, and neither the mailing of this prospectus, nor the issuance of new S&N Group shares or S&N Group ADSs shall create any implication to the contrary.

S&N Group has filed a registration statement on Form F-4 to register with the SEC the S&N Group shares that Centerpulse shareholders will receive in the exchange offer, including S&N Group shares represented by S&N Group ADSs, and a post-effective amendment to the registration statement on Form F-6 in respect of the S&N Group ADSs. This document is a part of the registration statement on Form F-4 and constitutes a prospectus of S&N Group. S&N Group has also filed a Schedule TO with the SEC relating to the exchange offer. The Swiss exchange offer prospectus and the UK listing particulars are filed as exhibits to the Schedule TO.

The SEC permits S&N to “incorporate by reference” information into this document. This means that S&N can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document.

This document incorporates by reference the documents set forth below that have been previously filed with or furnished to the SEC. These documents contain important information about S&N and Centerpulse and their respective financial conditions.

S&N SEC Filings	Period
Annual Report on Form 20-F	Year Ended December 31, 2002

Centerpulse SEC Filings	Period
Annual Report on Form 20-F	Year Ended December 31, 2002

S&N also incorporates by reference into this prospectus additional documents that it may file with or furnish to the SEC after the date of this document. These include reports such as annual reports on Form 20-F and any reports on Form 6-K specifically identified as being incorporated by reference into this document.

The S&N Group shares to be issued in the exchange offer (including the S&N Group shares underlying S&N Group ADSs) will be admitted to the Official List of the UK Listing Authority and to trading on the London Stock Exchange. The S&N Group shares to be issued in the exchange offer are also expected to be listed on the Swiss Exchange. The S&N Group ADSs to be issued in the exchange offer will be listed on the New York Stock Exchange.

INDEX TO FINANCIAL STATEMENTS

Page
Smith & Nephew Group plc
The following audited financial statements of Smith & Nephew Group plc, together with the related report of BDO Stoy Hayward thereon, are filed as part of this prospectus:
Report of Independent Auditors	F-2
Audited Financial Statements
Profit and Loss Accounts for the period February 1, 2003 to February 28, 2003, the year ended January 31, 2003 and the period January 8, 2002 (inception) to January 31, 2002	F-3
Balance Sheets at February 28, 2003 and January 31, 2003	F-4
Statements of Movements in Shareholders’ Funds for the period January 8, 2002 (inception) to January 31, 2002, the year ended January 31, 2003 and the period February 1, 2003 to February 28, 2003	F-4
Notes to Financial Statements	F-5

Smith & Nephew plc
The following audited consolidated financial statements of Smith & Nephew, together with the related report of Ernst & Young LLP thereon, are filed as part of this prospectus:
Report of Independent Auditors	F-12
Audited Consolidated Financial Statements
Consolidated Profit and Loss Account for the years ended December 31, 2002, 2001 and 2000	F-13
Consolidated Balance Sheet at December 31, 2002 and 2001	F-14
Consolidated Statement of Cash Flow for years ended December 31, 2002, 2001 and 2000	F-15
Consolidated Statement of Movements in Share Capital for the years ended December 31, 2002, 2001 and 2000	F-16
Consolidated Statement of Movements in Reserves for the years ended December 31, 2002, 2001 and 2000	F-17
Consolidated Statement of Total Recognized Gains and Losses for the years ended December 31, 2002, 2001 and 2000	F-18
Notes to the Financial Statements	F-19

Centerpulse Ltd.
The following audited consolidated financial statements of Centerpulse, together with the report thereon of PricewaterhouseCoopers AG, are filed as part of this prospectus:
Report of Independent Accountants	F-72
Consolidated Financial Statements:
Consolidated Income Statements for the years ended December 31, 2002, 2001 and 2000	F-73
Consolidated Balance Sheets at December 31, 2002 and 2001	F-74
Consolidated Statements of Shareholders’ Equity for the years ended December 31, 2002, 2001 and 2000	F-75
Consolidated Cash Flow Statements for the years ended December 31, 2002, 2001 and 2000	F-76
Notes to the Consolidated Financial Statements	F-77

SMITH & NEPHEW GROUP plc

REPORT OF INDEPENDENT AUDITORS

To:	The Board of Directors Smith & Nephew Group plc

122 rte du Moulin de la Ratte

1236 Cartigny

Geneva

We have audited the accompanying balance sheets of Smith & Nephew Group plc as of February 28, 2003 and January 31, 2003 and the related profit and loss accounts and statements of movements in shareholders’ funds for the period February 1, 2003 to February 28, 2003, the year ended January 31, 2003 and the period January 8, 2002 (inception) to January 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United Kingdom and the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements of Smith & Nephew Group plc referred to above, present fairly, in all material respects, the financial position as of February 28, 2003 and January 31, 2003, and the results of its operations for the period February 1, 2003 to February 28, 2003, the year ended January 31, 2003 and the period January 8, 2002 (inception) to January 31, 2002 in conformity with accounting principles generally accepted in the United Kingdom.

Accounting principles generally accepted in the United Kingdom vary in certain significant respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of net income for the period February 1, 2003 to February 28, 2003, the year ended January 31, 2003 and the period January 8, 2002 (inception) to January 31, 2002, the determination of shareholders’ funds and financial position at February 28, 2003 and January 31, 2003 to the extent summarized in Note 16.

London, England	BDO Stoy Hayward
April 11, 2003, except for Note 17, which is as of April 22, 2003	Chartered Accountants and Registered Auditors

SMITH & NEPHEW GROUP plc

PROFIT AND LOSS ACCOUNTS

	Period from February 1, 2003 to February 28, 2003		Year ended January 31, 2003	Period from January 8, 2002 (inception) to January 31, 2002
	(£)		(£)	(£)
Administrative expenses – (Notes 2 and 3)	(1,247)		–	(130)

Operating loss	(1,247)		–	(130)
Interest receivable and similar income – (Note 6)	14		28	–

(Loss)/profit on ordinary activities before taxation	(1,233)		28	(130)
Tax on (loss)/profit on ordinary activities – (Note 7)	–		–	–

(Loss)/profit for the financial period	(1,233)		28	(130)

Weighted average number of Ordinary Shares outstanding	1,694		261	1

Basic and diluted (loss)/profit per Ordinary Share – (Note 8)	(72.79	)p	10.73p	(13,000.00	)p

There are no recognized gains and losses other than the loss for the period of £1,233 for the period from February 1, 2003 to February 28, 2003, the gain of £28 for the year ended January 31, 2003 and the loss for the period from January 8, 2002 (inception) to January 31, 2002 of £130.

Net (loss)/income under US GAAP is set forth in Note 16 of Notes to the financial statements.

Comprehensive (loss)/profit under US GAAP is set forth in Note 16 of Notes to the Financial Statements.

The Notes to the Financial Statements are an integral part of these Financial Statements

SMITH & NEPHEW GROUP plc

BALANCE SHEETS

	February 28, 2003	January 31, 2003
	(£)	(£)
Current assets:
Debtors – (Note 9)	12,883	–
Investments – (Note 10)	330	317

	13,213	317
Creditors: amounts falling due within one year:
Creditors – (Note 11)	(1,247)	(118)

	11,966	199

	11,966	199

Capital and reserves:
Called up equity share capital	13,301	301
Profit and loss account	(1,335)	(102)

Equity shareholders’ funds (i)	11,966	199

(i)	A summary of the adjustments to shareholders’ funds that would be required had accounting principles generally accepted in the United States been applied rather than those generally accepted in the United Kingdom is set forth in Note 16 of the Notes to the Financial Statements.

SMITH & NEPHEW GROUP plc

STATEMENTS OF MOVEMENTS IN SHAREHOLDERS’ FUNDS

	Equity share capital Ordinary Shares of £1 each
	Authorized	Allotted, issued and fully paid	Profit and loss account	Total shareholders’ funds
	(Number)	(£)	(£)	(£)
At January 8, 2002 (inception)	1,000	1	–	1
Loss for financial period	–	–	(130)	(130)

At January 31, 2002	1,000	1	(130)	(129)
Share capital subscribed	–	300	–	300
Profit for financial period	–	–	28	28

At January 31, 2003	1,000	301	(102)	199
Increase in authorized share capital	19,000	–	–	–
Share capital subscribed	–	13,000	–	13,000
Loss for financial period	–	–	(1,233)	(1,233)

At February 28, 2003	20,000	13,301	(1,335)	11,966

The Notes to the Financial Statements are an integral part of these Financial Statements

SMITH & NEPHEW GROUP plc

NOTES TO THE FINANCIAL STATEMENTS

1.	Accounting Policies

Basis of preparation

The financial statements have been prepared under the historical cost convention and in accordance with applicable UK accounting standards. Smith & Nephew Group plc’s (the “Company”) initial fiscal year end was January 31. On February 25, 2003, the Company changed its fiscal year end to February 28. Accordingly, the Company has presented the profit and loss accounts for the last three fiscal year ends and the balance sheets as of the last two fiscal year ends.

Deferred taxation

Deferred taxation is recognized in respect of all timing differences that have originated but not reversed at the balance sheet date where transactions or events have occurred at that date that will result in an obligation to pay more, or a right to pay less or to receive more, tax.

Deferred tax assets are recognized only to the extent that the directors consider that it is likely that taxable profits will be available against which future reversals of the underlying timing differences can be made.

Deferred tax is measured on an undiscounted basis at the tax rates that are expected to apply in the periods in which timing differences are expected to reverse. These are based on tax rates and laws substantively enacted at the balance sheet date.

Investments

Current asset investments are held at the lower of cost and market value.

Cash flows

Smith & Nephew Group plc has not presented statements of cash flow as it had no cash flows during any of the periods presented.

Foreign currencies

Transactions in foreign currencies are recorded using the rate of exchange ruling at the date of transaction. Monetary assets and liabilities denominated in foreign currencies are translated using the rate of exchange ruling at the balance sheet date and the gains or losses on translation are included in the profit and loss account. The Company’s functional currency is the British Pound.

Use of estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.	Segmental Analysis

Smith & Nephew Group plc did not trade during any of the periods presented and has no reportable business segments.

Smith & Nephew Group plc’s profits, losses and net assets in all of the periods presented are derived in the Netherlands.

3.	Operating Loss

Operating loss is stated after charging auditors’ remuneration of £1,175 (period ended January 31, 2003—nil, period ended January 31, 2002—nil).

SMITH & NEPHEW GROUP plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

4.	Directors’ Emoluments

None of the directors received any emoluments during the periods.

5.	Staff Costs

Smith & Nephew Group plc did not employ any staff during the periods.

6.	Interest Receivable and Similar Income

	Period ended February 28, 2003	Year ended January 31, 2003	Period ended January 31, 2002
	(£)	(£)	(£)
Interest on Dutch Government Bonds	1	12	–
Exchange gains	13	16	–

	14	28	–

7.	Tax on (loss)/profit on Ordinary Activities

(a) Tax on loss on ordinary activities:
	Period ended February 28, 2003	Year ended January 31, 2003	Period ended January 31, 2002
	(£)	(£)	(£)
Foreign Tax:
Current taxation on (loss)/profit for the period	–	–	–

Total current taxation	–	–	–
Deferred taxation	–	–	–

Tax on (loss)/profit on ordinary activities	–	–	–

(b)    Factors affecting current tax charge

Smith & Nephew Group plc was resident in the Netherlands for tax purposes during the periods presented. A potential deferred tax asset of £353 (January 31, 2003—£27, January 31, 2002—£34) in respect of tax losses of the Company has not been recognized due to uncertainties over the Company’s future potential tax charges against which this asset would be recoverable.

The tax assessed on the (losses)/profits on ordinary activities for the periods differs from the standard rate of corporation tax in The Netherlands of 29%. The differences are reconciled below:

	Period ended February 28, 2003	Year ended January 31, 2003	Period ended January 31, 2002
	(£)	(£)	(£)
(Loss)/profit on ordinary activities before taxation	(1,233)	28	(130)

(Loss)/profit on ordinary activities multiplied by the standard rate of corporation tax in The Netherlands of 29%	(357)	8	(38)
Unrecognized deferred tax asset/(liability)	326	(7)	34
Other disallowable items	31	(1)	4

Total current taxation	–	–	–

(c)    Factors that may affect future tax charges

Future taxable profits may benefit from the ability to utilize any tax losses created during the periods presented for which no deferred tax assets have been recognized.

The future tax charges of the Company will be impacted by the items noted in Note 17.

SMITH & NEPHEW GROUP plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

8.	(Loss)/profit per Ordinary Share

The calculation of basic and diluted loss per Ordinary Share of 72.79p (January 31, 2003—profit per Ordinary Share 10.73p, January 31, 2002—loss per Ordinary Share of 13,000.00p) is based on the loss on ordinary activities after taxation for the period of £1,233 (January 31, 2003—profit of £28, January 31, 2002—loss of £130) and on 1,694 Ordinary Shares, being the weighted average number of shares in issue during the period (January 31, 2003—261, January 31, 2002—1).

9.	Debtors

	February 28, 2003	January 31, 2003
	(£)	(£)
Amounts owed by parent undertaking	12,883	–

10.	Investments

(£)
Cost:
At February 1, 2002	–
Acquired during the period	301
Translation adjustments	16

At January 1, 2003	317
Translation adjustments	13

At February 28, 2003	330

At February 28, 2003 the market value of the investments (€500 Dutch Government 15/7/98-08 Bonds) was £375 (January 31, 2003—£345).

These bonds were held by Smith & Nephew Group plc’s parent company BFT Nederland B.V. beneficially on Smith & Nephew Group plc’s behalf for the period from purchase to February 28, 2003.

11.	Creditors: amounts falling due within one year

	February 28, 2003	January 31, 2003
	(£)	(£)
Amounts owed to parent undertaking	–	118
Accruals and deferred income	1,247	–

	1,247	118

12.	Commitments

The Company did not have any unprovided capital commitments or any ongoing commitments under finance or operating leases as of February 28, 2003.

13.	Related Party Transactions

During the financial period ended January 31, 2002 the following related party transaction occurred between the Company and its parent, BFT Nederland B.V.:

•	BFT Nederland B.V. paid administrative charges of £130 on behalf of the Company which it then reclaimed from the Company.

As a result of the above the Company owed BFT Nederland B.V. a balance of £130 as at January 31, 2002.

SMITH & NEPHEW GROUP plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

13.	Related Party Transactions – (continued)

During the financial year ended January 31, 2003, the following related party transaction occurred between the Company and its parent, BFT Nederland B.V.:

•	The Company issued 301 £1 Ordinary Shares to BFT Nederland B.V. in return for £301 equivalent to €500 Dutch Government 15/7/98-08 bonds which BFT Nederland B.V. purchased and beneficially held on behalf of the Company on which £12 was accrued as interest income in the period.

As a result of the above, the Company owed BFT Nederland B.V. a net balance of £118 as at January 31, 2003.

During the financial period ended February 28, 2003 the following related party transactions occurred between the Company and its parent, BFT Nederland B.V.:

•	The Company issued 13,000 £1 ordinary shares to BFT Nederland B.V. in return for a current intercompany balance of £13,000.

•	£1 of interest was accrued on the €500 Dutch Government 15/7/98-08 bonds.

As a result of the above BFT Nederland B.V. owed the Company a net balance of £12,883 as at February 28, 2003, which was paid in March 2003.

14.	Ultimate Parent Company and Parent Undertaking of Larger Group of which the Company is a member

At February 28, 2003 the Company’s immediate parent company was BFT Nederland B.V., which is incorporated in the Netherlands. This company has not prepared consolidated accounts which include the results of the Company for any of the financial periods presented.

In the Directors’ opinion the Company’s ultimate parent company and controlling party was TMF Group Holdings B.V. which is also incorporated in the Netherlands. This Company has not prepared consolidated accounts which include the results of the Company for any of the financial periods presented.

15.	Companies Act 1985

These financial statements do not comprise the Company’s statutory accounts within the meaning of section 240 of the Companies Act.

Statutory accounts for the period from incorporation to February 28, 2003 on which the Statutory auditors have given an unqualified audit report have been delivered to the Registrar of Companies for England and Wales.

16.	Differences Between Accounting Principles Generally Accepted in the United Kingdom and United States

The financial statements are prepared in accordance with accounting principles generally accepted in the United Kingdom (“UK GAAP”) which differ in certain respects from United States generally accepted accounting principles (“US GAAP”). The differences which have a significant effect on the Company’s net profit/(loss) and shareholders’ funds are as follows:

Investments

Investments are held at the lower of cost and market value. Under US GAAP, investments would be stated at market value and all movements, including changes due to foreign exchange differences, would be taken to shareholders’ funds via comprehensive income for the period. Under US GAAP, these investments would be classified as available for sale. The investments are Dutch Government Bonds which mature on July 15, 2008.

SMITH & NEPHEW GROUP plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

16.	Differences Between Accounting Principles Generally Accepted in the United Kingdom and United States – (continued)

Costs of Raising Capital

Costs of raising capital are expensed when incurred. Under US GAAP, costs of raising capital would be recorded as a reduction in additional paid in capital included in shareholders’ funds.

Effect of differences and additional information

The effect of the adjustments to net (loss)/profit, comprehensive (loss)/profit and shareholders’ funds under US GAAP that would be required if US GAAP were to be applied instead of UK GAAP is summarized as follows:

Net (loss)/profit

Net (loss)/profit under US GAAP is as follows:

	Period from February 1, 2003 to February 28, 2003	Year ended January 31, 2003	Period from January 8, 2002 (inception) to January 31, 2002
	(£)	(£)	(£)
Net (loss)/profit as reported under UK GAAP	(1,233)	28	(130)
Revaluation of investments—Foreign exchange gains	(13)	(16)	–
Cost of raising capital	72	–	–

Net (loss)/profit as adjusted to accord with US GAAP	(1,174)	12	(130)

Comprehensive (loss)/profit

The statement of comprehensive (loss)/profit under US GAAP is as follows:

	Period from February 1, 2003 to February 28, 2003	Year ended January 31, 2003	Period from January 8, 2002 (inception) to January 31, 2002
	(£)	(£)	(£)
Net (loss)/profit as adjusted to accord with US GAAP	(1,174)	(12)	(130)
Other comprehensive income (net of related tax of nil):
Revaluation of investments—fair value	17	28	–
Foreign exchange gains	13	16	–

Comprehensive (loss)/profit	(1,144)	56	(130)

Movements in other comprehensive income amounts (net of related tax) are as follows:

	Revaluation of Investments	Foreign Exchange Gains	Total
	(£)	(£)	(£)
At January 8, 2002 (inception) and January 31, 2002	–	–	–
Movement in the period	28	16	44

At January 31, 2003	28	16	44
Movement in the period	17	13	30

At February 28, 2003	45	29	74

SMITH & NEPHEW GROUP plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

16.	Differences Between Accounting Principles Generally Accepted in the United Kingdom and United States – (continued)

Shareholders’ funds

	February 28, 2003	January 31, 2003
	(£)	(£)
Shareholders’ funds as reported in the balance sheet under UK GAAP	11,966	199
Adjustment:
Investments: revaluation of investments—fair value	45	28

Shareholders’ funds as adjusted to accord with US GAAP	12,011	227

17.	Post Balance Sheet Events

On March 18, 2003 the following events occurred:

•	13,298 of the issued £1 ordinary shares of the Company were converted to £1 non-redeemable preference shares;

•	The remaining 3 issued £1 ordinary shares were transferred to Mr A Vidts and Mr P Chapatte;

•	6,699 of the authorized £1 Ordinary Shares of the Company were reclassified to £1 redeemable preference shares.

•	The 13,298 £1 non-redeemable preference shares were sold by Smith & Nephew Group plc’s then parent company, BFT Nederland B.V. to Cazenove & Co. Limited, a company incorporated in the United Kingdom;

•	Following this, Mr J Kohlman, Mr A Mantel and Ms C Andriesse resigned as directors of the Company and Mr A Vidts, Mr P Chapatte, Mr P Hooley and Mr D Eustace were appointed;

•	The authorized share capital of the Company was increased to £50,000 by the creation of 30,000 redeemable preference shares of £1 each.

•	The Company issued 36,699 fully paid £1 redeemable preference shares to Cazenove & Co. Limited;

•	Cazenove & Co. Limited made a revenue contribution of £2,332 to the Company.

The Board of Directors intends for the Company to become the holding company of the Smith & Nephew group of companies under a Scheme of Arrangement (the “Scheme”) to be put for sanctioning before the High Court of England and Wales. The Company also intends to acquire, by means of public tender offers, Centerpulse AG and InCentive AG, two Swiss companies registered on the Swiss Stock Exchange.

In order to acquire Centerpulse AG and InCentive AG, the Company entered into several agreements on March 20, 2003 as follows:

a)	the Company and Smith & Nephew plc entered into a Tender Agreement with René Braginsky, Hans Kaiser, Zurich Versicherungs-Gesellschaft and III Institutional Investors International Corp which regulates certain aspects of the public tender offer to shareholders of InCentive AG;

b)	the Company and Smith & Nephew plc entered into a Transaction Agreement with InCentive AG which regulates certain aspects of the public tender offer to shareholders of InCentive AG; and

c)	the Company and Smith & Nephew plc entered into a Combination Agreement with Centerpulse AG relating to the combination of the Company or Smith & Nephew plc with Centerpulse AG.

SMITH & NEPHEW GROUP plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

17.	Post Balance Sheet Events – (continued)

Successful completion of the offers for Centerpulse and InCentive is expected to result in the issuance of approximately 298 million new Smith & Nephew Group shares and the payment of approximately a net £400 million (CHF 870 million) in cash, after taking account of InCentive’s expected cash balances. Shareholders of Centerpulse and InCentive will own approximately 24% of the outstanding shares of Smith & Nephew Group. Shares of Smith & Nephew Group are expected to be traded on the London Stock Exchange and ADSs representing Smith & Nephew Group shares are expected to be traded on the New York Stock Exchange. Smith & Nephew Group will also seek a secondary listing of its shares on the SWX Swiss Stock Exchange.

The public tender offers for Centerpulse AG and InCentive AG which these agreements regulate are both conditional upon the Scheme being sanctioned by the Court, the shares of Smith & Nephew Group plc being listed on the London Stock Exchange and on regulatory clearances. The transactions are expected to be completed in July 2003.

In addition, the Company and Smith & Nephew plc entered into a Credit Agreement with Lloyds TSB Capital Markets and The Royal Bank of Scotland plc as arrangers, the financial institutions listed therein as original lenders and The Royal Bank of Scotland plc as facility agent, pursuant to which the original lenders have agreed to make available multi-currency term loan facilities in an aggregate principal amount of US$2.1 billion to finance the acquisition of Centerpulse AG and InCentive AG, refinance the existing debt of Smith & Nephew plc, Centerpulse AG and their respective subsidiaries and general corporate purposes. The conditions precedent to drawdown of these facilities include a condition that the Scheme has been sanctioned by the Court.

The following is a current list of Directors on the Board of Smith & Nephew Group plc:

Pierre-André Chapatte	Appointed	March 18, 2003
Antoine Vidts	Appointed	March 18, 2003
Peter Hooley	Appointed	March 19, 2003
Dudley Eustace	Appointed	March 19, 2003
Christopher O’Donnell	Appointed	April 9, 2003
Pamela Kirby	Appointed	April 14, 2003
Warren Knowlton	Appointed	April 14, 2003
Brian Larcombe	Appointed	April 14, 2003
Richard DeSchutter	Appointed	April 14, 2003
Roy Stomberg	Appointed	April 14, 2003

The Company changed its name from Smith & Nephew Group Limited to Smith & Nephew Group plc and re-registered as a plc on April 2, 2003.

On April 22, 2003, subject to implementation of the Scheme, ordinary resolutions were passed to:

•	sub-divide each of the 3 issued ordinary shares of £1 each into 8 New Ordinary Shares;

•	reclassify and sub-divide each of the 13,298 issued non-redeemable cumulative preference shares of £1 each into 8 New Ordinary Shares; and

•	increase the authorized share capital from £50,000 to £210,000,000, by the creation of 1,679,600,000 New Ordinary Shares.

SMITH & NEPHEW plc

REPORT OF INDEPENDENT AUDITORS

To:    The Board of Directors

          Smith & Nephew plc

We have audited the accompanying consolidated balance sheets of Smith & Nephew plc as of December 31, 2002 and 2001, and the related consolidated profit and loss accounts and consolidated statements of cash flows, movements in shareholders’ funds and total recognized gains and losses for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with United Kingdom auditing standards and United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Smith & Nephew plc at December 31, 2002 and 2001, and the consolidated results of its operations and its consolidated cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United Kingdom, which differ in certain respects from those followed in the United States (see Note 35 of Notes to the Financial Statements).

London, England ERNST & YOUNG LLP

February 7, 2003, except for

Note 36 – Subsequent Events,

as to which date is April 16, 2003

SMITH & NEPHEW plc

CONSOLIDATED PROFIT AND LOSS ACCOUNT

	Years ended December 31,
	2002	2001	2000
	(£ million, except per Ordinary Share amounts)
Turnover – (Note 2)
Ongoing operations	1,083.7	943.0	772.9
Operations contributed to the joint venture	–	35.3	138.6

Continuing operations	1,083.7	978.3	911.5
Discontinued operations	26.2	103.4	223.2

Group turnover	1,109.9	1,081.7	1,134.7
Share of joint venture	155.0	123.6	–

	1,264.9	1,205.3	1,134.7

Operating profit – (Notes 2 and 3)
Ongoing operations:
Before goodwill amortization and exceptional items	196.0	170.8	140.7
Goodwill amortization	(17.5)	(10.4)	(6.9)
Exceptional items (Note 4)	(29.9)	(19.3)	(3.8)

	148.6	141.1	130.0
Operations contributed to the joint venture:
Before exceptional items	–	3.6	16.2
Exceptional items (Note 4)	–	(1.8)	(8.6)

Continuing operations	148.6	142.9	137.6
Discontinued operations before exceptional items (Note 3)	2.1	11.1	29.0
Discontinued operations exceptional items (Note 4)	–	–	(3.9)

Group operating profit	150.7	154.0	162.7
Share of operating profit of joint venture before exceptional items	19.6	12.8	–
Share of operating profit of joint venture exceptional items – (Note 4)	(2.6)	(5.0)	–
Share of operating profit of associated undertaking	4.9	–	–

Operating profit	172.6	161.8	162.7
Discontinued operations – net profit on disposals – (Note 5)	18.0	49.2	109.5

Profit on ordinary activities before interest	190.6	211.0	272.2
Interest income – (Note 6)	6.6	2.5	4.4
Interest expense – (Note 6)	(19.3)	(19.9)	(11.4)

Profit on ordinary activities before taxation	177.9	193.6	265.2
Taxation – (Note 8)	(65.8)	(64.0)	(57.7)

Attributable profit for the financial year (i)	112.1	129.6	207.5
Ordinary dividends – (Note 9)	(44.6)	(42.9)	(41.3)
Special dividend – (Note 9)	–	–	(415.6)

Retained profit/(deficit) for the year	67.5	86.7	(249.4)

Average number of Ordinary Shares outstanding (million)	926	921	1,034

Basic earnings per Ordinary Share – (Note 11)	12.11p	14.07p	20.07p
Diluted earnings per Ordinary Share – (Note 11)	12.02p	13.95p	19.95p
Profit before taxation, goodwill amortization and exceptional items	209.9	180.9	178.9
Adjusted basic earnings per Ordinary Share – (Note 11)	16.02p	13.96p	12.19p
Adjusted diluted basic earnings per Ordinary Share – (Note 11)	15.89p	13.84p	12.12p

(i)	A summary of the adjustments to attributable profit for the financial year that would be required had accounting principles generally accepted in the United States been applied rather than those generally accepted in the United Kingdom is set forth in Note 35 of the Notes to the Financial Statements.

The Notes to the Financial Statements are an integral part of these Financial Statements

SMITH & NEPHEW plc

CONSOLIDATED BALANCE SHEET

	December 31,
	2002			2001
	(£ million)
Fixed assets:
Intangible assets – (Note 14)	317.2		187.8
Tangible assets – (Note 15)	255.8		245.0
Investments – (Note 16)	8.2		25.7
Investment in joint venture – (Note 17)	115.0		114.0

Goodwill	70.3		70.6
Share of gross assets	106.2		109.0
Share of gross liabilities	(61.5)		(65.6)

Investment in associated undertaking – (Note 18)	8.5		–

		704.7		572.5
Current assets:
Stocks – (Note 13)	229.5		232.2
Debtors – (Note 12)	280.7		266.8
Cash and bank	22.5		26.4

	532.7		525.4
Creditors: amounts falling due within one year:
Borrowings – (Note 19)	151.9		94.0
Other creditors – (Note 21)	309.6		334.5

	461.5		428.5

Net current assets		71.2		96.9

Total assets less current liabilities		775.9		669.4
Creditors: falling due after more than one year:
Borrowings – (Note 19)	164.2		161.2
Other creditors – (Note 21)	6.3		8.3
Provisions for liabilities and charges – (Note 22)	88.1		95.3

		258.6		264.8

		517.3		404.6

Capital and reserves:
Equity Shareholders’ funds:
Called up equity Share capital		113.5		113.1
Share premium account		143.8		135.8
Profit and loss account		259.7		155.4

		517.0		404.3
Non-equity Shareholders’ funds:
Called up non-equity Share capital		0.3		0.3

		517.3		404.6

(i)	A summary of the adjustments to shareholders’ funds that would be required had accounting principles generally accepted in the United States been applied rather than those generally accepted in the United Kingdom is set forth in Note 35 of the Notes to the Financial Statements.

The Notes to the Financial Statements are an integral part of these Financial Statements

SMITH & NEPHEW plc

CONSOLIDATED STATEMENT OF CASH FLOW

	Years ended December 31,
	2002(ii)	2001(ii)	2000(ii)
	(£ million)
Net cash inflow from operating activities (i) – (Note 24)	209.3	191.9	204.0
Dividends received from joint venture	3.9	–	–
Returns on investments and servicing of finance:
Interest received	6.6	2.5	4.4
Interest paid	(16.8)	(19.0)	(11.4)

Net cash outflow from returns on investments and servicing of finance	(10.2)	(16.5)	(7.0)
Taxation paid	(52.3)	(76.2)	(46.5)

	150.7	99.2	150.5

Capital expenditure and financial investment:
Capital expenditure	(85.2)	(74.7)	(63.9)
Disposal of fixed assets	1.1	4.1	6.1
Trade investments	(1.3)	(2.4)	(6.0)
Own shares (purchased)/vested	(0.7)	0.4	(2.9)

	(86.1)	(72.6)	(66.7)

Acquisitions and disposals:
Acquisitions	(245.4)	(69.3)	(51.1)
Cash acquired on acquisition of ORATEC	39.1	–	–
Disposals	71.8	61.7	209.8
Debt repaid by the joint venture	5.7	24.6	–
Joint venture formation costs	–	(12.0)	–

	(128.8)	5.0	158.7

Equity dividends paid	(43.5)	(42.0)	(475.9)

Cash outflow before use of liquid resources and financing	(107.7)	(10.4)	(233.4)
Management of liquid resources – (Note 24)	–	–	72.3
Financing:
Issue of ordinary share capital	6.1	9.0	7.7
Net increase in borrowings due within one year	70.6	30.2	14.5
Increase/(decrease) in borrowings due after one year	18.1	(7.4)	146.1
Settlement of currency swaps	–	(14.0)	(9.6)

Net cash inflow from financing	94.8	17.8	158.7

(Decrease)/increase in cash – (Note 24)	(12.9)	7.4	(2.4)

(i)	After £19.3 million of outgoings on rationalization program, acquisition integration and divestment costs (2001 – £23.5 million, 2000 – £23.1 million).

(ii)	The significant differences between the cash flow statement presented above and that required under accounting principles generally accepted in the United States are set forth in Note 35 of the Notes to the Financial Statements.

The Notes to the Financial Statements are an integral part of these Financial Statements

SMITH & NEPHEW plc

CONSOLIDATED STATEMENT OF MOVEMENTS IN SHAREHOLDERS’ FUNDS

SHARE CAPITAL

	Non-equity capital (i)	Equity capital (ii)	Non-equity capital (i)	Equity capital (ii)	Total
	5.50% Cumulative Preference Shares of £1 each	Ordinary Shares of 12 2/9p (Jan 2000 10p each)	5.50% Cumulative Preference Shares of £1 each	Ordinary Shares of 12 2/9p (Jan 2000 10p each)
	(Number thousand)		(£ million)
Authorized:
At January 1, 2000	450	1,495,500	0.5	149.5	150.0
Effect of share consolidation (ii)	–	(271,909)	–	–	–

At December 31, 2000, 2001 and 2002	450	1,223,591	0.5	149.5	150.0

Allotted; issued and fairly paid:
At January 1, 2000	269	1,117,545	0.3	111.8	112.1
Conversion of bonds	–	14	–	–	–
Exercise of share options	–	1,370	–	0.1	0.1
Long service awards	–	24	–	–	–

At August 6, 2000	269	1,118,953	0.3	111.9	112.2
Effect of share consolidation (ii)	–	(203,446)	–	–	–

	269	915,507	0.3	111.9	112.2
Conversion of bonds	–	145	–	–	–
Exercise of share options	–	3,527	–	0.5	0.5
Long service awards	–	10	–	–	–

At December 31, 2000	269	919,189	0.3	112.4	112.7
Conversion of bonds	–	26	–	–	–
Exercise of share options	–	5,588	–	0.7	0.7
Long service awards	–	9	–	–	–

At December 31, 2001	269	924,812	0.3	113.1	113.4
Conversion of bonds	–	10	–	–	–
Exercise of share options	–	3,937	–	0.4	0.4
Long service awards	–	1	–	–	–

At December 31, 2002	269	928,760	0.3	113.5	113.8

(i)	The 5.50% Cumulative Preference Shares are non-voting and carry preferential rights to dividends and distribution on winding up.

(ii)	On August 7, 2000, the Ordinary Share Capital was consolidated by the issue of 9 new ordinary shares of 12 2/9p for every 11 ordinary shares of 10p held

The Notes to the Financial Statements are an integral part of these Financial Statements

SMITH & NEPHEW plc

CONSOLIDATED STATEMENT OF MOVEMENTS IN SHAREHOLDERS’ FUNDS

SHARE CAPITAL AND RESERVES

	Share capital	Share premium account (i)	Profit and loss account (ii)	Total shareholders’ funds (iii)
At January 1, 2000 as previously reported	112.1	118.3	260.4	490.8
Prior year adjustment (iv)	–	–	2.3	2.3

At January 1, 2000 as restated	112.1	118.3	262.7	493.1
Share options and long service awards	0.6	6.9	–	7.5
Convertible bonds	–	0.2	–	0.2
Exchange adjustments	–	–	(12.9)	(12.9)
Profit for the financial year	–	–	205.2	205.2
Dividends	–	–	(456.9)	(456.9)
Goodwill on disposals	–	–	31.8	31.8

At December 31, 2000	112.7	125.4	29.9	268.0
Share options and long service awards	0.7	10.4	–	11.1
Exchange adjustments	–	–	(8.8)	(8.8)
Profit for the financial year	–	–	129.6	129.6
Dividends	–	–	(42.9)	(42.9)
Movements relating to the QUEST – (Note 23)	–	–	(2.1)	(2.1)
Unrealised gain on formation of joint venture	–	–	31.8	31.8
Goodwill on operations contributed to the joint venture	–	–	17.9	17.9

At December 31, 2001	113.4	135.8	155.4	404.6
Share options and long service awards	0.4	8.0	–	8.4
Exchange adjustments	–	–	9.1	9.1
Profit for the financial year	–	–	112.1	112.1
Dividends	–	–	(44.6)	(44.6)
Movements relating to the QUEST – (Note 23)	–	–	(2.3)	(2.3)
Goodwill on disposals	–	–	30.0	30.0

At December 31, 2002	113.8	143.8	259.7	517.3

(i)	Share premium is not distributable.

(ii)	The cumulative amount of goodwill charged to reserves is £292.3 million (2001 – £329.5 million, 2000 – £344.4 million). The decrease in goodwill in the year represents amounts written back to reserves on the disposal of the rehabilitation business of £30.0 million and exchange adjustments of £7.2 million (2001 – decrease of £14.9 million, 2000 – decrease of £24.4 million).

(iii)	Included in shareholders’ funds are cumulative translation adjustment losses of £39.8 million (2001 – £48.9 million, 2000 – £40.1 million).

(iv)	Adjustment following the adoption of Financial Reporting Standard 19 in 2001.

The Notes to the Financial Statements are an integral part of these Financial Statements

SMITH & NEPHEW plc

CONSOLIDATED STATEMENT OF TOTAL RECOGNIZED GAINS AND LOSSES

	Years ended December 31,
	2002	2001	2000
	(£ million)
Profit for the financial year (i)	112.1	129.6	205.2
Prior year adjustment (ii)	–	–	2.3

	112.1	129.6	207.5
Unrealized gain on formation of joint venture	–	31.8	–
Currency translation differences on foreign currency net investments	9.1	(8.8)	(12.9)

Total recognized gains and losses relating to the year	121.2	152.6	194.6

(i)	Included in the profit for the financial year is £10.3 million (2001 – £4.4 million, 2000 – nil) profit relating to the joint venture and £3.0 million (2001 – nil, 2000 – nil) profit relating to the associated undertaking.

(ii)	Adjustment following the adoption of Financial Reporting Standard 19 in 2001.

(iii)	The statement of comprehensive income required under accounting principles generally accepted in the United States is set forth in Note 35 of Notes to the Financial Statements.

The Notes to the Financial Statements are an integral part of these Financial Statements

SMITH & NEPHEW plc

NOTES TO THE FINANCIAL STATEMENTS

1.	Accounting Policies

The financial statements have been prepared under the historical cost convention and in accordance with applicable UK accounting standards and include the disclosures required by Financial Reporting Standard 17 (“FRS 17”).

Consolidation

The consolidated financial statements include the financial statements of Smith & Nephew plc (the “Company”) and the financial statements of all the subsidiary and associated undertakings during the year ended December 31, 2002 for the periods which they were members of the Group. In these financial statements, “Group” means the Company and all its subsidiaries. All material intercompany transactions are eliminated.

Entities in which the Group holds an interest on a long-term basis and are controlled by the Group and one other entity under a contractual agreement are joint ventures. Joint ventures are included in the consolidated financial statements under the gross equity method.

Entities in which the Group has a beneficial interest of 50% or less in the equity capital and where the Group exercises significant influence over commercial and financial policy decisions are associated undertakings. Associates are included in the consolidated financial statements under the net equity method.

Joint arrangements are those where the Group participates with a third party in an arrangement to carry on the Group’s trade or business. Joint arrangements are included in the consolidated financial statements in proportion to the Group’s interest in their assets, liabilities and cash flows.

Turnover

Turnover comprises sales of products and services to third parties at amounts invoiced net of trade discounts and rebates, excluding turnover taxes.

Foreign currencies

Balance sheet items of overseas companies and foreign currency borrowings are translated into sterling at the year end rates of exchange. Profit and loss items and the cash flows of overseas subsidiaries and associated undertakings are translated at the average rates for the year.

Forward currency contracts in respect of contracted and anticipated amounts payable on purchase transactions are accounted for as hedges with the hedge transaction recorded at the rate implicit in the contract. Changes in the fair value of these forward contracts are recognized in the profit and loss account on the ultimate sale of the item purchased.

The following are recorded as movements in reserves: exchange differences on the translation at closing rates of exchange of overseas opening net assets, including acquisition goodwill; the difference on translation of foreign currency borrowings or swaps that are used to finance or hedge intragroup equity investments; and the differences arising between the translation of profits at average and closing rates of exchange. All other exchange differences are dealt with in arriving at profit before taxation.

Intangible fixed assets

Goodwill, representing the excess of purchase consideration over fair value of net assets acquired prior to December 31, 1997, was set-off against reserves in the year of acquisition. Goodwill acquired since January 1, 1998 is capitalized and amortized on a straight line basis over its estimated useful economic life, up to a presumed maximum of 20 years, except for goodwill arising on the formation of the BSN Medical joint venture and acquisition of the Group’s share of the AbilityOne associated undertaking, which is not

SMITH & NEPHEW plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

1.	Accounting Policies – (continued)

amortized but is subject to an annual impairment review. This treatment, which is a departure from the requirement of the Companies Act 1985 of Great Britain (the “Companies Act”) to amortize goodwill, is adopted in order to show a true and fair view (See Note 17 and Note 18). Goodwill previously written off to reserves is included in the calculation of gains and losses on disposals.

The carrying value of goodwill and acquired intangibles is reviewed for impairment at the end of the first full financial year following acquisition and in other periods if significant events or changes in circumstances indicate the carrying value may be impaired.

Purchased patents, know-how, trade marks, licenses and distribution rights are capitalized and amortized over a period not exceeding 20 years.

The carrying values of intangibles are reviewed for impairment when events or changes in circumstances indicate the carrying value may be impaired.

Tangible fixed assets

Tangible fixed assets are stated at cost and, except for freehold land, are depreciated as wasting assets. Freehold and long leasehold buildings are depreciated on a straight-line basis at between 1% and 5% per annum. Short leasehold land and buildings (leases of under 50 years) are depreciated by equal annual installments over the term of the lease. Plant and equipment are depreciated over lives ranging between three and 20 years by equal annual installments to write down the assets to their estimated disposal value at the end of their working lives.

Leasing commitments

Assets held under finance leases are capitalized as tangible fixed assets and depreciated accordingly. The capital element of future lease payments is included in loans and interest is charged to profit before taxation on a reducing balance basis over the term of the lease.

Rentals payable under operating leases are charged to the profit and loss account as incurred.

Investments

Trade investments are stated at cost less provision for any permanent diminution in value.

Stocks and work-in-progress

Finished goods and work-in-progress are valued at factory cost, including appropriate overheads, on a first-in first-out basis. Raw materials are valued at purchase price and all stocks are reduced to net realizable value where lower.

Deferred taxation

Deferred taxation is recognized in respect of all timing differences that have originated but not reversed at the balance sheet date where transactions or events have occurred at that date that will result in an obligation to pay more, or a right to pay less or to receive more, tax.

No provision is made for deferred tax that would arise on the remittance of the retained earnings of overseas subsidiaries, associates and joint ventures except to the extent that, at the balance sheet date, dividends have been accrued as receivable.

SMITH & NEPHEW plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

1.	Accounting Policies – (continued)

Deferred tax assets are recognized only to the extent that the directors consider that it is likely that taxable income will be available against which future reversals of the underlying timing differences can be made.

Deferred tax is measured on an undiscounted basis at the tax rates that are expected to apply in the periods in which timing differences are expected to reverse. These are based on tax rates and laws substantively enacted at the balance sheet date.

Derivative instruments

Currency swaps to match foreign currency net assets with foreign currency liabilities are translated into sterling at the year end exchange rates. Changes in the principal values of currency swaps are matched in reserves against changes in the values of the related assets. Interest rate swaps to protect interest costs and income are accounted for as hedges. Changes in the values of interest rate swaps are recognized against interest in the period relating to the hedge.

Research and development

Revenue expenditure on research and development is written off as incurred.

Postretirement benefits

The Group’s major pension plans are currently of the defined benefit type. For these plans, costs are charged to operating profit so as to spread the expense of providing future pensions to employees over their working lives with the Group. For defined contribution plans, contributions are charged to operating profit as they become payable. Where the Group provides healthcare benefits after retirement, the expected cost of these is charged to operating profit over the employees’ working lives with the Group.

Use of estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

SMITH & NEPHEW plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

2.	Segmental Analysis

	Years ended December 31,
	2002	2001	2000
	(£ million)
Group sales by activity
Orthopaedics	470.2	404.6	335.0
Endoscopy	291.8	252.8	216.4
Advanced wound management	321.7	285.6	221.5

Ongoing operations	1,083.7	943.0	772.9
Operations contributed to the joint venture	–	35.3	138.6

Continuing operations	1,083.7	978.3	911.5
Discontinued operations	26.2	103.4	223.2

	1,109.9	1,081.7	1,134.7

Following completion of the Group’s restructuring the Group’s segmental analysis is now based on its three core businesses and comparatives have been restated accordingly.

On April 1, 2001, the Group’s casting and bandaging and traditional woundcare businesses were contributed to a joint venture with Beiersdorf AG called BSN Medical in return for a 50% equity interest. The results of these businesses prior to contribution represent operations contributed to the joint venture.

Discontinued operations comprise the results of the rehabilitation business and in 2001 the first half year results of the ear, nose and throat business. In 2000, discontinued operations comprise the results of the ear, nose and throat and rehabilitation businesses and six months of trading relating to the consumer business.

	Years ended December 31,
	2002	2001	2000
	(£ million)
Group sales by geographic origin
United Kingdom	179.6	162.9	148.9
Continental Europe	250.7	199.6	159.7
United States	702.1	641.3	515.9
Other America	28.6	31.8	25.8
Africa, Asia and Australasia	144.3	133.5	125.3

	1,305.3	1,169.1	975.6
Operations contributed to the joint venture	–	35.3	138.6

Continuing operations	1,305.3	1,204.4	1,114.2
Discontinued operations	26.2	103.4	223.2

	1,331.5	1,307.8	1,337.4
Less intragroup sales	(221.6)	(226.1)	(202.7)

	1,109.9	1,081.7	1,134.7

SMITH & NEPHEW plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

2.	Segmental Analysis – (continued)

	Years ended December 31,
	2002	2001	2000
	(£ million)
Group sales by geographic market
United Kingdom	87.3	77.5	61.0
Continental Europe	231.4	190.9	150.1
United States	579.4	502.1	395.5
Other America	31.1	32.8	24.0
Africa, Asia and Australasia	154.5	139.7	142.3

	1,083.7	943.0	772.9
Operations contributed to the joint venture	–	35.3	138.6

Continuing operations	1,083.7	978.3	911.5
Discontinued operations	26.2	103.4	223.2

	1,109.9	1,081.7	1,134.7

	Years ended December 31,
	2002	2000	2000
	(£ million)
Operating profit by activity
Orthopaedics	98.2	87.9	69.1
Endoscopy	53.8	46.8	38.2
Advanced wound management	44.0	36.1	33.4
Amortization of goodwill	(17.5)	(10.4)	(6.9)
Exceptional items	(29.9)	(19.3)	(3.8)

Ongoing operations	148.6	141.1	130.0
Operations contributed to the joint venture: operating profit	–	3.6	16.2
Operations contributed to the joint venture: exceptional items	–	(1.8)	(8.6)

Continuing operations	148.6	142.9	137.6
Discontinued operations: operating profit	2.1	11.1	29.0
Discontinued operations: exceptional items	–	–	(3.9)

	150.7	154.0	162.7

Items between operating profit of £150.7 million (2001 – £154.0 million, 2000 – £162.7 million) and profit before taxation of £177.9 million (2001 – £193.6 million, 2000 – £265.2 million) comprise share of operating profit of the joint venture £17.0 million (2001 – £7.8 million, 2000 – nil), share of operating profit of the associated undertaking of £4.9 million (2001 – nil, 2000 – nil), net profit on disposals of £18.0 million (2001 – £49.2 million, 2000 – £109.5 million) and net interest expense of £12.7 million (2001 – £17.4 million, 2000 – £7.0 million) which are not allocated segmentally.

Exceptional costs of £29.9 million have been charged in 2002 (2001 – £21.1 million, 2000 – £16.3 million) as follows: Ongoing operations £29.9 million (2001 – £19.3 million, 2000 – £3.8 million) and Operations contributed to the joint venture nil (2001 – £1.8 million, 2000 – £8.6 million) and Discontinued operations nil (2001 – nil, 2000 – £3.9 million). Exceptional costs within Ongoing operations are allocated as follows: Orthopaedics £0.8 million (2001 – £0.6 million, 2000 – £0.3 million), Endoscopy £7.6 million (2001 – £0.3 million, 2000 – £1.3 million) and Advanced wound management £21.5 million ( 2001 – £18.4 million, 2000 – £2.2 million).

SMITH & NEPHEW plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

2.	Segmental Analysis – (continued)

Amortization of goodwill of £17.5 million (2001 – £10.4 million, 2000 – £6.9 million) within Ongoing operations arose as follows: Orthopaedics £4.7 million (2001 – £4.1 million, 2000 – £3.2 million), Endoscopy £7.1 million (2001 – £1.0 million, 2000 – nil) and Advanced wound management £5.7 million (2001 – £5.3 million, 2000 – £3.7 million).

	Years ended December 31,
	2002	2001	2000
	(£ million)
Operating profit by geographic origin
United Kingdom	21.7	19.6	24.4
Continental Europe	21.1	18.0	12.5
United States	129.8	113.3	82.2
Other America	(0.7)	0.9	3.3
Africa, Asia and Australasia	24.1	19.0	18.3
Amortization of goodwill	(17.5)	(10.4)	(6.9)
Exceptional items	(29.9)	(19.3)	(3.8)

Ongoing operations	148.6	141.1	130.0
Operations contributed to the joint venture: operating profit	–	3.6	16.2
Operations contributed to the joint venture: exceptional items	–	(1.8)	(8.6)

Continuing operations	148.6	142.9	137.6
Discontinued operations: operating profit	2.1	11.1	29.0
Discontinued operations: exceptional items	–	–	(3.9)

	150.7	154.0	162.7

Ongoing operations exceptional costs of £1.5 million were incurred in the United Kingdom, £2.4 million in Continental Europe, £25.8 million in the United States, £0.1 million in Other America and £0.1 million in Africa, Asia and Australasia in 2002 (2001 – £19.3 million: United Kingdom £11.7 million, Continental Europe £5.1 million, United States £1.5 million and Africa, Asia and Australasia £1.0 million, 2000 – £3.8 million: United Kingdom £0.4 million, Continental Europe £0.9 million, United States £2.7 million, Other America £0.2 million and Africa, Asia and Australasia gain of £0.4 million). Nil was charged to Operations contributed to the joint venture in 2002 (2001 – £1.8 million, 2000 – £8.6 million). Nil was charged to discontinued operations in 2002 (2001 – nil, 2000 – £3.9 million).

Amortization of goodwill of £17.5 million (2001 – £10.4 million, 2000 – £6.9 million) within Ongoing operations arose as follows: £1.2 million (2001 – £0.9 million, 2000 – nil) in the United Kingdom, £2.1 million (2001 – £2.1 million, 2000 – £2.0 million) in Continental Europe, £13.7 million (2001 – £6.9 million, 2000 – £4.5 million) in the United States and £0.5 million (2001 – £0.5 million, 2000 – £0.4 million) in Africa, Asia and Australasia.

SMITH & NEPHEW plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

2.	Segmental Analysis – (continued)

	December 31,
	2002	2001	2000
		(£ million)
Operating assets by activity
Orthopaedics	309.8	304.6	254.2
Endoscopy	275.1	130.8	132.6
Advanced wound management	222.6	223.1	163.8

Ongoing operations	807.5	658.5	550.6
Operations contributed to the joint venture	–	–	67.7

Continuing operations	807.5	658.5	618.3
Discontinued operations	–	22.0	47.6

	807.5	680.5	665.9

	December 31,
	2002	2001	2000
	(£ million)
Operating assets by geographic origin
United Kingdom	153.4	134.6	79.5
Continental Europe	70.6	69.4	65.8
United States	511.5	383.0	350.7
Other America	13.0	15.0	11.0
Africa, Asia and Australasia	59.0	56.5	43.6

Ongoing operations	807.5	658.5	550.6
Operations contributed to the joint venture	–	–	67.7

Continuing operations	807.5	658.5	618.3
Discontinued operations	–	22.0	47.6

	807.5	680.5	665.9

Operating assets comprise fixed assets, stocks and debtors less creditors and provisions other than investment in the joint venture, investment in the associated undertaking, net debt, taxation and dividends.

	Years ended December 31,
	2002	2001	2000
	(£ million)
Capital expenditure by activity
Orthopaedics	47.4	42.6	28.6
Endoscopy	17.2	16.2	13.0
Advanced wound management	20.4	12.9	9.4

Ongoing operations	85.0	71.7	51.0
Operations contributed to the joint venture	–	1.0	10.0

Continuing operations	85.0	72.7	61.0
Discontinued operations	0.2	2.0	2.9

	85.2	74.7	63.9

SMITH & NEPHEW plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

2.	Segmental Analysis – (continued)

Capital expenditure comprises additions of tangible and intangible fixed assets. In addition, in 2002, £1.3 million of additions to trade investments related to orthopaedics (2001 – £2.4 million, 2000 – £2.0 million) and nil related to advanced wound management (2001 – nil, 2000 – £4.0 million); and £2.4 million additions to own shares (2001 – £1.2 million, £2000 – £2.9 million).

	Years ended December 31,
	2002	2001	2000
	(£ million)
Depreciation by activity
Orthopaedics	35.5	29.8	27.2
Endoscopy	19.8	11.3	11.1
Advanced wound management	18.3	16.0	14.3

Ongoing operations	73.6	57.1	52.6
Operations contributed to the joint venture	–	1.0	4.1

Continuing operations	73.6	58.1	56.7
Discontinued operations	0.6	2.2	5.6

	74.2	60.3	62.3

Amounts comprise depreciation of tangible fixed assets and amortization of intangible fixed assets.

	Years ended December 31,
	2002	2001	2000
	(£ million)
Operating cash flow by activity
Orthopaedics	67.3	43.7	40.6
Endoscopy	40.9	43.7	30.9
Advanced wound management	24.4	16.5	25.1

Ongoing operations	132.6	103.9	96.6
Operations contributed to the joint venture	–	4.1	8.4

Continuing operations	132.6	108.0	105.0
Discontinued operations	(9.4)	11.3	32.3

	123.2	119.3	137.3

	Years ended December 31,
	2002	2001	2000
	(£ million)
Operating cash flow by geographic origin
United Kingdom	5.3	21.3	9.4
Continental Europe	16.8	8.5	13.0
United States	92.7	68.7	58.0
Other America	(1.6)	(1.7)	(1.3)
Africa, Asia and Australasia	19.4	7.1	17.5

Ongoing operations	132.6	103.9	96.6
Operations contributed to the joint venture	–	4.1	8.4
Discontinued operations	(9.4)	11.3	32.3

	123.2	119.3	137.3

SMITH & NEPHEW plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

2.	Segmental Analysis – (continued)

Operating cash flow comprises net cash inflow from operations of £209.3 million (2001 – £191.9 million, 2000 – £204.0 million), less capital expenditure net of fixed asset disposals of £86.1 million (2001 – £72.6 million, 2000 – £66.7 million).

3.	Operating Profit

	Year ended December 31, 2002
	Continuing operations	Discontinued operations	Total
	(£ million)
Turnover	1,083.7	26.2	1,109.9
Cost of sales	(313.6)	(16.3)	(329.9)

Gross profit	770.1	9.9	780.0
Marketing, selling and distribution	(408.5)	(5.6)	(414.1)
Administration	(125.0)	(2.1)	(127.1)
Research and development	(61.2)	(0.1)	(61.3)
BSN agency and management fees	20.6	–	20.6
Amortization of acquisition goodwill	(17.5)	–	(17.5)
Exceptional items	(29.9)	–	(29.9)

Group operating profit	148.6	2.1	150.7

Results of continuing operations in 2002 have been stated after charging exceptional costs of £29.9 million, which were incurred as follows: cost of sales £2.8 million, marketing, selling and distribution £2.5 million, administration £22.6 million and research and development £2.0 million.

	Year ended December 31, 2001
	Continuing operations	Discontinued operations	Total
	(£ million)
Turnover	978.3	103.4	1,081.7
Cost of sales	(294.9)	(55.3)	(350.2)

Gross profit	683.4	48.1	731.5
Marketing, selling and distribution	(365.4)	(26.7)	(392.1)
Administration	(114.3)	(8.7)	(123.0)
Research and development	(49.3)	(1.6)	(50.9)
BSN agency and management fees	20.0	–	20.0
Amortization of acquisition goodwill	(10.4)	–	(10.4)
Exceptional items	(21.1)	–	(21.1)

Group operating profit	142.9	11.1	154.0

Results of continuing operations in 2001 have been stated after charging exceptional costs of £21.1 million, which were incurred as follows: cost of sales £9.5 million, marketing, selling and distribution £6.6 million, administration £4.6 million and research and development £0.4 million.

SMITH & NEPHEW plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

3.	Operating Profit – (continued)

	Year ended December 31, 2000
	Continuing operations	Discontinued operations	Total
	(£ million)
Turnover	911.5	223.2	1,134.7
Cost of sales	(312.9)	(130.7)	(443.6)

Gross profit	598.6	92.5	691.1
Marketing, selling and distribution	(307.0)	(48.0)	(355.0)
Administration	(92.2)	(14.1)	(106.3)
Research and development	(44.5)	(1.9)	(46.4)
Other income net of expenses	2.0	0.5	2.5
Amortization of acquisition goodwill	(6.9)	–	(6.9)
Exceptional items	(12.4)	(3.9)	(16.3)

Group operating profit	137.6	25.1	162.7

Results of continuing operations in 2000 were stated after charging exceptional costs of £12.4 million, which were incurred as follows: cost of sales £9.3 million, marketing, selling and distribution £1.2 million, administration £1.9 million. Results of discontinued operations in 2000 were stated after charging exceptional costs of £3.9 million which were incurred as follows: cost of sales £3.9 million.

Operating profit is stated after charging/(crediting) the following items:
	Years ended December 31,
	2002	2001	2000
	(£ million)
Amortization of intangibles	5.1	1.8	2.4
Depreciation	51.6	48.1	53.0
Loss/(profit) on sale of fixed assets	2.7	(0.7)	3.2
Operating lease rentals for land and buildings	11.0	8.3	8.8
Operating lease rentals for other assets	9.8	9.7	10.0
Auditors’ remuneration	0.9	0.8	1.0
Advertising costs	15.1	15.6	22.3

Payments made to the Group’s auditors for non-audit services amounted to £1.2 million (2001 – £1.5 million, 2000 – £1.2 million) in the United Kingdom and £1.9 million (2001 – £1.0 million, 2000 – £0.9 million) outside the United Kingdom. Of these payments, £1.8 million (2001 – £1.7 million, 2000 – £1.6 million) related to taxation services and £1.3 million (2001 – £0.8 million, 2000 – £0.5 million) to statutory and other certifications and services. Of the total payments for non-audit services, £1.2 million (2001 – £1.3 million, 2000 – £0.9 million) related to capital transactions.

4.	Exceptional items

Operating exceptional items within Ongoing operations of £29.9 million comprise £17.5 million for the write-down of the Group’s trade investment in the common stock of Advanced Tissue Sciences, Inc., £8.4 million for the acquisition integration of ORATEC and Dermagraft and £4.0 million for further rationalization consequent on the contribution of businesses to BSN Medical in 2001. The Group’s share of exceptional items of the joint venture relates to its share of manufacturing rationalization costs.

SMITH & NEPHEW plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

4.	Exceptional items – (continued)

In 2001, operating exceptional items within Ongoing operations of £19.3 million comprised £2.9 million manufacturing rationalization, £7.5 million rationalization consequent on the contribution of the businesses to BSN Medical and £8.9 million integration in connection with the acquisition of the Advanced Woundcare business from Beiersdorf AG. Operating exceptional items within Operations contributed to the joint venture represented manufacturing rationalization costs of operations subsequently contributed to BSN Medical. The Group’s share of exceptional items of the joint venture related to its share of manufacturing rationalization costs.

In 2000, operating exceptional items within Ongoing operations of £3.8 million comprised the cost of the manufacturing rationalization program begun in 1999 of £0.4 million and acquisition integration costs of £3.4 million, principally in connection with the Collagenase business acquired in January 2000 and the Orthopaedic Biosystems business acquired in November 2000. Operating exceptional items within Operations contributed to the joint venture represented manufacturing rationalization costs of operations subsequently contributed to BSN Medical. Operating exceptional items within Discontinued operations of £3.9 million comprised the cost of manufacturing rationalization of operations subsequently disposed of in 2002.

5.	Net Profit and Loss on Disposals

A net profit of £17.2 million arose on the disposal in March 2002 of the rehabilitation business for a net cash consideration of £71.3 million and a 21.5% equity interest in AbilityOne Corporation (AbilityOne). The net profit comprises a gain of £47.2 million on net assets realized, less £30.0 million of acquisition goodwill previously written off to reserves. In addition, a net gain of £0.8 million arose on adjustments in respect of previous disposals.

The net profit on disposal in 2001 of £49.2 million related to the sale of the ear, nose and throat business in June 2001 for a net cash consideration of £61.7 million. This profit represented the gain on net assets realized.

The net profit on disposal in 2000 of £109.5 million related to the sale of the consumer healthcare business in June 2000 for cash consideration of £209.8 million. The net profit comprised a gain of £141.3 million on net assets realized, less £31.8 million of acquisition goodwill previously written off to reserves.

6.	Interest

	Years ended December 31,
	2002	2001	2000
	(£ million)
Interest income	6.6	2.5	4.4

Interest expense:
On bank borrowings	16.2	17.5	8.7
Other borrowings	0.6	1.5	2.7

	16.8	19.0	11.4
Share of joint venture’s net interest payable	1.6	0.9	–
Share of associated undertaking’s net interest payable	0.9	–	–

	19.3	19.9	11.4

Interest payable on currency swaps amounting to £23.3 million (2001 – £22.2 million, 2000 – £23.5 million) has been set off against interest receivable.

SMITH & NEPHEW plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

7.	Employees and Directors

The average number of employees was:
	Years ended December 31,
	2002	2001	2000
	(Number)
United Kingdom	1,740	1,810	2,589
Continental Europe	1,279	1,281	1,549
United States	3,090	3,057	2,974
Other America	201	253	413
Africa, Asia and Australasia	1,196	1,525	2,910

	7,506	7,926	10,435

Staff costs amounted to:
	Years ended December 31,
	2002	2001	2000
	(£ million)
Wages and salaries	261.1	245.0	249.1
Social security costs	25.1	25.7	25.4
Other pension costs – (Note 28)	14.3	10.4	10.6

	300.5	281.1	285.1

Aggregate emoluments of the directors, including pension entitlements of £106,000 (2001 – £81,000, 2000 – £98,000), were £1,823,000 (2001 – £1,685,000, 2000 – £2,107,000). The emoluments of the highest paid director excluding pension entitlement were £856,000 (2001 – £770,000, 2000 – £684,000). The accrued pension of the highest paid director at the end of the year was £153,000 (2001 – £119,000, 2000 – £95,000).

8.	Taxation

	Years ended December 31,
	2002	2001	2000
	(£ million)
Current taxation:
UK corporation tax at 30% (2001 – 30%, 2000 – 30%)	8.9	9.5	28.8
UK adjustments in respect of prior years	(2.3)	(1.5)	(2.6)

	6.6	8.0	26.2
Overseas tax	38.5	51.4	28.1
Overseas adjustments in respect of prior years	(3.0)	3.6	(5.0)

	35.5	55.0	23.1
Share of joint venture’s tax charge	4.5	3.3	–
Share of associated undertaking’s tax charge	1.0	–	–

Total current taxation	47.6	66.3	49.3

Deferred taxation:
Origination and reversal of timing differences	14.6	(0.3)	4.2
Adjustments to estimated amounts arising in prior periods in respect of assets	3.0	(1.2)	4.2
Share of joint venture’s deferred taxation	0.6	(0.8)	–

Total deferred taxation	18.2	(2.3)	8.4

	65.8	64.0	57.7

SMITH & NEPHEW plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

8.	Taxation – (continued)

The tax charge has been reduced by £12.7 million, of which £0.6 million arose in the joint venture, as a consequence of the exceptional costs of the write-off of the Advanced Tissue Sciences, Inc., investment, the rationalization program and acquisition integration costs and increased by £16.9 million as a result of the exceptional profit on disposal, leaving the tax charge on profits before exceptional items at £61.6 million.

The tax charge was reduced by £6.0 million in 2001, of which £1.4 million arose in the joint venture, as a consequence of the exceptional costs of the rationalization program and acquisition integration costs and increased by £17.7 million as a result of the exceptional profit on disposal, leaving the tax charge on profits before exceptional items at £52.3 million.

The tax charge was reduced by £3.2 million in 2000 as a consequence of the exceptional costs of the rationalization program and acquisition integration costs and increased by £8.0 million as a result of the exceptional profit on disposal, leaving the tax charge in profits before exceptional items at £52.9 million.

The standard rate of tax for the year is based on the United Kingdom standard rate of corporation tax of 30% (2001 – 30%, 2000 – 30%). The total tax charge differs from the standard rate as follows:

	Years ended December 31,
	2002	2001	2000
		(%)
UK standard rate	30.0	30.0	30.0
Non-deductible/non-taxable items	3.0	(3.9)	(9.1)
Prior year items	(3.0)	1.1	(2.8)
Overseas income taxed at other than UK standard rate	6.9	5.8	3.6
Fixed asset timing differences	(3.3)	0.2	–
Other timing differences	(6.9)	1.0	(3.2)

Effective total current tax rate	26.7	34.2	18.5
Fixed asset timing differences	3.3	(0.2)	–
Other timing differences	6.9	(1.0)	3.2

Total tax rate	36.9	33.0	21.7

Factors that may affect future tax charges

Tax rates on the Group’s overseas profits are generally higher than the UK corporation tax rate so changes in the proportion of profits earned overseas will affect the Group’s effective tax rate over time. Tax rates may also be affected by differences between tax allowances and book depreciation.

No deferred tax is recognized on unremitted earnings of overseas subsidiaries, associates and joint ventures. However, no significant additional tax charges are expected to arise on amounts that are planned to be remitted in the foreseeable future.

9.	Dividends

	Years ended December 31,
	2002	2001	2000
	(£ million)
Ordinary interim of 1.8p (2001 – 1.75p, 2000 – 1.7p)	16.7	16.1	15.6
Ordinary final of 3.0p (2001 – 2.9p, 2000 – 2.8p)	27.9	26.8	25.7

	44.6	42.9	41.3

SMITH & NEPHEW plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

9.	Dividends – (continued)

A special dividend of £415.6 million (37.14p per old ordinary 10p share) was paid on August 11, 2000. Non-equity preference dividends amounting to £15,000 were paid in 2002 (2001 – £15,000, 2000 – £15,000).

10.	Results Before Goodwill Amortization and Exceptional Items

In order to provide a trend measure of underlying performance, profit before taxation is adjusted below to exclude goodwill amortization and exceptional items, and earnings per share has been recalculated as set out in Note 11.

	Years ended December 31,
	2002	2001	2000
	(£ million)
Profit before taxation	177.9	193.6	265.2

Adjustments:
Continuing operations: goodwill amortization	17.5	10.4	6.9
Continuing operations: exceptional items	29.9	21.1	12.4
Discontinued operations: exceptional items	–	–	3.9
Share of operating profit of the joint venture: exceptional items	2.6	5.0	–
Discontinued operations: net gain on disposals	(18.0)	(49.2)	(109.5)

	32.0	(12.7)	(86.3)

Profit before taxation, goodwill amortization and exceptional items	209.9	180.9	178.9

Taxation on profit before goodwill amortization and exceptional items	61.6	52.3	52.9

Earnings before goodwill amortization and exceptional items	148.3	128.6	126.0

11.	Earnings per Ordinary Share

The calculation of basic earnings per Ordinary Share of 12.11p (2001 – 14.07p, 2000 – 20.07p) is based on profit on ordinary activities after taxation and preference dividends of £112.1 million (2001 – £129.6 million, 2000 – £207.5 million) and on 926 million Ordinary Shares, being the weighted average number of shares in issue during the year (2001 – 921 million, 2000 – 1,034 million). No adjustment has been made to comparative data in respect of the share consolidation in 2000 as together with the special dividend payment in 2000 the overall effect was that of share repurchase at fair value.

The calculation of diluted earnings per Ordinary Share is based on basic earnings, as defined above, and on 933 million Ordinary Shares (2001 – 929 million, 2000 – 1,040 million) calculated as follows:

	Years ended December 31,
	2002	2001	2000
	(Shares million, except per Ordinary Share amounts)
Basic weighted average number of shares	926	921	1,034
Weighted average number of shares under option	19	20	22
Number of shares that would have been issued at fair value	(12)	(12)	(16)

Diluted weighted average number of shares	933	929	1,040

Diluted earnings per Ordinary Shares	12.02p	13.95p	19.95p

SMITH & NEPHEW plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

11.	Earnings per Ordinary Share – (continued)

The calculation of adjusted basic earnings per Ordinary Share is as follows:

	Years ended December 31,
	2002	2001	2000
	(£ million, except per Ordinary Share amounts)
Basic earnings	112.1	129.6	207.5
Continuing operations: goodwill amortization	17.5	10.4	6.9
Continuing operations: exceptional items	29.9	21.1	12.4
Discontinued operations: exceptional items	–	–	3.9
Share of operating profit of the joint venture: exceptional items	2.6	5.0	–
Discontinued operations: profit on disposals	(18.0)	(49.2)	(109.5)
Exceptional taxation	4.2	11.7	4.8

Adjusted basic earnings	148.3	128.6	126.0

Adjusted basic earnings per Ordinary Share	16.02p	13.96p	12.19p

Adjusted diluted basic earnings per Ordinary Share	15.89p	13.84p	12.12p

12.	Debtors

	December 31,
	2002	2001
	(£ million)
Amounts falling due within one year:
Trade and other debtors	222.6	224.4
Amounts owed by joint venture	2.3	7.4
Amounts owed by associated undertaking	0.5	–
Prepayments and accrued income	22.4	20.1
Debit balances on currency swaps	8.5	2.8

	256.3	254.7
Amounts falling due after more than one year:
Deferred taxation – (Note 22)	4.0	3.5
Pension prepayments	5.3	5.6
Other debtors	2.3	2.2
Debit balances on currency swaps	12.8	0.8

	280.7	266.8

Trade and other debtors are stated after deducting provisions for uncollectable or doubtful debts of £7.0 million (2001 – £7.3 million).

In previous years, debit balances on currency swaps were reported within cash. The prior year amount has been reclassified. Deferred tax assets of £4.0 million (2001 – £3.5 million) represent short-term timing differences and are considered to be recoverable.

Other debtors falling due after more than one year are non-interest bearing and denominated in various currencies. The fair value of these debtors is the same as book value.

SMITH & NEPHEW plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

13. Stock

	December 31,
	2002	2001
	(£ million)
Raw materials and consumables	42.0	47.6
Work-in-progress	12.9	12.2
Finished goods and goods for resale	174.6	172.4

	229.5	232.2

14.	Intangible Fixed Assets

	Goodwill	Other intangibles	Total
	(£ million)
Cost
At January 1, 2001	136.4	43.3	179.7
Exchange adjustment	1.4	1.0	2.4
Additions	–	4.3	4.3
Acquisitions	39.4	3.5	42.9
Disposals	–	(1.4)	(1.4)
Contributed to the joint venture	–	(3.1)	(3.1)
Discontinued operations	–	(2.3)	(2.3)

At December 31, 2001	177.2	45.3	222.5
Exchange adjustment	(27.0)	(4.5)	(31.5)
Additions	–	4.2	4.2
Acquisitions	167.7	9.7	177.4
Disposals	–	–	–
Discontinued operations	–	(2.4)	(2.4)

At December 31, 2002	317.9	52.3	370.2

Amortization
At January 1, 2001	9.1	16.8	25.9
Exchange adjustment	–	0.4	0.4
Charge for the year	10.4	1.8	12.2
Disposals	–	(1.2)	(1.2)
Contributed to the joint venture	–	(2.1)	(2.1)
Discontinued operations	–	(0.5)	(0.5)

At December 31, 2001	19.5	15.2	34.7
Exchange adjustment	(1.6)	(1.7)	(3.3)
Charge for the year	17.5	5.1	22.6
Disposals	–	–	–
Discontinued operations	–	(1.0)	(1.0)

At December 31, 2002	35.4	17.6	53.0

Net book amounts
At December 31, 2002	282.5	34.7	317.2

At December 31, 2001	157.7	30.1	187.8

SMITH & NEPHEW plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

15.	Tangible fixed assets

	Land and buildings		Plant and equipment	In course of construction	Total
	Freehold	Leasehold
	(£ million)
Cost
At January 1, 2001	75.6	11.9	463.3	18.7	569.5
Exchange adjustment	0.7	(0.2)	0.8	0.3	1.6
Acquisitions	–	–	3.1	–	3.1
Additions	0.3	0.3	38.2	31.6	70.4
Disposals	(1.9)	(0.5)	(33.6)	–	(36.0)
Transfers	0.3	0.6	21.3	(19.6)	2.6
Contributed to the joint venture	(8.3)	(0.2)	(37.7)	(6.2)	(52.4)
Discontinued operations	(4.6)	–	(5.4)	(0.2)	(10.2)

At December 31, 2001	62.1	11.9	450.0	24.6	548.6
Exchange adjustment	(3.6)	(0.2)	(20.9)	(2.1)	(26.8)
Acquisitions	–	0.1	4.8	0.4	5.3
Additions	0.1	0.1	38.1	42.7	81.0
Disposals	(1.8)	(0.2)	(21.1)	(0.1)	(23.2)
Transfers	5.3	2.3	27.5	(35.1)	–
Discontinued operations	(1.3)	(4.0)	(15.5)	(0.1)	(20.9)

At December 31, 2002	60.8	10.0	462.9	30.3	564.0

Depreciation
At January 1, 2001	16.9	4.1	297.4	–	318.4
Exchange adjustment	0.2	–	0.3	–	0.5
Charge for the year	1.4	0.6	46.1	–	48.1
Disposals	(0.8)	(0.4)	(31.4)	–	(32.6)
Contributed to the joint venture	(1.6)	–	(24.5)	–	(26.1)
Discontinued operations	(1.4)	–	(3.3)	–	(4.7)

At December 31, 2001	14.7	4.3	284.6	–	303.6
Exchange adjustment	(0.9)	(0.2)	(13.3)	–	(14.4)
Charge for the year	1.3	0.3	50.0	–	51.6
Disposals	(1.7)	(0.2)	(17.5)	–	(19.4)
Transfers	(1.6)	0.5	1.1	–	–
Discontinued operations	(0.2)	(0.8)	(12.2)	–	(13.2)

At December 31, 2002	11.6	3.9	292.7	–	308.2

Net book amounts
At December 31, 2002	49.2	6.1	170.2	30.3	255.8

At December 31, 2001	47.4	7.6	165.4	24.6	245.0

Fixed assets include land with a cost of £4.7 million that is not subject to depreciation (2001 – £4.6 million).

The net book value of leases with less than 50 years to run amounted to £6.1 million (2001 – £5.3 million). Included in the amounts above are assets held under finance leases with a net book amount of £2.3 million (2001 – £2.4 million). There is a property for resale in the Group with a net book value of £1.1 million (2001 – £1.3 million).

SMITH & NEPHEW plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

16.	Investments

	Own Shares	Associated undertakings	Trade investments	Total
		(£ million)
At January 1, 2001	2.9	0.8	20.3	24.0
Exchange adjustment	–	–	0.5	0.5
Additions	1.2	–	2.4	3.6
Shares vested	(1.6)	–	–	(1.6)
Contributed to the joint venture	–	(0.8)	–	(0.8)

At December 31, 2001	2.5	–	23.2	25.7
Exchange adjustment	–	–	(1.5)	(1.5)
Additions	2.4	–	1.3	3.7
Impairment	–	–	(18.0)	(18.0)
Shares vested	(1.7)	–	–	(1.7)

At December 31, 2002	3.2	–	5.0	8.2

Trade investments are US dollar denominated. They include an equity investment in Advanced Tissue Sciences, Inc., previously quoted on the Nasdaq exchange in the US against which a provision has been made taking the book value down to its market value of nil (2001 – book value £18.6 million and market value £15.3 million) following a voluntary petition for reorganization under Chapter 11 of the US Bankruptcy Code. There is no material difference between the fair value and the carrying value of the other trade investments.

Own shares represent the holding of the Company’s own shares in respect of the Smith & Nephew Employee’s Share Trust (see Note 31).

17.	Investment in joint venture (BSN Medical)

(£ million)
At January 1, 2001	–
Initial investment in joint venture including initial debt assumed	136.7
Retained profit for the fiscal year	4.4
Debt repaid by the joint venture	(24.6)
Exchange adjustment	(2.5)

At December 31, 2001	114.0
Retained profit for the fiscal year	6.4
Debt repaid by the joint venture	(5.7)
Exchange adjustment	0.3

At December 31, 2002	115.0

SMITH & NEPHEW plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

17.	Investment in joint venture (BSN Medical) – (continued)

Group investment in joint venture is represented by:

	December 31,
	2002	2001
	(£ million)
Share of gross assets:
Fixed	28.2	27.9
Current	78.0	76.0
Share of gross liabilities:
Due within one year	(52.6)	(57.0)
Due after one year	(8.9)	(8.6)

	44.7	38.3
Goodwill	70.3	70.6
Loans to joint venture	–	5.1

	115.0	114.0

Goodwill arising on the formation of the joint venture is considered to have an indefinite useful economic life and is capable of separate measurement since the joint venture operates independently of the Group. It operates in a mature sector of the medical devices industry, has high market shares, and long product life cycles. Significant barriers to entry exist in terms of technology, manufacturing know-how, regulatory compliance, market reputation and customer relationships. If the goodwill had been amortized over 20 years, operating profit would have been lower by £3.2 million (2001 – £2.6 million) and investment in joint venture would have been lower by £5.8 million (2001 – £2.6 million).

18.	Investment in associated undertaking (AbilityOne)

(£ million)
At January 1, 2002	–
Initial investment in associated undertaking	7.5
Retained profit for the fiscal year	3.0
Exchange adjustment	(2.0)

At December 31, 2002	8.5

Group investment in associated undertaking of £8.5 million (2001 – nil) comprises goodwill of £15.4 million less share of net liabilities of £6.9 million.

Goodwill on acquisition of the associated undertaking of £17.5 million comprised the difference between the fair value of the consideration of £5.7 million given, together with transaction costs of £1.8 million, and the book value of net liabilities acquired of £10.0 million.

Goodwill in the associated undertaking is considered to have an indefinite useful economic life and is capable of separate measurement since the associated undertaking operates independently of the Group. It operates in the rehabilitation industry, has high market shares, and long product life cycles. Significant barriers to entry exist in terms of breadth of the product range, sales force size, physical distribution capabilities, key customer and professional relationships and market reputation. If the goodwill had been amortized over 20 years, operating profit and investment in associated undertaking each would have been lower by £0.6 million.

SMITH & NEPHEW plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

19.	Borrowings

	December 31,
	2002	2001
	(£ million)
Gross borrowings:
Due within one year	151.9	94.0
Due after one year	164.2	161.2

	316.1	255.2
Cash and bank	(22.5)	(26.4)
Debit balances on currency swaps	(21.3)	(3.6)
Credit balances on currency swaps	4.6	18.3

Net borrowings	276.9	243.5

In previous years, debit balances on currency swaps were reported within cash and credit balances within borrowings. The prior year amounts have been reclassified.

Borrowings are analyzed as follows:

	December 31,
	2002	2001
	(£ million)

Bank loans and overdrafts	315.1	253.8
Other loans wholly repayable within five years	1.0	1.4

	316.1	255.2

Borrowings are repayable as follows:

	December 31,
	2002	2001
	(£ million)
Within one year:
Bank loans and overdrafts	151.5	93.5
Other loans	0.4	0.5

Total within one year	151.9	94.0
After one year:
Bank loans and overdrafts
after one and within two years	57.2	67.0
after two and within three years	86.4	63.2
after three and within four years	–	30.1
after four and within five years	20.0	–

	163.6	160.3
Other loans:
after one and within two years	0.3	0.3
after two and within three years	0.3	0.3
after three and within four years	–	0.3
after four and within five years	–	–

	0.6	0.9
Total after one year	164.2	161.2

	316.1	255.2

SMITH & NEPHEW plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

19.	Borrowings – (continued)

In addition to the above borrowings, other financial liabilities are £0.3 million, being 5½% cumulative preference shares without a fixed maturity.

The Board of Directors of the Company has established a set of policies to manage funding and currency risks. The Group only uses derivative financial instruments to manage the financial risks associated with underlying business activities and their financing. The Group’s policy is to ensure that there is sufficient funding and facilities in place to meet foreseeable borrowing requirements.

Bank loans and overdrafts represent drawings under committed and uncommitted facilities of £493 million and £255 million, respectively. Of the undrawn committed facilities of £199 million, £3 million expire within one year and £196 million after two but within five years (2001 – undrawn committed facilities – £99 million of which £2 million expire within one year and £97 million after two but within five years). Borrowings secured on fixed and current assets were £0.9 million (2001 – £1.1 million). Cash, debit and credit balances on currency swaps and borrowings are shown at book value which is the same as fair value.

The Group’s policy is to protect shareholders’ funds by matching foreign currency assets, including acquisition goodwill, with foreign currency liabilities where practicable. These liabilities take the form of either borrowings or currency swaps.

The Group has currency swaps which are retranslated at year-end exchange rates and have maturities with dates ranging from 2003 to 2006. For the Group, gross sterling equivalents of £579.9 million (2001 – £483.0 million) receivable and £563.2 million (2001 – £497.7 million) payable have been netted. The net debit balance at £16.7 million (2001 – net credit balance of £14.7 million) is included as £21.3 million in debit balances on currency swaps and as £4.6 million credit balances on currency swaps (2001 – £3.6 million in debit balances on currency swaps and £18.3 million in credit balances on currency swaps). Balances on currency swaps are floating interest rate contracts and forward foreign exchange contracts and are used for hedging foreign investments.

SMITH & NEPHEW plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

19.	Borrowings – (continued)

Currency swaps mature as follows:

	Amount receivable	Amount payable
	(£ million)	(Currency million)
At December 31, 2002:
Within one year:
US dollars	151.2	US$230.6
Australian dollars	15.2	Aus$42.7
Euros	90.1	€142.9
Japanese yen	13.3	Yen2,571
New Zealand dollars	2.5	NZ$8.0
Canadian dollars	7.1	C$17.5

	279.4
After one year and within two years:
US dollars	179.8	US$273.2
Euros	37.8	€60.0

	217.6
After two years and within three years (US dollars)	53.4	US$83.2
After three years and within four years (US dollars)	29.5	US$46.0

	579.9

At December 31, 2001:
Within one year:
US dollars	228.1	US$356.7
Australian dollars	11.6	Aus$31.7
Euros	75.7	€121.7
Japanese yen	5.6	Yen970.0
South African rand	5.9	R84.0
New Zealand dollars	2.3	NZ$8.0
Canadian dollars	1.5	C$3.5
Swiss francs	0.1	ChF0.2

	330.8
After one year and within two years (US dollars)	52.7	US$78.2
After two years and within three years:
US dollars	56.5	US$83.2
Euros	37.8	€60.0

	94.3
After three years and within four years (US dollars)	5.2	US$8.2

	483.0

The majority of the Group’s financial assets and liabilities, including currency swaps, are at floating interest rates relating to the currencies concerned. The Group uses simple floating to fixed rate contract interest rate swaps to protect borrowing costs and the differentials between borrowing and deposit rates. 75% of the interest costs and 83% of the interest income are protected through December 31, 2003, with some protection carrying over into 2004.

SMITH & NEPHEW plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

20.	Financial instruments

Short-term debtors and creditors are excluded from the following disclosures:

Currency and interest rate profile of interest bearing liabilities:

	Gross borrowings	Currency swaps	Total liabilities	Floating rate liabilities	Fixed rate liabilities	Fixed rate liabilities
						Weighted average interest rate	Weighted average time for which rate is fixed
	(£ million)%						Years
At December 31, 2002:
US Dollar	263.8	393.1	656.9	93.5	563.4	3.7	1
Euro	4.8	132.3	137.1	37.4	99.7	3.7	1
Other	47.5	37.8	85.3	85.3	–	–	–

Total interest bearing liabilities	316.1	563.2	879.3	216.2	663.1

At December 31, 2001:
US Dollar	188.3	361.6	549.9	67.4	482.5	4.6	1
Euro	2.2	111.1	113.3	9.9	103.4	4.0	2
Other	64.7	25.0	89.7	80.8	8.9	1.8	1

Total interest bearing liabilities	255.2	497.7	752.9	158.1	594.8

In addition to the above, the Group has a liability due after one year for deferred acquisition consideration (denominated in Euros) totalling £5.0 million (2001 – £6.5 million) on which no interest is paid (see Note 21).

Currency and interest rate profile of interest bearing assets:

	Cash and bank	Currency swaps	Total assets	Floating rate assets	Fixed rate assets	Fixed rate assets
						Weighted average interest rate	Weighted average time for which rate is fixed
	(£ million)%						Years
At December 31 2002:
Sterling	0.9	579.9	580.8	77.8	503.0	5.1	1
Other	21.6	–	21.6	21.6	–	–	–

Total interest bearing assets	22.5	579.9	602.4	99.4	503.0

At December 31, 2001:
Sterling	2.1	483.0	485.1	89.1	396.0	5.5	1
Other	24.3	–	24.3	24.3	–	–	–

Total interest bearing assets	26.4	483.0	509.4	113.4	396.0

The above interest rate analysis includes the effect of interest rate swaps.

Floating rates on both assets and liabilities are typically based on the three month LIBOR interest rate relevant to the currency concerned.

SMITH & NEPHEW plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

20.	Financial instruments – (continued)

At December 31, 2002, notional principal balances by currency and related interest rates under interest rate swap agreements were:

	Expected to mature in years ending December 31,		Fair value (i)
	2003	2004
	(Currency million, except interest rates)		(£ million)
At December 31, 2002:
Principle (sterling)	£503	£103	6.5
Fixed rate receivable	5.1%	4.8%
Variable rate payable	3.9%	4.2%

Principle (US dollars)	US$907	US$180	(14.2)
Fixed rate payable	3.8%	3.0%
Variable rate receivable	1.4%	2.4%

Principle (euros)	€153	€40	(1.1)
Fixed rate payable	3.4%	4.5%
Variable rate receivable	2.7%	3.0%

(i)	The fair values for interest rate swaps are calculated as the net present value of the future cash flows as at December 31, 2002, discounted at market rates of interest at that date.

At December 31, 2001, notional principal balances by currency and related interest rates under interest rate swap agreements were:

	Expected to mature in years ending December 31,
	2002	2003	2004	Fair value (i)
	(Currency million, except interest rates)			(£ million)
At December 31, 2001
Principle (sterling)	£396	£140	£25	4.0
Fixed rate receivable	5.5%	5.5%	5.6%
Variable rate payable	4.4%	4.4%	4.4%

Principle (US dollars)	US$702	US$164	–	(10.2)
Fixed rate payable	4.6%	4.4%	–
Variable rate receivable	2.4%	2.4%	–

Principle (euros)	€169	€98	€40	(0.5)
Fixed rate payable	4.1%	3.6%	4.5%
Variable rate receivable	3.3%	3.3%	3.3%

(i)	The fair values for interest rate swaps are calculated as the net present value of the future cash flows as at December 31, 2001, discounted at market rates of interest at that date.

Foreign exchange and interest rate exposure

The Group uses forward foreign exchange contracts to hedge amounts payable and anticipated trade cash flows against potential foreign exchange movements. The principal currencies hedged by forward foreign exchange contracts are sterling and US dollars. At December 31, 2002, the Group had contracted to

SMITH & NEPHEW plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

20.	Financial instruments – (continued)

exchange within one year the equivalent of £166 million, of which £91 million related to sterling against various currencies and £108 million related to US dollars against various currencies.

The Group’s operating units hold no material unhedged monetary assets or liabilities other than in their functional operating currency. Therefore, there are no currency exposures on monetary assets and liabilities that could give rise to material gains or losses in the income statement. The Group also hedges forward its interest rate risk for up to two years using interest rate swap contracts.

Fair value of financial assets and liabilities

Forward foreign exchange contracts and interest rate swap contracts, taken out as hedges, are not marked to market. Gains and losses thereon are recognized only when the exposure that is being hedged is itself recognized. The following table sets out the book and fair values of the Group’s derivative financial instruments. Market rates have been used to determine the fair values of interest rate swaps, currency swaps and forward contracts.

Derivative financial instruments held to manage interest rate and currency risk:

	December 31, 2002		December 31, 2001
	Book value	Fair value	Book value	Fair value
	(£ million)
Net interest rate swaps	–	(8.8)	–	(6.7)
Net forward contracts	–	(5.8)	–	2.1

Unrecognized gains and loses on hedges	–	(14.6)	–	(4.6)

Net currency swaps	16.7	16.7	(14.7)	(14.7)

The Group’s primary financial instruments are set out in Note 19. The fair value of these instruments is the same as book value.

SMITH & NEPHEW plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

20.	Financial instruments – (continued)

The following table shows the amount of unrecognized gains and losses which have been included in the profit and loss account for the year and those gains and losses which are expected to be included in next year’s or later profit and loss accounts.

	Unrecognized gains	Unrecognized losses	Total net unrecognized gains/(losses)
		(£ million)
Unrecognized gains and losses on hedges at December 31, 2000	3.6	(1.8)	1.8
Less: gains and losses arising in previous years that were recognized in 2001	(2.8)	1.7	(1.1)

Gains and losses arising before December 31, 2000 that were not recognized in 2001	0.8	(0.1)	0.7
Gains and losses arising in 2001 that were not recognized in 2001	8.1	(13.4)	(5.3)

Unrecognized gains and losses on hedges at December 31, 2001	8.9	(13.5)	(4.6)
Less: gains and losses arising in previous years that were recognized in 2002	(8.2)	13.2	5.0

Gains and losses arising before December 31, 2001 that were not recognized in 2002	0.7	(0.3)	0.4
Gains and losses arising in 2002 that were not recognized in 2002	7.9	(22.9)	(15.0)

Unrecognized gains and losses on hedges at December 31, 2002	8.6	(23.2)	(14.6)

Of which:
Gains and losses expected to be recognized in 2003	8.1	(22.1)	(14.0)
Gains and losses expected to be recognized in 2004 or later	0.5	(1.1)	(0.6)

	8.6	(23.2)	(14.6)

21.	Other Creditors

	December 31,
	2002	2001
	(£ million)
Amounts falling due within one year:
Trade creditors	141.4	145.1
Social security costs and other taxes	11.1	11.7
Amounts owed to joint venture	4.2	3.9
Accruals and deferred income	54.0	47.6
Acquisition consideration	10.8	15.2
Current taxation	56.9	67.7
Ordinary share dividends	27.9	26.8
Credit balances on currency swaps	3.3	16.5

	309.6	334.5

In previous years, credit balances on currency swaps were reported within borrowings. The prior year amount has been reclassified.

SMITH & NEPHEW plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

21.	Other Creditors – (continued)

	December 31,
	2002	2001
	(£ million)
Amounts falling due after one year:
Acquisition consideration	5.0	6.5
Credit balances on currency swaps	1.3	1.8

	6.3	8.3

Amounts falling due after more than one year are payable as follows: £2.8 million in 2004, £1.7 million in 2005 and £1.8 million 2006 (2001 – £2.4 million in 2003, £2.0 million in 2004, £2.1 million in 2005 and £1.8 million in 2006).

22.	Provisions for Liabilities and Charges

	Deferred taxation	Rationalization and integration	Retirement healthcare	Other	Total
	(£ million)
At January 1, 2001	55.6	26.0	9.3	12.6	103.5
Exchange adjustment	1.5	(0.4)	0.1	–	1.2
Profit and loss account – current year	(0.3)	20.8	0.1	(0.2)	20.4
Profit and loss account re prior years	(1.2)	–	–	–	(1.2)
Movement in deferred tax asset	(0.2)	–	–	–	(0.2)
Contributed to the joint venture	–	(1.6)	–	–	(1.6)
Utilization	–	(23.5)	(0.3)	(3.0)	(26.8)

At December 31, 2001	55.4	21.3	9.2	9.4	95.3
Exchange adjustment	(2.3)	(0.3)	(0.5)	(0.5)	(3.6)
Profit and loss account – current year	14.6	13.4	0.8	2.2	31.0
Profit and loss account re prior years	3.0	–	–	–	3.0
Acquisitions	(15.2)	–	–	3.9	(11.3)
Movement in deferred tax asset	0.5	–	–	–	0.5
Utilization	–	(22.8)	(0.1)	(3.9)	(26.8)

At December 31, 2002	56.0	11.6	9.4	11.1	88.1

At December 31, 2002, rationalization and integration provisions include acquisition integration of £3.9 million (2001 – £5.4 million). The deferred taxation and retirement healthcare provisions are long term in nature, as is the timing of their utilization. Rationalization and integration and other provisions are expected to be utilized within two years. There are no provisions for contractual amounts and hence none are treated as financial instruments.

SMITH & NEPHEW plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

22.	Provisions for Liabilities and Charges – (continued)

The provision for deferred taxation consists of the following amounts:

	December 31,
	2002	2001
	(£ million)
Goodwill timing differences	45.8	48.7
Other fixed asset timing differences	34.8	27.9
Other timing differences	(24.6)	(21.2)

	56.0	55.4

See Note 8 for information on deferred tax assets and liabilities for which no provision has been made.

23.	Share Option Plans

The Smith & Nephew Sharesave Plan (2002) (adopted by shareholders on April 3, 2002) is available to all employees in the United Kingdom employed by participating Group companies, subject to three months service. The scheme provides for employees to save up to £250 per month and are given an option to acquire a set number of shares based on the committed amount to be saved. The option price is the higher of the nominal value and not less than 80% of the middle market quotation of the Ordinary Shares on the three dealing days preceding the date of invitation. The Smith & Nephew International Sharesave Plan (2002) is offered to employees in Australia, New Zealand, South Africa, Canada, Dubai, Germany, Sweden, Spain, Portugal, Switzerland, Austria and Norway. Employees in Belgium, Italy, the Netherlands and France are able to participate respectively in the Smith & Nephew Belgian Sharesave Plan (2002), the Smith & Nephew Italian Sharesave Plan (2002), the Smith & Nephew Dutch Sharesave Plan (2002) and the Smith & Nephew France Sharesave Plan (2002). These plans operate on a substantially similar basis to the Smith & Nephew Sharesave Plan (2002). Options are no longer issued under the Smith & Nephew Employee Share Option Scheme (adopted by shareholders on May 14, 1981) and the Smith & Nephew 1991 Overseas Employee Share Option Scheme (adopted by shareholders on May 15, 1990) but options remain to be exercised under these two schemes. Together all of the plans referred to above are termed the “Employee Schemes”.

The Smith & Nephew 1985 Share Option Scheme (adopted by shareholders on May 9, 1985), the Smith & Nephew 1990 International Executive Share Option Scheme (adopted by shareholders on May 15, 1990), the Smith & Nephew 2001 UK Approved Share Option Plan, the Smith & Nephew 2001 UK Unapproved Share Option Plan and the Smith & Nephew 2001 US Share Plan (adopted by shareholders on April 4, 2001), termed the “Executive Schemes” are operated at the discretion of the Board of Directors.

Under the terms of the Executive Schemes, the Remuneration Committee, consisting of Non-Executive Directors, may select full-time employees of the Group for the grant of options to acquire Ordinary Shares in the Company. Options granted under the Smith & Nephew 2001 US Share Plan (the “US Plan”) are to acquire ADS’s. The option price will not be less than the market value of an Ordinary Share, or the nominal value if higher. The market value will be the quoted price on the business day preceding the date of grant or the quoted price on the date of grant. For Executive Schemes adopted in 2001, the market value will be the average quoted price for the three business days preceding the date of grant or, for the US Plan, the average quoted price for the three business days preceeding the date of grant or the quoted price on the date of grant. With the exception of options granted under the 2001 US Plan, the exercise of options granted from 1997 are subject to achievement of a performance condition. Options granted under the 2001 US Plan are not

SMITH & NEPHEW plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

23.	Share Option Plans – (continued)

subject to performance conditions but become exercisable as to 10% after one year, 30% after two years, 60% after three years and the remaining balance after four years. The 1990 International Executive Share Option Scheme and the 2001 UK Unapproved Share Option Plan are open to senior managers outside the United Kingdom and the 1990 International Executive Share Option Scheme and the US Plan are open to senior managers in the US and Canada.

Under the Executive Schemes, the number of Ordinary Shares over which options may be granted is limited so that the number of shares issued or that may be issued under the Executive Schemes during the ten years preceding the date of grant shall not exceed 5% of the Ordinary Share capital at the date of grant. The total number of Ordinary Shares which may be issuable in any ten-year period under all employee share schemes operated by the Company may not exceed 10% of the Ordinary Share capital at the date of grant.

The movement on outstanding options is as follows:

	Employee Schemes		Executive Schemes
	Number of shares	Range of option prices	Number of shares	Range of option prices
	(Thousand)	(Pence)	(Thousand)	(Pence)
Outstanding at January 1, 2000	7,421	123.2 – 156.0	18,042	93.5 – 195.5
Granted	855	221.2	2,053	265.0 – 270.0
Exercised	(1,868)	123.2 – 156.0	(3,029)	93.5 – 195.5
Lapsed or cancelled	(1,109)	123.2 – 221.2	(503)	93.5 – 195.5

Outstanding at December 31, 2000	5,299	124.0 – 221.2	16,563	133.0 – 270.0
Granted	836	289.2	2,846	326.0 – 375.0
Exercised	(1,567)	124.0 – 156.0	(3,944)	133.0 – 195.5
Lapsed or cancelled	(798)	124.0 – 289.2	–	–

Outstanding at December 31, 2001	3,770	124.0 – 289.2	15,465	133.0 – 375.0
Granted	1,760	296.0 – 372.7	3,266	359.0 – 409.5
Exercised	(1,017)	124.0 – 304.0	(2,841)	143.0 – 327.7
Lapsed or cancelled	(267)	124.0 – 304.0	(317)	133.0 – 409.5

Outstanding at December 31, 2002	4,246	124.0 – 372.7	15,573	143.0 – 409.5

Options exercisable at December 31, 2002	113	140.4 – 146.8	7,548	143.0 – 195.5

Weighted average fair value of options granted:
During 2000		101.7		94.7
During 2001		117.7		105.6
During 2002		109.1		106.2

The weighted average fair values of options granted in 2002, 2001 and 2000 were estimated using the Black-Scholes option pricing model for traded options with the following assumptions: dividend yield of 1.3% (2001 – 1.1%), expected volatility of 19.6% (2001 – 19.4%) and risk free interest rates of 4.5% (2001 – 5.0%) for the Employee Schemes which have expected lives of 3.6 years (2001 – 5.0 years) and 5.2% (2001 – 4.9%) for the Executive Schemes which have expected lives of 5.6 years (2001 – 10.0 years). Because options vest over several years and there are restrictions as to exercise and additional options grants are expected, the effects of these hypothetical calculations are not likely to be representative of similar future calculations.

SMITH & NEPHEW plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

23.	Share Option Plans – (continued)

Movements in the options outstanding under the Employee Schemes and the Executive Schemes and the weighted average option price of these movements are as follows:

	Employee Schemes		Executive Schemes
	Number of shares	Weighted average option price	Number of shares	Weighted average option price
	(Thousand)	(Pence)	(Thousand)	(Pence)
Options outstanding at January 1, 2000	7,421	140.0	18,042	164.1
Granted	855	221.2	2,053	264.8
Exercised	(1,868)	144.9	(3,029)	156.4
Lapsed or cancelled	(1,109)	138.2	(503)	168.2

Options outstanding at December 31, 2000	5,299	151.8	16,563	152.1
Granted	836	289.2	2,846	361.6
Exercised	(1,567)	141.4	(3,944)	165.0
Lapsed or cancelled	(798)	160.8	–	–

Options outstanding at December 31, 2001	3,770	184.7	15,465	214.9
Granted	1,760	300.0	3,266	380.4
Exercised	(1,017)	144.2	(2,841)	161.6
Lapsed or cancelled	(267)	208.1	(317)	197.1

Options outstanding at December 31, 2002	4,246	240.7	15,573	255.9

Options exercisable at December 31, 2002	113	143.9	7,548	168.0

Summarized information about options outstanding under the share option schemes at December 31, 2002 is as follows:

	Options outstanding			Options exercisable
	Number outstanding	Weighted average remaining contract life	Weighted average option price	Number exercisable	Weighted average option price
	(Thousand)	(Years)	(Pence)	(Thousand)	(Pence)
Employee Schemes:
124.0p to 221.2p	1,763	1.9	162.0	113	143.9
289.2p to 372.7p	2,483	3.7	297.0	–	–

	4,246			113

Executive Schemes:
143.0p to 270.0p	9,572	5.7	189.0	7,548	168.9
326.0p to 409.5p	6,001	6.5	362.0	–	–

	15,573			7,548

As the employee scheme is a UK Inland Revenue approved Save As You Earn scheme, the Company is exempt from accounting for the difference between the share option price and the market value at the grant date.

SMITH & NEPHEW plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

23.	Share Option Plans – (continued)

The Company has a qualifying employee share ownership trust (“QUEST”) to acquire Smith & Nephew plc Ordinary Shares for the transfer to employees exercising options under the Smith & Nephew Employee Share Option Scheme. The trustee of the QUEST is Smith & Nephew Employees Trustees Limited, a wholly-owned subsidiary of the Company. During the year, the QUEST subscribed for 950,317 shares (2001—837,129 shares) at a cost of £2.3 million (2001—£2.1 million) and transferred a total of 950,317 shares (2001—837,129 shares) to employees on the exercise of options for a consideration of £1.4 million (2001—£1.2 million). All employees of Group subsidiary companies in the United Kingdom, including Executive Directors of the Company, are potential beneficiaries under the QUEST.

24.	Cash Flow Statement

Reconciliation of operating profit to net cash flow from operating activities

	Years ended December 31,
	2002	2001	2000
	(£ million)
Operating profit	150.7	154.0	162.7
Depreciation and amortization	74.2	60.3	62.3
Loss/(profit) on sale of tangible fixed assets	2.7	(0.7)	3.2
Write-off of Advanced Tissue Sciences, Inc., investment	17.5	–	–
Increase in stocks	(11.5)	(40.0)	(7.1)
(Increase)/decrease in debtors	(21.1)	(17.9)	4.5
(Decrease)/increase in creditors and provisions	(3.2)	36.2	(21.6)

Cash inflow from operating activities	209.3	191.9	204.0

Analysis of net debt

	Cash	Overdrafts	Borrowings due within one year	Borrowings due after one year	Net currency swaps	Liquid resources (i)	Total
				(£ million)
At January 1, 2000	23.8	(5.1)	(46.0)	(16.0)	(6.7)	72.3	22.3
Net cash flow	–	(2.4)	(14.5)	(146.1)	9.6	(72.3)	(225.7)
Exchange adjustment	(0.2)	0.3	(1.1)	(3.0)	(28.9)	–	(32.9)

At December 31, 2000	23.6	(7.2)	(61.6)	(165.1)	(26.0)	–	(236.3)
Net cash flow	4.1	3.3	(30.2)	7.4	14.0	–	(1.4)
Exchange adjustment	(1.3)	0.2	1.5	(3.5)	(2.7)	–	(5.8)

At December 31, 2001	26.4	(3.7)	(90.3)	(161.2)	(14.7)	–	(243.5)
Net cash flow	(4.0)	(8.9)	(70.6)	(18.1)	–	–	(101.6)
Exchange adjustment	0.1	0.3	21.3	15.1	31.4	–	68.2

At December 31, 2002	22.5	(12.3)	(139.6)	(164.2)	16.7	–	(276.9)

(i)	Liquid resources comprise cash deposits.

SMITH & NEPHEW plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

24.	Cash Flow Statement – (continued)

Reconciliation of net cash flow to movement in net (borrowings)/cash

	Years ended December 31,
	2002	2001	2000
	(£ million)
Change in cash in the year	(12.9)	7.4	(2.4)
Change in liquid resources	–	–	(72.3)
Change in net currency swaps	–	14.0	9.6
Change in borrowings	(88.7)	(22.8)	(160.6)

Change in net borrowings from net cash flow	(101.6)	(1.4)	(225.7)
Exchange adjustments	68.2	(5.8)	(32.9)

Change in net borrowings in the year	(33.4)	(7.2)	(258.6)
Opening net (borrowings)/cash	(243.5)	(236.3)	22.3

Closing net borrowings	(276.9)	(243.5)	(236.3)

Disposals

The net assets of the rehabilitation business disposed of in 2002 comprised fixed assets £9.1 million, inventories £10.1 million, receivables £13.0 million and payables £9.1 million.

25.	Currency Translation

The exchange rates used for the translation of currencies into pounds sterling that have the most significant impact on the Group results were:

	Average rates
	2002	2001	2000
US dollar	1.51	1.44	1.51
Euro	1.59	1.61	1.64

	Year end rates
	2002	2001	2000
US dollar	1.61	1.46	1.49
Euro	1.53	1.64	1.59

26.	Financial Commitments

Capital expenditure contracted but not provided for in the financial statements amounted to £4.3 million (2001- £4.5 million).

Following the acquisition of Advanced Tissue Sciences, Inc.’s, 50% share in the Dermagraft joint arrangement, all obligations of the Group to make contingent milestone payments ceased (2001 – £3.4 million payable).

Under the Group’s acquisition and joint development agreements with NUCRYST Pharmaceuticals Corp., (formerly Westaim Biomedical Corp.), amounts of up to £4.7 million (2001 – £7.2 million) could become payable on achievement of certain milestones related to regulatory and reimbursement approvals with a further £28.0 million (2001 – £30.9 million) contingent on achievement of sales milestones.

SMITH & NEPHEW plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

26.	Financial Commitments – (continued)

At December 31, 2002, the Group was committed to making the following payments during the next year in respect of operating leases:

	Land and buildings		Other assets
	2002	2001	2002	2001
	(£ million)
Operating leases which expire:
Within one year	1.6	1.8	1.8	1.9
After one and within five years	3.6	1.9	7.2	6.5
After five years	3.6	3.3	–	–

	8.8	7.0	9.0	8.4

There were no material commitments in respect of finance leases.

Total commitments under noncancelable operating leases at December 31, 2002 were as follows:

(£ million)
Within one year	17.8
After one and within two years	14.1
After two and within three years	10.2
After three and within four years	7.6
After four and within five years	6.0
After five years	45.4

101.1

27.	Contingent Liabilities

There were no guarantees not provided for at December 31, 2002 (2001 – £2.3 million).

The Group is party to legal proceedings, in the normal course of business, which it is considered will not result in any material adverse effect on the Group’s results of operations or financial position.

28.	Postretirement Benefits

The Group sponsors pension plans for its employees in most of the countries in which it has major operating companies. The plans are funded by the payment of contributions to separately administered trust funds or insurance companies. Pension plans are established under the laws of the relevant country, with their assets held in separate trust funds or by insurance companies. In those countries where there is no company-sponsored pension plan, the state benefits are considered adequate. Employees’ retirement benefits are the subject of regular management review.

For many years, the Group’s major pension plans in the United Kingdom and the United States have been of the defined benefit type. However, from 2003 all new employees in the United Kingdom and the United States will be provided with a defined contribution pension plan. Existing employees in the United Kingdom and the United States will be given the opportunity to choose whether to remain in their existing plan or change to the new arrangements. Under the projected unit method, the current service cost as a percentage of pensionable earnings will increase over the long term as the members of the defined benefit plans approach retirement.

SMITH & NEPHEW plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

28.	Postretirement Benefits – (continued)

The pension cost for the Group’s major defined benefit plans in the United Kingdom and the United States has been determined by independent qualified actuaries, using the projected unit method to give a substantially level percentage cost on the current and expected future pensionable payroll. The deficit of plan assets to plan liabilities is amortized, using the percentage of payroll method, over the weighted average of expected pensionable payroll and remaining service lives of current employees in the plan. The actuarial assumptions used for 2002 are as follows:

	United Kingdom	United States
	(% per annum, except service lives)
Increase in pensionable earnings	4.6	5.0
Increase in pensions	2.6	Nil
Inflation	2.6	3.0
Return on investments	7.0	8.0
Average remaining service lives	10 years	13 years

Pension costs were incurred as follows:

	Years ended December 31,
	2002	2001	2000
	(£ million)
Principal plans in the United Kingdom and the United States:
Regular cost	9.8	8.6	7.9
Variations from regular cost (i)	(1.9)	(2.9)	(2.1)
Cost of former employees	–	(1.0)	–
Notional interest on prepayment	(0.1)	(0.2)	(0.3)

	7.8	4.5	5.5
Other plans	6.5	5.9	5.1

	14.3	10.4	10.6

(i)	Variations from regular costs arise from the surplus/deficit in the two principal plans and are amortized using the percentage of payroll method over the weighted average of expected pensionable payroll and remaining service lives of current employees in the plans.

At the dates of the most recent actuarial valuations (in September 2001 and December 2001), the aggregate market value of the assets of the Group’s main defined benefit plans in the United Kingdom and the United States was £268 million (2001 – £283 million: valuations in September 2000 and January 2001) representing 93% of plan liabilities for accrued benefits, including allowance for projected future increases in salaries, resulting in a net deficit of £19.8 million (2001 – 104% and a net surplus of £10.0 million). The estimated deficit of these plans at December 31, 2002 was £80 million.

The unamortized balance of the plan deficits was £22.7 million (2001 – surplus £8.9 million).

The contributions made in the United Kingdom and the United States in the accounting period were £2.6 million (2001 – £2.2 million) and £5.2 million (2001 – £6.5 million), respectively. The contribution rates for 2003 are expected to be 11% of pensionable earnings plus a supplementary payment of £4 million in the United Kingdom and 4% of pensionable earnings plus a supplementary payment of £5 million in the United States.

Included in debtors due after more than one year is a prepayment of £5.3 million (2001 – £5.6 million) and included in creditors is an accrual of £6.4 million (2001 – £7.3 million) relating to the funding of certain Group pension plans.

SMITH & NEPHEW plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

28.	Postretirement Benefits – (continued)

The Group charges the United Kingdom pension plan with the costs of administration and independent advisers which the Group incurs. The amount charged in the year was £0.4 million (2001 – £0.7 million, 2000 – £0.4 million). The amount receivable at December 31, 2002 was £0.1 million (2001 – £0.6 million).

The costs of providing healthcare benefits after retirement of £0.8 million (2001 – £0.1 million, 2000 – £0.7 million) are determined by independent qualified actuaries. The unfunded liability of £9.4 million (2001 – £9.2 million) in respect of the accrued healthcare benefits is included in provisions. The principal actuarial assumptions in determining the cost of providing healthcare benefits are those in the United Kingdom and the United States:

	United Kingdom	United States
	(% per annum)
Interest rate	5.6	7.0
Medical cost inflation	6.6	8.0

29.	Postretirement Benefits (FRS 17)

The disclosures below show the effect on the Group’s financial statements had FRS 17 (see Note 34) been adopted and relate to the major defined benefit retirement plans in the United Kingdom and the United States. Other plans are not material.

The principal assumptions used by the independent qualified actuaries in valuing the United Kingdom and United States plans at December 31 for FRS 17 purposes were:

	2002		2001
	United Kingdom	United States	United Kingdom	United States
	(% per annum)
Increase in pensionable earnings	4.3	5.0	4.0	5.0
Increase in pensions	2.3	Nil	2.5	Nil
Inflation	2.3	3.0	2.5	3.0
Discount rate	5.6	7.0	6.0	7.1

The assets and liabilities in the plans and the expected rates of return on investments were:

	December 31, 2002
	United Kingdom Plan		United States Plan
	Rate of Return	Value	Rate of Return	Value
	(%)	(£ million)	(%)	(£ million)
Equities	7.8	114.3	8.7	34.4
Government bonds	4.5	34.0	5.8	8.0
Corporate bonds	5.6	–	7.0	7.0
Property	6.2	9.6	–	–
Other	5.0	7.0	4.2	1.1

Market value of assets		164.9		50.5
Present value of liabilities		(221.4)		(105.2)

Deficit		(56.5)		(54.7)
Postretirement healthcare		(3.3)		(7.0)

		(59.8)		(61.7)
Related deferred tax asset		17.9		23.4

Net retirement benefit liability		(41.9)		(38.3)

SMITH & NEPHEW plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

29.	Postretirement Benefits (FRS 17) – (continued)

	December 31, 2001
	United Kingdom Plan		United States Plan
	Rate of Return	Value	Rate of Return	Value
	(%)	(£ million)	(%)	(£ million)
Equities	9.0	149.1	10.0	42.8
Government bonds	4.9	36.0	5.5	8.4
Corporate bonds	6.0	–	7.1	6.8
Property	6.9	9.4	–	–
Other	5.8	6.6	2.5	4.8

Market value of assets		201.1		62.8
Present value of liabilities		(190.2)		(103.8)

Surplus/(deficit)		10.9		(41.0)
Postretirement healthcare		(3.1)		(7.4)

		7.8		(48.4)
Related deferred tax (liability)/asset		(2.3)		18.4

Net retirement benefit asset/(liability)		5.5		(30.0)

The Group’s shareholders’ funds and profit and loss account at December 31, would have been as follows:

	December 31,
	2002		2001
	Shareholders’ Funds	Profit and loss account	Shareholders’ Funds	Profit and loss account
	(£ million)
As reported	517.3	259.7	404.6	155.4
Provided under SSAP 24	7.8	7.8	8.1	8.1
Less: related deferred tax	(3.0)	(3.0)	(3.2)	(3.2)

	522.1	264.5	409.5	160.3
FRS 17 net retirement liability above	(80.2)	(80.2)	(24.5)	(24.5)

As adjusted for FRS 17	441.9	184.3	385.0	135.8

The following amounts would have been charged to operating profit in 2002:

	United Kingdom Plan	United States Plan	Total
	(£ million)
Current service cost – employer’s portion	5.9	5.2	11.1
Past service cost	0.1	–	0.1

Total operating charge	6.0	5.2	11.2

The following amounts would have been charged/(credited) to other finance costs in 2002:

	United Kingdom Plan	United States Plan	Total
	(£ million)
Interest cost	11.4	7.1	18.5
Expected return on assets in the plan	(16.2)	(5.3)	(21.5)

Net (credit)/cost	(4.8)	1.8	(3.0)

SMITH & NEPHEW plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

29.	Postretirement benefits (FRS 17) – (continued)

The net amounts that would have been charged under FRS 17 of £8.2 million compares with the cost under SSAP 24 of £7.8 million (Note 28).

The following amounts would have been included in the statement of total recognized gains and losses in 2002:

	United Kingdom Plan	United States Plan
Difference between expected and actual return on assets
Amount (£ million)	(47.9)	(13.9)
Percentage of plan assets	29.0%	27.5%

Experience gains and losses arising on the plan liabilities
Amount (£ million)	(2.5)	(1.1)
Percentage of plan liabilities	1.1%	1.0%

Effects of changes in demographic and financial assumptions underlying the present value of the plan liabilities
Amount (£ million)	(18.6)	(1.9)

Actuarial loss recognized in the statement of total recognized gains and losses

Amount (£ million)	(69.0)	(16.9)

Percentage of plan liabilities	31.2%	16.1%

The following table reconciles the movement in the plan surplus/(deficit) during 2002:

	United Kingdom Plan	United States Plan
	(£ million)
Surplus/(deficit) in the plan at January 1, 2002	10.9	(41.0)
Movement in the year:
Current service cost – total	(8.6)	(5.2)
Past service cost	(0.1)	–
Other finance income/(cost)	4.8	(1.8)
Actuarial loss	(69.0)	(16.9)
Contributions paid (including by employees)	5.5	5.2
Currency adjustment	–	5.0

Deficit in the plan at December 31, 2002	(56.5)	(54.7)

The cost of providing healthcare benefits after retirement of £0.8 million is determined by independent actuaries and would be charged to operating profit in 2002. The principal actuarial assumptions in determining the cost of providing healthcare benefits are those in the United Kingdom and the United States and would be as follows:

	2002		2001
	United Kingdom	United States	United Kingdom	United States
	(% per annum)
Interest rate	5.6	7.0	6.0	7.1
Medical cost inflation	6.6	8.0	7.0	9.0

SMITH & NEPHEW plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

30.	Acquisitions and Disposals

Acquisitions in 2002

On March 28, 2002, the Group acquired ORATEC Interventions, Inc., (“ORATEC”), at a net cost of £191.2 million in cash. Under acquisition accounting, its assets are included in the Group’s balance sheet at fair value at the date of acquisition as follows:

	Net book value	Fair value adjustments	Fair value to Group
	(£ million)
Net assets at date of acquisition:
Fixed assets	6.5	(1.8)	4.7
Intangibles	2.4	–	2.4
Stock	4.5	0.3	4.8
Debtors	6.1	(0.2)	5.9
Creditors due within one year	(4.2)	0.6	(3.6)
Provisions	(3.9)	–	(3.9)
Deferred taxation	–	15.2	15.2

Net assets	11.4	14.1	25.5
Goodwill arising on acquisition			165.7

			191.2

Discharged by:
Cash consideration			222.5
Cash acquired in ORATEC			(39.1)
Costs associated with acquisition			7.8

			191.2

The fair value adjustments reflect the adoption of Group accounting policies and deferred taxation arising due to trading losses in the acquired entity which are available for offset.

In 2001, under UK GAAP ORATEC earned a profit after tax of £0.6 million. For the period January 1, 2002 to March 28, 2002, which was the effective date of acquisition, turnover was £7.9 million and the loss after tax of £0.5 million comprised £0.8 million of operating loss and £0.3 million of interest received. There were no other recognized gains and losses in the three months ended March 28, 2002.

Since acquisition by the Group in 2002, ORATEC contributed £21.6 million to the Group’s turnover, and £3.8 million to profit before goodwill amortization and exceptional items and incurred a net operating cash outflow of £6.1 million, including capital expenditures of £0.7 million.

SMITH & NEPHEW plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

30.	Acquisitions and Disposals – (continued)

Under acquisition accounting, the impact on the consolidated balance sheet of other acquisitions, including deferred consideration in respect of prior year’s acquisitions in the year, was:

Net book value
(£ million)
Tangible fixed assets	0.6
Intangible assets	7.3
Current assets	3.7
Current liabilities	(3.8)

7.8
Goodwill	2.0

Consideration	9.8
Associated undertaking formation costs	1.8
Deferred consideration in respect of previous acquisitions paid in the year	5.5

Total consideration	17.1

£2.0 million consideration is accrued and payable in cash in 2003. There was no material difference between the fair value and book value of net assets acquired.

Disposals in 2002

The disposal during the year was the rehabilitation business in March 2002, for which net cash consideration was £71.3 million. The net profit on disposal is the gain of £47.2 million on net assets realized, less £30.0 million of acquisition goodwill previously written off to reserves.

Acquisitions in 2001

The principal acquisitions during the year were the advanced woundcare business acquired in April 2001 and the Acticoat business acquired in May 2001. Under acquisition accounting the impact on the consolidated balance sheet of the acquisitions in the year was:

Net book value
(£ million)
Tangible fixed assets	3.1
Intangible assets	3.5
Current assets	3.3

9.9
Goodwill	39.4

Consideration	49.3
Deferred consideration in respect of previous acquisitions	20.0

Total consideration	69.3

There was no material difference between the fair value and book value of net assets acquired.

Disposals in 2001

The disposal during the year was the ear, nose and throat business in June 2001, for which net cash consideration was £61.7 million. The net profit on disposal is the gain on net assets realized.

SMITH & NEPHEW plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

30.	Acquisitions and Disposals – (continued)

Acquisitions in 2000

The principal acquisitions during the year were the collagenase business acquired in January 2000 and the Orthopaedic Biosystems business acquired in November 2000. Under acquisition accounting, the impact on the consolidated balance sheet of the acquisitions in the year was:

Net book value
(£ million)
Tangible fixed assets	0.1
Current assets	1.9
Current liabilities	(1.1)

0.9
Goodwill	89.9

Total consideration	90.8

Of the consideration £39.7 million is deferred consideration (payable in cash) and £51.1 million was cash consideration. There was no material difference between the fair value and book value of net assets acquired.

Disposals in 2000

The disposal during the year was the Consumer healthcare business in June 2000, for which net cash consideration was £209.8 million. The net profit on disposal comprises a gain of £141.3 million on net assets realized, less £31.8 million of acquisition goodwill previously written off to reserves.

31.	Smith & Nephew Employees’ Share Trust

(£ million)
At January 1, 2001	2.9
Shares acquired	1.2
Shares vested	(1.6)

At December 31, 2001	2.5
Shares acquired	2.4
Shares vested	(1.7)

At December 31, 2002	3.2

The Smith & Nephew Employees’ Share Trust (the “Trust”) was established to hold shares relating to the long-term incentive plan referred to in Item 6 – “Directors, Senior Management and Employees”. The Trust is administered by an independent professional trust company resident in Jersey and is funded by a loan from the Company. The costs of the Trust are charged to the income statement as they accrue. A dividend waiver is in place in respect of those shares held under the long-term incentive plan that are yet to vest. The waiver represents less than 1% of the total dividends paid.

At December 31, 2002, the Trust held 1.5 million (2001 – 1.1 million) Ordinary Shares at an aggregate cost of £5.2 million, (2001 – £3.5 million). 0.9 million shares, at an aggregate cost of £3.2 million, are included within fixed asset investments on the Group balance sheet. The market value of these shares at December 31, 2002 was £3.4 million (2001 – £3.3 million). 0.6 million (2001 – 0.3 million) shares, with an original cost of £2.0 million (2001 – £1.0 million), have vested and are held under option for the benefit of directors and employees.

SMITH & NEPHEW plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

32.	Related party transactions with joint venture and associated undertaking

In the course of normal operations, the Group traded on an arm’s-length basis with its joint venture BSN Medical from April 1, 2001 and associated undertaking AbilityOne from March 27, 2002. The aggregated transactions which have not been disclosed elsewhere in the financial statements, are summarized below:

	With BSN Medical 2002	With BSN Medical 2001	With AbilityOne 2002
	(£ million)
Sales to the joint venture/associated undertaking	6.9	6.5	0.4
(Loss)/profit made on sales	(0.3)	(0.4)	0.1
Agency fees received	19.0	19.2	–
Management charges received	1.6	0.8	–
Purchases from the joint venture/associated undertaking	13.2	11.2	5.3
Profit made by the joint venture on purchases	0.1	0.5	–
Interest payable to the joint venture	–	(0.7)	–
Interest receivable from the joint venture	0.4	1.7	–

33.	Companies Act 1985

These financial statements do not comprise the Company’s statutory accounts within the meaning of section 240 of the Companies Act.

Statutory accounts for the fiscal year ended December 31, 2002 on which the auditors have given an unqualified audit report will be delivered to the Registrar of Companies for England and Wales (the “Registrar”) in May 2003.

Statutory accounts for the years ended December 31, 2001 and 2000 on which the auditors gave unqualified audit reports have been delivered to the Registrar.

34.	New Accounting Standards

United States:

FAS 143 – Accounting for Asset Retirement Obligations, issued in August 2001, is effective for accounting periods beginning after June 15, 2002. This requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs would be capitalized as part of the carrying amount of the long lived asset. Management does not believe that this standard will result in an effect on net income on adoption.

FAS 146 – Accounting for Costs Associated with Exit or Disposal Activities, issued in August 2001. This requires recognition of a liability for a cost when the liability is incurred. FAS 146 supersedes EITF Issue No 94-3 Liability Recognition for Certain Termination Benefits and Other Costs to Exit an Activity (including certain costs incurred in restructuring) which required a liability for an exit cost to be recognized at the date of an entity’s commitment to plan. The provisions of FAS 146 will be effective for any exit and disposal activities initiated after December 31, 2002. The impact on the Group, if any, will depend upon the circumstances existing at that time.

SMITH & NEPHEW plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

34.	New Accounting Standards – (continued)

United Kingdom:

FRS 17 – Retirement benefits was issued in November 2000. Full implementation has been deferred until January 1, 2005. Some disclosure requirements are effective for periods prior to this deadline. Additional disclosures for the 2002 Annual Report relate to the charges which have been made to the profit and loss account and statement of total recognized gains and losses. The standard requires that financial statements reflect at fair value the assets and liabilities arising from an employer’s retirement benefit obligations and related funding. The operating costs of providing retirement benefits are recognized in the period in which they are earned together with any related finance costs and changes in the value of the related assets and liabilities. Had FRS 17 been implemented at December 31, 2002, the Group would have reported a retirement liability, net of related deferred tax, of £80.2 million, which compares with £4.8 million recorded in the balance sheet under the existing rules. The impact of FRS 17 on retained earnings for 2002 would have been to reduce retained earnings by £75.4 million (Note 29).

35.	Differences Between Accounting Principles Generally Accepted in the United Kingdom and United States

Summary of differences

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United Kingdom (“UK GAAP”) which differ in certain respects from United States generally accepted accounting principles (“US GAAP”). Those differences which have a significant effect on the Group’s net income and shareholders’ equity are as follows:

Goodwill and other intangible assets

Prior to 1998, goodwill arising on acquisitions was set off against reserves. On disposal of such businesses, goodwill previously set off against reserves is charged to profit or loss on disposal. Since 1998, goodwill and other intangible fixed assets purchased by way of acquisition have been capitalized and written off over a period not exceeding 20 years. Under US GAAP, goodwill and other intangible fixed assets purchased prior to 2002 would have been capitalized and amortized over their expected useful lives. Commencing 2002, goodwill would not be amortized and would be subject to an annual impairment review, whereas other intangible assets would continue to be capitalized and amortized over their useful lives. The amortization of intangibles for each of the five succeeding years is expected to be £3.8 million per annum.

Goodwill arising on the formation of the joint venture is not amortized but is subject to annual impairment review. Under US GAAP, prior to 2002 this goodwill would be amortized. Commencing 2002, this goodwill would not be amortized.

Joint venture

One of the components of the goodwill in the joint venture is the difference between the fair value of consideration given and the book value of net assets acquired in the joint venture by the Group. Under US GAAP, this gain would be unrealized and would not be recognized.

The results of the joint venture are included within share of operating profit of the joint venture, interest expense and taxation. Under US GAAP, the results would all be reported within results of the joint venture.

Postretirement benefits

Projected benefit liabilities are discounted using long term investment returns and surpluses and deficits are amortized over the employees’ service lives. Under US GAAP, pension liabilities would be discounted using corporate bond rates and surpluses and deficits within 10% limits would not be amortized and would thus have no immediate impact on pension costs. In addition, under US GAAP where the value of plan assets is below the value of the liabilities valued on an accumulated benefit obligation basis, the deficit on this basis would be recognized immediately through other comprehensive income.

SMITH & NEPHEW plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

35.	Differences Between Accounting Principles Generally Accepted in the United Kingdom and United States – (continued)

Derivative instruments and hedging activities

All derivative instruments (including those imbedded in other contracts) are recognized as either assets or liabilities in the consolidated balance sheet at their fair values. US GAAP prescribes requirements for designation and documentation of hedging relationships and ongoing assessments of effectiveness in order to qualify for hedge accounting. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated and qualifies as part of a hedge transaction and, if so, the type of hedge transaction.

Forward foreign exchange contracts

Forward foreign exchange contracts in respect of anticipated future transactions are treated as hedges and gains and losses on valuing such contracts at the forward rates at the balance sheet date are not recognized in profit for the year. Under US GAAP, the gains and losses at the balance sheet date would be included in net income and on maturity of the contract the gain/loss not recognized to date would be recognized in net income.

Interest rate swaps

Interest rate swaps are used to fix interest rates on the Group’s major exposures and are treated as hedges. Gains and losses on valuing such contracts at market rates at the balance sheet date are not recognized in profit for the year. Due to the additional documentational requirements of US GAAP, the Group would no longer be able to treat these swaps as hedges for US GAAP reporting so gains and losses at the balance sheet date would be included in net income. Such gains and losses would be accounted for as adjustments in net income in 2001 and 2002 following implementation of FAS 133 – Accounting for Derivative Instruments and Hedging Activities.

Currency rate swaps

Currency swaps are used to hedge intra group equity investments. Realized and unrealized gains/losses are not recognized in profit for the year. Receivables and payables on currency swaps are included within debtors and creditors respectively. Under US GAAP, these would be separately classified into current asset derivatives and current liabilities derivatives.

Trade investments

Trade investments are stated in the balance sheet at cost less provision for any permanent diminution in value and any movements are taken to the profit and loss account for the year. Under US GAAP, trade investments would be stated at market value and all movements would be taken to shareholders’ equity via comprehensive income for the year.

Investment in own shares

Investment in the Company’s shares held by the Smith & Nephew Employees’ Share Trust are shown in the consolidated balance sheet as fixed asset investments. Under US GAAP, these shares would be treated as treasury stock and deducted from shareholders’ equity.

Dividends

Dividends are provided for in the financial statements for the period to which they relate and, in the case of proposed final dividends, on the basis of proposals by the Directors. Under US GAAP, dividends would be provided for in the financial statements for the period in which they are declared.

SMITH & NEPHEW plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

35.	Differences Between Accounting Principles Generally Accepted in the United Kingdom and United States – (continued)

Taxation

Deferred taxation is recognized on most timing differences. This is generally consistent with US GAAP, except that deferred taxation is provided on goodwill acquired prior to 1998, which has been set off against reserves and on which taxation benefits have been received. Under US GAAP, as goodwill acquired prior to 1998 would not have been set off against reserves, the deferred taxation provided under UK GAAP would not be required. Furthermore, under US GAAP, a deferred tax liability would be provided on intangible assets acquired subject to book amortization where no tax relief is available.

Acquired in-process research and development

Acquired in-process research and development is not separately identified and therefore forms part of the goodwill arising on acquisition. Under US GAAP, acquired in-process research and development would be identified separately from goodwill and charged to net income on the date of acquisition.

Leases

The criteria for capitalizing leases under UK GAAP differ from those under US GAAP. As a result, certain leases which are classified as operating leases under UK GAAP would have been capitalized under US GAAP.

Discontinued activities

Under UK GAAP, the sales and operating profits of businesses that have been sold by the Group have been reported as arising from discontinued operations. The disposal of the rehabilitation business in 2002 would not have qualified to be so treated under US GAAP as an equity stake was retained.

Under UK GAAP, the results of operations arising from discontinued operations are presented in the profit and loss account under the relevant captions and the profit/(loss) on their disposal is reported as a separate line item after operating income and before interest. Under US GAAP, the results of operations form discontinued operations and the profit/(loss) on their disposal are reported as separate line items immediately before net income.

Associated undertaking

The results of the associated undertaking are included within share of operating profit of the associated undertaking, interest expense and taxation. Under US GAAP, the results would all be reported within results of the associated undertaking.

Staff Costs

Prior to 2002, the Group accounted for stock based compensation under the intrinsic value accounting provisions set out in APB 25 – Accounting for Stock Issued to Employees and related interpretations.

For the purposes of the reconciliations below, the Group has adopted the fair value recognition provisions of FAS 123 – Accounting for Stock Based Compensation, with effect from January 1, 2002. All prior periods presented have been restated to reflect the compensation cost that would have been recognized had the recognition provisions of FAS 123 been applied to all awards granted to employees after January 1, 1995. The adoption of FAS 123 has resulted in a reduction in income from continuing operations and net income under US GAAP of £3.4 million (2001 – £1.6 million, 2000 – nil). Basic income from continuing operations and net income per share under US GAAP reduced by 0.37p (2001 – 0.17p, 2000 – nil).

SMITH & NEPHEW plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

35.	Differences Between Accounting Principles Generally Accepted in the United Kingdom and United States – (continued)

Effect of differences and additional information

The effect of the adjustments to net income and to shareholders’ equity that would be required if US GAAP were to be applied instead of UK GAAP is summarized as follows:

Net Income

	Years ended December 31,
	2002	2001 Restated	2000 Restated
	(£ million, except per Ordinary Share and ADS amounts and Ordinary Shares)
Profit for the financial year as reported in the consolidated profit and loss account	112.1	129.6	207.5
Adjustments:
Amortization of goodwill	17.5	(10.5)	(12.2)
Amortization of other intangible assets	(9.0)	(3.9)	(3.2)
Amortization of goodwill on joint venture	–	(1.2)	–
Gain on disposal of businesses: goodwill and other intangible assets previously written off	15.2	–	11.4
Pension expense	(3.7)	(1.7)	(3.1)
Staff costs	(3.4)	(1.6)	–
Unrecognized forward foreign exchange (losses)/gains	(7.9)	1.4	(1.0)
Unrecognized losses on interest rate swaps	(1.4)	(7.4)	–
Acquired in-process research and development	(4.2)	–	–
Other adjustments	(0.3)	–	(1.8)
Deferred taxation	13.5	2.2	4.6

Net income as adjusted to accord with US GAAP	128.4	106.9	202.2

Comprising:
Income from continuing operations	128.4	74.9	85.3
Income from discontinued operations	–	0.5	18.6
Gain from disposal of discontinued operations	–	31.5	98.3

	128.4	106.9	202.2

Basic earnings as so adjusted – Per Ordinary Share:
Continuing operations	13.87p	8.13p	8.25p
Discontinued operations	–	3.47p	11.31p

Total	13.87p	11.60p	19.56p

Diluted earnings as so adjusted – Per Ordinary Share:
Continuing operations	13.75p	8.05p	8.19p
Discontinued operations	–	3.44p	11.23p

Total	13.75p	11.49p	19.42p

Basic earnings as so adjusted – Per ADS:
Continuing operations	138.7p	81.3p	82.5p
Discontinued operations	–	34.7p	113.1p

Total	138.7p	116.0p	195.6p

Diluted earnings as so adjusted – Per ADS:
Continuing operations	137.5p	80.5p	81.9p
Discontinued operations	–	34.4p	112.3p

Total	137.5p	114.9p	194.2p

Weighted average number of Ordinary Shares in issue (million):
Basic	926	921	1,034
Diluted	934	930	1,041

SMITH & NEPHEW plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

35.	Differences Between Accounting Principles Generally Accepted in the United Kingdom and United States – (continued)

Comprehensive income

The consolidated statement of comprehensive income under US GAAP is as follows:

	Years ended December 31,
	2002	2001 Restated	2000 Restated
	(£ million)
Net income as adjusted to accord with US GAAP	128.4	106.9	202.2
Other comprehensive income:
Pension costs	(69.4)	–	–
Tax on pension costs	22.3	–	–
Other comprehensive income (net of related tax of nil):
Cumulative effect on prior year on adoption of FAS 133	–	(0.7)	–
Derivative financial instruments	–	0.7	–
Revaluation of investments	3.2	4.3	(1.5)
Translation adjustment arising on consolidation	(3.5)	(5.1)	(5.1)

Comprehensive income	81.0	106.1	195.6

Movements in other comprehensive income amounts (net of related tax) are as follows:

	Pension Costs	Derivative Financial Instruments	Revaluation of Investments	Currency Translation Differences	Total
	(£ million)
At January 1, 2000	–	–	(6.0)	(33.3)	(39.3)
Movement in the year	–	–	(1.5)	(5.1)	(6.6)

At December 31, 2000	–	–	(7.5)	(38.4)	(45.9)
Effect on adoption of FAS 133	–	(0.7)	–	–	(0.7)
Movement in the year	–	0.7	4.3	(5.1)	(0.1)

At December 31, 2001	–	–	(3.2)	(43.5)	(46.7)
Movement in the year	(47.1)	–	3.2	(3.5)	(47.4)

At December 31, 2002	(47.1)	–	–	(47.0)	(94.1)

SMITH & NEPHEW plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

35.	Differences Between Accounting Principles Generally Accepted in the United Kingdom and United States – (continued)

Shareholders’ funds

	December 31,
	2002	2001
	(£ million)
Shareholders’ funds as reported in the consolidated balance sheet	517.3	404.6
Adjustments:
Goodwill
Cost	(0.3)	209.8
Amortization	35.4	(120.5)

	35.1	89.3
Other intangible fixed assets
Cost	220.7	136.1
Amortization	(105.3)	(110.0)

	115.4	26.1
Investment in joint venture
Cost	(38.1)	(38.2)
Amortization	(1.2)	(1.2)

	(39.3)	(39.4)
Fixed assets – capital lease
Cost	11.5	–
Depreciation	(0.5)	–

	11.0	–
Fixed asset investments: own shares	(3.2)	(2.5)
Investments: revaluation of investments	–	(3.2)
Debtors: debit balances on currency swaps	(21.3)	(3.6)
Debtors: pension assets	(4.1)	(2.4)
Current asset derivatives	29.9	11.7

	1.3	–
Trade and other payables
Holiday pay	(2.2)	(1.8)
Proposed final dividend	27.9	26.8
Pension costs	(79.7)	(8.8)
Credit balances on currency swaps	4.6	18.3
Borrowings due within one year: capital lease payments	(0.2)	–
Current liabilities derivatives	(27.8)	(31.7)

	(77.4)	2.8
Borrowings due after one year: capital lease payments	(10.7)	–
Deferred taxation	26.8	49.8

Shareholders’ equity as adjusted to accord with US GAAP	579.5	533.2

SMITH & NEPHEW plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

35.	Differences Between Accounting Principles Generally Accepted in the United Kingdom and United States – (continued)

Reconciliation of changes in shareholders’ equity under US GAAP

	Years ended December 31,
		2001	2000
	2002	Restated	Restated
	(£ million)
Profit for the financial year under US GAAP	128.4	106.9	202.2
Dividends paid	(43.5)	(41.8)	(475.9)
Currency translation	(3.5)	(5.1)	(5.1)
Issue of shares	6.1	9.0	7.7
Stock based compensation	3.4	1.6	–
Investment in own shares (purchased)/vested	(0.7)	0.4	(2.9)
Revaluation of investments	3.2	4.3	(1.5)
Pension costs	(47.1)	–	–

Net addition to/(reduction in) shareholders’ equity	46.3	75.3	(275.5)
Opening shareholders’ equity	533.2	457.9	733.4

Closing shareholders’ equity	579.5	533.2	457.9

Consolidated statement of cash flows

The US GAAP cash flow statement reports changes in cash and cash equivalents, which includes short-term highly liquid investments. Under UK GAAP, cash flows are presented separately for operating activities, dividends from joint ventures, returns on investments and servicing of finance, taxation, investing activities and financing activities. US GAAP requires only three categories of cash flow activity to be reported: operating, investing and financing. Cash flows from taxation and returns on investments and servicing of finance shown under UK GAAP would be included as operating activities under US GAAP. The payment of dividends would be included as a financing activity under US GAAP.

The categories of cash flow activity under US GAAP are summarized as follows:

	Years ended December 31,
	2002	2001	2000
	(£ million)
Cash flows from operating activities	150.7	99.2	150.5
Cash flows from investing activities	(214.9)	(67.6)	92.0
Cash flows from financing activities	60.2	(27.5)	(314.8)

(Decrease)/increase in cash and cash equivalents	(4.0)	4.1	(72.3)
Exchange adjustments	0.1	(1.3)	(0.2)
Cash and cash equivalents at beginning of year	26.4	23.6	96.1

Cash and cash equivalents at end of year	22.5	26.4	23.6

SMITH & NEPHEW plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

35.	Differences Between Accounting Principles Generally Accepted in the United Kingdom and United States – (continued)

Additional information required by US GAAP in respect of earnings per share

The following table sets forth the computation of basic and diluted earnings per share from continuing operations under US GAAP:

	Years ended December 31,
	2002	2001	2000
	(£ million)
Numerator:
Net income in accordance with US GAAP	128.4	106.9	202.2

Numerator for diluted earnings per Ordinary Share	128.4	106.9	202.2

	Years ended December 31,
	2002	2001	2000
	(Shares million)
Denominator:
Denominator for basic earnings per Ordinary Share	926	921	1,034
Effect of dilutive securities:
Share option schemes	8	9	7

Denominator for diluted earnings per Ordinary Share	934	930	1,041

Basic earnings per Ordinary Share from continuing operations	13.87p	8.13p	8.25p

Basic earnings per Ordinary Share from discontinued operations	–	3.47p	11.31p

Diluted earnings per Ordinary Share from continuing operations	13.75p	8.05p	8.19p

Diluted earnings per Ordinary Share from discontinued operations	–	3.44p	11.23p

Additional information required by US GAAP in respect of deferred taxation

The analysis of the deferred taxation (liability)/asset required by US GAAP is summarized as follows:

	December 31,
	2002	2001
	(£ million)
Deferred taxation liabilities:
Excess of book value over taxation value of fixed assets	(29.3)	(28.0)
Other temporary differences	(45.8)	(4.4)

	(75.1)	(32.4)
Deferred taxation assets:
Taxation effect of losses carried forward	18.4	11.1
Other temporary differences	31.5	19.2

	49.9	30.3

	(25.2)	(2.1)

Of which:
Current	18.0	0.8
Noncurrent	(43.2)	(2.9)

	(25.2)	(2.1)

SMITH & NEPHEW plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

35.	Differences Between Accounting Principles Generally Accepted in the United Kingdom and United States – (continued)

Additional information required by US GAAP in respect of the Group’s two principal pension plans

The two principal pension plans are those in the United Kingdom and the United States. The pension cost for these plans computed in accordance with the requirements of US GAAP comprises:

	Years ended December 31,
	2002	2001	2000
	(£ million)
Service cost	10.9	9.6	11.2
Interest cost	19.1	18.1	17.9
Actual return on plan assets	(21.2)	(21.9)	(22.9)
Amortization of transition obligation	–	(0.1)	(0.1)
Amortization of prior service cost	2.3	2.6	3.2
Amortization of net actuarial loss/(gain)	0.6	(0.8)	(0.8)
Curtailment gain	–	(1.0)	–

Net periodic pension cost	11.7	6.5	8.5

The major assumptions used in computing the pension cost under US GAAP for the two principal plans are:

	Years ended December 31,
	2002	2001	2000
		(Percent)
United Kingdom:
Expected long-term rate of return on plan assets	6.9	8.1	8.0
Discount rate for costs/gains	5.6	6.0	6.0
Discount rate for year end benefit obligations	5.6	6.0	6.0
Expected long-term rate of earnings increases	4.3	4.0	4.0
United States:
Expected long-term rate of return on plan assets	8.8	9.3	9.3
Discount rate for costs/gains	7.0	8.0	8.0
Discount rate for year end benefit obligations	7.0	7.0	8.0
Expected long-term rate of earnings increases	5.0	5.0	5.0

The following table sets forth the funded status and amounts that would be recognized under US GAAP in the balance sheet at December 31, 2002 and 2001 for the Group’s two principal plans:

	December 31,
	2002		2001
	United Kingdom	United States	United Kingdom	United States
		(£ million)
Fair value of plan assets	164.1	50.5	200.1	74.1
Projected benefit obligation	(231.7)	(105.2)	(202.1)	(105.6)

Projected benefit obligation in excess of plan assets	(67.6)	(54.7)	(2.0)	(31.5)
Unrecognized prior service cost	1.4	0.3	3.6	0.4
Unrecognized net gain	65.6	42.0	1.0	17.9

	(0.6)	(12.4)	2.6	(13.2)
Deficit on accumulated benefit obligation basis	(52.0)	(17.9)	–	–

(Accrued)/prepaid pension cost	(52.6)	(30.3)	2.6	(13.2)

SMITH & NEPHEW plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

35.	Differences Between Accounting Principles Generally Accepted in the United Kingdom and United States – (continued)

In the UK plan, the assets principally comprise UK and other listed equities, bank deposits and UK Government index-linked stocks. In the US plan, the assets principally comprise US equities, other listed equities and fixed income securities.

A reconciliation of the projected benefit obligation and the fair value of plan assets is shown in the following tables:

	Years ended December 31,
	2002		2001
	United Kingdom	United States	United Kingdom	United States
		(£ million)
Projected benefit obligation at beginning of year	202.1	105.6	194.9	78.8
Service cost	6.1	4.8	6.3	3.8
Interest cost	12.1	7.0	12.7	6.4
Plan participant contributions	2.7	–	2.6	–
Change in discount rate assumptions	–	–	0.4	16.5
Curtailment	–	–	–	(1.1)
Actuarial loss/(gain)	18.7	2.3	(2.8)	2.4
Benefits and expenses paid	(10.0)	(3.8)	(12.0)	(3.0)
Exchange adjustment	–	(10.7)	–	1.8

Projected benefit obligation at end of year	231.7	105.2	202.1	105.6

Fair value of plan assets at beginning of year	200.1	74.1	208.5	63.9
Actual return on assets	(31.5)	(18.9)	(1.7)	5.4
Company contributions	2.8	5.2	2.7	6.2
Plan participant contributions	2.7	–	2.6	–
Benefits paid	(10.0)	(3.8)	(12.0)	(3.0)
Exchange adjustment	–	(6.1)	–	1.6

Fair value of plan assets at end of year	164.1	50.5	200.1	74.1

Additional information required by US GAAP in respect of the Group’s healthcare benefits after retirement in the United Kingdom and the United States

The movement in the accumulated benefit obligation under the Group’s postretirement healthcare schemes is as follows:

	Years ended December 31,
	2002		2001
	United Kingdom	United States	United Kingdom	United States
		(£ million)
At beginning of year	3.2	6.2	3.3	6.0
Service cost	0.1	0.1	0.1	0.1
Interest cost	0.2	0.5	0.2	0.5
Change in assumptions	–	1.0	–	–
Curtailment	–	–	(0.1)	–
Actuarial loss/(gain)	0.1	0.4	(0.1)	0.1
Benefits paid	(0.2)	(0.6)	(0.2)	(0.6)
Exchange adjustment	–	(0.6)	–	0.1

At end of year	3.4	7.0	3.2	6.2

SMITH & NEPHEW plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

35.	Differences Between Accounting Principles Generally Accepted in the United Kingdom and United States – (continued)

	Years ended December 31,
	2002		2001
	United Kingdom	United States	United Kingdom	United States
		(£ million)
Accumulated benefit obligation	3.4	7.0	3.2	6.2
Unrecognized net loss/(gain)	0.2	(1.7)	0.4	(0.8)
Prior service loss/(gain)	–	0.1	–	(0.1)

Accrued healthcare cost	3.6	5.4	3.6	5.3

The effect of a one percentage point change in the rate of medical cost inflation would increase/(decrease) the accumulated postretirement benefit obligation as follows:

	December 31,
	2002		2001
	United Kingdom	United States	United Kingdom	United States
		(£ million)
1% increase	0.1	0.6	0.1	0.5
1% decrease	(0.1)	(1.0)	(0.1)	(0.5)

Additional information required US GAAP relating to leases

Future lease payments under US GAAP at December 31, 2002 are as follows:

	Operating Leases		Capital Leases
	Land and Buildings	Other Assets	Land and Buildings	Other Assets
	(£ million)
Within one year	7.8	9.0	1.1	0.2
After one and within two years	6.9	6.2	1.1	0.1
After two and within three years	6.2	3.0	1.1	–
After three and within four years	5.8	0.8	1.0	–
After four and within five years	4.9	–	1.1	–
After five years	30.7	–	14.7	–

	62.3	19.0	20.1	0.3

Less: imputed interest			(8.8)	–

Present value of future lease payments			11.3	0.3

SMITH & NEPHEW plc

NOTES TO THE FINANCIAL STATEMENTS – (Continued)

36.	Subsequent Events

The Board of Directors intends for the Company to become a subsidiary company of Smith & Nephew Group plc under a Scheme of Arrangement (the “Scheme”) to be put for sanctioning before the High Court of England and Wales. Smith & Nephew Group plc also intends to acquire, by means of public tender offers, Centerpulse AG and InCentive AG, two Swiss companies registered on the Swiss Stock Exchange.

In order to acquire Centerpulse AG and InCentive AG, Smith & Nephew plc and Smith & Nephew Group plc entered into several agreements on March 20, 2003 as follows:

a)	The Company and Smith & Nephew Group plc entered into a Tender Agreement with Rene Braginsky, Hans Kaiser, Zurich Versicherungs-Gesellschaft and III Institutional Investors International Corp on March 20, 2003 which regulates certain aspects of the public tender offer to shareholders of InCentive AG;

b)	The Company and Smith & Nephew Group plc entered into a Transaction Agreement with InCentive AG which regulates certain aspects of the public tender offer to shareholders of InCentive AG; and

c)	the Company and Smith & Nephew Group plc entered into a Combination Agreement with Centerpulse AG relating to the combination of Smith & Nephew Group plc or Smith & Nephew plc with Centerpulse AG.

Successful completion of the offers for Centerpulse and InCentive is expected to result in the issuance of approximately 298 million new Smith & Nephew Group shares and the payment of approximately a net £400 million (CHF 870 million) in cash, after taking account of InCentive’s expected cash balances. Shareholders of Centerpulse and InCentive will own approximately 24% of the outstanding shares of Smith & Nephew Group. Shares of Smith & Nephew Group are expected to be traded on the London Stock Exchange and ADSs representing Smith & Nephew Group shares are expected to be traded on the New York Stock Exchange. Smith & Nephew Group will also seek a secondary listing of its shares on the SWX Swiss Stock Exchange.

The public tender offers for Centerpulse AG and InCentive AG which these agreements regulate are both conditional upon the Scheme being sanctioned by the Court, the shares of Smith & Nephew Group plc being listed on the London Stock Exchange and on regulatory clearances. The transactions are expected to be completed in July 2003.

In addition, the Company and Smith & Nephew Group plc entered into a Credit Agreement with Lloyds TSB Capital Markets and The Royal Bank of Scotland plc as arrangers, the financial institutions listed therein as original lenders and The Royal Bank of Scotland plc as facility agent, pursuant to which the original lenders have agreed to make available multi-currency term loan facilities in an aggregate principal amount of US$2.1 billion to finance the acquisition of Centerpulse AG and InCentive AG, refinance the existing debt of Smith & Nephew plc, Centerpulse AG and their respective subsidiaries and general corporate purposes. The conditions precedent to drawdown of these facilities includes a condition that the Scheme has been sanctioned by the Court.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of Centerpulse Ltd, Zurich

We have audited the consolidated financial statements (consolidated balance sheets, consolidated income statements, consolidated cash flow statements, consolidated statements of shareholders’ equity and notes to the consolidated financial statements) of Centerpulse Ltd and its subsidiaries as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, all expressed in Swiss francs.

These consolidated financial statements are the responsibility of the Board of Directors. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We confirm that we meet the Swiss legal requirements concerning professional qualification and independence.

Our audits were conducted in accordance with auditing standards promulgated by the Swiss profession and with International Standards on Auditing and auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. An audit includes examining on a test basis evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position, of Centerpulse Ltd and its subsidiaries as of December 31, 2002 and 2001 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in accordance with International Financial Reporting Standards.

International Financial Reporting Standards vary in certain significant respects from accounting principles generally accepted in the United States of America and as allowed by Item 17 to Form 20-F. The application of the latter would have affected the determination of consolidated net income expressed in Swiss francs for each of the three years in the period ended December 31, 2002 and the determination of consolidated shareholders’ equity also expressed in Swiss francs at December 31, 2002 and 2001 to the extent summarized in note 31 to the consolidated financial statements.

PricewaterhouseCoopers AG

/s/ R. RAUSENBERGER
R. Rausenberger

/s/ ST. HAAG
St. Haag

Winterthur, March 10, 2003

CENTERPULSE LTD.

CONSOLIDATED INCOME STATEMENTS

	Notes	2002	2001	2000
		(in millions CHF)
Net sales		1,470	1,418	1,347
Cost of sales		(480)	(540)	(420)
Gross profit		990	878	927
Selling, general and administrative expense		(631)	(648)	(555)
Research and development expense		(94)	(130)	(108)
Other operating income	8	2	–	6
Goodwill amortization		(50)	(57)	(39)
Hip and knee implant litigation	9	–	(1,476)	–
Exceptional operating items	10	(12)	(198)	(1)
Gain on sale of discontinued operations	11	200	–	–
Operating income/(loss)		405	(1,631)	230
Financial (expense)/income	12	(28)	7	29
Other non-operating (expense)/income	12	(1)	(21)	–
Income/loss before taxes		376	(1,645)	259
Taxes	13	(37)	454	(67)
Net income/(net loss) before minority interests		339	(1,191)	192
Minority interests		(2)	(2)	(2)
Net income/(loss)		337	(1,193)	190
Per registered share/per American Depositary Share (ADS)
Basic earnings/(loss) per share	14	33.10	(119.62)	19.01
Basic earnings/(loss) per ADS		3.31	(11.96)	1.90
Diluted earnings/(loss) per share	14	32.82	(119.62)	18.98
Diluted earnings/(loss) per ADS		3.28	(11.96)	1.90

The accompanying notes are an integral part of these financial statements.

CENTERPULSE LTD.

CONSOLIDATED BALANCE SHEETS

	Notes	2002	2001
		(in millions CHF)
Assets
Non-current assets
Intangible assets	15	604	930
Property, plant and equipment	16	200	236
Investments and other financial assets	17	70	65
Deferred income taxes	13	541	643
Total non-current assets		1,415	1,874
Current assets
Inventories	18	352	411
Trade accounts receivable	19	290	308
Other accounts receivable and prepaid expenses		82	122
Cash and cash equivalents		199	156
Total current assets		923	997
Total assets		2,338	2,871
Equity and Liabilities
Shareholders’ equity	21	1,270	784
Minority interests		8	7
Non-current liabilities
Non-current borrowings	22	487	20
Deferred income taxes		19	19
Non-current provisions	23	159	1,468
Other non-current liabilities		4	11
Total non-current liabilities		669	1,518
Current liabilities
Current borrowings	24	70	75
Current provisions	23	92	223
Trade accounts payable		64	70
Other current and accrued liabilities	25	165	194
Total current liabilities		391	562
Total liabilities		1,060	2,080
Total equity and liabilities		2,338	2,871

The accompanying notes are an integral part of these financial statements.

CENTERPULSE LTD.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Share capital	Additional paid-in capital	Retained earnings	Cumulative translation adjustment	Treasury stock	Total
	(in millions CHF, except share data)
January 1, 2000	300	766	683	95	(5)	1,839
Dividends (CHF 5 per share)	–	–	(50)	–	–	(50)
Options exercised (note 30)	–	3	–	–	–	3
Increase in treasury stock	–	–	–	–	(2)	(2)
Net income	–	–	190	–	–	190
Currency translation adjustments	–	–	–	13	–	13
Comprehensive income(1)	–	–	190	13	–	203
December 31, 2000	300	769	823	108	(7)	1,993
Adjustments for adopting IAS 39	–	–	12	–	–	12
Dividends (CHF 6 per share)	–	–	(60)	–	–	(60)
Options exercised (note 30)	–	–	–	–	–	–
Increase in treasury stock	–	–	–	–	(9)	(9)
Fair value reserve	–	–	(9)	–	–	(9)
Net income	–	–	(1,193)	–	–	(1,193)
Currency translation adjustments	–	–	–	50	–	50
Comprehensive income(1)	–	–	(1,193)	50	–	(1,143)
December 31, 2001	300	769	(427)	158	(16)	784
Capital increase(2)	55	201	–	–	–	256
Cost of capital increase(2)	–	(18)	–	–	–	(18)
Options exercised (note 30)	1	2	–	–	–	3
Increase in treasury stock	–	–	–	–	(1)	(1)
Fair value reserve	–	–	–	–	–	–
Net income	–	–	337	–	–	337
Currency translation adjustments	–	–	–	(91)	–	(91)
Comprehensive income(1)	–	–	337	(91)	–	246
December 31, 2002	356	954	(90)	67	(17)	1,270

(1)	Comprehensive income includes changes in equity, other than those arising from investment by owners and distributions to owners. The comprehensive income was CHF 246, CHF (1,143) and CHF 203 million in 2002, 2001 and 2000 respectively.

(2)	As part of the financing of the obligations under the Settlement Agreement, the Company increased its capital by means of a tradeable preemptive rights offering, which was completed with the delivery of new shares on October 15, 2002.

The accompanying notes are an integral part of these financial statements.

CENTERPULSE LTD.

CONSOLIDATED CASH FLOW STATEMENTS

	2002	2001	2000
	(in millions CHF)
Cash flow from operating activities
Net income/(net loss)	337	(1,193)	190
Minority interests	2	2	2
Gain on sale of discontinued operations	(200)	–	–
Depreciation and amortization	124	195	117
Change in provisions(1)	(1,282)	1,492	(7)
Change in net current assets & long-term receivables	(75)	(40)	(10)
Exceptional write-down of goodwill	–	53	–
Other non-cash items, net	(15)	(416)	5
Total cash flow from operating activities	(1,109)	93	297
Cash flow from investing activities
(Purchase)/sale of intangible assets	(2)	(8)	(6)
(Purchase)/sale of tangible assets	(60)	(71)	(49)
Acquisitions including minority investments	(14)	(413)	(80)
Proceeds from divestitures	400	27	4
(Purchase)/sale of long-term financial assets	(11)	(38)	(22)
Total cash flow from investing activities	313	(503)	(153)
Net cash flow before financing activities	(796)	(410)	144
Cash flow from financing activities
Proceeds from issuance of share capital	241	–	3
Change in treasury stock	(1)	(9)	(2)
Increase in borrowings	1,010	7	–
Repayment of borrowings	(484)	(26)	(4)
Dividends	–	(60)	(50)
Total cash flow (-used in) from financing activities	766	(88)	(53)
Net effect of currency translation on cash and cash equivalents	73	21	(4)
Change in cash and cash equivalents	43	(477)	87
Cash and cash equivalents at beginning of period	156	633	546
Cash and cash equivalents at end of period	199	156	633
Supplemental cash flow information:
Interest receipts	4	14	39
Interest payments	(12)	(8)	(8)
Income tax payments	(44)	(24)	(55)

(1)	Included in change in provisions in 2002 is the cash outflow related to the hip and knee implant litigation of CHF 1,242 million.

The accompanying notes are an integral part of these financial statements.

CENTERPULSE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1:    General Information

On January 9, 1997, the Board of Directors of Sulzer Ltd, Winterthur, Switzerland (“Sulzer”) approved a plan to offer a minority shareholding in its SulzerMedica Group (“Group”) to the public. In order to prepare for this offering, Sulzer transferred its ownership interest in its orthopedic, electrophysiology and cardiovascular prostheses subsidiaries to SulzerMedica Ltd (“SulzerMedica” or the “Company”), a company previously named Sulzer Orthopedics Ltd, incorporated in Switzerland. On July 14, 1997, SulzerMedica Ltd increased its share capital by 2,600,000 registered shares, each with a nominal value of CHF 30. These shares were sold to the public through an Initial Public Offering (IPO) in July 1997, for CHF 350 per share. Upon completion of the IPO via capital increase, Sulzer’s beneficial ownership of the Company’s common stock was reduced to 74%. On February 1, 1999, Sulzer-Medica completed its sale of the electrophysiology business.

At the Sulzer Annual General Meeting on April 19, 2001 the shareholders approved the separation of Sulzer and SulzerMedica. The separation was completed on July 10, 2001. At the extraordinary shareholders’ meeting of SulzerMedica on July 9, 2001 the Company took the final step to complete its independence from parent company Sulzer. At the Annual General Meeting of SulzerMedica on May 17, 2002 the shareholders approved the change of the Group’s name from SulzerMedica to Centerpulse.

On June 12, 2002 the Group announced its plans to divest its Cardiovascular Division, comprising the Group’s entire Cardiac and Vascular Care product lines that produce and distribute mechanical and tissue heart valves and products for the treatment of vascular obstructions and diseases. On November 7, 2002, the Group concluded the sale of IntraTherapeutics, Inc. to ev3 Inc., a portfolio company run by equity firms Warburg Pincus LLC and The Vertical Group, for USD 95 million. On November 18, 2002, the Group concluded the sale of Vascutek Ltd. to Terumo Corporation of Japan for USD 170 million. On November 27, 2002, the Group announced that it had entered into a definitive agreement to sell its Carbomedics Inc. and Mitroflow Corp. mechanical and tissue valve business to the Italian medical device company Snia S.p.A. for a total consideration of USD 116 million. On January 21, 2003, the Group announced that this sale had been concluded.

Note 2:    Basis of Preparation

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS). The consolidated financial statements have been prepared under the historical cost convention as modified by the revaluation of available-for-sale investment securities.

In 2002 no new International Accounting Standards or International Financial Reporting Standards have been introduced.

The term “in millions CHF” in these Consolidated Financial Statements refers to millions of Swiss francs.

Note 3:    Accounting and Consolidation Principles

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. The most significant estimates relate to valuation of the depreciable lives of fixed assets and intangible assets, allowances for doubtful accounts, inventory obsolescence, provisions, impairment charges and deferred taxes. Actual results could differ from estimates.

CENTERPULSE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note	3: Accounting and Consolidation Principles – (continued)

Consolidation principles.    The consolidated financial statements include all of the assets, liabilities, income and expense of companies in which Centerpulse, directly or indirectly, holds more than 50% of the voting rights or otherwise has the power to control the company.

Acquisitions have been accounted for using the purchase method. All material intercompany balances and transactions are eliminated.

Investments in associated companies.    Companies in which the Group holds between 20% and 50% of the voting rights and exercises significant influence are accounted for by using the equity method. Due to the insignificance of this position the Group’s share in the equity is presented under “Investments and other financial assets” and not in a separate line. The Group’s share of net income is presented under “Other operating income”.

Available-for-sale investments.    As of January 1, 2001 minority investments and other financial assets are initially recorded at cost and subsequently carried at fair value. The Group has classified all these equity investments as available-for-sale. Changes in fair value are deferred as a fair value adjustment in equity and recycled to the income statement when the asset is sold. Unrealized losses considered to be other than temporary are included in the income statement. Depending on the classification of the investment as operating or not, the impairment is recorded as other operating expenses or as financial expense, or as exceptional operating item, respectively.

Foreign currency conversion.    Items included in the financial statements of each entity in the Group are measured using the currency that best reflects the economic substance of the underlying events and circumstances relevant to that entity (“the measurement currency”). The consolidated financial statements are presented in Swiss Francs, which is the measurement currency of the parent. Transactions in foreign currencies are translated into the measurement currency using exchange rates prevailing at the dates of transaction. Assets and liabilities in foreign currencies are stated at the year-end rate. The resulting exchange differences are included in the net income.

The assets and liabilities of foreign affiliates, including acquired goodwill, are translated using the year-end rates of exchange. Income statements and cashflow statements are translated at average exchange rates for the year if the effective rate does not deviate significantly from the average exchange rate. Currency conversion differences resulting from consolidation are included in shareholders’ equity. In the event of sale or liquidation of foreign affiliated companies, the cumulative currency conversion differences relating to the Company that has been disposed of form part of the gain or loss on the sale or liquidation proceeds.

Goodwill and other intangible assets.    Goodwill arising from acquisitions is capitalized in the currency of the acquired company and amortized on a straight-line basis over its useful life, not exceeding 20 years.

Other intangible assets include licenses, patents, trademarks and similar rights as well as existing technology acquired from third parties. These assets are amortized over their estimated useful lives, not exceeding 10 years.

Property, plant and equipment.    Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful life, land is not depreciated.

CENTERPULSE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note	3: Accounting and Consolidation Principles – (continued)

The estimated useful lives of property, plant and equipment are as follows:

Buildings	25-40 years
Machinery	5-15 years
Equipment	5-10 years
Tools, EDP equipment and patterns	max. 5 years
Motor vehicles	4 years

Interest costs on borrowings to finance the construction of property, plant and equipment are capitalized during the period of time that is required to complete and prepare the property for its intended use, as part of the cost of the asset.

Investment property.    Investment property is held for long-term rental yields and is not occupied by the Group. Such properties are carried at cost less accumulated depreciation. The disclosed fair value is based on market evidence and on discounted cash flow projections based on existing and potential rent contracts.

Impairment.    If circumstances affecting the recoverability of tangible and intangible assets change, and impairment has occurred, the Company compares the estimated discounted cash flows expected to be generated by the asset with its carrying value. It then records and recognizes an impairment charge by means of a special depreciation of the excess carrying value and adjusts the useful lives of intangible assets as appropriate.

Inventories.    Raw materials, supplies and consumables are stated at the lower of cost or net realisable value. Finished products and work in progress are stated at the lower of production cost or net realizable value. Production costs include the cost of materials and direct and indirect manufacturing cost. Depending on the nature and the use, inventories are valued on the basis of weighted average prices or the FIFO method. Allowances are made for obsolete, slow-moving and excess inventories.

Accounts receivable.    Trade receivables are carried at original invoice amount less provision made for impairment of these receivables. Such provision for impairment of trade receivables is established if there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of receivables. The amount of the provision is the difference between the carrying amount and the recoverable amount, being the present value of expected cash flows.

Cash and cash equivalents.    Cash and cash equivalents comprise bills, postal and bank accounts, together with current account and deposit balances with maturities of under three months at acquisition.

Provisions.    Provisions are recognized when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation, and a reliable estimate of the amount can be made.

Derivative financial instruments.    The Company uses derivative financial instruments to manage the economic impact of fluctuations in foreign currency exchange rates. Derivative financial instruments are initially recognized in the balance sheet at cost and subsequently are remeasured at their fair value. The method of recognizing the resulting gain or loss is dependent on the nature of the item being hedged. The Group designates certain derivatives as either (1) a hedge of the fair value of a recognized asset or liability (fair value hedge), or (2) a hedge of a forecasted transaction or of a firm commitment (cash flow hedge), or (3) a hedge of a net investment in a foreign entity on the date a derivative contract is entered into.

CENTERPULSE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note	3: Accounting and Consolidation Principles – (continued)

Changes in the fair value of derivatives that are designated and qualify as fair value hedges and that are highly effective, are recorded in the income statement, along with any changes in the fair value of the hedged asset or liability that is attributable to the hedged risk.

Changes in the fair value of derivatives that are designated and qualify as cash flow hedges and that are highly effective, are recognized in equity. The Group has classified all hedging activities as fair value hedges.

Employee benefits.    The liability of defined benefit plans for retirement benefits corresponds to the present value of benefits payable. The discount rate used for determining the present value is based on the prevailing interest rates applicable to long-term corporate or government bond issues with maturities extending over the average duration of the retirement benefit entitlements. All actuarially computed gains and losses which exceed 10% of the present value of future benefits payable or the underlying assets of the benefit plan (“corridor”), are amortized over the average remaining active period of employment.

Defined contribution plans are pure saving plans without any added benefits. The contributions made are charged directly to personnel costs.

Revenue recognition.    Revenue comprises the invoiced value for the sale of goods and services net of value-added tax, rebates and discounts, and after eliminating sales within the Group. Revenue from the sale of goods is recognized when significant risks and rewards of ownership of the goods are transferred to the buyer. Accruals for estimated future returns and credits are made when the related revenue is recognized. Such amounts are estimated on the basis of historical rates of return, customer inventory levels and other factors.

Income per share.    Basic income per share is calculated by dividing net income by the weighted average number of shares issued minus treasury stock during the year.

Diluted net income per share is computed by dividing net income by the weighted average number of registered shares issued, minus treasury stock, during the year plus the incremental shares that would have been outstanding under the management stock option plan (see “Stock-based compensation”) upon the assumed exercise of dilutive stock options.

Research and development costs.    Research expenditure is recognized as an expense as incurred. Costs incurred on development projects (relating to the design and testing of new or improved products) are recognized as intangible assets when it is probable that the project will be a success considering its commercial and technological feasibility, and only if the cost can be measured reliably.

Stock-based compensation.    Under the terms of the management stock option plans, the option exercise price is equal to the fair market value of the share at the date of grant and, accordingly, no costs other than social security costs are recorded in connection with the plans.

Taxes.    Provision is made for all income taxes assessed on profits earned up to the balance sheet date in the year to which they relate. Deferred taxes are included on differences between the amounts carried for tax purposes and those carried for corporate purposes, applying the liability method. For this purpose, all the valuation differences recorded by affiliated companies and tax losses they are carrying forward are taken into consideration. Deferred taxes are calculated at the locally applicable tax rates. These tax rates are immediately adjusted to reflect the effects of changes in the law. A potential offset against future tax costs through losses they are carrying forward and valuation differences is included in the balance sheet if this is expected to be realized in

CENTERPULSE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note	3: Accounting and Consolidation Principles – (continued)

the form of anticipated profits. Deferred taxes on proposed profit distributions by subsidiaries are accrued. Where profits of subsidiaries are retained in the business and used for local investment, they are not included in the deferred tax calculation. Where the disposal of an investment is foreseen, the applicable deferred taxes are included. Deferred tax assets and liabilities are only offset by the entities subject to these taxes, to the extent that such income taxes are payable to the same authority and such offset is permitted by law. The movements in the deferred tax position are accounted for as a direct charge or credit to tax expense.

Explanatory notes

Note 4:    Currency Exchange Rates

					Average rates
		Year-end rates			Consolidated statements of income and cash flow statements

		Consolidated balance sheets
CHF		2002	2001	2000	2002	2001	2000
1 US Dollar	USD	1.39	1.68	1.62	1.56	1.69	1.69
1 Pound Sterling	GBP	2.23	2.44	2.43	2.34	2.43	2.56
1 Euro	EUR	1.45	1.48	1.52	1.47	1.51	1.56
100 Japanese Yen	JPY	1.17	1.28	1.42	1.24	1.39	1.57

Note 5:    Composition of the Group

A list of investments held directly or indirectly by Centerpulse Ltd is provided below:

Company/Management	Share	Registered Capital
Switzerland
(4) Centerpulse Management Ltd, Zurich Max Link	100%	CHF 100,000.—
(4) Centerpulse Services Ltd, Zurich Claudio Aquilina	100%	CHF 100,000.—
(1) Centerpulse Orthopedics Ltd, Baar	100%	CHF 12,000,000.—
(3) Richard Fritschi
(1) Centerpulse Orthopedics (Switzerland) Ltd, Münsingen	100%	CHF 100,000.—
(3) Peter Liniger
(2) Sulzer Cardiovascular Ltd, Baar Mike Barrett	100%	CHF 500,000.—
Belgium
(1) Centerpulse BeLux SA/NV, Brussels	100%	EUR 300,000.—
(3) Jean-Pierre Willems
Germany
(4) Centerpulse Germany Holding GmbH, Freiburg Urs Kamber	100%	EUR 35,000,000.—
(1) Centerpulse Germany GmbH, Freiburg	100%	EUR 4,500,000.—
(3) Klaus Hug/Georg Stadler
(5) Centerpulse Dental GmbH, Freiburg Werner Grotz/Steven E. Hanson	100%	EUR 511,292.—
(2) Sulzer Cardiovascular GmbH, Hamburg Mike Barrett	100%	EUR 512,000.—

CENTERPULSE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note	5: Composition of the Group – (continued)

Company/Management	Share	Registered Capital
France
(1) Centerpulse France SA, Etupes	100%	EUR 130,000.—
(3) Maurice Meytre
(1) Centerpulse Sud-Ouest Sarl, Toulouse-Blagnac	100%	EUR 54,000.—
(3) Françoise Loesch
(1) Centerpulse Ouest Sarl, La Méziere	100%	EUR 2,256,000.—
(3) Philippe Jaffres
(1) Centerpulse Centre Sarl, Ebreuil (Vichy)	100%	EUR 8,000.—
(3) Benoît Combe
(1) Centerpulse Nord Sarl, Lille	100%	EUR 8,000.—
(3) Eric Bauduin
(1) Centerpulse Industrie Sarl, Etupes Maurice Meytre	100%	EUR 1,600,000.—
(2) Sulzer Cardiovascular SA, Meudon (Paris) James F. A. Deegan	100%	EUR 2,515,409.—
(5) Centerpulse Dental Sarl, Rungis (Paris) Alexander Ochsner	100%	EUR 76,225.—
United Kingdom
(4) Centerpulse (UK) Holdings Ltd, Inchinnan Marcel Bauckhage	100%	GBP 16,160,000.—
(4) SM RE Ltd, St. Peter Port (Guernsey) Guy Hendry	100%	CHF 5,000,000.—
(1) Centerpulse (UK) Ltd, Alton	100%	GBP 1,050,000.—
(3) Guido Bassing
(2) Sulzer Carbomedics UK Ltd, Crawley James F. A. Deegan	100%	GBP 1,000.—
Netherlands
(1) Centerpulse Netherlands BV, Utrecht	100%	EUR 25,000.—
(3) Rob Ringelberg
(2) Sulzer Cardiovascular BV, Utrecht John Lawrence Groover	100%	EUR 150,500.—
Italy
(1) Centerpulse Italia S.p.A., Opera (Milan)	100%	EUR 14,025,000.—
(3) Marco Grubenmann
(1) Allo System Srl, Villorba (Treviso)	51%	EUR 40,000.—
(3) Antonio De Cristofaro
(1) Migliori Srl, Viagrande (Catania)	51%	EUR 434,000.—
(3) Fernando Migliori
Austria
(1) Centerpulse Austria GmbH, Mödling	100%	EUR 60,000.—
(3) Manfred Köppl
Spain
(1) Centerpulse Ibérica SA, Madrid	100%	EUR 62,226.10
(3) Marcel Kyburz
Sweden
(1) Centerpulse Orthopedics Sweden AB, Stockholm	100%	SEK 200,000.—
(3) Bengt Sedell

CENTERPULSE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note	5: Composition of the Group – (continued)

Company/Management	Share	Registered Capital
Czech Republic
(1) Centerpulse CZ sro, Prague Oldrich Cech	100%	CZK 24,700,000.—
Canada
(2) Sulzer Medica Canada Inc., Toronto Paul E. Parsons	100%	CAD 3,200,000.—
(1) Centerpulse Orthopedics Canada Inc., Toronto Daniel Berdat	100%	CAD 4,000,001.—
(2) Sulzer Carbomedics Canada Ltd, Calgary Charles D. Griffin	100%	CAD 100.—
(2) Sulzer Mitroflow Corp., Richmond Mark Seboldt	100%	CAD 12,000,000.—
(5) Centerpulse Dental Corp., Etobicoke (Ontario) Steven E. Hanson	100%	CAD 100.—
USA
(4) Centerpulse USA Holding Co., Houston, Texas Gabor-Paul Ondo	100%	USD 185,000,000.—
(4) Centerpulse USA Inc., Houston, Texas Gabor-Paul Ondo	100%	USD 1,000.—
(2) Sulzer Carbomedics Inc., Austin, Texas Dennis C. Wallach	100%	USD 117,490,215.—
(1) Centerpulse Orthopedics Inc., Austin, Texas	100%	USD 209,349,052.—
David Floyd
(3) Centerpulse Spine-Tech Inc, Minneapolis/ Minnesota	100%	USD 615,290,443.—
Mike McCormick
(3) Centerpulse Spine Tech Surgical Inc, Minneapolis/ Minnesota	100%	USD 13,702,429.—
Mike McCormick
(5) Centerpulse Dental Inc., Carlsbad/California	100%	USD 52,378,029.—
Steven E. Hanson
(6) Centerpulse Biologics Inc., Austin, Texas Thomas Zehnder	100%	USD 1,280,394.—
Australia
(1) Centerpulse Australia Pty Ltd, Chatswood Paul Aragones	100%	AUD 14,450,000.—
(5) Centerpulse Dental Australia Pty Ltd, Kensington David Colquhoun	100%	AUD 1.—
Israel
(5) Centerpulse Dental Ltd, Ramat Gan Steven E. Hanson	100%	ILS 100.—
South Africa
(1) Centerpulse RSA (Proprietary) Ltd, Greenside	100%	ZAR 100.—
(3) Michael Nesbitt
India
(1) Centerpulse India Ltd, Chennai	100%	INR 3,000,000.—
(3) K. Senthilnathan

CENTERPULSE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note	5: Composition of the Group – (continued)

Company/Management	Share	Registered Capital
Japan
(1) Centerpulse Japan KK, Tokyo	100%	JPY 350,000,000.—
(3) Hans Rudolf Schuerch
Korea
(1) Centerpulse Korea Ltd, Seoul	100%	KRW 319,220,000.—
(3) Dae Sik Pyon

(1)	Orthopedics

(2)	Cardiovascular (divested as of January 21, 2003)

(3)	Spine-Tech

(4)	Management

(5)	Dental

(6)	Research & Development Biologics

Acquisitions of subsidiaries in the year 2001 are set out in the following list which indicates the companies acquired, the country, the division and the date of integration into the consolidation. In each case, all voting rights were acquired. No significant acquisitions took place in 2002 and 2000.

On June 12, 2002 the Group announced its plans to divest its Cardiovascular Division. For further information see note 11.

2001

•	Paragon Implant Company Encino (USA); Dental Division; Jan. 1, 2001

•	IntraTherapeutics Inc. St. Paul (USA); Cardiovascular Division; Feb. 1, 2001

•	Sulzer Australia Pty Ltd Chatswood (Australia); Orthopedics and Cardiovascular Division; July 1, 2001

The purchase price considerations of these acquisitions amount to CHF 432 million in 2001. No agreements to make contingent payments have been entered into in connection with these acquisitions.

The 1999 agreement to purchase Mitroflow Inc. foresees a potential adjustment of the purchase price of a maximum of USD 17 million including interest, depending upon when Centerpulse receives approval from the US Federal Drug Administration, FDA, for the main product, a biological valve. If FDA approval is not obtained within a specified time frame no payment beyond the recorded liability is required.

Note 6:    Effects of Acquisitions

The impact of significant subsidiaries acquired was as follows:

	2002	2001	2000
	(in millions CHF)
Net sales	–	91	–
Operating income	–	(33)	–
Non-current assets acquired	–	89	–
Current assets acquired	–	53	–
thereof cash acquired	–	6	–
Liabilities acquired	–	(47)	–

CENTERPULSE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note	7: Segment Information

In 2002 the Group changed its reporting structure from two segments to four segments. The information presented below has been changed from prior years to reflect this adjustment to the primary reporting format. Since the change the Group’s business has been managed on a worldwide basis and structured into four operating segments. The Orthopedics division develops, manufactures and distributes hip, knee and other orthopedic implants. Spine-Tech develops and distributes spinal implants. The Dental division develops, manufactures and distributes dental implants. The Cardiovascular Division develops, manufactures and distributes heart valves including repair products, vascular grafts and stents.

As discussed in greater detail in note 11, the Group has decided to divest its Cardiovascular Division, including the Company’s entire Cardiac Care and Vascular Care product lines. Subsequent to this divestment the Company will comprise of the three remaining global businesses (Orthopedics, Spine-Tech and Dental).

The Group’s further operating activities consist of biologic activities and Group management, including the costs of holding, financing and managing Centerpulse.

The geographic segmentation reflects the main operating areas of the Group. The Group’s policy specifies that the transfer of goods and services between the various segments be carried out at arm’s length.

Between the Divisions, no material inter-segment sales have occurred.

Primary reporting format—segment information by division

Part 1

	2002	2001	2000
	(in millions CHF)
Net sales
Orthopedics Division	923	855	861
Spine-Tech Division	179	175	179
Dental Division	131	120	57
Cardiovascular Division (1)	237	268	250
Total	1,470	1,418	1,347
Operating income
Orthopedics Division	168	(1,370)	187
Spine-Tech Division	7	(35)	(4)
Dental Division	15	2	2
Cardiovascular Division (1)	37	(88)	61
Biologics and Group Management	178	(140)	(16)
Total	405	(1,631)	230

(1)	Incl. in 2002 and 2001 are CHF 7.8 million sales to ATS Medical, Inc.

CENTERPULSE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note	7: Segment Information – (continued)

Primary reporting format—segment information by division

Part 2

	2002	2001	2000
	(in millions CHF)
Capital expenditure
Orthopedics Division	40	55	42
Spine-Tech Division	11	19	11
Dental Division	3	5	2
Cardiovascular Division	8	9	6
Biologics and Group Management	9	4	2
Total	71	92	63
Depreciation and amortization
Orthopedics Division	51	57	51
Spine-Tech Division	45	48	50
Dental Division	11	12	1
Cardiovascular Division	16	104	12
Biologics and Group Management	1	3	2
Total	124	224	116
Assets
Orthopedics Division	413	488	423
Spine-Tech Division	1,014	1,185	1,098
Dental Division	75	86	31
Cardiovascular Division (2)	129	342	198
Biologics and Group Management (2)	707	770	775
Total	2,338	2,871	2,525
Liabilities
Orthopedics Division	652	1,526	131
Spine-Tech Division	149	165	150
Dental Division	13	15	6
Cardiovascular Division	29	70	51
Biologics and Group Management	217	304	189
Total	1,060	2,080	527

(2)	In 2001 CHF 42 million related to tax assets from loss carry forward of the Cardiovascular Division are shown under Biologics and Group Management.

CENTERPULSE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note	7: Segment Information – (continued)

Secondary reporting format—geographical segments

Part 1

	2002	2001	2000
	(in millions CHF)
Net sales by location of customers
Switzerland	69	61	59
European Union	582	560	530
Other Europe	18	19	17
North America	639	629	602
All Other countries	162	149	139
Total	1,470	1,418	1,347
Net sales by location of subsidiaries
Switzerland	470	472	431
European Union	586	563	537
Other Europe	5	4	4
North America	834	849	806
All Other countries	89	70	52
Total	1,984	1,958	1,829
Transfers to other geographic areas from
Switzerland	(378)	(364)	(338)
European Union	(20)	(17)	(20)
Other Europe	–	–	–
North America	(116)	(159)	(124)
All Other countries	–	–	–
Total	(514)	(540)	(482)
Net sales to third parties by location of subsidiaries
Switzerland	92	108	93
European Union	566	546	517
Other Europe	5	4	4
North America	718	690	681
All Other countries	89	70	52
Total	1,470	1,418	1,347

CENTERPULSE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note	7: Segment Information – (continued)

Secondary reporting format – geographical segments

Part 2

	2002	2001	2000
	(in millions CHF)
Operating income by location of subsidiaries
Switzerland	87	(22)	49
European Union	256	46	58
Other Europe	–	–	–
North America	51	(1,662)	118
All Other countries	11	7	5
Total	405	(1,631)	230
Assets by location of subsidiaries
Switzerland	229	210	223
European Union	444	452	454
Other Europe	5	4	4
North America	1,590	2,138	1,796
All Other countries	70	67	48
Total	2,338	2,871	2,525
Capital expenditure by location of subsidiaries
Switzerland	6	1	3
European Union	22	25	27
Other Europe	–	–	–
North America	39	63	30
All Other countries	4	3	3
Total	71	92	63

Note 8:    Other Operating Income/Expense

	2002	2001	2000
	(in millions CHF)
Currency exchange differences	1	(3)	(2)
Sundry operating income/expense	–	4	8
Share of gain/loss of associate earnings	1	(1)	–
Total other operating income/expense	2	–	6

Sundry operating income in 2001 and 2000 relates mainly to revenue from an OEM-agreement entered into at the end of 1999.

Note 9:    Hip and Knee Implant Litigation and Other Material Litigation

Background

On December 5, 2000, Centerpulse Orthopedics Inc. (“COUS”, formerly Sulzer Orthopedics Inc.), a subsidiary of the Company located in Austin, Texas, issued a voluntary recall of certain lots of Inter-Op™ acetabular shells, a component of a hip implant manufactured and sold by COUS. The recall stemmed from an investigation of reports of early loosening of the shell from patients’ hipbones, followed by revision surgery. The investigation identified as potentially problematic approximately 39,000 shells manufactured between July 1997

CENTERPULSE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note	9: Hip and Knee Implant Litigation and Other Material Litigation – (continued)

and December 2000. On May 17, 2001, COUS sent a special alert to surgeons who had implanted a porous-coated tibial base plate in patients, advising them of adverse clinical outcomes reported by some surgeons.

Approximately 25,800 affected Inter-Op™ acetabular shells, 8,800 reprocessed Inter-Op™ shells and 1,600 affected tibial base plates were implanted in patients worldwide, with approximately 32,100 devices implanted in the United States, 1,200 in Canada and 2,900 in other countries. Accordingly, COUS and the Company faced legal challenges worldwide to resolve cases and claims in connection with the recall, and the special alert with the main litigation procedures taking place in the United States and Canada.

Litigation in the United States

Following the December 5, 2000 recall of Inter-Op™ shells and the May 17, 2001 special alert regarding tibial base plates, lawsuits were filed in both state and federal courts throughout the U.S. against COUS, alleging defective design, marketing and manufacture of its Inter-Op™ shell and tibial base plate. Plaintiffs also alleged claims against COUS for breach of express and implied warranties associated with these devices.

Between June and September 2001, the Judicial Panel on Multi-District Litigation consolidated and transferred all pending federal litigation relating to the Inter-Op™ shell and the tibial base plate to the U.S. District Court for the Northern District of Ohio (the “Court”). In addition to the multi-district litigation proceeding in the federal court, a substantial number of lawsuits were filed in state courts around the country. In August 2001, in Nueces County, Texas COUS defended the only recall-related lawsuit ever to go to trial in Nueces County, Texas. The jury in that lawsuit awarded three patients and their spouses a total of approximately USD 15 million. COUS subsequently appealed the judgment and later settled the lawsuit for a substantially reduced amount.

Also in August 2001, the Court conditionally certified a class of affected product recipients and preliminarily approved a Class Action Settlement Agreement (the “Settlement Agreement”), that resolved all claims related to the affected products. This initial Settlement Agreement was modified in extensive negotiations over the succeeding seven months culminating in a final agreement reached through the combined efforts of attorneys for COUS and attorneys representing patients in both federal and state courts. The Court granted preliminary approval of the modified Settlement Agreement on March 13, 2002 and final approval on May 8, 2002.

The Settlement Agreement established a Settlement Trust (the “Settlement Trust”) in order to pay claims in accordance with the terms of the Settlement Agreement. The Settlement Trust was funded with approximately USD 1.1 billion, of which Centerpulse contributed USD 725 million in cash on November 4, 2002. Centerpulse’s insurers and Sulzer AG, the Company’s former parent company, funded the balance. The Settlement Trust is divided into five separate funds: the Medical Research and Monitoring Fund (USD 1.0 million); the Unrevised Affected Product Recipient Fund (USD 28 million), from which class members who have not undergone a revision surgery are entitled to receive USD 1,000; the Affected Product Revision Surgery Fund (USD 622.5 million), from which class members who have undergone revision surgery are entitled to receive USD 160,000 for each affected product that has been revised; the Extraordinary Injury Fund (USD 100 million), from which a class member who has experienced any of several specified complications related to an affected product may apply for benefits; and the Professional Services Fund (USD 244 million), which includes two sub-funds: the Subrogation and Uninsured Expenses Sub-Fund (USD 60 million), from which third-party payors and uninsured patients may be reimbursed their expenses up to USD 15,000 per affected product revision surgery; and the Plaintiffs’ Counsel Sub-Fund (USD 184 million), from which contingent-fee attorneys representing class members are entitled to receive up to USD 46,000 per revision and from which members of the Plaintiffs’ Liaison Counsel are eligible to be compensated.

CENTERPULSE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note	9: Hip and Knee Implant Litigation and Other Material Litigation – (continued)

COUS has entered into separate agreements with the Centers for Medicare and Medicaid Services (together, “Medicare”) and approximately 200 private insurers implementing a process for validating and paying claims for reimbursement of expenses from the Subrogation and Uninsured Expenses Sub-Fund. Pursuant to these agreements, Medicare and the private insurers receive a lump sum of no more than USD 15,000 for each patient for whom they are the primary payor.

The Settlement Agreement specifies certain cut-off dates after which class members who undergo a revision surgery for an affected product are no longer eligible to receive benefits as a consequence of that revision surgery. These dates are June 5, 2003 for class members implanted with an affected Inter-Op™ shell; November 17, 2003 for class members implanted with an affected tibial baseplate; and September 8, 2004 for class members implanted with a reprocessed Inter-Op™ shell. Patients whose reprocessed Inter-Op™ shell, a shell recovered in the voluntary recall and subjected to a newly validated cleaning and sterilization process prior to implantation, is revised prior to the cut-off date are entitled to class revision surgery benefits even though COUS believes that the reprocessed Inter-Op™ shells are entirely safe and effective.

The class plaintiffs who opted out of the Settlement Agreement may still bring claims against the Company. In addition, pursuant to the Settlement Agreement, the Company agreed to fund 50% of the cost of providing benefits for each validated claim for revision surgery benefits in excess of 4,000 and 100% of the cost of providing benefits for each validated claim for reprocessed Inter-Op™ shell revision surgery benefits in excess of 64.

In addition, in the event that the USD 60 million Subrogation and Uninsured Expenses Sub-Fund is depleted, the Settlement Agreement provides that the Settlement Trust can apply to the Company for additional funding.

Litigation in Canada

In Canada, approximately 780 patients were implanted with a recalled Inter-Op™ shell. On May 7, 2002, COUS agreed to a class action settlement in a lawsuit pending in Quebec Superior Court. The Quebec court granted final approval of the class settlement on March 28, 2003. The settlement calls for the Company to pay USD 1,000 to each class member who has not undergone a revision surgery, USD 75,000 to each class member who has undergone a single revision of an affected product, USD 100,000 to each class member who has undergone two revisions of an affected product, and USD 150,000 to each class member who has undergone three or more revisions of an affected product or who experienced any of several specified complications. Following final approval of the settlement, class members will have thirty days during which to opt out of the class if they so choose. Prior to preliminary approval of the class settlement, COUS concluded individual settlements with 70 patients, representing what the company believes is the majority of Canadian patients whose recalled Inter-Op™ shell required revision surgery.

Status Outside the U.S. and Canada

Outside the United States and Canada, approximately 140 affected product recipients in Australia, Austria, Belgium, France, Germany, Italy, Japan, Korea, Sweden and Switzerland had to undergo revision surgery. In some instances the patients who received affected hip or knee implants have brought claims against Centerpulse. Several of these claims have already been settled.

CENTERPULSE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note	9: Hip and Knee Implant Litigation and Other Material Litigation – (continued)

Related Matters

COUS, Centerpulse and various other Centerpulse companies are defendants in a number of lawsuits in U.S. state and federal courts brought by patients implanted with Inter-Op™ hip implants and tibial base plate knee implants that were not affected products and therefore are not covered by the Settlement Agreement. Many of the lawsuits were filed prior to the finalization of the Settlement Agreement, apparently under the mistaken belief that the patient was implanted with an affected product. Following the announcement of the Settlement Agreement, some patients discovered that their implant is not an affected product. The Company is aware of approximately 75 such lawsuits as of the current date, involving both patients who did and who did not undergo revision surgery. There may be additional such lawsuits that have not as yet come to the attention of the Company, and additional such lawsuits may be filed in the future. The Company believes that the products at issue in these lawsuits are not defective and intends to defend vigorously against any attempt to pursue these claims.

OTHER LITIGATION

Joint Medical Products Corporation

Joint Medical Products Corporation, a division of Johnson & Johnson, filed a complaint on January 28, 1997, in the U.S. District Court for the District of Connecticut against Centerpulse USA Inc. and COUS. The suit alleged infringement of a patent owned by Joint Medical relating to an acetabular cup and polymeric insert used in hip prostheses and sought treble damages, attorneys’ fees and injunctive relief. In December 1997 (and as later amended in December 1999), the parties stipulated and the court ordered that the case be dismissed without prejudice and that the parties’ April 1995 agreement tolling the statute of limitations remain in effect pending the conclusion of a reissue proceeding in the US Patent and Trademark Office, the USPTO, involving the Joint Medical patent. A “reissue” proceeding is an administrative proceeding in which a patent owner surrenders his patent to the USPTO, alleging that a mistake was made during the original examination of the underlying patent application in the USPTO, and requests that the USPTO reissue a corrected patent. The USPTO then initiates a new examination proceeding in light of the information received from the patent owner and others. At this time, the Company does not know whether or when the USPTO will reissue the Joint Medical patent or, since the patent claims may change during the reissue proceeding, what defenses may be available to the Company if the USPTO does reissue the Joint Medical patent. In the event that the USPTO reissues the Joint Medical Products patent, the Company intends to defend itself vigorously against any allegations of infringement.

Gary Michelson

Dr. Gary Michelson initiated an arbitration proceeding against Spine-Tech in 2001 alleging breaches of a 1999 settlement agreement between the parties (the “1999 Agreement”), including Spine-Tech’s alleged failure to pay royalties due on sales of fusion cages to Smith & Nephew prior to the Company’s acquisition of Spine-Tech in 1998 and Spine-Tech’s alleged omission of an attribution notice from certain publications as required by the terms of the 1999 Agreement. The 1999 Agreement provides for a USD 50,000 penalty payable by Spine-Tech for each incident of omission, and Dr. Michelson has alleged approximately 2,000 such incidents. The arbitration hearing is currently set for April 2003, and Spine-Tech intends to defend itself vigorously against Dr. Michelson’s allegations.

Guidant Corporation

By letter dated March 21, 2001, Guidant Corporation (“Guidant”) made a demand for indemnification against Centerpulse USA Holding Co. (“Holding Co.”) under the terms of the 1998 Stock and Asset

CENTERPULSE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note	9: Hip and Knee Implant Litigation and Other Material Litigation – (continued)

Purchase Agreement (the “Guidant Agreement”) by which Holding Co. sold its electrophysiology business to Guidant. In the demand, Guidant asserted that it issued a physician advisory with respect to three models of Micron defibrillators (approximately 2,000 devices) manufactured by Sulzer Intermedics Inc. (“Intermedics”) and that, as a result thereof, the defibrillators are being replaced sooner than otherwise anticipated. Guidant made a demand against Holding Co. for the damages or losses allegedly suffered by Guidant or Intermedics. By letter dated March 13, 2002, Guidant asserted that the projected amount of its claim would be approximately USD $3.7 million, and made demand for payment of USD $2.1 million allegedly incurred as of that date. Holding Co. has responded by denying Guidant’s request for indemnification and by requesting additional information from Guidant with respect thereto. The Company is aware of one lawsuit brought by a Micron recipient, Gerald Lavey, alleging that he suffered and continues to suffer damages and harm for which he seeks USD $1.5 million from Guidant and Intermedics. Guidant and Intermedics, in turn, have made demand against Holding Co. for indemnification under the Guidant Agreement for Lavey’s claim, and Holding Co. has denied that it is liable to indemnify Guidant and Intermedics. The Company intends to defend itself vigorously in these matters.

Implant Innovations, Inc.

In March 2003, Implant Innovations, Inc. (3i), a subsidiary of Biomet, Inc., served a complaint filed in the U.S. District Court for the Southern District of Florida against Centerpulse Dental Inc., a subsidiary of the Company. The suit alleges that various products of Centerpulse Dental, including its Integral™, Omniloc®, Spline®, Taper-Lock™, SpectraCone™, AdVent™, Screw-Vent®, and SwissPlus™ impression copings, healing abutments having matching emergence profiles, bone profiling tools, and abutment installation tools, infringe six of 3i’s patents and seeks treble damages, attorney fees, and injunctive relief. The Company intends to defend itself vigorously against 3i’s allegations of infringement.

Note 10:    Exceptional Operating Items

	2002	2001	2000
	(in millions CHF)
Litigation settlement income	–	48	–
Impairment of intangibles	–	(91)	–
Equity Investments (reversal/impairment)	28	(50)	–
Restructuring and other exceptional legal expenses	(40)	(105)	(1)
Total exceptional operating items	(12)	(198)	(1)

Exceptional operating items in 2002 included restructuring costs in connection with the move of the Baar operation to Winterthur, production capacity adjustments in Carbomedics and the formation of the shared service center in North America, costs for the name change, as well as exceptional legal expenses of CHF 39 million.

A CHF 16 million charge booked in 2001 in connection with a Canadian Court ruling to purchase the remaining stake in Orthosoft Inc. was reversed after a final ruling on December 4, 2002 in favor of Centerpulse. CHF 12 million of an impairment charge booked in 2001 in relation to the investment in Orquest was reversed. The forthcoming take over of Orquest by DePuy AcroMed resulted in the estimate that a substantial part of the impairment is no longer justified.

In 2001, the Company received approximately USD 28 million in connection with the settlement of a pending litigation by Centerpulse Spine-Tech Inc. Soon after the integration but especially towards year-end 2001, the stent market did not develop in line with high sales expectations. Despite restructuring measures initiated in the fourth quarter at Sulzer IntraTherapeutics Inc., the impairment test performed as of year-end showed an

CENTERPULSE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note	10: Exceptional Operating Items – (continued)

impairment on goodwill of USD 31 million and on existing technology of USD 11 million. The value in use (based on the income approach utilizing the discounted cash flow method) was determined using a weighted discount rate of 10.3%.

As a result of the deterioration of the cage sales and also in connection with the introduction of a competitor’s product in December 2001, the impairment test at Centerpulse Spine-Tech’s Inc. existing technology disclosed a loss of USD 8 million. The value in use was determined using a discount rate of 15%. In relation to the Orthosoft Inc. engagement, a minority holding, total charges of CHF 5 million were recorded. The high expectations regarding the product development were not realistic and a Canadian court order to purchase the remaining stake resulted in an additional charge of CHF 16 million. For an additional payment commitment of CHF 8 million in 2002 a provision was booked.

The investment in Orquest Inc. and license, cross-license, research and distribution agreement was determined to be impaired as of year end 2001 as a result of further delays in the common research and development programs. In addition, since further benefits are unlikely to be realized, the write down related to this exposure resulted in an exceptional operating item of USD 20 million.

Centerpulse Orthopedics Inc. cooperated in 1999 with @Outcome in order to offer orthopedic clinics and surgical group practices a secure internet access for the communication with patients, thus simplifying patient management. The market acceptance of the product but also the financial outlook resulted in a complete write down of the exposure totaling USD 8 million in 2001.

In addition, as a result of the change in management during 2001, various restructuring measures were initiated in order to improve operational efficiency. This resulted in exceptional operating items of CHF 33 million in various other US businesses and the Group office in the US. Restructuring costs of CHF 20 million for Centerpulse Biologics Inc are included in this position.

Note 11:    Discontinuing Operations

On June 12, 2002 the Group announced its plans to divest of the Cardiovascular Division, comprising the Group’s entire cardiac care and vascular care product lines which produce and distribute mechanical and tissue heart valves and products for the treatment of vascular obstructions and diseases. The company will focus on its core businesses: hip and knee implants (Orthopedics Division), spine implants and instrumentation (Spine-Tech Division), dental implants (Dental Division) and research and development, to capitalize on the Group’s redefined core markets.

On November 7, 2002, the Group announced the closing of the sale of IntraTherapeutics, Inc. to ev3 Inc., a portfolio company of private equity firms Warburg Pincus LLC and The Vertical Group for USD 95 million. On November 18, 2002, the Group announced the closing of the sale of Vascutek Ltd. to Terumo Corporation of Japan for USD 170 million. On November 27, 2002, the Group announced that it had entered into a definitive agreement to sell its Carbomedics Inc. and Mitroflow Corp. mechanical and tissue valve business to Italian medical device company Snia S.p.A. for total consideration of USD 116 million. On January 21, 2003, the group announced the closing of the sale.

The gain on the sale of the business unit Vascular Care, consisting of Centerpulse’s grafts and stents business amounted to CHF 200 million.

In accordance with IAS 35 the Cardiovascular Division divestment qualifies as a discontinued operation. This division represented 19% of Centerpulse’s consolidated revenues in 2001 with operations primarily in the European Union and North America.

CENTERPULSE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note	11: Discontinuing Operations – (continued)

The impact of the divested business on the consolidated financial statements was as follows:

	2002	2001
	(in millions CHF)
Net sales	72	–
Operating income	15	–
Taxes	(8)	–
Total assets	155	–
thereof cash	–	–
Total liabilities	47	–

The following shows the impact of the discontinuing operations as of and for each of the years ended December 31, 2002, 2001 and 2000.

Consolidated Income Statements

	2002	2002	2002
	Centerpulse Historical	Discontinuing Operations	Centerpulse Adjusted
	(in millions CHF)
Net sales	1,470	229	1,241
Cost of sales	(480)	(78)	(402)
Gross profit	990	151	839
Selling, general and administrative expense	(631)	(92)	(539)
Research & development expense	(94)	(21)	(73)
Other operating income	2	1	1
Goodwill amortization	(50)	(7)	(43)
Exceptional operating items	(12)	(3)	(9)
Gain on sale of discontinued operations	200	200	–
Operating income	405	229	176
Financial (expense)/income	(28)	(4)	(24)
Other non-operating (expense)/income	(1)	–	(1)
Income before taxes	376	225	151
Taxes	(37)	(10)	(27)
Net income before minority interests	339	215	124
Minority interests	(2)	–	(2)
Net income	337	215	122
Cash flow from operating activities	(1,109)	35	(1,144)
Cash flow from investing activities	313	(6)	319
Cash flow from (-used in) financing activities	766	(23)	789
Adjustment to investing activities (1)	–	–	(23)
Adjustment to financing activities (1)	–	23	–
Consolidated cash flow from operating activities	(1,109)	35	(1,144)
Consolidated net cash flow from investing activities	313	(6)	319
Consolidated net cash flow from financing activities	766	–	766
Earnings per registered share/per American Depository Share (ADS)
Basic earnings/(loss) per share	33.10	21.12	11.98
Basic earnings/(loss) per ADS	3.31	2.11	1.20
Diluted earnings/(loss) per share	32.82	20.85	11.84
Diluted earnings/(loss) per ADS	3.28	2.09	1.18

(1)	The adjustments represent the net investing activities from intercompany activities. Consolidated cash flows and consolidated net cash flows present Centerpulse and the Cardiovascular Division as if the intercompany transactions had not occurred.

CENTERPULSE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note	11: Discontinuing Operations – (continued)

Consolidated Balance Sheets

	2002	2002	2002
	Centerpulse Historical	Discontinuing Operations	Centerpulse Adjusted
	(in millions CHF)
Assets
Non-current assets
Intangible assets	604	27	577
Property, plant and equipment	200	17	183
Investments and other financial assets	70	–	70
Deferred tax assets	541	12	529
Total non-current assets	1,415	56	1,359
Current assets
Inventories	352	35	317
Trade accounts receivables	290	24	266
Other accounts receivables and prepaid expenses	82	9	73
Cash and cash equivalents	199	5	194
Total current assets	923	73	850
Total assets	2,338	129	2,209
Equity and Liabilities
Shareholders’ equity	1,270	100	1,170
Minority interests	8	–	8
Non-current liabilities
Non-current borrowings	487	10	477
Deferred income taxes	19	–	19
Non-current provisions	159	–	159
Other non-current liabilities	4	2	2
Total non-current liabilities	669	12	657
Current liabilities
Current borrowings	70	–	70
Current provisions	92	3	89
Trade accounts payable	64	5	59
Other current and accrued liabilities	165	9	156
Total current liabilities	391	17	374
Total liabilities	1,060	29	1,031
Total liabilities & shareholders’ equity	2,338	129	2,209

CENTERPULSE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note	11: Discontinuing Operations – (continued)

Consolidated Income Statements

	2001	2001	2001
	Centerpulse Historical	Discontinuing Operations	Centerpulse Adjusted
	(in millions CHF)
Net sales	1,418	260	1,158
Cost of sales	(540)	(109)	(431)
Gross profit	878	151	727
Selling, general and administrative expense	(648)	(120)	(528)
Research & development expense	(130)	(40)	(90)
Other operating income/(expense)	–	2	(2)
Goodwill amortization	(57)	(11)	(46)
Exceptional operating items	(198)	(78)	(120)
Hip and knee implant litigation	(1,476)	–	(1,476)
Operating income	(1,631)	(96)	(1,535)
Financial income/(expense)	7	(4)	11
Other non-operating expense	(21)	–	(21)
Income before taxes	(1,645)	(100)	(1,545)
Taxes	454	17	437
Net income before minority interests	(1,191)	(83)	(1,108)
Minority interests	(2)	–	(2)
Net income	(1,193)	(83)	(1,110)
Cash flow from operating activities	93	13	80
Cash flow from investing activities	(503)	(10)	(493)
Cash flow from (-used in) financing activities	(88)	(10)	(78)
Adjustment to investing activities (1)	–	–	–
Adjustment to financing activities (1)	–	–	–
Consolidated cash flow from operating activities	93	13	80
Consolidated net cash flow from investing activities	(503)	(10)	(493)
Consolidated net cash flow from financing activities	(88)	(10)	(78)
Earnings per registered share/per American Depository Share (ADS)
Basic earnings/(loss) per share	(119.62)	(8.32)	(111.30)
Basic earnings/(loss) per ADS	(11.96)	(0.83)	(11.13)
Diluted earnings/(loss) per share	(119.62)	(8.32)	(111.30)
Diluted earnings/(loss) per ADS	(11.96)	(0.83)	(11.13)

(1)	The adjustments represent the net investing activities from intercompany activities. Consolidated cash flows and consolidated net cash flows present Centerpulse and the Cardiovascular Division as if the intercompany transactions had not occurred.

CENTERPULSE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note	11: Discontinuing Operations – (continued)

Consolidated Balance Sheets

	2001	2001	2001
	Centerpulse Historical	Discontinuing Operations	Centerpulse Adjusted
	(in millions CHF)
Assets
Non-current assets
Intangible assets	930	186	744
Property, plant and equipment	236	34	202
Investments and other financial assets	65	–	65
Deferred income taxes	643	49	594
Total non-current assets	1,874	269	1,605
Current assets
Inventories	411	51	360
Trade accounts receivables	308	40	268
Other accounts receivables and prepaid expenses	122	3	119
Cash and cash equivalents	156	21	135
Total current assets	997	115	882
Total assets	2,871	384	2,487
Equity and Liabilities
Shareholders’ equity	784	314	470
Minority interests	7	–	7
Non-current liabilities
Non-current borrowings	20	10	10
Deferred income taxes	19	–	19
Non-current provisions	1,468	6	1,462
Other non-current liabilities	11	5	6
Total non-current liabilities	1,518	21	1,497
Current liabilities
Current borrowings	75	–	75
Current provisions	223	6	217
Trade accounts payable	70	7	63
Other current and accrued liabilities	194	36	158
Total current liabilities	562	49	513
Total liabilities	2,080	70	2,010
Total equity and liabilities	2,871	384	2,487

CENTERPULSE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note	11: Discontinuing Operations – (continued)

Consolidated Income Statements

	2000	2000	2000
	Centerpulse Historical	Discontinuing Operations	Centerpulse Adjusted
	(in millions CHF)
Net sales	1,347	250	1,097
Cost of sales	(420)	(74)	(346)
Gross profit	927	176	751
Selling, general and administrative expense	(555)	(80)	(475)
Research & development expense	(108)	(27)	(81)
Other operating income	6	–	6
Goodwill amortization	(39)	(2)	(37)
Exceptional operating items	(1)	–	(1)
Operating income	230	67	163
Financial income/(expense)	29	(3)	32
Other non-operating income/(expense)	–	–	–
Income before taxes	259	64	195
Taxes	(67)	(21)	(46)
Net income before minority interests	192	43	149
Minority interests	(2)	–	(2)
Net income	190	43	147
Cash flow from operating activities	297	72	222
Cash flow from investing activities	(153)	266	(462)
Cash flow from (-used in) financing activities	(53)	(335)	325
Adjustment to investing activities (1)	–	–	43
Adjustment to financing activities (1)	–	(43)	–
Consolidated cash flow from operating activities	297	72	225
Consolidated net cash flow from investing activities	(153)	266	(419)
Consolidated net cash flow from financing activities	(53)	(378)	325
Earnings per registered share/per American Depository Share (ADS)
Basic earnings/(loss) per share	19.01	4.30	14.71
Basic earnings/(loss) per ADS	1.90	0.43	1.47
Diluted earnings/(loss) per share	18.98	4.30	14.68
Diluted earnings/(loss) per ADS	1.90	0.43	1.47

(1)	The adjustments represent the net investing activities from intercompany activities. Consolidated cash flows and consolidated net cash flows present Centerpulse and the Cardiovascular Division as if the intercompany transactions had not occurred.

On June 3, 1998, the Group announced its intention to exit the electrophysiology business. The subsidiaries comprising this segment were sold on February 1, 1999, for USD 802 million (including cash on hand of CHF 19 million). The book profit of CHF 579 million realized from this transaction is provisional since negotiations with the buyer about the final sales price are not yet complete.

This transaction resulted in a tax credit of CHF 6 million. No adjustments were necessary in 2002, 2001 and 2000.

CENTERPULSE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note	12: Financial Income/Expense – Other Non-Operating Income/Expense

	2002	2001	2000
	(in millions CHF)
Gain on sale of investments	1	26	4
Interest income	5	11	38
Interest expense	(13)	(8)	(8)
Other financial expense	(21)	(22)	(5)
Total financial (expense)/income	(28)	7	29

Other financial expenses in 2002 include CHF 14 million expenses for the arrangement of the USD 635 million debt facility in the context of the hip and knee implant litigation.

In 2001 and 2000 the gain on sale of investments is a result of a partial sale of the Company’s investment in Thoratec Laboratories Corp. In 2001 the market value of the stake in Japan Lifeline Co. Ltd, declined significantly and the related charge of USD 5 million is included in other financial expense. In connection with the impairment test on ReGen Biologics Inc, an additional loan allowance of USD 7 million was recorded as other financial expense.

In 2001 the other non-operating expenses of CHF 21 million resulted from the spin-off of Sulzer and from the defense cost for the unsuccessful hostile take over attempt.

Note 13:    Taxes

	2002	2001	2000
	(in millions CHF)
Current income taxes
Switzerland	16	12	18
European Union	16	10	14
Other Europe	–	–	–
North America	12	(4)	11
All Other Countries	5	7	11
Total current income taxes	49	25	54
Deferred income taxes
Switzerland	2	(7)	(2)
European Union	5	5	(1)
Other Europe	1	–	–
North America	(23)	(481)	13
All Other Countries	(1)	2	(2)
Total deferred income taxes	(16)	(481)	8
Total income taxes	33	(456)	62
Other taxes	4	2	5
Total taxes	37	(454)	67

Current income taxes, comprising taxes paid or due on the underlying income of individual subsidiaries, are calculated according to the law applicable in the individual countries. Other taxes include taxes not directly related to income.

CENTERPULSE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note	13: Taxes – (continued)

Income before taxes

	2002	2001	2000
	(in millions CHF)
Switzerland	468	(84)	105
European Union	281	34	40
Other Europe	1	1	1
North America	(213)	(1,652)	48
All Other Countries	(161)	56	65
Total income before taxes	376	(1,645)	259

Using the maximum tax rate for Zurich, Switzerland, of 24.4% the tax charge on 2002 consolidated income before taxes of CHF 376 million amounts to CHF 92 million. The following table serves to indicate the reasons why in 2002, 2001 and 2000 the charge was below the reference amount.

	2002	2001	2000
	(in millions CHF)
Income/(loss) before taxes	375.5	(1,644.8)	258.5
Maximum tax rate (Zurich, Switzerland) (1)	24.4%	25.1%	25.2%
Income tax expense at maximum tax rate	91.6	(412.8)	65.1
Taxes at other rates	(35.7)	(31.4)	(10.6)
Effect of (losses)/credits and loss carry-forwards	(0.8)	(84.8)	(1.9)
Non-temporary differences	16.0	19.2	13.4
Impact of the exceptional write-down of goodwill	–	13.3	–
Impact of divestiture	(48.8)	–	–
Impact of hip and knee implant litigation	(4.1)	(35.4)	–
Changes in tax rate and tax laws	(4.1)	(3.5)	(1.5)
Change in valuation allowance	18.0	84.2	0.1
Other	0.7	(4.6)	(3.1)
Tax expense (current and deferred)	32.8	(455.8)	61.5

(1)	The maximum tax rate for 2002 is based on the new domicile of the Company. In prior years the domicile was Winterthur, Switzerland.

The tax effect on non-temporary differences is mainly due to the annual amortization of goodwill that is not deductible for tax purposes.

CENTERPULSE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note	13: Taxes – (continued)

At December 31, deferred taxes consisted of the following:

	2002		2001		2000
	Assets	Liabilities	Assets	Liabilities	Assets	Liabilities
	(in millions CHF)
Intangible and financial assets	23	(12)	10	(14)	14	(28)
Tangible fixed assets	2	(5)	3	(5)	1	(9)
Loss carry-forwards	550	–	245	–	154	–
Inventories	23	(8)	33	(9)	16	(8)
Other assets	13	(3)	26	(5)	19	(3)
Eliminations of unrealized gains	40	–	46	–	40	–
Non-current provisions	11	–	411	–	27	(2)
Current provisions	123	(2)	113	(2)	48	(2)
Other current liabilities	23	(1)	35	–	9	–
Total potential tax effect	808	(31)	922	(35)	328	(52)
Valuation allowance	(255)	–	(263)	–	(154)	–
Deferred taxes	553	(31)	659	(35)	174	(52)
Set off of assets and liabilities	(12)	12	(16)	16	(32)	32
Deferred taxes, net	541	(19)	643	(19)	142	(20)

The net of tax assets and liabilities amounts to CHF 522 million in 2002 and CHF 624 million in 2001. The change of CHF 102 million resulted from a deferred tax income of CHF 16 million and a foreign currency translation effect of CHF 118 million.

The deferred taxes on eliminations of unrealized gains above primarily relate to unrealized gains from a Swiss company belonging to the Orthopedics Division.

There was no unrecognized deferred tax liability relating to undistributed earnings of subsidiaries at December 31, 2002, 2001 and 2000.

The Company has loss carry-forwards available of CHF 3,948 million as of December 31, 2002. Of this amount, CHF 1,582 million will expire between 2003 and 2009 with the remaining amount of CHF 2,366 million still available for use post-2009. The tax effect of these loss carry-forwards, at their respective jurisdictional statutory rate, is CHF 550 million, which when netted with the associated valuation allowance of CHF 237 million, results in an anticipated tax benefit of CHF 313 million.

At December 31, 2002	Loss Carry-Forwards	Tax effects of Loss Carry-Forwards	Valuation allowance	Anticipated tax benefit	Expires
	(in millions CHF)
Switzerland	1,217	73	73	–	2006-09
United States—Federal	1,122	306	–	306	2022
United States—Capital loss	350	123	118	5	2004-22
United States—State	1,139	22	22	–	2003-22
Germany	119	26	24	2	After 2009
Other countries	1	–	–	–	2003-after 09
Total	3,948	550	237	313

CENTERPULSE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 14:    Earnings per Share

	2002	2001	2000
Net income/(loss) in mill. CHF	337	(1,193)	190
Weighted average number of shares outstanding (in thousands)	10,180	9,973	9,996
Basic income/(loss) per share in CHF	33.10	(119.62)	19.01
Net income/(loss) in mill. CHF	337	(1,193)	190
Weighted average number of shares adjusted for dilutive share options (in thousands)	10,268	9,973	10,012
Diluted income/(loss) per share in CHF	32.82	(119.62)	18.98

The share options outstanding are in connection with the Management Stock Option Plan. Diluted income per share is affected by share options outstanding when the average share price of the year is above the strike prices of the outstanding options.

Note 15:    Intangible Assets

	2002			2001
	Goodwill	Other	Total	Goodwill	Other	Total
	(in millions CHF)
Cost
Balance at January 1	2,162	212	2,374	1,795	148	1,943
Changes in composition of Group	–	(38)	(38)	–	53	53
Additions	1	3	4	339	8	347
Disposals	(241)	(2)	(243)	–	–	–
Currency conversion adjustment	(193)	(30)	(223)	28	3	31
Balance at December 31	1,729	145	1,874	2,162	212	2,374
Accumulated amortization
Balance at January 1	1,326	118	1,444	1,204	50	1,254
Changes in composition of Group	–	(34)	(34)	–	–	–
Amortization	50	13	63	111	68	179
Disposals	(111)	(1)	(112)	–	–	–
Currency conversion adjustment	(75)	(16)	(91)	11	–	11
Balance at December 31	1,190	80	1,270	1,326	118	1,444
Net book value at January 1	836	94	930	591	98	689
Net book value at December 31	539	65	604	836	94	930

The 2002 figure includes the regular amortization of goodwill. No exceptional impairment charges were recognized. Disposals relate to the divestiture of the vascular care business as described in note 11.

The annual amortization of goodwill in 2001 includes the exceptional write-down of CHF 52 million on Sulzer IntraTherapeutics Inc. goodwill, as described in note 10. The total amount of impairment of goodwill in 2002, 2001 and 2000 is CHF 52 million. In the amortization of other intangible assets, the existing technology impairment charges are included.

As of December 31, 2002 no development costs were capitalized as the expenses did not fulfill the capitalization criteria.

CENTERPULSE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note	16: Tangible Assets

	Land and buildings	Machinery and equipment	Other fixed assets	2002 Total	2001 Total
	(in millions CHF)
Cost
Balance at January 1	114	164	348	626	562
Changes in composition of Group	(8)	(13)	(3)	(24)	27
Additions	13	11	44	68	81
Disposals	(1)	(10)	(30)	(41)	(48)
Currency conversion adjustment	(11)	(15)	(32)	(58)	4
Balance at December 31	107	137	327	571	626
Accumulated amortization
Balance at January 1	38	120	232	390	339
Changes in composition of Group	(2)	(7)	(2)	(11)	15
Depreciation	5	12	44	61	69
Disposals	–	(11)	(22)	(33)	(36)
Currency conversion adjustment	(3)	(12)	(21)	(36)	3
Balance at December 31	38	102	231	371	390
Net book value at January 1	76	44	116	236	223
Net book value at December 31	69	35	96	200	236
Fire insurance value at December 31	107	128	357	592	771

Other fixed assets mainly consist of surgical instruments.

No property within Centerpulse is stated as an investment property, as defined in IAS 40.

In 2002, 2001 and 2000 all interest costs were expensed as occurred, since they did not fulfill the criteria for capitalization.

Details of leased assets included in tangible fixed assets are as follows:

	2002	2001
	(in millions CHF)
Cost capitalized	1	1
Net book value	–	–
Related lease liability	3	3

CENTERPULSE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 17:    Investments and Other Financial Assets

	Investments in Associates	Available-for- Sale Investments	Other financial assets	2002 Total	2001 Total
	(in millions CHF)
Balance at January 1	7	11	47	65	104
Adoption of IAS 39	–	–	–	–	15
Additions	–	–	15	15	43
Disposals	–	(7)	(5)	(12)	(35)
Fair value adjustments	1	13	–	14	(66)
Currency conversion adjustment	(2)	(2)	(8)	(12)	4
Balance at December 31	6	15	49	70	65
Net book value
Balance at January 1	7	11	47	65	104
Balance at December 31	6	15	49	70	65

Investments in non-consolidated companies as of December 31, 2002 include ReGen Biologics Inc, Redwood City (USA), Tutogen Medical Inc, Clifton (USA), @Outcome Inc, Austin (USA), Orquest Inc, Mountain View (USA), Orthosoft Inc, Outremont (Canada), Leading KK, Tokyo (Japan), and publicly traded securities of Thoratec Inc, Berkley (USA) and Japan Lifeline Co. Ltd, Tokyo (Japan), held as non-current assets.

The estimate of fair value as of December 31, 2002 resulted in a partial reversal of the impairment charge in the investment of Orquest Inc., amounting to CHF 13 million.

Revaluation of fair value in 2001 consists of write-offs for the investments in Orquest Inc, ReGen, @Outcome, Japan Lifeline and Orthosoft Inc.

Note 18:    Inventories

	2002			2001
	Gross value	Allowances	Net Total	Gross value	Allowances	Net Total
	(in millions CHF)
Raw materials, supplies and consumables	45	–	45	63	(7)	56
Work in progress	29	(2)	27	44	(2)	42
Finished products and trade merchandise	371	(91)	280	447	(134)	313
Total Inventories	445	(93)	352	554	(143)	411

Obsolescence reserve decreased by CHF 10 million in 2002, and increased in 2001 and 2000 by CHF 75 and 35 million respectively. Write-offs of scrapped inventory against the allowance for obsolescence were CHF 18, 3 and 4 million in 2002, 2001, and 2000 respectively. The changes in inventory allowance due to acquisitions and disposals amount to CHF -10, 1 and 0 million in 2002, 2001 and 2000 respectively. The currency conversion adjustment effect on the inventory allowance was CHF -12, 0 and -2 million in 2002, 2001 and 2000 respectively. Costs of materials included in cost of sales were CHF 246, 254 and 243 million in 2002, 2001 and 2000 respectively.

Note 19:    Trade Accounts Receivables

	2002	2001
	(in millions CHF)
Gross trade accounts receivable	312	332
Allowance for doubtful accounts	(22)	(24)
Trade accounts receivable	290	308

Bad debt expenses were CHF 1, 7 and 2 million at December 31, 2002, 2001 and 2000 respectively. Bad debt write-offs against the allowance were CHF 0, 1 and 1 million in 2002, 2001 and 2000 respectively.

CENTERPULSE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 20:    Pledged Assets

In 2002 in connection with the Senior Credit Facility Agreement described in note 28, to finance the hip and knee implant litigation as described in note 9, assets of the Company and its material subsidiaries have been pledged to the Security Agent. The total amount of pledged assets of Centerpulse Group is CHF 2.2 billion.

Note 21:    Shareholders’ Equity

Outstanding shares with a nominal amount of CHF 30 each as of December 31, 2002 and 2001, amount to 11,791,790 and 9,933,556, respectively. The number of registered shares was increased by 1,822,408 shares in October 2002 through a capital increase via a tradable pre-emptive rights offering.

The conditional share capital with a value of CHF 5,752,890 as of December 31, 2001 (original nominal value was CHF 6 million) was increased in 2002 by CHF 4.5 million to CHF 10,252,890. The conditional share capital was reduced due to shares and ADS options exercised between 1998 and 2002 to CHF 9,188,040. See also note 30.

Amounts planned for dividend distribution by the Company’s subsidiaries at December 31, 2002, 2001 and 2000 were approximately CHF 241 million, CHF 53 million and CHF 86 million, respectively.

As discussed in note 9 and 28 the Company has made a number of customary representations and warranties under the senior credit facility agreement.

Hereunder, the Company is not allowed to make any dividend payments as long as any amount is outstanding under the senior credit facility. Therefore, the Board of Directors proposes no dividend distribution.

Note 22:    Non-current Borrowings

	2002	2001
	(in millions CHF)
Loans from third parties	486	13
Mortgage loans	6	6
Leasing commitments	1	2
Total borrowings	493	21
Current portion	(6)	(1)
Total non-current borrowings	487	20

The increase in loans from third parties relates to the Senior Credit Facility Agreement as described in note 28.

Non-current borrowings will mature as follows:

	Third-party loans	Mortgage	Other	Total
	(in millions CHF)
2004 – 2007	472	–	–	472
2008 and thereafter	9	6	–	15
Total non-current borrowings	481	6	–	487

CENTERPULSE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 23:    Provisions

	Personnel related provisions	Warranties, litigation risks	Provision for taxes	Other provisions	2002 Total	2001 Total
	(in millions CHF)
Balance at January 1	4	1,474	109	104	1,691	198
Changes in composition of Group	–	–	–	(5)	(5)	3
Increase	5	42	–	17	64	1,637
Unused amounts reversed	–	(1)	–	(6)	(7)	–
Utilization	(1)	(1,333)	(11)	(22)	(1,367)	(141)
Currency conversion adjustment	–	(110)	–	(15)	(125)	(6)
Balance at December 31	8	72	98	73	251	1,691
Current portion	2	46	31	13	92	223
Non-current portion	6	26	67	60	159	1,468
Balance at December 31	8	72	98	73	251	1,691

Personnel provisions are accrued to cover expenses arising primarily from grants, rewards for years of service, termination and pension benefits.

The decrease in provisions for litigation risks in 2002 is related to the hip and knee implant litigation. The CHF 1,391 million (USD 828 million) provision recognized in 2001 related to the hip and knee implant litigation was reduced to CHF 43 million (USD 31 million) at December 31, 2002. USD 725 million were utilized with the payment of the obligation to the settlement trust. USD 72 million were utilized for other expenses in the context of the hip and knee implant litigation.

“Other provisions” mainly relate to accrued deductible arising from insurance policies, and are also a result of the divestiture of various businesses in 1999 and 2002, in situations where the Company is involved in the procedure, as provided for in the contract, to determine the final selling price. Management believes that the recorded provisions are adequate.

Note 24:    Current Borrowings

	2002	2001
	(in millions CHF)
Borrowings from third parties	64	75
Reclassification of non-current borrowings	6	–
Total current borrowings	70	75

CENTERPULSE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 25:    Other Current and Accrued Liabilities

	2002	2001
	(in millions CHF)
Notes payable	1	1
Social security contributions	4	3
Assessed taxes payable	14	5
Commissions payable	13	14
Other liabilities	50	53
Vacation and overtime claims	13	15
Salaries, wages and bonuses	30	34
Corporate identity	3	15
Fair Value of derivative financial instruments	1	2
Other accruals	36	52
Total other current liabilities and accruals	165	194

Note 26:    Commitments and Contingencies

The contractual commitments for future investments in property, plant, and equipment at December 31, 2002, 2001, and 2000 (for which funding will be needed in future years), were CHF 0, CHF 6 and CHF 3 million respectively.

The future minimum rental commitments for operating leases at December 31 are:

	2002			2001
	Buildings	Other	Total	Buildings	Other	Total
	(in millions CHF)
Maturity: < 1 year	4	3	7	5	2	7
Maturity: 1-5 years	5	4	9	11	5	16
Maturity: > 5 years	–	2	2	–	2	2
Total rental commitments	9	9	18	16	9	25

Employees of the Company are required to respect local laws and regulatory guidelines in the course of their business activities. In the normal course of business, certain subsidiaries are involved in administrative and civil proceedings that could give rise to claims not covered, or only partly covered, by insurance. The effects of such proceedings on future earnings cannot be foreseen.

The Company, Centerpulse USA Holding Co., and certain other material subsidiaries of the Company have guaranteed the full payment of amounts owing under the Senior Credit Facility, and have also guaranteed the performance of all other obligations thereunder, subject in all cases to certain limitations (including legal limitations under applicable law). Security has been given by the Borrower, the Company, Centerpulse USA Holding Co. and certain subsidiaries over certain of each company’s tangible and intangible assets on a consolidated basis in the amount of CHF 2.2 billion.

The Company is party to certain other legal actions arising in the ordinary course of its business. Provisions have been recorded for such litigation risks based on a best estimate. Because the judicial process for such cases is complex, management cannot estimate the amount of any additional losses which might be incurred in excess of the amounts provided, especially the legal cases related to the recalled Inter-Op hip shells and withdrawn tibial base plates.

In the opinion of management, the ultimate outcome of these situations will not have a material impact on the consolidated financial position and results of operations.

CENTERPULSE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 27:    Retirement Benefit Plans and Employee Costs

Defined contribution plan

The Company has defined contribution plans which cover substantially all of its US employees and employees in other countries. The benefits of these plans relate to local customs and practices in the countries concerned. Company contributions to such plans for the years ended December 31, 2002, 2001 and 2000 were CHF 9 million, CHF 10 million, CHF 8 million respectively.

Defined benefit plans

Defined benefit plans covering employees of Centerpulse are in place in Switzerland, France and the United Kingdom up to the time of the disposal of Vascutek on November 14. Those in Switzerland and the United Kingdom cover employees of the Company in addition to employees of Sulzer. The assets and liabilities of these plans that relate to Company personnel have been determined based on actuarial valuations. The most recent actuarial valuations were performed on December 31, 2002.

Personnel costs for defined benefit plans

	2002	2001
	(in millions CHF)
Current service costs of retirement benefit plans	(13)	(10)
Interest costs	(6)	(5)
Expected return on plan assets	7	7
Employees contributions	5	4
Change in portion of over funding not capitalized	–	(2)
Personnel costs for defined benefit plans	(7)	(6)

The actual return on assets was a loss of CHF 9 million in 2002 and a loss of CHF 7 million in 2001.

Funded status

	2002	2001
	(in millions CHF)
Present value of funded obligations	(132)	(134)
Fair value of plan assets (1)	122	148
Over/(under)funding	(10)	14
Actuarial gains (-) and losses	10	10
Portion of overfunding not capitalized (2)	–	(24)
Overfunding reflected in the balance sheet	–	–
Long-term provision portion	–	–
Asset portion	–	–

(1)	The joint plan assets as of December 31, 2002, and 2001, include the amount of CHF 0 million and 17 million shares of Centerpulse Ltd which is about 0% and 0.4% of the total plan assets.

(2)	Legal requirements, particularly those of Switzerland, restrict the utilization of over funded contributions in legally separated benefit plans. Only amounts that will potentially reduce future pension costs are capitalized in the consolidated balance sheets.

CENTERPULSE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 27:    Retirement Benefit Plans and Employee Costs – (continued)

The actuarial weighted average assumptions used were as follows:

	2002	2001
Discount rate	4.3%	4.5%
Long-term return on assets	4.6%	5.1%
Salary increases	2.3%	2.8%
Pension benefit increases	1.3%	1.3%
Employee turnover	5.6%	5.3%
Number of employees covered by defined benefit plans as of December 31	770	769

	2002	2001
	(in millions CHF)
Employee costs
Salaries and wages	360	346
Fringe benefits	69	72
Total personnel expenses	429	418

Note 28:    Financial Instruments

The balance sheet values of cash, cash equivalents and current accounts receivable and payable approximate their market values. In the case of the items below, the carrying value in the balance sheet and their market values at the closing date were as follows:

	2002		2001
	Carrying value	Fair value	Carrying value	Fair value
	(in millions CHF)
Available-for-sale investments and other financial assets	64	64	58	58
Non-current borrowings	(493)	(493)	(21)	(21)

With the adoption of IAS 39 as per January 1, 2001, the carrying value corresponds to the fair value excluding borrowings which continue to be at amortized costs.

The fair value of investments in non-consolidated companies and other financial assets is based on quoted market prices for those of similar investments. For investments and other financial assets, which have no quoted market prices, a reasonable estimate of fair value was made using available market information and appropriate valuation techniques. The fair value of non-current borrowings is based on the current rates offered to the Company for debt of similar maturities. The estimates presented above on long-term financial instruments are not necessarily indicative of the amounts that would be realized in a current market exchange.

	2002			2001
	Notional value	Carrying value	Fair value	Notional value	Carrying value	Fair value
	(in millions CHF)
Foreign currency instruments
Forward exchange contracts (profit)	86	2	2	39	1	1
Forward exchange contracts (-loss)	68	(1)	(1)	209	(2)	(2)

All hedges are classified as fair value hedges.

CENTERPULSE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 28:    Financial Instruments – (continued)

The Group’s sales are denominated in a variety of different currencies. The currency structure of costs deviates to some extent from the currency structure of sales. In order to manage the exposure to the risk of foreign exchange movements, the Group makes use of financial instruments such as forward contracts and options. These instruments are entered into with major financial institutions and typically expire within one year.

The notional value indicates the volume of the open derivative positions at the balance sheet date. The determination of the fair value of open transactions is based, where possible, on quoted prices, or alternatively on other recognized valuation methods.

Changes in fair values resulting from currency hedging of existing assets and liabilities are recognized in financial income. These gains and losses generally correspond to changes in the hedged balance sheet items.

Concentrations of credit risk

Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist principally of cash investments, foreign currency exchange contracts, and trade accounts receivable. The Company maintains cash and cash equivalents, investments and certain other financial instruments with various major financial institutions. The Company performs periodic evaluations of the relative credit standing of these financial institutions and limits the amount of credit exposure with any institution. Financial transactions are spread over a number of financial institutions each of which has a high credit rating.

The overall credit risk relating to derivatives at December 31, 2002 and 2001, amounted to CHF 2.1 and CHF 0.6 million, respectively. The credit risk measures the maximum exposure which would arise if the counter parties failed to meet their obligations. The outstanding financial market transactions have all been arranged with top-rated financial institutions, and there is no unreasonable concentration of risks.

Concentration of credit risks with respect to trade accounts receivable is limited due to the large number of customers and their dispersion across many geographic areas. However, a significant proportion of trade accounts receivable is with national health care systems in several countries. Although the Company does not currently foresee a credit risk associated with these receivables, repayment is dependent upon the financial stability of those countries’ national economies.

Summary of Senior Credit Facility Agreement

Centerpulse Ltd and Centerpulse Orthopedics Inc. have secured loans under a senior credit facility from a syndicate of lenders arranged by UBS Warburg Ltd, in an amount, initially, of USD 635 million, which has since been paid down to USD 331 million as per December 31, 2002. The senior credit facility agreement was executed on October 29, 2002. The entire drawings under the senior credit facility (less transaction costs) were applied in payment of the cash portion and cash in lieu of the convertible callable component of the Settlement Agreement on November 4, 2002.

The senior credit facility consisted of two debt tranches: Tranche A of USD 250 million (thereof 63.5% repayable in Euros) and tranche B of USD 385 million (thereof 28.3% repayable in Euros). Tranche A has already been fully repaid. The tranche B loan is repayable on November 4, 2007, with nominal interim amortization payments equal to 0.25% of the initial tranche B loan due every 3-months.

The applicable interest rate for the remaining loan is Libor plus 3.50% per annum.

CENTERPULSE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 28:    Financial Instruments – (continued)

A commitment fee of 0.75% per annum was paid on the funding date in respect of the period from the commitment letter to the funding date.

This fee and all other loan related costs are recognized as financial expense over the period of repayment and at the equal ratio of repayments, respectively.

The Group has guaranteed the full payment of amounts owing under the senior credit facility, and has also guaranteed the performance of all other obligations thereunder, subject in all cases to certain limitations (including legal limitations under applicable law). Security has been given over certain tangible and intangible assets of the Group.

The security interests granted by the Group to the United States Department of Justice under the Medicare Settlement against the Group are subordinated to the security interests of the senior banks under the senior credit facility, under an intercreditor agreement with the senior banks.

All loans under the senior credit facility require prepayments under certain conditions (with certain exceptions), including (i) in full upon demand following a change of control (defined as a person or group acquiring more than 35% of the voting share capital), (ii) upon the receipt of proceeds of asset disposals (subject to certain reinvestment rights), (iii) from 50% of excess cash flow (payable at delivery of audited accounts for each financial year), (iv) from the net proceeds of insurance claims (subject to the ability to repair or replace the damaged assets) and (v) from 50% of the proceeds of any equity or equity-linked issuances after the funding date.

Centerpulse may voluntarily prepay all or a portion of the senior credit facility at anytime subject to notice and minimum amounts.

The Group has made a number of customary representations and warranties for a credit arrangement of that type. The senior credit facility is also subject to customary affirmative and negative covenants and restrictions. The financial covenants include ratios involving EBITDA, net cash flow, financial indebtedness, interest expense and mandatory repayments, all as defined by the Senior Credit Facility Agreement. Further, the documentation contains the usual events of default.

Note 29:    Transactions with related parties

At the Annual General Meeting of Sulzer on April 19, 2001 the Shareholders approved the proposed separation of Sulzer and SulzerMedica into two fully independent quoted companies. The separation was effected on July 10, 2001. Transactions after the spin-off between the Company and Sulzer and its subsidiaries are summarized below.

On October 30, 2002 the Company and Sulzer entered into an Amendment to the Umbrella Agreement dated July 4, 1997, under which it was decided that the Company pays an account settlement to Sulzer for the usage right for the trademark, corporate name and/or trade name of Sulzer in the amount of CHF 1,772,000. No additional royalties will have to be paid by Centerpulse and its affiliates after October 30, 2002.

Certain research and development activities were performed centrally by Sulzer Markets and Technology Ltd., a subsidiary of Sulzer. Under various cost sharing agreements the cost of such activities was charged to the companies, which benefit directly therefrom. Direct research and development services charged to the Company are separately disclosed in the table at the end of note 29. Exploratory research and development charges

CENTERPULSE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note	29: Transactions with related parties – (continued)

allocated to the Company are disclosed under selling, general and administrative expense in the table at the end of note 29.

The Company has agreed to indemnify certain suppliers for liability claims, which may be made against them in connection with the incorporation of their products into Centerpulse products.

The Company has insurance coverage for product liability under an umbrella insurance policy for all its subsidiaries.

All transactions have been consistent with arm’s length principles according to the Umbrella Agreement entered into by the Company with Sulzer during 1997.

Based on the Separation Agreement of July 6, 2001 the Shareholders approved the proposed new name “Centerpulse” at the Annual Shareholder’ Meeting on May 17, 2002. The renaming process is already finalized for the Holding Centerpulse Ltd. and most of its subsidiaries.

In 2002, the total remuneration for the Board of Directors approximated CHF 1.7 million (in 2001: CHF 1.3 million). Board members receive a substantial portion of their fees in the form of shares or stock options.

Transactions between the Company and Sulzer and its subsidiaries amounted to:

	2002	2001(1)	2000
	(in millions CHF)
Total Sales of Centerpulse Products	–	9	19
Rent and maintenance of buildings	–	(2)	(5)
Selling, general and administrative expense	–	(2)	(4)
Research and development expense	–	(2)	(3)
Total costs	–	(6)	(12)
Total interest income	–	2	3

(1)	Until July 10, 2001, Centerpulse was part of the Sulzer Group

Balances with Sulzer and its subsidiaries amounted to:

	2002	2001(1)	2000
	(in millions CHF)
Assets
Current accounts receivable	–	–	5
Cash and cash equivalents	–	–	98
Total assets	–	–	103
Liabilities
Current borrowings	–	–	3
Current accounts payable	–	–	4
Total liabilities	–	–	7

(1)	Until July 10, 2001, Centerpulse was part of the Sulzer Group

CENTERPULSE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 30:    Management Stock Option Plan

Movements in the number of shares and ADS options outstanding are as follows:

	2002 Options	2001 Options	2000 Options
At the beginning of the year	344,463	177,472	126,458
Granted	215,900	233,943	74,048
Exercised	(35,495)	(199)	(7,674)
Cancelled or expired	(102,443)	(66,753)	(15,360)
At the end of the year	422,425	344,463	177,472

Share options outstanding at the end of the year have the following terms:

Grant Year	Weighted average remaining contractual life in years	Weighted average exercise price per share/ADS	2002 Options	2001 Options	2000 Options
1997(1)	–	–	–	17,440	22,958
1998	0.3	CHF 365/USD 24.28	16,640	24,293	31,819
1999	1.3	CHF 286/USD 19.36	30,419	43,710	54,703
2000	2.3	CHF 358/USD 21.99	38,783	54,119	67,992
2001	8.5	CHF 180/USD 12.00	139,045	204,901	–
2002	9.3	CHF 145/ USD 8.38	197,538	–	–
Total		CHF 181/USD 13.19	422,425	344,463	177,472

(1)	expired in July 2002

Incentive Plans and Stock Owner Plans

Since the initial public offering of its Shares in 1997, the Company has had stock option plans in place for the members of its Board of Directors, the Executive Committee and certain key employees of Centerpulse, including its senior management.

The 1997 SulzerMedica Management Stock Option Plan (the “1997 Stock Option Plan”) provided for the grant of options for Shares or ADSs (one option covering one Share or 10 ADSs) with an exercise price set at the time of the grant and equivalent to the average trading price of the Shares or ADSs during the ten trading days prior to the date of grant. The last options under the 1997 Stock Option Plan were granted in April 2000. The options expire five years after the date of grant. No option may be exercised during the first year after it was granted. Thereafter, options may be exercised each year in respect of a maximum of 25% of the Shares or ADSs.

In November 2000, the Company approved the SulzerMedica 2001 Stock Option Plan (the “2001 Stock Option Plan”), which became effective January 1, 2001. A maximum of 125,000 Shares (or 1,250,000 ADSs) are available under the 2001 Stock Option Plan. The Management Development & Compensation Committee of the Board of Directors determines the exercise price and the vesting conditions at the time of grant. The options expire ten years after the date of grant.

In July 2001, the Company approved the Sulzer Medica 2001 Long-Term Stock Option Plan (the “Long-Term Plan”), which became effective August 1, 2001. A maximum of 250,000 shares (or 2,500,000 ADSs) are available under the Long-Term Plan. As with the 2001 Stock Option Plan, the exercise price and the vesting conditions are determined by the Management Development & Compensation Committee of the Board of Directors at the time of grant. The options expire 10.5 years after the date of grant.

CENTERPULSE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 30:    Management Stock Option Plan – (continued)

Under the stock option plans, options were and generally are granted once annually, in April, but may also be granted to new employees during the year. Options under the plans are sourced from conditional share capital pursuant to Article 3a of the Company’s Articles of Incorporation or from secondary Shares.

Options under these plans are sourced from up to 350,000 shares (or 3,500,000 ADSs) of authorized, but un-issued registered shares of Centerpulse Ltd.

Based on the capital increase of Centerpulse Ltd in October 2002 a proposal to adjust the price of the stock contained in the Management Stock Option Plan (MSOP) has been approved by the Management Development & Compensation Committee of the Board of Directors in December 2002. The strike price reduction was in the range of 3% to 10%. The different percentage adjustment of the strike prices was linked to the different parameters of the individual plans.

Note 31:    Differences between IFRS and US GAAP

The Group’s consolidated financial statements are prepared in accordance with International Financial Reporting Standards (IFRS), which differ, in certain material respects from accounting principles generally accepted in the United States of America (U.S. GAAP).

Reconciliation of IFRS and U.S. GAAP net income:

	2002	2001	2000
	(in millions CHF)
Net income/(net loss) under IFRS	337	(1,193)	190
Impact of in-process research and development cost on goodwill (1)	10	11	11
Impact of impairment charge on intangibles (2)	(3)	17	(13)
Impact of goodwill amortization (3)	50	–	–
Impairment reversal (4)	(13)	–	–
Recognized loss on sale of discontinued operations (5)	(42)	–	–
Employee benefits (6)	(24)	3	1
Option re-pricing (7)	(17)	–	–
Deferred tax effect on U.S. GAAP adjustments	5	–	–
Net income/(net loss) under U.S. GAAP	303	(1,162)	189
thereof net income/(net loss) from continuing operations	124	(1,104)	146
thereof net income/(net loss) from discontinuing operations	179	(58)	43

(1) Impact of in-process research and development cost on goodwill

In accordance with IAS 22, the amount of “in-process research and development” included in the purchase price of acquisitions is considered a form of goodwill which the Company amortizes over a twenty-year period. U.S. GAAP requires the entire “in-process research and development” amount to be expensed in the year of acquisition. This difference reverses over the twenty-year period in which goodwill is amortized under IFRS. In 2002, CHF 10 million of this difference was reversed (2001: CHF 11 million).

(2) Impact of impairment charge on intangibles

U.S. Statement of Financial Accounting Standards No. 121 (FAS 121) “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of” provides that an impairment is evaluated based on expectations of undiscounted cash flows. This test according to U.S. GAAP determined that in 2001 and 1999 no impairment had occurred and no impairment charges were recognized. This difference reverses over the remaining period in which these definite-lived intangible assets are amortized under IFRS.

(3) Impact of goodwill amortization

As of January 1, 2002, the Group adopted Statement of Financial Accounting Standards No. 142 (SFAS 142), “Goodwill and other Intangible Assets”. SFAS 142 requires that all goodwill and other intangible assets existing on implementation on January 1, 2002 be tested for

CENTERPULSE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 31:    Differences between IFRS and US GAAP – (continued)

impairment on an annual basis. From January 1, 2002 goodwill and intangible assets deemed to have an indefinite useful life are no longer amortized on a regular basis. For the purpose of the reconciliation to U.S. GAAP, goodwill was generally amortized through the income statement over an estimated useful life of 20 years up to December 31, 2001. Therefore, there was no amortization charge in 2002 under U.S. GAAP. The corresponding reversal of the regular goodwill amortization under IFRS resulted in an additional income in the U.S. GAAP reconciliation of CHF 50 million for 2002.

(4) Impairment reversal

Statement of Financial Accounting Standards No. 115 (FAS 115) “Accounting for Certain Investments in Debt and Equity Securities”, does not allow the reversal of an impairment loss for subsequent increases in the fair value of a financial asset.

Under IAS 39 the impairment on a previously impaired financial asset is reversed in the net profit or loss of the period upon subsequent recovery in fair value of the asset.

(5) Recognized loss on sale of discontinued operations

Due to difference between IFRS and U.S. GAAP in the treatment of impairment charges and goodwill amortization described under(b) and (c) of the reconciliation of shareholders’ equity the gain on sale of disposals, as disclosed in note 11, is reduced by CHF 42 million.

(6) Employee benefits

U.S. Statement of Financial Accounting Standards No. 87 (FAS 87) “Employer’s Accounting for pensions” does not provide for an impairment test for the overfunding of pension plans. The change of the amount of the overfunding is shown in the income statement.

(7) Option re-pricing

If the exercise price of a fixed stock option award is subsequently reduced, Financial Accounting Standards Board Interpretation No. 44 “Accounting for Certain Transactions involving Stock Compensation and interpretation of APB Opinion No. 25”, requires that the option award be accounted for as variable from the date of the modification to the date the award is exercised, is forfeited or expires unexercised. As discussed in the reconciliation of net income, the company records compensation expense or recovery for modified options calculated as (the amount of) the change in the intrinsic value of the options from the time of the modification to the date the modified option is exercised, forfeited or expires.

The principal differences between IFRS and U.S. GAAP are presented on pages F-115 – F-117 with explanations of certain adjustments that affect consolidated shareholders’ equity as of December 31, 2002 and 2001.

Reconciliation of shareholders’ equity

	2002	2001
	(in millions CHF)
Shareholders’ equity under IFRS	1,270	784
Impact of in-process research and development cost on goodwill (a)	(138)	(177)
Exceptional write-down on intangibles (b)	175	241
Impact of goodwill amortization (c)	50	–
Impairment reversal (d)	(13)	–
Employee benefits (e)	–	24
Option re-pricing (f)	(17)	–
Deferred taxes (g)	5	–
Shareholders’ equity under U.S. GAAP	1,332	872

(a) In-process research & development

As discussed in the reconciliation of net income, the amount: “in-process research and development” is expensed in the year of acquisition. This difference reverses over the period in which goodwill is amortized under IFRS.

(b) Intangibles

As discussed in the reconciliation of net income, the impairment charge to goodwill and existing technology was not recognized under FAS 121.

CENTERPULSE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 31:    Differences between IFRS and US GAAP – (continued)

	Orthopedics Division	Spine-Tech Division	Dental Division	Cardiovascular Division	Total
	(in millions CHF)
January 1, 2002	44	714	120	188	1,066
Additions	–	–	–	–	–
Impairment losses	–	–	–	–	–
Goodwill written off related to disposals	–	–	–	(165)	(165)
Translation effects	–	(120)	(20)	(3)	(143)
December 31, 2002	44	594	100	20	758

(c) Goodwill

U.S. Statement of Financial Accounting Standards No. 142 (FAS 142) “Goodwill and other Intangible Assets” does not require goodwill to be amortized after January 1, 2002. Under IFRS the Group continues to amortize goodwill.

The changes in the carrying amount of goodwill for the year ended December 31, 2002 are as follows:

Reported net income was CHF 303; (1,162) and 189 million in 2002, 2001 and 2000 respectively. Adding back the goodwill amortization of CHF 0, 59 and 41 million in 2002, 2001 and 2000 respectively, results in Pro forma net income of CHF 303, (1,103) and 230 million, respectively.

The Group estimates that the aggregate amortization expense for intangibles subject to amortization for each of the five succeeding financial years will not materially differ from the current aggregate amortization expense.

(d) Impairment reversal

At the end of 2001 the investment in Orquest was impaired and USD 11 million written off.

Evidence of a take-over of Orquest by DePuy AcroMed resulted in the estimate that a substantial part of the impairment is no longer justified. CHF 13 million was reversed in line with IAS 39. U.S. GAAP does not allow the reversal of an impairment of a financial asset.

(e) Employee benefits

IAS 19 (revised 1998) “Employee benefits”, effective as of January 1, 1999, limits the benefit amount of plan assets to be recognized to the realizable economic future benefit.

U.S. GAAP Financial Accounting Standard No. 87 (FAS 87), “Employers’ Accounting for pensions,” does not provide for an impairment test for the over funding of pension plans, as such the amount of the over-funding is recognized as an asset.

(f) Option re-pricing

As discussed in the reconciliation of net income, the company records compensation expense or recovery for modified options calculated as (the amount of) the change in the intrinsic value of the options from the time of the modification to the date the modified option is exercised, forfeited or expires.

(g) Deferred taxes

In the consolidated financial statements, deferred tax assets and liabilities are classified as long-term and have been presented as such in the assets and liabilities sections of the balance sheet. This presentation is in accordance with IAS 12, “Income taxes.” U.S. GAAP Statement of Financial Accounting Standards No. 109 (FAS 109), “Accounting for Income Taxes,” provides that deferred taxes must be separated into a current and a non-current amount based on the classification of the related asset or liability.

The presentation of deferred tax assets and liabilities in accordance with FAS 109 at December 31 would be as follows:

	2002				2001
	Current assets	Non-current assets	Current liabilities	Non-current liabilities	Current assets	Non-current assets	Current liabilities	Non-current liabilities
	(in millions CHF)
Deferred taxes	216	592	14	17	243	679	15	20
Valuation allowance	(68)	(187)	–	–	(69)	(194)	–	–
Total deferred taxes	148	405	14	17	174	485	15	20

This difference relating to deferred taxes does not result in a reconciling adjustment to shareholders’ equity as of December 31, 2002 and 2001 between IAS and U.S. GAAP.

(h) Operating income before goodwill amortization and exceptional items

Disclosure of operating income before exceptional items and goodwill amortization is not permitted under U.S. GAAP. The exceptional items, goodwill amortization and non-operating expenses would be included in the determination of operating income under U.S. GAAP.

(i) Operating income

Operating income under IFRS also consists of the income from discontinuing operations. Under U.S. GAAP, this income from the grafts and stents businesses in 2002 would not be included in the operating income. It would be shown below the operating income as income from discontinuing operations.

CENTERPULSE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 31:    Differences between IFRS and US GAAP – (continued)

Recently issued accounting pronouncements

The Financial Accounting Standards Board has recently issued several new accounting standards, including SFAS No. 145 “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections”, SFAS 146 “Accounting for Costs Associated with Exit or Disposal Activities”, which will be effective for periods beginning on or after January 1, 2003. The Group is currently determining the effect, if any, these new standards cause divergences from its Consolidated Financial Statements.

FASB interpretation No. 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”, was issued in November 2002. This Interpretation provides further guidance for the disclosure and accounting for guarantees. The disclosure provisions have been adopted for the year ended December 31, 2002. In accordance with the Interpretation, all guarantees entered into after December 31, 2002 are required to be recognized as a liability at fair value. This new Interpretation is not expected to have a material impact on the Group’s consolidated financial statements.

FASB interpretation No. 46 “Consolidation of Variable Interest Entities”. This new Interpretation is not expected to have a material impact on the Group’s consolidated financial statements.

The Group adopted SFAS No. 141 for all business combinations after June 30, 2001. This standard requires that all business combinations be accounted for using the purchase method, and it further clarifies the criteria for recognition of intangible assets separately from goodwill. Since June 30, 2001, there have been no material business combinations.

Effective January 1, 2002 the Group adopted SFAS No. 144 “Accounting for the Impairment or Disposal of Long Lived Assets”. This standard supersedes and amends existing accounting literature related to the impairment and disposal of long-lived assets.

Note 32:    Subsequent Events

On January 21, 2003 the Group announced the closing of the sale of its Corbomedics Inc. and Mitroflow Inc. mechanical and tissue heart valve business to Italian device company Snia s.p.A for total consideration of USD 116 million. The purchase price consists of cash consideration of USD 80 million, and a subordinated note with a principal amount of USD 36 million. The sale of Carbomedics and Mitroflow is the third and final step in Centerpulse’s plan to divest its cardiovascular interests.

In January 2003 the group announced that Mr. G.-P. Ondo, Head of Group Risk Management and Member of the Executive Board, has left the company to pursue other interests.

Note 33:     Subsequent events (unaudited)

As noted and further discussed in Note 9, the Company stated that, as of April 11, 2003, the Claims Administrator for the Trust had received 4,362 claim forms in relation to hip implants and tibial base plates and 150 claim forms for reprocessed hip implants. The Claims Administrator has determined that for these classes of claims, 3,795 and 119 respectively are likely to be valid. It is not known at present how many more claims will be made or whether the remaining and future claims are valid and hence how many will qualify for settlement. Claims processing will continue throughout 2003, 2004 and 2005.

Those class plaintiffs who opted out of the Settlement Agreement may still bring claims against the Company. As of April 11, 2003, of the original 136 persons opted out of the Settlement Agreement, at present 36 patients implanted with an affected product remain unresolved, of which one is known to have undergone revision surgery, and thus represent the highest claimant compensation category under the Settlement Agreement, 37 have not undergone revision surgery; and the status of four is unknown.

CENTERPULSE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note	33: Subsequent events (unaudited) – (continued)

On March 20, 2003, the Boards of Directors of Smith & Nephew plc (“Smith & Nephew”) and Centerpulse announced that they have agreed to a business combination transaction between the two companies (the “Transaction”).

The Transaction is proposed to be effected by Smith & Nephew Group plc (a new holding company of Smith & Nephew to be formed for the purposes of the Transaction) (“Smith & Nephew Group Holding”) making tender offers for each of Centerpulse and InCentive Capital AG, a shareholder of the Company that holds, or has the right to hold, approximately 19% of the issued shares of Centerpulse.

Pursuant to the Transaction, it is contemplated that Smith & Nephew shareholders will exchange their Smith & Nephew shares for shares in Smith & Nephew Group Holding, on a one-for-one basis, by means of a court-approved reorganization.

It is further contemplated in the Transaction that Smith & Nephew Group Holding will offer 25.15 new Smith & Nephew Group Holding shares and CHF 73.42 in respect of each Centerpulse share so that Centerpulse and InCentive shareholders will collectively own 24% of the combined group. Centerpulse and InCentive shareholders (the latter in respect of InCentive’s holding in Centerpulse) would also be offered a Collective Mix and Match Facility whereby they may elect to receive more or less cash to the extent that other Centerpulse or InCentive shareholders have elected to receive more or fewer new Smith & Nephew Group Holding shares.

The Centerpulse tender offer has been unanimously recommended by the Centerpulse Board of Directors.

The Centerpulse tender offer is conditional on, among other things, approval of Smith & Nephew’s shareholders, regulatory clearances, court approval of the Smith & Nephew holding company reorganization and the effectiveness of the reorganization.

The Transaction is expected to be completed at the end of July 2003.

Annex A

Combination Agreement

AGREEMENT

dated 20 March 2003

between

Smith & Nephew plc 15 Adam Street, London WC2N 6LA	(“Smith & Nephew”)

and

Meadowclean Limited (in the process of re-registering as a UK registered public company changing its name to Smith & Nephew Group plc)	(the “Offeror”)

and

Centerpulse Ltd Andreasstrasse 15, 8050 Zurich	(the “Company”)

relating to

the Combination of Smith & Nephew and the Company

I.	PUBLIC OFFER		4
	1.	Structure	4
	2.	Offer Restrictions	4
	3.	Offer Price	5
	4.	Conditions	6
	5.	Offeror’s and Smith & Nephew’s Obligations	7
	6.	Company’s Obligations	7
	7.	Board Approvals	7
	8.	Corrections to Offer Documents	8
	9.	Rights Under Stock Option Plans	8

II.	COVENANTS		8
	1.	Board Representation	8
	2.	Company’s Manufacturing Facilities	8
	3.	Management	8
	4.	Listing	8
	5.	No Solicitation	9
	6.	Co-operation; Confidentiality	9
	7.	Cost Reimbursement	9
	8.	Conduct of Business	10
	9.	Reasonable Efforts; Filings	10
	10.	Notification of Certain Matters	10

III.	TERMINATION AND AMENDMENT		11
	1.	Termination	11
	2.	Effect of Termination	11
	3.	Amendment	11

IV.	MISCELLANEOUS		11
	1.	Waiver of Standstill Provisions	11
	2.	Entire Agreement; Assignment	11
	3.	Validity	12
	4.	Notices	12
	5.	Fees and Expenses	12
	6.	Public Disclosure	12
	7.	Governing Law	12
	8.	Arbitration	13

Combination Agreement

TABLE OF ANNEXES

Annex I.4 a):	Form of Pre-Announcement

Annex I.7 a):	Fairness Opinion of each of UBS Warburg and Lehman Brothers to the Board of Directors of the Company

Combination Agreement

RECITALS

WHEREAS, the board of directors of each of Smith & Nephew and the Company has determined that in light of the potential benefits from a strategic combination of their respective businesses it is in the best interests of their respective shareholders for the Offeror, the proposed new holding company of Smith & Nephew, which will be a UK registered public company, resident in Switzerland and listed on the London Stock Exchange and on the SWX Swiss Exchange, to acquire control of the Company upon the terms and subject to the conditions set forth in this agreement (this “Agreement”);

WHEREAS, the boards of directors of Smith & Nephew and the Offeror have adopted resolutions (a) approving the acquisition of the Company by the Offeror, this Agreement and the transactions contemplated hereby, and (b) (in the case of Smith & Nephew only) recommending that the shareholders of Smith & Nephew approve this Agreement and the transactions contemplated hereby;

WHEREAS, the board of directors of the Company has obtained fairness opinions and adopted resolutions (a) approving the acquisition of the Company by the Offeror, this Agreement and the transactions contemplated hereby, and (b) recommending to the Company’s shareholders to tender their shares in the Offer (as defined herein);

WHEREAS, Incentive Capital AG, an investment company organized under the laws of Switzerland and listed on the SWX Swiss Exchange (the “Shareholder”), holds indirectly through its wholly-owned subsidiary Incentive Jersey Ltd, 13.14% of the Company Shares (as defined herein) and rights to acquire further 5.77% of the Company Shares, Smith & Nephew and the Shareholder have agreed, by way of a separate transaction agreement dated the date hereof, that the Offeror shall acquire all the outstanding shares of the Shareholder by way of a public offer (the “Parallel Public Offer”), which is to be launched and conducted in parallel to the Offer with respect to the Company;

WHEREAS, the Offeror, Smith & Nephew and the Company desire to make certain arrangements and covenants in relation to the Offer contemplated in this Agreement;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

I    PUBLIC OFFER

1    Structure

(a) The Offeror agrees to extend a public offer to purchase all outstanding registered shares of the Company, each with a nominal value of CHF 30.00 (the “Company Shares”; including the Company Shares represented by the American Depositary Shares of the Company (the “Company ADSs”), which are currently issued and which will have been issued by the end of the additional acceptance period (the “Transaction”), against payment of a consideration consisting of shares of the Offeror (the “Offeror Shares”) to be issued credited as fully paid and ranking pari passu in all respects with the Offeror Shares in issue at the date hereof, and/or cash as further described in Section I.3.

(b) The Company agrees that no Company Shares held by the Company or any of its subsidiaries, if any, will be tendered pursuant to the Offer; provided, however, that prior to the date of settlement of the Offer (the “Completion Date”; Vollzugsdatum in German) Company Shares held by the Company may be allocated, issued, delivered or transferred pursuant to the Company’s stock incentive plan for management and employees in accordance with the terms thereof or Section I.9.

2    Offer Restrictions

(a) The offer contemplated by the Transaction will be made available to all shareholders on substantially the same terms and conditions and will take the form of a public exchange offer applicable to

Combination Agreement

all shareholders (the “Offer”) but for regulatory reasons will be conducted utilising two separate sets of offer documents: (i) one set to be made available to all holders of Company Shares not located in the United States and prepared in accordance with the Swiss Stock Exchanges and Securities Trading Act (“SESTA”) and its implementing rules and regulations and (ii) the other set to be made available to all shareholders located in the United States and prepared in accordance with the Securities Exchange Act of 1934, as amended (the “US Exchange Act”), and the Securities Act of 1933, as amended (the “US Securities Act”), in each case, and the rules and regulations thereunder.

(b) The Offer contemplated by this Agreement is not being made directly or indirectly, nor is it intended to extend to, a country or jurisdiction where such public offer would be considered unlawful or in which it would otherwise breach any applicable law or regulation or which would require the Offeror to amend any term or conditions of the Offer in any way or which would require the Offeror to make any additional filings with, or take any additional action with regards to, any governmental, regulatory or legal authority. Offering documents relating to the Offer may not be distributed in nor sent to such country or jurisdiction and may not be used for the purposes of soliciting the exchange of any securities of the Company from anyone in such country or jurisdiction.

3    Offer Price

(a) The consideration will be paid in Offeror Shares and cash on the basis of (i) an exchange ratio (the “Exchange Ratio”) of 25.15 Offeror Shares and CHF 73.42 in cash for each Company Share. The Exchange Ratio will be adjusted to compensate for any dilutive effects in respect of the Company Shares or ordinary shares in Smith & Nephew (the “Smith & Nephew Shares”) (save for shares issued for management options issued under the Company or Smith & Nephew employee share schemes and disclosed in the Company’s or Smith & Nephew’s financial statements for the financial year 2002) including dividend payments (save for dividends already declared by Smith & Nephew or an interim dividend thereafter declared by Smith & Nephew in the normal course consistent with past practice), capital increases below market value, or the issuance of options (save for management options issued under Smith & Nephew employee share schemes in the normal course consistent with past practice), warrants, convertible securities and other rights of any kind to acquire Company Shares or Smith & Nephew Shares, or any other transaction (including in connection with a scheme of arrangement) having a dilutive effect on the value of the Offers unless provided otherwise herein. If between the date of this Agreement and the Completion Date, the outstanding Smith & Nephew Shares shall have been changed into a different number of shares or a different class, by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalisation, split, combination, exchange of shares or similar transaction, the Exchange Ratio shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalisation, split, combination, exchange of shares or similar transaction made until the Completion Date.

Fractions of Offeror Shares will not be issued and entitlements to Offeror Shares will be rounded down to the nearest whole Offeror Share and the cash element of the consideration will be adjusted.

(b) In respect of the cash consideration, a ‘mix and match’ facility will be made available. Accepting Company Shareholders under the Offer and accepting shareholders of the Shareholder under the Parallel Public Offer (together the “Accepting Shareholders”) may elect to take fewer Offeror Shares or more Offeror Shares than their basic entitlement under the relevant Offer, but elections under both Offers (taken together) to take more Offeror Shares (together the “Excess Shares”) will only be satisfied to the extent that elections have been made under the Offer and the Parallel Public Offer (taken together) by Accepting Shareholders to take fewer Offeror Shares (together referred to as “Available Shares”). The Available Shares will be allocated to the applicants for Excess Shares in proportion to the number of Excess Shares applied for. If the total number of Available Shares exceeds the total number of Excess Shares applied for, the Available Shares shall be limited to an amount equal to the Excess Shares. Once the share allocations have been determined, the cash element of the consideration will be reduced or increased (as the case may

Combination Agreement

be) for each Accepting Shareholder who has been allocated an increased or reduced number of Offeror Shares. All calculations shall be made by reference to the number of acceptances and elections as of the last day of the additional acceptance period.

4    Conditions

(a) The obligation of the Offeror to complete the Offer and to accept for payment and to pay for the Company Shares tendered pursuant thereto shall be subject only to those conditions (the “Conditions”) set forth in the pre-announcement in the form as attached hereto in Annex I.4 a) (the “Pre-Announcement”). Each of the Offeror, Smith & Nephew and the Company shall use its reasonable efforts (alle zumutbaren Massnahmen) to satisfy the respective Conditions as soon as practicable and to recommend the steps to be taken by its shareholders in relation thereto.

(b) The Conditions shall be suspensive conditions within the meaning of art. 13 para. 1 of the Ordinance of the Takeover Board on Public Takeover Offers (“TOO”). The Offeror reserves the right to waive or relax any of the Conditions (save for Conditions 1, 2, 3 as to the requirement to obtain merger clearance as such, and 4) in whole or in part. If and to the extent the regulatory Conditions are not met or waived by the end of the initial offer period and provided that the non-regulatory Conditions are satisfied or capable of being satisfied, the Offeror will be obliged to have the offer period extended on one or several occasions for such a period as will permit determination of the issue in question. Subject to the preceding sentence, if and to the extent the Conditions are not met or waived by the end of the (possibly extended) offer period, the Offeror reserves the right to terminate the Offer or to obtain the approval by the Swiss Takeover Board (“STOB”) for an extension of the offer period. The Company agrees to consent to such extension requests.

The Offer will expire if the Conditions have not been fulfilled or waived upon expiry of the (possibly extended) offer period and no further extension of the offer period has been granted by the STOB.

For the avoidance of doubt, due to US legal considerations, holders of Company Shares that have tendered any of their Company Shares pursuant to the Offer shall have the right to withdraw such Company Shares until the end of the (possibly extended) offer period.

(c) The parties acknowledge that the “Court Scheme” referred to in the Pre-Announcement refers to a scheme of arrangement under section 425 of the Companies Act 1985 of the United Kingdom pursuant to which:

(i) the existing ordinary shares in Smith & Nephew shall be cancelled; and

(ii) the Offeror shall issue Offeror Shares to existing shareholders of Smith & Nephew in consideration of the issue to the Offeror of ordinary shares in Smith & Nephew (on the basis of one Offeror Share for each existing ordinary share in Smith & Nephew), as described in draft (2) of the memorandum produced by Ashurst Morris Crisp dated 15 March 2003 entitled “Project Mango Transaction Structure” (the “AMC Paper”) but subject to further amendment to comply with legal, commercial and tax issues, provided that any such amendment is not, or would not reasonably likely be, prejudicial to the Company or its shareholders, or will not, or would not be reasonably likely to, substantially delay the date on which the Offer is expected to become unconditional or substantially prejudice the likelihood of the Offer becoming unconditional.

The Offeror and Smith & Nephew agree that the Court Scheme shall not be conditional upon any matter save for any condition expressly set out in the Pre-Announcement and any shareholder approval of Smith & Nephew required by law to approve the Court Scheme. In particular, but without limitation, the Court Scheme shall not be conditional upon, or include as part of its terms, the proposed repayment by way of cancellation of the preference shares referred to in the AMC Paper.

Combination Agreement

5    Offeror’s and Smith & Nephew’s Obligations

The Offeror and/or Smith & Nephew (as applicable) shall procure that any of the following be done and/or shall:

(a) make the Pre-Announcement not later than 20 March 2003 and prepare any offer documents and instruments pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, including the U.S. Offer Documents as defined below the “Offer Documents”), it being understood that the Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents and any other documents pertinent to the Transaction prior to filing or distribution thereof and that each party (acting reasonably) must be satisfied with the description of any matters relating to itself (including its business) in any of these documents;

(b) prepare and make all anti-trust or other filings necessary to carry out the transactions contemplated by this Agreement;

(c) prepare and publish listing particulars in relation to the Offeror Shares in accordance with the Listing Rules of the United Kingdom Listing Authority (the “UK Listing Rules”) and post such listing particulars to the Company’s shareholders together with the Offer Documents;

(d) prepare and post to Smith & Nephew’s shareholders a circular complying with the UK Listing Rules and containing (i) a recommendation of the directors of the Offeror to vote in favour of the resolutions of Smith & Nephew referred to in the Conditions and (ii) an explanatory statement pursuant to section 426 of the Companies Act of 1985 of the United Kingdom;

(e) use commercially reasonable endeavors promptly to prepare, publicize, distribute, file and submit any documents, listing particulars, announcements, submissions and any other form of communication to be made; and

(f) file with the SEC on or prior to the date of commencement of the Offer (i) a Tender Offer Statement on Schedule TO (together with any amendments or supplements thereto, the “Schedule TO”), (ii) the Exchange Offer Registration Statement with respect to the Offer and (iii) a Registration Statement on Form F-6 (the “ADS Registration Statement”) registering the American Depositary Shares of the Offeror (the “Offeror ADSs”) to be issued in connection with the Transaction (the Schedule TO, the Exchange Offer Registration Statement, the ADS Registration Statement and such other documents included therein pursuant to which the US Offer will be made, the “U.S. Offer Documents”).

6.    Company’s Obligations

(a) provide to the Offeror such information as reasonably requested in connection with the preparation of the listing particulars and the Offer Documents;

(b) ensure that the Offer Documents will contain a report of the board as per Section 29(1) SESTA recommending acceptance of the Offer, it being understood, however, that the board of the Company will be under no obligation to recommend the Offer if Smith & Nephew or the Offeror should become subject to the events referred to in Condition 7 mutatis mutandis in relation to Smith & Nephew’s products, or its facilities in Hull or Memphis;

(c) file with the SEC contemporaneously with the commencement of the Offer and disseminate to holders of the Company Shares, in each case as and to the extent required by the US Exchange Act, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto) that shall reflect the recommendation of the board of directors of the Company.

7    Board Approvals

(a) The Company confirms that its board of directors has (a) obtained fairness opinions issued by its financial advisors UBS Warburg and Lehman Brothers enclosed as Annex I.7.a), and (b) by way of a board

Combination Agreement

resolution (i) determined that this Agreement and the transactions contemplated hereby are fair to, and in the best interests of, the Company’s shareholders, (ii) approved this Agreement, and (iii) resolved to recommend to the shareholders acceptance of the Offer. The Company has been advised by its board members and executive officers (members of executive committee) that they intend to tender all Company Shares owned by them to the Offeror pursuant to the Offer.

(b) Each of Smith & Nephew and the Offeror confirms that its board of directors (i) determined that this Agreement and the transactions contemplated hereby are in the best interests of itself and its shareholders as a whole, (ii) approved this Agreement, and (iii) (in the case of Smith & Nephew only) resolved unanimously to recommend to its shareholders the approval of the transactions contemplated by this Agreement.

8    Corrections to Offer Documents

Each party hereto shall notify the other parties if any of the information supplied by that party to either of the other parties for inclusion in any of the Offer Documents becomes false or misleading in any material respect and supply the information needed to correct the misstatement.

9    Rights Under Stock Option Plans

(a) The holders of the Company’s outstanding stock options relating to Company Shares will receive stock options relating to Offeror Shares (the “New Options”) at an exchange ratio of 34 : 1 (no cash component). The New Options will vest 30 days after completion of the Offer, and the exercise period will be 18 months. The strike price of the New Options will be calculated by dividing the existing strike price of the option by 34 and converting this into GBP at the prevailing exchange rate at the Completion Date.

(b) Smith & Nephew and the Offeror shall take all steps necessary and procure the required approvals to roll over Smith & Nephew’s share options into the Offeror to the extent such options are capable of rollover.

II COVENANTS

1    Board Representation

The Offeror will take all action necessary to ensure independent non-executive representation of the Company by two persons on the Offeror’s board, it being understood that Dr. Max Link is invited to join the board of the Offeror as a Vice Chairman and Rene Braginsky is invited to join the board of the Offeror as a director.

2    Company’s Manufacturing Facilities

The Offeror and Smith & Nephew each intends the Winterthur facility continuing to be an important centre of the combined group for a number of years.

3    Management

The Offeror and Smith & Nephew will each use its reasonable endeavours to offer senior operating management of the Company suitable posts in the combined group.

4    Listing

The Offeror and Smith & Nephew will each use its reasonable best efforts to obtain a secondary listing of the Offeror Shares on the SWX Swiss Exchange as of the Completion Date.

Combination Agreement

5    No Solicitation

(a) The Company agrees that it shall immediately cease and cause to be terminated all existing discussions, negotiations and communications with any persons with respect to any Acquisition Transaction (as defined below). The Company agrees that it shall not solicit or initiate any discussions or negotiations with any corporation, partnership, person or other entity or group (other than Smith & Nephew or any affiliate or associate of Smith & Nephew) concerning any merger, consolidation, business combination, liquidation, reorganization, sale of substantial assets, sale of shares of capital stock or similar transactions involving the Company or any material subsidiary of the Company (each an “Acquisition Transaction”); provided, however, that nothing contained in this Section II.5 shall prohibit the Company or its board of directors from taking and disclosing to the Company’s shareholders, or any third parties or governmental or regulating bodies, a position with respect to an Acquisition Transaction initiated by a third party or from making such other disclosure to the Company’s shareholders, or any third parties or governmental or regulating bodies, which, as advised by outside counsel, is advisable under applicable law.

(b) The Company shall promptly advise Smith & Nephew of the Company’s receipt of any proposal relating to an Acquisition Transaction and any request for information that may reasonably be expected to lead to or is otherwise related to any Acquisition Transaction, the identity of the person making such proposal relating to an Acquisition Transaction or request for information and, subject to applicable law and the requirements of any regulatory authorities, the terms and conditions of such proposal relating to an Acquisition Transaction.

6    Co-operation; Confidentiality

(a) From the date hereof until the Completion Date, the Company agrees to cooperate with the Offeror and Smith & Nephew in their efforts to develop high-level integration plans to facilitate a rapid combination of the operations upon completion of the Transaction.

(b) All information obtained by the Offeror, Smith & Nephew or their representatives pursuant to this Section 6 shall be kept confidential in accordance with the confidentiality agreement, dated 19 December 2002 (the “Confidentiality Agreement”), between Smith & Nephew and the Company.

7    Cost Reimbursement

(a) The parties agree on a fixed compensation sum of CHF 20 million (the “Cost Reimbursement”) as further set out in Sub-Sections II.7 b) and c) in the event that the Transaction is pre-announced but not completed. Such fixed compensation sum shall represent a lump sum payment for the purpose of compensating the recipient for damages for internal expenditures and external costs and lost revenues incurred in connection with the preparation for and in consideration of the realization of the combination of the businesses of Smith & Nephew and the Company, and is not intended in any way whatsoever to coerce a party into completing the Transaction.

(b) Smith & Nephew will pay the Cost Reimbursement to the Company if the non-completion of the Transaction is attributable to (i) the failure of Smith & Nephew or its board of directors to recommend this Agreement and the transactions contemplated by this Agreement to its shareholders or the withdrawal or the modification of such recommendation, (ii) the failure of Smith & Nephew or the Offeror (as appropriate) to publish the Pre-Announcement as agreed herein (save for modifications required by the STOB) or any other material breach of this Agreement by Smith & Nephew or the Offeror, (iii) the material contravention of Smith & Nephew or the Offeror of any material laws and regulations that apply to the Offer, or (iv) the non-satisfaction of any of the Conditions (1), (2) or (4).

(c) The Company will pay the Cost Reimbursement to Smith & Nephew if the non-completion of the Transaction is attributable to (i) the failure of the Company or its board of directors to recommend the Offer

Combination Agreement

to its shareholders or the withdrawal or the modification of the Recommendation, (ii) the material contravention of the Company of any material laws and regulations that apply to the Offer, (iii) a material breach of this Agreement by the Company, or (iv) the non-satisfaction of any of the Conditions (6) or (7) or the successful completion of a competing public offer by a third party, it being understood, however, that if the Offeror or Smith & Nephew becomes subject to an event referred to in Condition 7 mutatis mutandis in relation to Smith & Nephew’s products, or its facilities in Hull or Memphis, the Company will not have to pay any Cost Reimbursement.

8    Conduct of Business

Except as contemplated by this Agreement, during the period from the date of this Agreement to the Completion Date, each of the Company, Smith & Nephew and their respective subsidiaries will conduct its operations according to its ordinary and usual course of business and consistent with past practice and will use all reasonable efforts consistent with prudent business practice to preserve intact the business organization, to keep available the services of its current officers and key employees and to maintain existing relationships with those having significant business relationships with the respective party and its subsidiaries, in each case in all material respects. By way of amplification and not limitation, neither the Company nor any of its subsidiaries shall between the date hereof and the Completion Date without the prior written consent of Smith & Nephew, which is not to be unreasonably withheld, do or propose to do any of the following, except to the extent contemplated by this Agreement:

(a) change the articles of association, with the exception of the changes proposed to the shareholders of the Company in the invitation to the Company’s AGM of 30 April 2003;

(b) make improvements to the employment contracts or other arrangements with their directors or officers;

(c) amend or terminate or enter into any material contracts;

(d) initiate or agree on acquisitions or divestitures or financing, financial, capital market transactions of more than CHF 70 million in aggregate or dispose of, in whole or in part            , its orthopedics, spine-tech or dental divisions;

(e) issue any shares (save for shares issued for management options issued under the Option Plans and disclosed in the Company’s financial statements for the financial year 2002), options, warrants, convertible securities or other rights of any kind to acquire Company Shares; and

(f) purchase any Company Shares for the period from the publication of the public announcement until the Completion Date; and

(g) distribute, either directly or indirectly (e.g. by share buy backs), any dividend or other distribution to its shareholders.

9    Reasonable Efforts; Filings

Subject to the terms and conditions herein provided for and to the fiduciary duties of the board of directors of the Company under applicable law as advised by legal counsel, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, including without limitation to make all national filings under applicable competition laws, to complete and make effective, as soon as practicable, the transactions contemplated by this Agreement.

10    Notification of Certain Matters

The Company shall give prompt notice to Smith & Nephew, and Smith & Nephew shall give prompt notice to the Company, of any failure of such party (or, in the case of Smith & Nephew, the Offeror) to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

Combination Agreement

III    TERMINATION AND AMENDMENT

1    Termination

This Agreement may be terminated:

(a) At any time by mutual written consent of the boards of directors of the Company and Smith & Nephew;

(b) by Smith & Nephew (i) in the event of a material breach of the Agreement (which, for the avoidance of doubt, shall include any breach of Sections II.8 d), f) and g)) or a material contravention of the applicable laws and regulations by the Company, (ii) if the Company’s board of directors withdraws or otherwise modifies the Recommendation, or (iii) if the Offer is not completed due to the non-satisfaction of a Condition;

(c) by the Company (i) in the event of a material breach of this Agreement or a material contravention of the applicable laws and regulations by the Offeror or Smith & Nephew, (ii) if the Offer is not completed due to the non-satisfaction of a Condition, or (iii) if the Company receives an offer with respect to an Acquisition Transaction with a party other than the Offeror or its affiliates or such other party has commenced a tender offer which, in either case, the board of directors of the Company, after having granted the Offeror the reasonable opportunity to increase the value of the Offer, believes in good faith is more favourable to the Company’s shareholders than the transactions contemplated by this Agreement.

2    Effect of Termination

(a) If this Agreement is terminated pursuant to Section III.1 above, this Agreement, except for the provisions of this Section and Sections II.6(b), II.7 and IV hereof, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders. However, nothing in this Section III.2 shall relieve any party to this Agreement of liability for breach of this Agreement or for a contravention of the applicable laws and regulations.

(b) The Confidentiality Agreement shall remain in full force and effect following any termination of this Agreement, and all confidential material shall be either destroyed or returned promptly.

3    Amendment

This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

IV    MISCELLANEOUS

1    Waiver of Standstill Provisions

Whereas the Offeror and Smith & Nephew are entering into separate acquisition agreements in relation to the Company Shares under the Parallel Public Offer, and whereas under the terms of subparagraph 7 of the Confidentiality Agreement, the accompanying side letter agreement dated December 19, 2002 and section 4(b) of the process letter from the Company’s financial advisors to Smith & Nephew’s financial advisor dated January 29, 2003 (together the “Standstill Provisions”), Smith & Nephew has agreed not to acquire, directly or indirectly, any Company Shares without the prior approval of the Company, the Standstill Provisions are hereby waived (1) with respect to Company Shares indirectly acquired in connection with the exchange offer by the Offeror with respect to the Shareholder, and (2) with respect to purchases made pursuant to the Offer.

2    Entire Agreement; Assignment

Except for the Confidentiality Agreement, this Agreement (a) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings,

Combination Agreement

both written and oral, between the parties with respect to the subject matter hereof, (b) shall not be assigned by operation of law or otherwise and (c) shall not be for the benefit of a third party.

3    Validity

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

4    Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile transmission with confirmation of receipt, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

if to the Offeror or Smith & Nephew:

Heron House

15 Adam Street

London WC2N 6LA

For the attention of: Company Secretary

if to the Company:

Centerpulse Ltd

Andreasstrasse 15

CH-8050 Zurich

For the attention of: Company Secretary

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

5    Fees and Expenses

Whether or not the Offer is consummated, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, except as provided expressly to the contrary herein.

6     Public Disclosure

The Offeror and Smith & Nephew (and their affiliates) and the Company (and its affiliates) will consult with each other and agree on the desirability, timing and substance of any press release, public announcement, publicity statement or other disclosure relating to the Transaction or the business of a party hereto (including in particular any product recall liability) and, subject to applicable laws, stock exchange rules and the requirements of any regulatory authorities, neither Smith & Nephew or the Offeror (nor their affiliates) nor the Company (or its affiliates) will make any public disclosures without the prior consent of the other party (which consent shall not be unreasonably withheld) as to the timing of such disclosure, extent of distribution and form and substance thereof.

7    Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Switzerland regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

Combination Agreement

8    Arbitration

The parties hereto consent and agree that all disputes out of or in connection with the Agreement, including disputes on its execution, binding effect, performance, amendment and termination, shall be resolved to the exclusion of the ordinary courts by a three-person arbitral tribunal in accordance with the International Arbitration Rules of the Zurich Chamber of Commerce. If there are not more than two parties involved each party nominates an arbitrator. The decision of the arbitral tribunal shall be final, and the parties waive all challenge of the award in accordance with article 192 of the Swiss Act on Private International Law.

*    *    *    *    *

In witness whereof, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the day and year first above written.

Meadowclean Limited

By:	/S/ PIERRE-ANDRÉ CHAPATTE
Name:	PIERRE-ANDRÉ CHAPATTE
Title:	Director

By:	/S/ ANTOINE VIDTS
Name:	ANTOINE VIDTS
Title:	Director

Smith & Nephew plc

By:	/S/ CHRISTOPHER J. O’DONNELL
Name:	CHRISTOPHER J. O’DONNELL
Title:	Chief Executive

By:	/S/ PETER HOOLEY
Name:	PETER HOOLEY
Title:	Finance Director

Centerpulse Ltd

By:	/S/ DR. MAX LINK
Name:	DR. MAX LINK
Title:	Chairman & CEO

By:	/S/ URS KAMBER
Name:	URS KAMBER
Title:	CFO

Annex B-1

Opinion of Lehman Brothers Inc.

March 20, 2003

Board of Directors

Centerpulse AG

Andreasstrasse 15

CH-8050 Zurich

Switzerland

Members of the Board:

We understand that Centerpulse AG, a company organized under the laws of Switzerland (“Centerpulse” or the “Company”), intends to enter into a transaction whereby Meadowclean Limited, which is in the process of re-registering as a UK public limited company and changing its name to Smith & Nephew Group plc (“Smith & Nephew Group”) and which will be the new holding company of Smith & Nephew plc, a company organized under the laws of England and Wales (“Smith & Nephew”), will acquire control of the Company (the “Proposed Transaction”). Pursuant to the terms of a combination agreement, dated March 20, 2003 (the “Agreement”), between Centerpulse, Smith & Nephew Group and Smith & Nephew, Smith & Nephew Group will make a public offer to purchase all outstanding registered shares of the Company, each with a nominal value of CHF30.00 (the “Company Shares”), pursuant to which Smith & Nephew Group will offer for each Company Share (x) 25.15 ordinary shares of Smith & Nephew Group (the “Smith & Nephew Group Shares”) and (y) CHF73.42 in cash, without interest (the “Consideration”). Such offer (the “Offer”) will be made pursuant to a public exchange offer to all holders of Company Shares and Centerpulse American Depositary Shares (each representing one tenth of one Company Share). We also understand that, pursuant to a separate agreement, dated March 20, 2003 (the “InCentive Agreement”), between Smith & Nephew, Smith & Nephew Group, and InCentive Capital AG, an investment company organized under the laws of Switzerland (“InCentive”), which holds indirectly through a wholly owned subsidiary 13.14% of the Company Shares and has rights to acquire an additional 5.77% of the Company Shares, Smith & Nephew Group will offer to acquire all of the outstanding shares of InCentive pursuant to a public offer which is to be launched and conducted in parallel to the Offer (the “Parallel Offer”). The Agreement and the InCentive Agreement provide that Centerpulse shareholders accepting the Offer and InCentive shareholders accepting the Parallel Offer (collectively, the “Accepting Shareholders”) may elect to receive in the Offer or in the Parallel Offer fewer Smith & Nephew Group Shares or more Smith & Nephew Group Shares than their basic entitlement under the Offer or the Parallel Offer, as applicable, but elections under both the Offer and the Parallel Offer (taken together) to take more Smith & Nephew Group Shares (together the “Excess Shares”) will only be satisfied to the extent that elections have been made under both the Offer and the Parallel Offer (taken together) by Accepting Shareholders to take fewer Smith & Nephew Group Shares (together the “Available Shares”). The Available Shares will be allocated to the applicants for Excess Shares in proportion to the number of Excess Shares applied for. If the total number of Available Shares exceeds the total number of Excess Shares applied for, the Available Shares shall be limited to an amount equal to the Excess Shares. Once the share allocations have been determined, the cash element of the Consideration will be reduced or increased (as the case may be) for each Accepting Shareholder who has been allocated an increased or reduced number of Smith & Nephew Group Shares. All calculations shall be made by reference to the number of acceptances and elections as of the last day of the additional acceptance period. The terms and conditions of the Proposed Transaction are more fully set forth in the Agreement and the InCentive Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s shareholders (other than InCentive) of the Consideration to be offered to such shareholders in the Offer. We have not been requested to opine as to, and our

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opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the relative merits of alternative transactions that may have been pursued by the Company.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement, the InCentive Agreement, the pre-announcement made in accordance with Swiss Takeover Board regulations, and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including the Company’s Annual Report for the fiscal year ended December 31, 2002, (3) publicly available information concerning Smith & Nephew that we believe to be relevant to our analysis, including Smith & Nephew’s Annual Report for the fiscal year ended December 31, 2002, (4) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company (the “Centerpulse Projections”), (5) financial and operating information with respect to the business, operations and prospects of Smith & Nephew furnished to us by Smith & Nephew, including financial projections of Smith & Nephew prepared by management of Smith & Nephew (the “Smith & Nephew Projections”), (6) the trading histories of the Company Shares and the ordinary shares of Smith & Nephew from March 19, 2002 to March 19, 2003, and a comparison of these trading histories with each other and with those of other companies that Lehman Brothers deemed relevant, as well as the Swiss Franc/ British Pound exchange rates from March 19, 2002 to March 19, 2003, (7) a comparison of the historical financial results and present financial condition of Centerpulse with those of other companies that we deemed relevant, (8) a comparison of the historical financial results and present financial condition of Smith & Nephew with those of other companies that we deemed relevant, (9) the potential pro forma effect of the Proposed Transaction on the current and future financial performance of Smith & Nephew, including the cost savings, operating synergies and revenue enhancements (collectively, the “Synergies”) expected by management of Smith & Nephew to result from a combination of the businesses, (10) the relative contributions of the Company and Smith & Nephew to the future financial performance of the combined company on a pro forma basis, (11) publicly available reports prepared by independent research analysts regarding the future financial performance of the Company and Smith & Nephew, respectively, and (12) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant. In addition, we have had discussions with the management of the Company and Smith & Nephew concerning their respective business, operations, assets, financial conditions and prospects, and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management’s of the Company and Smith & Nephew that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Centerpulse Projections, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. With respect to the Smith & Nephew Projections, upon advice of Smith & Nephew we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Smith & Nephew as to the future financial performance of Smith & Nephew. With respect to the Synergies expected by the management of Smith & Nephew to result from the Proposed Transaction, we have assumed that such Synergies will be realized substantially in accordance with such expectations. In arriving at our opinion, we have conducted only a limited physical inspection of the properties and facilities of the Company, and we have not conducted a physical inspection of the properties and facilities of Smith & Nephew. Additionally, we have not made or obtained any evaluations or appraisals of the assets or liabilities of either the Company or Smith & Nephew. At your request, Lehman Brothers Inc. has contacted third parties to solicit indications of interest in a possible business combination with the Company and held discussions with certain of these parties prior to the date hereof. However, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of a portion of the Company’s business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

B-1-2

In addition, we express no opinion as to what the value of the Smith & Nephew Group Shares (or Smith & Nephew Group American Depositary Receipts (each representing 10 Smith & Nephew Group Shares)) will be when issued pursuant to the Offer or the prices at which such shares will trade in the future. This opinion should not be viewed as providing any assurance that the market value of the Smith & Nephew Group Shares to be held by the shareholders of the Company after the consummation of the Proposed Transaction will be in excess of the market value of the Company Shares owned by such shareholders at any time prior to the announcement or the consummation of the Proposed Transaction. We also express no opinion as to the effect of the Proposed Transaction on shareholders who do not tender their Company Shares in the Offer or as to what the value of such shares will be or whether and at what prices such shares will trade after the Offer. In addition, we express no opinion as to whether the consideration that may have been received by the Company’s shareholders if the Company’s divisions were sold in separate transactions would have been higher or lower than the Consideration to be offered to the Company’s shareholders in the Offer.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Consideration to be offered to the Company’s shareholders (other than InCentive) in the Offer is fair to such shareholders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past including acting as the Company’s financial advisor with respect to the sale of its former cardiovascular division (consisting of IntraTherapeutics, Vascutek and CarboMedics), and have received customary fees for such services. In the ordinary course of our business, we actively trade in the debt and equity securities of the Company and Smith & Nephew for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any shareholder of the Company as to whether to accept the Consideration to be offered to the shareholders in connection with the Offer or as to whether to elect to receive fewer Smith & Nephew Group Shares or more Smith & Nephew Group Shares in the Offer.

Very truly yours,

LEHMAN BROTHERS

B-1-3

Annex B-2

Opinion of UBS Warburg LLC

March 19, 2003

Board of Directors

Centerpulse AG

Andreasstrasse 15

CH-8050 Zurich

Switzerland

Members of the Board of Directors:

We understand that Centerpulse AG, a company organized under the laws of Switzerland (“Centerpulse” or the “Company”), is considering a transaction whereby Meadowclean Limited (to be renamed Smith & Nephew Group plc), a company organized under the laws of England and Wales (“Smith & Nephew Group”) and the proposed new holding company of Smith & Nephew plc, a company organized under the laws of England and Wales (“Smith & Nephew”), will acquire control of the Company (the “Transaction”). Pursuant to the terms of a combination agreement, to be dated March 20, 2003 (the “Combination Agreement”), among Centerpulse, Smith & Nephew and Smith & Nephew Group, Smith & Nephew Group will make a public offer (the “Offer”) to purchase all outstanding registered shares of the Company, each with a nominal value of CHF30.00 (“Company Shares”), pursuant to which Smith & Nephew Group will offer for each Company Share 25.15 ordinary shares of Smith & Nephew Group (the “Smith & Nephew Group Shares”) together with CHF73.42 in cash (the “Consideration”). The Combination Agreement provides that accepting Company shareholders under the Offer and accepting InCentive (as defined below) shareholders under the Parallel Public Offer (as defined below) (together the “Accepting Shareholders”) may elect to take fewer Smith & Nephew Group Shares or more Smith & Nephew Group Shares than their basic entitlement under the relevant offer, but elections under both offers (taken together) to take more Smith & Nephew Group Shares (together the “Excess Shares”) will only be satisfied to the extent that elections have been made under the Offer and the Parallel Public Offer (taken together) by Accepting Shareholders to take fewer Smith & Nephew Group Shares (together referred to as “Available Shares”). The Available Shares will be allocated to the applicants for Excess Shares in proportion to the number of Excess Shares applied for. If the total number of Available Shares exceeds the total number of Excess Shares applied for, the Available Shares shall be limited to an amount equal to the Excess Shares. Once the share allocations have been determined, the cash element of the consideration will be reduced or increased (as the case may be) for each Accepting Shareholder who has been allocated an increased or reduced number of Smith & Nephew Group.

We also understand that, pursuant to a separate agreement, to be dated March 20, 2003 (the “InCentive Agreement”), among InCentive Capital AG, an investment company organized under the laws of Switzerland (“InCentive”) and the indirect holder of 13.14% of the Company Shares and rights to acquire an additional 5.77% of the Company Shares, Smith & Nephew and Smith & Nephew Group, Smith & Nephew Group will offer to acquire all of the outstanding shares of InCentive pursuant to a public offer (the “Parallel Public Offer”) which is to be launched and conducted in parallel to the Offer. The terms and conditions of the Transaction are more fully set forth in the Combination Agreement and the InCentive Agreement.

You have requested our opinion as to the fairness from a financial point of view to the holders (other than InCentive and its affiliates) of Company Shares of the Consideration to be received by such holders pursuant to the Offer.

B-2-1

UBS Warburg LLC has acted as financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee for its services. UBS Warburg LLC will also receive a fee upon delivery of this opinion. In the past, UBS Warburg LLC and its predecessors have provided investment banking services to the Company and its affiliates and received customary compensation for the rendering of such services, including acting as sole arranger and underwriter of the Company’s US$635 million senior secured credit facility in November 2002, global coordinator and joint underwriter of the Company’s CHF255 million rights issue in October 2002, financial advisor to Sulzer Ltd., the former parent of Centerpulse (“Sulzer”), in connection with an unsolicited bid by InCentive to acquire Sulzer in the first quarter of 2001, and financial advisor to Sulzer and Centerpulse in connection with the spin-off of Sulzer’s remaining ownership interests in Centerpulse in the second quarter of 2001. In the ordinary course of business, UBS Warburg LLC, its successors and affiliates may trade or have traded securities of the Company, Smith & Nephew or InCentive for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. In October 2002, UBS Warburg LLC executed a block trade with regard to 480,349 Company Shares it had purchased from the settlement trust that was created pursuant to a certain settlement agreement entered into by the Company on March 13, 2002.

Our opinion does not address the Company’s underlying business decision to effect the Transaction or constitute a recommendation to any shareholder of the Company as to whether such holder should tender its shares in the Offer or as to whether to elect to receive fewer Smith & Nephew Group Shares or more Smith & Nephew Group Shares in the Offer. We have not been asked to, nor do we, offer any opinion as to the material terms of the Combination Agreement or the form of the Transaction. We express no opinion as to what the value of the Smith & Nephew Group Shares (or Smith & Nephew Group American Depositary Shares (each representing 10 Smith & Nephew Group Shares)) will be when issued pursuant to the Offer or the prices at which such shares will trade in the future. We also express no opinion as to the effect of the Transaction on shareholders who do not tender their Company Shares in the Offer or as to what the value of such shares will be or whether and at what prices such shares will trade after the Offer. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Combination Agreement does not differ in any material respect from the draft that we have examined, and that Smith & Nephew, Smith & Nephew Group and the Company will comply with all the material terms of the Combination Agreement. At your request, UBS Warburg LLC and Lehman Brothers Inc. have contacted third parties to solicit indications of interest in a possible business combination with the Company and held discussions with certain of these parties prior to the date hereof.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company and Smith & Nephew, (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company, including estimates and financial forecasts prepared by management of the Company, that were provided to us by the Company and not publicly available, (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of Smith & Nephew, including estimates and financial forecasts prepared by the management of Smith & Nephew and not publicly available, (iv) conducted discussions with members of the senior management of the Company and Smith & Nephew concerning the businesses and financial prospects of the Company and Smith & Nephew, (v) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of the Company and Smith & Nephew, (vi) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions which we believe to be generally relevant, (vii) considered certain pro forma effects of the Transaction on Smith & Nephew’s financial statements and reviewed certain estimates of synergies prepared by the managements of Smith & Nephew and the Company, (viii) reviewed drafts of the Combination Agreement, and (ix) conducted such other financial studies, analyses, and investigations, and considered such other information as we deemed necessary or appropriate.

In connection with our review, with your consent, we have not assumed any responsibility for independent verification for any of the information reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your

B-2-2

direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Smith & Nephew, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, pro forma effects and calculations of synergies referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of each company as to the future performance of their respective companies. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders (other than InCentive and its affiliates) of Company Shares pursuant to the Offer is fair, from a financial point of view, to such holders.

Very truly yours,

UBS WARBURG LLC

B-2-3

Annex B-3

Opinion of KPMG Fides Peat

Corporate Finance

KPMG Fides Peat Badenerstrasse 172 CH-8004 Zurich	P.O. Box CH-8026 Zurich	Telephone +41 1 249 31 08 Telefax +41 1 249 27 70 www.kpmg.ch

To the Board of Directors of

Centerpulse AG

Andreasstrasse 15

8050 Zurich

Zurich, April 10, 2003

Fairness Opinion

Dear Sirs

We understand that Centerpulse AG intends to enter into a transaction whereby Smith & Nephew Group plc, which will be the new holding company of Smith & Nephew plc, will acquire control of Centerpulse AG (the “Transaction”). The terms of the Combination Agreement dated March 20, 2003 between Smith & Nephew plc (“Smith & Nephew”) and Smith & Nephew Group plc (the “Offeror”) and Centerpulse AG (the “Company”) provide, among others, that Smith & Nephew Group will make a public offer to purchase all outstanding shares of the Company, pursuant to which Smith & Nephew Group will offer for each Company Share 25.15 ordinary shares of Smith & Nephew Group together with CHF 73.42 in cash (the “Consideration”).

We understand that, pursuant to a separate agreement, dated March 20, 2003 (the “InCentive Agreement”), among InCentive Capital AG (“InCentive”), an investment company and direct holder of 13.14% of the Company Shares and rights to acquire an additional 5.77% of the Company Shares, Smith & Nephew and Smith & Nephew Group, Smith & Nephew Group will offer to acquire all of the outstanding shares of InCentive pursuant to a public offer (the “Parallel Public Offer”) which is to be launched and conducted in parallel to the Offer. The terms and conditions of The Transaction are more fully set forth in the Combination Agreement and the InCentive Agreement.

You have requested our opinion as to the fairness from a financial point of view to the holders (other than InCentive and its affiliates) of Company Shares of the Consideration to be received by such holders pursuant to the Offer.

Our opinion does not address the Company’s underlying business decision to effect the Transaction or constitute a recommendation to any shareholder of the Company as to whether such holder should tender its shares in the Offer. We have not been asked to, nor do we, offer any opinion as to the material terms of the Combination Agreement or the form of the Transaction.

B-3-1

We express no opinion as to what the value of the Smith & Nephew Group Shares (or Smith & Nephew Group American Depositary Shares (each representing 10 Smith & Nephew Group Shares)) will be when issued pursuant to the Offer or the prices at which such shares will trade in the future. We also express no opinion as to the effect of the Transaction on shareholders who do not tender their Company Shares in the Offer or as to what the value of such shares will be or whether and at what prices such shares will trade after the Offer.

In arriving at our opinion, we have among other things:

•	reviewed certain publicly available business and historical financial information relating to the Company and Smith & Nephew

•	reviewed certain internal financial information and other data relating to the business and financial prospects of the Company, including estimates and financial forecasts prepared by management of the Company, that were provided to us by the Company and not publicly available

•	reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of the Company and Smith & Nephew

•	compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions which we believe to be generally relevant

•	conducted such other financial studies, analysis, and investigations, and considered such other information as we deemed necessary or appropriate.

In connection with our review, with your consent, we have not assumed any responsibility for independent verification for any of the information reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Smith & Nephew, nor have we been furnished with any such evaluation or appraisal.

With respect to the financial forecasts, estimates and pro forma effects referred to above, we have assumed, at your direction that they have been prepared on a basis reflecting the best currently available estimates and judgements of the management of each company as to the future of their respective companies. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders (other than InCentive and its affiliates) of Company Shares pursuant to the Offer is fair, from a financial point of view, to such holders.

This Fairness Opinion is subject to Swiss law, the place of jurisdiction being Zurich.

Yours sincerely

KPMG Fides Peat

Renat Nussbaumer	Rolf Langenegger

B-3-2

ANNEX C

SUMMARY PARTICULARS

[This Annex, which is described on page 174, does not constitute a part of, and is not incorporated by reference into, the prospectus/offer to exchange. This Annex will contain summary particulars prepared in accordance with the UK Listing Authority’s listing rules.]

Schedule I

CERTAIN INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS

OF S&N GROUP, S&N AND THE S&N TRUST

Directors and Executive Officers of S&N Group.    Set forth below are the name, age, current business address, citizenship, present principal occupation and employment history (covering a period of not less than five years) of each executive officer and director of S&N Group and, in the case of Mr. Braginsky and Dr. Link, each person proposed to become a director of S&N Group upon completion of the exchange offer and the InCentive exchange offer. Unless otherwise indicated, each person’s business address is 15 Adam Street, London WC2N 6LA, United Kingdom. Each person is a citizen of England, except for Messrs. De Schutter and Knowlton, each of whom is a citizen of the United States, Dr. Stomberg, who is a citizen of Germany Messrs. Braginsky and Chapatte and Dr. Link, each of whom is a citizen of Switzerland and Mr. Vidts, who is a citizen of Belgium.

Name	Age	Business Address	Principal Occupation or Employment and Five-Year Employment History
Dudley Eustace	66

Director since 2003. Director of S&N since 1999. Chairman of the Board of S&N since 2000. Interim Chief Finance Officer of Ahold since March 2003. Non-Executive Chairman of Sendo Holdings plc since 2001. Member of supervisory Board of KLM Royal Dutch Airlines NV and Hagemeyer NV since 1999. Member of supervisory Board of Aegon NV since 1998.

Christopher O’Donnell	56		Director since 2003. Executive Director of S&N since 1992. Chief Executive Officer of S&N since 1997. Non-Executive Director of BOC Group plc since 2001.

Peter Hooley	56		Director since 2003. Executive Director (responsible for Finance and Information Technology) of S&N since 1991. Non-Executive Director of Cobham plc since 2002.

Richard De Schutter	60

Director since 2003. Director of S&N since 2001. Non-Executive Director of Incyte Corporation as of 2002. Non-Executive Director of MedPointe Pharmaceuticals since 2002. Non-Executive Director of Varian Inc since 2001. Non-Executive Director of ING Americas since 2000. Non-Executive Director of General Binding Corporation since 1997.

Dr. Pamela Kirby	49

Director since 2003. Director of S&N since 2002. Chief Executive of Quintiles Transnational Corp since 2001. Head of Global Strategic Marketing and Business Development of the Pharmaceuticals Division of F. Hoffman-LaRoche Ltd. from 1998 to 2001.

Name	Age	Business Address	Principal Occupation or Employment and Five-Year Employment History
Warren Knowlton	56

Director since 2003. Director of S&N since 2000. Group Chief Executive of Morgan Crucible plc since 2003. Previously President of Automotive Products Worldwide and President of North America of Pilkington Inc. from 1998 to 2002.

Brian Larcombe	49		Director since 2003. Director of S&N since 2002. Executive Director of 3i Group plc since 1992.

Dr. Rolf Stomberg	62

Director since 2003. Director of S&N since 1998. Chairman of the board of Management Consulting Group plc since January of 2002. Non-Executive Director of Deutsche BP AG since 2002. Non-Executive Director of Hoyer GmbH since 2001. Non-Executive Director of Reed Elsevier plc since 1999. Non-Executive Director of Cordiant Communications plc, Scania AB, Stinnes AG and TPG NV since 1998.

Pierre-André Chapatte*	50		Non-Executive Director of S&N Group since March 2003. Consultant to S&N since 1992.

Antoine Vidts*	47		Non-Executive Director of S&N Group since March 2003. Judge in the Brussels Court of Commerce. Employed by S&N since 1987.

Dr. Max Link	62

To be named a director upon completion of the exchange offer. Chairman of Centerpulse since May 2001. Director of Columbia Laboratories, Inc., Igeneon Ltd and Noxxon Ltd since 2001. Director of Discovery Laboratories, Inc. and Mipharm SpA since 1998. Director of Access Pharmaceuticals, Inc. and Celsion Corporation, Inc. since 1997. Director of CytRx Corporation since 1996. Director of Cell Therapeutics, Inc. and Human Genome Sciences, Inc. since 1995. Director of Protein Design Labs, Inc. since 1993. Director of Alexion Pharmaceuticals, Inc. since 1992.

René Braginsky	54

To be named a director upon completion of the exchange offer. Non-Executive Director of Centerpulse since May 2002. Chief Executive Officer and Director of InCentive since 2000. Chairman of JM Judische Medien AG since 2001. Resigned as Director of Pharma/W Health Management Company, S.A. in 2001.

Name	Age	Business Address	Principal Occupation or Employment and Five-Year Employment History
Paul Chambers	58		Company Secretary since 2003. Company Secretary of S&N since 2002. Assistant Company Secretary of S&N from 1998 to 2002.

*Messrs. Chapatte and Vidts will resign from the board of directors upon the effectiveness of the S&N reorganization.

Directors and Executive Officers of S&N.    Set forth below are the name, age, current business address, citizenship and present principal occupation and employment history (covering a period of not less than five years) of each executive officer and director of S&N. Unless otherwise indicated, each person’s business address is 15 Adam Street, London WC2N 6LA, United Kingdom. Each person is a citizen of England, except for Messrs. Ralston, Illingworth and Sparks, each of whom is a citizen of the United States, and Dr. Stomberg, who is a citizen of Germany.

Name	Age	Business Address	Principal Occupation or Employment and Five-Year Employment History
Dudley Eustace	66

Director since 1999. Chairman of the Board since 2000. Director of S&N Group since 2003. Interim Chief Finance Officer of Ahold since March 2003. Non-Executive Chairman of Sendo Holdings plc since 2001. Member of supervisory Board of KLM Royal Dutch Airlines NV and Hagemeyer NV since 1999. Member of supervisory Board of Aegon NV since 1998.

Christopher O’Donnell	56		Executive Director since 1992. Chief Executive Officer since 1997. Director of S&N Group since 2003. Non-Executive Director of BOC Group plc since 2001.

Peter Hooley	56		Executive Director (responsible for Finance and Information Technology) since 1991. Director of S&N Group since 2003. Non-Executive Director of Cobham plc since 2002.

Richard De Schutter	60

Director since 2001. Director of S&N Group since 2003. Non-Executive Director of Incyte Corporation as of 2002. Non-Executive Director of MedPointe Pharmaceuticals since 2002. Non-Executive Director of Varian Inc since 2001. Non-Executive Director of ING Americas since 2000. Non-Executive Director of General Binding Corporation since 1997.

Dr. Pamela Kirby	49

Director since 2002. Director of S&N Group since 2003. Chief Executive of Quintiles Transnational Corp since 2001. Head of Global Strategic Marketing and Business Development of the Pharmaceuticals Division of F. Hoffman-LaRoche Ltd. from 1998 to 2001.

Warren Knowlton	56

Director since 2000. Director of S&N Group since 2003. Group Chief Executive of Morgan Crucible plc since 2003. Previously President of Automotive Products Worldwide and President of North America of Pilkington Inc. from 1998 to 2002.

Sir Timothy Lankester	60		Director since 1996. President of Corpus Christi College since 2001. Non-Executive Director of London Metal Exchange since 1997. Deputy Chairman of British Council since 1999.

Name	Age	Business Address	Principal Occupation or Employment and Five-Year Employment History
Brian Larcombe	49		Director since 2002. Director of S&N Group since 2003. Executive Director of 3i Group plc since 1992.

Dr. Rolf Stomberg	62

Director since 1998. Director of S&N Group since 2003. Chairman of the board of Management Consulting Group plc since January of 2002. Non-Executive Director of Deutsche BP AG since 2002. Non-Executive Director of Hoyer GmbH since 2001. Non-Executive Director of Reed Elsevier plc since 1999. Non-Executive Director of Cordiant Communications plc, Scania AB, Stinnes AG and TPG NV since 1998.

Dr. Alan Suggett	59	Smith & Nephew plc York Science Park Heslington York YO1 5DF, United Kingdom	Group Director, Technology since 1986.

Peter W. Huntley	42		Group Director, Strategy and Business Development since 1998.

James Taylor	46		Group Director, Indirect Markets since 2000. President of DePuy International from 1996 to 1998.

Ronald M. Sparks	48	Smith & Nephew, Inc. 150 Minuteman Road Andover, Massachusetts 01810 U.S.A.

President, Endoscopy since 1999. Director and President, Endoscopy of Smith & Nephew, Inc. since 1999. Executive Officer of Smith & Nephew, Inc. since 1995. Member of Holy Family Hospital and Medical Center, Valley Regional Ventures, Inc. and Valley Regional Support Services, Inc. Board of Trustees since 2000. Member of Holy Family Hospital Foundation Board of Trustees since 2001.

James L. Dick	50	Smith & Nephew plc P.O. Box 81 101 Hessle Road Hull HU3 2BN, United Kingdom	President, Wound Management since 1999. Various executive positions with S&N from prior to 1997 to 1999. Employed with S&N since 1977.

Paul M. Williams	56		Group Director, Human Resources since 1998.

James A. Ralston	56	Smith & Nephew, Inc. 1450 Brooks Road Memphis, Tennessee 38116 U.S.A.

Chief Legal Officer of S&N since 2002. Senior Vice-President and General Counsel of S&N from 1999 to 2002. Executive Vice-President and Chief Legal Officer of Smith & Nephew, Inc. since 2002. Vice President, General Counsel and Secretary of Eagle Picher Industries, Inc. from 1997 to 1998.

David Illingworth	49	Smith & Nephew, Inc. 1450 Brooks Road Memphis, Tennessee 38116 U.S.A.

President, Orthopedics since 2002. President of XL Vision Inc. from 1999 until 2001. President, Chief Executive Officer and Chairman of VidaMed, Inc. from 1998 to 1999. Executive Vice President and President of Home Care Business of Nellcor Puritan Bennett from 1996 to 1998.

Any documents and certificates required to validly tender Centerpulse shares represented by Centerpulse ADSs in the exchange offer should be sent or delivered by each holder of Centerpulse ADSs or his bank, broker or other nominee to the US exchange agent at one of the addresses set forth below. Any documents required to validly tender Centerpulse shares in the exchange offer should be sent or delivered by each holder of Centerpulse shares or his bank, broker or other nominee to the Swiss offer manager at the address set forth below.

US exchange agent:

The Bank of New York

Tender & Exchange Department

P.O. Box 11248, Church Street Station

New York, NY 10286

(800) 507-9357

Swiss offer manager:

Sihlstrasse 20/P.O. Box

CH-8021 Zurich,

Switzerland

Phone (011) 41-1-214-1331

You may direct questions and requests for assistance to the US information agent or the US dealer manager at their respective telephone numbers and addresses set forth below. You may obtain additional copies of the preliminary prospectus/offer to exchange, the letter of transmittal, notice of guaranteed delivery and other exchange offer materials from the US information agent as set forth below and they will be furnished promptly at our expense. You may also contact your bank, broker or other nominee for assistance concerning the exchange offer.

US information agent:

445 Park Avenue, 5th Floor

New York, NY 10022

E-mail: Centerpulse.info@morrowco.com

Call Collect: (212) 754-8000

Banks and Brokerage Firms, Please Call Toll Free: (800) 654-2468

Stockholders, Please Call Toll Free: (800) 607-0088

US dealer manager:

30 Rockefeller Plaza

New York, NY 10021

Call Collect: (212) 632-6717

Part II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.    Indemnification of Directors and Officers

Article 168 of the Articles of Association of Smith & Nephew Group plc and Article 168 of the Articles of Association of Smith & Nephew plc each provide:

“Subject to the provisions of the Acts but without prejudice to any indemnity to which he may otherwise be entitled, every Director, Alternate Director, Secretary or other officer of the Company other than the Auditors shall be indemnified out of the assets of the Company against all costs, charges, expenses, losses, damages and liabilities incurred by him in or about the execution of his duties or the exercise of his powers or otherwise in relation thereto including (without prejudice to the generality of the foregoing) any liability incurred by him in defending any proceedings, whether civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company in which judgment is given in his favor or in which he is acquitted, or which are otherwise disposed of without any finding or admission of material breach of duty on his part or in connection with any application in which relief is granted to him by the court from liability for negligence, default, breach of duty or breach of trust in relation to the affairs of the Company.”

The relevant provisions of the Companies Act 1985 are sections 310 and 727. Section 310 provides:

“(1)    This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise, for exempting any officer of the company or any person (whether an officer or not) employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

(2)    Except as provided by the following subsection, any such provision is void.

(3)    This section does not prevent a company:

(a)    from purchasing and maintaining for any such officer or auditor insurance against any such liability, or

(b)    from indemnifying any such officer or auditor against any liability incurred by him:

(i)    in defending any proceedings (whether civil or criminal) in which judgment is given in his favour or he is acquitted, or

(ii)    in connection with any application under section 144(3) or (4) (acquisition of shares by innocent nominee) or section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court.”

Section 727 provides:

“(1)    If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability on such terms at it thinks fit.

(2)    If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

(3)    Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper.”

Item 21.    Exhibits and Financial Statement Schedules

(a)    Exhibits as required by Item 601 of Regulation S-K

Exhibit No.	Exhibit Description
2.1	Combination Agreement, dated as of March 20, 2003, by and among S&N Group, S&N and Centerpulse (attached as Annex A to the prospectus).

2.2

Transaction Agreement, dated as of March 20, 2003, by and among S&N Group, S&N and InCentive, as amended March 25, 2003 (incorporated by reference to Exhibits 4(a)(iii) and 4(a)(iv) to the Form 20-F of S&N for the year ended December 31, 2002 (File No. 0-19003)).

3.1	Memorandum of Association of S&N Group.

3.2	Articles of Association of S&N Group.

3.3	Memorandum of Association of S&N (incorporated by reference to Exhibit 1(a) to the Form 20-F of S&N for the year ended December 31, 2000 (File No. 0-19003)).

3.4	Articles of Association of S&N (incorporated by reference to Exhibit 1(a) to the Form 20-F of S&N for the year ended December 31, 2001 (File No. 0-19003)).

3.5	Form of Articles of Association of S&N.

3.6	Form of Declaration of S&N Trust.

3.7	Form of Deed of Consultation.

4.1	Form of Amended and Restated Deposit Agreement among S&N Group, S&N, The Bank of New York and Owners and Holders of American Depositary Receipts.

4.2

Form of American Depositary Receipt representing S&N Group’s American Depositary Shares each evidencing the right to receive 10 ordinary shares of 12 1/2p each (included as Exhibit A to Exhibit 4.1 herein).

5.1	Opinion of Ashurst Morris Crisp as to the legality of the shares.

10.1

Credit Agreement, dated as of March 20, 2003, by and among S&N Group, S&N and certain of S&N’s subsidiaries, as borrowers, Smith & Nephew, Inc., as guarantor, Lloyds TSB Capital Markets and The Royal Bank of Scotland plc, as arrangers, the financial institutions listed therein, as original lenders, and The Royal Bank of Scotland, as facility agent (incorporated by reference to Exhibit 2(a) to the Form of 20-F of S&N for the year ended December 31, 2002 (File No. 0-19003)).

10.2	Tender Agreement, dated as of March 20, 2003, by and among S&N Group, S&N and certain InCentive shareholders listed therein.

23.1	Consent of Ashurst Morris Crisp (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

23.3	Consent of BDO Stoy Hayward.

23.4	Consent of PricewaterhouseCoopers AG.

Exhibit No.	Exhibit Description

24.1	Powers of Attorney (included as part of the signature pages).

99.1	Form of Declaration of Acceptance and Assignment.

99.2	Form of Letter of Transmittal.

99.3	Form of Notice of Guaranteed Delivery.

99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.

99.5	Form of Letter from Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees to Clients.

99.6	Tax Guidelines.

99.7	Opinion of Lehman Brothers Inc. (included as Annex B-1 to the prospectus).

99.8	Opinion of UBS Warburg LLC (included as Annex B-2 to the prospectus).

99.9	Opinion of KPMG Fides Peat (included as Annex B-3 to the prospectus).

99.10	Swiss Pre-Announcement, dated March 20, 2003 (incorporated herein by reference to S&N’s Rule 425 filing dated March 20, 2003).

99.11	Press Release of S&N and Centerpulse, dated March 20, 2003 (incorporated herein by reference to S&N’s Rule 425 filing dated March 20, 2003).

99.12	Press Release of S&N and Centerpulse, dated April 16, 2003 (incorporated herein by reference to S&N’s Rule 425 filing dated April 16, 2003).

99.13	Press Release of S&N and Centerpulse, dated April 24, 2003 (incorporated herein by reference to S&N’s Rule 425 filing dated April 24, 2003).

(b)    Financial Statement Schedules

The following financial statement schedule and related report of Ernst & Young LLP, S&N’s independent auditors, is filed as part of this registration statement:

Page
Schedule II Valuation and Qualifying accounts for the years ended December 31, 2002, 2001 and 2000	II-4

REPORT OF INDEPENDENT AUDITORS ON SCHEDULE

We have audited the consolidated financial statements of Smith & Nephew plc as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, and have issued our report thereon dated February 7, 2003, except for Note 36—Subsequent Events, as to which the date is April 16, 2003 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 21(b) of this Registration Statement. This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

ERNST & YOUNG LLP

London, England

February 7, 2003, except for Note 36—Subsequent Events, as to which the date is April 16, 2003.

Schedule II

SMITH & NEPHEW PLC AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS

	Balance at beginning of year	Additions charged to costs and expenses	Exchange differences	Deductions (i)	Balance at end of year
	(£ million)
Year ended December 31, 2002
Provisions for bad and doubtful debts	7.3	0.5	(0.4)	(0.4)	7.0

Year ended December 31, 2001
Provisions for bad and doubtful debts	7.0	1.9	—	(1.6)	7.3

Year ended December 31, 2000
Provisions for bad and doubtful debts	3.9	3.5	0.1	(0.5)	7.0

(i) Represents	the excess of amounts written off over recoveries.

(c)    Reports, Opinions and Appraisals

Opinions of Lehman Brothers Inc., UBS Warburg LLC and KPMG Fides Peat (included as Annex B-1, B-2 and B-3, respectively, to the prospectus).

Item 22.    Undertakings

The undersigned Registrant hereby undertakes:

(1)	that, for purposes of determining any liability under the Securities Act, each filing of S&N’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(2)	to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one US business day of receipt of such requests, and to send the incorporated documents by first class mail or other equally prompt means;

(3)	to arrange or provide for a facility in the UNITED STATES for the purpose of responding to such requests. The undertaking in paragraph (2) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;

(4)	to supply by means of a post-effective amendment all information concerning the transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective; and

(5)	insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Smith & Nephew Group plc has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Geneva, Switzerland, on April 24, 2003.

SMITH & NEPHEW GROUP PLC

By:	/S/ PAUL R. CHAMBERS
Name:	Paul R. Chambers
Title:	Company Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 24, 2003.

KNOW ALL MEN BY THESE PRESENTS, that each director and executive officer of Smith & Nephew Group plc whose signature appears below constitutes and appoints Peter Hooley and James A. Ralston, and each of them, with full power to act without the other, his true and lawful attorneys-in-fact and agents, with full and several power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments and supplements to this amendment to the registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

/S/ DUDLEY G. EUSTACE	/S/ JAMES A. RALSTON
Name: Dudley G. Eustace Director and Chairman	Name: James A. Ralston Authorized US Representative

/S/ CHRISTOPHER J. O’DONNELL	/S/ PETER HOOLEY
Name: Christopher J. O’Donnell Director and Principal Executive Officer	Name: Peter Hooley Director and Principal Financial Officer and Principal Accounting Officer

/S/ DR. ROLF STOMBERG	/S/ DR. PAMELA KIRBY
Name: Dr. Rolf Stomberg Director	Name: Dr. Pamela Kirby Director

/S/ RICHARD DESCHUTTER	/S/ PIERRE-ANDRÉ CHAPATTE
Name: Richard DeSchutter Director	Name: Pierre-André Chapatte Director

/S/ ANTOINE VIDTS
Name: Warren Knowlton Director	Name: Antoine Vidts Director

/S/ BRIAN LARCOMBE Name: Brian Larcombe Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Smith & Nephew plc has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, England, on April 24, 2003.

SMITH & NEPHEW PLC

By: Name: Title:	/S/ PAUL R. CHAMBERS Paul R. Chambers Company Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 24, 2003.

KNOW ALL MEN BY THESE PRESENTS, that each director and executive officer of Smith & Nephew plc whose signature appears below constitutes and appoints Peter Hooley and James A. Ralston, and each of them, with full power to act without the other, his true and lawful attorneys-in-fact and agents, with full and several power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments and supplements to this amendment to the registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

/S/ DUDLEY G. EUSTACE	/S/ JAMES A. RALSTON
Name: Dudley G. Eustace Director and Chairman	Name: James A. Ralston Authorized US Representative

/S/ CHRISTOPHER J. O’DONNELL	/S/ PETER HOOLEY
Name: Christopher J. O’Donnell Director and Principal Executive Officer	Name: Peter Hooley Director and Principal Financial Officer and Principal Accounting Officer

/S/ DR. ROLF STOMBERG	/S/ SIR TIMOTHY LANKESTER
Name: Dr. Rolf Stomberg Director	Name: Sir Timothy Lankester Director

/S/ RICHARD DESCHUTTER	/S/ DR. PAMELA KIRBY
Name: Richard DeSchutter Director	Name: Dr. Pamela Kirby Director

/S/ BRIAN LARCOMBE
Name: Warren Knowlton Director	Name: Brian Larcombe Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Smith & Nephew Common Access Trust has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, England, on April 25, 2003.

SMITH & NEPHEW COMMON ACCESS TRUST By: Smith & Nephew Trustee Limited, as Trustee

By:	/S/ PAUL R. CHAMBERS
Name:	Paul R. Chambers
Title:	Company Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit Description
2.1	Combination Agreement, dated as of March 20, 2003, by and among S&N Group, S&N and Centerpulse (attached as Annex A to the prospectus).

2.2

Transaction Agreement, dated as of March 20, 2003, by and among S&N Group, S&N and InCentive, as amended March 25, 2003 (incorporated by reference to Exhibits 4(a)(iii) and 4(a)(iv) to the Form 20-F of S&N for the year ended December 31, 2002 (File No. 0-19003)).

3.1	Memorandum of Association of S&N Group.

3.2	Articles of Association of S&N Group.

3.3	Memorandum of Association of S&N (incorporated by reference to Exhibit 1(a) to the Form 20-F of S&N for the year ended December 31, 2000 (File No. 0-19003)).

3.4	Articles of Association of S&N (incorporated by reference to Exhibit 1(a) to the Form 20-F of S&N for the year ended December 31, 2001 (File No. 0-19003)).

3.5	Form of Articles of Association of S&N.

3.6	Form of Declaration of S&N Trust.

3.7	Form of Deed of Trust.

4.1	Form of Amended and Restated Deposit Agreement among S&N Group, S&N, The Bank of New York and Owners and Holders of American Depositary Receipts.

4.2

Form of American Depositary Receipt representing S&N Group’s American Depositary Shares each evidencing the right to receive 10 ordinary shares of 12 1/2p each (included as Exhibit A to Exhibit 4.1 herein).

5.1	Opinion of Ashurst Morris Crisp as to the legality of the shares.

10.1

Credit Agreement, dated as of March 20, 2003, by and among S&N Group, S&N and certain of S&N’s subsidiaries, as borrowers, Smith & Nephew, Inc., as guarantor, Lloyds TSB Capital Markets and The Royal Bank of Scotland plc, as arrangers, the financial institutions listed therein, as original lenders, and The Royal Bank of Scotland, as facility agent (incorporated by reference to Exhibit 2(a) to the Form 20-F of S&N for the year ended December 31, 2002 (File No. 0-19003)).

10.2	Tender Agreement, dated as of March 20, 2003, by and among S&N Group, S&N and certain InCentive shareholders listed therein.

23.1	Consent of Ashurst Morris Crisp (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

23.3	Consent of BDO Stoy Hayward.

23.4	Consent of PricewaterhouseCoopers AG.

24.1	Powers of Attorney (included as part of the signature pages).

99.1	Form of Declaration of Acceptance and Assignment.

99.2	Form of Letter of Transmittal.

99.3	Form of Notice of Guaranteed Delivery.

99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.

99.5	Form of Letter from Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees to Clients.

99.6	Tax Guidelines.

99.7	Opinion of Lehman Brothers Inc. (included as Annex B-1 to the prospectus).

99.8	Opinion of UBS Warburg LLC (included as Annex B-2 to the prospectus).

99.9	Opinion of KPMG Fides Peat (included as Annex B-3 to the prospectus).

99.10	Swiss Pre-Announcement, dated March 20, 2003 (incorporated herein by reference to S&N’s Rule 425 filing dated March 20, 2003).

99.11	Press Release of S&N and Centerpulse, dated March 20, 2003 (incorporated herein by reference to S&N’s Rule 425 filing dated March 20, 2003).

99.12	Press Release of S&N and Centerpulse, dated April 16, 2003 (incorporated herein by reference to S&N’s Rule 425 filing dated April 16, 2003).

99.13	Press Release of S&N, dated April 24, 2003 (incorporated herein by reference to S&N’s Rule 425 filing dated April 24, 2003).